FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-228597-06

PROSPECTUS

$1,053,718,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2020-GC46
(Central Index Key number 0001800294)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

German American Capital Corporation

(Central Index Key number 0001541294)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-GC46

The Citigroup Commercial Mortgage Trust 2020-GC46, Commercial Mortgage Pass-Through Certificates, Series 2020-GC46, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in March 2020. The rated final distribution date for the offered certificates is February 2053.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$19,967,000		1.846%	Fixed
Class A-2	$80,787,000		2.708%	Fixed
Class A-4	$175,000,000		2.477%	Fixed
Class A-5	$506,855,000		2.717%	Fixed
Class A-AB	$39,232,000		2.614%	Fixed
Class X-A	$961,261,000	(5)	0.979%	Variable IO(6)
Class A-S	$139,420,000		2.918%	WAC Cap(7)
Class B	$46,962,000		3.150%	WAC Cap(7)
Class C	$45,495,000		3.554%	WAC Cap(7)

You should carefully consider the risk factors beginning on page 63 of this prospectus.

Neither the Series 2020-GC46 offered certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2020-GC46 offered certificates will represent the obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

(Footnotes to table begin on page 3)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Academy Securities, Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 35.7% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 42.9% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 21.4% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about February 26, 2020. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 109.9% of the aggregate principal balance of the offered certificates, plus accrued interest from February 1, 2020, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$1,053,718,000	100%	$1,053,718,000	$136,772.60

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager		Drexel Hamilton Co-Manager
February 13, 2020

CGCMT 2020-GC46 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2020-GC46

Washington
3 properties
$90,458,333
7.4% of total
Utah
1 property
$12,642,500
1.0% of total
Kansas
1 property
$848,684
0.1% of total
Missouri
7 properties
$14,636,908
1.2% of total
Minnesota
1 property
$783,626
0.1% of total
Illinois
5 properties
$17,131,487
1.4% of total
Wisconsin
5 properties
$56,070,700
4.6% of total
Indiana
4 properties
$9,897,371
0.8% of total
Michigan
6 properties
$78,696,053
6.5% of total
Pennsylvania
3 properties
$67,800,000
5.6% of total
New York
16 properties
$385,811,111
31.6% of total
Massachusetts
3 properties
$91,001,462
7.5% of total
Ohio
3 properties
$21,813,348
1.8% of total
Connecticut
2 properties
$1,676,170
0.1% of total
New Jersey
1 property
$1,044,591
0.1% of total
Maryland
2 properties
$1,654,240
0.1% of total
Virginia
1 property
$957,602
0.1% of total
North Carolina
4 properties
$37,882,825
3.1% of total
South Carolina
2 properties
$6,805,556
0.6% of total
Georgia
3 properties
$2,285,819
0.2% of total
Florida
6 properties
$6,958,480
0.6% of total
Kentucky
1 property
$5,171,863
0.4% of total
Alabama
2 properties
$3,621,341
0.3% of total
Tennessee
2 properties
$1,763,158
0.1% of total
Mississippi
1 property
$6,130,943
0.5% of total
Arkansas
9 properties
$26,509,300
2.2% of total
Texas
21 properties
$79,303,041
6.5% of total
Colorado
3 properties
$3,308,480
0.3% of total
Arizona
5 properties
$45,574,181
3.7% of total
California
14 properties
$120,753,070
9.9% of total
Nevada
1 property
$20,000,000
1.6% of total
Oregon
1 property
$1,067,251
0.1% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Mortgaged Properties by Property Type

Self Storage 4.8%
Industrial 3.4%
Hospitality 12.5%
Retail 29.9%
Mixed Use 13.8%
Multifamily 13.9%
Office 21.8%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2020-GC46 certificates, including the non-offered Uncertificated VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$19,967,000		30.000%	1.846%	Fixed	3.06	3/20-12/24
Class A-2	$80,787,000		30.000%	2.708%	Fixed	4.91	12/24-2/25
Class A-4	$175,000,000		30.000%	2.477%	Fixed	9.77	11/29-12/29
Class A-5	$506,855,000		30.000%	2.717%	Fixed	9.84	12/29-2/30
Class A-AB	$39,232,000		30.000%	2.614%	Fixed	7.46	2/25-11/29
Class X-A	$961,261,000	(5)	N/A	0.979%	Variable IO(6)	N/A	N/A
Class A-S	$139,420,000		18.125%	2.918%	WAC Cap(7)	9.97	2/30-2/30
Class B	$46,962,000		14.125%	3.150%	WAC Cap(7)	9.97	2/30-2/30
Class C	$45,495,000		10.250%	3.554%	WAC Cap(7)	9.97	2/30-2/30

Non-Offered Certificates(8)
Class X-B	$92,457,000	(5)	N/A	0.310%	Variable IO(6)	N/A	N/A
Class X-D	$52,833,000	(5)	N/A	1.059%	Variable IO(6)	N/A	N/A
Class X-F	$19,078,000	(5)	N/A	1.059%	Variable IO(6)	N/A	N/A
Class D	$30,819,000		7.625%	2.600%	Fixed	9.97	2/30-2/30
Class E	$22,014,000		5.750%	2.600%	Fixed	9.97	2/30-2/30
Class F	$19,078,000		4.125%	2.600%	Fixed	9.97	2/30-2/30
Class G-RR(9)	$11,741,000		3.125%	3.659%	WAC(10)	9.97	2/30-2/30
Class J-RR(9)	$36,689,490		0.000%	3.659%	WAC(10)	9.97	2/30-2/30
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest(8)
Non-Offered Eligible Vertical Interest	Approximate Initial Combined VRR Interest Balance(1)		Approximate Initial Credit Support(2)	Initial Effective Interest Rate(3)	Effective Interest Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Combined VRR Interest(12)	$46,000,000		N/A(13)	3.659%(14)	WAC(14)	9.34	3/20-2/30

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	“Approximate initial credit support” means, with respect to any class of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates (collectively, the “non-vertically retained principal balance certificates”, and the non-vertically retained principal balance certificates collectively with the Class X certificates (as defined in footnote (5) below) and the Class R certificates, the “non-vertically retained certificates”, and collectively with the Class VRR certificates, the “certificates”), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to the subject class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages shown in the table above do not take into account the Combined VRR Interest (as defined in footnote (12) below). The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A, Class X-B, Class X-D and Class X-F certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F

(6)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The pass-through rates for the Class A-S, Class B and Class C certificates will each generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

(8)	Not offered by this prospectus.

(9)	In partial satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” with respect to this securitization transaction), all of the Class G-RR and Class J-RR certificates (collectively, the “HRR certificates”), with an aggregate fair value representing at least 1.305% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e. all of the certificates (other than the Class R certificates) and the Uncertificated VRR Interest) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” that is to be purchased and retained by Eightfold Real Estate Capital Fund V, L.P., a Delaware limited partnership, or its affiliate, in accordance with the credit risk retention rules applicable to this securitization transaction. “Retaining sponsor,” “ABS interests” and “eligible horizontal residual interest” are as such terms are defined in Regulation RR. See “Credit Risk Retention”.

(10)	The pass-through rates for the Class G-RR and Class J-RR certificates will each generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve-30 day months) as in effect from time to time.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	In partial satisfaction of Citi Real Estate Funding Inc.’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $46,000,000 (the “Combined VRR Interest”), representing at least 3.770% of all of the “ABS interests” (i.e. of the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R Certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” and the “Class VRR Certificates” (each as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest,” “single vertical security” and “ABS interests” are as such terms are defined in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.

(13)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR Certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR and Class R certificates and the Combined VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	11
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	11
Summary of Terms	19
Risk Factors	63
The Offered Certificates May Not Be a Suitable Investment for You	63
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	63
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	63
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	64
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	64
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	69
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	69
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	69
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	69
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	70
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	70
The Volatile Economy, Credit Crisis and Downturn in the Real Estate
Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	70
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	71
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	74
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	75
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	76
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	78
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	78
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	79
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	80
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	80
Historical Information Regarding the Mortgage Loans May Be Limited	81
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	81
Static Pool Data Would Not Be Indicative of the Performance of This Pool	81
Performance of the Offered Certificates Will Be Highly

Dependent on the Performance of Tenants and Tenant Leases	82
A Tenant Concentration May Result in Increased Losses	82
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	83
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	83
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	83
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	84
Early Lease Termination Options May Reduce Cash Flow	84
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	84
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	85
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	85
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	85
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	87
The Types of Properties That Secure the Mortgage Loans Present Special Risks	92
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	108
Changes in Pool Composition Will Change the Nature of Your Investment	111
Tenancies-in-Common May Hinder Recovery	111
Risks Relating to Enforceability of Cross-Collateralization Arrangements	111
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	112
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	112
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	112
Various Other Laws Could Affect the Exercise of Lender’s Rights	113
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	113
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	115
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	116
Appraisals May Not Reflect Current or Future Market Value of Each Property	117
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	118
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	118
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	119
Risks Relating to Tax Credits	119
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	120
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	120
Lending on Condominium Units Creates Risks for Lenders That

Are Not Present When Lending on Non-Condominiums	120
Shared Interest Structures	121
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	121
Risks Related to Zoning Non-Compliance and Use Restrictions	123
Risks Relating to Inspections of Properties	123
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	123
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	124
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	125
Terrorism Insurance May Not Be Available for All Mortgaged Properties	126
Risks Associated with Blanket Insurance Policies or Self-Insurance	127
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	127
The Borrower’s Form of Entity May Cause Special Risks	128
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	130
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	131
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	132
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	132
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	133
Risks Relating to Shari’ah Compliant Loans	133
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	134
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	135
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	137
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	140
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	140
Potential Conflicts of Interest of the Operating Advisor	140
Potential Conflicts of Interest of the Asset Representations Reviewer	141
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	141
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	143
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination	144
Other Potential Conflicts of Interest May Affect Your Investment	144
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	144
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	145
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	146
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	147

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	148
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	148
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	149
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	149
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	149
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	151
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	151
State, Local and Other Tax Considerations	152
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates	153
Sale-Leaseback Transactions Have Special Risks	153
Description of the Mortgage Pool	155
General	155
Certain Calculations and Definitions	157
Statistical Characteristics of the Mortgage Loans	165
Delinquency Information	178
Environmental Considerations	178
Litigation and Other Legal Considerations	183
Redevelopment, Expansion and Renovation	184
Default History, Bankruptcy Issues and Other Proceedings	185
Tenant Issues	187
Insurance Considerations	196
Zoning and Use Restrictions	197
Non-Recourse Carveout Limitations	198
Real Estate and Other Tax Considerations	199
Certain Terms of the Mortgage Loans	200
Additional Indebtedness	212
The Loan Combinations	216
Additional Mortgage Loan Information	262
Transaction Parties	263
The Sponsors and the Mortgage Loan Sellers	263
Compensation of the Sponsors	287
The Depositor	287
The Issuing Entity	288
The Trustee	289
The Certificate Administrator	290
Servicers	292
The Operating Advisor and the Asset Representations Reviewer	308
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	310
Credit Risk Retention	312
Description of the Certificates	323
General	323
Distributions	324
Allocation of Yield Maintenance Charges and Prepayment Premiums	337
Assumed Final Distribution Date; Rated Final Distribution Date	338
Prepayment Interest Shortfalls	339
Subordination; Allocation of Realized Losses	340
Reports to Certificateholders; Certain Available Information	342
Voting Rights	351
Delivery, Form, Transfer and Denomination	352
Certificateholder Communication	355
The Mortgage Loan Purchase Agreements	356
Sale of Mortgage Loans; Mortgage File Delivery	356
Representations and Warranties	361
Cures, Repurchases and Substitutions	361
Dispute Resolution Provisions	364
Asset Review Obligations	365
The Pooling and Servicing Agreement	366
General	366
Certain Considerations Regarding the Outside Serviced Loan Combinations	369
Assignment of the Mortgage Loans	370
Servicing of the Mortgage Loans	371
Subservicing	376
Advances	377
Accounts	381
Withdrawals from the Collection Account	383
Application of Loss of Value Payments	385
Servicing and Other Compensation and Payment of Expenses	385
Application of Penalty Charges and Modification Fees	400
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	401
Appraisal Reduction Amounts	402

Inspections	407
Evidence as to Compliance	408
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	409
Limitation on Liability; Indemnification	409
Servicer Termination Events	413
Rights Upon Servicer Termination Event	414
Waivers of Servicer Termination Events	416
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	416
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	419
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	419
Amendment	421
Realization Upon Mortgage Loans	423
Directing Holder	429
Consulting Parties	436
Operating Advisor	437
Asset Status Reports	444
The Asset Representations Reviewer	445
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	452
Dispute Resolution Provisions	454
Rating Agency Confirmations	457
Termination; Retirement of Certificates	459
Optional Termination; Optional Mortgage Loan Purchase	459
Servicing of the Outside Serviced Mortgage Loans	460
Use of Proceeds	465
Yield, Prepayment and Maturity Considerations	465
Yield	465
Yield on the Class X-A Certificates	468
Weighted Average Life of the Offered Certificates	469
Price/Yield Tables	474
Material Federal Income Tax Consequences	478
General	478
Qualification as a REMIC	478
Status of Offered Certificates	480
Taxation of the Regular Interests	480
Taxes That May Be Imposed on a REMIC	486
Bipartisan Budget Act of 2015	486
Taxation of Certain Foreign Investors	487
FATCA	488
Backup Withholding	488
Information Reporting	488
3.8% Medicare Tax on “Net Investment Income”	488
Reporting Requirements	488
Tax Return Disclosure and Investor List Requirements	489
Certain State, Local and Other Tax Considerations	489
ERISA Considerations	490
General	490
Plan Asset Regulations	491
Prohibited Transaction Exemptions	492
Underwriter Exemption	493
Exempt Plans	495
Insurance Company General Accounts	496
Ineligible Purchasers	496
Further Warnings	496
Consultation with Counsel	497
Tax Exempt Investors	497
Legal Investment	497
Certain Legal Aspects of the Mortgage Loans	498
General	498
Types of Mortgage Instruments	499
Installment Contracts	500
Leases and Rents	500
Personalty	501
Foreclosure	501
Bankruptcy Issues	506
Environmental Considerations	512
Due-On-Sale and Due-On-Encumbrance Provisions	515
Junior Liens; Rights of Holders of Senior Liens	516
Subordinate Financing	516
Default Interest and Limitations on Prepayments	516
Applicability of Usury Laws	517
Americans with Disabilities Act	517
Servicemembers Civil Relief Act	517
Anti-Money Laundering, Economic Sanctions and Bribery	518
Potential Forfeiture of Assets	518
Ratings	519
Plan of Distribution (Underwriter Conflicts of Interest)	521
Incorporation of Certain Information by Reference	522
Where You Can Find More Information	523
Financial Information	523
Legal Matters	523
Index of Certain Defined Terms	524

Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI AND GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■  This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” describes the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

■        In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THE UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE DISTRIBUTED OR DIRECTED UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE

INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA AND THE UNITED KINGDOM

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”) OR IN THE UNITED KINGDOM. FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED (THE INSURANCE DISTRIBUTION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR IN THE UNITED KINGDOM HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UNITED KINGDOM MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UNITED KINGDOM WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTORS”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OR THE UNITED KINGDOM OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UNITED KINGDOM OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS REGULATION” MEANS REGULATION (EU) 2017/1129 (AS AMENDED).

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUER, THE DEPOSITOR NOR ANY INITIAL PURCHASER MAKES ANY

REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA AND THE UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UNITED KINGDOM. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)	A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II;

(B)	A CUSTOMER WITHIN THE MEANING OF THE INSURANCE DISTRIBUTION DIRECTIVE, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)	NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE OFFERED CERTIFICATES.

EUROPEAN RETENTION REQUIREMENTS

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUANCE OF THE CERTIFICATES AND THE UNCERTIFICATED VRR INTEREST IN ACCORDANCE WITH ANY EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS, PROVIDE INFORMATION ALLOWING A PROSPECTIVE INVESTOR TO COMPLY WITH ITS DUE DILIGENCE OBLIGATIONS UNDER THE EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS, OR TAKE ANY OTHER ACTION WHICH MAY BE REQUIRED BY PROSPECTIVE INVESTORS FOR THE PURPOSES OF THEIR COMPLIANCE WITH ANY EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS THAT ARE NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS. FOR ADDITIONAL INFORMATION REGARDING THE EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS, SEE “RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY AND OTHER ASPECTS OF THE OFFERED CERTIFICATES” IN THIS PROSPECTUS.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE

DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED

IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR

RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2020-GC46, Commercial Mortgage Pass-Through Certificates, Series 2020-GC46.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.

Issuing Entity	Citigroup Commercial Mortgage Trust 2020-GC46, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of February 1, 2020, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (19 mortgage loans (31.6%));

●	Goldman Sachs Mortgage Company, a New York limited partnership (16 mortgage loans (30.9%));

●	German American Capital Corporation, a Maryland corporation (9 mortgage loans (19.1%));

●	Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company (1 mortgage loan (9.4%)); and

●	Goldman Sachs Mortgage Company and German American Capital Corporation (1 mortgage loan (9.0%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	19(1)	$385,068,241	31.6%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company	16(2)	376,525,000	30.9
DBR Investments Co. Limited	German American Capital Corporation	9(3)	233,466,250	19.1
Citi Real Estate Funding Inc. and Goldman Sachs Bank USA	Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company(4)	1(4)	115,000,000	9.4
Goldman Sachs Bank USA and DBR Investments Co. Limited	Goldman Sachs Mortgage Company and German American Capital Corporation(5)	1(5)	110,000,000	9.0
	Total	46	$1,220,059,491	100.0%

(1)	Includes the (i) Parkmerced mortgage loan (2.3%), which is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc. and (ii) Bellagio Hotel and Casino mortgage loan (1.6%), which is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association.

(2)	The subject mortgage loans being sold by Goldman Sachs Mortgage Company were originated or co-originated by an affiliate thereof, Goldman Sachs Bank USA, and will be transferred to Goldman Sachs Mortgage Company on or prior to the closing date.

(3)	The subject mortgage loans being sold by German American Capital Corporation were originated or co-originated by an affiliate thereof, DBR Investments Co. Limited, and will be transferred to German American Capital Corporation on or prior to the closing date.

(4)	Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company are co-sponsors with respect to the 650 Madison Avenue mortgage loan (9.4%), which is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A., and is evidenced by four (4) promissory notes: (i) note A-1-4, with an outstanding principal balance of $50,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller; and (ii) notes A-2-2, A-2-5 and A-2-7, with an aggregate outstanding principal balance of $65,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.

(5)	Goldman Sachs Mortgage Company and German American Capital Corporation are co-sponsors with respect to the 1633 Broadway mortgage loan (9.0%). The 1633 Broadway mortgage loan (9.0%) is part of a loan combination that was co-originated by Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association, and is evidenced by three (3) promissory notes: (i) notes A-1-C-1 and A-1-C-5, with an aggregate outstanding principal balance of $82,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; and (ii) note A-2-C-1-A, with an outstanding principal balance of $27,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction

(excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

If any mortgage loan is part of a loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction, but as to which, upon the inclusion of a related controlling pari passu companion loan in a future securitization transaction, the servicing thereof will shift to the servicing agreement governing that future securitization transaction, then such mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations, outside serviced loan combinations and servicing shift loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and

Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	CWCapital Asset Management LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

CWCapital Asset Management LLC was selected to be the initial special servicer by Eightfold Real Estate Capital Fund V, L.P., or its affiliate, which is expected to purchase the Class X-F, Class F, G-RR and Class J-RR certificates. Eightfold Real Estate Capital Fund V, L.P., or its affiliate, may purchase certain other classes of certificates. On the closing date, Eightfold Real Estate Capital Fund V, L.P., or its affiliate, is expected to become the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” and “—Controlling Class

Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association organized under the laws of the United States, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CGCMT 2020-GC46. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2020-GC46, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant

Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owner (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing

Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
650 Madison Avenue	CREFI, GSMC	MAD 2019-650M TSA (12/8/2019)	9.4%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	NAP	Healthcare of Ontario Pension Plan Trust Fund(3)
1633 Broadway	GSMC, GACC	BWAY 2019-1633 TSA (12/20/2019)	9.0%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC(3)
Southcenter Mall	GACC	GSMS 2020-GC45 PSA (1/1/2020)	4.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners II L.P.
CBM Portfolio	GACC	COMM 2020-CBM TSA (2/13/2020)	4.1%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	NAP	NAP(4)
805 Third Avenue	CREFI	CGCMT 2019-C7 PSA (12/1/2019)	3.7%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	BSREF Holdings LLC(3)
The Shoppes at Blackstone Valley	GSMC	COMM 2019-GC44 PSA (12/1/2019)	3.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
90 North Campus	GSMC	GSMS 2020-GC45 PSA (1/1/2020)	2.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners II L.P.
Property Commerce Portfolio	GSMC	GSMS 2020-GC45 PSA (1/1/2020)	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners II L.P.

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
Parkmerced	CREFI	MRCD 2019-PARK TSA (12/19/2019)	2.3%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Western Asset Mortgage Capital Corporation(3)
Bellagio Hotel and Casino	CREFI	BX 2019-OC11 TSA (12/1/2019)	1.6%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	CCPIB Credit Structured North America III, Inc.
405 E 4th Avenue	CREFI	CGCMT 2019-C7 PSA (12/1/2019)	1.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
510 East 14th Street	CREFI	GSMS 2020-GC45 PSA (1/1/2020)	1.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners II L.P.

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.

(3)	The subject loan combination is an AB loan combination or a pari passu-AB loan combination, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject loan combination, which more senior note will thereafter be the controlling note. See “Description of the Mortgage Pool—The Loan Combinations”.

(4)	In connection with the CBM Portfolio Loan Combination, there will be no initial outside controlling class representative; however, an outside controlling class representative may be appointed in the future.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be:

●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and

●	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), if and for so long as such holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);

provided, that with respect to any serviced loan combination, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) the related serviced loan combination is a serviced outside controlled loan combination; (B) there will be no directing holder with respect to an excluded mortgage loan; and (C) with respect to any serviced outside controlled loan combination, the outside controlling noteholder will be the directing holder only if, and for so long as, such holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further, for the avoidance of doubt, with respect to any mortgage loan or loan combination, if none of the controlling class representative or an outside controlling note holder is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced loan combination.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans;

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representative” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

Any serviced loan combination with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class G-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero

(without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class G-RR and Class J-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Eightfold Real Estate Capital Fund V, L.P., a Delaware limited partnership, or its affiliate, is expected, on the closing date, (i) to purchase the Class X-F, Class F, Class G-RR and Class J-RR certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc., (ii) the party selected by Goldman Sachs Bank USA and (iii) the party selected by Deutsche Bank AG, New York Branch. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company and Deutsche Bank AG, New York Branch are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be, each of:

(i)	except with respect to a serviced outside controlled loan combination, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(ii)	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(iii)	with respect to any serviced loan combination that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;

(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event, the operating advisor; and

(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party.

provided, that with respect to any serviced loan combination, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) with respect to any serviced outside controlled loan combination, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced loan combination will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced loan combination.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its due date in February 2020 (or, in the case of any mortgage loan that has its first due date subsequent to February 2020, the date that would have been its due date in February 2020 under the terms thereof if a monthly payment were scheduled to be due in that month).

Closing Date	On or about February 26, 2020.

Distribution Date	The 4th business day following the related determination date of each month, beginning in March 2020.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in March 2020.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in March 2020, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	December 2024
	Class A-2	February 2025
	Class A-4	December 2029
	Class A-5	February 2030
	Class A-AB	November 2029
	Class X-A	February 2030
	Class A-S	February 2030
	Class B	February 2030
	Class C	February 2030

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in February 2053.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of the Uncertificated VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2020-GC46:

●	Class A-1

●	Class A-2

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2020-GC46 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR and Class R certificates and the Class VRR Certificates. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.

The offered certificates, together with the Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR, Class R and Class VRR Certificates, are collectively referred to in this prospectus as the “certificates”. The Class X-A, Class X-B, Class X-D and Class X-F certificates are collectively referred to in this prospectus as the “Class X certificates”). The certificates, exclusive of the Class VRR Certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates.” The non-vertically retained certificates (exclusive of the Class X and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates.” The non-vertically retained principal balance certificates and the Class VRR Certificates are collectively referred to in this prospectus as the “principal balance certificates”. The non-vertically retained certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates.”

B. Certificate Balances or

Notional Amounts

Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A, Class A-S, Class B and Class C certificates) will be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

The pass-through rates with respect to the Class A-S, Class B and Class C certificates will each generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.04125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation

and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
650 Madison Avenue	Outside Serviced	0.00125%	0.25000%	0.50000%	0.50000%
1633 Broadway	Outside Serviced	0.00125%	0.12500%	0.37500%	0.37500%
Southcenter Mall	Outside Serviced	0.00250%	0.25000%	1.00000%	1.00000%
CBM Portfolio	Outside Serviced	0.00125%(3)	0.25000%(3)	0.50000%(3)	0.50000%(3)
805 Third Avenue	Outside Serviced	0.00125%	0.25000%	1.00000%	1.00000%
The Shoppes at Blackstone Valley	Outside Serviced	0.00125%	0.25000%	1.00000%	1.00000%
90 North Campus	Outside Serviced	0.00250%	0.25000%	1.00000%	1.00000%
Property Commerce Portfolio	Outside Serviced	0.01250%	0.25000%	1.00000%	1.00000%
Parkmerced	Outside Serviced	0.00125%	0.25000%	0.25000%	0.25000%
Bellagio Hotel and Casino	Outside Serviced	0.00125%	0.25000%	0.50000%	0.50000%
405 E 4th Avenue	Outside Serviced	0.00125%	0.25000%	1.00000%	1.00000%
510 East 14th Street	Outside Serviced	0.00250%	0.25000%	1.00000%	1.00000%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the related securitization and/or the related co-lender agreement.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00119% per annum with respect to each such mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00020%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owner.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00580% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owner of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined VRR

Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the “vertically retained percentage”; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the “non-vertically retained percentage”.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates: to interest on the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Remaining non-offered certificates (other than the Class VRR Certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained certificates (exclusive of the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the non-vertically retained available funds will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained regular certificates in ascending order (beginning with certain non-vertically retained certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D and Class X-F certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D and Class X-F certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.

**	Other than the Class X-B, Class X-D, Class X-F, Class R and Class VRR Certificates.

Principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the non-vertically retained certificates (other than the Class R certificates) and are required to be further allocated between the classes of such non-vertically retained certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan or successor REO companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 46 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,220,059,491. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 32 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or loan combination by name refer to such mortgage loan or loan combination, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Eighty-nine (89) mortgaged properties (86.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Eight (8) mortgaged properties (1.7%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

Forty-two (42) mortgaged properties (12.3%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee simple interests in the remaining portion of such related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Sixteen (16) mortgage loans (58.1%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
650 Madison Avenue	CREFI, GSMC	$115,000,000	9.4%	$471,800,000	$213,200,000	$800,000,000	Outside Serviced	Pari Passu-AB	N
1633 Broadway	GSMC, GACC	$110,000,000	9.0%	$891,000,000	$249,000,000	$1,250,000,000	Outside Serviced	Pari Passu-AB	N
Southcenter Mall	GACC	$59,000,000	4.8%	$159,000,000	—	$218,000,000	Outside Serviced	Pari Passu	N
CBM Portfolio	GACC	$50,000,000	4.1%	$348,000,000	$286,000,000	$684,000,000	Outside Serviced	Pari Passu-AB	N
Staples Headquarters	GACC	$50,000,000	4.1%	$40,000,000	—	$90,000,000	Serviced	Pari Passu	Y
805 Third Avenue	CREFI	$45,000,000	3.7%	$105,000,000	$125,000,000	$275,000,000	Outside Serviced	Pari Passu-AB	N
The Westin Book Cadillac	CREFI	$45,000,000	3.7%	$32,000,000	—	$77,000,000	Serviced	Pari Passu	Y
The Shoppes at Blackstone Valley	GSMC	$40,000,000	3.3%	$124,000,000	—	$164,000,000	Outside Serviced	Pari Passu	N
White Oak Crossing	GSMC	$32,000,000	2.6%	$31,375,000	—	$63,375,000	Serviced	Pari Passu	Y
90 North Campus	GSMC	$30,000,000	2.5%	$50,000,000	—	$80,000,000	Outside Serviced	Pari Passu	N

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
Property Commerce Portfolio	GSMC	$27,620,000	2.3%	$30,000,000	—	$57,620,000	Outside Serviced	Pari Passu	N
Parkmerced	CREFI	$27,500,000	2.3%	$519,500,000	$953,000,000	$1,500,000,000	Outside Serviced	Pari Passu-AB	N
Midland Atlantic Portfolio	GSMC	$23,000,000	1.9%	$22,000,000	—	$45,000,000	Serviced	Pari Passu	Y
Bellagio Hotel and Casino	CREFI	$20,000,000	1.6%	$1,656,200,000	$1,333,800,000	$3,010,000,000	Outside Serviced	Pari Passu-AB	N
405 E 4th Avenue	CREFI	$20,000,000	1.6%	$42,500,000	—	$62,500,000	Outside Serviced	Pari Passu	N
510 East 14th Street	CREFI	$15,000,000	1.2%	$70,000,000	—	$85,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General”.

The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,220,059,491
Number of Mortgage Loans	46
Number of Mortgaged Properties	139
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$3,150,000 to $115,000,000
Average Cut-off Date Balance	$26,523,032
Range of Mortgage Rates	2.72457% to 4.55000%
Weighted Average Mortgage Rate	3.67278%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	58 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	115 months
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	355 months
Range of remaining amortization terms(2)	240 months to 360 months
Weighted average remaining amortization term(2)	355 months
Range of Cut-off Date LTV Ratios(3)(4)	22.2% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)(4)	54.3%
Range of Maturity Date/ARD LTV Ratios(3)(4)	17.8% to 66.8%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	50.8%
Range of UW NCF DSCR(3)(5)(6)	1.20x to 8.42x
Weighted average UW NCF DSCR(3)(5)(6)	2.83x
Range of Debt Yield on Underwritten NOI(3)(5)(7)	6.9% to 28.3%
Weighted average Debt Yield on Underwritten NOI(3)(5)(7)	11.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	66.4%
Interest Only, then Amortizing Balloon	25.4%
Amortizing Balloon	8.2%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	5.7%
Mortgage Loans with mezzanine debt	8.0%
Mortgage Loans with subordinate debt	30.1%
Mortgage Loans with mezzanine and subordinate debt	2.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.5% and 51.9%, respectively.

(5)	With respect to the Bellagio Hotel and Casino mortgage loan (1.6%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the mortgaged property. The debt service coverage ratio and UW NOI debt yield of the related loan combination, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7) The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

Except for the Parkmerced mortgage loan (2.3%), all of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Parkmerced mortgage loan (2.3%), the related mortgaged property previously secured a $550,000,000 mortgage loan made in 2005, which was transferred into special servicing shortly before its maturity in 2010 and subsequently defaulted at maturity. The loan was subsequently restructured with a maturity date extension in connection with a principal payment of $10,000,000. Such loan was refinanced in 2012 with a mortgage loan in the amount of $450,000,000. The 2012 mortgage loan was repaid in full. As of the origination date of the subject mortgage loan, the previous mortgage loan secured by the mortgaged property was in default due to the borrower’s failure to make the balloon payment on the related maturity date of November 8, 2019. At the time of the default, the borrower was in the process of negotiating the subject mortgage loan, and the servicer of the previous mortgage loan agreed to up to 60 days of forbearance in order for the subject mortgage loan and related mezzanine loan to be originated.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Nine (9) of the mortgaged properties (9.8%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Eleven (11) of the mortgaged properties (5.6%) were acquired 18 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Fifteen (15) of the mortgaged properties (2.3%) are part of a portfolio that was acquired by the borrower over a period of time (in certain cases more than 18 months prior to the cut-off date), and, therefore, have no or limited prior operating history and/or lack historical financial figures and information or the related originator did not take the operating history into account in the underwriting of the related Mortgage Loan.

One (1) of the mortgaged properties (4.1%) is subject to a triple-net lease with the related sole tenant and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

No mortgage loans were originated with any exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest, and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through (i) the acquisition by each of Goldman Sachs Bank USA, an originator, and Deutsche Bank AG, New York Branch, a “majority-owned affiliate” (as defined in Regulation RR) of DBR Investments Co. Limited, an originator, of a portion of the Combined VRR Interest, and (ii) the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction will retain a material net economic interest in the securitization constituted by the issuance of the certificates and the Uncertificated VRR Interest in accordance with the European risk retention and due diligence requirements or to take any other action which may be required by EEA- or United Kingdom- regulated investors for the purposes of their compliance with the European risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation and Intercontinental Exchange | ICE Data Services;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates) and the Uncertificated VRR Interest for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and the owner of the Uncertificated VRR Interest voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or the Uncertificated VRR Interest owner in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

With respect to each of (i) the 650 Madison Avenue mortgage loan, which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company, and (ii) the 1633 Broadway mortgage loan, which is comprised of promissory notes contributed to this securitization by German American Capital Corporation and Goldman Sachs Mortgage Company, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of either such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owner and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) (and, in the case of any loan combination with a subordinate companion loan, if so provided in the related co-lender agreement, any such related subordinate companion loan(s)), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, if so provided in the related co-lender agreement, any related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of the holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB loan combination or pari passu-AB loan combination (except for any such loan combination as to which, and for so long as, the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR and Class J-RR certificates and the Combined VRR Interest as classes of regular interests in the upper-tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment

No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings

The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the offered certificates will depend on the terms of the offered certificates, more particularly:

●	a class of offered certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of offered certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-4 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the offered certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owner, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owner may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See “Description of the Mortgage Pool—The Loan Combinations—The Parkmerced Pari Passu-AB Loan Combination”.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,

●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in the European Union and in the United Kingdom ((the “European Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in Regulation (EU) 2017/2402 (the “Securitization Regulation”) (“Institutional Investors”) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the EU or in the United Kingdom; investment firms (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in the Securitization Regulation requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization determined in accordance with the Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a country other than a member state of the EU or the EEA or the United Kingdom, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear. Prospective investors should make themselves aware of the European Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity will retain a material net economic interest in this securitization in accordance with any European Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the European Risk Retention and Due Diligence Requirements, or to take any other action which may be required by prospective investors for the purposes of their compliance with any European Risk Retention and Due Diligence Requirements. Consequently, the offered certificates may not be a suitable investment for investors that are now or may in the future be subject to any European Risk Retention and Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your offered certificates or the price you may receive upon your sale of your offered certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●	On October 17, 2019, a negotiated withdrawal agreement between the United Kingdom and the EU was endorsed by leaders at a special meeting of the European Counsel, providing for the United Kingdom to leave the EU on January 31, 2020. The negotiated withdrawal agreement also provides for a transition period, which started on January 31, 2020 and will end on December 31, 2020, unless extended by a single decision for up to one or two years. However, the government of the United Kingdom has stated that it will not seek such an extension. The negotiated withdrawal agreement states that, unless otherwise provided in the agreement, EU law is applicable to and in the United Kingdom during the transition period. Accordingly, all references to the EU in the context of the applicability of EU regulations and directives in this prospectus should be interpreted to include the United Kingdom until December 31, 2020.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The case is currently on appeal in the United States Court of Appeals for the Tenth Circuit, and if it is ultimately determined on appeal that the subject mortgage-backed securities are not exempt under Section 304(a)(2) of the TIA, then there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your offered certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party for any such securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.”—CREFI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are retail, office, multifamily, mixed use and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, California, Massachusetts, Washington, Texas, Michigan and Pennsylvania. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loans backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long-term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short-term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long-term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP ACT”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain (see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Multifamily Properties”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	the quality of hospitality property management;

●	ability to convert to alternative uses which may not be readily made;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition, some hospitality properties also operates a casino business at the property, which is subject to a number of risks. See “—Casino Properties” below.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan.

Other factors affecting the economic performance of a casino property include:

●	location, including proximity to or easy access from major population centers;

●	appearance;

●	economic conditions, either local, regional or national, which may limit the amount of disposable income that potential patrons may have for gambling;

●	the existence or construction of competing casinos;

●	dependence on tourism; and

●	local or state governmental regulation.

Competition among major casinos may involve attracting patrons by—

●	providing alternate forms of entertainment, such as performers and sporting events, and

●	offering low-priced or free food and lodging.

Casino owners may expend substantial sums to modernize, refurbish and maintain existing facilities.

Because of their dependence on disposable income of patrons, casino properties are likely to respond quickly to a downturn in the economy.

The ownership, operation, maintenance and/or financing of casino properties is often subject to local or state governmental regulation. A government agency or authority may have jurisdiction over or influence with respect to the foreclosure of a casino property or the bankruptcy of its owner or operator. In some jurisdictions, it may be necessary to receive governmental approval before foreclosing, thereby resulting in substantial delays to a lender. The gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. There can be no assurance that a lender or another purchaser in foreclosure or otherwise will be able to obtain the requisite approvals to continue operating the foreclosed property as a casino.

Any given state or municipality that currently allows legalized gambling could pass legislation banning it.

The loss of a gaming license for any reason would have a material adverse effect on the value of a casino property. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Restaurants and Taverns

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	actions and/or behaviors of staff and management and level of service to customers;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	individual consumer preference for type of food, style of dining and restaurant atmosphere;

●	personal income levels in the applicable community;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain Restaurants May Be Operated Under Franchise Agreements.

Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

If any of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment, then there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

(1)	was insolvent at the time of granting the lien,

(2)	was rendered insolvent by the granting of the lien,

(3)	was left with inadequate capital, or

(4)	was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owner.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Twenty (20) of the mortgaged properties (18.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 18.0%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire September 30, 2020. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, each of Citi Real Estate Funding Inc. (as the retaining sponsor, an expected holder of Class VRR Certificates and an expected initial risk retention consultation party) and Deutsche Bank AG, New York Branch (as an expected holder of Class VRR Certificates and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. In addition, Goldman Sachs Bank USA is an Underwriter Entity that is expected to hold the Uncertificated VRR Interest as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as owner of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an initial risk retention consultation party and an expected holder of Class VRR Certificates, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related loan combination. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable, (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, Goldman Sachs Bank USA, as an originator, and Deutsche Bank AG, New York Branch, as the “majority-owned affiliate” (as defined in Regulation RR) of DBR Investments Co. Limited, an originator, are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company and Deutsche Bank AG, New York Branch are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties

(other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc., Goldman Sachs Bank USA or DBR Investments Co. Limited (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or a group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owner (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation parties or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representative will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class, will not, in the case of any such class, have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced loan combination that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates, and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that any such excluded controlling class holder will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the HRR certificates (collectively, the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class G-RR or Class J-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owner (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or the owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or the Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to the class or person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder, if it is the directing holder, or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled loan combination will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to each of (i) the 650 Madison Avenue mortgage loan (9.4%), which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company, and (ii) the 1633 Broadway mortgage loan (9.0%), which is comprised of promissory notes contributed to this securitization by German American Capital Corporation and Goldman Sachs Mortgage Company, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of either such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company (in the case of the 650 Madison Avenue mortgage loan), or only one of Goldman Sachs Mortgage Company and German American Capital Corporation (in the case of the 1633 Broadway mortgage loan), will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in the applicable subject mortgage loan if there is a breach of any representation or warranty of or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances.  In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owner and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Staples Headquarters mortgaged property (4.1%) and the Bellagio Hotel and Casino mortgaged property (1.6%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. During the period a bankruptcy court considers whether there are grounds to recharacterize a lease as a financing, delays in the payments of rent, and therefore of loan payments, may occur. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any sale-leaseback transaction identified above could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated VRR Interest will be Citigroup Commercial Mortgage Trust 2020-GC46 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 46 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $1,220,059,491 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in February 2020 (or, in the case of any Mortgage Loan that has its first due date subsequent to February 2020, the date that would have been its due date in February 2020 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial or multifamily property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Sixteen (16) of the Mortgage Loans (collectively, 58.1%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage

Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	19(1) (the “CREFI Mortgage Loans”)	$385,068,241	31.6%
Goldman Sachs Mortgage Company (“GSMC”)	16(1) (the “GSMC Mortgage Loans”)	376,525,000	30.9
German American Capital Corporation (“GACC”)	9(1) (the “GACC Mortgage Loans”)	233,466,250	19.1
Citi Real Estate Funding Inc. / Goldman Sachs Mortgage Company(2)	1	115,000,000	9.4
Goldman Sachs Mortgage Company / German American Capital Corporation(3)	1	110,000,000	9.0
Total	46	$1,220,059,491	100.0%

(1)	Regarding (i) the 650 Madison Avenue Mortgage Loan, (x) although the number (19) of CREFI Mortgage Loans does not take into account the CREFI 650 Madison Avenue Note (as defined below), references (without regard to such number) to the “CREFI Mortgage Loans” throughout this prospectus are intended to include the CREFI 650 Madison Avenue Note, and (y) although the number (16) of GSMC Mortgage Loans does not take into account the GSMC 650 Madison Avenue Notes (as defined below), references (without regard to such number) to the “GSMC Mortgage Loans” throughout this prospectus are intended to include the GSMC 650 Madison Avenue Notes and (ii) the 1633 Broadway Mortgage Loan, (x) although the number (9) of GACC Mortgage Loans does not take into account the GACC 1633 Broadway Note (as defined below), references (without regard to such number) to the “GACC Mortgage Loans” throughout this prospectus are intended to include the GACC 1633 Broadway Note, and (y) although the number of (16) GSMC Mortgage Loans does not take into account the GSMC 1633 Broadway Notes (as defined below), references (without regard to such number) to the “GSMC Mortgage Loans” throughout this prospectus are intended to include the GSMC 1633 Broadway Notes.

(2)	The 650 Madison Avenue Mortgage Loan (9.4%) is part of a Loan Combination that was co-originated by Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A., and is evidenced by four (4) promissory notes: (i) note A-1-4, with an outstanding principal balance of $50,000,000 as of the Cut-off Date, as to which Citi Real Estate Funding Inc. is acting as Mortgage Loan Seller (the “CREFI 650 Madison Avenue Note”); and (ii) notes A-2-2, A-2-5 and A-2-7, with an aggregate outstanding principal balance of $65,000,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller (the “GSMC 650 Madison Avenue Notes”).

(3)	The 1633 Broadway Mortgage Loan (9.0%) is part of a Loan Combination that was co-originated by Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association, and is evidenced by three (3) promissory notes: (i) notes A-1-C-1 and A-1-C-5, with an aggregate outstanding principal balance of $82,500,000 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller (the “GSMC 1633 Broadway Notes”; and (ii) note A-2-C-1-A, with an outstanding principal balance of $27,500,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller (the “GACC 1633 Broadway Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	19(1)	$385,068,241	31.6%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company	16(2)	376,525,000	30.9
DBR Investments Co. Limited	German American Capital Corporation	9(3)	233,466,250	19.1
Citi Real Estate Funding Inc. and Goldman Sachs Bank USA	Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company(4)	1(4)	115,000,000	9.4
Goldman Sachs Bank USA and DBR Investments Co. Limited	Goldman Sachs Mortgage Company and German American Capital Corporation(5)	1(5)	110,000,000	9.0
	Total	46	$1,220,059,491	100.0%

(1)	Includes the (i) Parkmerced mortgage loan (2.3%), which is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc. and (ii) Bellagio Hotel and Casino mortgage loan (1.6%), which is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association.

(2)	The subject Mortgage Loans being sold by Goldman Sachs Mortgage Company were originated or co-originated by an affiliate thereof, Goldman Sachs Bank USA, and will be transferred to Goldman Sachs Mortgage Company on or prior to the Closing Date.

(3)	The subject Mortgage Loans being sold by German American Capital Corporation were originated or co-originated by an affiliate thereof, DBR Investments Co. Limited, and will be transferred to German American Capital Corporation on or prior to the Closing Date.

(4)	Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company are co-sponsors with respect to the 650 Madison Avenue Mortgage Loan (9.4%). The 650 Madison Avenue Mortgage Loan (9.4%) is part of a Loan Combination that was co-originated by Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A., and is evidenced by four (4) promissory notes: (i) note A-1-4, with an outstanding principal balance of $50,000,000 as of the Cut-off Date, as to which Citi Real Estate Funding Inc. is acting as Mortgage Loan Seller; and (ii) notes A-2-2, A-2-5 and A-2-7, with an aggregate outstanding principal balance of $65,000,000 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller.

(5)	Goldman Sachs Mortgage Company and German American Capital Corporation are co-sponsors with respect to the 1633 Broadway Mortgage Loan (9.0%). The 1633 Broadway Mortgage Loan (9.0%) is part of a Loan Combination that was co-originated by Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association, and is evidenced by three (3) promissory notes: (i) notes A-1-C-1 and A-1-C-5, with an aggregate outstanding principal balance of $82,500,000 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller; and (ii) note A-2-C-1-A, with an outstanding principal balance of $27,500,000 as of the Cut-off Date, as to which German American Capital Corporation is acting as Mortgage Loan Seller.

CREFI, Goldman Sachs Bank USA and DBR Investments Co. Limited are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GSMC and GACC (collectively, the “Sponsors”) on or about February 26, 2020 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 650 Madison Avenue Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 650 Madison Avenue Mortgage Loan or the 650 Madison Avenue Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a 650 Madison Avenue Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged

Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, 650 Madison Avenue) is combined with any Loan Combination-related defined term (for example, 650 Madison Avenue Companion Loan Holder), reference is being made to such combined term (for example, “650 Madison Avenue Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2020 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to February 2020, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2020); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than 7 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions):

●	With respect to the 650 Madison Avenue Mortgage Loan (9.4%), the Appraised Value of $1,210,000,000 represents the “Hypothetical As Is” appraised value as of October 31, 2019, which assumes that the Mortgaged Property will have in place reserves of around approximately $10,000,000 at closing. At origination of the Mortgage Loan, approximately $9,500,000 was reserved. The “as-is” appraised value of the Mortgaged Property as of October 31, 2019 was $1,200,000,000.

●	With respect to the 1633 Broadway Mortgage Loan (9.0%), the “as-is” appraised value of $2,400,000,000 as of October 24, 2019 includes the extraordinary assumption that the owner has provided a $55,980,670 capital expenditure budget, which was utilized to estimate the value set forth in the appraisal. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and there can be no assurance that they will be made.

●	With respect to the Superior Storage Portfolio Mortgage Loan (4.5%), the Appraised Value of $88,700,000 represents the “As Portfolio” appraised value, which includes a portfolio premium of 10.2%. The aggregate of the individual “as-is” appraised values of the Mortgaged Properties as of December 5-9, 2019 was $80,500,000.

●	With respect to the CBM Portfolio Mortgage Loan (4.1%), the Appraised Value of $1,184,500,000 represents the aggregate “as complete” value of the Mortgaged Properties as of November 1, 2020, which assumes the completion of planned renovations at the Mortgaged Properties. At origination, $99,000,000 was reserved for completion of planned renovations. The aggregate “as-is” portfolio appraised value of the Mortgaged Properties, which includes a portfolio premium, was $980,000,000 as of November 1, 2019. The aggregate “as-is” appraised value of the Mortgaged Properties, valued as individual assets as of November 1, 2019, was $930,000,000 (which would result in a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 42.8%).

●	With respect to the Property Commerce Portfolio Mortgage Loan (2.3%), the Appraised Value of $100,230,000 represents the “As Portfolio” appraised value, which includes a portfolio premium of 3.8%. The aggregate of the individual “as-is” appraised values of the Mortgaged Properties as of October 21-29, 2019 was $96,580,000.

●	With respect to the Grafton Commons Mortgage Loan (2.3%), the Appraised Value of $37,800,000 represents the “Prospective Market Value” appraised value, which assumes that TJ Maxx and Five Below take occupancy of their respective premises by April 1, 2020. See “—Redevelopment, Expansion and Renovation”. The “as-is” appraised value of the Mortgaged Property as of September 24, 2019 is $34,500,000.

●	With respect to the Parkmerced Mortgage Loan (2.3%), the Appraised Value reflects the “as-is value inclusive of development rights (excluding all of Phase 1)” appraised value as of September 3, 2019, which consists of the as-is value (excluding Phase 1) of $1,741,000,000 and the as-is value of development rights (excluding Phase 1) of $369,000,000. Phase 1 consists of 56 units that are not part of the collateral for the related Mortgage Loan. The hypothetical “as-is value at market rent (excluding tower and renovation and development rights)”of the Mortgaged Property as of September 3, 2019, was $2,036,000,000.

●	With respect to the HGI Fontana Mortgage Loan (1.1%), the Appraised Value of $21,300,000 represents the prospective market value upon completion as of December 1, 2020, which assumes $860,000 of capital improvements are completed at the related Mortgaged Property and result in a higher future net income. At origination approximately $860,000 was reserved for such renovations. The “as-is” appraised value of the Mortgaged Property as of November 21, 2019 is $19,700,000.

●	With respect to the Four Points Tucson Mortgage Loan (0.8%), the Appraised Value of $15,500,000 representing the "As Complete" value as of January 1, 2021, which assumes completion of a PIP estimated to cost approximately $2,400,000. The Appraised Value (“As-Is”) as of November 18, 2019 is $12,500,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
650 Madison Avenue	9.4%	48.5%	$1,210,000,000	48.9%	$1,200,000,000
Superior Storage Portfolio	4.5%	62.0%	$88,700,000	68.3%	$80,500,000
CBM Portfolio	4.1%	33.6%	$1,184,500,000	40.6%	$980,000,000
Property Commerce Portfolio	2.3%	57.5%	$100,230,000	59.7%	$96,580,000
Grafton Commons	2.3%	73.0%	$37,800,000	79.9%	$34,500,000
Parkmerced	2.3%	25.9%	$2,110,000,000	31.4%	$1,741,000,000
HGI Fontana	1.1%	64.6%	$21,300,000	69.8%	$19,700,000
Four Points Tucson	0.8%	65.2%	$15,500,000	80.8%	$12,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Loan Combination, based only on the master lease rent, is 8.1%;

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Loan Combination, based only on the master lease rent, is 8.1%;

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt service coverage ratio of the related Loan Combination, based only on the master lease rent, is 2.19x;

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
650 Madison Avenue	9.4%	48.5%	$1,210,000,000	48.9%	$1,200,000,000
Superior Storage Portfolio	4.5%	62.0%	$88,700,000	68.3%	$80,500,000
CBM Portfolio	4.1%	33.6%	$1,184,500,000	40.6%	$980,000,000(2)
Property Commerce Portfolio	2.3%	57.5%	$100,230,000	59.7%	$96,580,000
Grafton Commons	2.3%	61.3%	$37,800,000	67.1%	$34,500,000
Parkmerced	2.3%	25.9%	$2,110,000,000	31.4%	$1,741,000,000
HGI Fontana	1.1%	54.9%	$21,300,000	59.4%	$19,700,000
Four Points Tucson	0.8%	52.2%	$15,500,000	64.7%	$12,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of retail, office, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the 650 Madison Avenue Mortgage Loan (9.4%), the 1633 Broadway Mortgage Loan (9.0%) and the Southcenter Mall Mortgage Loan (4.8%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the 650 Madison Avenue

Mortgage Loan (9.4%), the 1633 Broadway Mortgage Loan (9.0%) and the Southcenter Mall Mortgage Loan (4.8%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units” and “Rooms” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,220,059,491
Number of Mortgage Loans	46
Number of Mortgaged Properties	139
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$3,150,000 to $115,000,000
Average Cut-off Date Balance	$26,523,032
Range of Mortgage Rates	2.72457% to 4.55000%
Weighted Average Mortgage Rate	3.67278%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	58 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	115 months
Range of original amortization terms(2)	240 months to 360 months

All Mortgage Loans
Weighted average original amortization term(2)	355 months
Range of remaining amortization terms(2)	240 months to 360 months
Weighted average remaining amortization term(2)	355 months
Range of Cut-off Date LTV Ratios(3)(4)	22.2% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)(4)	54.3%
Range of Maturity Date/ARD LTV Ratios(3)(4)	17.8% to 66.8%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	50.8%
Range of UW NCF DSCR(3)(5)(6)	1.20x to 8.42x
Weighted average UW NCF DSCR(3)(5)(6)	2.83x
Range of Debt Yield on Underwritten NOI(3)(5)(7)	6.9% to 28.3%
Weighted average Debt Yield on Underwritten NOI(3)(5)(7)	11.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	66.4%
Interest Only, then Amortizing Balloon	25.4%
Amortizing Balloon	8.2%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	5.7%
Mortgage Loans with mezzanine debt	5.7%
Mortgage Loans with subordinate debt	30.1%
Mortgage Loans with mezzanine and subordinate debt	2.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include any Mortgage Loan that pays interest-only until its maturity date or anticipated repayment date.

(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the Cut-off Date Balance or balloon balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.5% and 51.9%, respectively.

(5)	With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios and debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt service coverage ratio and UW NOI debt yield of the related Loan Combination, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the annual debt service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 23 Mortgage Loans (66.4%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 13 Mortgage Loans (25.4%) that pay interest-only for a portion of their respective terms and 10 Mortgage Loans (8.2%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance
Retail	32	$364,618,241	29.9%
Anchored	17	243,826,413	20.0
Super Regional Mall	1	59,000,000	4.8
Unanchored	6	52,200,175	4.3
Shadow Anchored	8	9,591,652	0.8
Office	6	$266,300,000	21.8%
CBD	2	155,000,000	12.7
Suburban	4	111,300,000	9.1
Multifamily	16	$169,142,500	13.9%
Mid Rise	10	101,842,500	8.3
Garden	5	39,800,000	3.3
High-Rise/Townhome	1	27,500,000	2.3
Mixed Use	5	$167,800,000	13.8%
Office/Retail	2	122,800,000	10.1
Multifamily/Retail	2	25,000,000	2.0
Office/Multifamily	1	20,000,000	1.6
Hospitality	58	$153,100,000	12.5%
Full Service	3	75,100,000	6.2
Limited Service	54	69,500,000	5.7
Extended Stay	1	8,500,000	0.7
Self Storage	15	$58,150,000	4.8%
Industrial	7	$40,948,750	3.4%
Flex	6	29,473,750	2.4
Warehouse/Distribution	1	11,475,000	0.9
Total	139	$1,220,059,491	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Retail Properties

Thirty-two (32) retail properties (29.9%) secure, in whole or in part, thirteen (13) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the Southcenter Mall Mortgage Loan (4.8%), JCPenney and Sears are anchor tenants at the related Mortgaged Property. Certain of the tenant leases at the related Mortgaged Property permit tenants to terminate their leases and/or abate or reduce rent if JCPenney and/or Sears terminate their respective leases or go dark. We cannot assure you that JCPenney or Sears will not continue to report earnings losses or otherwise exhibit signs of financial distress or that their stores will remain open for business. We further cannot assure you that the closing of any other JCPenney or Sears stores will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

With respect to The Shoppes at Blackstone Valley Mortgage Loan (3.3%), provided that no event of default is continuing, the borrower is permitted to enter into up to two long-term ground leases with a third party (which may be an affiliate of the borrower) with respect to certain parcels of the Mortgaged Property (three of which are currently occupied by major tenants and one of which is currently parking space that could be developed in the future). In connection with any such ground lease, the borrower is required to provide a REMIC opinion and obtain rating agency confirmation.

Office Properties

Six (6) office properties (21.8%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

Hospitality Properties

Fifty-eight (58) hospitality properties (12.5%) secure, in whole or in part, seven (7) of the Mortgage Loans. Fifty-seven (57) of the hospitality properties (10.9%) are flagged hotels that are affiliated with a franchise or operated under a flag provided by a hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property is unflagged.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
CBM Portfolio(2)	$50,000,000	4.1%	12/31/2025(3)	2/6/2025
The Westin Book Cadillac	$45,000,000	3.7%	12/31/2032	2/1/2030
HGI Fontana	$13,750,000	1.1%	2/2/2027	2/6/2030
Four Points Tucson	$10,100,000	0.8%	10/14/2031	2/6/2030
Homewood Suites Novi	$8,500,000	0.7%	10/31/2036	2/6/2030
Tru Hotel Sterling Heights	$5,750,000	0.5%	5/31/2038	2/6/2030

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

(2)	All of the related Mortgaged Properties are Courtyard by Marriott hotels and operated under a single management agreement with Courtyard Management Corporation. The management agreement requires the manager to use the Courtyard by Marriott trademark (the exclusive property of Marriott International, Inc. and its affiliates) in operating the Mortgaged Properties, subject to the right of the manager to change the names of the Mortgaged Properties if the Courtyard by Marriott hotel system is changed. The borrowers have no license or other interest in the trademark or any other intellectual property associated with the “Courtyard,” “Courtyard by Marriott,” “Marriott Courtyard” or successor trade name system.

(3)	The management agreement will be automatically renewed for all of the CBM Portfolio Mortgaged Properties for 2 successive periods of 10 years each, unless the manager, at its sole option, gives prior written notice to CBM Two Hotels LP of its election not to renew at least 300 days prior to expiration of the then-current term. The manager also has the option to elect not to renew as to any individual CBM Portfolio Mortgaged Property that does not meet the then-current operational standards, physical standards and technology standards which are generally prevailing or are in the process of being implemented at other hotels in the “Courtyard,” “Courtyard by Marriott,” “Marriott Courtyard” or successor trade name system, provided manager has given the same 300 days prior written notice.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager program requirements. See “—Redevelopment, Expansion and Renovation” below.

With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property consists of a resort and casino and, as of the trailing twelve months ended September 30, 2019, approximately 29.6% of underwritten revenues were from gaming, approximately 28.4% of underwritten revenues were from hotel rooms, approximately 24.7% of underwritten revenues were from food and beverage sales, approximately 9.0% were from entertainment and approximately 8.3% from other sources.

With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property is master leased by the borrower to a single tenant, which is a subsidiary of the former owner of such Mortgaged Property, pursuant to a sale-leaseback transaction. The master tenant owns a 5% interest in the related borrower. The former owner (and parent of the master tenant) guarantees the payment and performance of all monetary obligations and certain other obligations of the tenant under the master lease. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. However, debt service coverage ratios and debt yields for such Mortgage Loan set forth in this prospectus are not based on the master lease rent, but are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. Due to the need to find a tenant with the ability to obtain a gaming license and manage the various different operations at the Mortgaged Property, if the master tenant were to fail to comply with the terms of the master lease or with gaming licenses, the borrower may be unable to locate a suitable tenant at comparable rental rates or at all. The master tenant is not a bankruptcy remote entity. A bankruptcy of the master tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrower’s rental revenue and materially and adversely affect the borrower. In addition, it is possible that a bankruptcy court could recharacterize the master lease transaction as a lending transaction, which would cause the borrower to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Risk Factors—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “Risk Factors—Sale-Leaseback Transactions Have Special Risks.”

With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the master lease permits the master tenant to incur loans secured by its leasehold interest. The leasehold lender will have certain rights to cure a master lease event of default, to have certain non-curable events of default waived, and to obtain a new lease, which may potentially impede the exercise of the mortgage lender’s remedies upon a foreclosure.

With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related Mortgaged Property competes with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the Mortgaged Property, and may have greater name recognition and financial and marketing resources than such Mortgaged Property, some of which may be operated by affiliates of the master tenant of such Mortgaged Property.

In addition, with respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), upon a casualty at the related Mortgaged Property, even if there is an event of default under the mortgage loan, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the Mortgaged Property to the master tenant so long as it satisfies the conditions in the master lease. Even if there is an event of default under the Mortgage Loan, so long as there is no uncured master lease event of default, the master tenant will continue to have certain rights, including the rights to receive disbursements from alteration deposits, contest taxes or other charges or make permitted transfers.

With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the collateral includes the collateral assignment of the rights of the borrower in various intellectual property rights related to the name “Bellagio” and stylized “B”. Not all such intellectual property is registered, and such intellectual property is subject to the risks to hospitality brand intellectual property identified under “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties” and “—Casino Properties”.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The HGI Fontana Mortgage Loan (1.1%) requires a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below: See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
The Westin Book Cadillac	3.7%	26.6%
Bellagio Hotel and Casino	1.6%	24.7%
Four Points Tucson	0.8%	20.2%

Multifamily Properties

Sixteen (16) multifamily properties (13.9%) secure, in whole or in part, ten (10) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk

Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the 405 E 4th Avenue Mortgage Loan (1.6%), 2 of the residential units are rent-stabilized, and the remaining 13 residential units are market-rate units.

With respect to each of the Worthington Crossing One Mortgage Loan (1.4%) and the Walnut Manor and Fox Brooks Apartments Mortgage Loan (0.5%), all of the related units at the Mortgaged Property are rented under month-to-month leases.

With respect to the Worthington Crossing One Mortgage Loan (1.4%), the borrower sponsor is currently constructing additional units in the same development that are not collateral for the Mortgage Loan.

With respect to the Parkmerced Mortgage Loan (2.3%), all of the existing residential units at the related Mortgaged Property are governed by the San Francisco Rent Control Ordinance, which provides that the annual allowable increase in rent will become effective March 1 of each year, and will be no more than 60% of the percentage increase in the Consumer Price Index for All Urban Consumers in the San Francisco-Oakland-San Jose region. Upon a tenant’s vacating its leased unit, the San Francisco Rent Control Ordinance allows for decontrol of the unit and rent can be raised to market levels. Additionally, approximately 12.5% of the units at the Mortgaged Property are currently rented to tenants that rely on rent subsidies under various government funded programs, such as the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development. Generally, a tenant receiving such subsidy or assistance must regularly meet certain income requirements. Further, approximately 16.4% of the units at the Mortgaged Property are occupied by tenants that are students.

With respect to the Seaman Ave Multifamily Portfolio Mortgage Loan (1.6%), 33 of the residential units at the 133-139 Seaman Avenue Mortgaged Property are rent stabilized, 2 units are rent controlled and 8 units are deregulated. The 30 Seaman Avenue Mortgaged Property contains 74 rent stabilized residential units, and there is 1 other unit at the 30 Seaman Avenue Mortgaged Property that is not rent stabilized.

With respect to the 333 Ovington Avenue Mortgage Loan (1.3%), 118 units are rent controlled.

With respect to The Pointe NYC Mortgage Loan (1.3%), all 45 residential units at the related Mortgaged Property are rent stabilized and are expected to remain so during the term of the current 421-a tax abatement, which expires in the 2032-2033 tax year. Accordingly, rent increases will be subject to limitations set by the New York City Rent Guidelines Board.

With respect to the 510 East 14th Street Mortgage Loan (1.2%), in connection with a 421-a tax abatement, 50 of the 160 residential units at the related Mortgaged Property are reserved for affordable housing. See “—Real Estate and Other Tax Considerations” below.

With respect to the 243 West 54th Street Mortgage Loan (0.8%), 5 of the residential units at the Mortgaged Property are rent stabilized. The Mortgaged Property contains 14 total residential units; the other 9 are rented at market rents.

Mixed Use Properties

Five (5) mixed use properties (13.8%) secure, in whole or in part, five (5) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, multifamily, and/or other components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Industrial Properties

Seven (7) industrial properties (3.4%) secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Self Storage Properties

Fifteen (15) self storage properties (4.8%) secure, in whole or in part, two (2) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	1	2.7%
Theater(2)	3	10.7%
Grocery(3)	3	10.0%
Entertainment Venue: Arcade, Bowling Alley, Trampoline Park or mini golf course(4)	1	4.8%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(5)	1	9.4%
Gym, fitness center, spa, salon, pool or health club(6)	1	2.7%

(1)	Includes the following Mortgaged Properties: 1025-1075 Brokaw Road

(2)	Includes the following Mortgaged Properties: Southcenter Mall, The Shoppes at Blackstone Valley and Manor Shopping Center

(3)	Includes the following Mortgaged Properties: Southcenter Mall, White Oak Crossing and Manor Shopping Center

(4)	Includes the Southcenter Mall Mortgaged Property

(5)	Includes the 650 Madison Avenue Mortgaged Property

(6)	Includes the 1025-1075 Brokaw Road Mortgaged Property

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the White Oak Crossing Mortgage Loan (2.6%), the related Mortgaged Property has a gas station on site.

With respect to the Property Commerce Portfolio – Rayford Square Mortgaged Property (0.4%), a tenant operates an automobile repair shop on site.

With respect to the Property Commerce Portfolio – Spring Town Center Mortgaged Property (0.4%), a tenant operates an on-site dry cleaner.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$115,000,000	9.4%
Five (5) Largest Mortgage Loans	$389,000,000	31.9%
Ten (10) Largest Mortgage Loans	$607,000,000	49.8%
Largest Related-Borrower Concentration(1)	$14,250,000	1.2%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.0% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Superior Storage Portfolio	$55,000,000	4.5%
CBM Portfolio	$50,000,000	4.1%
Brooklyn Multifamily Portfolio	$38,000,000	3.1%
Property Commerce Portfolio	$27,620,000	2.3%
Midland Atlantic Portfolio	$23,000,000	1.9%
Seaman Ave Multifamily Portfolio	$19,000,000	1.6%
St. Louis Industrial Portfolio	$12,873,750	1.1%
Walnut Manor and Fox Brook Apartments	$6,600,000	0.5%
FL Self Storage Portfolio	$3,150,000	0.3%
Grand Total	$235,243,750	19.3%

One (1) group of Mortgage Loans (1.2%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Homewood Suites Novi	$8,500,000	0.7%
Tru Hotel Sterling Heights	$5,750,000	0.5%
Total for Group 1:	$14,250,000	1.2%

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	16	$385,811,111	31.6%
California	14	$120,753,070	9.9%
Massachusetts	3	$91,001,462	7.5%
Washington	3	$90,458,333	7.4%
Texas	21	$79,303,041	6.5%
Michigan	6	$78,696,053	6.5%
Pennsylvania	3	$67,800,000	5.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Texas, Georgia, North Carolina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, Massachusetts, Texas, Michigan, Wisconsin, North Carolina, Florida, South Carolina, Mississippi, Alabama, Georgia, Connecticut, New Jersey, Virginia and Minnesota, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes affecting states along the Atlantic Coast and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Twenty (20) Mortgaged Properties (18.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no other Mortgaged Property has a probable maximum loss greater than 18.0%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Nine (9) of the Mortgaged Properties (9.8%), namely, the 405 E 4th Avenue Mortgaged Property, the Worthington Crossing One Mortgaged Property, the Hanna Business Park Mortgaged Property, The Pointe NYC Mortgaged Property, the 510 East 14th Street Mortgaged Property, the Salt Flat Apartments Mortgaged Property, the Homewood Suites Novi Mortgaged Property, the 240 West Chapman Avenue Mortgaged Property and the Tru Hotel Sterling Heights Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Eleven (11) of the Mortgaged Properties (5.6%), namely, the Superior Storage Portfolio – Trafalgar Road, – Robinson Avenue, – Oak Street, – Joyce Boulevard, – Pleasant Street 1, – Airport Boulevard, – Pleasant Street 2, – Walton Boulevard and – Shady Grove Mortgaged Properties, the 90 North Campus Mortgaged Property and the 2000 Composite Drive Mortgaged Property, were acquired 18 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Fifteen (15) of the Mortgaged Properties (2.3%), namely, the Property Commerce Portfolio Mortgaged Properties, are part of a portfolio that was acquired by the borrower over a period of time (in certain cases more than 18 months prior to the Cut-off Date), and, therefore, have no or limited prior operating history and/or lack historical financial figures and information or the related originator did not take the operating history into account in the underwriting of the related Mortgage Loan.

One (1) of the mortgaged properties (4.1%), namely, the Staples Headquarters Mortgaged Property is subject to a triple-net lease with the related sole tenant and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Whiteland Towne Center Mortgage Loan (3.0%), the White Oak Crossing Mortgage Loan (2.6%) and the Walnut Manor and Fox Brooks Apartments Mortgage Loan (0.5%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loans

The 90 North Campus Mortgage Loan (2.5%)is structured as a Shari’ah compliant loan. The borrower leases the entire Mortgaged Property to a single-purpose master lessee (a “Master Tenant”). The Master Tenant operates the applicable Mortgaged Property in accordance with the terms of a master lease. Each Master Tenant in turn sub-leases each applicable Mortgaged Property to an operating company (the “Operating Company”), which in turn leases the applicable Mortgaged Property to the end-user tenant. The Operating Company operates the Mortgaged Property in accordance with the terms of the sub-lease. The master lease and the sub-lease are subordinate to the Mortgage Loan Documents. The Operating Company entered into an Assignment of Leases and Returns with respect to each Mortgaged Property in favor of the applicable Master Tenant, which document collaterally assigns the rights to collect such rents (upon a default under the sub-lease) to the applicable Master Tenant. Each Master Tenant in turn entered into an Assignment of Leases and Rents with respect to each Mortgaged Property in favor of each applicable Mortgagor, which document collaterally assigns the rights to collect such rents (upon a default under the master lease) to the applicable Mortgagor. Each Mortgagor then collaterally assigned this document to the Mortgagee as security for the Mortgage Loan. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari'ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

Condominium Interests and Other Shared Interests

Four (4) Mortgage Loans (6.5%), namely, The Westin Book Cadillac Mortgage Loan (3.7%), the 510 East 14th Street Mortgage Loan (1.2%), the 1000 West Washington Mortgage Loan (1.1%), and the Tru Hotel Sterling Heights Mortgage Loan (0.5%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to the Tru Hotel Sterling Heights Mortgage Loan (0.5%), the Mortgaged Property is subject to a condominium regime, in which the related borrower has a 25% voting interest. The related borrower does not have the power to control the related condominium.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s).

With respect to the 650 Madison Avenue Mortgage Loan (9.4%), the related borrower has the right to convert the entire Mortgaged Property to a commercial condominium form of ownership (such conversion, a “Condominium Conversion”), after which the entirety of the resulting condominium will constitute collateral for the Mortgage Loan, provided that, among other conditions (i) the resulting condominium regime consists exclusively of the three condominium units (collectively, the “Condominium Units”, and each, a “Condominium Unit”) identified in the Mortgage Loan documents, (ii) no event of default is continuing on the date the lender receives notice from the borrower of the Condominium Conversion or on the date of the consummation of the Condominium Conversion, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the related Mortgage Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the Mortgage Loan and amendments and reaffirmations to the terms and conditions of the related Mortgage Loan documents reasonably required by the lender, (v) the borrower delivers reasonable evidence that after giving effect to the Condominium Conversion, each Condominium Unit constitutes a separate tax lot, (vi) the borrower delivers to the lender an endorsement, supplement or amendment to the title insurance policy meeting the requirements set forth in the Mortgage Loan documents, provided that (x) if borrower is unable to obtain such title endorsements, supplements and amendments to the title insurance policy, the borrower must have delivered to the lender an updated title search with respect to the Mortgaged Property that shows no liens on the Mortgaged Property other than permitted encumbrances, and (y) in no event will the borrower be required to obtain a new title insurance policy, (vii) the borrower has submitted to the lender a subordination of lien (and Mortgage Loan documents) to the Condominium Documents for execution by the lender, containing standard provisions, if any, protecting the rights of the lender and must otherwise be reasonably satisfactory to the lender, (viii) the borrower delivers a REMIC opinion and (ix) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the Mortgage Loan documents, provided that (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the Mortgage Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y)

together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the Mortgaged Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions.

With respect to the 1000 West Washington Mortgage Loan (1.1%), the Mortgaged Property is structured as a vertical subdivision, with residential condominium units located above the Mortgaged Property. The ground floor retail unit, which serves as collateral for the Mortgage Loan, is not subject to the condominium regime and a reciprocal easement agreement governs both the condominium and the ground floor retail unit. There is no voting or control mechanism with respect to the reciprocal easement agreement and disputes arising thereunder involving more than $100,000 must be submitted to arbitration.

See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Seven (7) Mortgaged Properties (0.5%), namely, the CBM Portfolio Mortgaged Properties identified as Courtyard San Jose Cupertino (0.2%), Courtyard Fresno (0.1%), Courtyard Norwalk (0.1%), Courtyard Tampa Westshore (0.1%), Courtyard Charlotte South Park (0.0%), Courtyard Poughkeepsie (0.0%) and Courtyard Philadelphia Devon (0.0%) are, in each case, subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Properties.

Three (3) Mortgaged Properties (9.0%), namely Southcenter Mall (4.8%), Manor Shopping Center (2.5%) and Bellagio Hotel and Casino (1.6%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

With respect to the Southcenter Mall Mortgage Loan (4.8%), the related Mortgaged Property is owned in fee simple, except for a parking parcel with 1,350 parking spaces, in which the borrower has a sub-ground leasehold interest pursuant to a sub-ground lease between Macy’s West Stores, Inc. as ground sublessor and the borrower as ground sublessee. Macy’s West Stores, Inc. is both the landlord and the tenant under the related overlease, which expires December 16, 2055. The sub-ground lease provides that if the overlease is terminated, the sub-ground lease will become a direct ground lease between Macy’s West Stores, Inc. and the borrower. The parking on the parking parcel is necessary for the Mortgaged Property to comply with zoning requirements and to comply with a reciprocal easement agreement relating to the Mortgaged Property. The sub-ground lease expires on June 30, 2045 (which is less than 20 years after the stated maturity date of the Mortgage Loan). Rent is currently approximately $98,100 per annum, subject to increases based on the consumer price index. In addition, the sub-ground lease lacks certain customary lender protections; it does not provide for a new lease to be provided to the lender if it is terminated, and does not provide that condemnation proceeds will be applied either to restoration or repayment of the Mortgage Loan. The ground lessor has the right to amend the sub-ground lease to withdraw a 10,000 square foot parcel from the sub-ground lease for development.

In general, except as described above or as noted on Annex E-1B or Annex E-2B to this prospectus, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the

Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the CBM Portfolio Mortgage Loan (4.1%), the ground lease for the Courtyard Philadelphia Devon Mortgaged Property (0.0%) expires on December 31, 2028. No portion of the CBM Portfolio Loan Combination balance was allocated to such Mortgaged Property, or to the Courtyard Charlotte South Park Mortgaged Property (0.0%), which has a ground lease expiration date on December 31, 2029 (and two additional ten year extension options which are automatically effective unless the ground lessee gives written notice of non-exercise). In connection with a partial release, the release prices for the two Mortgaged Properties are equal to $9,375,000 and $10,000,000, respectively, which are equal to 62.5% of the related “as-is” appraised value. Also with respect to the CBM Portfolio Mortgage Loan (4.1%), the ground lease for the Courtyard Fresno Mortgaged Property (0.1%) expires on June 30, 2054, subject to a condition that a renovation of the hotel as contemplated in the ground lease is completed on or before December 31, 2021 (the “Outside Date”). If the renovation is not completed on or before the Outside Date, the term of the ground lease will expire on June 30, 2024, except that the ground lease will expire as otherwise scheduled on June 30, 2054 if the lender or its designee completes the renovation on or before the second anniversary of the Outside Date. The ground lessor has agreed to notify the lender if the related borrower does not complete the renovation by the Outside Date and to permit the lender or its designee to complete the renovation. All three of the foregoing Mortgaged Properties were taken into account in the underwriting of the CBM Portfolio Mortgage Loan, and included in the calculation of Cut-off Date LTV Ratio, Maturity/ARD Date LTV Ratio, U/W NOI Debt Yield and U/W NCF DSCR for the CBM Portfolio Mortgage Loan. If determined without regard to such three Mortgaged Properties, the Cut-off Date LTV Ratio, Maturity/ARD Date LTV Ratio, U/W NOI Debt Yield and U/W NCF DSCR of (i) the CBM Portfolio Mortgage Loan are 35.4%, 35.4%, 23.1% and 5.50x, respectively, and (ii) the related Loan Combination are 60.8%, 60.8%, 13.5% and 3.20x, respectively.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (35) (Ground Leases) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the CBM Portfolio Mortgage Loan (4.1%), the ESA with respect to the Courtyard Portland Beaverton Mortgaged Property (0.1%) identified a recognized environmental condition related to groundwater contamination in the area adjacent to the Mortgaged Property that was discovered in 1999 originating from a former Tyco manufacturing facility. As part of the remediation efforts, two groundwater monitoring wells were installed at the Mortgaged Property, which are sampled on an annual basis by the Oregon Department of Environmental Quality (“ODEC”). Based on the most recent samples taken by ODEC, only trichloroethylene levels were detected to be slightly above the related action level of 5.0 micrograms per liter. According to the ESA, the vapor encroachment risk to the hotel at the Mortgaged Property appears to be low. The environmental consultant recommended that the property owner remain apprised of the case status of the former Tyco facility until such time that no further action is required by ODEC.

With respect to The Westin Book Cadillac Mortgage Loan (3.7%), the ESA identifies as a controlled REC for the Mortgaged Property impacts to onsite fill material above residential soil criteria.  Such impacts were identified during a Phase II subsurface investigation conducted at the Mortgaged Property in 2001 as part of a Baseline Environmental Assessment (“BEA”). A BEA identifying the fill-related impacts was prepared for the Mortgaged Property on behalf of Cadillac Development Company, LLC, and was submitted to the Michigan Department of Environmental Quality (now the Michigan Department of Environment, Great Lakes, and Energy) in 2003.  A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic environmental impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. The ESA notes that a DCP was prepared for the Mortgaged Property in 2002 in connection with the completion of an earlier (2002) BEA for the Mortgaged Property.  The ESA also notes that impacted soils at the Mortgaged Property are currently covered by an impervious surface. Given the current coverage of impacted fill material, historic investigations conducted at the Mortgaged Property, and the submittal of the 2003 BEA, the ESA consultant did not recommend any additional investigation.

With respect to The Shoppes at Blackstone Valley Mortgage Loan (3.3%), the related ESA identified a REC due to the detection, beginning in approximately 2003, of perchlorate in on-site monitoring wells and storm water drainage features, as well as in the public supply wells across the Blackstone River east of the Mortgaged Property. It is suspected that the perchlorate originated from explosives used to blast bedrock during the development of the Mortgaged Property. The release was reported to the Massachusetts Department of Environmental Protection, and the portion of the release within the boundaries of the Mortgaged Property achieved regulatory closure in September 2012. The remaining portion of the release, which is off-site, is in Remedy Operation Status, which relates to continued monitoring of the off-site portion of the release. One off-site well continues to exceed the regulatory standard. The environmental consultant recommended continued monitoring and reporting of the off-site release.

With respect Brooklyn Multifamily Portfolio Mortgage Loan (3.1%), the ESA with respect to the 235 S 4th Street Mortgaged Property (0.4%) identifies as a concern for the Mortgaged Property its historic use as a dry cleaner. The ESA consultant was not provided with any documentation related to the decommissioning of the historic dry cleaning facility and was unable to obtain any information on the type and location of the dry cleaning equipment formerly used onsite or on the subsurface conditions at the Mortgaged Property. Based on the former use of dry cleaning solvents at the Mortgaged Property, the associated generation of hazardous waste, and the lack of waste disposal regulations utilized during the time period in which the dry cleaner operated onsite, the ESA consultant recommended that a Phase II subsurface investigation be conducted to further evaluate if the former onsite dry cleaner represented a REC for the Mortgaged Property. Such Phase II investigation was conducted at the Mortgaged Property in December 2019, which involved sampling of both soil vapor and indoor air.  The Phase II sampling results indicated that soil vapor had been impacted by historic dry cleaning operations.  Accordingly, the Phase II consultant recommended that the Mortgaged Property install a sub-slab depressurization system (“SSDS”) to address impacts to soil vapor and to indoor air.  At origination, the borrower established an environmental reserve for the Brooklyn Multifamily Portfolio Mortgage Loan, $96,350 of which equates to 125% of the estimate established by the environmental consultant to design, construct, install, and operate the SSDS at the Mortgaged Property. The ESA with respect to the 832 Lexington Avenue Mortgaged Property identifies as a controlled REC for the Mortgaged Property residual impacts to soils and groundwater associated with vehicle repair and fueling operations historically conducted onsite.  Investigation and remediation activities took place at the Mortgaged Property to address impacts caused by these historic operations, and in August 2017, the New York State Department of Environmental Conservation (“NYSDEC”) issued a Certificate of Completion (“COC”) to the Mortgaged Property for achieving site-specific objectives for Restricted Residential Use.  Residual impacts at the Mortgaged Property are monitored through a Site Management Plan (“SMP”) established for the Mortgaged Property in July 2017, which includes the operation of a soil vapor extraction (“SVE”) system located in the southwest portion of the Mortgaged Property parking area.  Pursuant to the COC, SMP, and an Environmental Easement established at the Mortgaged Property in 2016, groundwater use is prohibited at the Mortgaged Property and the Mortgaged Property must maintain various engineering and institutional controls, continue groundwater monitoring, and report various monitoring and inspection results.  Given the issuance of the COC and the SMP, and the placement of the Environmental Easement on the Mortgaged Property, the ESA consultant determined that no further action or investigation into this matter was necessary.  However, the ESA consultant recommended continued compliance with the requirements outlined in the SMP and in the Environmental Easement.  Additionally, at origination, the borrower established an environmental reserve for the Brooklyn Multifamily Portfolio Mortgage Loan, $68,300 of which equates to 125% of the cost estimate established by the environmental consultant to conduct groundwater sampling and reporting for two years, to decommission the SVE system, and to conduct other annual reporting related to onsite engineering controls.  In the event that the NYSDEC has not authorized the decommissioning of the SVE system as of the monthly payment date occurring in February 2022, then on such date, and on each two (2) year anniversary thereof during the term of the Mortgage Loan so long as such decommissioning has not been authorized by the NYSDEC, the borrower will be required to deposit $26,925.00 into the environmental reserve, which is 125% of the cost estimated to conduct groundwater sampling and reporting for a two year period.

With respect to the Manor Shopping Center Mortgage Loan (2.5%), the ESA does not identify any RECs, but does note that in 1997, a Phase II was performed onsite to identify any potential environmental impacts associated with a dry cleaner and an UST both of which were historically located on the Mortgaged Property.  The ESA consultant reviewed previous (1999 and 2006) ESAs prepared for the site by IVI, which summarize the 1997 Phase II and state that, based on the 1997 sampling results, neither the historic dry cleaner nor the historic UST were an environmental concern for the Mortgaged Property.  However, the consultant of the current (2019) ESA was not provided with the actual 1997 sampling results and therefore could not perform a comparison of the 1997 results to the current environmental standards.  While the 2019 ESA consultant acknowledges IVI’s conclusion that neither the dry cleaning facility nor the historic UST are environmental concerns, the ESA consultant nonetheless considers the inability to review the 1997 data and to compare such data to current standards as a “data gap.” Therefore, the ESA consultant has listed this matter in the ESA under the heading “other environmental conditions.”  To mitigate the potential for environmental liability cause by historic uses of the Mortgaged Property, the borrower obtained an environmental insurance policy issued by Steadfast Insurance Company with Citi Real Estate Funding Inc. identified as the insured.  The policy, which has a 13 year term limit, carries a loss limit of $3,000,000 per claim and in the aggregate and a deductible of $25,000.

With respect to the 90 North Campus Mortgage Loan (2.5%), the related ESA identified a REC relating to a 2017 subsurface investigation at the Mortgaged Property that detected volatile organic compounds (“VOCs”), including vinyl chloride, 1,3-butadiene, chloroform, and benzene, in excess of their respective commercial screening levels stemming from the historical use of portions of the Mortgaged Property as a runway and potential airplane hangar from at least 1968 to at least 1985. A Phase II site assessment comprised of a sub-slab soil investigation was conducted at the Mortgaged Property to investigate the potential impact of benzene, 1,3-butadiene, chloroform, and vinyl chloride to sub-slab soil gas as a consequence of a release or releases from such historical operations. None of the detected concentrations of benzene in sub-slab soil gas exceeded the Model Toxic Controls Act method B soil gas screening level of 10.7 µg/m³ and 1,3-Butadiene, chloroform, and vinyl chloride were not detected in any of the analyzed sub-slab soil gas samples above laboratory reporting limits and the reporting limits were below the applicable screening levels. Based on these results, the Phase II site assessment concluded that the previous detections of benzene, 1,3-butadiene, chloroform, and vinyl chloride did not pose a vapor encroachment concern at such time and no further investigation was recommended with respect to the historical operations at the Mortgaged Property.

With respect to the 405 E 4th Avenue Mortgage Loan (1.6%), the related ESA identifies as a controlled REC for the Mortgaged Property residual impacts to soil and groundwater associated with an auto service and repair shop historically located on the northern and southern portion of the Mortgaged Property.  The historic auto service and repair shop operated several USTs, all of which were reportedly removed from the ground in October 1987, except for a 500-gallon waste oil UST, which was removed during redevelopment excavation on the Mortgaged Property in 2018.  Subsequent to the removal of the USTs, various soil and groundwater investigations identified impacts to the Mortgaged Property.  Remediation activities were conducted, including the on-site excavation and off-site disposal of impacted soils. Additionally, potential concerns associated with hydrocarbon-impacted sub-slab soil vapor and groundwater was addressed by the installment of a waterproofing system at the building foundation and a ventilated basement parking garage, which serves to separate any residual subsurface impacts from the commercial and residential use space. Based on the results of site investigations and the remediation completed, the San Mateo County Environmental Health Department (“SMCEHD”) issued regulatory closure to the Mortgaged Property on March 25, 2019.  The Mortgaged Property redevelopment process currently remains under SMCEHD oversight. Given closure of this matter by the governing agency, the Phase I ESA consultant did not recommend any further action or investigation in relation to this matter, but did recommend continued maintenance of the engineering controls.

With respect to the Crossroads at Tolleson Mortgage Loan (1.5%), the ESA identifies as a REC for the Mortgaged Property an onsite dry cleaning operation whose historic use of chlorinated solvents resulted in impacts to sub-slab soil vapor beneath the dry cleaning tenant space at concentrations with the potential to pose a vapor intrusion concern to indoor air. To mitigate this potential for vapor intrusion to indoor air, soils were reportedly excavated and a sub-slab depressurization system (“SSDS”) was installed at the Mortgaged Property in 2018. Indoor sampling events were conducted at the Mortgaged Property in October 2018 and July 2019, which suggested that the SSDS was effectively mitigating soil vapor from entering into the dry cleaning space. Based on the findings of historic subsurface investigations at the Mortgaged Property and upon the indoor air sampling results, the ESA consultant did not recommend any additional action in relation to this matter other than the continued maintenance and operation of the SSDS. The ESA consultant noted, however, that SSDS operation cannot be discontinued unless a subsurface investigation is conducted to confirm that the potential vapor intrusion concern no longer exists.

With respect to the 510 East 14th Street Mortgage Loan (1.2%), the related ESA identified soil vapor impacted with volatile organic compounds above applicable thresholds as a controlled REC for the Mortgaged Property. Sampling investigations conducted at the Mortgaged Property in 2013 and 2014, which had originally identified onsite soil vapor impacts, determined that such impacts had been caused by offsite sources, including dry cleaning activities at a nearby property. To address soil vapor impacts identified at the Mortgaged Property, soil was excavated to a depth below the static groundwater level during foundation construction activities. In addition, the ESA reported that a membrane system was installed throughout the new construction basement level. Given the soil excavation and the installation of a membrane, the ESA consultant concluded that identified environmental concerns at the Mortgaged Property had been adequately addressed and no further investigation was warranted.

With respect to the 2000 Composite Drive Mortgage Loan (0.9%), the ESA noted a controlled REC related to the Mortgaged Property’s historical use as a portion of the former Gentile Air Force Base.  A groundwater monitoring well is located on the southwestern portion of the Mortgaged Property, which was installed as part of a perfluorinated compounds investigation in January 2017.  A former fire station building with storage of aqueous film forming foam (“AFFF”) operated on the southwestern portion of  the Mortgaged Property from 1944 to 1996, and according to the Final Site Inspection Report for AFFF prepared in July 2018, a groundwater sample collected from the groundwater monitoring well contained perfluorooctane sulfonate at a concentration of more than double the US Environmental Protection Agency Health Advisory. The U.S. Air Force (Department of Defense) has been identified as the responsible party. The environmental consultant recommended that the Mortgaged Property provide access to the U.S. Air Force, the Ohio Environmental Protection Agency, and/or designated consultants for future groundwater sampling activities, if requested, and further that the groundwater monitoring well be protected against damage and tampering as possible.

With respect to the Tru Hotel Sterling Heights Mortgage Loan (0.5%), the ESA identifies as a controlled REC for the Mortgaged Property impacts to soils associated with cement batch and concrete crushing operations historically performed onsite. The impacts to soils at the Mortgaged Property were identified during a Phase II subsurface investigation conducted in 2015 when historic concrete-related operations were discontinued. In

2017, a Baseline Environmental Assessment (“BEA”) was prepared for the Mortgaged Property on behalf of the borrower. A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic environmental impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. It appears that the DCP for the Mortgaged Property was prepared in 2015 in connection with the completion of an earlier BEA that covered the Mortgaged Property and an adjacent property. No recommendations for additional action or for activity and use limitations, institutional controls, or engineering controls were made as a result of the 2017 BEA. The Michigan Department of Environmental Quality (now called the Michigan Department of Environment, Great Lakes, and Energy) acknowledged receipt of the 2017 BEA in a letter dated June 13, 2017. Given the historic investigations at the Mortgaged Property and the preparation of the 2017 BEA, the ESA consultant does not recommend any additional investigation, but does recommend that a new BEA and DCP be prepared for any new owner of the Mortgaged Property.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the 650 Madison Avenue Mortgage Loan (9.4%), the borrower, the borrower sponsor and guarantor, and affiliates thereof are subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance maintained by the borrower. However, certain types of litigation may not be covered by insurance. We cannot assure you that any insurance maintained by the borrower will be adequate to cover litigation, disputes and related expenses.

●	With respect to the 805 Third Avenue Mortgage Loan (3.7%), there is an unresolved dispute between the related borrower and the largest tenant, Meredith Corporation, regarding the amount charged for operating expense escalations pursuant to Meredith Corporation’s lease. The matter has been submitted to arbitration, in which Meredith Corporation is seeking damages in the amount of approximately $511,285. There can be no assurances that the dispute will be resolved in favor of the borrower.

●	With respect to the Parkmerced Mortgage Loan (2.3%), the related borrower sponsor is involved in a pending litigation matter with an employee of Stellar Management (“Stellar”), the plaintiff. Stellar, a residential and commercial real estate owner/operator, is not affiliated with the borrower or the related Mortgaged Property. The plaintiff alleges that he and the borrower sponsor formed an oral contract before the borrower sponsor left Stellar under which the plaintiff was entitled to receive a 2.5% interest in the Mortgaged Property that would grow over time. The plaintiff alleges that the borrower sponsor has refused to abide by the terms of this oral contract. The plaintiff has filed a lawsuit against the borrower sponsor for the borrower sponsor’s alleged failure to comply with their oral contract. The plaintiff seeks monetary damages and a declaration that he has a continuing interest in the Mortgaged Property. The plaintiff does not specify the precise amount of damages he is seeking because he claims that the borrower sponsor has withheld certain financial records that would indicate the value of the plaintiff’s alleged interest in the Mortgaged Property. However, the plaintiff pleads that that the amount of damages is believed to be no less than $12,000,000.

●	With respect to the Seaman Ave Multifamily Portfolio Loan (1.6%), the borrower sponsor, Barry Rudofsky, is currently the defendant in a lawsuit for claims related to alleged violations of rent stabilization laws. Plaintiffs are seeking injunctive relief and damages in connection with allegations that the sponsor inappropriately increased rents for rent stabilized tenants upon the completion of individual apartment improvements. In total there are twenty-two (22) entities, including the borrower and affiliated entities, that are subject to the lawsuit. Approximately 9.8% of total units throughout the Mortgaged Property are currently subject of the lawsuit; four (4) units at 133-139 Seaman Avenue and eight (8) units at 30 Seaman Avenue.

●	With respect to the Beachcliff Place Mortgage Loan (0.8%), in May 2015 the borrower sponsors, Linda Gross and Deborah Gross, and their sister Wendy Jacobson, as plaintiffs, sued their brother, David Gross, and their mother, Dolores Gross, for breach of fiduciary duties. Subsequently, David Gross filed a cross-claim against another sibling Jonathan Gross. During the pendency of the lawsuit, a settlement agreement was reached between the parties, in which Jonathan Gross agreed not to receive any portion of the Gross Management Corporation, which was the corporation operating the Mortgaged Property. After Dolores Gross died in April 25, 2016, a lawsuit was filed in court through which Jonathan Gross claimed ownership of a 20% interest in the borrower’s sole member. A motion to enforce the settlement agreements was then filed by the borrower sponsors and was granted by court order in November 2018. Jonathan Gross is appealing the court order. The litigation concerns a 20% non-controlling interest in the sole member and is not an exception to the title insurance policy. However, there can be no assurance that such litigation would not have a disruptive effect on the operations of the borrower.

●	With respect to the Shoppes at Myrtle Park Mortgage Loan (0.5%), the guarantor of the related Mortgage Loan, Wheeler Real Estate Investment Trust, Inc., is currently the defendant in a lawsuit by a shareholder seeking redemption of its stock in the guarantor. No dollar amount is specified in the complaint and an estimated value or cost of the stock redemption was not provided by the guarantor. In addition, the guarantor is subject to other lawsuits involving, among other things, employee disputes and breach of contract claims with more than $1,000,000 at issue. There can be no assurance that such litigation would be covered by insurance.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors.  Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and (b) certain of such Mortgaged Properties that are subject to material PIPs.

●	With respect to the CBM Portfolio Mortgage Loan (4.1%), the portfolio of Mortgaged Properties is undergoing a renovation project that began in 2019 and is scheduled to conclude in 2023, which work includes certain renovations required under the management agreement with Courtyard Management Corporation. The borrowers may amend the scope of such renovation work from time to time. The borrowers are required under the Mortgage Loan to initially complete renovations at 13 Mortgaged Properties by December 31, 2020, 26 Mortgaged Properties by December 31, 2021, 39 Mortgaged Properties by December 31, 2022 and 52 Mortgaged Properties by December 31, 2023, and with respect to the ground leased Mortgaged Property located in Fresno, California, no later than June 30, 2021, subject to extension for completion of the renovation of the Mortgaged Property located in Fresno, California under certain circumstances. At origination, $99,000,000 was reserved for renovations at the Mortgaged Properties.

●	With respect to The Westin Book Cadillac Mortgage Loan (3.7%), the Mortgaged Property is currently undergoing a renovation. The renovation work is anticipated to cost approximately $14,838,000, which involves renovations to the guest rooms, corridors, ballrooms and common areas of the Mortgaged Property. At origination of the Mortgage Loan, approximately $1,814,808 was on reserve in the fund account and excess cash flow will sweep into the fund account in order to complete such renovation work. The related work is generally required to be completed within the next three years.

●	With respect to the Grafton Commons Mortgage Loan (2.3%), the third largest tenant, TJ Maxx, and a smaller tenant, Five Below, representing in the aggregate approximately 13.6% of the net rentable area at the Mortgaged Property, are in the process of completing their respective build-outs, which are expected to be completed in September 2020 and August 2020, respectively. At origination, the borrower reserved $2,934,244 for construction costs and $406,582 for gap rent.

●	With respect to the Four Points Tucson Mortgage Loan (0.8%), the Mortgaged Property is currently undergoing a PIP. The work in connection with the PIP is anticipated to cost approximately $2,400,000, which involves renovations to the market pantry, fresh paint and new lighting for the exterior of the hotel, new furniture, and lobby renovations including artwork and fresh paint. The PIP work will also include enhancing the food and beverage division of the hotel and renovations to the guestrooms, bathrooms and corridors. At origination of the Mortgage Loan, $2,200,000 was reserved in order to complete the related PIP. The related work is generally required to be completed by January 17, 2021.

●	With respect to the Beachcliff Place Mortgage Loan (0.8%), at origination $1,500,000 was reserved for various renovations and repairs at the Mortgaged Property.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants.  See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency.

One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Parkmerced Mortgage Loan (2.3%), the related Mortgaged Property previously secured a $550,000,000 mortgage loan made in 2005, which was transferred into special servicing shortly before its maturity in 2010 and subsequently defaulted at maturity. The loan was subsequently restructured with a maturity date extension in connection with a principal payment of $10,000,000. Such loan was refinanced in 2012 with a mortgage loan in the amount of $450,000,000. The 2012 mortgage loan was repaid in full. As of the origination date of the subject Mortgage Loan, the previous mortgage loan secured by the Mortgaged Property was in default due to the borrower’s failure to make the balloon payment on the related maturity date of November 8, 2019. At the time of the default, the borrower was in the process of negotiating the subject Mortgage Loan, and the servicer of the previous mortgage loan agreed to up to 60 days of forbearance in order for the subject Mortgage Loan and related mezzanine loan to be originated.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or mortgage loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to The Westin Book Cadillac Mortgage Loan (3.7%), one of the guarantors has been the subject of prior foreclosures with respect to two unrelated mortgage loans. In addition, the Mortgaged Property was originally funded with certain mortgage loans, mezzanine debt, and forgivable grants, and tax credit equity in the aggregate amount of approximately $117 million. The Mortgaged Property opened to the public as a Westin in October 2008, at the start of the great recession, and was unable to cover debt service. The maturity dates of certain unrelated loans were extended, while others remained in maturity default. In 2018, Apollo refinanced such debt on the Mortgaged Property, and all claims pertaining to the initial debt incurred in 2008 have since been settled. In connection with the settlement of certain claims, CPTF Book Cadillac, L.L.C., an affiliate of the plaintiff, Carpenters Pension Trust Fund – Detroit, received a preferred return position in the borrower, with such amounts payable solely out of excess cash flow. The Mortgage Loan refinanced the loan made by Apollo in 2018.

●	With respect to the Brooklyn Multifamily Portfolio Loan (3.1%), a judgment was entered into against Lexington Flats LLC, one of the borrowers of the Mortgage Loan. The judgment, which stemmed from a dispute with a contractor, was entered into in the approximate amount of $82,819, in favor of the contractor.

●	With respect to the 1025-1075 Brokaw Road Mortgage Loan (2.7%), the borrower sponsor owned an interest in an office property secured by a CMBS loan that went into monetary default in 2011. The borrower sponsor acquired the loan at auction for a discount in March 2014.

●	With respect to the White Oak Crossing Mortgage Loan (2.6%), a retail property owned by the borrower sponsor was foreclosed upon in April 2015 after the borrower under the related mortgage loan failed to make monthly payments beginning in June 2014.

●	With respect to the Manor Shopping Center Loan (2.5%), the borrower sponsor, Daniel Massry, has been the subject of a prior foreclosure with respect to one unrelated mortgage loan. In October 2013, a foreclosure action was filed after a grocery anchor vacated in 2009 and the offer to buy-out its lease was deemed insufficient and rejected by the special servicer. Ultimately, the property was sold in a foreclosure sale in July 2014. In addition, Isaac Massry and Mark Massry, part-owners of the borrower, were sponsors on a loan that was transferred to special servicing in November 2018 due to the loss of an anchor tenant and two other major tenants. A loan restructuring proposal was provided and the lender approved a discounted payoff in October 2019.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

In addition to the foregoing, with respect to the St. Louis Industrial Portfolio Mortgage Loan (1.1%), the non-recourse carveout guarantor, Kenneth Levy, was a defendant (among other defendants) of various shareholder derivative suits filed in state and federal courts during 2006-2009, in his capacity as the former Chairman of the board of directors, compensation committee member, director and CEO of KLA-Tencor. Certain of these suits were related to an investigation of KLA-Tencor by the SEC and other federal agencies regarding alleged illegal backdated stock option grants and materially misleading financial reporting between 1997-2005. Mr. Levy left KLA-Tencor and became Chairman Emeritus of the company in October, 2006. In mid-2007, KLA-Tencor (i) retroactively re-priced all outstanding stock options held by Mr. Levy and other executives, resulting in KLA-Tencor’s restating financial results from mid-1997 to mid-2002, and taking a non-cash charge of $370 million for stock-based compensation expenses and (ii) reached a settlement with the SEC. In early 2008, KLA-Tencor agreed to pay $65 million to settle a shareholder lawsuit over backdated stock-option grants. Other shareholder derivative suits were filed during 2006-2009 against Mr. Levy (and other defendants) as board member and compensation committee member of three other public companies with similar investigations on stock option grants backdating; however, each such action was settled or dismissed with prejudice.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, mixed use and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Two (2) of the Mortgaged Properties, securing, in whole or in part, two (2) Mortgage Loans (5.7%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.1% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 5.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance(1)
Dick’s Sporting Goods	3	8.2%
Kohl’s	3	8.2%
CVS	2	5.6%
Big Lots	2	5.6%

(1)	Refers to the percentage of the Initial Pool Balance represented by the related Mortgage Loan(s).

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the retail, office, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
90 North Campus	2.5%	T-Mobile	64.3%	11/30/2029	12/6/2029
405 E 4th Avenue	1.6%	Snowflake Computing / Verkada	87.5%	7/31/2029	11/6/2029
240 West Chapman Avenue	0.6%	List Reports	51.4%	12/8/2022	1/6/2030
Midland Atlantic Portfolio-Valleydale Marketplace	0.2%	Walmart Neighborhood Market	70.2%	1/27/2030	1/6/2030
Property Commerce Portfolio - Broadway Center	0.1%	Stein mart	54.8%	4/30/2025	1/6/2030
Property Commerce Portfolio – Victoria	0.1%	OrthoDent Management	55.2%	3/31/2025	1/6/2030
Property Commerce Portfolio - Alvin II	0.1%	MHHS	52.4%	8/31/2025	1/6/2030
Property Commerce Portfolio - Alvin	0.1%	Olive Garden	76.4%	6/30/2023	1/6/2030

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date

650 Madison Avenue	9.4%	52.3%	2024	12/8/2029
333 East Wetmore Road	1.3%	57.9%	2023	12/6/2029
240 West Chapman Avenue	0.6%	51.4%	2022	1/6/2030

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date

Property Commerce Portfolio - Jones Tomball Parkway - 249	0.1%	51.3%	2024	1/6/2030
Property Commerce Portfolio – Silverlake	0.1%	71.8%	2024	1/6/2030

(1) Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 650 Madison Avenue Mortgage Loan (9.4%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, which represents approximately 16.8% of the net rentable area, has the right to terminate its lease on any date between July 1, 2020 and June 30, 2022 by providing 18 months’ prior notice.

●	With respect to the 1633 Broadway Mortgage Loan (9.0%), the fourth largest tenant at the related Mortgaged Property, Morgan Stanley & Co, representing approximately 10.2% of the net rentable area, has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, by providing 18 months’ notice and payment of a termination fee. The fifth largest tenant, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable commercial area, has the right to terminate its lease as to one full floor, effective as of March 31, 2024, by providing notice by March 31, 2023.

●	With respect to the 805 Third Avenue Mortgage Loan (3.7%), the largest tenant, Meredith Corporation which represents approximately 35.7% of the net rentable area, has the right to terminate its lease effective January 2024 upon 15 months’ prior notice.

●	With respect to the Property Commerce Portfolio – Alvin II Mortgaged Property (0.1%), the largest tenant, MHHS, representing approximately 52.4% of the net rentable area, has the right to terminate its lease in the 60th month of the lease term by providing 90 days’ notice, and the second largest tenant, Starbucks, representing 29.7% of the net rentable area, has the right to terminate its lease at any point in 2021 or 2022 by providing 120 days’ notice.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Southcenter Mall Mortgage Loan (4.8%), the largest tenant, American Multi-Cinema, representing approximately 8.9% of the net rentable area of the Mortgaged Property, the third largest tenant, Round One, representing approximately 5.2% of the net rentable area of the Mortgaged Property, and the fifth largest tenant, H&M, representing approximately 3.1% of the net rentable area of the Mortgaged Property, may each pay reduced rent or terminate their respective leases if a specified percentage of the Mortgaged Property is unoccupied or certain tenants go dark.

●	With respect to the White Oak Crossing Mortgage Loan (2.6%), the third largest tenant, Dick’s Sporting Goods, representing approximately 8.6% of the net rentable area at the Mortgaged Property, has the right to pay reduced rent (equal to the lesser of minimum rent and 2% of gross sales, or if the tenant is not open for business, 50% of minimum rent) (the “Dick’s Reduced Rent”) in the event that, for a period of nine consecutive months, (i) (x) either BJ’s Wholesale Club (or a suitable replacement tenant) occupies less than 100,000 square feet, or (y) Kohl’s (or a suitable replacement tenant) is not in occupancy, and (ii) less than 65% of the net rentable area at the Mortgaged Property is open and operating. In the event that the tenant is permitted to pay Dick’s Reduced Rent for 25 consecutive months, the borrower can require the tenant to either terminate the lease or resume payment of full minimum rent. The fourth largest tenant, Best Buy, representing approximately 8.5% of the net rentable area at the Mortgaged Property, has the right to pay 25% reduced rent in the event that, for a period of six months, (x) Kohl’s and BJ’s Wholesale Club are not open, (y) Kohl’s or BJ’s Wholesale Club is not open and less than 100,000 square feet of national tenants are open, or (z) less than 200,000 square feet of national tenants are open (each, a “Best Buy Co-Tenancy Event”). In the event that a Best Buy Co-Tenancy Event continues for a period of 24 consecutive months, Best Buy will have the option to terminate its lease within 30 days after the expiration of such 24-month period, and if the tenant fails to deliver such notice it will be required to resume paying full rent. The fifth largest tenant, Ross Dress for Less, representing approximately 5.7% of the net rentable area at the Mortgaged Property, has the right to terminate its lease upon 30 days’ notice in the event that, for 18 consecutive months, (i) Kohl’s (or a major replacement tenant), plus four of eight named co-tenants (or comparable replacement tenants) (such tenants, collectively, the “Ross Co-Tenants”) are not open and operating at the Mortgaged Property or (ii) all of the Ross Co-Tenants are not operating in at least the required floor area for each such Ross Co-Tenant under leases with a minimum duration of one year.

●	With respect to the Whiteland Towne Center Mortgage Loan (3.0%), the largest tenant at the related Mortgaged Property, Gabriel Brothers Inc, representing approximately 13.1% of the net rentable area of the Mortgaged Property, may, if 65% or more of the Mortgaged Property is not occupied, or if Kohl's or another replacement anchor tenant is not operating in substantially all of their current footprint, either: (i) abate the rent payable under its lease until the occupancy requirement is remedied if such condition exists for a period of at least 180 days; or (ii) if such condition exists for a period of at least 365 days following the initial reduction in rent, either terminate the lease by giving the related landlord 30 days’ prior notice, or continue at the reduced rental amount until the occupancy requirement is remedied. The third largest tenant at the related Mortgaged Property, Petco, representing approximately 7.0% of the net rentable area of the Mortgaged Property, may, if all or substantially all of the space now occupied by any two of three named anchor tenants under the lease plus ten percent of the remaining gross leasable area of the Mortgaged Property other than the premises has not been open and operating for a period of at least six consecutive months during any one year period, elect to either: (i) pay the alternate rent equal to 3% of gross receipts until the earlier of one year following the initial reduction in rent or the date on which the occupancy requirement is remedied, or (ii) if such condition continues for a period of one year following the initial reduction in rent, terminate the lease by giving 30 days’ prior written notice to the related landlord, in which event the lease will terminate 90 days after such notice.

●	With respect to the Manor Shopping Center Mortgage Loan (2.5%), the third largest tenant at the related Mortgaged Property, Big Lots, representing approximately 7.6% of the net rentable area of the Mortgaged Property, may, if 60% or more of the Mortgaged Property is not occupied (i) abate the rent payable under its lease if such condition exists for a period of at least 180 days; or (ii) terminate its lease by giving the related landlord 90 days’ prior notice. The fifth largest tenant at the related Mortgaged Property, CVS, representing approximately 3.6% of the net rentable area of the Mortgaged Property, may, if the anchor tenant, Weiss Supermarket, is not open for business as a result of casualty and not rebuilt within a year, or vacates its premises and is not replaced with a comparable tenant within 270 days, terminate its lease by giving 60 days’ prior notice to the related landlord.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the 650 Madison Avenue Mortgage Loan (9.4%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, representing approximately 16.8% of the net rentable area, has the right to go dark at any time.

●	With respect to the Staples Headquarters Mortgage Loan (4.1%), the sole tenant, Staples, is permitted to go dark in up to 80% the entire space of the Mortgaged Property, provided, that, it is an event of default under the lease if the tenant goes dark in over 10% of their space and does not deliver certain letters of credit to landlord (listing the related lender as the beneficiary thereunder), the face amount of which increases as the percentage of “dark space” increases.

●	With respect to The Shoppes at Blackstone Valley Mortgage Loan (3.3%), the second largest tenant, Kohl’s, representing approximately 11.1% of the net rentable area at the Mortgaged Property, and the fifth largest tenant, Marshalls, representing approximately 5.3% of the net rentable area at the Mortgaged Property, have the right to go dark at any time. If the tenant remains dark for more than (x) 12 months with respect to Kohl’s (unless the tenant is dark due to certain excusable events such as a borrower default or the building being repaired following a casualty), or (y) 180 days with respect to Marshalls, the related borrower has a right to terminate the lease.

●	With respect to Whiteland Towne Center Mortgage Loan (3.0%), the largest tenant, Gabriel Brothers Inc, representing approximately 13.1% of the net rentable area at the Mortgaged Property, has the right to go dark at any time. If the tenant remains dark for more than 180 consecutive days, the landlord may provide the tenant with notice of the landlord’s intention to terminate the lease. If the tenant fails to resume operations within 45 days of its receipt of the recapture notice, then the lease will terminate. The second largest tenant, Big Lots, representing approximately 12.4% of the net rentable area of the Mortgaged Property, has the right to go dark at any time; provided, however, that if the tenant ceases to operate for a continuous period of 90 days, then the landlord has a right to terminate by providing at least 30 days’ notice. The fourth largest tenant, Party City, representing approximately 6.9% of the net rentable area of the Mortgaged Property, has the right to go dark at any time beginning one year from the commencement date; provided, however, that if the tenant ceases to operate for a continuous period of 60 days not including any discontinuance occasioned by taking of inventory, re-fixturing or remodeling of the Mortgaged Property which does not exceed 30 days, then the landlord has a right to terminate by providing between 30 and 60 days’ notice. The fifth largest tenant at the related Mortgaged Property, CVS, representing approximately 5.9% of the net rentable area of the Mortgaged Property, has the right to go dark at any time; provided, however, that if the landlord provides notice that a business is not operating at the Mortgaged Property for reasons not permitted under the lease, and a business is not operating for more than 6 consecutive months following such notice, the landlord may terminate the lease.

●	With respect to the White Oak Crossing Mortgage Loan (2.6%), the largest tenant, BJ’s Wholesale Club, the third largest tenant, Dick’s Sporting Goods, the fourth largest tenant, Best Buy, and the fifth largest tenant, Ross Dress for Less, representing in the aggregate approximately 44.7% of the net rentable area at the Mortgaged Property, each has the right to go dark at any time.

●	With respect to the Manor Shopping Center Mortgage Loan (2.5%), the second largest tenant at the related Mortgaged Property, Weis Supermarket, representing approximately 20.9% of the net rentable area of the Mortgaged Property, has the right to go dark at any time upon 30 days’ prior notice to the landlord; provided, however, that the landlord will have the right to terminate the lease by giving notice to tenant, such termination to have effect at least 45 days following such notice. The third largest tenant at the related Mortgaged Property, Big Lots, representing approximately 7.6% of the net rentable area of the Mortgaged Property, has the right to go dark at any time; provided, however, that that if the tenant ceases to operate for a continuous period of 90 days, then the landlord has a right to terminate by providing between 30 days’ notice to tenant.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
333 East Wetmore Road	1.3%	GSA – Homeland Security	6.2%	7.2%
Property Commerce Portfolio – Broadmoor Village	0.2%	Texas Comptroller	3.5%	12.3%

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the 1633 Broadway Mortgage Loan (9.0%), the largest tenant at the related Mortgaged Property, Allianz Asset Management of America L.P., representing approximately 12.5% of the net rentable area, subleases approximately 6.4% of its space to Triumph Hospitality through December 30, 2030; (ii) the second largest tenant at the related Mortgaged Property, WMG Acquisition Corp, representing approximately 11.5% of the net rentable area, subleases approximately 1.1% of its space to Cooper Investment Partners LLC on a month-to-month basis; and (iii) the fifth largest tenant at the related Mortgaged Property, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable area, subleases approximately (x) 3.4% of its space to Delcath Systems, Inc. through February 28, 2021, (y) 6.1% of its space to Avalonbay Communities through October 31, 2026 and (z) 6.5% of its space to Cresa New York through April 30, 2021.

●	With respect to the Staples Headquarters Mortgage Loan (4.1%), the sole tenant, Staples (“Staples”) has the right to sublease up to 150,000 square feet of its 666,088 total square feet to an affiliate, Office Superstore East, LLC (the “USR Sublease”), so long as the sublease contains the same provisions as the Staples lease, provided that the term of the USR Sublease must be for five years with three five year options to extend, and the rent payable under the USR Sublease must be equal to the then applicable base rent payable on a square foot basis under the Staples lease. In addition, Staples has the right to sublease up to 10% of the square feet of the portion of the building being used for office purposes and known as Staples Corporate Center, in the aggregate, without landlord consent. The loan documents provide that with respect to a sublease within the leased premises of more than 50,000 square feet, to an unaffiliated subtenant, such sublease will not terminate upon a termination of the Staples lease but will instead become a direct lease.

●	With respect to the 805 Third Avenue Mortgage Loan (3.7%), the largest tenant at the Mortgaged Property, Meredith Corporation, which leases 212,594 square feet at the mortgaged property representing approximately 35.7% of the net rentable area, subleases (i) 95,200 square feet to KBRA (approximately 16.0% of the net rentable area), (ii) 70,094 square feet to Gen II Fund (approximately 11.8% of the net rentable area), and (iii) 23,800 square feet to NewsMax (approximately 4.0% of the net rentable area).

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. We cannot assure you that any of these tenants will take possession of their premises or commence paying rent as expected or at all.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Staples Headquarters Mortgage Loan (4.1%), the sole tenant, Staples, has a right of first offer to purchase the related Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. The right of first offer does not apply in the event of a foreclosure or deed in lieu of foreclosure, but would apply to subsequent transfers.

●	With respect to The Shoppes at Blackstone Valley Mortgage Loan (3.3%), the largest tenant at the related Mortgaged property, Target, representing approximately 16.1% of the net rentable area, ground leases its premises from the borrower pursuant to a ground lease that contains a right of first refusal in the event that the borrower sells its fee interest in the portion of the Mortgaged Property covered by the Target ground lease (but not if the borrower sells any more or any less than such portion).

●	With respect to the CBM Portfolio Mortgage Loan, the Mortgaged Properties are subject to purchase options as follows:

○	With respect to the Courtyard Fort Lauderdale Plantation Mortgaged Property (0.1%), the declarant Lincoln Property Company 1315, LTD has the right to purchase such Mortgaged Property for its then appraised value if hotel operations at the Mortgaged Property cease for 60 consecutive days (other than due to casualty, condemnation or renovation) (an “Abandonment”). Any such Abandonment would be a default under the Mortgage Loan documents. Because the declaration was recorded prior to the mortgage on the Courtyard Fort Lauderdale Plantation Mortgaged Property, such mortgage is subject and subordinate to such purchase option. Accordingly, upon any exercise of such right, the Mortgaged Property would no longer be subject to the lien of such mortgage. In the event the purchase option is exercised, the borrower is required to pay to the lender the proceeds of the sale and the difference, if any, between the amount required to obtain a release of the related Mortgaged Property under the Mortgage Loan documents and the amount paid by the purchaser. Such amounts are guaranteed by the non-recourse carveout guarantor. These rights may impede the lender’s ability to sell the related Mortgaged Property, or adversely affect the value and/or marketability of the Mortgaged Property. Additionally, the exercise of this purchase option may result in a partial prepayment of the Loan Combination during a period when voluntary prepayments are otherwise prohibited or a release of the lien with respect to such Mortgaged Property without payment in full of the release price.

○	With respect to the Courtyard Charlotte South Park and Courtyard Philadelphia Devon Mortgaged Properties (collectively, 0.0%), the respective ground lessors have the option, upon a default by the applicable borrower under the applicable leasehold mortgage or any other event that would permit the lender to accelerate the Mortgage Loan, to purchase the related leasehold mortgage at a price set forth in the ground lease, which would be not less than the fair market value of the leasehold estate and all buildings and improvements on the leasehold estate and all furniture, furnishings, fixtures, equipment and other items of personal property located thereat, which mortgage would be assigned to the ground lessor. Such a purchase could result in a partial prepayment of the Loan Combination during a period when voluntary prepayments are otherwise prohibited or a release of the lien with respect to such Mortgaged Property without payment in full of the related release price.

●	With respect to the Midland Atlantic Portfolio – Valleydale Marketplace Mortgaged Property (0.2%), the Walmart Neighborhood Market tenant has a right of first refusal to purchase some or all of such Mortgaged Property upon the borrower’s election to sell a portion of the leased premises. The right of first refusal does not apply in the event of a foreclosure or deed in lieu of foreclosure.

●	With respect to the 2000 Composite Drive Mortgage Loan (0.9%), the Amazon tenant has a right of first refusal and right of first offer to purchase the Mortgaged Property in the event that the borrower intends to sell the Mortgaged Property. The right of first offer and right of first refusal do not apply in the event of a foreclosure, deed in lieu of foreclosure or a subsequent transfer.

●	With respect to the Four Points Tucson Mortgage Loan (0.8%), the related franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the related Mortgagor or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the respective franchise agreement.

●	With respect to the 240 West Chapman Avenue Mortgage Loan (0.6%), the Mortgaged Property is subject to two recorded documents, which grant to the neighboring property owner, 234 West Chapman, LLC (the "234 Owner") a right of first refusal to purchase a portion of the Mortgaged Property (containing approximately half of the total area of the Mortgaged Property, including the parking lot) in the event that the borrower or a subsequent owner wishes to sell the Mortgaged Property. The right of first refusal does not apply in the event of a foreclosure, deed in lieu of foreclosure or a subsequent transfer.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Staples Headquarters Mortgage Loan (4.1%), the sole tenant, Staples, is majority owned and controlled by Sycamore Partners. An affiliate of Sycamore Partners also owns a 33 and 1/3% non-controlling interest in the related borrower.

●	With respect to The Atrium Mortgage Loan (1.3%), the fourth largest tenant, Brass Real Estate Funds LLC, representing approximately 4.6% of the net rentable area and 5.4% of the base rent at the Mortgaged Property, is affiliated with the borrower sponsor.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Insurance Considerations

In the case of 105 Mortgaged Properties, which secure, in whole or in part, 30 Mortgage Loans (66.5%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Staples Headquarters Mortgage Loan (4.1%), to the extent that, with respect to the Mortgaged Property (i) the sole tenant, Staples maintains, either through a program of self-insurance (but only to the extent Staples maintains a rating of “A-” or better by S&P) or third-party insurance, all or a portion of the coverages required under the related loan agreement, and the Staples lease will remain in full force and effect following a casualty and requires Staples to restore the Mortgaged Property at its sole cost and expense without rent abatement, the borrower will not be required to maintain the insurance maintained by Staples, but will be required to maintain any insurance required by the related loan agreement and not maintained by Staples (which may be maintained as “excess and contingent” coverage to the extent Staples maintains a portion of such coverage).

●	With respect to the White Oak Crossing Mortgage Loan (2.6%), the Mortgage Loan documents permit the borrower to rely on insurance maintained by Kohl’s, the second largest tenant, representing approximately 16.4% of the net rentable area at the Mortgaged Property, solely with respect to the Kohl’s premises.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the related borrower may rely on the insurance provided by the master tenant at the Mortgaged Property. Such insurance is generally required to meet the requirements of the related mortgage loan documents, except that the tenant’s policies are permitted to vary from the requirements of the mortgage loan documents with respect to (x) the named storm sublimit, which must be no less than $700,000,000 per occurrence (which is less than full replacement cost), and (y) any property or terrorism deductible, which may be up to $2,500,000.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the 805 Third Avenue Mortgage Loan (3.7%), the related borrower failed to file a “Cycle 8C Façade Inspection and Safety Program Report” that was due in February 2019 as required by Local Law 11 of 1998 of the Local Laws of the City of New York (the “LL 11 Report”). The borrower has agreed to complete and pay for all applicable work, fines, cost, and other actions necessary to complete and file the LL 11 Report, and to otherwise cause the Mortgaged Property to comply with Local Law 11 by November 8, 2020. In addition, certain work is required to be completed to cause the Mortgaged Property to comply with all applicable legal requirements relating to the sprinkler systems at the Mortgaged Property. The related borrower has agreed to complete such sprinkler work by November 8, 2020. If an event of default occurs and/or the borrower breaches any of the foregoing obligations, the borrower will be required to deposit within 5 days after lender’s request, cash or a letter of credit in an amount lender reasonably determines to complete such work. The completion of such work is guaranteed by the related guarantor.

●	The Westin Book Cadillac Mortgaged Property (3.7%) is listed on the National Register of Historic Places. Renovations, alterations and conversions of the Mortgaged Property from its current use may be limited as a result of the landmark status, and we cannot assure you that such restrictions will not impact revenue from the Mortgaged Property.

●	With respect to the 243 West 54th Street Mortgage Loan (0.8%), there are currently various New York City building, fire and other code violations, including, among others, Environmental Control Board violations resulting from a single tenant renting their apartment for short term stay in violation of the lease and the law. Such violations are required under the loan documents to be cured/removed within 180 days, subject to extension if the borrower is diligently pursuing cure/removal.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (25) (Local Law Compliance) and no. (26) (Licenses and Permits) on Annex E-1A to this prospectus and representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the 650 Madison Avenue Mortgage Loan (9.4%), the liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the related Loan Combination) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the related Loan Combination), in each case plus costs and expenses related to enforcement.

●	With respect to the 1633 Broadway Mortgage Loan (9.0%), there is no separate non-recourse carveout guarantor or environmental indemnitor, and the related single-purpose entity borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents.

●	With respect to the Southcenter Mall Mortgage Loan (4.8%), the non-recourse carveout guarantor’s liability under the bankruptcy-related carveouts is limited to 20% of the then-current outstanding principal balance of the related Loan Combination.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (1.6%), the non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Loan Combination as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the borrower fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. At origination of the Mortgage Loan, the related borrower obtained an environmental insurance policy issued by Evanston Insurance Company for an initial term of five years, expiring November 15, 2024, which is prior to the related maturity date. We cannot assure you that the borrower will obtain a new environmental insurance upon expiration. In addition, as described in the exception to representation and warranty number 17 on Annex E-1B, the environmental insurance policy does not comply with the requirements set forth in the Mortgage Loan documents. Further, the nonrecourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Brooklyn Multifamily Portfolio Mortgage Loan (3.1%), the related 832 Lexington Avenue Mortgaged Property is currently in the first year of a 15-year New York tax abatement program known as 421-a. The Mortgaged Property receives a 100% exemption on any assessment increase above the base year assessment for the first 11 years, and such exemption will decline by 20% each year thereafter until fully phased out. Taxes were underwritten at the current abated tax amount of $24,988 per annum.

With respect to The Pointe NYC Mortgage Loan (1.3%), the related Mortgaged Property currently benefits from a 15-year New York State 421-a tax exemption which commenced in 2018. The exemption reduces the Mortgaged Property’s assessed value to $606,607 from a projected assessed value of $1,522,350 (in tax year

2019/2020 according to the appraisal). The 421-a exemption begins to phase out in tax year 2029/2030, with the exemption being reduced to 80 percent of the total exemption amount in that tax year. With the phase out, real estate taxes are projected to increase from $79,136 in year ten of the Mortgage Loan, to $142,472 in the first year after Mortgage Loan maturity, and $176,749 by the second year after maturity. Because the related Mortgaged Property is rent stabilized, the related borrower may be unable to increase rents to the extent needed to cover taxes on such Mortgaged Property. The lender underwrote real estate taxes of $77,388, which is the average real estate tax payable over years 2-11 under the 421-a tax abatement. Current tax year 2019/2020 full taxes would be approximately $189,883.

With respect to the 510 East 14th Street Mortgage Loan (1.2%), the related Mortgaged Property is currently in the second year of a 35-year 421-a New York tax abatement program. The Mortgaged Property receives a 100% exemption of taxes on improvements for the first 25 years, and an exemption of 31.25% for the final 10 years. Taxes were underwritten at the current abated tax amount of $826,024 per annum.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	5 days grace, other than the payment due on the Maturity Date	3	11.8%
5	0	1	1.6%
6	0	39	73.6%
6	5 days grace, other than the payment due on the Maturity Date	1	1.3%
8	0	1	9.4%
9	0	1	2.3%
Total		46	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the other Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

Except for the Parkmerced Mortgage Loan (2.3%), which accrues interest on the basis of a 360-day year assumed to consist of twelve 30-day months, all of the remaining Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty Three (23) of the Mortgage Loans (66.4%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 23 Mortgage Loans (33.6%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 23 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Ten (10) of these 23 Mortgage Loans (8.2%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining 13 of these 23 Mortgage Loans (25.4%) provide for monthly payments of interest-only for a period of 24 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates or the Uncertificated VRR Interest owner evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Brooklyn Multifamily Portfolio Mortgage Loan (3.1%), the related borrower is not required to have an independent director.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans		Approx. % of Initial Pool Balance
L, D, O	39	(2)	84.6%
L, YM1%, O	3		5.5%
YM, O	1		2.3%
YM0.5%, D or YM0.5%, O	1		1.6%
YM1%, D or YM1%, O	1		1.2%
L, D or YM1%, O	1		4.8%
Total	46		100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

(2)	Includes the CBM Portfolio Mortgage Loan (4.1%). The CBM Portfolio Loan Combination provides that, in connection with releases of related individual Mortgaged Properties after March 6, 2021 the related Loan Combination may be prepaid in an amount up to $61,560,000 without payment of any prepayment fee or yield maintenance premium. Such prepayments without prepayment fee in connection with a partial release are not allocated to the Mortgage Loan in the issuing entity, but instead are allocated solely to Note A-1 of the related Loan Combination, which is not included in the issuing entity. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance and Partial Prepayments”.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;

●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 6 months; and

●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 101 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	5.9%
4	20	36.0
5	13	21.1
6	2	2.4
7	8	34.6
Total	46	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

In addition, with respect to certain Loan Combinations, the related Co-Lender Agreement may provide for an allocation of yield maintenance charges and/or prepayment premiums among senior promissory notes (including the related Mortgage Loan) and junior promissory notes in connection with a prepayment that is only applied to principal on the related senior promissory notes. See, for example, the description of the Co-Lender Agreement related to the Bellagio Hotel and Casino Mortgage Loan (1.6%) under “Description of the Mortgage Pool—The Loan Combinations—Bellagio Hotel and Casino Pari Passu-AB Loan Combination.”

Other Prepayment Provisions and Certain Involuntary Prepayments

Certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease or a single tenant Mortgaged Property is involved, may be payable in whole or in part to the ground lessor or the sole tenant.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 39 of the Mortgage Loans (84.6%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Southcenter Mall Mortgage Loan (4.8%), the borrower may obtain the release of (i) the non-income producing parcel of land and its currently un-owned improvements designated as the “Firestone Parcel”, (ii) the parcel of land designated as the “Post Office Parcel” and/or (iii) any other unimproved (or improved solely with surface parking, landscaping, hardscaping and/or utilities that do not serve the remaining Mortgaged Property or are readily relocatable), non-income producing, non-material portion of the Mortgaged Property (each, a “Release Parcel”), subject to the satisfaction of the conditions set forth in the related Mortgage Loan documents, including, among others, (1) no event of default is continuing; (2) evidence satisfactory to the lender that such Release Parcel is a legally subdivided parcel from the Mortgaged Property and is on a separate tax lot; (3) the conveyance of such Release Parcel does not (a) adversely affect the use or operation of, or access to or from, the remaining Mortgaged Property, (b) cause any portion of the remaining Mortgaged

Property to be in violation of any legal, zoning or parking requirements, or (c) create any liens on the remaining Mortgaged Property; (4) compliance with all REMIC requirements; and (5) only with respect to the Post Office Parcel, payment of a release price of $1,275,000 together with the yield maintenance premium (if applicable). In addition, with respect to each of the Release Parcels, the borrower must enter into (a) a “no poaching” agreement between the borrower and the related transferee with respect to the tenants under leases at the Mortgaged Property, to which the lender is a third-party beneficiary and (b) an agreement with respect to restrictions and criteria on the use of such land parcel after the release.

●	With respect to the Property Commerce Portfolio Mortgage Loan (2.3%), from and after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is two years after the closing date of the securitization that includes the last promissory note in the related Loan Combination to be securitized, provided that no event of default is then continuing, the related borrower may obtain the release of one or more of the related Mortgaged Properties subject to the satisfaction of certain conditions, including, but not limited to: (i) the borrower prepays a portion of the Mortgage Loan equal to the greater of (x) 120% of the allocated loan amount with respect to each released Mortgaged Property and (y) 80% of the net sales proceeds from each released Mortgaged Property (plus any applicable yield maintenance premium); (ii) after giving effect to such release, (a) the debt yield (as calculated under the Mortgage Loan documents) of the remaining Mortgaged Properties is no less than the greater of (x) 10.88% and (y) the debt yield immediately prior to such release, (b) the debt service coverage ratio (as calculated under the Mortgage Loan documents) of the remaining Mortgaged Properties is no less than the greater of (x) 1.99x and (y) the debt service coverage ratio immediately prior to such release, and (c) the loan-to-value ratio (as calculated under the Mortgage Loan documents) of the remaining Mortgaged Properties is equal to or less than 59.66%; and (iii) the borrower provides a REMIC opinion and rating agency confirmation.

Property Releases; Partial Defeasance

●	With respect to the 650 Madison Avenue Mortgage Loan (9.4%), provided that no event of default is continuing under the related Mortgage Loan documents (other than an event of default that would be cured by a partial defeasance and the associated release), at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, the borrower may deliver defeasance collateral and obtain release of one or more individual Condominium Units provided that, among other conditions, (i) the defeasance collateral is in an amount equal to or greater than 125% of the allocated loan amount for the individual Condominium Unit(s) being released, (ii) the loan-to-value ratio with respect to the Condominium Units remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, (iii) the debt yield with respect to the remaining Condominium Units for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the Mortgaged Property that continues to be subject to the liens of the Mortgage Loan documents after the contemplated release and to exclude the interest expense on the aggregate amount defeased, is not less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, (iv) the borrower delivers a REMIC opinion, and (v) if requested by lender, the borrower delivers a rating agency confirmation. See “Condominium Interests and Other Shared Interests” above.

●	With respect to the Midland Atlantic Portfolio Mortgage Loan (1.9%), provided no event of default under the Mortgage Loan is continuing, the borrowers have the right at any time from and after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is two years after the closing date of the securitization that includes the last promissory note in the related Loan Combination to be securitized to obtain the release of up to two Mortgaged Properties subject to the satisfaction of certain conditions, including, among others: (i) the sale of the Mortgaged Property to be released pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the related borrower defeases a portion of the related Mortgage Loan equal to the applicable release price (as described below); (iii) the debt yield for the 12 months prior to the last day of a fiscal quarter, recalculated to include only income and expense attributable to the remaining Mortgaged Properties and to exclude the interest expense on the aggregate amount defeased, will be no less than the greater of (1) 8.68% and (2) the debt yield immediately prior to such release, and (iv) delivery of a REMIC opinion and a rating agency confirmation. The release price with respect to any related Mortgaged Property is the greater of (x) 115% of its allocated loan amount and (y) 75% of the sales price for such Mortgaged Property.

●	With respect to the Superior Storage Portfolio Mortgage Loan (4.5%), provided no event of default under the Mortgage Loan is continuing, the borrowers have the right at any time from and after the second anniversary of the Closing Date to obtain the release of a Mortgaged Property subject to certain conditions, including; (i) the related borrowers defease a portion of the Mortgage Loan equal to the greater of (x) 120% of its allocated loan amount and (y) 80% of the sales price for such Mortgaged Property, (ii) the debt yield (excluding the property to be released) for the 12-month period ending on the last day of the most recently ended fiscal quarter would be no less than the greater of (1) 7.39% and (2) the debt yield immediately prior to such release, (iii) the debt service coverage ratio (excluding the property to be released) for the 12-month period ending on the last day of the most recently ended fiscal quarter would be at least the greater of (1) 1.38x and (2) the debt service coverage ratio immediately prior to such release and (iv) delivery of a REMIC opinion and a rating agency confirmation.

●	With respect to the Seaman Ave Multifamily Portfolio Mortgage Loan (1.6%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the securitization Closing Date, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, and (b) the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is greater than the greater of (a) 1.76x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 64.6% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable

●	With respect to the St. Louis Industrial Portfolio Mortgage Loan (1.1%), in connection with an arm’s length sale of an individual property to an unrelated third party, the related borrower may obtain the release of an individual Mortgaged Property or Mortgaged Properties from the lien of the related Mortgage Loan after the second anniversary of the securitization closing date, by defeasing an amount equal to the greater of (x) 120% of the allocated loan amount of the related Mortgaged Property or Mortgaged Properties to be released, or (y) 100% of the net sales proceeds of the related Mortgaged Property or Mortgaged Properties to be released, which in no event may be less than 94% of the gross sales price of the Mortgaged Property or Mortgaged Properties to be released, subject to conditions set forth in the related Mortgage Loan documents, including but not limited to: (i) the debt service coverage ratio after giving effect to such release is at least equal to the greater of (x) 1.58x and (y) the debt service coverage ratio immediately prior to such release; (ii) the loan-to-value ratio after giving effect to such release is no more than the lesser of (x) 72.2% and (y) the loan-to-value ratio immediately prior to such release; (iii) no event of default under such Mortgage Loan shall be continuing; and (iv) compliance with REMIC-related conditions.

Property Releases; Partial Defeasance and Partial Prepayments

●	With respect to the CBM Portfolio Mortgage Loan (4.1%), after the prepayment lockout date (March 6, 2021), the borrowers may obtain the release of any individual Mortgaged Property (any property so released, the “Release Property”), upon the prepayment of the related Loan Combination in the amount of the Release Price (as defined below) of such Mortgaged Property, without payment of any prepayment fee or yield maintenance premium, provided that the total of all such prepayments may not exceed $61,560,000. In addition, after the defeasance lockout date (the earlier of two years after the startup day of the final REMIC that holds any portion of the related Loan Combination and January 15, 2023), the borrowers may obtain the release of any Release Property upon the defeasance of the related Loan Combination in the amount of the related Release Price. In connection with any such partial release, the borrowers must also satisfy the following conditions, among others: (i) the debt service coverage ratio as of the release date for all of the individual Mortgaged Properties then remaining subject to the liens of the mortgages is not less than the greater of (x) 3.29x and (y) the debt service coverage ratio immediately prior to such release (based on the most recent financial statements delivered to the lender), (ii) the debt yield as of the release date for all of the individual Mortgaged Properties then remaining subject to the liens of the mortgages is not less than the greater of (x) 11.00% and (y) the debt yield immediately prior to such release and (iii) satisfaction of REMIC-related conditions. The “Release Price” for each Mortgaged Property securing the CBM Portfolio Mortgage Loan is set forth in a table to the related loan agreement and generally reflects approximately 110% of the related allocated loan amount except with respect to the Courtyard Charlotte South Park and Courtyard Philadelphia Devon Mortgaged Properties, for which the release prices are each equal to 62.5% of the related “as-is” appraised value. The partial prepayments without prepayment fees in connection with partial releases are allocated solely to Note A-1 of the related Loan Combination, which is not included in the issuing entity. Partial defeasance is allocated to all of the CBM Portfolio Loan Combination notes other than Note A-1.

●	With respect to the Brooklyn Multifamily Portfolio Mortgage Loan (3.1%), in connection with the sale of an individual property to an unrelated third party, the borrowers may obtain the release of an individual Brooklyn Multifamily Portfolio Mortgaged Property or Properties from the lien of the related Brooklyn Multifamily Portfolio Mortgage Loan after the second anniversary of the securitization closing date by defeasing an amount equal to the greater of (x) 125% of the allocated loan amount of the related Mortgaged Property or Mortgaged Properties to be released, or (y) 100% of the net sales proceeds of the related Mortgaged Property or Mortgaged Properties to be released, subject to conditions set forth in the related Brooklyn Multifamily Portfolio Mortgage Loan documents, including but not limited to: (i) the debt yield after giving effect to such release is greater than the greater of (x) 7.20% and (y) the debt yield immediately prior to such release; (ii) the loan-to-value ratio after giving effect to such release is no greater than the lesser of (x) 65% and (y) the loan-to-value ratio immediately prior to such release; (iii) no event of default under such Brooklyn Multifamily Portfolio Mortgage Loan shall be continuing; (iv) the borrower delivers a REMIC opinion; and (v) the borrower delivers, if required by lender, a rating agency confirmation. Additionally, partial assumptions of the Brooklyn Multifamily Portfolio Loan are permitted at any time in connection with a sale of an individual mortgaged property, subject to among other things: (i) the Brooklyn Multifamily Portfolio Mortgage Loan has been bifurcated into one or more loans pursuant to documentation reasonably satisfactory to the lender, (ii) the debt yield for the Brooklyn Multifamily Portfolio Mortgage Loan, after giving effect to a partial assumption, is not less than (x) in connection with the first two partial assumptions, 7.50% or (y) in connection with any subsequent partial assumption, 8.25%, (iii) the debt service coverage ratio for the Brooklyn Multifamily Portfolio Mortgage Loan is not less than (x) in connection with the first two partial assumptions, 1.75x or (y) in connection with any subsequent partial assumption, 2.00x, (iv) the loan-to-value ratio for the Brooklyn Multifamily Portfolio Mortgage Loan is not greater than (x) in connection with the first two partial assumptions, 65% or (y) in connection with any subsequent partial assumption, 60%; (v) the debt yield for the assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Mortgage Loan is not less than 8.25%; (vi) with respect to an assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Mortgage Loan to be secured by the 832 Lexington Avenue Property (or the Brooklyn Multifamily Portfolio Mortgage Loan, if the only remaining collateral is the 832 Lexington Avenue Property), the debt yield for assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Mortgage Loan (or for the Brooklyn Multifamily Portfolio Mortgage Loan, as applicable), when calculated using full unabated taxes, is not less than 7.00%, (vii) the debt service coverage ratio for the assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Loan is not less than 2.00x; and (viii) the loan-to-value ratio for the assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Mortgage Loan is not greater than 60%, with the requirements in the foregoing clauses (ii) through (iv) to apply to the Brooklyn Multifamily Portfolio Mortgage Loan (and not any assumed and bifurcated loan) after giving effect to the applicable partial assumption, and the requirements in the foregoing clauses (v) through (viii) to apply only to the applicable assumed and bifurcated loan (and not the Brooklyn Multifamily Portfolio Mortgage Loan).

Property Releases; Free Releases

Certain of the Mortgage Loans, including the Staples Headquarters Mortgage Loan (4.1%), the Parkmerced Mortgage Loan (2.3%) and the Midland Atlantic Portfolio Mortgage Loan (1.9%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. We cannot assure you that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

With respect to the Whiteland Towne Center Mortgage Loan (3.0%), the borrower has the one time right at any time other than 60 days prior to and following any secondary market transaction to obtain the release of a portion of the Mortgaged Property which was not assigned any value (the “Free Parcel”) upon the satisfaction of certain conditions set forth in the Whiteland Towne Center Mortgage Loan documents, including, among other things, that the debt service coverage ratio for the Whiteland Towne Center Mortgage Loan at the time of the release is equal to or greater than 1.20x and the borrower delivers a REMIC opinion. Alternatively, the borrower may request the lender’s consent to a net lease of Free Parcel, pursuant to which the borrower and/or the net lessee may develop the Free Parcel with buildings subject to the conditions set forth in the Whiteland Towne Center Mortgage Loan documents.

With respect to the Parkmerced Mortgage Loan (2.3%), in conjunction with the origination of the Parkmerced Loan Combination, the borrower transferred fee title to the legally subdivided non-collateral Phase 1A, Phase 1B and a portion of Phase 1C development parcels of the Parkmerced Property to affiliates of the borrower. The remaining Phase 1 development parcels, comprising the remaining portion of Phase 1C and Phase 1D (collectively, the “Release Property”), will be included in the collateral for the Parkmerced Loan Combination until such time that certain conditions set forth in the Parkmerced Loan Combination documents are satisfied, including, among other things, that the Release Property is legally subdivided from the other collateral and the borrower is permitted to transfer the Release Property to affiliates of the borrower. There is no release price payable in connection with the release of the Release Property from the collateral and the Release Property was not included in the appraised value for the Parkmerced Property.

Escrows

Thirty Eight (38) Mortgage Loans (63.9%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty Seven (37) Mortgage Loans (62.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifteen (15) Mortgage Loans (23.0%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty (20) Mortgage Loans (52.4%) secured by office, retail, mixed use and industrial properties with commercial tenants, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owner); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	15	$635,255,000	52.1%
Springing	25	$455,661,991	37.3%
Soft	3	$90,142,500	7.4%
None	2	$24,000,000	2.0%
Soft (Residential) / Hard (Retail)	1	$15,000,000	1.2%
Total:	46	$1,220,059,491	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan

Summaries” in Annex B to this prospectus for additional information regarding each Split Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
Superior Storage Portfolio	$55,000,000	$11,500,000	NAP	NAP	$66,500,000	5.27541353383459%	62.0%	75.0%	2.11x	1.38x	8.9%	7.4%
Parkmerced(3)	$27,500,000	$275,000,000	$953,000,000	$519,500,000	$1,775,000,000	4.29577172900000%	25.9%	84.1%	4.00x	0.78x	10.9%	3.4%
510 East 14th Street	$15,000,000	$75,000,000	$70,000,000	NAP	$160,000,000	4.12937500000000%	29.5%	55.6%	3.62x	1.36x	10.7%	5.7%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The mezzanine loan in respect of the Parkmerced Mortgage Loan is payable out of excess cash flow, and the mezzanine borrower will not be in default if there is insufficient available cash flow to pay accrued interest on the mezzanine loan on any monthly payment date. However, any such accrued and unpaid interest on the mezzanine loan will compound annually on each anniversary of the first monthly payment date under the mezzanine loan.

With respect to the Parkmerced Mortgage Loan (2.3%), while the Mortgage Loan and the related mezzanine loan are coterminous as of the Cut-off Date, the related mezzanine loan has one five-year extension option. If the mezzanine extension option is exercised, it is a condition to the extension of the mezzanine loan that, among other things, any new mortgage loan refinancing the Parkmerced Mortgage Loan satisfy certain requirements, including that the refinancing mortgage loan cannot exceed $1.5 billion, have annual debt service payments in excess of $63,750,000 or have upfront fees of more than 1.5% of the principal balance of such loan.

The mezzanine loans related to the Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the equity collateral, any accounts established under the mezzanine loan documents, funds distributed to the mezzanine lender under the Mortgage Loan documents, certain insurance proceeds, and any proceeds thereof not directly constituting security for the Mortgage Loan and any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
1633 Broadway(1)	$110,000,000	52.08%	3.08x	9.35%	Yes
Superior Storage Portfolio(2)	$55,000,000	74.97%	1.40x	7.47%	Yes
The Shoppes at Blackstone Valley(3)	$40,000,000	70.0%	1.25x	9.1%	Yes
Bellagio Hotel and Casino	$20,000,000	72.0%	4.24x	N/A	Yes

(1)	The mezzanine loan may bear a floating rate of interest (subject to an interest rate cap agreement “with a reasonable strike price”). The mezzanine loan may alternately take the form of debt-like preferred equity.

(2)	The Superior Storage Portfolio Mortgage Loan documents permit a “Successor Borrower” (not the current borrower) to obtain a future mezzanine loan. See “Annex B—Significant Loan Summaries—Loan #4: Superior Storage Portfolio—Permitted Future Mezzanine or Secured Subordinate Indebtedness”.

(3)	The mezzanine loan principal amount may not exceed $40,000,000.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Other than in the case of the Bellagio Hotel and Casino Mortgage Loan, the intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the 1633 Broadway Mortgage Loan (9.0%), the borrower is permitted to incur additional debt in the form of debt-like preferred equity. See “—Permitted Mezzanine Debt”.

With respect to The Westin Book Cadillac Mortgage Loan (3.7%), the Mortgaged Property was originally funded with certain mortgage loans, mezzanine debt, and forgivable grants, and tax credit equity in the aggregate amount of approximately $117 million. The Mortgaged Property opened to the public as a Westin in October 2008, at the start of the great recession, and was unable to cover debt service. The maturity dates of certain unrelated loans were extended, while others remained in maturity default. In 2018, Apollo refinanced such debt on the Mortgaged Property, and all claims pertaining to the initial debt incurred in 2008 have since been settled. In connection with the settlement of certain claims, CPTF Book Cadillac, L.L.C., an affiliate of the plaintiff, Carpenters Pension Trust Fund – Detroit, received a preferred return position in the borrower, with such amounts payable solely out of excess cash flow. The Mortgage Loan refinanced the loan made by Apollo in 2018.

Permitted Unsecured Debt and Other Debt

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Loan Combination Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NCF(2)	Loan Combination Debt Yield on Underwritten NCF(3)	Controlling Note Included in Issuing Entity (Y/N)
650 Madison Avenue	CREFI, GSMC	$115,000,000	9.4%	$471,800,000	$213,200,000	$800,000,000	48.5%	66.1%	2.74x	2.01x	9.7%	7.1%	N
1633 Broadway	GSMC, GACC	$110,000,000	9.0%	$891,000,000	$249,000,000	$1,250,000,000	41.7%	52.1%	3.84x	3.08x	11.7%	9.3%	N
Southcenter Mall	GACC	$59,000,000	4.8%	$159,000,000	—	$218,000,000	22.2%	22.2%	6.53x	6.53x	19.1%	19.1%	N
CBM Portfolio	GACC	$50,000,000	4.1%	$348,000,000	$286,000,000	$684,000,000	33.6%	57.7%	5.94x	3.46x	21.3%	12.4%	N
Staples Headquarters	GACC	$50,000,000	4.1%	$40,000,000	—	$90,000,000	45.5%	45.5%	3.98x	3.98x	12.6%	12.6%	Y
805 Third Avenue	CREFI	$45,000,000	3.7%	$105,000,000	$125,000,000	$275,000,000	32.6%	59.8%	2.63x	1.50x	11.3%	6.2%	N
The Westin Book Cadillac	CREFI	$45,000,000	3.7%	$32,000,000	—	$77,000,000	56.6%	56.6%	1.78x	1.78x	10.7%	10.7%	Y
The Shoppes at Blackstone Valley	GSMC	$40,000,000	3.3%	$124,000,000	—	$164,000,000	68.7%	68.7%	1.53x	1.53x	8.6%	8.6%	N
White Oak Crossing	GSMC	$32,000,000	2.6%	$31,375,000	—	$63,375,000	73.1%	73.1%	1.82x	1.82x	9.8%	9.8%	Y
90 North Campus	GSMC	$30,000,000	2.5%	$50,000,000	—	$80,000,000	65.0%	65.0%	2.46x	2.46x	9.3%	9.3%	N
Property Commerce Portfolio	GSMC	$27,620,000	2.3%	$30,000,000	—	$57,620,000	57.5%	57.5%	2.80x	2.80x	10.2%	10.2%	N
Parkmerced	CREFI	$27,500,000	2.3%	$519,500,000	$953,000,000	$1,500,000,000	25.9%	71.1%	4.00x	1.22x	10.9%	4.0%	N
Midland Atlantic Portfolio	GSMC	$23,000,000	1.9%	$22,000,000	—	$45,000,000	70.1%	70.1%	1.56x	1.56x	8.9%	8.9%	Y
Bellagio Hotel and Casino	CREFI	$20,000,000	1.6%	$1,656,200,000	$1,333,800,000	$3,010,000,000	39.3%	70.7%	8.42x	4.06x	27.1%	15.1%	N
405 E 4th Avenue	CREFI	$20,000,000	1.6%	$42,500,000	—	$62,500,000	63.6%	63.6%	2.17x	2.17x	8.0%	8.0%	N
510 East 14th Street	CREFI	$15,000,000	1.2%	$70,000,000	—	$85,000,000	29.5%	29.5%	3.62x	3.62x	10.7%	10.7%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
650 Madison Avenue	Outside Serviced	A-1-1	Control Shift Note(4)	—	CGCMT 2019-C7	50,000,000
		A-1-2-1	No	CCRE	Not Identified	40,000,000
		A-1-3	No	—	GSMS 2020-GC45	20,000,000
		A-1-4	No	—	CGCMT 2020-GC46	50,000,000
		A-1-5	No	—	Benchmark 2020-B16	45,000,000
		A-1-6	No	CREFI	Not Identified	50,000,000
		A-1-7	No	—	Benchmark 2020-IG1	37,900,000
		A-2-1	No	—	GSMS 2020-GC45	30,000,000
		A-2-2	No	—	CGCMT 2020-GC46	50,000,000
		A-2-3, A-2-4, A-2-6, A-2-8	No	GS Bank	Not Identified	51,450,000
		A-2-5	No	—	CGCMT 2020-GC46	10,000,000
		A-2-7	No	—	CGCMT 2020-GC46	5,000,000
		A-3-1	No	—	BBCMS 2020-C6	60,000,000
		A-3-2	No	An affiliate of BCREI	Not Identified	46,450,000
		A-3-3	No	—	WFCM 2020-C55	40,000,000
		A-4	No	—	MAD 2019-650M	400,000
		A-5	No	—	MAD 2019-650M	200,000
		A-6	No	—	MAD 2019-650M	200,000
		A-7	No	—	MAD 2019-650M	200,000
		B-1	Yes(4)	—	MAD 2019-650M	85,280,000
		B-2	No	—	MAD 2019-650M	42,640,000
		B-3	No	—	MAD 2019-650M	42,640,000
		B-4	No	—	MAD 2019-650M	42,640,000

1633 Broadway	Outside Serviced	A-1-S-1	No	—	BWAY 2019-1633	250,000
		A-1-C-1	Control Shift Note (4)	—	CGCMT 2020-GC46	50,000,000
		A-1-C-2	No	—	GSMS 2020-GC45	45,000,000
		A-1-C-3, A-1-C-4, A-1-C-6, A-1-C-7	No	GS Bank	Not Identified	122,500,000
		A-1-C-5	No	—	CGCMT 2020-GC46	32,500,000
		A-2-S-1	No	—	BWAY 2019-1633	250,000
		A-2-C-1-A	No	—	CGCMT 2020-GC46	27,500,000
		A-2-C-1-B	No	—	Benchmark 2020-B16	22,500,000
		A-2-C-2, A-2-C-3-A, A-2-C-4, A-2-C-6, A-2-C-7	No	DBRI	Not Identified	170,000,000
		A-2-C-3-B	No	—	Benchmark 2020-IG1	15,000,000
		A-2-C-5	No		GSMS 2020-GC45	15,000,000
		A-3-S-1	No	—	BWAY 2019-1633	250,000
		A-3-C-1-A, A-3-C-3, A-3-C-4, A-3-C-5, A-3-C-6, A-3-C-7	No	JPMCB	Not Identified	177,850,000
		A-3-C-1-B	No	—	Benchmark 2020-B16	22,500,000
		A-3-C-2	No	—	Benchmark 2020-IG1	49,650,000
		A-4-S-1	No	—	BWAY 2019-1633	250,000
		A-4-C-1	No	—	BANK 2020-BNK25	50,000,000
		A-4-C-2	No	—	BANK 2020-BNK25	50,000,000
		A-4-C-3, A-4-C-6, A-4-C-7	No	WFBNA	Not Identified	80,000,000
		A-4-C-4	No	—	WFCM 2020-C55	40,000,000
		A-4-C-5	No	—	WFCM 2020-C55	30,000,000
		B-1	Yes(4)	—	BWAY 2019-1633	62,250,000

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
		B-2	Yes(4)	—	BWAY 2019-1633	62,250,000
		B-3	Yes(4)	—	BWAY 2019-1633	62,250,000
		B-4	Yes(4)	—	BWAY 2019-1633	62,250,000

Southcenter Mall	Outside Serviced	A-1	Yes	—	GSMS 2020-GC45	60,000,000
		A-2	No	—	Benchmark 2020-IG1	50,000,000
		A-3	No	—	CGCMT 2020-GC46	39,000,000
		A-4	No	DBRI	Not Identified	29,000,000
		A-5	No	—	CGCMT 2020-GC46	20,000,000
		A-6	No	DBRI	Not Identified	20,000,000

CBM Portfolio	Outside Serviced	A-1(11)	Yes(5)	—	COMM 2020-CBM	61,560,000
		A-2A	Yes(5)	—	COMM 2020-CBM	50,000,000
		A-2B	Yes(5)	—	COMM 2020-CBM	50,000,000
		A-2C	Yes(5)	—	COMM 2020-CBM	50,000,000
		A-2D	No	—	CGCMT 2020-GC46	40,000,000
		A-2E	No	DBRI	Not Identified	40,000,000
		A-2F	Yes(5)	—	COMM 2020-CBM	36,440,000
		A-2G	Yes(5)	—	COMM 2020-CBM	30,000,000
		A-2H	Yes(5)	—	COMM 2020-CBM	20,000,000
		A-2I-1	No	—	CGCMT 2020-GC46	10,000,000
		A-2I-2	No	DBRI	Not Identified	10,000,000
		B	Yes(5)	—	COMM 2020-CBM	286,000,000

Staples Headquarters	Serviced	A-1	Yes	—	CGCMT 2020-GC46	50,000,000
		A-2	No	DBRI	Not Identified	20,000,000
		A-3	No	DBRI	Not Identified	20,000,000

805 Third Avenue	Outside Serviced	A-1	Control Shift Note (4)	—	CGCMT 2019-C7	50,000,000
		A-2	No	—	Benchmark 2020-IG1	50,000,000
		A-3	No	—	CGCMT 2020-GC46	40,000,000
		A-4-1	No	—	Benchmark 2020-IG1	5,000,000
		A-4-2	No	—	CGCMT 2020-GC46	5,000,000
		B	Yes(4)	—	CGCMT 2019-C7 (Loan-Specific)	125,000,000

The Westin Book Cadillac	Serviced	A-1	Yes	—	CGCMT 2020-GC46	45,000,000
		A-2	No	CREFI	Not Identified	32,000,000

The Shoppes at Blackstone Valley	Outside Serviced	A-1	Yes	—	COMM 2019-GC44	55,000,000
		A-2	No	—	GSMS 2020-GC45	20,000,000
		A-3	No	—	GSMS 2020-GC45	20,000,000
		A-4	No	—	CGCMT 2020-GC46	20,000,000
		A-5	No	—	CGCMT 2020-GC46	20,000,000
		A-6	No	—	GSMS 2020-GC45	10,000,000
		A-7, A-8, A-9	No	GSBI	Not Identified	19,000,000

White Oak Crossing	Serviced	A-1	Yes	—	CGCMT 2020-GC46	32,000,000
		A-2	No	GS Bank	Not Identified	31,375,000

90 North Campus	Outside Serviced	A-1	Yes	—	GSMS 2020-GC45	50,000,000
		A-2	No	—	CGCMT 2020-GC46	30,000,000

Property Commerce Portfolio	Outside Serviced	A-1	Yes	—	GSMS 2020-GC45	30,000,000
		A-2	No	—	CGCMT 2020-GC46	27,620,000

Parkmerced	Outside Serviced	A-1	Control Shift Note (4)	—	MRCD 2019-PARK	123,500,000
		A-2	No	—	MRCD 2019-PARK	123,500,000
		A-3	No	An affiliate of BCREI	Not Identified	65,000,000
		A-4	No	—	Benchmark 2020-IG1	45,000,000
		A-5	No	An affiliate of BCREI	Not Identified	50,000,000
		A-6	No	—	CGCMT 2020-GC46	27,500,000
		A-7	No	An affiliate of BCREI	Not Identified	35,000,000
		A-9	No	CCRE	Not Identified	40,000,000
		A-10	No	—	GSMS 2020-GC45	37,500,000
		B-1	No	—	MRCD 2019-PARK	354,000,000
		B-2	No	—	MRCD 2019-PARK	354,000,000
		C-1	Yes(4)	—	MRCD 2019-PRKC	122,500,000
		C-2	No	—	MRCD 2019-PRKC	122,500,000

Midland Atlantic Portfolio	Serviced	A-1	Yes	—	CGCMT 2020-GC46	23,000,000
		A-2	No	GS Bank	Not Identified	22,000,000

Bellagio Hotel and Casino	Outside Serviced	A-1-S1, A-2-S1, A-3-S1, A-1-S2, A-2-S2, A-3-S2	Yes (Note A-1-S1)	—	BX 2019-OC11	$716,000,000
		A-1-RL, A-2-RL, A-3-RL	No	—	Third party investor	$360,200,000
		A-1-C1	No	—	BANK 2020-BNK25	$100,000,000
		A-2-C1	No	—	GSMS 2020-GC45	$60,000,000
		A-3-C1, A-3-C6	No	JPMCB	Not Identified	$61,250,000
		A-1-C2, A-1-C3, A-1-C4, A-1-C5	No	MSBNA	Not Identified	$200,000,000
		A-2-C2, A-3-C2	No	—	Benchmark 2020-B16	$60,000,000
		A-2-C3, A-3-C5	No	—	Benchmark 2020-IG1	$55,000,000
		A-2-C4	No	—	CGCMT 2020-GC46	$20,000,000
		A-3-C3, A-3-C4	No	—	BBCMS 2020-C6	$43,750,000
		B-1-S, B-2-S, B-3-S	No	—	BX 2019-OC11	$510,700,000
		B-1-RL, B-2-RL, B-3-RL	No	—	Third party investor	$139,800,000

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
		C-1-S, C-2-S, C-3-S	No	—	BX 2019-OC11	$683,300,000

405 E 4th Avenue	Outside Serviced	A-1	No	—	CGCMT 2019-C7	42,500,000
		A-2	Yes	—	CGCMT 2020-GC46	20,000,000

510 East 14th Street	Outside Serviced	A-1-1	No	—	Benchmark 2020-B16	35,000,000
		A-1-2	No	—	CGCMT 2020-GC46	15,000,000
		A-2	Yes	—	GSMS 2020-GC45	35,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed or (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular has been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of an Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held (or is expected to be held) by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Entity names have been abbreviated for presentation.

“CCRE” means Cantor Commercial Real Estate Funding, L.P.

“CREFI”” means Citi Real Estate Funding Inc.

“GS Bank” means Goldman Sachs Bank USA

“BCREI” means Barclays Capital Real Estate Inc.

“DBRI” means DBR Investments Co. Limited

“JPMCB” means JPMorgan Chase Bank, N.A.

“MSBNA means Morgan Stanley Bank, N.A.

“WFBNA” means Wells Fargo Bank, National Association

(4)	The subject Loan Combination is an AB Loan Combination or a Pari Passu-AB Loan Combination, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Loan Combination (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Loan Combinations—The 650 Madison Avenue Pari Passu-AB Loan Combination”, “—The 1633 Broadway Pari Passu-AB Loan Combination”, “—The 805 Third Avenue Pari Passu-AB Loan Combination” and “—The Parkmerced Pari Passu-AB Loan Combination” in this prospectus for more information regarding the manner in which control shifts under each such Loan Combination.

(5)	No single promissory note comprising a part of the CBM Portfolio Loan Combination is the related control note; however, the COMM 2020-CBM securitization trust is the related controlling note holder, and a party designated under the related trust and servicing agreement is entitled to exercise the rights thereof. See ““—The CBM Portfolio Pari Passu-AB Loan Combination” below.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement. Notwithstanding the foregoing, in the case of the Staples Headquarters Mortgage Loan, the related Co-Lender Agreement does not limit the transfer of more than 49% of the beneficial interest in such Split Mortgage Loan or a related Companion Loan.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e. including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult (or, with respect to certain Mortgage Loans, use reasonable efforts to consult) with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days (or, in some case with respect to an “acceptable insurance default,” 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement. Notwithstanding the foregoing, in the case of the Southcenter Mall Mortgage Loan, the related Co-Lender Agreement does not limit the transfer of more than 49% of the beneficial interest in such Split Mortgage Loan or a related Companion Loan.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights. With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The

Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult (or, with respect to certain Mortgage Loans, use reasonable efforts to consult) each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing (and other than with respect to the Southcenter Mall Loan Combination), the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The 650 Madison Avenue Pari Passu-AB Loan Combination

General

The 650 Madison Avenue Loan Combination consists of (a) the 650 Madison Avenue Mortgage Loan evidenced by promissory notes A-1-4, A-2-2, A-2-5 and A-2-7, with an aggregate original principal balance of $115,000,000, (b) eighteen (18) Pari Passu Companion Loans (the “650 Madison Avenue Pari Passu Companion Loans” and, together with the 650 Madison Avenue Mortgage Loan, the “650 Madison Avenue A Notes”) evidenced by promissory notes A-1-1, A-1-2-1, A-1-3, A-1-5, A-1-6, A-1-7, A-2-1, A-2-3, A-2-4, A-2-6, A-2-8, A-3-1, A-3-2, A-3-3, A-4, A-5, A-6 and A-7 with an aggregate original principal balance of $471,800,000, which are not being contributed to the issuing entity and (c) four (4) Subordinate Companion Loans (the “650 Madison Avenue Subordinate Companion Loans”) evidenced by promissory notes B-1, B-2, B-3 and B-4 with an aggregate original principal balance of $213,200,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “650 Madison Avenue Co-Lender Agreement”) provides that the administration of the 650 Madison Avenue Mortgage Loan will be governed by the 650 Madison Avenue Co-Lender Agreement and the MAD 2019-650M trust and servicing agreement (the “MAD 2019-650M TSA”). The parties to the MAD 2019-650M TSA identified in the table entitled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” constitute the related Outside Servicer, Outside Special Servicer, Outside Trustee and Outside Custodian. In servicing the 650 Madison Avenue Loan Combination, the servicing standard set forth in the MAD 2019-650M TSA requires the related Outside Servicer and Outside Special Servicer to take into account the interests of the Certificateholders and the holders of the 650 Madison Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 650 Madison Avenue Mortgage Loan pursuant to the 650 Madison Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Custody of the Mortgage File

Citibank, N.A., as the custodian under the MAD 2019-650M TSA is the custodian of the mortgage file related to the 650 Madison Avenue Loan Combination (other than the promissory notes evidencing the 650 Madison Avenue Mortgage Loan and any related Companion Loans not included in the MAD 2019-650M securitization).

Application of Payments

The 650 Madison Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 650 Madison Avenue Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 650 Madison Avenue Loan Combination, and provides, in general, that:

●	The 650 Madison Avenue Subordinate Companion Loans and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the 650 Madison Avenue Subordinate Companion Loans will at all times be junior, subject and subordinate to the 650 Madison Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 650 Madison Avenue A Notes, in each case as further described below.

●	All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 650 Madison Avenue Loan Combination or the 650 Madison Avenue Mortgaged Property or amounts realized as proceeds of the 650 Madison Avenue Loan Combination or the 650 Madison Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MAD 2019-650M TSA will be applied and distributed by the related Outside Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the MAD 2019-650M TSA):

○	first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue A Note at the applicable net interest rate;

○	second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 650 Madison Avenue A Note, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Loan Combination until their principal balances have been reduced to zero;

○	third, on pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the related Outside Servicer or Outside Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 650 Madison Avenue Loan Combination pursuant to the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA;

○	fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 650 Madison Avenue Co-Lender Agreement);

○	fifth, on a pro rata and pari passu basis, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue Subordinate Companion Loan at the applicable net interest rate;

○	sixth, on a pro rata and pari passu basis based on the outstanding principal balances of each 650 Madison Avenue Subordinate Companion Loan, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Loan Combination, until the principal balance for each 650 Madison Avenue Subordinate Companion Loan has been reduced to zero;

○	seventh, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread;

○	eighth, if the proceeds of any foreclosure sale or any liquidation of the 650 Madison Avenue Loan Combination or the 650 Madison Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 650 Madison Avenue Subordinate Companion Loans has been reduced, such excess amount will be paid, on a pro rata and pari passu basis, based on the outstanding principal balances of each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 650 Madison Avenue Subordinate Companion Loans as a result of such Workout, plus interest on such amount at the related net interest rate;

○	ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MAD 2019-650M TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Outside Servicer or Outside Special Servicer (in each case provided that such reimbursements or payments relate to the 650 Madison Avenue Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

○	tenth, if any excess amount is available to be distributed in respect of the 650 Madison Avenue Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans in accordance with their respective initial percentage interests.

All expenses and losses relating to the 650 Madison Avenue Loan Combination and the 650 Madison Avenue Mortgaged Property will be allocated first, pro rata, to the 650 Madison Avenue Subordinate Companion Loans and then, pro rata, to the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 650 Madison Avenue Loan Combination will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 650 Madison Avenue Loan Combination, be reimbursed first, pro rata, to reduce the principal balances of the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans, and then, pro rata to reduce the principal balances of the 650 Madison Avenue Subordinate Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 650 Madison Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 650 Madison Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 650 Madison Avenue Companion Loans.

Certain costs and expenses allocable to the 650 Madison Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the 650 Madison Avenue Loan Combination, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the controlling holder with respect to the 650 Madison Avenue Loan Combination (the “650 Madison Avenue Controlling Noteholder”), as of any date of determination, will be (i) the holder of note B-1, unless a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, or (ii) if a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, the holder of note A-1-1; provided that, if the holder of note B-1 would be the 650 Madison Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in note B-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder, a 650 Madison Avenue Control Appraisal Period will be deemed to have occurred. Further, if the holder of note A-1-1 would be the 650 Madison Avenue Controlling Noteholder, but any interest in note A-1-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder with respect to note A-1-1, there will be no 650 Madison Avenue Controlling Noteholder.

Pursuant to the 650 Madison Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 650 Madison Avenue Loan Combination (whether or not a servicing transfer event under the MAD 2019-650M TSA has occurred and is continuing) that would constitute a 650 Madison Avenue Major Decision, the related Outside Servicer or Outside Special Servicer, as applicable, will be required to provide the 650 Madison Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested 650 Madison Avenue Major Decision. The related Outside Servicer or Outside Special Servicer, as applicable, is not permitted to take any action with respect to such 650 Madison Avenue Major Decision (or make a determination not to take action with respect to such 650 Madison Avenue Major Decision), unless and until the related Outside Special Servicer receives the written consent of the 650 Madison Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 650 Madison Avenue Major Decision; provided that the provisions of the MAD 2019-650M TSA will govern the consent and consultation rights under the 650 Madison Avenue Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MAD 2019-650M TSA, the related Outside Servicer or the related Outside Special Servicer, as applicable, may take actions with respect to the 650 Madison Avenue Mortgaged Property before obtaining the consent of the 650 Madison Avenue Controlling Noteholder if the related Outside Servicer or the related Outside Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MAD 2019-650M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 650 Madison Avenue Loan Combination as a collective whole, and the related Outside Servicer or the related Outside Special Servicer, as applicable, has made a reasonable effort to contact the 650 Madison Avenue Controlling Noteholder.

Notwithstanding the foregoing, the related Outside Servicer and the Outside Special Servicer will not be permitted to follow any advice or consultation provided by the 650 Madison Avenue Controlling Noteholder (or its representative) that would require or cause the related Outside Servicer or Outside Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MAD 2019-650M TSA, require or cause the related Outside Servicer or Outside Special Servicer, as applicable, to violate provisions of the 650 Madison Avenue Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the related Outside Servicer or Outside Special Servicer, as applicable, to violate the terms of the 650 Madison Avenue Loan Combination, or materially expand the scope of the related Outside Servicer’s or Outside Special Servicer’s, as applicable, responsibilities under the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA.

The related Outside Special Servicer will be required to provide copies to the issuing entity and each holder of a 650 Madison Avenue Companion Loan (at any time such holder is not the 650 Madison Avenue Controlling Noteholder) (each, a “650 Madison Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the 650 Madison Avenue Controlling Noteholder pursuant to the MAD 2019-650M TSA with respect to any 650 Madison Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 650 Madison Avenue Controlling Noteholder and, at any time the 650 Madison Avenue Controlling Noteholder is the holder of note B-1, the related Outside Special Servicer will be required to consult with each 650 Madison Avenue Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 650 Madison Avenue Non-Controlling Noteholder requests consultation with respect to any such 650 Madison Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 650 Madison Avenue Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any 650 Madison Avenue Non-Controlling Noteholder by the related Outside Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Outside Special Servicer will no longer be obligated to consult with such 650 Madison Avenue Non-Controlling Noteholder, whether or not such 650 Madison Avenue Non-Controlling Noteholder has responded within such ten (10) Business Day period.

A “650 Madison Avenue Control Appraisal Period” will exist with respect to the 650 Madison Avenue Loan Combination, if and for so long as (a)(1) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 650 Madison Avenue Subordinate Companion Loans, (y) any appraisal reduction amount for the 650 Madison Avenue Loan Combination that is allocated to such 650 Madison Avenue Subordinate Companion Loans and (z) any losses realized with respect to the 650 Madison Avenue Mortgaged Property or the 650 Madison Avenue Loan Combination that are allocated to the 650 Madison Avenue Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loans less (ii) any payments of principal allocated to, and received, by the holders of the 650 Madison Avenue Subordinate Companion Loans.

“650 Madison Avenue Major Decision” means a “major decision” under the MAD 2019-650M TSA.

Sale of Defaulted Loan Combination

If the 650 Madison Avenue Loan Combination becomes a defaulted mortgage loan under the MAD 2019-650M TSA and the related Outside Special Servicer decides to sell the notes included in the MAD 2019-650M securitization, the related Outside Special Servicer will be required to sell the 650 Madison Avenue Mortgage Loan, the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, together as notes evidencing one whole loan in accordance with the MAD 2019-650M TSA. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the 650 Madison Avenue Mortgage Loan or any 650 Madison Avenue Pari Passu Companion Loan not included in the MAD 2019-650M securitization without the consent of the holders thereof (including the issuing entity, as holder of the 650 Madison Avenue Mortgage Loan) (together, the “650 Madison Avenue Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 650 Madison Avenue Mortgage Loan or such 650 Madison Avenue Pari Passu Companion Loan, as applicable, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 650 Madison Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the 650 Madison Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Special Servicer in connection with the proposed sale, provided that such 650 Madison Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the 650 Madison Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the related Outside Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 650 Madison Avenue Loan Combination.

The 1633 Broadway Pari Passu-AB Loan Combination

General

The 1633 Broadway Mortgage Loan (9.0%) is part of a split loan structure comprised of 35 senior promissory notes and four subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “1633 Broadway Mortgaged Property”), with an aggregate initial principal balance of $1,250,000,000. Three such senior promissory notes designated Note A-1-C-1, Note A-1-C-5 and Note A-2-C-1-A with an aggregate initial principal balance of $110,000,000 (collectively, the “1633 Broadway Mortgage Loan”), will be deposited into this securitization. The 1633 Broadway Loan Combination is evidenced by (i) the 1633 Broadway Mortgage Loan, (ii) four senior promissory notes designated Note A-1-S-1, Note A-2-S-1, Note A-3-S-1 and Note A-4-S-1 (the “1633 Broadway Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) 28 senior promissory notes designated Note A-1-C-2, Note A-1-C-3, Note A-1-C-4, Note A-1-C-6, Note A-1-C-7, Note A-2-C-1-B, Note A-2-C-2, Note A-2-C-3-A, Note A-2-C-3-B, Note A-2-C-4, Note A-2-C-5, Note A-2-C-6, Note A-2-C-7, Note A-3-C-1-A, Note A-3-C-1-B, Note A-3-C-2, Note A-3-C-3, Note A-3-C-4, Note A-3-C-5, Note A-3-C-6, Note A-3-C-7, Note A-4-C-1, Note A-4-C-2, Note A-4-C-3, Note A-4-C-4, Note A-4-C-5, Note A-4-C-6 and Note A-4-C-7 (the “1633 Broadway Non-Standalone Pari Passu Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Pari Passu Companion Loans”), which have an aggregate initial principal balance of $890,000,000 and (iv) four subordinate promissory notes designated Note B-1, Note B-2, Note B-3 and Note B-4 (the “1633 Broadway Subordinate Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Standalone Companion Loans”), which have an aggregate initial principal balance of $249,000,000.

The 1633 Broadway Mortgage Loan, the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein, collectively, as the “1633 Broadway Loan Combination”, and the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein as the “1633 Broadway Companion Loans”. The 1633 Broadway Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 1633 Broadway Mortgage Loan. The 1633 Broadway Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans.

Only the 1633 Broadway Mortgage Loan is included in the issuing entity. The 1633 Broadway Standalone Companion Loans were contributed to a securitization trust (the “BWAY Trust 2019-1633 Securitization”) governed by the BWAY 2019-1633 trust and servicing agreement (the “BWAY 2019-1633 TSA”). The 1633 Broadway Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized 1633 Broadway Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the 1633 Broadway Loan Combination are subject to a Co-Lender Agreement (the “1633 Broadway Co-Lender Agreement”). The following summaries describe certain provisions of the 1633 Broadway Co-Lender Agreement.

Servicing

The 1633 Broadway Loan Combination (including the 1633 Broadway Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BWAY 2019-1633 TSA by KeyBank National Association as master servicer (the “1633 Broadway Master Servicer”), and, if necessary, Situs Holdings, LLC as special servicer (the “1633 Broadway Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the 1633 Broadway Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 1633 Broadway Mortgage Loan (but not on the 1633 Broadway Companion Loans)

pursuant to the terms of the Pooling and Servicing Agreement unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1633 Broadway Mortgage Loan.

Property protection advances in respect of the 1633 Broadway Loan Combination will be made by the 1633 Broadway Master Servicer or the trustee under the BWAY 2019-1633 TSA, as applicable, unless a determination of nonrecoverability is made under the BWAY 2019-1633 TSA.

Application of Payments

The 1633 Broadway Co-Lender Agreement sets forth the respective rights of the holder of the 1633 Broadway Mortgage Loan, the holders of the 1633 Broadway Pari Passu Companion Loans and the holders of the 1633 Broadway Subordinate Companion Loans with respect to distributions of funds received in respect of the 1633 Broadway Loan Combination, and provides, in general, that:

●	the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the 1633 Broadway Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans, and the rights of the holders of the 1633 Broadway Subordinate Companion Loans to receive payments with respect to the 1633 Broadway Loan Combination are, at all times, junior, subject and subordinate to the rights of the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans to receive payments with respect to the 1633 Broadway Loan Combination;

●	all expenses and losses relating to the 1633 Broadway Loan Combination will, to the extent not paid by the related borrowers, be allocated first to the holder of 1633 Broadway Subordinate Companion Loans and second to the issuing entity, as holder of the 1633 Broadway Mortgage Loan, and the holders of the 1633 Broadway Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the 1633 Broadway Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●	First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●	Second, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●	Third, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 1633 Broadway Mortgage Loan and each 1633 Broadway Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 1633 Broadway Loan Combination pursuant to the 1633 Broadway Co-Lender Agreement or the BWAY 2019-1633 TSA;

●	Fourth, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Loan Combination documents;

●	Fifth, the holders of the 1633 Broadway Subordinate Companion Loans, to pay accrued and unpaid interest on the 1633 Broadway Subordinate Companion Loans to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 1633 Broadway Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●	Sixth, to the holders of the 1633 Broadway Subordinate Companion Loans, in an amount equal to all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced to zero;

●	Seventh, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Loan Combination documents;

●	Eighth, if the proceeds of any foreclosure sale or any liquidation of the 1633 Broadway Loan Combination or the 1633 Broadway Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 1633 Broadway Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the 1633 Broadway Subordinate Companion Loans as a result of such workout, plus unpaid interest on the 1633 Broadway Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

●	Ninth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the BWAY 2019-1633 TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 1633 Broadway Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Companion Loans, pro rata, based on their respective percentage interests; and

●	Tenth, if any excess amount is available to be distributed in respect of the 1633 Broadway Loan Combination, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the 1633 Broadway Mortgage Loan, the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the 1633 Broadway Co-Lender Agreement (the “1633 Broadway Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the BWAY Trust 2019-1633 Securitization. Pursuant to the terms of the BWAY 2019-1633 TSA, such controlling class representative, which will initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the 1633 Broadway Loan Combination similar, but not necessarily identical, to those held by the Directing Holder under the terms of the Pooling and Servicing Agreement. Upon a “Control Shift Event” under the BWAY 2019-1633 TSA (a “1633 Broadway Control Shift Event”), the 1633 Broadway Directing Holder will be the holder of Note A-1-C-1 (or, if Note A-1-C-1 has been deposited into a securitization, the “controlling class representative” or any analogous party for the related securitization). A 1633 Broadway Control Shift Event will generally exist at any time that (i) the Class A certificates issued pursuant to the BWAY 2019-1633 TSA have an outstanding certificate balance (as notionally reduced by any appraisal reduction amounts allocable to such class) that is 25% or less of the initial certificate balance of such Class A certificates, (ii) the 1633 Broadway Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) Prima Capital Advisors LLC or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate administrator under the BWAY 2019-1633 TSA (the “1633 Broadway Certificate Administrator”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the 1633 Broadway Certificate Administrator receives either such notice.

Neither the issuing entity, as holder of the 1633 Broadway Mortgage Loan, nor any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan, as non-controlling note holders (other than the holder of Note A-1-C-1, but only during the continuance of a 1633 Broadway Control Shift Event), will have any right to consult with the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer with respect to major decisions to be taken with respect to the 1633 Broadway Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 1633 Broadway Loan Combination or for any other matter.

Sale of Defaulted Loan Combination

Pursuant to the terms of the 1633 Broadway Co-Lender Agreement, if the 1633 Broadway Loan Combination becomes a defaulted mortgage loan, and if the 1633 Broadway Special Servicer determines to sell the 1633 Broadway Loan Combination in accordance with the BWAY 2019-1633 TSA, then the 1633 Broadway Special Servicer will be required to sell the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans, together with the 1633 Broadway Mortgage Loan, as one whole loan. In connection with any such sale, the 1633 Broadway Special Servicer will be required to follow the procedures contained in the BWAY 2019-1633 TSA.

 Notwithstanding the foregoing, the 1633 Broadway Special Servicer will not be permitted to sell the 1633 Broadway Loan Combination if it becomes a defaulted mortgage loan under the BWAY 2019-1633 TSA without the written consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the 1633 Broadway Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 1633 Broadway Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 1633 Broadway Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 1633 Broadway Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the 1633 Broadway Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the 1633 Broadway Loan Combination.

Special Servicer Appointment Rights

Pursuant to the 1633 Broadway Co-Lender Agreement and the BWAY 2019-1633 TSA, the 1633 Broadway Directing Holder (or its representative) will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the BWAY 2019-1633 TSA recommends, in its sole discretion exercised in good faith, the replacement of the 1633 Broadway Special Servicer, the applicable certificateholders under the BWAY 2019-1633 TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer in accordance with the BWAY 2019-1633 TSA, as described under “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

The CBM Portfolio Pari Passu-AB Loan Combination

General

The CBM Portfolio Mortgage Loan (4.1%) is part of a split loan structure comprised of eleven (11) senior promissory notes and one subordinate promissory note, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $684,000,000. Two such senior promissory notes designated A-2D and A-2I-1 with an aggregate initial principal balance of $50,000,000 (collectively, the “CBM Portfolio Mortgage Loan”), will be deposited into this securitization. The CBM Portfolio Loan Combination (as defined below) is evidenced by (i) the CBM Portfolio Mortgage Loan, (ii) seven senior promissory notes designated A-1, A-2A, A-2B, A-2C, A-2F, A-2G and A-2H with an aggregate initial principal balance of $298,000,000 (the “CBM Portfolio Standalone Pari Passu Companion Loans”); (iii) two senior promissory notes designated A-2E and A2-I2 with an aggregate initial principal balance of $50,000,000 (the “CBM Portfolio Non-Standalone Pari Passu Companion Loans” and, together with the CBM Portfolio Standalone Pari Passu Companion Loans, the “CBM Portfolio Pari Passu Companion Loans”); and (iv) one subordinate promissory note designated B with an initial principal balance of $286,000,000 (the “CBM Portfolio Subordinate Companion Loan” and, together with the CBM Portfolio Standalone Pari Passu Companion Loans, the “CBM Portfolio Standalone Companion Loans”).

The CBM Portfolio Mortgage Loan, the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loan are referred to herein, collectively, as the “CBM Portfolio Loan Combination”, and the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loan are referred to herein as the “CBM Portfolio Companion Loans”. The CBM Portfolio Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the CBM Portfolio Mortgage Loan. The CBM Portfolio Subordinate Companion Loan is subordinate in right of payment with respect to the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans.

Only the CBM Portfolio Mortgage Loan is included in the issuing entity. The CBM Portfolio Standalone Companion Loans were contributed to a securitization trust governed by the COMM 2020-CBM trust and servicing agreement (the “COMM 2020-CBM TSA”) (the “COMM 2020-CBM Securitization"). The CBM Portfolio Non-Standalone Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized CBM Portfolio Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the CBM Portfolio Loan Combination (the “CBM Portfolio Noteholders”) are subject to a co-lender agreement (the “CBM Portfolio Co-Lender Agreement”). The following summaries describe certain provisions of the CBM Portfolio Co-Lender Agreement.

Servicing

The CBM Portfolio Loan Combination (including the CBM Portfolio Mortgage Loan) and any related REO Property are serviced and administered pursuant to the terms of the COMM 2020-CBM TSA by Wells Fargo Bank, National Association as servicer (the “CBM Portfolio Servicer”), and, if necessary, CWCapital Asset Management LLC, as special servicer (the “CBM Portfolio Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the CBM Portfolio Co-Lender Agreement.

Custody of the Mortgage File

The custodian under the COMM 2020-CBM TSA is the custodian of the mortgage file related to the CBM Portfolio Loan Combination (other than the promissory notes evidencing the CBM Portfolio Mortgage Loan and the CBM Portfolio Non-Standalone Pari Passu Companion Loans).

Advances

The Master Servicer or the Trustee, as applicable, will be responsible for making any required principal and interest advances on the CBM Portfolio Mortgage Loan (but not on the CBM Portfolio Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the CBM Mortgage Loan.

Property protection advances in respect of the CBM Portfolio Loan Combination will be made by the CBM Portfolio Servicer or the trustee under the COMM 2020-CBM TSA (the “CBM Portfolio Trustee”), as applicable, unless a determination of nonrecoverability is made under the COMM 2020-CBM TSA, as described under “Pooling and Servicing Agreement—Servicing of the Outside-Serviced Mortgage Loans”.

Application of Payments Prior to a CBM Portfolio Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the CBM Portfolio Loan Combination borrower to pay money due under the CBM Portfolio Loan Combination or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the CBM Portfolio Loan Combination becomes a specially serviced mortgage loan under the COMM 2020-CBM TSA (a “CBM Portfolio Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the CBM Portfolio Loan Combination (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents) are required to be distributed and applied in the following order of priority (net of amounts payable or reimbursable to the CBM Portfolio Servicer or CBM Portfolio Special Servicer in accordance with the COMM 2020-CBM TSA):

(i)     first, (A) first, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the Master Servicer or a master servicer of any CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CBM Portfolio Servicer or the CBM Portfolio Trustee from general collections of the issuing entity or related CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CBM Portfolio Subordinate Companion (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CBM Portfolio Standalone Companion Loans), to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)    second, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee, as applicable), with respect to the CBM Portfolio Loan Combination, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA;

(iii)    third, initially, to the holders of the CBM Portfolio Loan Combination (or the CBM Portfolio Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the CBM Portfolio Loan Combination (or the CBM Portfolio Special Servicer), any special servicing fees, workout fees and liquidation fees earned by with respect to the CBM Portfolio Loan Combination under the COMM 2020-CBM TSA;

(iv)    fourth, pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan;

(v)    fifth, pari passu, in respect of principal, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vi)    sixth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CBM Portfolio Pari Passu Companion Loan and the CBM Portfolio Mortgage Loan;

(vii)   seventh, to the holder of the CBM Portfolio Subordinate Companion Loan, if is no longer included in the COMM 2020-CBM Securitization (or any servicer or trustee, as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the CBM Portfolio Subordinate Companion Loan (or any servicer or trustee, as applicable), with respect to the CBM Portfolio Loan Combination pursuant to the COMM 2020-CBM TSA and the CBM Portfolio Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA or the CBM Portfolio Co-Lender Agreement, and any cure payment made by the holder of the CBM Portfolio Subordinate Companion Loan pursuant to the CBM Portfolio Co-Lender Agreement;

(viii)  eighth, to the holder of the CBM Portfolio Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate;

(ix)   ninth, in respect of principal, to the holder of the CBM Portfolio Subordinate Companion Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CBM Portfolio Loan Combination in accordance with the loan agreement until the note principal balance of the B Note has been reduced to zero;

(x)    tenth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, to the holder of the CBM Portfolio Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holder of the CBM Portfolio Subordinate Companion Loan, plus interest thereon at the related interest rate, net of the servicing fee rate;

(xi)   eleventh, any interest accrued at the default rate on the outstanding principal balance of the CBM Portfolio Loan Combination to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the CBM Portfolio Loan Combination interest rate and (iii) not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or the master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the CBM Portfolio Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)  twelfth, pro rata and pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans (other than Note A-1) and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the related CBM Portfolio Pari Passu Companion Loan or CBM Portfolio Mortgage Loan, pro rata based on “prepayment charge entitlement”, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

(xiii)  thirteenth, to the holder of the CBM Portfolio Subordinate Companion Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the CBM Portfolio Subordinate Companion Loan;

(xiv)  fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer under the COMM 2020-CBM TSA, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or a master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the CBM Portfolio Co-Lender Agreement), to each CBM Portfolio Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)   fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the CBM Portfolio Loan Combination on a pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the Borrowers actually pay any assumption fees, such assumption fees otherwise allocable to the notes instead will be payable as additional servicing compensation as provided in the COMM 2020-CBM TSA.

Notwithstanding the provisions described above, the loan documents for the CBM Portfolio Loan Combination provide that the prepayments permitted in an amount up to $61,560,000 without payment of any prepayment fee or yield maintenance premium are allocated solely to Note A-1 of the CBM Portfolio Loan Combination, which note is not included in the issuing entity, and partial defeasance is allocated to all of the CBM Portfolio Loan Combination notes other than such Note A-1.

Application of Payments After a CBM Portfolio Triggering Event of Default

Generally, for so long as a CBM Portfolio Triggering Event of Default has occurred and is continuing, all amounts available for payment on the CBM Portfolio Loan Combination (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents) are required to be distributed and applied in the following order of priority (net of amounts payable or reimbursable to the CBM Portfolio Servicer or CBM Portfolio Special Servicer in accordance with the COMM 2020-CBM TSA):

(i)    first, (A) first, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio

Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the Master Servicer or a master servicer of any CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CBM Portfolio Servicer or the CBM Portfolio Trustee from general collections of the issuing entity or related CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CBM Portfolio Subordinate Companion (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CBM Portfolio Standalone Companion Loans), to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)    second, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee, as applicable), with respect to the CBM Portfolio Loan Combination, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA;

(iii)    third, initially, to the holders of the CBM Portfolio Loan Combination (or the CBM Portfolio Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the CBM Portfolio Loan Combination (or the CBM Portfolio Special Servicer), any special servicing fees, workout fees and liquidation fees earned by with respect to the CBM Portfolio Loan Combination under the COMM 2020-CBM TSA;

(iv)    fourth, pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan;

(v)    fifth, to the holder of the CBM Portfolio Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate;

(vi)    sixth, pari passu, in respect of principal, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vii)   seventh, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CBM Portfolio Pari Passu Companion Loan and the CBM Portfolio Mortgage Loan;

(viii)  eighth, to the holder of the CBM Portfolio Subordinate Companion Loan, if is no longer included in the COMM 2020-CBM Securitization (or any servicer or trustee, as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the CBM Portfolio Subordinate Companion Loan (or any servicer or trustee, as applicable), with respect to the CBM Portfolio Loan Combination pursuant to the COMM 2020-CBM TSA and the CBM Portfolio Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA or the CBM Portfolio Co-Lender Agreement, and any cure payment made by the holder of the CBM Portfolio Subordinate Companion Loan pursuant to the CBM Portfolio Co-Lender Agreement;

(ix)   ninth, to the holder of the CBM Portfolio Subordinate Companion Loan, all remaining funds until the related outstanding note principal balance has been reduced to zero;

(x)    tenth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, to the holder of the CBM Portfolio Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holder of the CBM Portfolio Subordinate Companion Loan, plus interest thereon at the related interest rate, net of the servicing fee rate;

(xi)   eleventh, pro rata and pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans (other than Note A-1) and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the related CBM Portfolio Pari Passu Companion Loan or CBM Portfolio Mortgage Loan, pro rata based on “prepayment charge entitlement”, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)  twelfth, to the holder of the CBM Portfolio Subordinate Companion Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the CBM Portfolio Subordinate Companion Loan;

(xiii)  thirteenth, any interest accrued at the default rate on the outstanding principal balance of the CBM Portfolio Loan Combination to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the CBM Portfolio Loan Combination interest rate and (iii) not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or the master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the CBM Portfolio Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

(xiv)  fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer under the COMM 2020-CBM TSA, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or a master servicer or trustee under any pooling and servicing agreement relating to a CBM

Portfolio Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the CBM Portfolio Co-Lender Agreement), to each CBM Portfolio Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)   fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the CBM Portfolio Loan Combination on a pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the Borrowers actually pay any assumption fees, such assumption fees otherwise allocable to the notes instead will be payable as additional servicing compensation as provided in the COMM 2020-CBM TSA.

For the purpose of these “—Application of Payments Prior to a CBM Portfolio Triggering Event of Default” and “—Application of Payments After a CBM Portfolio Triggering Event of Default” sections, with respect to CBM Portfolio Mortgage Loan, the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the CBM Portfolio Loan Combination, and the “prepayment charge entitlement” means, with respect to any prepayment made with a prepayment charge and respect to any note, the product of: (A) a fraction whose numerator is the amount of such prepayment and whose denominator is the outstanding principal balance of such note before giving effect to such prepayment, times (B) the amount by which (1) the sum of the respective present values, computed as of the date of such prepayment, of the remaining scheduled payments of principal and interest with respect to such note, including the balloon payment on the commencement of the open prepayment date (assuming no other prepayments or acceleration of the CBM Portfolio Loan Combination), determined by discounting such payments to the date on which such prepayment is made at the treasury constant yield, exceeds (2) the outstanding principal balance of such note on such date immediately prior to such prepayment.

The Controlling Holder

The “controlling noteholder” under the CBM Portfolio Co-Lender Agreement will be the COMM 2020-CBM securitization trust. Pursuant to the terms of the COMM 2020-CBM TSA, the rights of the related trust as “controlling noteholder” will be exercisable by the CBM Portfolio Directing Holder so long as a “subordinate control period” is in effect. At any time a “subordinate control period” is not in effect, the rights of the “controlling noteholder” will be generally exercisable by the CBM Portfolio Special Servicer or the COMM 2020-CBM certificateholders (in the case of appointment and replacement of the special servicer with respect to the CBM Portfolio Loan Combination as described under “—Special Servicer Appointment Rights” below). The “CBM Portfolio Directing Holder” is the majority holder of a class of COMM 2020-CBM certificates determined under the COMM 2020-CBM TSA in a manner similar to the series 2020-GC46 controlling class. A “subordinate control period” is generally any period when the certificate principal balance of the COMM 2020-CBM “Class E” certificates (taking into account the application of any appraisal reduction amounts and collateral deficiency amounts allocated to the class to notionally reduce the certificate principal balance of such COMM 2020-CBM certificates) is at least 25% of the initial certificate principal balance of such class. For the avoidance of doubt, so long as the CBM Portfolio Subordinate Companion Loan is included in the COMM 2020-CBM securitization trust, any purchase option or cure rights of the CBM Portfolio Subordinate Companion Loan holder will not apply.

Consultation and Control

The consent and consultation rights with respect to the CBM Portfolio Loan Combination are similar but not identical to those held by the Directing Certificateholder under the terms of the Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Outside-Serviced Mortgage Loans”.

Neither the issuing entity nor any holder of a CBM Portfolio Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the CBM Portfolio Servicer or the CBM Portfolio Special Servicer with respect to major decisions to be taken with respect to the CBM Portfolio Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the CBM Portfolio Loan Combination or for any other matter.

Cure Rights

If the CBM Portfolio Subordinate Companion Loan is no longer included in the COMM 2020-CBM Securitization and a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) exists with respect to the CBM Portfolio Loan Combination, then the CBM Portfolio Subordinate Companion Loan holders will have the right, but not the obligation to cure such default within, in the case of a monetary default, 10 business days after receipt of notice of such default and, in the case of a non-monetary default, 30 days following receipt of notice of such default. Under certain circumstances, the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days).

If the CBM Portfolio Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the CBM Portfolio Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the CBM Portfolio Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or any other CBM Portfolio Pari Passu Companion Loan holder related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected.

So long as a default exists that is being cured by the CBM Portfolio Subordinate Companion Loan holder and the applicable cure period has not expired and the CBM Portfolio Subordinate Companion Loan holder is permitted to cure under the terms of the CBM Portfolio Co-Lender Agreement, the default will not be treated as a default or a CBM Portfolio Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After a CBM Portfolio Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the CBM Portfolio Loan Combination, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the CBM Portfolio Mortgaged Properties or (iii) for purposes of treating the CBM Portfolio Loan Combination as a specially serviced loan. Notwithstanding anything to the contrary, the CBM Portfolio Subordinate Companion Loan holder’s right to cure a default will be limited to six (6) Cure Events over the life of the CBM Portfolio Loan Combination and no single Cure Event may exceed four (4) consecutive months. A “Cure Event” means the CBM Portfolio Subordinate Companion Loan holder’s exercise of its cure rights whether for one month or for consecutive months in the aggregate (and, in such case, such cure for such consecutive months shall constitute one Cure Event).

Purchase Option

If the CBM Portfolio Subordinate Companion Loan is no longer included in the COMM 2020-CBM Securitization and a CBM Portfolio Triggering Event of Default has occurred and is continuing, then, upon written notice from the CBM Portfolio Special Servicer of such occurrence (a “Repurchase Option Notice”), the CBM Portfolio Subordinate Companion Loan holder will have the right, prior to any other party, by written notice to the CBM Portfolio Special Servicer (the “Repurchase Election Notice”) after the occurrence of the CBM Portfolio Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the CBM Portfolio Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the COMM 2020-CBM TSA and the CBM Portfolio Co-Lender Agreement, and (d) the date that is 90 days after the related directing holder’s receipt of the Repurchase Option Notice, to purchase the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans for the applicable purchase price provided in the CBM Portfolio Co-Lender Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The CBM Portfolio Special Servicer will be required to give the CBM Portfolio Subordinate Companion Loan holder five (5) business days’ prior written notice of its intent (a “Notice of Foreclosure/DIL”) with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property. If the CBM Portfolio Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the CBM Portfolio Subordinate Companion Loan holder and the CBM Portfolio Subordinate Companion Loan holder will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the CBM Portfolio Special Servicer and to consummate the purchase option on a repurchase date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the CBM Portfolio Subordinate Companion Loan holder for an additional 30 days upon payment of $5 million non-refundable cash deposit and provision of evidence satisfactory to the CBM Portfolio Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the CBM Portfolio Mortgage Loan and each CBM Portfolio Pari Passu Companion Loan.

Sale of Defaulted Loan Combination

Pursuant to the terms of the CBM Portfolio Co-Lender Agreement, if the CBM Portfolio Loan Combination becomes a defaulted mortgage loan, and if the CBM Portfolio Special Servicer determines to sell the CBM Portfolio Mortgage Loan and the CBM Portfolio Companion Loans in accordance with the CBM Portfolio TSA, then the CBM Portfolio Special Servicer will have the right and the obligation to sell the CBM Portfolio Mortgage Loan and the CBM Portfolio Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2020-CBM TSA. In connection with any such sale, the CBM Portfolio Special Servicer will be required to follow the procedures set forth in the COMM 2020-CBM TSA, which are similar but not identical to the provisions described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans— Sale of Defaulted Mortgage Loans and REO Properties”.

Special Servicer Appointment Rights

Pursuant to the CBM Portfolio Co-Lender Agreement and the COMM 2020-CBM TSA, the CBM Portfolio Directing Holder (during a “subordinate control period”) or COMM 2020-CBM certificateholders with the requisite percentage of voting rights (after a “subordinate control period”) will have the right, with or without cause, to replace the CBM Portfolio Special Servicer then acting with respect to the CBM Portfolio Loan Combination and appoint a replacement special servicer without the consent of the CBM Portfolio Non-Standalone Pari Passu Companion Loan Holders (including the issuing entity or a servicer or any series 2020-GC46 certificateholder).

The 805 Third Avenue Pari Passu-AB Loan Combination

General

The 805 Third Avenue Loan Combination consists of (a) the 805 Third Avenue Mortgage Loan evidenced by promissory notes A-3 and A-4-2 with an aggregate original principal balance of $45,000,000, which are being contributed to the issuing entity, (b) three Pari Passu Companion Loans (the “805 Third Avenue Pari Passu Companion Loans” and, together with the 805 Third Avenue Mortgage Loan, the “805 Third Avenue A Notes”) evidenced by promissory notes A-1, A-2 and A-4-1 with an aggregate original balance of $105,000,000, which are not being contributed to the issuing entity and (c) one (1) Subordinate Companion Loan (the “805 Third Avenue Subordinate Companion Loan”) evidenced by promissory note B with an original principal balance of $125,000,000, which is not being contributed to the issuing entity.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Servicing

The related Co-Lender Agreement (the “805 Third Avenue Co-Lender Agreement”) provides that the administration of the 805 Third Avenue Loan Combination will be governed by the 805 Third Avenue Co-Lender Agreement and the CGCMT 2019-C7 PSA. The parties to the CGCMT 2019-C7 PSA identified in the table entitled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms— Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” will constitute the related Outside Servicer, Outside Special Servicer, Outside Trustee and Outside Custodian. In servicing the 805 Third Avenue Loan Combination, the servicing standard set forth in the CGCMT 2019-C7 PSA will require the related Outside Servicer and Outside Special Servicer to take into account the interests of the Certificateholders and the holders of the 805 Third Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 805 Third Avenue Mortgage Loan pursuant to the 805 Third Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CGCMT 2019-C7 is the custodian of the mortgage file related to the 805 Third Avenue Loan Combination (other than the promissory notes evidencing the 805 Third Avenue Mortgage Loan and any related Companion Loan not included in the CGCMT 2019-C7 securitization).

Application of Payments

The 805 Third Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 805 Third Avenue Mortgage Loan and the 805 Third Avenue Companion Loans with respect to distributions of funds received in respect of the 805 Third Avenue Loan Combination, and provides, in general, that:

●	The 805 Third Avenue Subordinate Companion Loan and the rights of the related holder to receive payments of interest, principal and other amounts with respect to the 805 Third Avenue Subordinate Companion Loan will at all times be junior, subject and subordinate to the 805 Third Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 805 Third Avenue A Notes, in each case as further described below.

●	All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 805 Third Avenue Mortgage Loan or the 805 Third Avenue Mortgaged Property or amounts realized as proceeds of the 805 Third Avenue Mortgage Loan or the 805 Third Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the 805 Third Avenue Servicing Agreement will be applied and distributed by the Outside Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the CGCMT 2019-C7 PSA):

○	first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan and each holder of an 805 Third Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 805 Third Avenue A Note at the applicable net interest rate;

○	second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 805 Third Avenue A Note, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan and each holder of an 805 Third Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 805 Third Avenue Loan Combination until their principal balances have been reduced to zero;

○	third, on pro rata and pari passu basis, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of an 805 Third Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the Outside Servicer or the Outside Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 805 Third Avenue Loan Combination pursuant to the 805 Third Avenue Co-Lender Agreement or the CGCMT 2019-C7 PSA;

○	fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of an 805 Third Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 805 Third Avenue Co-Lender Agreement);

○	fifth, to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for the 805 Third Avenue Subordinate Companion Loan at the applicable net interest rate;

○	sixth, to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 805

Third Avenue Loan Combination, until the principal balance for the 805 Third Avenue Subordinate Companion Loan has been reduced to zero;

○	seventh, any prepayment premium, to the extent paid by the borrower, to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of the 805 Third Avenue Subordinate Companion Loan multiplied by its relative spread;

○	eighth, if the proceeds of any foreclosure sale or any liquidation of the 805 Third Avenue Loan Combination or the 805 Third Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 805 Third Avenue Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the 805 Third Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 805 Third Avenue Subordinate Companion Loan as a result of such Workout, plus interest on such amount at the related net interest rate;

○	ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the CGCMT 2019-C7 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Outside Servicer or the Outside Special Servicer (in each case provided that such reimbursements or payments relate to the 805 Third Avenue Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of the 805 Third Avenue Pari Passu Companion Loans holder and the 805 Third Avenue Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

○	tenth, if any excess amount is available to be distributed in respect of the 805 Third Avenue Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 805 Third Avenue Mortgage Loan, and each holder of the 805 Third Avenue Pari Passu Companion Loans holder and the 805 Third Avenue Subordinate Companion Loan in accordance with their respective initial percentage interests.

All expenses and losses relating to the 805 Third Avenue Loan Combination and the 805 Third Avenue Mortgaged Property will be allocated first, to the 805 Third Avenue Subordinate Companion Loan and then, pro rata, to the 805 Third Avenue Mortgage Loan and the 805 Third Avenue Pari Passu Companion Loans. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 805 Third Avenue Loan Combination will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 805 Third Avenue Loan Combination, be reimbursed first, pro rata, to reduce the principal balances of the 805 Third Avenue Mortgage Loan and the 805 Third Avenue Pari Passu Companion Loans, and then to reduce the principal balance of the 805 Third Avenue Subordinate Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 805 Third Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 805 Third Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 805 Third Avenue Companion Loans.

Certain costs and expenses allocable to the 805 Third Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the 805 Third Avenue Loan Combination, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to 805 Third Avenue Co-Lender Agreement, the controlling holder with respect to the 805 Third Avenue Loan Combination (the “805 Third Avenue Controlling Noteholder”), as of any date of determination, will be (i) the controlling class representative for the 805 Third Avenue loan-specific certificates, unless an 805 Third Avenue Control Appraisal Period has occurred and is continuing (initially BSREF Holdings LLC) or (ii) if an 805

Third Avenue Control Appraisal Period has occurred and is continuing, the controlling holder under the CGCMT 2019-C7 PSA (initially LNR Securities Holdings, LLC); provided that, if the holder of a majority of the 805 Third Avenue Subordinate Companion Loan would be the 805 Third Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in the 805 Third Avenue Subordinate Companion Loan is held by the related borrower, a borrower affiliate or certain other borrower related parties, or the related borrower, a borrower affiliate or certain other borrower related parties would otherwise be entitled to exercise the rights of the 805 Third Avenue Controlling Noteholder, a 805 Third Avenue Control Appraisal Period will be deemed to have occurred.

Pursuant to the 805 Third Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 805 Third Avenue Loan Combination (whether or not a servicing transfer event under the CGCMT 2019-C7 PSA has occurred and is continuing) that would constitute a 805 Third Avenue Major Decision, the Outside Servicer or the Outside Special Servicer, as applicable, will be required to provide the 805 Third Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested 805 Third Avenue Major Decision. The Outside Servicer or the Outside Special Servicer, as applicable, is not permitted to take any action with respect to such 805 Third Avenue Major Decision (or make a determination not to take action with respect to such 805 Third Avenue Major Decision), unless and until the Outside Special Servicer receives the written consent of the 805 Third Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 805 Third Avenue Major Decision. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard set forth in the CGCMT 2019-C7 PSA, the Outside Servicer or the Outside Special Servicer, as applicable, may take actions with respect to the 805 Madison Avenue Mortgaged Property before obtaining the consent of the 805 Third Avenue Controlling Noteholder if the Outside Servicer or the Outside Special Servicer, as applicable, reasonably determines in accordance with the servicing standard set forth in the CGCMT 2019-C7 PSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 805 Third Avenue Loan Combination as a collective whole, and the Outside Servicer or the Outside Special Servicer, as applicable, has made a reasonable effort to contact the 805 Third Avenue Controlling Noteholder.

Notwithstanding the foregoing, the Outside Servicer and the Outside Special Servicer will not be permitted to follow any advice or consultation provided by the 805 Third Avenue Controlling Noteholder, that would require or cause the Outside Servicer or the Outside Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard set forth in the CGCMT 2019-C7 PSA, require or cause the Outside Servicer or the Outside Special Servicer, as applicable, to violate provisions of the 805 Third Avenue Co-Lender Agreement or the CGCMT 2019-C7, require or cause the Outside Servicer or the Outside Special Servicer, as applicable, to violate the terms of the 805 Third Avenue Loan Combination, or materially expand the scope of the Outside Servicer’s or the Outside Special Servicer’s, as applicable, responsibilities under 805 Third Avenue Co-Lender Agreement or the CGCMT 2019-C7 PSA.

The Outside Special Servicer will be required to (i) provide copies to the issuing entity and each holder of an 805 Third Avenue Companion Loan that is not the 805 Third Avenue Controlling Noteholder (each, in such capacity, an “805 Third Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to 805 Third Avenue Controlling Noteholder pursuant to the CGCMT 2019-C7 PSA with respect to any 805 Third Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 805 Third Avenue Controlling Noteholder, and (ii) at any time the 805 Third Avenue Controlling Noteholder is the holder of Note A-1, the Outside Special Servicer will be required to consult with the issuing entity and each holder of an 805 Third Avenue Pari Passu Companion Loan, other than the holder of Note A-1 (each, an “805 Third Avenue Non-Lead Noteholder”) on a strictly non-binding basis, to the extent having received such notices, information and reports, any 805 Third Avenue Non-Lead Noteholder requests consultation with respect to any such 805 Third Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 805 Third Avenue Non-Lead Noteholder; provided that after the expiration of a period of 10 Business Days from the delivery to any 805 Third Avenue Non-Lead Noteholder by the Outside Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Outside Special Servicer will no longer be obligated to consult with such 805 Third Avenue Non-Lead Noteholder, whether or not such 805 Third Avenue Non-Lead Noteholder has responded within such ten (10) Business Day period.

An “805 Third Avenue Control Appraisal Period” will exist with respect to the 805 Third Avenue Loan Combination, if and for so long as (a)(1) the initial principal balance of the 805 Third Avenue Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 805 Third Avenue Subordinate Companion Loan, (y) any appraisal reduction amount for the 805 Third Avenue Loan Combination that is allocated to such 805 Third Avenue Subordinate Companion Loan and (z) any losses realized with respect to the 805 Third Avenue Mortgaged Property or the 805 Third Avenue Loan Combination that are allocated to the 805 Third Avenue Subordinate Companion Loan, is less than (b) 25% of the remainder of (i) the initial principal balance of the 805 Third Avenue Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the 805 Third Avenue Subordinate Companion Loan.

“805 Third Avenue Major Decision” means a “Major Decision” under the CGCMT 2019-C7 PSA.

Sale of Defaulted Loan Combination

If the 805 Third Avenue Mortgage Loan becomes a defaulted mortgage loan under the CGCMT 2019-C7 PSA and the related Outside Special Servicer decides to sell the notes included in the CGCMT 2019-C7 securitization, the related Outside Special Servicer will be required to sell the 805 Third Avenue Mortgage Loan, the 805 Third Avenue Pari Passu Companion Loans and the 805 Third Avenue Subordinate Companion Loan, together as notes evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the 805 Third Avenue Mortgage Loan or the 805 Third Avenue Pari Passu Companion Loans not included in the CGCMT 2019-C7 securitization without the consent of the 805 Third Avenue Non-Lead Noteholders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 805 Third Avenue Mortgage Loan or such 805 Third Avenue Pari Passu Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 805 Third Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 805 Third Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to other offerors or otherwise approved by the related Outside Special Servicer in connection with the proposed sale, provided that such 805 Third Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 805 Third Avenue Co-Lender Agreement and the CGCMT 2019-C7 PSA, the 805 Third Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the Outside Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 805 Third Avenue Loan Combination.

The 805 Third Avenue Controlling Noteholder agreed and acknowledged that the CGCMT 2019-C7 PSA may contain provisions such that any Outside Special Servicer could be terminated under the CGCMT 2019-C7 PSA based on a recommendation by the Outside Operating Advisor if (A) the Outside Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Outside Special Servicer has failed to comply with the servicing standard set forth in the CGCMT 2019-C7 PSA and (2) a replacement of the Outside Special Servicer would be in the best interest of the holders of the applicable securities issued under the CGCMT 2019-C7 PSA (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The 805 Third Avenue Controlling Noteholder will retain its right to remove and replace the Outside Special Servicer, but the 805 Third Avenue Controlling Noteholder may not restore a Outside Special Servicer that has been removed in accordance with the preceding sentence.

The Parkmerced Pari Passu-AB Loan Combination

General

The Parkmerced Loan Combination consists of (a) the Parkmerced Mortgage Loan evidenced by promissory note A-6 with an original principal balance of $27,500,000, which is being contributed to the issuing entity, (b) eight Pari Passu Companion Loans (the “Parkmerced Pari Passu Companion Loans” and, together with the

Parkmerced Mortgage Loan, the “Parkmerced A Notes”) evidenced by promissory notes A-1, A-2, A-3, A-4, A-5, A-7, A-9 and A-10 with an aggregate original principal balance of $519,500,000, which are not being contributed to the issuing entity, (c) two senior Subordinate Companion Loans (the “Parkmerced B Notes”) evidenced by promissory notes B-1 and B-2 with an aggregate original principal balance of $708,000,000, which are not being contributed to the issuing entity and (d) two junior Subordinate Companion Loans (the “Parkmerced C Notes” and, together with the Parkmerced B Notes, the “Parkmerced Subordinate Companion Loans”) evidenced by promissory notes C-1 and C-2 with an aggregate original principal balance of $245,000,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “Parkmerced Co-Lender Agreement”) provides that the administration of the Parkmerced Mortgage Loan will be governed by the Parkmerced Co-Lender Agreement and the MRCD 2019-PARK TSA. The parties to the MRCD 2019-PARK TSA identified in the table entitled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms— Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” will constitute the related Outside Servicer, Outside Special Servicer, Outside Trustee and Outside Custodian.

In servicing the Parkmerced Loan Combination, the servicing standard set forth in the MRCD 2019-PARK TSA will require the related Outside Servicer and the related Outside Special Servicer to take into account the interests of the Certificateholders and the holders of the Parkmerced Companion Loans (it being understood that the interest of the Parkmerced C Notes are junior to the Parkmerced B Notes and the Parkmerced B Notes are junior to the Parkmerced A Notes).

Amounts payable to the issuing entity as holder of the Parkmerced Mortgage Loan pursuant to the Parkmerced Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MRCD 2019-PARK TSA is the custodian of the mortgage file related to the Parkmerced Loan Combination (other than the promissory notes evidencing the Parkmerced Mortgage Loan and any related Companion Loan not included in the MRCD 2019-PARK securitization).

Application of Payments

The Parkmerced Co-Lender Agreement sets forth the respective rights of the holders of the Parkmerced Mortgage Loan and the related Parkmerced Companion Loans with respect to distributions of funds received in respect of the Parkmerced Loan Combination, and provides, in general, that:

●	The Parkmerced C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced C Notes are at all times junior, subject and subordinate to the Parkmerced B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced B Notes and the Parkmerced B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced B Notes are at all times junior, subject and subordinate to the Parkmerced A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Parkmerced A Notes, as set forth in the Parkmerced Co-Lender Agreement.

●	Prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Parkmerced Loan Combination, (ii) any other event of default that causes the Parkmerced Loan Combination to become a specially serviced loan under the MRCD 2019-PARK TSA or (iii) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parkmerced Loan Combination or the Parkmerced Mortgaged Property or amounts realized as proceeds of the Parkmerced Loan Combination or the Parkmerced

Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MRCD 2019-PARK TSA will be applied and distributed by the related Outside Servicer in the following order of priority without duplication:

○	first, (i) first, to the holders of the Parkmerced A Notes (or the related Outside Servicer or the related Outside Trustee and, if applicable, the master servicers and trustees of any trusts (each a “Non-Lead Securitization Trust”) related to the securitization of any Parkmerced A Note not included in the MRCD 2019-PARK securitization), up to the amount of any servicing advances that are nonrecoverable advances (or in the case of a master servicer or trustee of any Non-Lead Securitization Trust, if applicable, its pro rata share of any servicing advances that are nonrecoverable advances previously reimbursed to the related Outside Servicer or the related Outside Trustee from general collections of the related Non-Lead Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to each holder of the Parkmerced A Notes (or the related Outside Servicer or the related Outside Trustee and the master servicers or trustees of the related Non-Lead Securitization Trusts), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the related MRCD 2019-PARK TSA with respect to such Parkmerced A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate), (iii) third, to each holder of the Parkmerced B Notes (or the related Outside Servicer or the related Outside Trustee), up to the amount of any P&I advance that is a nonrecoverable advance with respect to such Parkmerced B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Parkmerced B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the related Outside Servicer or the related Outside Trustee and, if applicable, the master servicers of the related Non-Lead Securitization Trusts), up to the amount of any administrative advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any administrative advances that are nonrecoverable advances previously reimbursed to the related Outside Servicer or the related Outside Trustee from general collections of the related Non-Lead Securitization Trust);

○	second, to the holders of the Parkmerced A Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced A Notes at the related net interest rate;

○	third, (i) to the holders of the Parkmerced A Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Loan Combination that are allocated to the Parkmerced A Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holders of the Parkmerced A Notes until the aggregate principal balance of the Parkmerced A Notes is reduced to zero;

○	fourth, to each holder of the Parkmerced A Notes up to the amount of any unreimbursed costs and expenses paid by such holder of the Parkmerced A Notes with respect to the Parkmerced Loan Combination pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs, to be allocated pro rata based on the amounts due to each holder of the Parkmerced A Notes pursuant to this clause;

○	fifth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through four and, as a result of a workout, the aggregate principal balance of the Parkmerced A Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced A Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced A Notes as a result of such workout, plus interest on such amount at the related net interest rate;

○	sixth, to the holder of the Parkmerced B Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced B Notes at the related net interest rate;

○	seventh, (i) to the holder of the Parkmerced B Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Loan Combination that are allocated to the Parkmerced B Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holder of the Parkmerced B Notes until the aggregate principal balance of the Parkmerced B Notes is reduced to zero;

○	eighth, to the holder of the Parkmerced B Notes up to the amount of any unreimbursed costs and expenses paid by the holder of the Parkmerced B Notes with respect to the Parkmerced Loan Combination pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

○	ninth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout, the aggregate principal balance of the Parkmerced B Notes has been reduced, such excess amount will be paid to the holder of the Parkmerced B Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced B Notes as a result of such workout, plus interest on such amount at the related net interest rate;

○	tenth, to the extent the holders of the Parkmerced C Notes have made any payments or advances to cure defaults pursuant to the Parkmerced Co-Lender Agreement, to reimburse the holders of the Parkmerced C Notes for all such cure payments;

○	eleventh, to each holder of the Parkmerced C Notes (or the master servicer or trustee of the securitization of the Parkmerced C Notes), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the trust and servicing agreement related to the securitization of the Parkmerced C Notes (the “MRCD 2019-PRKC TSA”) with respect to such Parkmerced C Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced C Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under the MRCD 2019-PRKC TSA).

○	twelfth, to the holders of the Parkmerced C Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced C Notes at the related net interest rate;

○	thirteenth, (i) to the holders of the Parkmerced C Notes in an amount equal to the principal payments (excluding all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such monthly payment date with respect to the Parkmerced Loan Combination that are allocated to the Parkmerced C Notes pursuant to the related mortgage loan agreement; and (ii) with respect to all prepayment proceeds relating to casualty or condemnation, to the holders of the Parkmerced C Notes until the aggregate principal balance of the Parkmerced C Notes is reduced to zero;

○	fourteenth, to the holders of the Parkmerced C Notes up to the amount of any unreimbursed costs and expenses paid by the holders of the Parkmerced C Notes with respect to the Parkmerced Loan Combination pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PRKC TSA, including any recovered costs;

○	fifteenth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through fourteen and, as a result of a workout, the aggregate principal balance of the Parkmerced C Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced C Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced C Notes as a result of such workout, plus interest on such amount at the related net interest rate;

○	sixteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to each of the holders of the Parkmerced A Notes in an amount up to the amount allocable to the Parkmerced A Notes in accordance with the loan documents;

○	seventeenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holder of the Parkmerced B Notes in an amount up to the amount allocable to Parkmerced B Note in accordance with the loan documents;

○	eighteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced C Notes in an amount up to the amount allocable to the Parkmerced C Notes in accordance with the loan documents;

○	nineteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MRCD 2019-PARK TSA, including, without limitation, to compensate the related Outside Servicer or Outside Special Servicer under the MRCD 2019-PARK TSA, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the Parkmerced A Notes, the holders of the Parkmerced B Notes and the holders of the Parkmerced C Notes, pro rata, based on their respective percentage interests; and

○	twentieth, if any excess amount is available to be distributed in respect of the Parkmerced Loan Combination, and not otherwise applied in accordance with the foregoing clauses one through nineteen, any remaining amount will be paid pro rata to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes in accordance with their respective initial percentage interests.

●	Upon the occurrence and during the continuance of a Sequential Pay Event, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parkmerced Loan Combination or the Parkmerced Mortgaged Property or amounts realized as proceeds of the Parkmerced Loan Combination or the Parkmerced Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MRCD 2019-PARK TSA will be applied and distributed by the related Outside Servicer in the following order of priority without duplication:

○	first, (i) first, to the holders of the Parkmerced A Notes (or the related Outside Servicer or the related Outside Trustee and, if applicable, the master servicers and trustees of the related Non-Lead Securitization Trusts), up to the amount of any servicing advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any servicing advances that are nonrecoverable advances previously reimbursed to the related Outside Servicer or the related Outside Trustee from general collections of the related Non-Lead Securitization Trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to each holder of the Parkmerced A Notes (or the related Outside Servicer or the related Outside Trustee and the master servicers or trustees of the related Non-Lead Securitization Trusts), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under the related MRCD 2019-PARK TSA with respect to such Parkmerced A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such Non-Lead Securitization Trust), (iii) third, to each holder of the Parkmerced B Notes (or the related Outside Servicer or the related Outside Trustee), up to the amount of any P&I advance that is a nonrecoverable advance with respect to such Parkmerced B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Parkmerced B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the related Outside Servicer or the related Outside Trustee of the Lead Securitization and, if applicable, the master servicers of the related Non-Lead Securitization Trusts), up to the amount of any administrative advances that are nonrecoverable advances (or in the case of a master servicer of any Non-Lead Securitization Trust, if applicable, its pro rata share of any administrative advances that are nonrecoverable advances previously reimbursed to the related Outside Servicer or the related Outside Trustee from general collections of the related Non-Lead Securitization Trust);

○	second, to the holders of the Parkmerced A Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced A Notes at the related net interest rate;

○	third, to the holders of the Parkmerced B Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced B Notes at the related net interest rate;

○	fourth, to the holders of the Parkmerced A Notes in an amount equal to the aggregate principal balance of the Parkmerced A Notes until the aggregate principal balance of the Parkmerced A Notes has been reduced to zero;

○	fifth, to each holder of the Parkmerced A Notes up to the amount of any unreimbursed costs and expenses paid by such holder of the Parkmerced A Notes with respect to the Parkmerced Loan Combination pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs, to be allocated pro rata based on the amounts due to each holder of the Parkmerced A Notes pursuant to this clause;

○	sixth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through fifth and, as a result of a workout, the aggregate principal balance of the Parkmerced A Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced A Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced A Notes as a result of such workout, plus interest on such amount at the related net interest rate;

○	seventh, to the holder of the Parkmerced B Notes in an amount equal to the aggregate principal balance of the Parkmerced B Notes has been reduced to zero;

○	eighth, to the holder of the Parkmerced B Notes up to the amount of any unreimbursed costs and expenses paid by the holder of the Parkmerced B Notes with respect to the Parkmerced Loan Combination pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PARK TSA, including any recovered costs;

○	ninth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout, the aggregate principal balance of the Parkmerced B Notes has been reduced, such excess amount will be paid to the holder of the Parkmerced B Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced B Notes as a result of such workout, plus interest on such amount at the related net interest rate;

○	tenth, to the extent the holders of the Parkmerced C Notes have made any payments or advances to cure defaults pursuant to the Parkmerced Co-Lender Agreement, to reimburse the holders of the Parkmerced C Notes for all such cure payments;

○	eleventh, to each holder of the Parkmerced C Notes (or the master servicer or trustee of the securitization of the Parkmerced C Notes), up to the amount of any P&I advance that is a nonrecoverable advance or analogous concept under MRCD 2019-PRKC TSA with respect to such Parkmerced C Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Parkmerced C Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under the MRCD 2019-PRKC TSA);

○	twelfth, to the holders of the Parkmerced C Notes in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Parkmerced C Notes at the related net interest rate;

○	thirteenth, to the holders of the Parkmerced C Notes in an amount equal to the aggregate principal balance of the Parkmerced C Notes has been reduced to zero;

○	fourteenth, to the holders of the Parkmerced C Notes up to the amount of any unreimbursed costs and expenses paid by the holders of the Parkmerced C Notes with respect to the Parkmerced Loan Combination pursuant to Parkmerced Co-Lender Agreement or the MRCD 2019-PRKC TSA, including any recovered costs;

○	fifteenth, if the proceeds of any foreclosure sale or any liquidation of the Parkmerced Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses one through fourteen and, as a result of a workout, the aggregate principal balance of the Parkmerced C Notes has been reduced, such excess amount will be paid to the holders of the Parkmerced C Notes in an amount up to the reduction, if any, of the aggregate principal balance of the Parkmerced C Notes as a result of such workout, plus interest on such amount at the related net interest rate;

○	sixteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced A Notes in an amount up to the amount allocable to the Parkmerced A Notes in accordance with the loan documents;

○	seventeenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holder of the Parkmerced B Notes in an amount up to the amount allocable to Parkmerced B Note in accordance with the loan documents;

○	eighteenth, any prepayment premium, to the extent paid by the related borrower, will be paid to the holders of the Parkmerced C Notes in an amount up to the amount allocable to the Parkmerced C Notes in accordance with the loan documents;

○	nineteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MRCD 2019-PARK TSA, including, without limitation, to compensate the related Outside Servicer or Outside Special Servicer under the MRCD 2019-PARK TSA, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes, pro rata, based on their respective percentage interests; and

○	twentieth, if any excess amount is available to be distributed in respect of the Parkmerced Loan Combination, and not otherwise applied in accordance with the foregoing clauses one through nineteen, any remaining amount will be paid pro rata to the holders of the Parkmerced A Notes, the holder of the Parkmerced B Notes and the holders of the Parkmerced C Notes in accordance with their respective initial percentage interests.

Notwithstanding the foregoing, if a P&I advance is made with respect to the Parkmerced Mortgage Loan, then that P&I advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Parkmerced Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Parkmerced Companion Loans.

Certain costs and expenses allocable to the Parkmerced Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Parkmerced Loan Combination, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Parkmerced Co-Lender Agreement, the controlling noteholder with respect to the Parkmerced Loan Combination (the “Parkmerced Controlling Noteholder”), as of any date of determination, will be (i) the holder of note C-1, unless a Parkmerced Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) if a Parkmerced Control Appraisal Period has occurred and is continuing, the holder of note A-1; provided that, if the holder of note C-1 is held by the related borrower or a related borrower party, or the related borrower or the related borrower party would otherwise be entitled to exercise the rights of the Parkmerced Controlling Noteholder, a Parkmerced Control Appraisal Period will be deemed to have occurred with respect to the holder of note C-1.

Pursuant to the Parkmerced Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Parkmerced Loan Combination or the loan documents (whether or not a servicing transfer event under the MRCD 2019-PARK TSA has occurred and is continuing) that would constitute a Parkmerced Major Decision has been requested or proposed at least ten (10) Business Days prior to taking action with respect to such Parkmerced Major Decision (or making a determination not to take action with respect to such Parkmerced Major Decision), the related Outside Servicer or the related Outside Special Servicer will request the written consent of the Parkmerced Controlling Noteholder (or its representative) before implementing a decision with respect to such Parkmerced Major Decision. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to the Parkmerced Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MRCD 2019-PARK TSA, the related Outside Servicer or Outside Special Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Parkmerced Controlling Noteholder if the related Outside Servicer or Outside Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MRCD 2019-PARK TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the Parkmerced Loan Combination as a whole, and the related Outside Servicer or Outside Special Servicer, as applicable has made a reasonable effort to contact the Parkmerced Controlling Noteholder.

Notwithstanding the foregoing, the related Outside Servicer or the related Outside Special Servicer are not allowed to follow any advice, direction, objection or consultation provided by the Parkmerced Controlling Noteholder (or its representative) that would require or cause the related Outside Servicer or the related Outside Special Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard set forth in the MRCD 2019-PARK TSA, require or cause the related Outside Servicer or the related Outside Special Servicer to violate the terms of the Parkmerced Co-Lender Agreement, the MRCD 2019-PARK TSA or the related loan agreement, or materially expand the scope of the responsibilities of the related Outside Servicer or the related Outside Special Servicer under the Parkmerced Co-Lender Agreement.

The related Outside Servicer of the related Outside Special Servicer will be required: (i) to provide copies to the holders of each Parkmerced A Notes (at any time it is not the Parkmerced Controlling Noteholder), including the issuing entity, as the holder of the Parkmerced Mortgage Loan (each, in such capacity, an “Parkmerced Non-Controlling Senior Noteholder”) of any notice, information and report that is required to be provided to the related Non-Controlling Directing Holder pursuant to the MRCD 2019-PARK TSA with respect to any Parkmerced Major Decision, or the implementation of any recommended actions outlined in an asset status report, within the same time frame such notice, information and report is required to be provided to the related Non-Controlling Directing Holder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a control termination event or consultation termination event under the MRCD 2019-PARK TSA), and (ii) consult with each Parkmerced Non-Controlling Senior Noteholder on a strictly non-binding basis, to the extent, having received such notices, information and reports, such Parkmerced Non-Controlling Senior Noteholder requests consultation with respect to any such Parkmerced Major Decision or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Parkmerced Non-Controlling Senior Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any Parkmerced Non-Controlling Senior Noteholder by the related Outside Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Outside Servicer or the related Outside Special Servicer will no longer be obligated to consult with such Parkmerced Non-Controlling Senior Noteholder, whether or not such Parkmerced Non-Controlling Senior Noteholder has responded within such ten (10) Business Day period (unless, the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the Parkmerced Non-Controlling Senior Noteholders set forth in the immediately preceding sentence, the related Outside Special Servicer may make any Parkmerced Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned ten (10) business day period if the related Outside Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Parkmerced Loan Combination. In no event will the related Non-Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Parkmerced Non-Controlling Senior Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Parkmerced Co-Lender Agreement, during the continuation of Parkmerced Control Appraisal Period, each Parkmerced Non-Controlling Senior Noteholder will have the right to attend annual meetings (either telephonically or in person, at the discretion of the related Outside Servicer or the related Outside Special Servicer, as applicable) with the related Outside Servicer or the related Outside Special Servicer upon reasonable notice and at times reasonably acceptable to the related Outside Servicer or the related Outside Special Servicer, as applicable, in which servicing issues related to the Parkmerced Loan Combination are discussed.

The term “Parkmerced Control Appraisal Period” means any period with respect to the Parkmerced Loan Combination, if and for so long as: (a) (1) the aggregate initial principal balance of the Parkmerced C Notes, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Parkmerced C Notes after the date of creation of the Parkmerced C Notes, (y) any “appraisal reduction amount” (as defined in the MRCD 2019-PARK TSA), for the Parkmerced Loan Combination that is allocated to the Parkmerced C Notes and (z) any losses realized with respect to the Parkmerced Mortgaged Property or the Parkmerced Loan Combination that are allocated to the Parkmerced C Notes, is less than (b) 25% of the remainder of the (i) initial principal balance of the Parkmerced C Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Parkmerced C Notes on the Parkmerced C Notes after the date of creation of the Parkmerced C Notes.

“Parkmerced Major Decision” means a “Major Decision” under the MRCD 2019-PARK TSA.

Sale of Defaulted Loan Combination

If the Parkmerced Loan Combination becomes a defaulted mortgage loan under the MRCD 2019-PARK TSA and the related Outside Special Servicer decides to sell the notes included in the MRCD 2019-PARK securitization, the related Outside Special Servicer will be required to sell the Parkmerced Mortgage Loan and the Parkmerced Pari Passu Companion Loans in accordance with the MRCD 2019-PARK TSA. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the Parkmerced Mortgage Loan or any Parkmerced Pari Passu Companion Loan not included in the MRCD 2019-PARK securitization trust without the consent of the related Parkmerced Non-Controlling Senior Noteholder unless it has delivered to such Parkmerced Non-Controlling Senior Noteholder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Parkmerced Mortgage Loan or such Parkmerced Pari Passu Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Parkmerced Non-Controlling Senior Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related Non-Serviced Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Outside Servicer or the related Outside Special Servicer in connection with the proposed sale. A Parkmerced Non-Controlling Senior Noteholder may waive any of the delivery or timing requirements set forth in the preceding sentence as to itself. Subject to the foregoing, each of the Parkmerced Non-Controlling Senior Noteholders and their representatives are permitted to submit an offer at any sale of the Parkmerced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. Additionally, pursuant to the Parkmerced Co-Lender Agreement, if the Parkmerced Loan Combination becomes a defaulted mortgage loan under the MRCD 2019-PARK TSA and the related Outside Special Servicer decides to sell the notes included in the MRCD 2019-PARK securitization, the related Outside Special Servicer has the right to sell the Parkmerced Subordinate Companion Loans together with the Parkmerced A Notes, subject to certain conditions set forth in the Parkmerced Co-Lender Agreement, including notification requirements similar to those described in the second preceding sentence.

Special Servicer Appointment Rights

Pursuant to the Parkmerced Co-Lender Agreement, the Parkmerced Controlling Noteholder (or its representative) will have the right to terminate the rights and obligations of any special servicer then acting under the MRCD 2019-PARK TSA with or without cause, upon at least ten (10) Business Days’ prior notice to such special servicer, with respect to the Parkmerced Loan Combination and appoint a replacement special servicer with respect to the Parkmerced Loan Combination.

Bellagio Hotel and Casino Pari Passu-AB Loan Combination

General

The Bellagio Hotel and Casino Loan Combination consists of (a) the Bellagio Hotel and Casino Mortgage Loan evidenced by promissory note A-2-C4 with an original principal balance of $20,000,000, which are being contributed to the issuing entity, (b) 23 Pari Passu Companion Loans (together with the Bellagio Hotel and Casino Mortgage Loan, the “Bellagio Hotel and Casino A Notes”) evidenced by promissory notes A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2, A-1-RL, A-2-RL, A-3-RL, A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-2-C1, A-2-C2, A-2-C3, A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5 and A-3-C6 with an aggregate original principal balance of $1,656,200,000, which are not being contributed to the issuing entity, (c) six senior Subordinate Companion Loans (the “Bellagio Hotel and Casino B Notes”) evidenced by promissory notes B-1-S, B-2-S, B-3-S, B-1-RL, B-2-RL and B-3-RL with an aggregate original principal balance of $650,500,000, which are not being contributed to the issuing entity and (d) three junior Subordinate Companion Loan (the “Bellagio Hotel and Casino C Notes” and, together with the Bellagio Hotel and Casino B Notes, the “Bellagio Hotel and Casino Subordinate Companion Loans”) evidenced by promissory notes C-1-S, C-2-S and C-3-S with an aggregate original principal balance of $683,300,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “Bellagio Hotel and Casino Co-Lender Agreement”) provides that the administration of the Bellagio Hotel and Casino Mortgage Loan will be governed by the Bellagio Hotel and Casino Co-Lender Agreement and the BX 2019-OC11 TSA. The parties to the BX 2019-OC11 TSA identified in the table entitled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms— Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” will constitute the related Outside Servicer, Outside Special Servicer, Outside Trustee and Outside Custodian. In servicing the Bellagio Hotel and Casino Loan Combination, the servicing standard set forth in the BX 2019-OC11 TSA will require the related Outside Servicer and the related Outside Special Servicer to take into account the interests of the Certificateholders and the holders of the Bellagio Hotel and Casino Companion Loans as a collective whole, taking into account the subordinate nature of the Bellagio Hotel and Casino Subordinate Companion Loans (and the subordination of the Bellagio Hotel and Casino C Notes to the Bellagio Hotel and Casino B Notes).

Amounts payable to the issuing entity as holder of the Bellagio Hotel and Casino Mortgage Loan pursuant to the Bellagio Hotel and Casino Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the BX 2019-OC11 TSA is the custodian of the mortgage file related to the Bellagio Hotel and Casino Loan Combination (other than the promissory notes evidencing the Bellagio Hotel and Casino Mortgage Loan and any related Companion Loan not included in the BX 2019-OC11 securitization).

Application of Payments

The Bellagio Hotel and Casino Co-Lender Agreement sets forth the respective rights of the holders of the Bellagio Hotel and Casino Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the Bellagio Hotel and Casino Loan Combination, and provides, in general, that:

●	The Bellagio Hotel and Casino Subordinate Companion Loans and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino Subordinate Companion Loans are at all times junior, subject and subordinate to the Bellagio Hotel and Casino A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino A Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement. The Bellagio Hotel and Casino C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino C Notes are at all times junior, subject and subordinate to the Bellagio Hotel and Casino B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino B Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement.

●	Prior to the occurrence and continuance of (i) an event of default with respect to an obligation of the related borrower to pay money due under the Bellagio Hotel and Casino Loan Combination or (ii) any non-monetary event of default as a result of which the Bellagio Hotel and Casino Loan Combination becomes a specially serviced loan under the BX 2019-OC11 TSA (which, for clarification, does not include any imminent event of default) (each, a “Triggering Event of Default”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Loan Combination or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Loan Combination or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Outside Servicer in the following order of priority without duplication:

○	first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable) with respect to the Bellagio Hotel and Casino Loan Combination pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

○	second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

○	third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

○	fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

○	fifth, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino A Notes, to each holder of the Bellagio Hotel and Casino A Notes in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino A Note;

○	sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Loan Combination or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Loan Combination;

○	seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable) with respect to the Bellagio Hotel and Casino Loan Combination pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

○	eighth, pro rata, based on the note principal Balances of their respective Bellagio Hotel and Casino B Notes, to each holder of the Bellagio Hotel and Casino B Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino B Note;

○	ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Loan Combination or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Loan Combination;

○	tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable) with respect to the Bellagio Hotel and Casino Loan Combination pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

○	eleventh, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino C Notes, to each holder of a Bellagio Hotel and Casino C Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino C Note;

○	twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Loan Combination or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Loan Combination;

○	thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

○	fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Outside Servicer or the related Outside Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Loan Combination), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

○	fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Loan Combination, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amounts will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Loan Combination (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

●	Upon the occurrence and during the continuance of a Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Loan Combination or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Loan Combination or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Outside Servicer in the following order of priority without duplication:

○	first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable) with respect to the Bellagio Hotel and Casino Loan Combination pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

○	second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

○	third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

○	fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

○	fifth, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced to zero;

○	sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Loan Combination or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Loan Combination;

○	seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable) with respect to the Bellagio Hotel and Casino Loan Combination pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

○	eighth, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced to zero;

○	ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Loan Combination or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Loan Combination;

○	tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable) with respect to the Bellagio Hotel and Casino

Loan Combination pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

○	eleventh, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced to zero;

○	twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Loan Combination or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Loan Combination;

○	thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

○	fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Outside Servicer or the related Outside Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Loan Combination), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

○	fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Loan Combination, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amount will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Loan Combination (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Bellagio Hotel and Casino Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Bellagio Hotel and Casino Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the Bellagio Hotel and Casino Companion Loans.

Certain costs and expenses allocable to the Bellagio Hotel and Casino Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Bellagio Hotel and Casino Loan Combination, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the controlling noteholder with respect to the Bellagio Hotel and Casino Loan Combination (the “Bellagio Hotel and Casino Controlling Noteholder”) will be the holder of note A-1-S1, provided that for so long as 25% or more of note A-1-S1 is held by (or the majority “controlling class” holder or other party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder is) the related borrower party, the holder of note A-1-S1 (and such party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder) will not be entitled to exercise any rights of the Bellagio Hotel and Casino Controlling Noteholder, and there will be deemed to be no Bellagio Hotel and Casino Controlling Noteholder.

The related Outside Special Servicer will be required to (i) provide copies to the issuing entity and each holder of a Bellagio Hotel and Casino Companion Loan other than the Bellagio Hotel and Casino Controlling Noteholder) (each, a “Bellagio Hotel and Casino Non-Controlling Noteholder”) of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder with respect to any Bellagio Hotel and Casino Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the related Non-Serviced Directing Holder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a control termination event or a consultation termination event under the BX 2019-OC11 TSA), and (ii) use reasonable efforts to consult with each Bellagio Hotel and Casino Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Bellagio Hotel and Casino Non-Controlling Noteholder requests consultation with respect to any such Bellagio Hotel and Casino Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Bellagio Hotel and Casino Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any Bellagio Hotel and Casino Non-Controlling Noteholder by the related Outside Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Outside Special Servicer will no longer be obligated to consult with such Bellagio Hotel and Casino Non-Controlling Noteholder, whether or not such Bellagio Hotel and Casino Non-Controlling Noteholder has responded within such ten (10) business day period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of each Bellagio Hotel and Casino Non-Controlling Noteholder set forth in the immediately preceding sentence, the Outside Special Servicer may take any Bellagio Hotel and Casino Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) business day period if the Outside Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Bellagio Hotel and Casino Loan Combination. In no event will the Outside Servicer or the Outside Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Bellagio Hotel and Casino Non-Controlling Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement, each Bellagio Hotel and Casino Non-Controlling Noteholder will have the right to an annual meeting (which may be held telephonically) with the related Outside Servicer or the related Outside Special Servicer, upon reasonable notice and at times reasonably acceptable to the related Outside Servicer or the related Outside Special Servicer, as applicable, in which servicing issues related to the Bellagio Hotel and Casino Loan Combination are discussed.

“Bellagio Hotel and Casino Major Decision” means a “Major Decision” under the BX 2019-OC11 TSA.

Sale of Defaulted Loan Combination

If the Bellagio Hotel and Casino Loan Combination becomes a defaulted mortgage loan under the BX 2019-OC11 TSA and the related Outside Special Servicer decides to sell the notes included in the BX 2019-OC11 securitization, the related Outside Special Servicer will be required to sell the Bellagio Hotel and Casino Mortgage Loan and the Bellagio Hotel and Casino Companion Loans, together as notes evidencing one whole loan in accordance with the BX 2019-OC11 TSA. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the Bellagio Hotel and Casino Mortgage Loan or any Bellagio Hotel and Casino Companion Loan not included in the BX 2019-OC11 securitization without the consent of the holders thereof (including the issuing entity, as holder of the Bellagio Hotel and Casino Mortgage Loan) (together, the “Bellagio

Hotel and Casino Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Bellagio Hotel and Casino Mortgage Loan or such Bellagio Hotel and Casino Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Bellagio Hotel and Casino Non-Lead Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Outside Servicer or the related Outside Special Servicer in connection with the proposed sale. Subject to the foregoing, each of the Bellagio Hotel and Casino Controlling Noteholder, its representative, any Bellagio Hotel and Casino Non-Controlling Noteholders and their representatives are permitted to submit an offer at any sale of the Bellagio Hotel and Casino Loan Combination.

Special Servicer Appointment Rights

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the Bellagio Hotel and Casino Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace any special servicer then acting under the BX 2019-OC11 TSA with respect to the Bellagio Hotel and Casino Loan Combination and appoint a replacement special servicer with respect to the Bellagio Hotel and Casino Loan Combination.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company and German American Capital Corporation are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters) and Citibank, N.A. (the Certificate Administrator). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owner will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related mortgaged properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related mortgaged properties;

●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;

●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are zoning issues at the mortgaged properties;

●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (17) and (30) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (42) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019. CREFI’s Central Index Key is 0001701238. As of December 31, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $16,403,413 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI is expected to purchase the Class R Certificates. However, CREFI and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is a Risk Retention Consultation Party and an affiliate of GS Bank, an originator and the Uncertificated VRR Interest Owner, Goldman Sachs & Co. LLC, an underwriter, and the depositor.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. The 650 Madison Avenue Loan Combination was co-originated by GS Bank, CREFI, Barclays Capital Real Estate Inc. (“BCREI”) and BMO Harris Bank N.A. (“BMO Harris”) and the 1633 Broadway Loan Combination was co-originated by GS Bank, JPMorgan Chase Bank, National Association (“JPMCB”), DBRI and Wells Fargo Bank, National Association (“WFBNA”).

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Commercial Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2019, GSMC originated or acquired approximately 3,045 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $132.7 billion. As of December 31, 2019, GSMC had acted as a sponsor and mortgage loan seller on approximately 211 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 and $9,960 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and 2019, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)

2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)

2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating their respective GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The 650 Madison Avenue Loan Combination was co-originated by GS Bank, CREFI, BCREI and BMO Harris. The 1633 Broadway Loan Combination was co-originated by GS Bank, JPMCB, DBRI and WFBNA. Each of the related Mortgage Loans and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2020. GSMC’s Central Index Key is 0001541502. With respect to the period from and including January 1, 2017 to and including December 31, 2019, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected

(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)

GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.56	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.56	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Uncertificated VRR Interest. However, GSMC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the Uncertificated VRR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBRI, an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans. However, the 1633 Broadway Loan Combination, which was co-originated by DBRI (an affiliate of GACC), GS Bank, JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, and GACC will acquire DBRI’s portion of the 1633 Broadway Mortgage Loan prior to the Closing Date. DBRI has reunderwritten such loans in accordance with the procedures described under “—DB Originators’ Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an originator and a Retaining Party, (ii) Deutsche Bank AG, New York Branch (“DBNY”), an initial Risk Retention Consultation Party and an initial holder of a portion of the Combined VRR Interest (as an MOA of DBRI), and (iii) Deutsche Bank Securities

Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. DBRI will sell the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI will hold certain of the Pari Passu Companion Loans relating to the 1633 Broadway Loan Combination, the Southcenter Mall Loan Combination, the Staples Headquarters Loan Combination and the CBM Portfolio Loan Combination after the Closing Date in the ordinary course of business and that such Pari Passu Companion Loans will be securitized in one or more future securitization transactions.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc. and J.P. Morgan Chase Commercial Mortgage Securities Corp., (iv) the “GC” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc. and GS Mortgage Securities Corporation II, and (v) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2019 is approximately $80.922 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates and the Uncertificated VRR Interest. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a sponsor of the securitization described in this prospectus and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the 1633 Broadway Loan Combination, which was originated by DBRI, GS Bank, JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by a DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and DBNY are each an originator of commercial, multifamily and manufactured housing community mortgage loans and are affiliated with GACC, each other and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBRI opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged

Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2020. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2017 to and including December 31, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the Issuing Entity or any other economic interest in this securitization, except that DBNY (a “majority-owned affiliate” (as defined in Regulation RR) of DBRI, the originator of the GACC Mortgage Loans, and an affiliate of GACC) will retain approximately $9,839,231 initial Certificate Balance of the Class VRR Certificates (the “DBRI VRR Interest Portion”) as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the DBRI VRR Interest Portion) at any time. DBNY or an affiliate will be required to retain the DBRI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator, the Retaining Sponsor, an initial Risk Retention Consultation Party and the holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated VRR Interest and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the Uncertificated VRR Interest Owner, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated VRR Interest to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and the Uncertificated VRR Interest Owner.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2020-GC46, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates and the Uncertificated VRR Interest, making distributions, providing reports to Certificateholders and the Uncertificated VRR Interest Owner, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated VRR Interest, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer,” “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association), will act as trustee (the “Trustee”) pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2019, WTNA served as trustee on over 1,826 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $429 billion, of which approximately 559 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $375 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one

Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2020-GC46 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the fourth quarter of 2019, Citibank’s Agency and Trust group managed in excess of $6 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the fourth quarter of 2019, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 167 transactions backed by commercial mortgages with an aggregate principal balance of approximately $185.7 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended (the “TIA”), breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017. On March 22, 2018, the court granted Citibank’s motion for summary judgment in its entirety, denied plaintiffs’ motion for summary judgment and ordered the clerk to close the case. On April 20, 2018, plaintiffs filed a notice of appeal. Plaintiffs’ opening brief was filed on August 3, 2018. Citibank filed its opposition on November 2, 2018. Plaintiffs filed their reply on November 16, 2018. On June 7, 2019, the Second Circuit dismissed the plaintiffs’ appeal following the parties’ filing of a stipulation withdrawing the case with prejudice pursuant to Federal Rule of Appellate Procedure 42.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act (the “Streit Act”). Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. Citibank appealed the lower court’s decision, and on January 16, 2018, the Appellate Division, First Department, dismissed the claims related to robo-signing and the implied covenant of good faith, but allowed plaintiffs’ claim alleging discovery of breaches of representations and warranties to proceed. On June 7, 2019, plaintiffs filed a motion for discontinuance of the action and dismissal of plaintiffs’ claims with prejudice.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of the Streit Act, and violation of the TIA. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017. The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017. Defendants jointly filed a motion to dismiss the amended complaint and that joint motion was fully briefed as of May 3, 2018. On March 20, 2019, the court granted defendants’ joint motion to dismiss the amended complaint. The FDIC’s deadline to file a notice of appeal was April 22, 2019. The FDIC has not appealed.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates is expected to purchase the Class R Certificates on the Closing Date and except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), will be the master servicer (in such capacity, the “Master Servicer”) and in this capacity will be responsible for the servicing and administration of the Mortgage Loans pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller.

Midland is also (i) the master servicer of The Shoppes at Blackstone Valley Loan Combination, which is serviced under the COMM 2019-GC44 PSA, and (ii) the master servicer and the special servicer of each of the Southcenter Mall Loan Combination, 90 North Campus Loan Combination, Property Commerce Portfolio Loan Combination and the 510 East 14th Street Loan Combination, which are each serviced under the GSMS 2020-GC45 PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and special serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore Midland's disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of December 31, 2019, Midland was master and primary servicing approximately 35,022 commercial and multifamily mortgage loans with a principal balance of approximately $550 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 11,379 of such loans, with a total principal balance of approximately $219 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties. As of December 31, 2019, Midland was named the special servicer in approximately 376 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $171 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 132 assets with an outstanding principal balance of approximately $1.4 billion.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus the sum of 0.00125% plus any related subservicing fee rate, but which may be reduced under certain circumstances as provided in the pooling and servicing agreement.

From time to time, Midland and/or its affiliates may purchase securities, including certificates issued in this offering, in the secondary market.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$352	$387
Total	$486	$533	$606

   Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2017 to 2019.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

With respect to the GSMS 2020-GC45 issuing entity, Midland may enter into one or more arrangements with a controlling class representative, a directing certificateholder, a controlling class certificateholder  or any person with the right to appoint or remove and replace the special servicer (or an affiliate or a third-party representative any of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland's appointment (or continuance) as special servicer under the applicable pooling and servicing agreement or any related co-lender agreement and the limitations on such person's right to remove the special servicer.

In connection with the GSMS 2020-GC45 securitization, the initial controlling class representative, KKR Real Estate Credit Opportunity Partners II L.P., or one of its affiliates, engaged Midland as an independent contractor to conduct due diligence with respect to certain mortgage loans in the mortgage pool.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and expects to move to an automated solution for this process.

The foregoing information concerning Midland has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”. Midland, as an Outside Servicer and Outside Special Servicer, also services certain Outside Serviced Mortgage Loans as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is expected to be appointed as the special servicer and in such capacity is expected to initially be responsible for the servicing and administration of Specially Serviced Loans (other than any Excluded Special Servicer Loan and any Outside

Serviced Loan Combination) and REO Properties (in such capacity, the “Special Servicer”) as well as the reviewing of certain Major Decisions and other transactions relating to Mortgage Loans (other than any Excluded Special Servicer Loan and any Outside Serviced Loan Combination) pursuant to the Pooling and Servicing Agreement. CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and risk management and insurance services;

●	commercial mortgage and commercial real estate brokerage services;

●	commercial mortgage note and commercial real estate sale and disposition services; and

●	investing in, managing, surveilling and acting as special servicer for commercial real estate assets including investment grade, non-investment grade and unrated securities issued pursuant to CRE, CMBS and CDO transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending on the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion. As of December 31, 2018, CWCAM acted as special servicer with respect to 145 domestic CMBS pools containing approximately 5,010 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $91 billion. As of December 31, 2019, CWCAM acted as special servicer with respect to 182 domestic CMBS pools containing approximately 6,399 loans secured by properties throughout the United States with a then current unpaid principle balance in excess of $121 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of December 31, 2019, CWCAM had 47 employees responsible for the special servicing of commercial real estate assets. As of December 31, 2019, within the CMBS pools described in the preceding paragraph, 61 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending on the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time, CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York securing loans held by those trusts. CWCAM was the special servicer of such property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (“Federal Court”). On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (“SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. Cross motions for judgment on the pleadings were filed by the SDNY Court was unable to decide the case based on the pleadings and the SDNY Court ordered discovery. All fact discovery was completed in December, 2018 and expert discovery was completed on March 15, 2019. The parties to the proceeding are engaging in dispositive motion practice. There can be no assurances as to possible impact on CWCAM of these rulings and the transfer to the SDNY Court. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On December 1, 2017, a complaint against CWCAM and others was filed in the United States District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463 (the “Original Complaint”). The gravamen of the Original  Complaint alleged breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are 14 counts pled in the Original Complaint. Of those 14, 5 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. On May 23, 2018, the Original Complaint was dismissed for lack of subject matter jurisdiction. On June 28, 2018, CWCapital Cobalt Vr Ltd. filed a substantially similar complaint in the Supreme Court of the State of New York, County of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., Index No. 653277/2018 (the “New Complaint”). The gravamen of the New Complaint is the same as the previous complaint filed in the United State District Court for the Southern District of New York. In total there are 16 counts pled in the New Complaint. Of those 16 counts, 5 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment, 1 count seeks a declaratory judgement that the plaintiff has the right to enforce the contracts in question and 1 count seeks an injunction requiring the defendants to recognize the plaintiff as the directing holder for the trusts in question. On January 11, 2019, the plaintiff dismissed with prejudice the declaratory judgment and injunction counts. The New Complaint and related summons was not served on the defendants until July 13, 2018 and July 16, 2018. The plaintiff’s motion for a preliminary injunction was denied by the court on July 31, 2018. On August 3, 2018, the defendants, including CWCAM, filed a motion to dismiss the New Complaint in its entirety. On August 20, 2019, the court entered an order granting defendants’ motion almost in its entirety, dismissing 11 of the 16 counts and partially dismissing 2 additional counts. Of the remaining counts, 2 are asserted against CWCAM for aiding and abetting breach of fiduciary duty and unjust enrichment. On September 19, 2019, CWCapital Cobalt Vr Ltd. filed a notice of appeal relating to the August 20, 2019 dismissal order and on September 26, 2019, filed an amended complaint against CWCI and CWCAM attempting to address deficiencies relating to certain of the claims dismissed by the August, 20, 2019 order. CWCI and CWCAM filed its Motion to Dismiss the amended complaint on October 28, 2019. CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith and the remaining allegations in the New Complaint are without merit. CWCAM intends to vigorously contest each of the remaining claims.

CWCAM is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission with respect to CWCAM’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2018, identified a material instance of noncompliance relating to the servicing criterion set forth in 1122(d)(2)(vii) which requires that:

“Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 days calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.”

With respect to compliance with 1122(d)(2)(vii)(B), certain bank reconciliations were not prepared within 30 calendar days after the bank statement cut-off date. CWCAM has implemented corrective procedures, including adding additional personnel reviews and follow up procedures to provide further support to its reconciliation processes.

CWCAM may enter into one or more arrangements with any directing certificateholder, any Controlling Class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as the special servicer.

Neither CWCAM nor any affiliate of CWCAM has any interest retained in the transaction.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

The foregoing information regarding CWCapital under the heading “—Servicers—The Special Servicer” has been provided by CWCapital.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement. The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

The COMM 2019-GC44 Servicer and the GSMS 2020-GC45 Special Servicer

Midland, the Master Servicer, is also (i) the master servicer of The Shoppes at Blackstone Valley Loan Combination, which is serviced under the COMM 2019-GC44 PSA, and (ii) the master servicer and the special servicer of each of the Southcenter Mall Loan Combination, 90 North Campus Loan Combination, Property Commerce Portfolio Loan Combination and the 510 East 14th Street Loan Combination, which are each serviced under the GSMS 2020-GC45 PSA. For a description of Midland’s experience as a servicer, see “—Servicers—The Master Servicer” above.

The MAD 2019-650M Servicer, the BWAY 2019-1633 Servicer, the COMM 2020-CBM Servicer, the MRCD 2019-PARK Servicer and the BX 2019-OC11 Servicer

KeyBank National Association, a national banking association (“KeyBank”), currently acts as servicer under (a) the MAD 2019-650M TSA, which governs the servicing of the 650 Madison Avenue Loan Combination, (b) the BWAY 2019-1633 TSA, which governs the servicing of the 1633 Broadway Loan Combination, (c) the MRCD 2019-PARK TSA, which governs the servicing of the Parkmerced Loan Combination, (d) the BX 2019-OC11 TSA, which governs the servicing of the Bellagio Hotel and Casino Loan Combination, and (e) the COMM 2020-CBM TSA, which governs the servicing of the CBM Portfolio Loan Combination. KeyBank is also the special servicer under the MRCD 2019-PARK TSA, which governs the servicing of the Parkmerced Loan Combination, and the COMM 2020-CBM TSA, which governs the servicing of the CBM Portfolio Loan Combination.

KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank is not an affiliate of the issuing entity, the depositor, the Mortgage Loan Sellers, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, or the asset representations reviewer. The principal servicing offices of KeyBank are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/17	12/31/18	12/31/19
By Approximate Number	16,654	16,281	18,882
By Approximate Aggregate Principal Balance (in billions)	$197.6	$239.0	$289.6

Within this servicing portfolio are, as of December 31, 2019, approximately 11,073 loans with a total principal balance of approximately $203.0 billion that are included in approximately 771 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2019, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of December 31, 2019, KeyBank was named as special servicer with respect to commercial mortgage loans in 281 commercial mortgage-backed securities transactions totaling approximately $111.4 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 86 commercial mortgage loans with an aggregate outstanding principal balance of approximately $778.3 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2017	As of 12/31/2018	As of 12/31/2019
By Approximate Number of Transactions	177	211	281

By Approximate Aggregate Principal Balance (in billions)	$71.1	$86.7	$111.4

KeyBank has resolved over $12.7 billion of U.S. commercial mortgage loans over the past 10 years, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, $1.89 billion of U.S. commercial mortgage loans during 2012, $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, $1.4 billion of U.S. commercial mortgage loans during 2015, $263.6 million of U.S. commercial mortgage loans during 2016, $225 million of U.S. commercial mortgage loans during 2017, $123.4 million of U.S. commercial mortgage loans during 2018 and $318.7 million of U.S. commercial mortgage loans during 2019.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch, and Morningstar Credit Ratings, LLC (“Morningstar”), a credit rating affiliate of DBRS, Inc. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long Term Deposits	N/A	A	Aa3
Short Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the applicable Outside Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the applicable Outside Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to certain of the Outside Serviced Loan Combinations and any related REO property. Additionally, KeyBank may from time to time perform some of its servicing obligations under the applicable Outside Servicing Agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the applicable Outside Servicing Agreement as if KeyBank had not retained any such vendors.

Under the related Outside Servicing Agreement, generally, all amounts received by KeyBank in connection with any REO Property held by the related issuing entity are deposited into an REO account.

KeyBank will not have primary responsibility for custody services of original documents evidencing the Outside Serviced Loan Combinations it is performing any primary servicing or special servicing. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving such Outside Serviced Loan Combinations or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the applicable Outside Serviced Loan Combinations pursuant to the applicable Outside Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

As of the Closing Date, neither KeyBank nor any affiliate of KeyBank is retaining any Certificates. KeyBank and its affiliates may acquire Certificates in the secondary market and such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding KeyBank under this “—The MAD 2019-650M Servicer, the BWAY 2019-1633 Servicer, the COMM 2020-CBM Servicer, MRCD 2019-PARK Servicer and the BX 2019-OC11 Servicer” sub-heading has been provided by KeyBank National Association.

The MAD 2019-650M Special Servicer and the CGCMT 2019-C7 Special Servicer

LNR Partners, LLC (“LNR”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, currently acts as the special servicer under (a) the MAD 2019-650M TSA which governs the servicing of the 650 Madison Avenue Loan Combination and (b) the CGCMT 2019-C7 PSA which governs the servicing of the 805 Third Avenue Loan Combination and the 405 E 4th Avenue Loan Combination. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

STWD and its affiliates hold and manage over $13.0 billion of debt and equity commercial real estate investments.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the MAD 2019-650M TSA and the CGCMT 2019-C7 PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 185 as of December 31, 2019. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;

●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $84.2 billion; and

●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion.

As of December 31, 2019, LNR Partners has resolved approximately $78 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018 and approximately $2.6 billion of U.S. commercial and multifamily mortgage loans through December 31, 2019.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of December 31, 2019, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,425 assets across the United States with a then current face value of approximately $93.9 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the MAD 2019-650M TSA and the CGCMT 2019-C7 PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the MAD 2019-650M TSA and the CGCMT 2019-C7 PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard and the applicable servicing standard under the MAD 2019-650M TSA and the CGCMT 2019-C7 PSA.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in MAD 2019-650M and the CGCMT 2019-C7 securitization transactions, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the Trust, the master servicer, the trustee, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor. LNR Partners, however, is an affiliate of LNR Securities Holdings, LLC, the current directing certificateholder under the CGCMT 2019-C7 PSA.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for MAD 2019-650M and the CGCMT 2019-C7 securitization transactions and LNR Securities Holdings, LLC acting as the current directing certificateholder under the CGCMT 2019-C7 PSA, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates will retain on the Closing Date any certificates issued by the Trust or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation under the MAD 2019-650M TSA and the CGCMT 2019-C7 PSA). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding LNR under this “—Servicers—The Outside Servicers and the Outside Special Servicers—The MAD 2019-650M Special Servicer and the CGCMT 2019-C7 Special Servicer” sub-heading has been provided by LNR Partners, LLC.

The BWAY 2019-1633 Special Servicer and the BX 2019-OC11 Special Servicer

Situs Holdings, LLC, a Delaware limited liability company (“Situs Holdings”), currently acts as the special servicer under (a) the BWAY 2019-1633 TSA which governs the servicing of the 1633 Broadway Loan Combination and (b) the BX 2019-OC11 TSA which governs the servicing of the Bellagio Hotel and Casino Loan Combination.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current Special Servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s, Kroll and DBRS Morningstar as a Special Servicer for CMBS and SFR transactions. As of December 31, 2019, Situs Holdings is also the named operating advisor for 21 CMBS transactions with an aggregate outstanding principal balance of approximately $18.2 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the real estate investment, finance and advisory business including the commercial real estate advisory business including:

●	Real estate consulting

●	Primary servicing

●	CMBS special servicing

●	Asset management

●	Commercial real estate valuation

●	Due diligence and underwriting.

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. including San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of specially serviced loans as of the dates indicated below:

Special Servicing	12/31/2016	12/31/2017	12/31/2018	12/31/2019
CMBS Pools (excluding SFR)	17	19	22	60
By Approximate Number	926	1,159	1,220	1,912
Named Specially Serviced Portfolio By Approximate UPB(1)	$11,037,436,457	$9,390,884,743	$11,998,515,043	$29,654,019,596
Actively Specially Serviced Portfolio By Number of Loans(2)	13	14	12	3
Actively Specially Serviced Portfolio By Approximate UPB(2)	$102,278,493	$181,792,953	$138,318,128	$12,523,226

Special Servicing	12/31/2016	12/31/2017	12/31/2018	12/31/2019
SFR Pools	10	6	3	6
By Approximate Number	164	153	249	512
Named Specially Serviced Portfolio By Approximate UPB(1)	$5,567,067,343	$2,423,291,984	$547,140,715	$1,410,421,511
Actively Specially Serviced Portfolio By Number of Loans(2)	0	5	7	17
Actively Specially Serviced Portfolio By Approximate UPB(2)	0	$9,314,191	$11,115,151	$26,206,600

(1)	Includes all securitized loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those securitized loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of December 31, 2019, Situs had 47 personnel involved in the asset management and special servicing of commercial real estate assets, of which 7 were dedicated to the special servicing business unit. As of December 31, 2019, Situs specially serviced a portfolio that included approximately 34 loans throughout the United States with a then current face value in excess of $47.7 million, all of which are commercial or multifamily real estate assets. As of November 30, 2019, Situs had 49 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans backing the Certificates. Additionally certain affiliates of Situs may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties securing the Mortgage Loans. Accordingly, the assets that Situs services or that its affiliates own, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the Trust and Servicing Agreement nor any material impact on the loan performance or the performance of the Certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the Mortgage Loan. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loan or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the BWAY 2019-1633 TSA and the BX 2019-OC11 TSA. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the Certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs Holdings is not an affiliate of the depositor, the Trust, the underwriters, the servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer or any sponsor. Situs is an affiliate of Rialto Capital Advisors, LLC, the current special servicer under the COMM 2019-GC44 PSA that governs the servicing of The Shoppes at Blackstone Valley Loan Combination.

Situs Holdings may enter into one or more arrangements with the Directing Holder or any other person who has the right to remove, or vote to remove, the Special Servicer, to provide for a discount and/or revenue sharing with respect to certain Special Servicer compensation.

Neither Situs Holdings nor its affiliates will retain any economic interest in this transaction but from time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Situs and/or its affiliates may review this Prospectus and purchase or sell Certificates issued in this offering, including in the secondary market. Any such purchaser will be able to dispose of such Certificates at any time. For the avoidance of doubt Situs Holdings and Rialto Capital Advisors, LLC will be entitled to the special servicing compensation set forth in the BWAY 2019-1633 TSA and the BX 2019-OC11 TSA and the COMM 2019-GC44 PSA, respectively.

The foregoing information regarding Situs under this “—The BWAY 2019-1633 Special Servicer and the BX 2019-OC11 Special Servicer” sub-heading has been provided by Situs Holdings, LLC.

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “Summary of Terms—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $235.0 billion issued in 276 transactions.

As of December 31, 2019, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $107.6 billion issued in 120 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party, the Retaining Sponsor and the expected holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, Custodian, certificate registrar and paying agent.

GSMC, a Sponsor and an initial Risk Retention Consultation Party, is an affiliate of GS Bank, an originator and the expected owner of the Uncertificated VRR Interest (in such capacity, the “Uncertificated VRR Interest Owner”), and an affiliate of Goldman Sachs & Co. LLC, one of the underwriters.

GACC, a Sponsor, is an affiliate of (i) DBNY, an initial Risk Retention Consultation Party and the expected owner of the DBRI VRR Interest Portion (as an MOA of DBRI), (ii) DBRI, an originator, and (iii) Deutsche Bank Securities Inc., one of the underwriters.

Midland Loan Services, a Division of PNC Bank, National Association, the Master Servicer is also (a) the Outside Servicer with respect to The Shoppes at Blackstone Valley Loan Combination, which is serviced under the COMM 2019-GC44 PSA and (b) the Outside Servicer and the Outside Special Servicer with respect to each of the Southcenter Mall Loan Combination, the 90 North Campus Loan Combination, the Property Commerce Portfolio Loan Combination, and the 510 East 14th Street Loan Combination, which, in each case, are serviced under the GSMS 2020-GC45 PSA.

Wilmington Trust, National Association, the Trustee, is also the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the 650 Madison Avenue Loan Combination, the 805 Third Avenue Loan Combination and the 405 E 4th Avenue Loan Combination. In its capacity as Outside Trustee, under each such Outside Servicing Agreement, Wilmington Trust, National Association serves as mortgagee of record with respect to the subject Loan Combination.

Citibank, N.A., the Certificate Administrator and Custodian, is also the Outside Certificate Administrator and Outside Custodian under the Outside Servicing Agreement that governs the servicing of each of the 650 Madison Avenue Loan Combination, the 805 Third Avenue Loan Combination and the 405 E 4th Avenue Loan Combination.

Park Bridge Lender Services LLC, the Operating Advisor and the Asset Representations Reviewer, is also (i) the Outside Operating Advisor and outside asset representations reviewer under the Outside Servicing Agreement that governs the servicing of each of The Shoppes at Blackstone Valley Loan Combination and (ii) the Outside Operating Advisor under the Outside Servicing Agreement that governs the servicing of each of the Bellagio Hotel and Casino Loan Combination and the Parkmerced Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, the Master Servicer, on the other hand, Midland acts as interim servicer with respect to thirteen (13) of the Mortgage Loans (17.4%) (with an aggregate Cut-off Date Balance of approximately $212,568,241) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, the Master Servicer, on the other hand, Midland acts as interim servicer with respect to thirteen (13) of the Mortgage Loans (22.9%) (with a Cut-off Date Balance of approximately $278,905,000) to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC, a Sponsor, and/or certain of its affiliates, on the one hand, and KeyBank National Association, an Outside Servicer and Outside Special Servicer, on the other hand, KeyBank National Association acts as interim servicer with respect to seven (7) of the Mortgage Loans (13.5%) (with a Cut-off Date Balance of approximately $165,266,250) to be contributed to this securitization transaction by GACC.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of one or more of the 650 Madison Avenue Pari Passu Companion Loans and The Westin Book Cadillac Pari Passu Companion Loan, but is expected to transfer the Companion Loans to one or more future commercial mortgage securitization transactions.

GS Bank, an originator and an affiliate of GSMC, is the current holder of one or more of the 650 Madison Avenue Pari Passu Companion Loans, one or more of the 1633 Broadway Pari Passu Companion Loans, one or more of The Shoppes at Blackstone Valley Pari Passu Companion Loans, the White Oak Crossing Pari Passu Companion Loan and the Midland Atlantic Portfolio Pari Passu Companion Loan, each of which is expected to be securitized in one or more future securitizations.

DBRI, an originator and an affiliate of GACC, is the current holder of one or more of the 1633 Broadway Pari Passu Companion Loans, one or more of the Southcenter Mall Pari Passu Companion Loans, one or more of the CBM Portfolio Pari Passu Companion Loans and one or more of the Staples Headquarters Pari Passu Companion Loans, each of which is expected to be securitized in one or more future securitizations.

Other Arrangements

With respect to the 510 East 14th Street Mortgage Loan (1.2%), Citibank has executed a letter of intent to lease space representing approximately 7.9% of the net rentable area at the Mortgaged Property. Citibank is an affiliate of CREFI, the originator and mortgage loan seller with respect to such Mortgage Loan.  We cannot assure you that the borrower did not receive more favorable loan terms than a borrower who is not a lender affiliate’s landlord (or potential landlord).  In addition, we cannot assure you that the tenant did not (or will not) receive more favorable lease terms than a tenant (or potential tenant) who is not a lender affiliate.

Midland Loan Services, a Division of PNC Bank, National Association, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

CWCapital Asset Management LLC assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with due diligence relating to the Mortgage Loans.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	CREFI, a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);

●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate initial principal balance of approximately $46,000,000 as of the Closing Date, consisting of (i) the Uncertificated VRR Interest retained by GS Bank (or its MOA) as described below and (ii) the Class VRR Certificates acquired by CREFI and DBRI (or its MOA, Deutsche Bank AG, New York Branch) as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent at least 3.770% of the sum of the initial Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by Goldman Sachs Bank USA, a New York chartered bank (“GS Bank”) (or its MOA), as originator of the GSMC Mortgage Loans, which portion of the Combined VRR Interest will constitute an uncertificated interest and have an initial principal balance equal to approximately $19,757,356, representing approximately 43.0% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “Uncertificated VRR Interest” or the “GS Bank VRR Interest Portion”). GS Bank originated approximately 43.0% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	GS Bank will acquire the GS Bank VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby GS Bank will sell to the Depositor (through its affiliate, GSMC) the GSMC Mortgage Loans that it originated in exchange for cash consideration and the GS Bank VRR Interest Portion; and payment for the GS Bank VRR Interest Portion (i) will be in the form of a reduction in the price received by GS Bank (through GSMC) from the Depositor for the GSMC Mortgage Loans sold by GS Bank (through GSMC) to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to GS Bank in accordance with Regulation RR;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by DBR Investments Co. Limited, a Cayman Islands Corporation (“DBRI”), as originator of the GACC Mortgage Loans, or by DBNY (an MOA of DBRI), which portion of the Combined VRR Interest will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $9,839,231, representing approximately 21.4% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “DBRI VRR Interest Portion”). DBRI originated Mortgage Loans representing approximately 21.4% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	DBRI (or its MOA) will acquire the DBRI VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby DBRI will sell to the Depositor (through its affiliate, GACC) the GACC Mortgage Loans in exchange for cash consideration and the DBRI VRR Interest Portion; and payment for the DBRI VRR Interest Portion (i) will be in the form of a reduction in the price received by DBRI (through GACC) from the Depositor for the GACC Mortgage Loans sold by GACC to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by DBRI’s (or its MOA’s) acquisition of the DBRI VRR Interest Portion in accordance with Regulation RR;

●	The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of each of GS Bank and DBRI of the GS Bank VRR Interest Portion and the DBRI VRR Interest Portion, respectively), which remaining portion will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $16,403,413, representing approximately 35.7% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion” and together with the DBRI VRR Interest Portion, the “Class VRR Certificates”); and

●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third party purchaser (the “Retaining Third Party Purchaser”), which will be Eightfold Real Estate Capital Fund V, L.P., a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class G-RR Certificates and Class J-RR Certificates (collectively, the “HRR Certificates” and, together with the Combined VRR Interest, the “RR Interest”), with an aggregate initial Certificate Balance of $48,430,490, and having a fair value equal to at least 1.305% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The owner of the Uncertificated VRR Interest is referred to in this prospectus as the “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owner and the holder(s) of the Class VRR Certificates are referred to in this prospectus, individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, GS Bank, DBRI (including DBNY as its MOA) and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest (which is at least 3.770%) and the percentage of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest represented by the HRR Certificates (which is at least 1.305%), as noted in the preceding bullets, will equal at least 5, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined that, for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, holders of the Uncertificated VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $46,000,000, subject to a permitted variance of plus or minus 5.0%, which will equal the Vertically Retained Percentage of the Initial Pool Balance.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Losses will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative Certificate Balance and Uncertificated VRR Interest Balance of each such interest on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in March 2020.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on any Class VRR Certificate or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second and Twenty-Fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third and Twenty-Sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls that are not covered by certain Compensating Interest Payments made by the Master Servicer are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate

Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

HRR Certificates

The Retaining Third Party Purchaser

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, is expected to act as the Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold the HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund V’s twenty-second purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 50 CMBS securitizations. The members of Eightfold’s management team have on average over 28 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for eight investment funds with more than $1.7 billion in original committed capital as of September 30, 2019. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “Risk Factors—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsor's underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors' underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders and the Uncertificated VRR Interest Owner of such noncompliance.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates for cash on the Closing Date. The aggregate fair value, as of the Closing Date, of the HRR Certificates will be equal to approximately $16,815,240, representing at least 1.305% of the aggregate fair value, as of the Closing Date, of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest will be approximately $1,288,279,453. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest.

The aggregate fair value, as of the Closing Date, of the HRR Certificates that the Retaining Sponsor would be required to retain in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, if it was relying solely on an “eligible horizontal residual interest” (as defined in Regulation RR) to satisfy such requirements, is approximately $64,413,973, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Combined VRR Interest and the Non-Vertically Retained Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with their respective Percentage Allocation Entitlements thereof, and principal and interest (other than any Excess Interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and Non-Vertically Retained Principal Balance Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the Class VRR Certificates and the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates and HRR Certificates, respectively, for so long as the Class VRR Certificates and HRR Certificates, as applicable, are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required;

provided, that pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate” or, in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR. Pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

Representations and Warranties

The Retaining Sponsor will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GACC will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GSMC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged

Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be: (i) the party selected by CREFI, (ii) the party selected by GS Bank and (iii) the party selected by DBNY. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be CREFI, GSMC and DBNY.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Loan Combination as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest;

(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of one or more Classes including the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2020-GC46 (the “Certificates”) will be issued on or about February 26, 2020 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated, and the Uncertificated VRR Interest will be designated, as set forth in the table under the heading “Certificate Summary”. Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class J-RR, Class R and Class VRR Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B, Class X-D and Class X-F Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e. the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e. the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
“Residual Certificates”:	The Class R Certificates
“Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class R and Class VRR Certificates (i.e. the Offered Certificates and the Non-Offered Certificates)

Designation	Classes/Interests
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Certificates that are Principal Balance Certificates
“Class VRR Certificates”:	The CREFI VRR Interest Portion
“Uncertificated VRR Interest”:	The GS Bank VRR Interest Portion
“Combined VRR Interest”:	The Class VRR Certificates and the Uncertificated VRR Interest

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%.

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Notional Amount	Class(es) of Corresponding Principal Balance Certificates
Class X-A	$961,261,000	Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	$92,457,000	Class B and Class C
Class X-D	$52,833,000	Class D and Class E
Class X-F	$19,078,000	Class F

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date

(each, a “Distribution Date”), commencing in March 2020. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in March 2020.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates and the Uncertificated VRR Interest, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates, the Non-Vertically Retained Available Funds and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and the Uncertificated VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)        the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date (including in the case of the initial Distribution Date, the deposits required to be made on the Closing Date by the respective Mortgage Loan Sellers as described in the last paragraph of this “Available Funds” section), exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage

Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owner;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owner);

(vi)	Excess Interest on the ARD Loans;

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)        if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)        all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owner);

(d)        with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2021, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)        the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in March 2020, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Each Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, with respect to each of its Mortgage Loans that accrues interest on an Actual/360 Basis, a cash amount (the “Initial Interest Deposit Amount”) equal to one day of interest on the Cut-off Date Balance of such Mortgage Loan at the related Net Mortgage Rate.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution

Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rates with respect to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class D, Class E and Class F Certificates for any Distribution Date and the related Interest Accrual Period will each be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rates with respect to the Class A-S, Class B and Class C Certificates for any Distribution Date will each be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rates with respect to the Class G-RR and Class J-RR Certificates for any Distribution Date will each be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year beginning in 2021 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year beginning in 2020, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date (or, in the case of the Distribution Date in March 2020, the related Initial Interest Deposit Amount for the subject Mortgage Loan). In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)   Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owner on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, related Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, respectively, as well as for purposes of calculating the Servicing Fee, the Trustee/ Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or the Uncertificated VRR Interest Owner or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions; and provided, further that no amounts are to be applied to default interest pursuant to clause Ninth of this paragraph unless and until the amounts to be so applied have first been applied to reimburse the issuing entity for any and all Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity with respect to the related Mortgage Loan from general collections on the Mortgage Pool.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest;

provided, that no amounts are to be applied to default interest pursuant to clause Seventh of this paragraph unless and until the amounts to be so applied have first been applied to reimburse the issuing entity for any and all Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity with respect to the related Mortgage Loan or such REO Property from general collections on the Mortgage Pool.

No Master Servicer or Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “—Application Priority of Mortgage Loan Collections or Loan Combination Collections” or in the related Intercreditor Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Certificates (excluding holders of the Class X-F, Class F, Class G-RR, Class J-RR and Class R Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group DE” and, collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through

Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	December 2024
Class A-2	February 2025
Class A-4	December 2029
Class A-5	February 2030
Class A-AB	November 2029
Class X-A	February 2030
Class A-S	February 2030
Class B	February 2030
Class C	February 2030

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in February 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards) (a “Prohibited Prepayment”), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates will be decreased

(with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and

(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders and the Uncertificated VRR Interest Owner to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owner by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)         a CREFC® property file;

(ii)        a CREFC® financial file; and

(iii)       a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(iv)      Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending June 30, 2020 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(v)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner, the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the Class VRR Certificates) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated VRR Interest, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or the Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owner will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates or the Uncertificated VRR Interest;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder or the Uncertificated VRR Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders, Certificate Owners and Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated VRR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated VRR Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owner may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)	1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)	in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2020-GC46

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner. For purposes of the respective Mortgage Loan Purchase Agreements, each of the 650 Madison Avenue Mortgage Loan and the 1633 Broadway Mortgage Loan will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof to be sold to the depositor by CREFI, GACC or GSMC, as applicable. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)         (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)       an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)        an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)      originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)      the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)      an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)     an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)     an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)      if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)     in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)    an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)     the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)     copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each of the 650 Madison Avenue Mortgage Loan and the 1633 Broadway Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or the Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)      a copy of each of the following documents:

(i)         (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)        the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)       any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)       final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)        the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)     the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)      in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)     any mezzanine loan intercreditor agreement;

(xv)      any related environmental insurance policy;

(xvi)     any related letter of credit and any related assignment thereof; and

(xvii)    any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)       unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan sold by it that we include in the Issuing Entity. Those representations and warranties are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC) and Annex E-2A (in the case of GSMC), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or the Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage

Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan, or (if permitted) effecting a substitution or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative if and for so long as no Control Termination Event has occurred and is continuing and other than with respect to a Mortgage Loan as to which it is a Borrower Party) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, then in connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to (i) the 650 Madison Avenue Mortgage Loan, each of CREFI and GSMC will be responsible for any remedies solely in respect of the related promissory note(s) sold by it (i.e., the CREFI 650 Madison Avenue Note or the GSMC 650 Madison Avenue Notes, as applicable) and (ii) the 1633 Broadway Mortgage Loan, each of GACC and GSMC will be responsible for any remedies solely in respect of the related promissory note(s) sold by it (i.e., the GACC 1633 Broadway Note or the GSMC 1633 Broadway Notes, as applicable), in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated VRR Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any

Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated VRR Interest will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of February 1, 2020 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not an asset of the

Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion

Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
650 Madison Avenue	$115,000,000	9.4%	$471,800,000	$213,200,000	$800,000,000	Pari Passu-AB	Outside Serviced
1633 Broadway	$110,000,000	9.0%	$891,000,000	$249,000,000	$1,250,000,000	Pari Passu-AB	Outside Serviced
Southcenter Mall	$59,000,000	4.8%	$159,000,000	—	$218,000,000	Pari Passu	Outside Serviced
CBM Portfolio	$50,000,000	4.1%	$348,000,000	$286,000,000	$684,000,000	Pari Passu-AB	Outside Serviced
Staples Headquarters	$50,000,000	4.1%	$40,000,000	—	$90,000,000	Pari Passu	Serviced
805 Third Avenue	$45,000,000	4.1%	$105,000,000	$125,000,000	$275,000,000	Pari Passu-AB	Outside Serviced
The Westin Book Cadillac	$45,000,000	3.7%	$32,000,000	—	$77,000,000	Pari Passu	Serviced
The Shoppes at Blackstone Valley	$40,000,000	3.3%	$124,000,000	—	$164,000,000	Pari Passu	Outside Serviced
White Oak Crossing	$32,000,000	2.6%	$31,375,000	—	$63,375,000	Pari Passu	Serviced
90 North Campus	$30,000,000	2.5%	$50,000,000	—	$80,000,000	Pari Passu	Outside Serviced
Property Commerce Portfolio	$27,620,000	2.3%	$30,000,000	—	$57,620,000	Pari Passu	Outside Serviced
Parkmerced	$27,500,000	2.3%	$519,500,000	$953,000,000	$1,500,000,000	Pari Passu-AB	Outside Serviced
Midland Atlantic Portfolio	$23,000,000	1.9%	$22,000,000	—	$45,000,000	Pari Passu	Serviced
Bellagio Hotel and Casino	$20,000,000	1.6%	$1,656,200,000	$1,333,800,000	$3,010,000,000	Pari Passu-AB	Outside Serviced
405 E 4th Avenue	$20,000,000	1.6%	$42,500,000	—	$62,500,000	Pari Passu	Outside Serviced
510 East 14th Street	$15,000,000	1.2%	$70,000,000	—	$85,000,000	Pari Passu	Outside Serviced

There are no Serviced AB Loan Combinations, Serviced Outside Controlled Loan Combinations or Servicing Shift Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to such types of Loan Combinations or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated VRR Interest evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated VRR Interest Owner the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders, the Uncertificated VRR Interest Owner and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders and the Uncertificated VRR Interest Owner (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement relating to the sale of the property reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated VRR Interest Owner in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated VRR Interest Owner in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated VRR Interest Owner in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owner or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b) or clause (c) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(f)        approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)         any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(j)         any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b) or clause (c) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor”, as applicable, below, or “Credit Risk Retention”) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owner and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans or any REO Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Loan Combination, from such collections with respect to such Serviced Loan Combination and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates or the Uncertificated VRR Interest, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Loan Combination, as applicable, by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Loan Combination, as applicable or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, Uncertificated VRR Interest Owner and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated VRR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or the Uncertificated VRR Interest Owner to the detriment of other Classes of Certificateholders or the Uncertificated VRR Interest Owner will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated VRR Interest Owner.

Accounts

The Master Servicer will be required to deposit properly identified amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (collectively, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2021) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2021), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated VRR Interest Owner. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;

(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);

(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;

(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;

(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;

(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;

(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and

(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)         to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)        (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of the remaining Mortgage Pool; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the

Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and

Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Loan Combination, from collections on such Serviced Loan Combination; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Loan Combination, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Loan Combination, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan (or the related Serviced Loan Combination, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan that is being processed by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at 0.00580% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Mortgage Loan, will be a rate equal to 0.00119% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated VRR Interest Owner, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00020% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to: the sum of: (i) $16,300 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,650 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,150 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,150 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount (1)		Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	–	a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income
	–	100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	–	100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	–	100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	–	all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Loan Combination, if applicable) that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan (or any related Serviced Loan Combination, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	general collections on the Mortgage Pool

Type/Recipient	Amount (1)		Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.		monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Loan Combination, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.		upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	–	a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income
–

100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)

from time to time

Type/Recipient	Amount (1)		Frequency	Source of Funds
	–	100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	–	100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	–	all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00580% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00119% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods).		monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable)		from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	With respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00020% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)		monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000		at closing	payable by the Mortgage Loan Sellers

Type/Recipient	Amount (1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	With respect to each Asset Review, (i) $16,300 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,650 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,150 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,150 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Loan Combination, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate, compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Loan Combination, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations

Type/Recipient	Amount (1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate, compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, each of the Master Servicer and the Special Servicer would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to any Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(7)	May be payable out of collections on the Serviced Loan Combination to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
650 Madison Avenue	0.00125%	0.25000%	0.50000%	0.50000%
1633 Broadway	0.00125%	0.12500%	0.37500%, subject to a maximum fee of $1,000,000	0.37500%, subject to a maximum fee of $1,000,000
Southcenter Mall	0.00250%	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.00%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum liquidation fee of $1,000,000
CBM Portfolio	0.00125%	0.25000%	0.50000%	0.50000%
805 Third Avenue	0.00125%	0.25% per annum, subject to a monthly minimum of $3,500 (or $5,000 if the related risk retention consultation party consulted with the special servicer under the related outside servicing agreement during the occurrence and continuance of a consultation termination event under the related outside servicing agreement)	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.0%, subject to a maximum liquidation fee of $1,000,000, and further subject to a minimum liquidation fee of $25,000
The Shoppes at Blackstone Valley	0.00125%	0.25000 per annum, subject to a monthly minimum of $3,500	1.00000%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.00000%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate
90 North Campus	0.00250%	0.25% per annum, subject to a monthly minimum of $3,500	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.0%, subject to a maximum liquidation fee of $1,000,000, and further subject to a minimum liquidation fee of $25,000
Property Commerce Portfolio	0.01250%	0.25% per annum, subject to a monthly minimum of $3,500	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.0%, subject to a maximum liquidation fee of $1,000,000, and further subject to a minimum liquidation fee of $25,000
Parkmerced	0.00125%	0.25% per annum	0.25%, subject to a maximum workout fee of $1,000,000 in the aggregate	0.25%, subject to a maximum liquidation fee of $1,000,000 in the aggregate
Bellagio Hotel and Casino	0.00125%	0.25% per annum, subject to an annual cap of $250,000	0.50%, subject a maximum workout fee of $2,500,000 in the aggregate	0.50%, subject a maximum liquidation fee of $2,500,000

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
405 E 4th Avenue	0.00125%	0.25% per annum, subject to a monthly minimum of $3,500 (or $5,000 if the related risk retention consultation party consulted with the special servicer under the related outside servicing agreement during the occurrence and continuance of a consultation termination event under the related outside servicing agreement)	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.0%, subject to a maximum liquidation fee of $1,000,000, and further subject to a minimum liquidation fee of $25,000
510 East 14th Street	0.00250%	0.25% per annum, subject to a monthly minimum of $3,500	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate, and further subject to a minimum workout fee of $25,000 in the aggregate	1.0%, subject to a maximum liquidation fee of $1,000,000, and further subject to a minimum liquidation fee of $25,000

(1)	Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or

(B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal or the conducting of an internal valuation (subject to any minimum period specified in the Pooling and Servicing Agreement), the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal

Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)	the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over

(b)	the excess of:

(i)	the sum of:

(A)   90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer with respect to any Serviced Mortgage Loan (or Serviced Loan Combination) with an outstanding principal balance less than $2,000,000, minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)   all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over

(ii)	the sum as of the Due Date occurring in the month of the date of determination of:

(A)   to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)   all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and

(C)   all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor, the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates and then to the Class G-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class or an Operating Advisor Consultation Trigger Event, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable

Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2021; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date each year (commencing in 2021) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the Uncertificated VRR Interest Owner, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated VRR Interest Owner any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated VRR Interest Owner under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated VRR Interest issued to it or of the proceeds of the sale of such Certificates or the Uncertificated VRR Interest, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated VRR Interest Owner, unless those Certificateholders or the Uncertificated VRR Interest Owner have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided, that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided, that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        the Master Servicer or the Special Servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       DBRS, Inc. (“DBRS Morningstar”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)         the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Loan Combination. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Loan Combination at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           if a Control Termination Event has occurred and is continuing, with respect to the entire group of Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Regular Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates; and

(c)           at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Regular Certificates on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, earned during such time on and after such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Regular Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Regular Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates or Uncertificated VRR Interests outstanding other than the Control Eligible Certificates, the Combined VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) a rating on its unsecured long-term debt of at least “A” by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch); provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch, (c) it has a rating on its unsecured long-term debt of at least “A(low)” by DBRS Morningstar and a rating on its short term debt of at least “R-1(low)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch)) and (d) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P, (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (iii) a rating on its unsecured long-term debt of at least “A” by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P), (B) “BBB+” by Fitch and (C) at least “BBB” by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-

trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated VRR Interest Owner:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated VRR Interest Owner;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or the Uncertificated VRR Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or the Uncertificated VRR Interest Owner; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or the Uncertificated VRR Interest Owner, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or of the Uncertificated VRR Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or of the Uncertificated VRR Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Uncertificated VRR Interest Owner or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates, or the Uncertificated VRR Interest Owner, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—

Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated VRR Interest Owner or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-

customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated VRR Interest Owner and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated VRR Interest Owner to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates and the Uncertificated VRR Interest Owner. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated VRR Interest Owner or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates and the Uncertificated VRR Interest will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Loan Combination becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Loan Combination and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Loan Combination that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Loan Combination that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan

Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owner and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Parties and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a sale of a Serviced Loan Combination (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a Serviced Loan Combination, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owner and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties), and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”), of the agreement relating to such modification, waiver or amendment within 15 business days following the execution and, if applicable, recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Special Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Master Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Special Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       (i) any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan or (ii) any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Serviced Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default;

(N)       to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property;

(O)      any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(P)       any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Loan Combination; and

(Q)      consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes.

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated VRR Interest Owner (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owner and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The VRR Interest—The Risk Retention Consultation Parties”) and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Serviced Outside Controlled Loan Combination, and (iii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and

●	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a Controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note (during any such period, the “Outside Controlling Note Holder”).

provided, that with respect to any Serviced Loan Combination, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan or (3) the related serviced Loan Combination is a Serviced Outside Controlled Loan Combination; and (B) with respect to any Serviced Outside Controlled Loan Combination, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Loan Combination, if none of the Controlling Class Representative or an Outside Controlling Note Holder is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Eightfold Real Estate Capital Fund V, L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated VRR Interest Owner will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class G-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i)

any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the

 Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class G-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class G-RR Certificates until such time as either (x) the Class G-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class G-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class G-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class G-RR Certificates that it transferred. Following any such transfer, and assuming that the Class G-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class G-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class G-RR Certificates (by Certificate Balance), if the Class G-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative

(notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

 With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that the Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owner;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated VRR Interest Owner (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owner; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or the Uncertificated VRR Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be, each of:

(i)	except with respect to a Serviced Outside Controlled Loan Combination, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(ii)	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a Controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Loan Combination that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;

(iv)	solely after the occurrence and during the continuance of an applicable Operating Advisor Consultation Trigger Event, the Operating Advisor; and

(v)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Loan Combination, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, and/or (3) with respect to any Serviced Outside Controlled Loan Combination, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Loan Combination will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or the Uncertificated VRR Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), and not any particular Class of those Certificateholders or the Uncertificated VRR Interest Owner (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owner, other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party, on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information)

prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loans in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owner, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS Inc. and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated VRR Interest Owner (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated VRR Interest Owner (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the Uncertificated VRR Interest Owner (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Loan Combination, expose any Certificateholder, the Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owner by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owner, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 23.3% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 89 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between January 1, 2015 and December 31, 2019 was approximately 2.34%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 89 reviewed transactions (taking into account all reporting periods between January 1, 2015 and December 31, 2019 for each such transaction) in the identified reporting periods was approximately 0.17%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master

Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, or any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owner), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or the Uncertificated VRR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owner electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights(without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights(without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owner (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will be entitled to be a Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Holder is the Enforcing Party, the Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)           with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer

Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)           with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	DBRS Morningstar has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if DBRS Morningstar is the non-responding Rating Agency, as applicable; and

(z)           with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and the Uncertificated VRR Interest Owner of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and the Uncertificated VRR Interest as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated VRR Interest, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and the Uncertificated VRR Interest for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for each of the 650 Madison Avenue Loan Combination, the 1633 Broadway Loan Combination, the CBM Portfolio Loan Combination, the Parkmerced Loan Combination and the Bellagio Hotel and Casino Loan Combination, there were no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement (subject, in the case of the Outside Servicing Agreement related to each of the 405 E 4th Avenue Loan Combination and 805 Third Avenue (after a control appraisal period), to certain limitations related to the Outside Special Servicer or an affiliate owning a portion of the controlling class under the related Outside Servicing Agreement); provided, that, in the case of a Loan Combination with one or more Subordinate Companion Loans, such termination right may instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous concept) is in effect with respect to such Loan Combination.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement (and, in the case of certain Loan Combinations with one or more Subordinate Companion

Loans, provided that a “control appraisal period” (or analogous concept) is also in effect with respect to such Loan Combination), at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Loan Combinations, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Loan Combination with one or more Subordinate Companion Loans, such approval right may belong to the holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous concept) is in effect with respect to such Loan Combination.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The servicing provisions under the related Outside Servicing Agreement relating to performing inspections is or expected to be substantially similar but not necessarily identical to those of the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of any Outside Serviced Mortgage Loan may be in an amount that is materially less than the amount of Compensating Interest Payments required to be made by the Master Servicer in respect of any Serviced Companion Loan under the Pooling and Servicing Agreement; and the Outside Servicing Agreements for the Parkmerced Loan Combination, the Bellagio Hotel and Casino Loan Combination and the 1633 Broadway Loan Combination do not provide for compensating interest payments.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

●	With respect to each of the 650 Madison Avenue Loan Combination and the CBM Portfolio Loan Combination, there is no operating advisor under the related Outside Servicing Agreement.

●	With respect to each of the 650 Madison Avenue Loan Combination, the 1633 Broadway Loan Combination, the CBM Portfolio Loan Combination, the Parkmerced Loan Combination and the Bellagio Hotel and Casino Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Loan Combinations with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Special Servicer subject to the limitation that it will only be required to deliver any such request to the Master Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Master Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Master Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions; and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Master Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 109.9% of the aggregate principal balance of the Offered Certificates, plus accrued interest from February 1, 2020, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated VRR Interest not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation.

Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owner, in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)         each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)        there are no delinquencies or defaults;

(iii)       scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)      the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)     there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in March 2020;

(x)       the Certificates will be issued on February 26, 2020;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)     with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)    there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)    with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	91%	91%	91%	91%	91%
February 15, 2022	80%	80%	80%	80%	80%
February 15, 2023	58%	58%	58%	58%	58%
February 15, 2024	28%	28%	28%	28%	28%
February 15, 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	3.06	3.06	3.06	3.06	3.06
First Principal Payment Date	March 2020	March 2020	March 2020	March 2020	March 2020
Last Principal Payment Date	December 2024	October 2024	October2024	October 2024	October 2024

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.91	4.90	4.88	4.86	4.65
First Principal Payment Date	December 2024	October 2024	October 2024	October 2024	October 2024
Last Principal Payment Date	February 2025	February 2025	February 2025	February 2025	February 2025

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.77	9.66	9.55	9.44	9.29
First Principal Payment Date	November 2029	May 2029	May 2029	May 2029	May 2029
Last Principal Payment Date	December 2029	December 2029	November 2029	October 2029	June 2029

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.84	9.83	9.81	9.77	9.46
First Principal Payment Date	December 2029	December 2029	November 2029	October 2029	June 2029
Last Principal Payment Date	February 2030	January 2030	January 2030	January 2030	October 2029

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	81%	81%	81%	81%	81%
February 15, 2027	60%	60%	60%	60%	60%
February 15, 2028	39%	39%	39%	39%	39%
February 15, 2029	17%	17%	17%	17%	17%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.46	7.46	7.46	7.46	7.45
First Principal Payment Date	February 2025	February 2025	February 2025	February 2025	February 2025
Last Principal Payment Date	November 2029	November 2029	November 2029	November 2029	October 2029

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.96	9.94	9.91	9.65
First Principal Payment Date	February 2030	January 2030	January 2030	January 2030	October 2029
Last Principal Payment Date	February 2030	February 2030	February 2030	February 2030	November 2029

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.97	9.97	9.97	9.72
First Principal Payment Date	February 2030	February 2030	February 2030	February 2030	November 2029
Last Principal Payment Date	February 2030	February 2030	February 2030	February 2030	November 2029

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029	100%	100%	100%	100%	100%
February 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.97	9.97	9.97	9.72
First Principal Payment Date	February 2030	February 2030	February 2030	February 2030	November 2029
Last Principal Payment Date	February 2030	February 2030	February 2030	February 2030	November 2029

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.99859	3.588%	3.592%	3.592%	3.592%	3.592%
95.99859	3.226%	3.229%	3.229%	3.229%	3.229%
96.99859	2.870%	2.872%	2.872%	2.872%	2.872%
97.99859	2.518%	2.520%	2.520%	2.520%	2.520%
98.99859	2.171%	2.172%	2.172%	2.172%	2.172%
99.99859	1.829%	1.829%	1.829%	1.829%	1.829%
100.99859	1.492%	1.491%	1.491%	1.491%	1.491%
101.99859	1.159%	1.157%	1.157%	1.157%	1.157%
102.99859	0.830%	0.828%	0.828%	0.828%	0.828%
103.99859	0.506%	0.503%	0.503%	0.503%	0.503%
104.99859	0.186%	0.182%	0.182%	0.182%	0.182%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99551	3.146%	3.147%	3.148%	3.150%	3.168%
98.99551	2.922%	2.923%	2.923%	2.924%	2.933%
99.99551	2.701%	2.701%	2.701%	2.701%	2.700%
100.99551	2.483%	2.482%	2.481%	2.480%	2.470%
101.99551	2.267%	2.266%	2.264%	2.262%	2.243%
102.99551	2.053%	2.051%	2.049%	2.046%	2.018%
103.99551	1.842%	1.840%	1.837%	1.832%	1.795%
104.99551	1.633%	1.630%	1.627%	1.621%	1.575%
105.99551	1.426%	1.423%	1.419%	1.412%	1.358%
106.99551	1.222%	1.218%	1.213%	1.205%	1.143%
107.99551	1.019%	1.016%	1.010%	1.001%	0.930%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.99248	2.956%	2.961%	2.966%	2.971%	2.977%
96.99248	2.835%	2.838%	2.842%	2.846%	2.851%
97.99248	2.715%	2.717%	2.720%	2.722%	2.725%
98.99248	2.597%	2.598%	2.599%	2.600%	2.601%
99.99248	2.479%	2.479%	2.479%	2.479%	2.479%
100.99248	2.364%	2.362%	2.361%	2.360%	2.358%
101.99248	2.249%	2.247%	2.244%	2.242%	2.238%
102.99248	2.136%	2.132%	2.129%	2.125%	2.120%
103.99248	2.024%	2.019%	2.014%	2.009%	2.003%
104.99248	1.913%	1.907%	1.901%	1.895%	1.887%
105.99248	1.804%	1.797%	1.790%	1.782%	1.772%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99481	2.958%	2.958%	2.958%	2.959%	2.966%
98.99481	2.838%	2.839%	2.839%	2.839%	2.842%
99.99481	2.721%	2.721%	2.721%	2.721%	2.720%
100.99481	2.604%	2.604%	2.604%	2.603%	2.600%
101.99481	2.489%	2.489%	2.489%	2.488%	2.480%
102.99481	2.375%	2.375%	2.374%	2.373%	2.362%
103.99481	2.263%	2.262%	2.262%	2.260%	2.246%
104.99481	2.151%	2.151%	2.150%	2.148%	2.131%
105.99481	2.041%	2.041%	2.040%	2.037%	2.016%
106.99481	1.932%	1.932%	1.930%	1.927%	1.904%
107.99481	1.824%	1.824%	1.822%	1.819%	1.792%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99997	2.916%	2.916%	2.916%	2.916%	2.916%
98.99997	2.764%	2.764%	2.764%	2.764%	2.764%
99.99997	2.613%	2.613%	2.613%	2.613%	2.613%
100.99997	2.464%	2.464%	2.464%	2.464%	2.464%
101.99997	2.317%	2.317%	2.317%	2.317%	2.317%
102.99997	2.172%	2.172%	2.172%	2.172%	2.172%
103.99997	2.028%	2.028%	2.028%	2.028%	2.028%
104.99997	1.886%	1.886%	1.886%	1.886%	1.886%
105.99997	1.745%	1.745%	1.745%	1.745%	1.745%
106.99997	1.606%	1.606%	1.606%	1.606%	1.606%
107.99997	1.469%	1.469%	1.469%	1.469%	1.469%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
6.74162	7.490%	7.436%	7.368%	7.272%	6.808%
6.99162	6.608%	6.552%	6.483%	6.384%	5.909%
7.24162	5.774%	5.716%	5.645%	5.544%	5.058%
7.49162	4.981%	4.922%	4.850%	4.746%	4.249%
7.74162	4.228%	4.168%	4.094%	3.988%	3.481%
7.99162	3.510%	3.449%	3.374%	3.266%	2.749%
8.24162	2.826%	2.763%	2.686%	2.576%	2.050%
8.49162	2.171%	2.107%	2.029%	1.917%	1.381%
8.74162	1.544%	1.479%	1.400%	1.286%	0.741%
8.99162	0.943%	0.877%	0.796%	0.681%	0.127%
9.24162	0.366%	0.299%	0.217%	0.099%	-0.462%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99511	3.160%	3.160%	3.160%	3.161%	3.166%
98.99511	3.041%	3.041%	3.041%	3.041%	3.044%
99.99511	2.923%	2.923%	2.923%	2.923%	2.923%
100.99511	2.807%	2.807%	2.806%	2.806%	2.803%
101.99511	2.692%	2.692%	2.691%	2.690%	2.685%
102.99511	2.578%	2.578%	2.577%	2.576%	2.568%
103.99511	2.466%	2.465%	2.464%	2.463%	2.452%
104.99511	2.354%	2.354%	2.353%	2.351%	2.338%
105.99511	2.244%	2.244%	2.243%	2.241%	2.225%
106.99511	2.136%	2.135%	2.134%	2.131%	2.113%
107.99511	2.028%	2.027%	2.026%	2.023%	2.002%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99191	3.397%	3.397%	3.397%	3.397%	3.402%
98.99191	3.276%	3.276%	3.276%	3.276%	3.279%
99.99191	3.157%	3.157%	3.157%	3.157%	3.157%
100.99191	3.039%	3.039%	3.039%	3.039%	3.037%
101.99191	2.923%	2.923%	2.923%	2.923%	2.918%
102.99191	2.808%	2.808%	2.808%	2.808%	2.800%
103.99191	2.694%	2.694%	2.694%	2.694%	2.684%
104.99191	2.582%	2.582%	2.582%	2.582%	2.569%
105.99191	2.470%	2.470%	2.470%	2.470%	2.455%
106.99191	2.360%	2.360%	2.360%	2.360%	2.343%
107.99191	2.251%	2.251%	2.251%	2.251%	2.231%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99438	3.809%	3.809%	3.809%	3.809%	3.814%
98.99438	3.686%	3.686%	3.686%	3.686%	3.688%
99.99438	3.564%	3.564%	3.564%	3.564%	3.564%
100.99438	3.444%	3.444%	3.444%	3.444%	3.441%
101.99438	3.325%	3.325%	3.325%	3.325%	3.320%
102.99438	3.208%	3.208%	3.208%	3.208%	3.200%
103.99438	3.092%	3.092%	3.092%	3.092%	3.081%
104.99438	2.977%	2.977%	2.977%	2.977%	2.964%
105.99438	2.864%	2.864%	2.864%	2.864%	2.848%
106.99438	2.751%	2.751%	2.751%	2.751%	2.734%
107.99438	2.640%	2.640%	2.640%	2.640%	2.620%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates and the Combined VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”), and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owner qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under legislation enacted on December 22, 2017, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including among other things, income subject to original issue discount timing rules. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The

Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

The Non-Vertically Retained Percentage of prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate

Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

Prospective investors should note that the State of Michigan Retirement Systems, which is a governmental plan, owns an indirect equity interest in the borrowers under the CBM Portfolio Mortgage Loan. Persons who have an ongoing relationship with the State of Michigan Retirement Systems should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

(1)	those with discretionary authority or control over the assets of the entity,

(2)	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

(3)	those who are affiliates of the persons described in the preceding clauses (1) and (2)

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), and Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1997), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

(1)	must be recognized by the SEC as a NRSRO,

(2)	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities”, and

(3)	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Sixteen (16) of the Mortgaged Properties (31.6%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owner in accordance with the Servicing Standard, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the Controlling Class Representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some

Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional one-year period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;

●	whether those certificates are a suitable investment for any particular investor;

●	the tax attributes of those certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;

●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating

Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$7,120,151	$8,575,981	$4,270,868	$0	$0
Class A-2	$28,808,315	$34,698,642	$17,280,043	$0	$0
Class A-4	$62,404,289	$75,163,854	$37,431,857	$0	$0
Class A-5	$180,742,433	$217,698,145	$108,414,422	$0	$0
Class A-AB	$13,989,971	$16,850,448	$8,391,581	$0	$0
Class X-A	$342,781,754	$412,869,044	$205,610,202	$0	$0
Class A-S	$49,716,603	$59,881,970	$29,821,427	$0	$0
Class B	$16,746,457	$20,170,543	$10,045,000	$0	$0
Class C	$16,223,331	$19,540,455	$9,731,214	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,268,373.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 109.9% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2020, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, an initial Risk Retention Consultation Party and the Retaining Sponsor). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor and an initial Risk Retention Consultation Party) and GS Bank (an originator and a Retaining Party). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor), DBNY (an initial Risk Retention Consultation Party) and DBRI (an originator and a Retaining Party). CREFI, GS Bank and DBRI each hold one or more Pari Passu Companion Loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Loan Combinations”.

See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans and (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-228597) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1 of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

1633 Broadway Certificate Administrator	232
1633 Broadway Companion Loans	230
1633 Broadway Control Shift Event	232
1633 Broadway Directing Holder	232
1633 Broadway Co-Lender Agreement	230
1633 Broadway Loan Combination	230
1633 Broadway Master Servicer	230
1633 Broadway Mortgage Loan	230
1633 Broadway Mortgaged Property	230
1633 Broadway Non-Standalone Pari Passu Companion Loans	230
1633 Broadway Pari Passu Companion Loans	230
1633 Broadway Special Servicer	230
1633 Broadway Standalone Companion Loans	230
1633 Broadway Standalone Pari Passu Companion Loans	230
1633 Broadway Subordinate Companion Loans	230
17g-5 Information Provider	351
1986 Act	480
2015 Budget Act	486
234 Owner	196
30/360 Basis	331
650 Madison Avenue A Notes	225
650 Madison Avenue Co-Lender Agreement	225
650 Madison Avenue Control Appraisal Period	229
650 Madison Avenue Controlling Noteholder	228
650 Madison Avenue Major Decision	229
650 Madison Avenue Non-Controlling Noteholder	228
650 Madison Avenue Non-Lead Noteholders	229
650 Madison Avenue Pari Passu Companion Loans	225
650 Madison Avenue Subordinate Companion Loans	225
805 Third Avenue A Notes	242
805 Third Avenue Co-Lender Agreement	242
805 Third Avenue Control Appraisal Period	246
805 Third Avenue Controlling Noteholder	244
805 Third Avenue Major Decision	246
805 Third Avenue Non-Controlling Noteholder	245
805 Third Avenue Non-Lead Noteholder	245
805 Third Avenue Pari Passu Companion Loans	242
805 Third Avenue Subordinate Companion Loan	242
AB Loan Combination	155
AB Modified Loan	406
Abandonment	195
Accelerated Mezzanine Loan	434
Acceptable Insurance Default	373
Actual/360 Basis	200
Administrative Fee Rate	393
ADR	158
Advance Rate	378
Advances	377
AFFF	182
Affirmative Asset Review Vote	446
Aggregate Available Funds	325
Aggregate Principal Distribution Amount	332
Allocated Cut-off Date Loan Amount	158
Ancillary Fees	387
Annual Debt Service	158
Anticipated Repayment Date	201
Applied Realized Loss Amount	315
Appraisal Reduction Amount	403
Appraisal Reduction Event	402
Appraised Value	158
Appraised-Out Class	407
Appraiser	404
Approved Exchange	15
Approximate Initial Credit Support	3
ARD	160
ARD Loan	201
Assessment of Compliance	408
Asset Representations Reviewer	308
Asset Representations Reviewer Asset Review Fee	393
Asset Representations Reviewer Ongoing Fee	393
Asset Representations Reviewer Ongoing Fee Rate	393
Asset Representations Reviewer Termination Event	451
Asset Representations Reviewer Upfront Fee	393
Asset Review	447
Asset Review Notice	447
Asset Review Quorum	447
Asset Review Report	449
Asset Review Report Summary	449
Asset Review Standard	448
Asset Review Trigger	445
Asset Review Vote Election	446
Assumed Final Distribution Date	338
Assumption Fees	388
Attestation Report	408
Available Funds	325
Balloon Balance	160
Balloon Mortgage Loans	201
Bankruptcy Code	74
Base Interest Fraction	337
BCBS	72

BCREI	219, 271
BEA	180, 183
Bellagio Hotel and Casino A Notes	255
Bellagio Hotel and Casino B Notes	255
Bellagio Hotel and Casino C Notes	255
Bellagio Hotel and Casino Co-Lender Agreement	255
Bellagio Hotel and Casino Controlling Noteholder	261
Bellagio Hotel and Casino Major Decision	261
Bellagio Hotel and Casino Non-Controlling Noteholder	261
Bellagio Hotel and Casino Non-Lead Noteholders	262
Bellagio Hotel and Casino Subordinate Companion Loans	255
Best Buy Co-Tenancy Event	191
BMO Harris	271
Borrower Delayed Reimbursements	387
Borrower Party	433
B-Piece Buyer	143
BWAY 2019-1633 TSA	230
BWAY Trust 2019-1633 Securitization	230
CBE	474
CBM Portfolio Co-Lender Agreement	234
CBM Portfolio Companion Loans	234
CBM Portfolio Loan Combination	234
CBM Portfolio Mortgage Loan	234
CBM Portfolio Non-Standalone Pari Passu Companion Loans	234
CBM Portfolio Noteholders	234
CBM Portfolio Pari Passu Companion Loans	234
CBM Portfolio Servicer	234
CBM Portfolio Special Servicer	234
CBM Portfolio Standalone Companion Loans	234
CBM Portfolio Standalone Pari Passu Companion Loans	234
CBM Portfolio Subordinate Companion Loan	234
CBM Portfolio Triggering Event of Default	235
CBM Portfolio Trustee	235
CCRE	219
CDI 202.01	73
Certificate Administrator	290
Certificate Balance	314, 324
Certificate Owner	346
Certificateholder	345
Certificateholder Quorum	417
Certificateholder Repurchase Request	452
Certificates	323
Certificates	3, 323
Certifying Certificateholder	355
CGMRC	263
Citibank	290
Class	323
Class A-AB Scheduled Principal Balance	327
Class VRR Certificates	313, 324
Class X Certificates	3, 323
Class X Strip Rate	331
Clearstream	352
Clearstream Participants	354
Closing Date	157, 323
CMBS	70, 280, 293
CMBS B-Piece Securities	318
COC	181
Code	478
Co-Lender Agreement	219
Collateral Deficiency Amount	406
Collection Account	381
Collection Period	327
Collective Investment Scheme	12
Combined VRR Available Funds	315
Combined VRR Interest	4, 312, 324
Combined VRR Interest Balance	314
Combined VRR Interest Owner	313
Combined VRR Interest Owners	313
COMM 2020-CBM Securitization	234
COMM 2020-CBM TSA	234
COMM Conduit/Fusion	280
COMM FL	280
Communication Request	355
Companion Loan	155
Companion Loan Holder	366
Companion Loan Rating Agency	414
Companion Note	216
Compensating Interest Payment	339
Condominium Conversion	176
Condominium Documents	176
Condominium Unit	176
Condominium Units	176
Consent Fees	386
Consultation Election Notice	454
Consultation Requesting Certificateholder	454
Consultation Termination Event	433
Consulting Party	436
Control Eligible Certificates	433
Control Shift Note	219
Control Termination Event	433
Controlling Class	433
Controlling Class Certificateholder	433
Controlling Class Representative	432
Controlling Companion Loan	368
Controlling Note	216
Controlling Note Holder	216
Controlling Pari Passu Companion Loan	368
Controlling Pari Passu Companion Loan Securitization Date	368
Corrected Loan	373
Corresponding Principal Balance Certificates	3, 324
CPR	469
Credit Risk Retention Rules	312
CREFC®	343
CREFC® Intellectual Property Royalty License Fee	392

CREFC® Intellectual Property Royalty License Fee Rate	393
CREFC® Reports	343
CREFI	156, 219, 263
CREFI 650 Madison Avenue Note	156
CREFI Data File	264
CREFI Mortgage Loans	156
CREFI Securitization Database	264
CREFI VRR Interest Portion	313
Crossed Group	160
Cross-Over Date	330
CRR	71
Cumulative Appraisal Reduction Amount	406
Cure Event	241
Cure Payment	241
Cure/Contest Period	448
Custodian	290, 429
Cut-off Date	155
Cut-off Date Balance	155
Cut-off Date DSCR	161
Cut-off Date Loan-to-Value Ratio	160
Cut-off Date LTV Ratio	160
CWCAM	295
DBNY	279
DBRI	219, 279, 312
DBRI VRR Interest Portion	287, 312
DBRS Morningstar	414
DCP	180, 183
Debt Service Coverage Ratio	161
Debt Yield on Underwritten NCF	160
Debt Yield on Underwritten Net Cash Flow	160
Debt Yield on Underwritten Net Operating Income	161
Debt Yield on Underwritten NOI	161
Defaulted Mortgage Loan	390
Defeasance Deposit	205
Defeasance Loans	205
Defeasance Lock Out Period	205
Defeasance Option	205
Defective Mortgage Loan	363
Definitive Certificate	352
Delegated Directive	13
Delinquent Loan	446
Depositaries	352
Depositor	157, 287
Determination Date	325
Deutsche Bank	280
Dick’s Reduced Rent	191
Diligence File	358
Directing Holder	432
Disclosable Special Servicer Fees	391
Dispute Resolution Consultation	455
Dispute Resolution Cut-off Date	454
Disputed Proceeds	297
Distribution Account	381
Distribution Date	325
DMARC	280
Document Defect	358
Dodd-Frank Act	72
DOJ	280
DSCR	161
DTC	352
DTC Participants	353
DTC Rules	353
Due Date	200, 327
Due Diligence Questionnaire	265
Due Period	327
EDGAR	523
EEA	13
Eightfold	318
Eightfold Fund V	318
Eligible Asset Representations Reviewer	449
Eligible Operating Advisor	443
Enforcing Party	453, 454
Enforcing Servicer	453
Environmental Condition	513
ERISA	490
ESA	178, 284
Escrow/Reserve Mitigating Circumstances	286
Euroclear	352
Euroclear Operator	354
Euroclear Participants	354
European Risk Retention and Due Diligence Requirements	71
Excess Interest	201
Excess Interest Distribution Account	382
Excess Liquidation Proceeds Reserve Account	382
Excess Modification Fees	386
Excess Penalty Charges	387
Excess Prepayment Interest Shortfall	340
Exchange Act	262, 286
Excluded Controlling Class Holder	142, 349
Excluded Controlling Class Mortgage Loan	142, 433
Excluded Information	143, 349
Excluded Mortgage Loan	433
Excluded Mortgage Loan Special Servicer	417
Excluded RRCP Mortgage Loan	321
Excluded Special Servicer	137
Excluded Special Servicer Information	349
Excluded Special Servicer Mortgage Loan	417
Exemption Rating Agency	493
FATCA	488
FDIC	127
Federal Court	297
FETL	16
FIEL	16
Final Asset Status Report	438
Final Dispute Resolution Election Notice	455
Financial Promotion Order	12
Firestone Parcel	206
FIRREA	283
Fitch	414
Form 8-K	262
FPO Persons	12
Free Parcel	210
FSCMA	16
FSMA	12

Future Outside Servicing Agreement	368
GAAP	313
GACC	156, 279
GACC 1633 Broadway Note	156
GACC Data Tape	281
GACC Deal Team	281
GACC Mortgage Loans	156, 281
Goldman Originator	273
GS	312
GS Bank	219, 271
GSMC	156, 271
GSMC 1633 Broadway Notes	156
GSMC 650 Madison Avenue Notes	156
GSMC Data Tape	272
GSMC Deal Team	272
GSMC Mortgage Loans	156, 271
Hard Lockbox	161
High Net Worth Companies, Unincorporated Associations, Etc.	12, 13
HRR Certificates	4, 313
HSTP ACT	100
Impermissible Risk Retention Affiliate	409
Impermissible TPP Affiliate	409
Indirect Participants	353
Initial Interest Deposit Amount	327
Initial Pool Balance	155
Initial Rate	201
Initial Requesting Certificateholder	452
In-Place Cash Management	162
Institutional Investor	15
Institutional Investors	71
Interest Accrual Amount	332
Interest Accrual Period	332
Interest Distribution Amount	332
Interest Only Mortgage Loans	200
Interest Reserve Account	381
Interest Shortfall	332
Interested Person	427
Interest-Only Certificates	323
Investment Company Act	1
Investor Certification	345
IRS	479
Issuing Entity	155
Japanese Retention Requirement	17
JFSA	16
JPMCB	219, 271
JRR Rule	16
KeyBank	299
Largest Tenant	162
Largest Tenant Lease Expiration	162
Lender Liability Act	513
Liquidation Fee	389
Liquidation Fee Rate	390
Liquidation Proceeds	390
LL 11 Report	197
LNR	302
Loan Combination	155
Loan Combination Custodial Account	381
Loan Per Unit	162
Loss of Value Payment	362
Loss of Value Reserve Fund	382
Lower-Tier Regular Interests	478
Lower-Tier REMIC	478
Lower-Tier REMIC Distribution Account	381
LTV Ratio at Maturity/ARD	162
LUST	179
MAD 2019-650M TSA	225
MAI	403
Major Decision	429
Major Decision Reporting Package	431
MAS	15
Master Servicer	292
Master Servicer Remittance Date	377
Master Tenant	175
Material Breach	361
Material Defect	361
Material Document Defect	358
Maturity Date/ARD Loan-to-Value Ratio	162
Maturity Date/ARD LTV Ratio	162
Midland	292
MIFID II	13
MOA	313
Modeling Assumptions	469
Modification Fees	387
Monthly Payment	326
Morningstar	300, 443
Mortgage	155
Mortgage File	356
Mortgage Loan Purchase Agreement	356
Mortgage Loan Schedule	370
Mortgage Loan Sellers	156
Mortgage Loans	155
Mortgage Note	155
Mortgage Pool	155
Mortgage Rate	332
Mortgaged Property	155
Most Recent NOI	162
MRCD 2019-PRKC TSA	249
MSBNA	219
Net Cash Flow	164
Net Mortgage Pass-Through Rate	331
Net Mortgage Rate	332
New Complaint	297
NFIP	124
NI 33-105	17
Non-Controlling Note	217
Non-Controlling Note Holders	217
Non-Lead Securitization Trust	248
Non-Offered Certificates	323
Nonrecoverable Advance	379
Non-Reduced Certificates	346
Non-U.S. Tax Person	488
Non-Vertically Retained Available Funds	326
Non-Vertically Retained Certificates	3, 324
Non-Vertically Retained Percentage	315
Non-Vertically Retained Principal Balance Certificates	3, 324

Non-Vertically Retained Regular Certificates	324
Notice of Foreclosure/DIL	241
Notional Amount	324
NRSRO	344, 497
NRSRO Certification	346
NYSDEC	181
Occupancy	163
Occupancy Date	163
ODEC	180
Offer	14
Offered Certificates	323
OID Regulations	481
OLA	127
Operating Advisor	308
Operating Advisor Annual Report	441
Operating Advisor Consultation Trigger Event	440
Operating Advisor Consulting Fee	392
Operating Advisor Fee	392
Operating Advisor Fee Rate	392
Operating Advisor Standard	438
Operating Advisor Termination Event	442
Operating Company	175
Original Balance	163
Original Complaint	297
Other Crossed Loans	363
Outside Certificate Administrator	368
Outside Controlling Class Representative	368
Outside Controlling Note Holder	367, 432
Outside Custodian	368
Outside Date	178
Outside Depositor	368
Outside Operating Advisor	368
Outside Securitization	368
Outside Serviced Companion Loan	367
Outside Serviced Loan Combination	367
Outside Serviced Mortgage Loan	368
Outside Serviced Pari Passu Companion Loan	367
Outside Serviced Pari Passu Loan Combination	367
Outside Serviced Pari Passu-AB Loan Combination	367
Outside Serviced Subordinate Companion Loan	367
Outside Servicer	368
Outside Servicer Fee Rate	398
Outside Servicing Agreement	368
Outside Special Servicer	368
Outside Trustee	368
P&I Advance	377
PACE	113
PAR	284
Pari Passu Companion Loan	155
Pari Passu Indemnified Items	412
Pari Passu Indemnified Parties	412
Pari Passu Loan Combination	155
Pari Passu-AB Loan Combination	155
Park Bridge Financial	308
Park Bridge Lender Services	308
Parkmerced A Notes	247
Parkmerced B Notes	247
Parkmerced C Notes	247
Parkmerced Co-Lender Agreement	247
Parkmerced Control Appraisal Period	254
Parkmerced Controlling Noteholder	252
Parkmerced Major Decision	254
Parkmerced Non-Controlling Senior Noteholder	253
Parkmerced Pari Passu Companion Loans	246
Parkmerced Subordinate Companion Loans	247
Participants	352
Party in Interest	490
Pass-Through Rate	330
PCIS Persons	13
PCO	198
PCR	270, 277
Penalty Charges	387
Percentage Allocation Entitlement	315
Percentage Interest	325
Permitted Investments	325
Permitted Special Servicer/Affiliate Fees	391
PILOT	119
PIPs	118, 184
Plan Asset Regulations	491
PML	278
Pooling and Servicing Agreement	366
Pooling and Servicing Agreement Party Repurchase Request	453
Post Office Parcel	206
PRC	14
Preliminary Asset Review Report	448
Preliminary Dispute Resolution Election Notice	454
Prepayment Assumption	482
Prepayment Interest Excess	339
Prepayment Interest Shortfall	339
Prepayment Penalty Description	163
Prepayment Provision	163
PRIIPS Regulation	13
Prime Rate	378
Principal Balance Certificates	4, 323
Principal Distribution Amount	333
Principal Shortfall	333
Privileged Information	439
Privileged Information Exception	439
Privileged Person	344
Professional Investors	15
Prohibited Prepayment	340
Promotion of Collective Investment Schemes Exemptions Order	13
Property Advances	377
Proposed Course of Action Notice	454
Prospectus	15
Prospectus Regulation	13
PTE	493

Qualified Investors	13
Qualified Mortgage	358
Qualified Substitute Mortgage Loan	362
Qualifying CRE Loan Percentage	314
Rated Final Distribution Date	339
Rating Agencies	519
Rating Agency	519
Rating Agency Confirmation	458
Rating Agency Declination	458
RCRA	513
Realized Loss	315, 341
REC	179
Recognised Collective Investment Scheme	12
Record Date	325
Registration Statement	523
Regular Certificates	323
Regular Interestholder	480
Regular Interests	478
Regulation AB	409
Regulation RR	312
Related Group	163
Release Date	205
Release Parcel	206
Release Property	208, 210
Relevant Persons	13
REMIC	478
REMIC LTV Test	153
REMIC Regulations	478
REO Account	382
REO Companion Loan	334
REO Loan	334
REO Mortgage Loan	334
REO Property	323
Repurchase Election Notice	241
Repurchase Option Notice	241
Repurchase Price	361
Repurchase Request	453
Requesting Certificateholder	454
Requesting Holder	454
Requesting Holders	407
Requesting Investor	355
Requesting Party	457
Required Credit Risk Retention Percentage	314
Requirements	518
Residual Certificates	323
Resolution Failure	454
Resolved	454
Restricted Group	494
Restricted Party	439
Retail Investor	14
Retaining Parties	313
Retaining Sponsor	312
Retaining Third Party Purchaser	313
Review Materials	447
Revised Rate	201
RevPAR	163
Risk Retention Affiliate	409
Risk Retention Affiliated	409
Risk Retention Consultation Parties	321
Rooms	165
Ross Co-Tenants	191
RR Interest	313
Rule 17g-5	346, 422
S&P	300
Scheduled Principal Distribution Amount	333
SDNY Court	297
SEC	262, 286
Securities Act	409
Securitization Accounts	323
Securitization Regulation	71
SEL	278
Senior Certificates	323
Sequential Pay Event	247
Serviced AB Loan Combination	366
Serviced Companion Loan	366
Serviced Companion Loan Holder	366
Serviced Companion Loan Securities	138, 414
Serviced Loan Combination	366
Serviced Loans	366
Serviced Mortgage Loans	366
Serviced Outside Controlled Companion Loan	367
Serviced Outside Controlled Loan Combination	366
Serviced Outside Controlled Mortgage Loan	367
Serviced Pari Passu Companion Loan	366
Serviced Pari Passu Companion Loan Holder	366
Serviced Pari Passu Loan Combination	366
Serviced Subordinate Companion Loan	366
Serviced Subordinate Companion Loan Holder	366
Servicer Termination Events	413
Servicing Fee	385
Servicing Fee Rate	385
Servicing Function Participant	409
Servicing Shift Companion Loan	368
Servicing Shift Loan Combination	368
Servicing Shift Mortgage Loan	368
Servicing Standard	371
Servicing Transfer Event	372
SFA	15
SFO	15
Similar Law	495
Situs	306
Situs Holdings	306
SMCEHD	182
SMMEA	497
SMP	181
Soft Lockbox	163
Soft Springing Lockbox	163
Special Servicer	296
Special Servicer Decision	375
Special Servicing Fee	388
Special Servicing Fee Rate	388
Specially Serviced Loan	372
Split Mortgage Loan	155

Sponsors	157, 263
Springing Cash Management	164
Springing Lockbox	164
SSDS	180, 182
Staples	194
Startup Day	478
State Court	297
Stated Principal Balance	333
Stellar	183
Streit Act	291
Structured Product	15
STWD	302
Subject Loans	393
Subordinate Certificates	323
Subordinate Companion Loan	155
Sub-Servicing Agreement	376
SVE	181
TCO	198
Termination Purchase Amount	459
Terms and Conditions	354
Tests	447
Third Party Report	158
TIA	73, 291
Title V	517
Trailing 12 NOI	162
Triggering Event of Default	256
TRIPRA	126
Trust REMICs	478
Trustee	289
Trustee/Certificate Administrator Fee	392
Trustee/Certificate Administrator Fee Rate	392
U.S. Tax Person	488
Uncertificated VRR Interest	312, 324
Uncertificated VRR Interest Balance	314
Uncertificated VRR Interest Owner	310, 313
Underwriter Entities	134
Underwriter Exemption	493
Underwriting Agreement	521
Underwritten EGI	165
Underwritten Expenses	164
Underwritten NCF	164
Underwritten NCF DSCR	161
Underwritten Net Cash Flow	164
Underwritten Net Operating Income	164
Underwritten NOI	164
Underwritten Revenues	165
Units	165
Unscheduled Principal Distribution Amount	333
Unsolicited Information	447
Updated Appraisal	423
Upper-Tier REMIC	478
Upper-Tier REMIC Distribution Account	381
USR Sublease	194
UST	179
UW NCF DSCR	161
Vertical Risk Retention Allocation Percentage	317
Vertically Retained Percentage	315
VOCs	181
Volcker Rule	72
Voting Rights	351
VRR Interest Distribution Amount	317
VRR Principal Distribution Amount	317
VRR Realized Loss Interest Distribution Amount	317
WAC Rate	331
Weighted Average Mortgage Rate	165
WFBNA	219, 271
Withheld Amounts	382
Workout Fee	388
Workout Fee Rate	389
Workout-Delayed Reimbursement Amount	380
WTNA	289
YM Group A	337
YM Group BC	337
YM Group DE	337
YM Groups	337

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	NAP	NAP	650 Madison Avenue	New York	New York	10022	Mixed Use	Office/Retail	1957, 1987	2015
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	NAP	NAP	1633 Broadway	New York	New York	10019	Office	CBD	1972	2013
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	NAP	NAP	2800 Southcenter Mall	Tukwila	Washington	98188	Retail	Super Regional Mall	1968	2008
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	NAP	NAP					Self Storage	Self Storage
4.01	Property				Kenosha Storage			7100 77th Avenue	Kenosha	Wisconsin	53142	Self Storage	Self Storage	1999	NAP
4.02	Property				Point Storage			3690 Commerce Drive	Madison	Wisconsin	53719	Self Storage	Self Storage	1988	NAP
4.03	Property				Hoerth Storage			74 Halbach Court	Fond du Lac	Wisconsin	54937	Self Storage	Self Storage	1987	2013
4.04	Property				Trafalgar Road			8231 Trafalgar Road	Bella Vista	Arkansas	72714	Self Storage	Self Storage	2001	NAP
4.05	Property				Robinson Avenue			2571 East Robinson Avenue	Springdale	Arkansas	72764	Self Storage	Self Storage	2005	2017
4.06	Property				Hartland Self Storage			470 East Industrial Drive	Hartland	Wisconsin	53029	Self Storage	Self Storage	2005	NAP
4.07	Property				Oak Street			5274 North Oak Street	Bethel Heights	Arkansas	72764	Self Storage	Self Storage	2007	NAP
4.08	Property				Joyce Boulevard			3428 East Joyce Boulevard	Fayetteville	Arkansas	72703	Self Storage	Self Storage	2008	NAP
4.09	Property				Pleasant Street 1			1786 South Pleasant Street	Springdale	Arkansas	72764	Self Storage	Self Storage	1993	NAP
4.10	Property				Airport Boulevard			3400 Southwest Municipal Drive	Bentonville	Arkansas	72712	Self Storage	Self Storage	2001	NAP
4.11	Property				Pleasant Street 2			1742 South Pleasant Street	Springdale	Arkansas	72764	Self Storage	Self Storage	1992	NAP
4.12	Property				Walton Boulevard			1908 South Walton Boulevard	Bentonville	Arkansas	72712	Self Storage	Self Storage	1990	2019
4.13	Property				Shady Grove			2325 West Shady Grove Road	Springdale	Arkansas	72764	Self Storage	Self Storage	1992	NAP
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	NAP	NAP					Hospitality	Limited Service
5.01	Property				Courtyard Larkspur Landing Marin County			2500 Larkspur Landing Circle	Larkspur	California	94939	Hospitality	Limited Service	1987	2013
5.02	Property				Courtyard San Mateo Foster City			550 Shell Boulevard	Foster City	California	94404	Hospitality	Limited Service	1987	2016
5.03	Property				Courtyard San Jose Cupertino			10605 North Wolfe Road	Cupertino	California	95014	Hospitality	Limited Service	1988	2017
5.04	Property				Courtyard Boulder			4710 Pearl East Circle	Boulder	Colorado	80301	Hospitality	Limited Service	1987	2013
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes			2633 Sepulveda Boulevard	Torrance	California	90505	Hospitality	Limited Service	1988	2013
5.06	Property				Courtyard Los Angeles Hacienda Heights			1905 South Azusa Avenue	Hacienda Heights	California	91745	Hospitality	Limited Service	1990	2013
5.07	Property				Courtyard Seattle South Center			400 Andover Park West	Tukwila	Washington	98188	Hospitality	Limited Service	1989	2013
5.08	Property				Courtyard Nashville Airport			2508 Elm Hill Pike	Nashville	Tennessee	37214	Hospitality	Limited Service	1988	2013
5.09	Property				Courtyard Palm Springs			1300 East Tahquitz Canyon Way	Palm Springs	California	92262	Hospitality	Limited Service	1988	2013
5.1	Property				Courtyard Portland Beaverton			8500 Southwest Nimbus Avenue	Beaverton	Oregon	97008	Hospitality	Limited Service	1989	2014
5.11	Property				Courtyard Atlanta Perimeter Center			6250 Peachtree Dunwoody Road	Atlanta	Georgia	30328	Hospitality	Limited Service	1987	2013
5.12	Property				Courtyard Detroit Livonia			17200 North Laurel Park Drive	Livonia	Michigan	48152	Hospitality	Limited Service	1988	2014
5.13	Property				Courtyard St. Louis Creve Coeur			828 North New Ballas Road	Creve Coeur	Missouri	63146	Hospitality	Limited Service	1987	2013
5.14	Property				Courtyard Lincroft Red Bank			245 Half Mile Road	Red Bank	New Jersey	07701	Hospitality	Limited Service	1988	2013
5.15	Property				Courtyard Rye			631 Midland Avenue	Rye	New York	10580	Hospitality	Limited Service	1988	2016
5.16	Property				Courtyard Fresno			140 East Shaw Avenue	Fresno	California	93710	Hospitality	Limited Service	1990	2013
5.17	Property				Courtyard Tampa Westshore			3805 West Cypress Street	Tampa	Florida	33607	Hospitality	Limited Service	1989	2013
5.18	Property				Courtyard Boston Andover			10 Campanelli Drive	Andover	Massachusetts	01810	Hospitality	Limited Service	1989	2014
5.19	Property				Courtyard Detroit Metro Airport			30653 Flynn Drive	Romulus	Michigan	48174	Hospitality	Limited Service	1987	NAP
5.20	Property				Courtyard Denver Tech Center			6565 South Boston Street	Greenwood Village	Colorado	80111	Hospitality	Limited Service	1987	2010
5.21	Property				Courtyard Charlottesville North			638 Hillsdale Drive	Charlottesville	Virginia	22901	Hospitality	Limited Service	1989	2014
5.22	Property				Courtyard St. Petersburg Clearwater			3131 Executive Drive	Clearwater	Florida	33762	Hospitality	Limited Service	1988	2013
5.23	Property				Courtyard Fort Lauderdale Plantation			7780 Southwest 6th Street	Fort Lauderdale	Florida	33324	Hospitality	Limited Service	1988	NAP
5.24	Property				Courtyard West Palm Beach			600 Northpoint Parkway	West Palm Beach	Florida	33407	Hospitality	Limited Service	1986	2012
5.25	Property				Courtyard Chicago Lincolnshire			505 Milwaukee Avenue	Lincolnshire	Illinois	60069	Hospitality	Limited Service	1987	NAP
5.26	Property				Courtyard Phoenix Mesa			1221 South Westwood Avenue	Mesa	Arizona	85210	Hospitality	Limited Service	1985	2013
5.27	Property				Courtyard Chicago Waukegan Gurnee			3800 Northpoint Boulevard	Waukegan	Illinois	60085	Hospitality	Limited Service	1986	NAP
5.28	Property				Courtyard Chicago Highland Park			1505 Lake Cook Road	Highland Park	Illinois	60035	Hospitality	Limited Service	1988	NAP
5.29	Property				Courtyard Bakersfield			3601 Marriott Drive	Bakersfield	California	93308	Hospitality	Limited Service	1988	2013
5.30	Property				Courtyard Norwalk			474 Main Avenue	Norwalk	Connecticut	06851	Hospitality	Limited Service	1990	2013
5.31	Property				Courtyard Kansas City Overland Park Metcalf			11301 Metcalf Avenue	Overland Park	Kansas	66210	Hospitality	Limited Service	1989	2014
5.32	Property				Courtyard Silver Spring North			12521 Prosperity Drive	Silver Spring	Maryland	20904	Hospitality	Limited Service	1988	2013
5.33	Property				Courtyard Raleigh Cary			102 Edinburgh Drive South	Cary	North Carolina	27511	Hospitality	Limited Service	1988	2019
5.34	Property				Courtyard New Haven Wallingford			600 Northrop Road	Wallingford	Connecticut	06492	Hospitality	Limited Service	1990	2013

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated
5.35	Property				Courtyard Chicago Oakbrook Terrace			6 Transam Plaza Drive	Oakbrook Terrace	Illinois	60181	Hospitality	Limited Service	1986	NAP
5.36	Property				Courtyard Indianapolis Castleton			8670 Allisonville Road	Indianapolis	Indiana	46250	Hospitality	Limited Service	1987	NAP
5.37	Property				Courtyard Annapolis			2559 Riva Road	Annapolis	Maryland	21401	Hospitality	Limited Service	1989	2013
5.38	Property				Courtyard Greenville Haywood Mall			70 Orchard Park Drive	Greenville	South Carolina	29615	Hospitality	Limited Service	1988	2019
5.39	Property				Courtyard Minneapolis St Paul Airport			1352 Northland Drive	Mendota Heights	Minnesota	55120	Hospitality	Limited Service	1987	2014
5.40	Property				Courtyard San Antonio Downtown Market Square			600 Santa Rosa South Avenue	San Antonio	Texas	78204	Hospitality	Limited Service	1990	2013, 2014
5.41	Property				Courtyard Denver Stapleton			7415 East 41st Avenue	Denver	Colorado	80216	Hospitality	Limited Service	1987	2015
5.42	Property				Courtyard St. Louis Westport Plaza			11888 Westline Industrial Drive	St Louis	Missouri	63146	Hospitality	Limited Service	1987	2014
5.43	Property				Courtyard Dallas Plano Parkway			4901 West Plano Parkway	Plano	Texas	75093	Hospitality	Limited Service	1988	2013
5.44	Property				Courtyard Phoenix North Metrocenter			9631 North Black Canyon Highway	Phoenix	Arizona	85021	Hospitality	Limited Service	1987	2015
5.45	Property				Courtyard Dallas Richardson at Spring Valley			1000 South Sherman Street	Richardson	Texas	75081	Hospitality	Limited Service	1988	2015
5.46	Property				Courtyard Birmingham Homewood			500 Shades Creek Parkway	Birmingham	Alabama	35209	Hospitality	Limited Service	1988	2013
5.47	Property				Courtyard Atlanta Airport South			2050 Sullivan Road	Atlanta	Georgia	30337	Hospitality	Limited Service	1986	2013
5.48	Property				Courtyard Atlanta Gwinnett Mall			3550 Venture Parkway Northwest	Duluth	Georgia	30096	Hospitality	Limited Service	1987	2015
5.49	Property				Courtyard Poughkeepsie			2641 South Road	Poughkeepsie	New York	12601	Hospitality	Limited Service	1988	2013
5.50	Property				Courtyard Memphis Airport			1780 Nonconnah Boulevard	Memphis	Tennessee	38132	Hospitality	Limited Service	1987	2014
5.51	Property				Courtyard Charlotte South Park			6023 Park South Drive	Charlotte	North Carolina	28210	Hospitality	Limited Service	1988	2013
5.52	Property				Courtyard Philadelphia Devon			762 West Lancaster Avenue	Wayne	Pennsylvania	19087	Hospitality	Limited Service	1989	2013
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	NAP	NAP	500 Staples Drive	Framingham	Massachusetts	01702	Office	Suburban	1997	NAP
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	NAP	NAP	805 Third Avenue	New York	New York	10022	Office	CBD	1982	NAP
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	NAP	NAP	1114 Washington Boulevard	Detroit	Michigan	48226	Hospitality	Full Service	1924	2008
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	NAP	NAP	70 Worcester Providence Turnpike	Millbury	Massachusetts	01527	Retail	Anchored	2003-2004	NAP
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	NAP	NAP					Multifamily	Mid Rise
10.01	Property				832 Lexington Avenue			832 Lexington Avenue	Brooklyn	New York	11221	Multifamily	Mid Rise	2018	NAP
10.02	Property				77 Berry Street			77 Berry Street	Brooklyn	New York	11249	Multifamily	Mid Rise	1910	2014
10.03	Property				854 Metropolitan Avenue			854 Metropolitan Avenue	Brooklyn	New York	11211	Multifamily	Mid Rise	1910	2015
10.04	Property				852 Metropolitan Avenue			852 Metropolitan Avenue	Brooklyn	New York	11211	Multifamily	Mid Rise	1910	2015
10.05	Property				235 S 4th Street			235 South 4th Street	Brooklyn	New York	11211	Multifamily	Mid Rise	1910	2017
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	NAP	NAP	111-229 West Lincoln Highway	Exton	Pennsylvania	19341	Retail	Anchored	1988	NAP
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	NAP	NAP	1025-1075 East Brokaw Road	San Jose	California	95131	Retail	Anchored	2012	NAP
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	NAP	NAP	120-280 Shenstone Boulevard and 7085 White Oak Road	Garner	North Carolina	27529	Retail	Anchored	2002, 2003	NAP
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	NAP	NAP	1204 Millersville Pike	Lancaster	Pennsylvania	17603	Retail	Anchored	1970, 1986, 1999, 2007	1986
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	NAP	NAP	3076, 3156, 3255 & 3265 160th Avenue Southeast	Bellevue	Washington	98008	Office	Suburban	1991	2019
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	NAP	NAP					Retail	Various
16.01	Property				Rayford Square			107 Rayford Road	Spring	Texas	77386	Retail	Anchored	1974	NAP
16.02	Property				Spring Town Center			21212 & 21334 Kuykendahl Road	Spring	Texas	77379	Retail	Anchored	2004	NAP
16.03	Property				Tomball Town Center			14420 FM 2920	Tomball	Texas	77377	Retail	Anchored	2004	NAP
16.04	Property				Broadmoor Village			930 West Centerville Road	Garland	Texas	75041	Retail	Anchored	1991	NAP
16.05	Property				Winchester Town Center			9344 Jones Road	Houston	Texas	77065	Retail	Shadow Anchored	2004	NAP
16.06	Property				Broadway Center			2125 South Broadway Avenue	Tyler	Texas	75701	Retail	Anchored	1976	NAP
16.07	Property				Copperfield Central			6860 Highway 6 North	Houston	Texas	77084	Retail	Unanchored	1999	NAP
16.08	Property				Mission			122 South Shary Road	Mission	Texas	78572	Retail	Shadow Anchored	2007	NAP
16.09	Property				Silverlake			10201 Broadway Street	Pearland	Texas	77584	Retail	Shadow Anchored	2003	NAP
16.10	Property				Victoria			7002 Northeast Zac Lentz Parkway	Victoria	Texas	77904	Retail	Shadow Anchored	2005	NAP
16.11	Property				Baybrook Marketplace			1805 West Bay Area Boulevard	Webster	Texas	77598	Retail	Shadow Anchored	2003	NAP
16.12	Property				Alvin II			252 North Bypass 35	Alvin	Texas	77511	Retail	Shadow Anchored	2014	NAP
16.13	Property				Jones Tomball Parkway - 249			21542 State Highway 249	Houston	Texas	77070	Retail	Unanchored	2003	NAP
16.14	Property				Alvin			162 North Bypass 35	Alvin	Texas	77511	Retail	Shadow Anchored	2013	NAP
16.15	Property				Greens Landing			10701 North Freeway	Houston	Texas	77037	Retail	Unanchored	2000	NAP
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	NAP	NAP	1020-1070 & 1120 North Port Washington Road	Grafton	Wisconsin	53024	Retail	Anchored	2007-2009	NAP
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	NAP	NAP	3711 19th Avenue	San Francisco	California	94132	Multifamily	High-Rise/Townhome	1944, 1951	2009
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	NAP	NAP					Retail	Various
19.01	Property				Parkside Square			3100 Bienville Boulevard	Ocean Springs	Mississippi	39564	Retail	Anchored	1989	2008
19.02	Property				Maysville Marketsquare			381-385 Market Square Drive	Maysville	Kentucky	41056	Retail	Anchored	1993	NAP
19.03	Property				Pinecrest Pointe			9101 Leesville Road	Raleigh	North Carolina	27613	Retail	Anchored	1988	NAP
19.04	Property				Valleydale Marketplace			2653 Valleydale Road	Hoover	Alabama	35244	Retail	Anchored	1993	NAP
19.05	Property				Putnam Plaza			1333 Indianapolis Road	Greencastle	Indiana	46135	Retail	Anchored	1985	NAP
19.06	Property				Heritage Plaza			3101 Heritage Green Drive	Monroe	Ohio	45050	Retail	Shadow Anchored	2005	NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	NAP	NAP	3600 South Las Vegas Boulevard	Las Vegas	Nevada	89109	Hospitality	Full Service	1997	2019
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	NAP	NAP	405 East 4th Avenue	San Mateo	California	94401	Mixed Use	Office/Multifamily	2019	NAP
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	NAP	NAP					Multifamily	Mid Rise
22.01	Property				30 Seaman Avenue			30 Seaman Avenue	New York	New York	10034	Multifamily	Mid Rise	1926	NAP
22.02	Property				133-139 Seaman Avenue			133-139 Seaman Avenue	New York	New York	10034	Multifamily	Mid Rise	1928	NAP
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	NAP	NAP	9897 West McDowell Road	Tolleson	Arizona	85353	Retail	Unanchored	2006	NAP
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	NAP	NAP	5454 & 5566 Main Street and 9250, 9320 & 9410 Dallas Parkway	Frisco	Texas	75033	Retail	Unanchored	2007	NAP
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	NAP	NAP	130 Abbey Boulevard	White Lake	Michigan	48383	Multifamily	Garden	2019	NAP
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	NAP	NAP	26797-26803 Hanna Road	Oak Ridge North	Texas	77385	Industrial	Flex	2006-2018	NAP
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	NAP	NAP	333 Ovington Avenue	Brooklyn	New York	11209	Multifamily	Mid Rise	1928	NAP
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	NAP	NAP	65-70 Austin Street	Rego Park	New York	11374	Multifamily	Mid Rise	2018	NAP
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	NAP	NAP	333 East Wetmore Road	Tucson	Arizona	85705	Office	Suburban	1986	2004, 2018
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	NAP	NAP	85 Northeast Loop 410	San Antonio	Texas	78216	Office	Suburban	1982	2013
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	NAP	NAP	510 East 14th Street	New York	New York	10009	Mixed Use	Multifamily/Retail	2018	NAP
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	NAP	NAP	10543 Sierra Avenue	Fontana	California	92337	Hospitality	Limited Service	2009	2014
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	NAP	NAP	1000 West Washington Boulevard	Chicago	Illinois	60607	Retail	Unanchored	1994	1996
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	NAP	NAP					Industrial	Flex
34.01	Property				914-938 S. Highway Dr.			914-938 South Highway Drive	Fenton	Missouri	63026	Industrial	Flex	1990	NAP
34.02	Property				11600-11612 Lilburn Park Rd.			11600-11612 Lilburn Park Road	Saint Louis	Missouri	63146	Industrial	Flex	1985	NAP
34.03	Property				909-927 Horan Dr.			909-927 Horan Drive	Fenton	Missouri	63026	Industrial	Flex	1985	NAP
34.04	Property				11477-11493 Page Service Dr.			11477-11493 Page Service Drive	Saint Louis	Missouri	63146	Industrial	Flex	1990	NAP
34.05	Property				951-961 Harmsted Ct.			951-961 Harmsted Court	Saint Charles	Missouri	63301	Industrial	Flex	1996	NAP
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	NAP	NAP	447 East 100 South	Salt Lake City	Utah	84111	Multifamily	Mid Rise	2019	NAP
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	NAP	NAP	1930 & 1950-2000 Composite Drive	Kettering	Ohio	45420	Industrial	Warehouse/Distribution	1944	2019
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	NAP	NAP	7060 South Tucson Boulevard	Tucson	Arizona	85756	Hospitality	Full Service	1982	2010
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	NAP	NAP	243 West 54th Street	New York	New York	10019	Mixed Use	Retail/Multifamily	1910	2019
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	NAP	NAP	22455 Lake Road	Rocky River	Ohio	44116	Multifamily	Garden	1963	NAP
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	Group 1	NAP	26150 Town Center Drive	Novi	Michigan	48375	Hospitality	Extended Stay	2018	NAP
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	NAP	NAP	240 West Chapman Avenue and 135 South Lemon Street	Orange	California	92866	Mixed Use	Retail/Office	1920	2018
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	NAP	NAP	5101-5137 Andrea Boulevard	Sacramento	California	95842	Multifamily	Garden	1977	NAP
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	NAP	NAP					Multifamily	Garden
43.01	Property				Walnut Manor			125 East Oldfield Lane	Muncie	Indiana	47303	Multifamily	Garden	1995	NAP
43.02	Property				Fox Brook Apartments			4000 North Walnut Street	Muncie	Indiana	47303	Multifamily	Garden	2001	NAP
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	NAP	NAP	50 Burnt Church Road	Bluffton	South Carolina	29910	Retail	Anchored	2007	NAP
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	Group 1	NAP	36599 Van Dyke Avenue	Sterling Heights	Michigan	48312	Hospitality	Limited Service	2018	NAP
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	NAP	NAP					Self Storage	Self Storage
46.01	Property				Woodbine Self Storage			5515 Woodbine Road	Pace	Florida	32571	Self Storage	Self Storage	1996	2017
46.02	Property				EZ - In Storage			633 South Tyndall Parkway	Panama City	Florida	32404	Self Storage	Self Storage	1986	2015, 2018

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	600,415	SF	977.32	Fee Simple	115,000,000	115,000,000	115,000,000	9.4%	115,000,000	3.48600%	0.01019%	3.47581%
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	2,561,512	SF	390.78	Fee Simple	110,000,000	110,000,000	110,000,000	9.0%	110,000,000	2.99000%	0.01019%	2.97981%
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	783,068	SF	278.39	Fee Simple/Leasehold	59,000,000	59,000,000	59,000,000	4.8%	59,000,000	2.88000%	0.01144%	2.86856%
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	990,859	SF	55.51	Fee Simple	55,000,000	55,000,000	55,000,000	4.5%	55,000,000	4.18300%	0.01019%	4.17281%
4.01	Property				Kenosha Storage	112,755	SF		Fee Simple			9,087,000	0.7%
4.02	Property				Point Storage	85,181	SF		Fee Simple			7,788,800	0.6%
4.03	Property				Hoerth Storage	135,051	SF		Fee Simple			7,310,600	0.6%
4.04	Property				Trafalgar Road	103,340	SF		Fee Simple			4,748,400	0.4%
4.05	Property				Robinson Avenue	97,025	SF		Fee Simple			4,372,700	0.4%
4.06	Property				Hartland Self Storage	59,680	SF		Fee Simple			4,304,300	0.4%
4.07	Property				Oak Street	114,250	SF		Fee Simple			3,894,400	0.3%
4.08	Property				Joyce Boulevard	61,668	SF		Fee Simple			3,006,200	0.2%
4.09	Property				Pleasant Street 1	73,350	SF		Fee Simple			3,006,200	0.2%
4.10	Property				Airport Boulevard	51,595	SF		Fee Simple			2,698,800	0.2%
4.11	Property				Pleasant Street 2	42,400	SF		Fee Simple			1,878,900	0.2%
4.12	Property				Walton Boulevard	26,639	SF		Fee Simple			1,503,100	0.1%
4.13	Property				Shady Grove	27,925	SF		Fee Simple			1,400,600	0.1%
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	7,677	Rooms	51,843.17	Various	50,000,000	50,000,000	50,000,000	4.1%	50,000,000	3.53700%	0.01019%	3.52681%
5.01	Property				Courtyard Larkspur Landing Marin County	146	Rooms		Fee Simple/Leasehold			2,307,018	0.2%
5.02	Property				Courtyard San Mateo Foster City	147	Rooms		Fee Simple/Leasehold			2,263,889	0.2%
5.03	Property				Courtyard San Jose Cupertino	149	Rooms		Leasehold			2,046,053	0.2%
5.04	Property				Courtyard Boulder	149	Rooms		Fee Simple/Leasehold			1,611,111	0.1%
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes	149	Rooms		Fee Simple/Leasehold			1,523,392	0.1%
5.06	Property				Courtyard Los Angeles Hacienda Heights	150	Rooms		Fee Simple/Leasehold			1,480,263	0.1%
5.07	Property				Courtyard Seattle South Center	149	Rooms		Fee Simple/Leasehold			1,458,333	0.1%
5.08	Property				Courtyard Nashville Airport	145	Rooms		Fee Simple/Leasehold			1,197,368	0.1%
5.09	Property				Courtyard Palm Springs	149	Rooms		Fee Simple/Leasehold			1,110,380	0.1%
5.1	Property				Courtyard Portland Beaverton	149	Rooms		Fee Simple/Leasehold			1,067,251	0.1%
5.11	Property				Courtyard Atlanta Perimeter Center	145	Rooms		Leasehold			1,066,520	0.1%
5.12	Property				Courtyard Detroit Livonia	149	Rooms		Fee Simple/Leasehold			1,044,591	0.1%
5.13	Property				Courtyard St. Louis Creve Coeur	154	Rooms		Fee Simple/Leasehold			1,044,591	0.1%
5.14	Property				Courtyard Lincroft Red Bank	146	Rooms		Fee Simple/Leasehold			1,044,591	0.1%
5.15	Property				Courtyard Rye	145	Rooms		Fee Simple/Leasehold			1,023,392	0.1%
5.16	Property				Courtyard Fresno	146	Rooms		Leasehold			1,001,462	0.1%
5.17	Property				Courtyard Tampa Westshore	145	Rooms		Fee Simple/Leasehold			1,001,462	0.1%
5.18	Property				Courtyard Boston Andover	146	Rooms		Fee Simple/Leasehold			1,001,462	0.1%
5.19	Property				Courtyard Detroit Metro Airport	146	Rooms		Fee Simple/Leasehold			1,001,462	0.1%
5.20	Property				Courtyard Denver Tech Center	155	Rooms		Fee Simple/Leasehold			957,602	0.1%
5.21	Property				Courtyard Charlottesville North	150	Rooms		Fee Simple/Leasehold			957,602	0.1%
5.22	Property				Courtyard St. Petersburg Clearwater	149	Rooms		Fee Simple/Leasehold			935,673	0.1%
5.23	Property				Courtyard Fort Lauderdale Plantation	149	Rooms		Fee Simple/Leasehold			935,673	0.1%
5.24	Property				Courtyard West Palm Beach	149	Rooms		Fee Simple/Leasehold			935,673	0.1%
5.25	Property				Courtyard Chicago Lincolnshire	146	Rooms		Fee Simple			935,673	0.1%
5.26	Property				Courtyard Phoenix Mesa	149	Rooms		Fee Simple/Leasehold			914,474	0.1%
5.27	Property				Courtyard Chicago Waukegan Gurnee	149	Rooms		Fee Simple/Leasehold			914,474	0.1%
5.28	Property				Courtyard Chicago Highland Park	149	Rooms		Fee Simple/Leasehold			892,544	0.1%
5.29	Property				Courtyard Bakersfield	146	Rooms		Fee Simple/Leasehold			870,614	0.1%
5.30	Property				Courtyard Norwalk	145	Rooms		Leasehold			870,614	0.1%
5.31	Property				Courtyard Kansas City Overland Park Metcalf	149	Rooms		Fee Simple/Leasehold			848,684	0.1%
5.32	Property				Courtyard Silver Spring North	146	Rooms		Fee Simple/Leasehold			848,684	0.1%
5.33	Property				Courtyard Raleigh Cary	149	Rooms		Fee Simple/Leasehold			827,485	0.1%
5.34	Property				Courtyard New Haven Wallingford	149	Rooms		Fee Simple/Leasehold			805,556	0.1%

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
5.35	Property				Courtyard Chicago Oakbrook Terrace	147	Rooms		Fee Simple			805,556	0.1%
5.36	Property				Courtyard Indianapolis Castleton	146	Rooms		Fee Simple/Leasehold			805,556	0.1%
5.37	Property				Courtyard Annapolis	149	Rooms		Fee Simple/Leasehold			805,556	0.1%
5.38	Property				Courtyard Greenville Haywood Mall	146	Rooms		Fee Simple/Leasehold			805,556	0.1%
5.39	Property				Courtyard Minneapolis St Paul Airport	146	Rooms		Fee Simple/Leasehold			783,626	0.1%
5.40	Property				Courtyard San Antonio Downtown Market Square	149	Rooms		Fee Simple/Leasehold			761,696	0.1%
5.41	Property				Courtyard Denver Stapleton	146	Rooms		Fee Simple			739,766	0.1%
5.42	Property				Courtyard St. Louis Westport Plaza	149	Rooms		Fee Simple/Leasehold			718,567	0.1%
5.43	Property				Courtyard Dallas Plano Parkway	149	Rooms		Fee Simple			718,567	0.1%
5.44	Property				Courtyard Phoenix North Metrocenter	146	Rooms		Fee Simple/Leasehold			674,708	0.1%
5.45	Property				Courtyard Dallas Richardson at Spring Valley	149	Rooms		Fee Simple/Leasehold			652,778	0.1%
5.46	Property				Courtyard Birmingham Homewood	140	Rooms		Fee Simple			609,649	0.0%
5.47	Property				Courtyard Atlanta Airport South	144	Rooms		Fee Simple			609,649	0.0%
5.48	Property				Courtyard Atlanta Gwinnett Mall	146	Rooms		Fee Simple/Leasehold			609,649	0.0%
5.49	Property				Courtyard Poughkeepsie	149	Rooms		Leasehold			587,719	0.0%
5.50	Property				Courtyard Memphis Airport	145	Rooms		Fee Simple/Leasehold			565,789	0.0%
5.51	Property				Courtyard Charlotte South Park	149	Rooms		Leasehold			0	0.0%
5.52	Property				Courtyard Philadelphia Devon	149	Rooms		Leasehold			0	0.0%
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	666,088	SF	135.12	Fee Simple	50,000,000	50,000,000	50,000,000	4.1%	50,000,000	3.11000%	0.01519%	3.09481%
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	596,100	SF	251.64	Fee Simple	45,000,000	45,000,000	45,000,000	3.7%	45,000,000	4.24000%	0.01019%	4.22981%
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	453	Rooms	169,977.92	Fee Simple	45,000,000	45,000,000	45,000,000	3.7%	39,288,451	4.39000%	0.03894%	4.35106%
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	787,071	SF	208.37	Fee Simple	40,000,000	40,000,000	40,000,000	3.3%	33,545,792	3.84430%	0.01019%	3.83411%
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	78	Units	487,179.49	Fee Simple	38,000,000	38,000,000	38,000,000	3.1%	38,000,000	3.88000%	0.01019%	3.86981%
10.01	Property				832 Lexington Avenue	46	Units		Fee Simple			18,700,000	1.5%
10.02	Property				77 Berry Street	8	Units		Fee Simple			5,650,000	0.5%
10.03	Property				854 Metropolitan Avenue	8	Units		Fee Simple			4,650,000	0.4%
10.04	Property				852 Metropolitan Avenue	8	Units		Fee Simple			4,600,000	0.4%
10.05	Property				235 S 4th Street	8	Units		Fee Simple			4,400,000	0.4%
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	217,822	SF	168.95	Fee Simple	36,800,000	36,800,000	36,800,000	3.0%	31,831,253	4.00000%	0.01019%	3.98981%
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	96,280	SF	337.56	Fee Simple	32,500,000	32,500,000	32,500,000	2.7%	32,500,000	3.48100%	0.01019%	3.47081%
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	527,874	SF	120.06	Fee Simple	32,000,000	32,000,000	32,000,000	2.6%	28,103,160	3.54400%	0.01019%	3.53381%
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	248,567	SF	124.71	Fee Simple/Leasehold	31,000,000	31,000,000	31,000,000	2.5%	28,083,710	3.90000%	0.01019%	3.88981%
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	262,858	SF	304.35	Fee Simple	30,000,000	30,000,000	30,000,000	2.5%	30,000,000	3.73200%	0.01144%	3.72056%
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	438,914	SF	131.28	Fee Simple	27,620,000	27,620,000	27,620,000	2.3%	27,620,000	3.59500%	0.02144%	3.57356%
16.01	Property				Rayford Square	77,419	SF		Fee Simple			4,813,688	0.4%
16.02	Property				Spring Town Center	51,752	SF		Fee Simple			4,696,281	0.4%
16.03	Property				Tomball Town Center	68,503	SF		Fee Simple			3,258,045	0.3%
16.04	Property				Broadmoor Village	62,000	SF		Fee Simple			1,907,864	0.2%
16.05	Property				Winchester Town Center	18,001	SF		Fee Simple			1,731,753	0.1%
16.06	Property				Broadway Center	60,908	SF		Fee Simple			1,408,884	0.1%
16.07	Property				Copperfield Central	13,000	SF		Fee Simple			1,408,884	0.1%
16.08	Property				Mission	13,600	SF		Fee Simple			1,408,884	0.1%
16.09	Property				Silverlake	10,508	SF		Fee Simple			1,232,774	0.1%
16.10	Property				Victoria	14,988	SF		Fee Simple			1,144,719	0.1%
16.11	Property				Baybrook Marketplace	13,080	SF		Fee Simple			1,115,367	0.1%
16.12	Property				Alvin II	6,681	SF		Fee Simple			939,256	0.1%
16.13	Property				Jones Tomball Parkway - 249	9,885	SF		Fee Simple			880,553	0.1%
16.14	Property				Alvin	10,578	SF		Fee Simple			880,552	0.1%
16.15	Property				Greens Landing	8,011	SF		Fee Simple			792,497	0.1%
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	236,213	SF	116.76	Fee Simple	27,580,000	27,580,000	27,580,000	2.3%	23,162,546	3.89400%	0.01019%	3.88381%
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	3,165	Units	172,827.80	Fee Simple	27,500,000	27,500,000	27,500,000	2.3%	27,500,000	2.72457%	0.01019%	2.71438%
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	552,154	SF	81.50	Fee Simple	23,000,000	23,000,000	23,000,000	1.9%	19,349,671	3.95500%	0.01019%	3.94481%
19.01	Property				Parkside Square	150,346	SF		Fee Simple			6,130,943	0.5%
19.02	Property				Maysville Marketsquare	144,945	SF		Fee Simple			5,171,863	0.4%
19.03	Property				Pinecrest Pointe	89,226	SF		Fee Simple			5,055,339	0.4%
19.04	Property				Valleydale Marketplace	67,854	SF		Fee Simple			3,011,692	0.2%
19.05	Property				Putnam Plaza	75,179	SF		Fee Simple			2,491,816	0.2%
19.06	Property				Heritage Plaza	24,604	SF		Fee Simple			1,138,348	0.1%

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	3,933	Rooms	426,188.66	Fee Simple/Leasehold	20,000,000	20,000,000	20,000,000	1.6%	20,000,000	3.17015%	0.01019%	3.15996%
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	71,254	SF	877.14	Fee Simple	20,000,000	20,000,000	20,000,000	1.6%	20,000,000	3.62000%	0.01019%	3.60981%
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	123	Units	154,471.54	Fee Simple	19,000,000	19,000,000	19,000,000	1.6%	19,000,000	3.84000%	0.01019%	3.82981%
22.01	Property				30 Seaman Avenue	75	Units		Fee Simple			11,650,000	1.0%
22.02	Property				133-139 Seaman Avenue	48	Units		Fee Simple			7,350,000	0.6%
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	98,598	SF	181.39	Fee Simple	17,885,000	17,885,000	17,885,000	1.5%	14,155,340	3.90000%	0.01019%	3.88981%
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	91,428	SF	193.05	Fee Simple	17,650,000	17,650,000	17,650,000	1.4%	17,650,000	3.81000%	0.04894%	3.76106%
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	109	Units	159,633.03	Fee Simple	17,400,000	17,400,000	17,400,000	1.4%	15,929,286	4.53000%	0.01019%	4.51981%
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	203,425	SF	81.60	Fee Simple	16,600,000	16,600,000	16,600,000	1.4%	13,907,944	3.81200%	0.04894%	3.76306%
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	119	Units	136,134.45	Fee Simple	16,200,000	16,200,000	16,200,000	1.3%	16,200,000	3.92000%	0.01019%	3.90981%
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	45	Units	355,555.56	Fee Simple	16,000,000	16,000,000	16,000,000	1.3%	16,000,000	4.38400%	0.01019%	4.37381%
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	141,295	SF	113.24	Fee Simple	16,000,000	16,000,000	16,000,000	1.3%	16,000,000	3.49000%	0.01019%	3.47981%
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	132,113	SF	115.81	Fee Simple	15,300,000	15,300,000	15,300,000	1.3%	12,275,324	4.28000%	0.04894%	4.23106%
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	160	Units	531,250.00	Leasehold	15,000,000	15,000,000	15,000,000	1.2%	15,000,000	2.92000%	0.01144%	2.90856%
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	115	Rooms	119,565.22	Fee Simple	13,750,000	13,750,000	13,750,000	1.1%	11,699,532	4.36500%	0.01019%	4.35481%
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	27,894	SF	486.96	Fee Simple	13,600,000	13,583,241	13,583,241	1.1%	10,938,865	4.35000%	0.01019%	4.33981%
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	208,815	SF	61.65	Fee Simple	12,873,750	12,873,750	12,873,750	1.1%	10,081,816	3.61400%	0.01019%	3.60381%
34.01	Property				914-938 S. Highway Dr.	41,751	SF		Fee Simple			3,054,176	0.3%
34.02	Property				11600-11612 Lilburn Park Rd.	49,195	SF		Fee Simple			2,830,348	0.2%
34.03	Property				909-927 Horan Dr.	51,145	SF		Fee Simple			2,758,145	0.2%
34.04	Property				11477-11493 Page Service Dr.	35,594	SF		Fee Simple			2,462,114	0.2%
34.05	Property				951-961 Harmsted Ct.	31,130	SF		Fee Simple			1,768,967	0.1%
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	86	Units	147,005.81	Fee Simple	12,642,500	12,642,500	12,642,500	1.0%	12,642,500	4.24000%	0.01019%	4.22981%
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	196,000	SF	58.55	Fee Simple	11,475,000	11,475,000	11,475,000	0.9%	9,566,173	3.64000%	0.01019%	3.62981%
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	150	Rooms	67,333.33	Fee Simple	10,100,000	10,100,000	10,100,000	0.8%	8,083,344	4.21000%	0.01019%	4.19981%
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	7,463	SF	1,339.94	Fee Simple	10,000,000	10,000,000	10,000,000	0.8%	10,000,000	3.72500%	0.01019%	3.71481%
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	218	Units	42,201.83	Fee Simple	9,200,000	9,200,000	9,200,000	0.8%	7,867,415	4.55000%	0.03894%	4.51106%
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	89	Rooms	95,505.62	Fee Simple	8,500,000	8,500,000	8,500,000	0.7%	6,188,214	4.29000%	0.01019%	4.27981%
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	17,264	SF	451.81	Fee Simple	7,800,000	7,800,000	7,800,000	0.6%	7,800,000	3.95000%	0.01019%	3.93981%
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	144	Units	45,833.33	Fee Simple	6,600,000	6,600,000	6,600,000	0.5%	3,884,811	3.39000%	0.01019%	3.37981%
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	161	Units	40,993.79	Fee Simple	6,600,000	6,600,000	6,600,000	0.5%	5,723,080	4.10100%	0.01019%	4.09081%
43.01	Property				Walnut Manor	120	Units		Fee Simple			4,914,576	0.4%
43.02	Property				Fox Brook Apartments	41	Units		Fee Simple			1,685,424	0.1%
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	56,601	SF	106.01	Fee Simple	6,000,000	6,000,000	6,000,000	0.5%	5,287,887	4.45000%	0.01019%	4.43981%
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	98	Rooms	58,673.47	Fee Simple	5,750,000	5,750,000	5,750,000	0.5%	4,176,470	4.23000%	0.01019%	4.21981%
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	55,190	SF	57.08	Fee Simple	3,150,000	3,150,000	3,150,000	0.3%	2,517,469	4.17000%	0.01019%	4.15981%
46.01	Property				Woodbine Self Storage	32,050	SF		Fee Simple			1,640,000	0.1%
46.02	Property				EZ - In Storage	23,140	SF		Fee Simple			1,510,000	0.1%

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	338,714.93	4,064,579.16	1,389,614.82	16,675,377.84	Interest Only	Actual/360	2	120	118	120
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	277,890.05	3,334,680.60	2,250,909.38	27,010,912.56	Interest Only	Actual/360	2	120	118	120
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	143,566.67	1,722,800.04	386,900.00	4,642,800.00	Interest Only	Actual/360	1	120	119	120
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	194,383.62	2,332,603.44			Interest Only	Actual/360	0	120	120	120
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	149,421.88	1,793,062.56	1,039,976.24	12,479,714.88	Interest Only	Actual/360	0	60	60	60
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	131,383.10	1,576,597.20	105,106.48	1,261,277.76	Interest Only	Actual/360	0	120	120	120
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	161,208.33	1,934,499.96	376,152.78	4,513,833.38	Interest Only	Actual/360	2	120	118	120
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	225,076.68	2,700,920.10	160,054.52	1,920,654.30	Interest Only, Then Amortizing	Actual/360	0	36	36	120
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	187,393.11	2,248,717.32	580,918.64	6,971,023.68	Interest Only, Then Amortizing	Actual/360	3	24	21	120
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	124,573.15	1,494,877.80			Interest Only	Actual/360	0	120	120	120
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	175,688.83	2,108,265.96			Interest Only, Then Amortizing	Actual/360	0	36	36	120
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	95,586.49	1,147,037.88			Interest Only	Actual/360	2	120	118	120
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	144,481.41	1,733,776.92	141,659.51	1,699,914.12	Interest Only, Then Amortizing	Actual/360	2	48	46	120
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	146,217.14	1,754,605.68			Interest Only, Then Amortizing	Actual/360	0	60	60	120
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	94,595.83	1,135,149.96	157,659.73	1,891,916.76	Interest Only	Actual/360	2	120	118	120
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	83,894.15	1,006,729.80	91,123.27	1,093,479.24	Interest Only	Actual/360	1	120	119	120
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	129,991.31	1,559,895.72			Interest Only, Then Amortizing	Actual/360	1	24	23	120
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	62,438.06	749,256.72	1,179,511.76	14,154,141.12	Interest Only	30/360	2	60	58	60
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	109,209.67	1,310,516.04	104,461.42	1,253,537.04	Interest Only, Then Amortizing	Actual/360	1	24	23	120
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	53,569.72	642,836.64	4,436,108.10	53,233,297.20	Interest Only	Actual/360	2	120	118	120
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	61,171.30	734,055.60	129,989.00	1,559,868.00	Interest Only	Actual/360	3	120	117	120
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	61,644.44	739,733.28			Interest Only	Actual/360	0	120	120	120
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	84,357.86	1,012,294.32			Amortizing	Actual/360	0	0	0	120
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	56,817.07	681,804.84			Interest Only	Actual/360	3	120	117	120
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	88,473.68	1,061,684.16			Interest Only, Then Amortizing	Actual/360	1	60	59	120
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	77,462.36	929,548.32			Interest Only, Then Amortizing	Actual/360	0	24	24	120
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	53,655.00	643,860.00			Interest Only	Actual/360	0	120	120	120
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	59,265.19	711,182.28			Interest Only	Actual/360	1	120	119	120
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	47,179.63	566,155.56			Interest Only	Actual/360	2	120	118	120
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	75,535.76	906,429.12			Amortizing	Actual/360	0	0	0	120
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	37,006.94	444,083.28	172,699.08	2,072,388.96	Interest Only	Actual/360	1	119	118	119
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	68,570.65	822,847.80			Interest Only, Then Amortizing	Actual/360	0	24	24	120
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	67,702.40	812,428.80			Amortizing	Actual/360	1	0	0	120
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	58,631.23	703,574.76			Amortizing	Actual/360	0	0	0	120
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	45,290.59	543,487.08			Interest Only	Actual/360	0	120	120	120
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	52,428.81	629,145.72			Interest Only, Then Amortizing	Actual/360	0	24	24	120
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	49,449.70	593,396.40			Amortizing	Actual/360	0	0	0	120
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	31,472.80	377,673.60			Interest Only	Actual/360	1	120	119	120
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	46,888.77	562,665.24			Interest Only, Then Amortizing	Actual/360	1	24	23	120
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	46,238.32	554,859.84			Amortizing	Actual/360	0	0	0	120
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	26,031.60	312,379.20			Interest Only	Actual/360	1	120	119	120
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	37,905.33	454,863.96			Amortizing	Actual/360	0	0	0	120
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	31,894.92	382,739.04			Interest Only, Then Amortizing	Actual/360	1	36	35	120
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	33,179.90	398,158.80			Amortizing	Actual/360	0	0	0	60
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	31,085.58	373,026.96			Amortizing	Actual/360	0	0	0	120
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	15,348.94	184,187.28			Amortizing	Actual/360	0	0	0	120
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	118	0	0	11/26/2019	8	1/8/2020	12/8/2029		12/8/2029	No		3
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	118	0	0	11/25/2019	6	1/6/2020	12/6/2029		12/6/2029	No		0
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	119	0	0	12/11/2019	1	2/1/2020	1/1/2030		1/1/2030	No		5
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	120	0	0	1/22/2020	6	3/6/2020	2/6/2030		2/6/2030	No		0
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	60	0	0	1/15/2020	6	3/6/2020	2/6/2025		2/6/2025	No		0
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	120	0	0	1/29/2020	6	3/6/2020	2/6/2030		2/6/2030	No		0
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	118	0	0	11/8/2019	6	1/6/2020	12/6/2029		12/6/2029	No		0
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	120	360	360	1/22/2020	1	3/1/2020	2/1/2023	3/1/2023	2/1/2030	No		5
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	117	360	360	11/1/2019	1	12/1/2019	11/1/2021	12/1/2021	11/6/2029	No		0
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	120	0	0	1/22/2020	6	3/6/2020	2/6/2030		2/6/2030	No		0
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	120	360	360	1/21/2020	6	3/6/2020	2/6/2023	3/6/2023	2/6/2030	No		0
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	118	0	0	11/27/2019	6	1/6/2020	12/6/2029		12/6/2029	No		0
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	118	360	360	11/14/2019	6	1/6/2020	12/6/2023	1/6/2024	12/6/2029	No		0
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	120	360	360	1/17/2020	6	3/6/2020	2/6/2025	3/6/2025	2/6/2030	No		0
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	118	0	0	11/25/2019	6	1/6/2020	12/6/2029		12/6/2029	No		0
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	119	0	0	12/10/2019	6	2/6/2020	1/6/2030		1/6/2030	No		0
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	119	360	360	12/19/2019	6	2/6/2020	1/6/2022	2/6/2022	1/6/2030	No		0
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	58	0	0	11/26/2019	9	1/9/2020	12/9/2024		12/9/2024	No		0
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	119	360	360	12/26/2019	6	2/6/2020	1/6/2022	2/6/2022	1/6/2030	No		0
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	118	0	0	11/15/2019	5	1/5/2020	12/5/2029		12/5/2029	No		0
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	117	0	0	11/4/2019	6	12/6/2019	11/6/2029		11/6/2029	No		0
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	120	0	0	1/23/2020	6	3/6/2020	2/6/2030		2/6/2030	No		0
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	120	360	360	1/23/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	117	0	0	11/5/2019	6	12/6/2019	11/6/2029		11/6/2029	No		0
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	119	360	360	12/23/2019	6	2/6/2020	1/6/2025	2/6/2025	1/6/2030	No		0
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	120	360	360	1/9/2020	6	3/6/2020	2/6/2022	3/6/2022	2/6/2030	No		0
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	120	0	0	1/21/2020	6	3/6/2020	2/6/2030		2/6/2030	No		0
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	119	0	0	12/20/2019	6	2/6/2020	1/6/2030		1/6/2030	No		0
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	118	0	0	11/21/2019	6	1/6/2020	12/6/2029		12/6/2029	No		5 days grace, once per calendar year, other than the payment due on the Maturity Date
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	120	360	360	1/8/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	118	0	0	12/12/2019	6	2/6/2020	12/6/2029		12/6/2029	No		0
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	120	360	360	1/17/2020	6	3/6/2020	2/6/2022	3/6/2022	2/6/2030	No		0
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	119	360	359	1/2/2020	6	2/6/2020		2/6/2020	1/6/2030	No		0
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	120	360	360	1/23/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	120	0	0	1/24/2020	6	3/6/2020	2/6/2030		2/6/2030	No		0
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	120	360	360	1/21/2020	6	3/6/2020	2/6/2022	3/6/2022	2/6/2030	No		0
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	120	360	360	1/17/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	119	0	0	12/27/2019	6	2/6/2020	1/6/2030		1/6/2030	No		0
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	119	360	360	12/18/2019	6	2/6/2020	1/6/2022	2/6/2022	1/6/2030	No		0
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	120	300	300	1/13/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	119	0	0	12/17/2019	6	2/6/2020	1/6/2030		1/6/2030	No		0
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	120	240	240	1/10/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	119	360	360	12/19/2019	6	2/6/2020	1/6/2023	2/6/2023	1/6/2030	No		0
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	60	300	300	1/23/2020	6	3/6/2020		3/6/2020	2/6/2025	No		0
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	120	300	300	1/21/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	120	360	360	1/21/2020	6	3/6/2020		3/6/2020	2/6/2030	No		0
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Grace Period- Default	Prepayment Provision (3)	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)	2018 Expenses ($)	2018 NOI ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	0	Lockout/26_Defeasance/87_0%/7	67,178,535	24,477,341	42,701,194	72,488,704	25,947,358	46,541,346	75,039,495	26,481,999	48,557,496
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	0	Lockout/26_Defeasance/87_0%/7	155,689,790	61,868,404	93,821,386	159,464,803	65,274,796	94,190,007	179,219,236	70,120,786	109,098,450
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	5	Lockout/25_Defeasance or >YM1%/91_0%/4	62,363,757	17,594,460	44,769,297	61,877,793	18,294,166	43,583,627	63,260,401	19,078,116	44,182,284
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.01	Property				Kenosha Storage			N/A	N/A	N/A	N/A	N/A	N/A	1,214,889	341,225	873,664
4.02	Property				Point Storage			N/A	N/A	N/A	N/A	N/A	N/A	877,702	231,050	646,652
4.03	Property				Hoerth Storage			N/A	N/A	N/A	N/A	N/A	N/A	913,149	262,600	650,550
4.04	Property				Trafalgar Road			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.05	Property				Robinson Avenue			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.06	Property				Hartland Self Storage			N/A	N/A	N/A	N/A	N/A	N/A	561,755	158,499	403,256
4.07	Property				Oak Street			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.08	Property				Joyce Boulevard			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.09	Property				Pleasant Street 1			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.10	Property				Airport Boulevard			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.11	Property				Pleasant Street 2			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.12	Property				Walton Boulevard			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.13	Property				Shady Grove			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	0	Lockout/24_Defeasance/31_0%/5	292,248,611	195,602,748	105,304,339	294,612,633	199,122,698	104,232,137	292,674,812	202,436,625	98,263,146
5.01	Property				Courtyard Larkspur Landing Marin County			10,268,419	5,966,469	5,077,012	10,091,792	5,991,943	4,857,758	10,491,552	6,245,669	5,029,883
5.02	Property				Courtyard San Mateo Foster City			8,803,554	4,793,710	4,583,866	9,656,300	5,178,155	5,107,879	9,461,101	5,166,153	4,904,046
5.03	Property				Courtyard San Jose Cupertino			8,979,249	4,989,218	3,990,032	9,702,297	5,334,849	4,367,448	9,989,474	5,381,083	4,608,391
5.04	Property				Courtyard Boulder			7,593,984	4,144,790	3,831,763	7,853,757	4,312,536	3,936,309	6,843,907	4,228,751	2,962,578
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes			7,258,211	4,722,919	3,081,569	7,052,820	4,663,128	2,918,887	6,986,972	4,654,214	2,856,049
5.06	Property				Courtyard Los Angeles Hacienda Heights			6,603,960	4,099,244	3,033,639	6,791,284	4,329,518	2,999,750	6,561,360	4,330,417	2,759,927
5.07	Property				Courtyard Seattle South Center			7,058,766	4,485,291	2,962,251	7,454,830	4,776,050	3,087,764	7,442,743	4,770,052	3,084,600
5.08	Property				Courtyard Nashville Airport			7,250,900	4,245,151	3,403,522	7,383,071	4,394,670	3,398,891	6,983,787	4,361,615	3,011,308
5.09	Property				Courtyard Palm Springs			5,641,674	3,667,567	2,258,924	5,705,435	3,705,865	2,285,235	6,037,803	3,925,102	2,412,674
5.1	Property				Courtyard Portland Beaverton			5,849,694	3,544,472	2,542,033	5,453,564	3,578,643	2,093,736	5,614,529	3,765,330	2,074,847
5.11	Property				Courtyard Atlanta Perimeter Center			5,794,083	3,854,387	2,346,808	5,923,596	3,999,451	2,332,719	6,152,077	4,129,728	2,456,630
5.12	Property				Courtyard Detroit Livonia			5,190,544	3,313,041	2,087,145	5,368,248	3,392,488	2,192,021	5,127,925	3,304,558	2,027,149
5.13	Property				Courtyard St. Louis Creve Coeur			5,659,841	3,724,646	2,217,850	5,805,682	3,823,491	2,271,930	5,688,134	3,788,080	2,185,708
5.14	Property				Courtyard Lincroft Red Bank			6,053,143	4,316,896	2,007,180	6,252,100	4,380,137	2,152,272	6,622,936	4,609,903	2,309,882
5.15	Property				Courtyard Rye			6,024,374	4,393,363	1,937,490	6,333,084	4,592,148	2,062,209	6,935,823	4,992,971	2,284,252
5.16	Property				Courtyard Fresno			6,360,582	4,058,547	2,302,035	6,522,719	4,183,930	2,338,789	6,753,898	4,293,597	2,460,300
5.17	Property				Courtyard Tampa Westshore			6,032,199	4,170,163	1,862,037	5,825,409	4,067,843	1,757,566	5,660,244	4,149,830	1,510,415
5.18	Property				Courtyard Boston Andover			5,707,639	3,932,423	2,025,971	5,700,239	3,983,932	1,973,132	6,289,392	4,304,762	2,241,455
5.19	Property				Courtyard Detroit Metro Airport			5,202,152	3,387,254	2,022,710	5,332,423	3,564,522	1,980,588	5,187,006	3,560,128	1,835,780
5.20	Property				Courtyard Denver Tech Center			5,591,824	3,587,659	2,314,272	5,212,026	3,496,715	2,001,484	4,998,821	3,509,839	1,764,900
5.21	Property				Courtyard Charlottesville North			5,042,803	3,277,451	1,968,751	4,666,005	3,151,367	1,702,101	4,280,427	3,039,169	1,412,854
5.22	Property				Courtyard St. Petersburg Clearwater			5,173,225	3,756,947	1,626,090	5,357,603	3,878,578	1,693,355	5,078,127	3,799,980	1,483,264
5.23	Property				Courtyard Fort Lauderdale Plantation			5,838,627	4,040,172	2,091,628	6,398,347	4,383,792	2,332,785	6,175,948	4,233,721	2,255,730
5.24	Property				Courtyard West Palm Beach			5,100,756	3,933,116	1,398,724	5,527,846	4,089,684	1,685,663	5,502,716	4,279,161	1,471,024
5.25	Property				Courtyard Chicago Lincolnshire			4,762,067	3,045,515	1,716,552	4,815,544	3,072,513	1,743,031	4,704,952	3,020,105	1,684,847
5.26	Property				Courtyard Phoenix Mesa			4,145,733	3,168,047	1,298,187	4,343,136	3,253,656	1,417,740	4,557,930	3,352,128	1,534,062
5.27	Property				Courtyard Chicago Waukegan Gurnee			5,256,918	3,548,691	1,921,067	5,206,675	3,575,794	1,839,299	5,352,811	3,614,326	1,952,063
5.28	Property				Courtyard Chicago Highland Park			4,156,606	2,973,130	1,417,611	4,195,286	3,062,617	1,380,990	4,354,348	3,131,794	1,470,875
5.29	Property				Courtyard Bakersfield			4,343,128	3,132,921	1,431,585	4,381,346	3,259,913	1,339,214	4,702,211	3,480,948	1,452,634
5.30	Property				Courtyard Norwalk			6,491,908	4,401,632	2,090,276	6,374,421	4,334,722	2,039,699	6,600,393	4,462,373	2,138,020
5.31	Property				Courtyard Kansas City Overland Park Metcalf			4,786,429	3,441,469	1,610,072	4,767,223	3,470,090	1,558,827	4,384,463	3,393,599	1,239,198
5.32	Property				Courtyard Silver Spring North			5,140,162	3,833,051	1,600,662	4,341,311	3,537,860	1,073,234	4,268,071	3,562,495	986,202
5.33	Property				Courtyard Raleigh Cary			4,733,012	3,211,110	1,722,837	4,695,844	3,225,409	1,676,235	4,992,003	3,386,747	1,811,057
5.34	Property				Courtyard New Haven Wallingford			4,546,643	3,300,590	1,429,542	4,498,920	3,337,086	1,345,116	4,719,207	3,520,829	1,392,293

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Grace Period- Default	Prepayment Provision (3)	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)	2018 Expenses ($)	2018 NOI ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace			4,941,873	3,286,677	1,655,195	4,976,115	3,297,683	1,678,432	4,740,225	3,200,299	1,539,926
5.36	Property				Courtyard Indianapolis Castleton			4,355,671	3,049,086	1,486,179	4,726,686	3,176,845	1,740,780	4,234,827	3,208,120	1,199,093
5.37	Property				Courtyard Annapolis			4,467,431	3,400,827	1,295,878	4,422,336	3,388,454	1,263,255	4,349,729	3,450,511	1,134,888
5.38	Property				Courtyard Greenville Haywood Mall			4,759,032	2,960,547	1,990,246	4,974,024	3,004,023	2,166,822	4,724,139	2,958,666	1,956,549
5.39	Property				Courtyard Minneapolis St Paul Airport			5,348,695	3,784,395	1,779,527	4,996,873	3,745,539	1,451,147	5,341,247	3,893,080	1,663,244
5.40	Property				Courtyard San Antonio Downtown Market Square			4,668,112	4,015,798	1,152,547	4,662,301	4,103,520	1,059,014	4,794,979	4,202,544	1,092,669
5.41	Property				Courtyard Denver Stapleton			4,718,641	3,020,739	1,697,902	5,073,845	3,275,120	1,798,725	4,711,336	3,635,158	1,076,178
5.42	Property				Courtyard St. Louis Westport Plaza			4,816,324	3,400,349	1,663,408	5,010,264	3,535,324	1,731,713	4,600,520	3,426,327	1,424,267
5.43	Property				Courtyard Dallas Plano Parkway			4,975,433	3,250,625	1,724,808	4,649,022	3,203,393	1,445,629	4,283,756	3,251,598	1,032,159
5.44	Property				Courtyard Phoenix North Metrocenter			3,657,649	2,921,830	1,121,202	3,877,937	3,214,736	1,048,584	3,839,595	3,313,379	911,600
5.45	Property				Courtyard Dallas Richardson at Spring Valley			4,321,518	3,516,392	1,068,851	3,859,950	3,407,683	684,136	4,030,838	3,437,310	834,262
5.46	Property				Courtyard Birmingham Homewood			4,859,855	3,158,628	1,701,227	4,645,835	3,166,295	1,479,540	4,798,791	3,373,452	1,425,339
5.47	Property				Courtyard Atlanta Airport South			4,998,105	3,436,333	1,561,772	5,257,593	3,600,356	1,657,238	5,265,523	3,798,611	1,466,912
5.48	Property				Courtyard Atlanta Gwinnett Mall			4,168,823	3,305,936	1,140,605	4,542,068	3,492,572	1,337,442	4,452,227	3,452,348	1,290,546
5.49	Property				Courtyard Poughkeepsie			6,043,041	4,719,548	1,323,492	5,460,425	4,310,693	1,149,733	5,598,740	4,511,067	1,087,673
5.50	Property				Courtyard Memphis Airport			5,497,898	4,154,272	1,561,233	5,717,147	4,256,045	1,688,367	5,352,348	4,165,428	1,404,337
5.51	Property				Courtyard Charlotte South Park			6,352,848	3,639,252	2,713,596	6,160,259	3,484,174	2,676,085	5,602,943	3,346,825	2,256,118
5.52	Property				Courtyard Philadelphia Devon			6,854,856	4,120,461	2,734,396	6,609,772	4,077,150	2,532,621	6,449,958	4,062,744	2,387,214
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	0	Lockout/24_Defeasance/89_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	0	Lockout/26_Defeasance/87_0%/7	30,653,344	14,898,290	15,755,054	29,950,919	15,081,158	14,869,761	31,876,971	15,290,213	16,586,758
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	5	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	39,463,892	28,351,309	11,112,583	39,440,190	28,808,906	10,631,284
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	5 days grace, other than the payment due on the Maturity Date	Lockout/27_Defeasance/86_0%/7	18,582,777	4,538,133	14,044,644	19,150,138	4,783,415	14,366,723	18,936,797	4,833,324	14,103,473
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	0	Lockout/24_Defeasance/93_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.01	Property				832 Lexington Avenue			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.02	Property				77 Berry Street			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.03	Property				854 Metropolitan Avenue			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.04	Property				852 Metropolitan Avenue			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10.05	Property				235 S 4th Street			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	0	Lockout/24_Defeasance/92_0%/4	3,696,872	1,481,045	2,215,826	N/A	N/A	N/A	4,011,577	1,209,747	2,801,829
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	0	Lockout/26_Defeasance/87_0%/7	N/A	N/A	N/A	4,184,871	1,062,460	3,122,410	4,151,700	1,078,459	3,073,241
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	0	Lockout/26_Defeasance/89_0%/5	8,129,828	1,597,312	6,532,516	8,380,001	1,662,835	6,717,167	8,528,386	1,741,540	6,786,847
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	0	Lockout/24_Defeasance/91_0%/5	3,951,718	1,018,274	2,933,444	3,986,163	996,984	2,989,179	4,083,771	1,095,384	2,988,387
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	0	Lockout/26_Defeasance/89_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	0	Lockout/25_YM1%/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.01	Property				Rayford Square			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.02	Property				Spring Town Center			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.03	Property				Tomball Town Center			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.04	Property				Broadmoor Village			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.05	Property				Winchester Town Center			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.06	Property				Broadway Center			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.07	Property				Copperfield Central			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.08	Property				Mission			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.09	Property				Silverlake			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.10	Property				Victoria			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.11	Property				Baybrook Marketplace			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.12	Property				Alvin II			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.13	Property				Jones Tomball Parkway - 249			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.14	Property				Alvin			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16.15	Property				Greens Landing			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	0	Lockout/25_YM1%/91_0%/4	N/A	N/A	N/A	3,893,172	722,580	3,170,592	3,640,762	699,345	2,941,417
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	0	YM/57_0%/3	83,181,077	38,976,882	44,204,195	90,052,338	40,409,981	49,642,357	95,282,237	41,596,712	53,685,525
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	0	Lockout/25_Defeasance/90_0%/5	N/A	N/A	N/A	5,693,685	1,594,304	4,099,381	5,673,339	1,681,671	3,991,667
19.01	Property				Parkside Square			N/A	N/A	N/A	1,378,427	381,493	996,934	1,441,584	380,508	1,061,076
19.02	Property				Maysville Marketsquare			N/A	N/A	N/A	1,314,064	315,460	998,604	1,245,548	319,000	926,548
19.03	Property				Pinecrest Pointe			N/A	N/A	N/A	1,114,744	296,986	817,758	1,172,651	316,884	855,767
19.04	Property				Valleydale Marketplace			N/A	N/A	N/A	791,360	223,898	567,462	752,396	254,894	497,501
19.05	Property				Putnam Plaza			N/A	N/A	N/A	718,494	217,918	500,576	707,905	241,534	466,372
19.06	Property				Heritage Plaza			N/A	N/A	N/A	376,596	158,549	218,047	353,255	168,851	184,404

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Grace Period- Default	Prepayment Provision (3)	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)	2018 Expenses ($)	2018 NOI ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	0	YM0.5%/26_Defeasance or YM0.5%/87_0%/7	1,364,138,212	883,316,117	480,822,095	1,365,570,769	859,834,535	505,736,234	1,367,835,267	877,969,225	489,866,042
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	0	Lockout/27_Defeasance/88_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	2,308,775	786,167	1,522,608	2,341,279	911,800	1,429,479
22.01	Property				30 Seaman Avenue			N/A	N/A	N/A	1,342,822	379,822	963,000	1,387,876	462,201	925,675
22.02	Property				133-139 Seaman Avenue			N/A	N/A	N/A	965,953	406,345	559,608	953,403	449,599	503,804
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	0	Lockout/24_Defeasance/92_0%/4	2,096,304	549,199	1,547,106	2,205,019	574,150	1,630,869	2,216,629	591,083	1,625,547
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	0	Lockout/27_Defeasance/89_0%/4	N/A	N/A	N/A	2,407,595	913,323	1,494,272	2,632,567	975,232	1,657,335
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	0	Lockout/24_Defeasance/90_0%/6	N/A	N/A	N/A	1,963,302	827,852	1,135,450	1,994,115	917,851	1,076,264
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	516,501	201,699	314,802
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	5 days grace, other than the payment due on the Maturity Date	Lockout/26_Defeasance/89_0%/5	3,386,278	1,342,534	2,043,744	3,617,650	1,299,369	2,318,282	3,699,199	1,294,025	2,405,173
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	0	Lockout/24_Defeasance/92_0%/4	2,420,176	1,207,069	1,213,108	2,357,260	1,225,094	1,132,166	2,516,122	1,259,555	1,256,567
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	0	YM1%/25_Defeasance or YM1%/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	0	Lockout/24_Defeasance/92_0%/4	5,356,457	3,914,142	1,442,315	5,481,951	4,144,511	1,337,440	5,848,370	4,311,169	1,537,201
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	0	Lockout/25_Defeasance/89_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	688,692	84,088	604,603
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	0	Lockout/24_Defeasance/91_0%/5	N/A	N/A	N/A	2,194,121	711,553	1,482,568	2,129,827	719,254	1,410,572
34.01	Property				914-938 S. Highway Dr.			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
34.02	Property				11600-11612 Lilburn Park Rd.			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
34.03	Property				909-927 Horan Dr.			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
34.04	Property				11477-11493 Page Service Dr.			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
34.05	Property				951-961 Harmsted Ct.			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	0	Lockout/6_YM1%/109_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	0	Lockout/24_Defeasance/91_0%/5	N/A	N/A	N/A	4,820,809	3,779,756	1,041,053	4,655,133	3,640,721	1,014,412
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	0	Lockout/25_Defeasance/88_0%/7	743,975	364,820	379,155	816,774	340,185	476,589	951,008	279,684	671,324
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	0	Lockout/25_Defeasance/91_0%/4	1,853,480	1,219,587	633,893	1,900,028	1,053,168	846,860	1,956,168	1,293,581	662,586
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	0	Lockout/24_Defeasance/91_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	0	Lockout/24_Defeasance/91_0%/5	1,680,947	934,782	746,165	1,872,152	895,532	976,620	2,025,023	970,528	1,054,495
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	1,126,304	538,553	587,751	1,255,014	687,148	567,866
43.01	Property				Walnut Manor			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
43.02	Property				Fox Brook Apartments			N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	0	Lockout/24_Defeasance/33_0%/3	867,245	161,361	705,884	1,020,166	293,295	726,871	554,978	258,860	296,118
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	0	Lockout/24_Defeasance/91_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	421,533	158,722	262,811	434,274	158,915	275,359
46.01	Property				Woodbine Self Storage			N/A	N/A	N/A	225,378	98,751	126,626	232,210	92,317	139,893
46.02	Property				EZ - In Storage			173,944	56,304	117,639	196,156	59,971	136,185	202,064	66,598	135,466

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent EGI (if past 2018) ($)	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	78,288,218	27,326,681	50,961,537	9/30/2019	12	Trailing 12	87,327,989	28,901,495	58,426,495	10.0%	150,104
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	182,760,348	71,951,033	110,809,315	9/30/2019	12	Trailing 12	190,585,947	71,435,784	119,150,163	11.9%	461,072
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	60,001,063	18,292,261	41,708,802	10/31/2019	12	Trailing 12	59,376,497	16,700,013	42,676,484	19.6%	148,783
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	6,677,869	1,970,979	4,706,890	12/31/2019	12	Trailing 12	7,160,775	2,149,084	5,011,691	9.1%	99,086
4.01	Property				Kenosha Storage	1,211,749	452,181	759,568	12/31/2019	12	Trailing 12	1,266,705	467,557	799,148		11,276
4.02	Property				Point Storage	919,822	227,052	692,770	12/31/2019	12	Trailing 12	922,299	232,964	689,335		8,518
4.03	Property				Hoerth Storage	908,140	272,834	635,306	12/31/2019	12	Trailing 12	976,241	305,417	670,824		13,505
4.04	Property				Trafalgar Road	536,945	149,130	387,815	12/31/2019	12	Trailing 12	609,283	151,190	458,093		10,334
4.05	Property				Robinson Avenue	427,492	123,018	304,473	12/31/2019	12	Trailing 12	479,567	131,513	348,054		9,703
4.06	Property				Hartland Self Storage	578,301	154,911	423,390	12/31/2019	12	Trailing 12	591,334	196,352	394,982		5,968
4.07	Property				Oak Street	440,400	127,504	312,897	12/31/2019	12	Trailing 12	491,812	139,634	352,178		11,425
4.08	Property				Joyce Boulevard	375,826	93,013	282,813	12/31/2019	12	Trailing 12	423,344	102,127	321,217		6,167
4.09	Property				Pleasant Street 1	365,350	87,684	277,666	12/31/2019	12	Trailing 12	391,640	120,225	271,415		7,335
4.10	Property				Airport Boulevard	341,960	102,239	239,721	12/31/2019	12	Trailing 12	381,079	120,713	260,366		5,160
4.11	Property				Pleasant Street 2	216,205	75,929	140,276	12/31/2019	12	Trailing 12	232,495	63,805	168,690		4,240
4.12	Property				Walton Boulevard	203,223	65,415	137,809	12/31/2019	12	Trailing 12	217,683	71,257	146,426		2,664
4.13	Property				Shady Grove	152,456	40,070	112,386	12/31/2019	12	Trailing 12	177,292	46,330	130,962		2,793
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	287,996,255	202,494,465	93,889,176	9/30/2019	12	Trailing 12	291,830,198	202,807,009	99,424,570	25.0%	14,591,510
5.01	Property				Courtyard Larkspur Landing Marin County	10,606,885	6,313,605	5,093,110	9/30/2019	12	Trailing 12	10,606,885	6,313,605	5,093,110		530,344
5.02	Property				Courtyard San Mateo Foster City	10,075,100	5,507,288	5,227,381	9/30/2019	12	Trailing 12	10,075,100	5,507,288	5,227,381		503,755
5.03	Property				Courtyard San Jose Cupertino	8,622,681	5,158,738	3,463,942	9/30/2019	12	Trailing 12	9,929,264	5,237,133	4,692,130		496,463
5.04	Property				Courtyard Boulder	6,412,709	4,098,743	2,638,153	9/30/2019	12	Trailing 12	6,412,709	4,098,743	2,638,153		320,635
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes	7,071,345	4,762,563	2,835,580	9/30/2019	12	Trailing 12	7,071,345	4,762,563	2,835,580		353,567
5.06	Property				Courtyard Los Angeles Hacienda Heights	6,447,505	4,432,551	2,534,642	9/30/2019	12	Trailing 12	6,447,505	4,432,551	2,534,642		322,375
5.07	Property				Courtyard Seattle South Center	7,211,855	4,637,132	2,971,846	9/30/2019	12	Trailing 12	7,211,855	4,637,132	2,971,846		360,593
5.08	Property				Courtyard Nashville Airport	6,462,709	4,250,414	2,575,389	9/30/2019	12	Trailing 12	6,995,720	4,282,394	3,076,419		349,786
5.09	Property				Courtyard Palm Springs	6,444,877	4,130,091	2,631,625	9/30/2019	12	Trailing 12	6,444,877	4,130,091	2,631,625		322,244
5.1	Property				Courtyard Portland Beaverton	5,440,429	3,738,704	1,919,227	9/30/2019	12	Trailing 12	5,440,429	3,738,704	1,919,227		272,021
5.11	Property				Courtyard Atlanta Perimeter Center	6,026,177	4,076,435	2,375,634	9/30/2019	12	Trailing 12	6,151,593	4,083,960	2,493,524		307,580
5.12	Property				Courtyard Detroit Livonia	4,905,287	3,206,698	1,899,973	9/30/2019	12	Trailing 12	4,905,287	3,206,698	1,899,973		245,264
5.13	Property				Courtyard St. Louis Creve Coeur	5,485,918	3,754,890	2,007,206	9/30/2019	12	Trailing 12	5,485,918	3,754,890	2,007,206		274,296
5.14	Property				Courtyard Lincroft Red Bank	6,605,189	4,550,311	2,354,628	9/30/2019	12	Trailing 12	6,609,633	4,550,578	2,358,806		330,482
5.15	Property				Courtyard Rye	6,784,031	5,039,573	2,085,216	9/30/2019	12	Trailing 12	6,784,031	5,039,573	2,085,216		339,202
5.16	Property				Courtyard Fresno	6,896,173	4,365,589	2,530,584	9/30/2019	12	Trailing 12	6,896,173	4,365,589	2,530,584		344,809
5.17	Property				Courtyard Tampa Westshore	5,671,150	4,641,944	1,029,206	9/30/2019	12	Trailing 12	5,671,150	4,641,944	1,029,206		283,558
5.18	Property				Courtyard Boston Andover	6,344,692	4,351,043	2,250,473	9/30/2019	12	Trailing 12	6,344,692	4,351,043	2,250,473		317,235
5.19	Property				Courtyard Detroit Metro Airport	4,815,378	3,446,541	1,570,859	9/30/2019	12	Trailing 12	4,815,378	3,446,541	1,570,859		240,769
5.20	Property				Courtyard Denver Tech Center	4,934,676	3,540,939	1,666,630	9/30/2019	12	Trailing 12	4,934,676	3,540,939	1,666,630		246,734
5.21	Property				Courtyard Charlottesville North	4,195,427	3,045,137	1,318,621	9/30/2019	12	Trailing 12	4,195,427	3,045,137	1,318,621		209,771
5.22	Property				Courtyard St. Petersburg Clearwater	5,105,160	3,909,777	1,401,653	9/30/2019	12	Trailing 12	5,105,160	3,909,777	1,401,653		255,258
5.23	Property				Courtyard Fort Lauderdale Plantation	5,955,730	4,088,632	2,165,038	9/30/2019	12	Trailing 12	5,955,730	4,088,632	2,165,038		297,786
5.24	Property				Courtyard West Palm Beach	5,713,823	4,282,972	1,688,397	9/30/2019	12	Trailing 12	5,713,823	4,282,972	1,688,397		285,691
5.25	Property				Courtyard Chicago Lincolnshire	4,716,987	3,013,280	1,703,707	9/30/2019	12	Trailing 12	4,716,987	3,013,280	1,703,707		235,849
5.26	Property				Courtyard Phoenix Mesa	4,534,815	3,327,919	1,535,157	9/30/2019	12	Trailing 12	4,575,428	3,330,355	1,573,333		228,771
5.27	Property				Courtyard Chicago Waukegan Gurnee	4,861,709	3,395,577	1,661,042	9/30/2019	12	Trailing 12	4,861,709	3,395,577	1,661,042		243,085
5.28	Property				Courtyard Chicago Highland Park	4,438,745	3,146,281	1,540,785	9/30/2019	12	Trailing 12	4,438,745	3,146,281	1,540,785		221,937
5.29	Property				Courtyard Bakersfield	4,996,564	3,596,480	1,647,980	9/30/2019	12	Trailing 12	4,996,564	3,596,480	1,647,980		249,828
5.30	Property				Courtyard Norwalk	6,672,068	4,713,345	1,958,723	9/30/2019	12	Trailing 12	6,672,068	4,713,345	1,958,723		333,603
5.31	Property				Courtyard Kansas City Overland Park Metcalf	4,379,951	3,375,697	1,259,240	9/30/2019	12	Trailing 12	4,379,951	3,375,697	1,259,240		218,998
5.32	Property				Courtyard Silver Spring North	4,364,151	3,624,212	1,020,565	9/30/2019	12	Trailing 12	4,364,151	3,624,212	1,020,565		218,208
5.33	Property				Courtyard Raleigh Cary	4,564,350	3,249,744	1,520,407	9/30/2019	12	Trailing 12	4,924,419	3,271,348	1,858,872		246,221
5.34	Property				Courtyard New Haven Wallingford	4,767,955	3,669,714	1,293,627	9/30/2019	12	Trailing 12	4,767,955	3,669,714	1,293,627		238,398

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent EGI (if past 2018) ($)	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace	4,482,365	3,062,179	1,420,187	9/30/2019	12	Trailing 12	4,668,218	3,073,330	1,594,889		233,411
5.36	Property				Courtyard Indianapolis Castleton	4,164,482	3,185,562	1,161,619	9/30/2019	12	Trailing 12	4,241,438	3,190,179	1,233,959		212,072
5.37	Property				Courtyard Annapolis	4,237,402	3,332,779	1,140,393	9/30/2019	12	Trailing 12	4,237,402	3,332,779	1,140,393		211,870
5.38	Property				Courtyard Greenville Haywood Mall	4,125,393	2,713,319	1,584,482	9/30/2019	12	Trailing 12	4,673,089	2,828,689	2,016,808		233,654
5.39	Property				Courtyard Minneapolis St Paul Airport	4,963,488	3,760,928	1,401,839	9/30/2019	12	Trailing 12	4,963,488	3,760,928	1,401,839		248,174
5.40	Property				Courtyard San Antonio Downtown Market Square	4,913,335	4,278,747	1,152,664	9/30/2019	12	Trailing 12	4,913,335	4,278,747	1,152,664		245,667
5.41	Property				Courtyard Denver Stapleton	4,849,386	3,549,934	1,299,451	9/30/2019	12	Trailing 12	4,849,386	3,549,934	1,299,451		242,469
5.42	Property				Courtyard St. Louis Westport Plaza	4,764,492	3,533,102	1,484,814	9/30/2019	12	Trailing 12	4,764,492	3,533,102	1,484,814		238,225
5.43	Property				Courtyard Dallas Plano Parkway	3,996,665	3,191,673	804,991	9/30/2019	12	Trailing 12	3,996,665	3,191,673	804,991		199,833
5.44	Property				Courtyard Phoenix North Metrocenter	4,030,402	3,381,870	1,047,662	9/30/2019	12	Trailing 12	4,030,402	3,381,870	1,047,662		201,520
5.45	Property				Courtyard Dallas Richardson at Spring Valley	3,986,663	3,466,068	757,730	9/30/2019	12	Trailing 12	3,986,663	3,466,068	757,730		199,333
5.46	Property				Courtyard Birmingham Homewood	5,120,653	3,485,924	1,634,729	9/30/2019	12	Trailing 12	4,830,790	3,468,532	1,362,258		241,539
5.47	Property				Courtyard Atlanta Airport South	5,152,440	3,919,229	1,233,211	9/30/2019	12	Trailing 12	5,314,489	3,928,952	1,385,537		265,724
5.48	Property				Courtyard Atlanta Gwinnett Mall	4,405,150	3,326,181	1,367,123	9/30/2019	12	Trailing 12	4,405,150	3,326,181	1,367,123		220,257
5.49	Property				Courtyard Poughkeepsie	5,958,121	4,634,314	1,323,807	9/30/2019	12	Trailing 12	5,958,121	4,634,314	1,323,807		297,906
5.50	Property				Courtyard Memphis Airport	5,085,777	4,066,267	1,222,880	9/30/2019	12	Trailing 12	5,085,777	4,066,267	1,222,880		254,289
5.51	Property				Courtyard Charlotte South Park	5,162,944	3,199,391	1,963,553	9/30/2019	12	Trailing 12	5,594,280	3,225,271	2,369,009		279,714
5.52	Property				Courtyard Philadelphia Devon	6,064,896	3,964,438	2,100,458	9/30/2019	12	Trailing 12	6,414,676	3,985,425	2,429,251		320,734
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	N/A	N/A	N/A				11,946,034	358,381	11,587,653	12.9%	119,340
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	31,859,168	15,087,482	16,771,686	8/31/2019	12	Trailing 12	33,275,196	15,020,787	18,254,409	12.2%	119,220
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	38,738,364	28,889,943	9,848,421	12/31/2019	12	Trailing 12	38,738,364	28,954,151	9,784,213	12.7%	1,549,535
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	18,578,998	4,518,587	14,060,411	8/31/2019	12	Trailing 12	19,047,577	4,228,958	14,818,619	9.0%	68,703
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	3,171,215	364,498	2,806,717	9/30/2019	12	Trailing 12	3,158,068	429,505	2,728,563	7.2%	19,500
10.01	Property				832 Lexington Avenue	1,613,050	199,476	1,413,574	9/30/2019	12	Trailing 12	1,595,618	214,488	1,381,131		11,500
10.02	Property				77 Berry Street	445,086	31,731	413,355	9/30/2019	12	Trailing 12	443,658	47,728	395,930		2,000
10.03	Property				854 Metropolitan Avenue	370,532	38,579	331,953	9/30/2019	12	Trailing 12	378,460	52,477	325,983		2,000
10.04	Property				852 Metropolitan Avenue	378,775	42,880	335,895	9/30/2019	12	Trailing 12	374,269	52,320	321,949		2,000
10.05	Property				235 S 4th Street	363,772	51,832	311,940	9/30/2019	12	Trailing 12	366,063	62,492	303,571		2,000
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	4,586,217	1,277,417	3,308,800	11/30/2019	12	Trailing 12	4,914,314	1,423,375	3,490,938	9.5%	82,772
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	4,295,868	1,058,740	3,237,128	10/31/2019	12	Trailing 12	4,146,375	1,069,149	3,077,226	9.5%	13,479
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	8,639,220	1,625,210	7,014,010	9/30/2019	12	Trailing 12	8,302,241	1,706,621	6,595,619	10.4%	163,641
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	3,974,874	1,079,866	2,895,008	12/31/2019	12	Trailing 12	4,033,632	1,089,163	2,944,469	9.5%	77,056
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	N/A	N/A	N/A	NAV	NAV	Not Available	10,976,492	3,260,584	7,715,908	9.6%	47,314
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	9,121,524	3,076,858	6,044,667	9/30/2019	12	Trailing 12	9,523,996	3,242,090	6,281,906	10.9%	87,783
16.01	Property				Rayford Square	1,403,798	297,590	1,106,208	9/30/2019	12	Trailing 12	1,395,790	315,191	1,080,599		15,484
16.02	Property				Spring Town Center	1,755,776	597,853	1,157,924	9/30/2019	12	Trailing 12	1,755,555	586,856	1,168,699		10,350
16.03	Property				Tomball Town Center	1,285,990	489,908	796,082	9/30/2019	12	Trailing 12	1,338,945	476,596	862,349		13,701
16.04	Property				Broadmoor Village	835,877	308,798	527,078	9/30/2019	12	Trailing 12	829,819	313,271	516,548		12,400
16.05	Property				Winchester Town Center	676,484	244,756	431,728	9/30/2019	12	Trailing 12	673,747	251,686	422,061		3,600
16.06	Property				Broadway Center	N/A	N/A	N/A	NAV	NAV	Not Available	648,407	175,035	473,372		12,182
16.07	Property				Copperfield Central	496,923	160,283	336,640	9/30/2019	12	Trailing 12	414,742	158,868	255,874		2,600
16.08	Property				Mission	434,476	115,848	318,627	9/30/2019	12	Trailing 12	417,400	110,508	306,892		2,720
16.09	Property				Silverlake	391,576	117,606	273,970	9/30/2019	12	Trailing 12	391,450	116,780	274,670		2,102
16.10	Property				Victoria	403,027	122,540	280,487	9/30/2019	12	Trailing 12	370,989	109,320	261,669		2,998
16.11	Property				Baybrook Marketplace	240,441	136,708	103,733	9/30/2019	12	Trailing 12	211,637	138,556	73,081		2,616
16.12	Property				Alvin II	282,392	83,748	198,644	9/30/2019	12	Trailing 12	278,130	82,070	196,060		1,336
16.13	Property				Jones Tomball Parkway - 249	260,030	128,954	131,076	9/30/2019	12	Trailing 12	197,081	133,724	63,357		1,977
16.14	Property				Alvin	328,035	114,045	213,990	9/30/2019	12	Trailing 12	310,019	109,793	200,226		2,116
16.15	Property				Greens Landing	326,700	158,221	168,480	9/30/2019	12	Trailing 12	290,283	163,834	126,449		1,602
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	3,693,970	806,941	2,887,029	9/30/2019	12	Trailing 12	3,735,948	835,272	2,900,676	10.5%	47,243
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	99,501,311	43,742,948	55,758,363	8/31/2019	12	Trailing 12	102,983,881	42,514,116	60,469,764	11.1%	791,250
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	5,929,476	1,695,066	4,234,410	10/31/2019	12	Trailing 12	5,968,308	1,604,606	4,363,702	9.7%	119,258
19.01	Property				Parkside Square	1,449,088	365,560	1,083,528	10/31/2019	12	Trailing 12	1,465,094	339,308	1,125,786		37,587
19.02	Property				Maysville Marketsquare	1,293,140	323,372	969,768	10/31/2019	12	Trailing 12	1,312,313	306,126	1,006,187		28,989
19.03	Property				Pinecrest Pointe	1,276,481	329,618	946,863	10/31/2019	12	Trailing 12	1,244,962	318,534	926,428		8,923
19.04	Property				Valleydale Marketplace	808,929	262,593	546,336	10/31/2019	12	Trailing 12	776,155	251,374	524,780		16,285
19.05	Property				Putnam Plaza	713,918	246,445	467,473	10/31/2019	12	Trailing 12	717,907	229,207	488,700		22,554
19.06	Property				Heritage Plaza	387,920	167,478	220,442	10/31/2019	12	Trailing 12	451,878	160,057	291,821		4,921

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent EGI (if past 2018) ($)	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	1,349,062,464	874,997,149	474,065,315	9/30/2019	12	Trailing 12	1,349,062,464	874,997,149	474,065,315	28.3%	20,235,937
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	N/A	N/A	N/A	NAV	NAV	Not Available	7,046,470	1,863,696	5,182,774	8.3%	15,468
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	2,345,369	1,005,839	1,339,530	10/31/2019	12	Trailing 12	2,456,410	1,138,840	1,317,569	6.9%	30,750
22.01	Property				30 Seaman Avenue	1,409,711	528,479	881,232	10/31/2019	12	Trailing 12	1,483,809	653,434	830,375		18,750
22.02	Property				133-139 Seaman Avenue	935,658	477,360	458,298	10/31/2019	12	Trailing 12	972,601	485,406	487,195		12,000
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	2,098,768	631,008	1,467,760	10/31/2019	12	Trailing 12	2,619,497	665,127	1,954,370	10.9%	31,551
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	2,967,142	978,644	1,988,498	9/30/2019	12	Trailing 12	2,933,655	992,756	1,940,899	11.0%	18,286
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	N/A	N/A	N/A	NAV	NAV	Not Available	2,088,159	792,128	1,296,030	7.4%	21,800
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	N/A	N/A	N/A	NAV	NAV	Not Available	2,356,625	638,639	1,717,986	10.3%	30,514
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	2,165,633	937,064	1,228,569	12/31/2019	12	Trailing 12	2,137,279	951,012	1,186,267	7.3%	29,750
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	988,939	295,904	693,035	10/31/2019	12	Trailing 12	1,394,202	239,823	1,154,379	7.2%	11,250
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	3,563,809	1,303,507	2,260,302	8/31/2019	12	Trailing 12	3,555,060	1,337,279	2,217,781	13.9%	28,259
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	2,610,830	1,243,831	1,366,999	10/31/2019	12	Trailing 12	2,663,824	1,256,043	1,407,780	9.2%	26,423
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	10,500,123	5,817,289	4,682,834	9/30/2019	12	Trailing 12	15,095,702	5,804,651	9,291,050	10.9%	48,457
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	6,089,246	4,419,876	1,669,370	11/30/2019	12	Trailing 12	6,089,246	4,429,297	1,659,949	12.1%	243,570
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	454,347	261,224	193,123	11/30/2019	12	Trailing 12	1,371,453	248,309	1,123,144	8.3%	4,184
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	2,088,089	765,590	1,322,499	11/30/2019	12	Trailing 12	2,219,359	800,757	1,418,602	11.0%	41,763
34.01	Property				914-938 S. Highway Dr.	N/A	N/A	N/A	NAV	NAV	Not Available	N/A	N/A	N/A		N/A
34.02	Property				11600-11612 Lilburn Park Rd.	N/A	N/A	N/A	NAV	NAV	Not Available	N/A	N/A	N/A		N/A
34.03	Property				909-927 Horan Dr.	N/A	N/A	N/A	NAV	NAV	Not Available	N/A	N/A	N/A		N/A
34.04	Property				11477-11493 Page Service Dr.	N/A	N/A	N/A	NAV	NAV	Not Available	N/A	N/A	N/A		N/A
34.05	Property				951-961 Harmsted Ct.	N/A	N/A	N/A	NAV	NAV	Not Available	N/A	N/A	N/A		N/A
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	792,875	363,194	429,681	11/30/2019	9	Trailing 9	1,474,139	482,500	991,639	7.8%	13,760
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	N/A	N/A	N/A	NAV	NAV	Not Available	1,821,578	574,376	1,247,202	10.9%	29,400
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	5,036,982	3,790,889	1,246,093	11/30/2019	12	Trailing 12	5,049,433	3,742,104	1,307,329	12.9%	201,977
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	972,277	302,451	669,826	10/31/2019	12	Trailing 12	1,055,694	341,469	714,224	7.1%	0
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	1,875,334	761,560	1,113,774	9/30/2019	12	Trailing 12	1,954,628	1,125,464	829,164	9.0%	43,600
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	2,958,478	1,705,069	1,253,409	12/31/2019	12	Trailing 12	2,958,478	1,808,163	1,150,315	13.5%	118,339
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	N/A	N/A	N/A	NAV	NAV	Not Available	864,512	171,486	693,026	8.9%	3,798
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	2,131,739	1,075,091	1,056,648	10/31/2019	12	Trailing 12	2,131,739	1,075,091	1,056,648	16.0%	55,872
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	1,298,010	691,182	606,828	10/31/2019	12	Trailing 12	1,317,901	708,000	609,902	9.2%	48,300
43.01	Property				Walnut Manor	N/A	N/A	N/A	NAV	NAV	Not Available	0	0	0		0
43.02	Property				Fox Brook Apartments	N/A	N/A	N/A	NAV	NAV	Not Available	0	0	0		0
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	758,013	265,624	492,389	11/30/2019	12	Trailing 12	956,853	310,632	646,221	10.8%	8,490
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	2,100,902	1,371,154	729,748	12/31/2019	12	Trailing 12	2,100,902	1,365,666	735,236	12.8%	84,036
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	502,228	170,430	331,798	10/31/2019	12	Trailing 12	483,908	173,526	310,382	9.9%	7,043
46.01	Property				Woodbine Self Storage	267,092	96,255	170,837	10/31/2019	12	Trailing 12	261,698	99,242	162,456		4,554
46.02	Property				EZ - In Storage	235,136	74,176	160,960	10/31/2019	12	Trailing 12	222,211	74,284	147,926		2,488

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	1,500,000	56,776,391	2.74	9.7%	1,210,000,000	10/31/2019	48.5%	48.5%	97.4%	10/1/2019	NAP	NAP
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	2,011,364	116,677,727	3.84	11.7%	2,400,000,000	10/24/2019	41.7%	41.7%	98.4%	10/31/2019	NAP	NAP
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	978,835	41,548,866	6.53	19.1%	980,000,000	11/17/2019	22.2%	22.2%	84.1%	11/30/2019	NAP	NAP
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	0	4,912,605	2.11	8.9%	88,700,000	12/10/2019	62.0%	62.0%	80.4%	1/1/2020	NAP	NAP
4.01	Property				Kenosha Storage	0	787,873			13,300,000	12/9/2019			85.6%	1/1/2020	NAP	NAP
4.02	Property				Point Storage	0	680,817			11,400,000	12/5/2019			95.1%	1/1/2020	NAP	NAP
4.03	Property				Hoerth Storage	0	657,319			10,700,000	12/5/2019			87.0%	1/1/2020	NAP	NAP
4.04	Property				Trafalgar Road	0	447,759			6,950,000	12/5/2019			79.8%	1/1/2020	NAP	NAP
4.05	Property				Robinson Avenue	0	338,352			6,400,000	12/5/2019			61.6%	1/1/2020	NAP	NAP
4.06	Property				Hartland Self Storage	0	389,014			6,300,000	12/5/2019			90.0%	1/1/2020	NAP	NAP
4.07	Property				Oak Street	0	340,753			5,700,000	12/5/2019			77.0%	1/1/2020	NAP	NAP
4.08	Property				Joyce Boulevard	0	315,050			4,400,000	12/5/2019			86.9%	1/1/2020	NAP	NAP
4.09	Property				Pleasant Street 1	0	264,080			4,400,000	12/5/2019			70.7%	1/1/2020	NAP	NAP
4.10	Property				Airport Boulevard	0	255,207			3,950,000	12/5/2019			87.4%	1/1/2020	NAP	NAP
4.11	Property				Pleasant Street 2	0	164,450			2,750,000	12/5/2019			67.8%	1/1/2020	NAP	NAP
4.12	Property				Walton Boulevard	0	143,762			2,200,000	12/5/2019			72.2%	1/1/2020	NAP	NAP
4.13	Property				Shady Grove	0	128,170			2,050,000	12/5/2019			70.2%	1/1/2020	NAP	NAP
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	0	84,833,060	5.94	21.3%	1,184,500,000	11/1/2020	33.6%	33.6%	70.8%	9/30/2019	131.42	93.08
5.01	Property				Courtyard Larkspur Landing Marin County	0	4,562,766			53,000,000	11/1/2020			81.8%	9/30/2019	226.20	185.11
5.02	Property				Courtyard San Mateo Foster City	0	4,723,626			52,000,000	11/1/2020			76.5%	9/30/2019	230.48	176.38
5.03	Property				Courtyard San Jose Cupertino	0	4,195,667			47,000,000	11/1/2020			63.8%	9/30/2019	238.02	151.83
5.04	Property				Courtyard Boulder	0	2,317,517			37,000,000	11/1/2020			66.7%	9/30/2019	162.59	108.45
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes	0	2,482,013			35,000,000	11/1/2020			85.8%	9/30/2019	139.19	119.39
5.06	Property				Courtyard Los Angeles Hacienda Heights	0	2,212,267			34,000,000	11/1/2020			79.5%	9/30/2019	132.90	105.59
5.07	Property				Courtyard Seattle South Center	0	2,611,254			33,500,000	11/1/2020			78.7%	9/30/2019	151.86	119.45
5.08	Property				Courtyard Nashville Airport	0	2,726,633			27,500,000	11/1/2020			74.7%	9/30/2019	147.00	109.81
5.09	Property				Courtyard Palm Springs	0	2,309,381			25,500,000	11/1/2020			74.3%	9/30/2019	142.76	106.06
5.1	Property				Courtyard Portland Beaverton	0	1,647,205			24,500,000	11/1/2020			67.7%	9/30/2019	134.13	90.76
5.11	Property				Courtyard Atlanta Perimeter Center	0	2,185,945			24,500,000	11/1/2020			72.0%	9/30/2019	144.20	103.76
5.12	Property				Courtyard Detroit Livonia	0	1,654,708			24,000,000	11/1/2020			68.8%	9/30/2019	119.13	81.95
5.13	Property				Courtyard St. Louis Creve Coeur	0	1,732,910			24,000,000	11/1/2020			67.3%	9/30/2019	132.92	89.43
5.14	Property				Courtyard Lincroft Red Bank	0	2,028,324			24,000,000	11/1/2020			77.5%	9/30/2019	141.51	109.63
5.15	Property				Courtyard Rye	0	1,746,014			23,500,000	11/1/2020			72.5%	9/30/2019	155.88	112.99
5.16	Property				Courtyard Fresno	0	2,185,775			23,000,000	11/1/2020			76.9%	9/30/2019	153.13	117.71
5.17	Property				Courtyard Tampa Westshore	0	745,649			23,000,000	11/1/2020			82.5%	9/30/2019	118.01	97.35
5.18	Property				Courtyard Boston Andover	0	1,933,239			23,000,000	11/1/2020			68.5%	9/30/2019	148.56	101.78
5.19	Property				Courtyard Detroit Metro Airport	0	1,330,090			23,000,000	11/1/2020			79.7%	9/30/2019	99.38	79.19
5.20	Property				Courtyard Denver Tech Center	0	1,419,896			22,000,000	11/1/2020			59.3%	9/30/2019	133.11	78.95
5.21	Property				Courtyard Charlottesville North	0	1,108,849			22,000,000	11/1/2020			62.8%	9/30/2019	112.02	70.37
5.22	Property				Courtyard St. Petersburg Clearwater	0	1,146,395			21,500,000	11/1/2020			72.8%	9/30/2019	115.88	84.42
5.23	Property				Courtyard Fort Lauderdale Plantation	0	1,867,252			21,500,000	11/1/2020			77.8%	9/30/2019	128.12	99.71
5.24	Property				Courtyard West Palm Beach	0	1,402,706			21,500,000	11/1/2020			79.7%	9/30/2019	120.92	96.43
5.25	Property				Courtyard Chicago Lincolnshire	0	1,467,858			21,500,000	11/1/2020			57.4%	9/30/2019	139.77	80.23
5.26	Property				Courtyard Phoenix Mesa	0	1,344,562			21,000,000	11/1/2020			75.0%	9/30/2019	100.48	75.39
5.27	Property				Courtyard Chicago Waukegan Gurnee	0	1,417,957			21,000,000	11/1/2020			63.6%	9/30/2019	127.62	81.20
5.28	Property				Courtyard Chicago Highland Park	0	1,318,848			20,500,000	11/1/2020			57.0%	9/30/2019	132.17	75.29
5.29	Property				Courtyard Bakersfield	0	1,398,152			20,000,000	11/1/2020			77.4%	9/30/2019	108.23	83.81
5.30	Property				Courtyard Norwalk	0	1,625,119			20,000,000	11/1/2020			75.5%	9/30/2019	153.07	115.60
5.31	Property				Courtyard Kansas City Overland Park Metcalf	0	1,040,242			19,500,000	11/1/2020			61.5%	9/30/2019	118.54	72.96
5.32	Property				Courtyard Silver Spring North	0	802,357			19,500,000	11/1/2020			64.6%	9/30/2019	112.53	72.72
5.33	Property				Courtyard Raleigh Cary	0	1,612,651			19,000,000	11/1/2020			59.0%	9/30/2019	127.77	75.36
5.34	Property				Courtyard New Haven Wallingford	0	1,055,230			18,500,000	11/1/2020			66.0%	9/30/2019	114.87	75.79

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace	0	1,361,478			18,500,000	11/1/2020			67.4%	9/30/2019	111.48	75.12
5.36	Property				Courtyard Indianapolis Castleton	0	1,021,887			18,500,000	11/1/2020			66.6%	9/30/2019	105.56	70.33
5.37	Property				Courtyard Annapolis	0	928,523			18,500,000	11/1/2020			63.8%	9/30/2019	108.45	69.17
5.38	Property				Courtyard Greenville Haywood Mall	0	1,783,153			18,500,000	11/1/2020			63.7%	9/30/2019	112.38	71.54
5.39	Property				Courtyard Minneapolis St Paul Airport	0	1,153,664			18,000,000	11/1/2020			73.7%	9/30/2019	109.20	80.50
5.40	Property				Courtyard San Antonio Downtown Market Square	0	906,997			17,500,000	11/1/2020			75.6%	9/30/2019	109.13	82.48
5.41	Property				Courtyard Denver Stapleton	0	1,056,982			17,000,000	11/1/2020			67.7%	9/30/2019	120.86	81.85
5.42	Property				Courtyard St. Louis Westport Plaza	0	1,246,589			16,500,000	11/1/2020			68.7%	9/30/2019	116.05	79.68
5.43	Property				Courtyard Dallas Plano Parkway	0	605,158			16,500,000	11/1/2020			60.0%	9/30/2019	109.24	65.55
5.44	Property				Courtyard Phoenix North Metrocenter	0	846,142			15,500,000	11/1/2020			62.0%	9/30/2019	109.29	67.72
5.45	Property				Courtyard Dallas Richardson at Spring Valley	0	558,397			15,000,000	11/1/2020			72.2%	9/30/2019	89.70	64.80
5.46	Property				Courtyard Birmingham Homewood	0	1,120,718			14,000,000	11/1/2020			78.7%	9/30/2019	115.74	91.04
5.47	Property				Courtyard Atlanta Airport South	0	1,119,812			14,000,000	11/1/2020			76.5%	9/30/2019	111.02	84.91
5.48	Property				Courtyard Atlanta Gwinnett Mall	0	1,146,866			14,000,000	11/1/2020			77.9%	9/30/2019	96.48	75.16
5.49	Property				Courtyard Poughkeepsie	0	1,025,901			13,500,000	11/1/2020			80.1%	9/30/2019	126.07	101.03
5.50	Property				Courtyard Memphis Airport	0	968,591			13,000,000	11/1/2020			76.8%	9/30/2019	113.64	87.29
5.51	Property				Courtyard Charlotte South Park	0	2,089,295			18,500,000	11/1/2020			65.2%	9/30/2019	133.88	87.23
5.52	Property				Courtyard Philadelphia Devon	0	2,108,517			17,500,000	11/1/2020			64.1%	9/30/2019	159.75	102.36
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	166,500	11,301,813	3.98	12.6%	198,000,000	11/1/2019	45.5%	45.5%	100.0%	2/6/2020	NAP	NAP
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	1,200,000	16,935,189	2.63	11.3%	460,000,000	10/1/2019	32.6%	32.6%	91.9%	10/24/2019	NAP	NAP
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	0	8,234,678	1.78	10.7%	136,000,000	11/25/2019	56.6%	49.4%	77.6%	12/31/2019	204.17	158.43
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	666,997	14,082,919	1.53	8.6%	238,700,000	8/14/2019	68.7%	57.6%	96.3%	10/31/2019	NAP	NAP
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	0	2,709,063	1.81	7.1%	56,900,000	Various	66.8%	66.8%	100.0%	Various	NAP	NAP
10.01	Property				832 Lexington Avenue	0	1,369,631			27,200,000	11/19/2019			100.0%	12/1/2019	NAP	NAP
10.02	Property				77 Berry Street	0	393,930			8,600,000	12/5/2019			100.0%	11/1/2019	NAP	NAP
10.03	Property				854 Metropolitan Avenue	0	323,983			7,200,000	12/5/2019			100.0%	11/1/2019	NAP	NAP
10.04	Property				852 Metropolitan Avenue	0	319,949			7,100,000	12/5/2019			100.0%	11/1/2019	NAP	NAP
10.05	Property				235 S 4th Street	0	301,571			6,800,000	12/5/2019			100.0%	11/1/2019	NAP	NAP
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	227,317	3,180,849	1.51	8.6%	53,200,000	12/2/2019	69.2%	59.8%	91.8%	12/1/2019	NAP	NAP
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	90,714	2,973,033	2.59	9.1%	63,700,000	10/30/2019	51.0%	51.0%	100.0%	11/19/2019	NAP	NAP
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	199,162	6,232,816	1.82	9.8%	86,750,000	10/7/2019	73.1%	64.2%	97.0%	11/5/2019	NAP	NAP
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	168,651	2,698,762	1.54	8.7%	45,400,000	12/4/2019	68.3%	61.9%	97.8%	12/20/2019	NAP	NAP
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	209,381	7,459,212	2.46	9.3%	123,000,000	11/5/2019	65.0%	65.0%	100.0%	10/31/2019	NAP	NAP
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	317,751	5,876,372	2.80	10.2%	100,230,000	11/22/2019	57.5%	57.5%	92.4%	11/1/2019	NAP	NAP
16.01	Property				Rayford Square	65,799	999,316			16,200,000	10/24/2019			87.6%	11/1/2019	NAP	NAP
16.02	Property				Spring Town Center	47,558	1,110,791			18,400,000	10/24/2019			91.6%	11/1/2019	NAP	NAP
16.03	Property				Tomball Town Center	62,999	785,649			12,000,000	10/24/2019			94.2%	11/1/2019	NAP	NAP
16.04	Property				Broadmoor Village	58,900	445,248			6,700,000	10/21/2019			99.9%	11/1/2019	NAP	NAP
16.05	Property				Winchester Town Center	17,101	401,360			5,700,000	10/24/2019			100.0%	11/1/2019	NAP	NAP
16.06	Property				Broadway Center	57,863	403,328			4,900,000	10/21/2019			100.0%	11/1/2019	NAP	NAP
16.07	Property				Copperfield Central	10,870	242,404			4,700,000	10/23/2019			81.5%	11/1/2019	NAP	NAP
16.08	Property				Mission	12,920	291,252			4,700,000	10/29/2019			100.0%	11/1/2019	NAP	NAP
16.09	Property				Silverlake	9,983	262,586			4,100,000	10/22/2019			100.0%	11/1/2019	NAP	NAP
16.10	Property				Victoria	14,239	244,433			3,850,000	10/29/2019			100.0%	11/1/2019	NAP	NAP
16.11	Property				Baybrook Marketplace	5,849	64,616			3,730,000	10/22/2019			43.3%	11/1/2019	NAP	NAP
16.12	Property				Alvin II	6,347	188,377			3,000,000	10/22/2019			100.0%	11/1/2019	NAP	NAP
16.13	Property				Jones Tomball Parkway - 249	5,786	55,594			3,000,000	10/24/2019			61.7%	11/1/2019	NAP	NAP
16.14	Property				Alvin	10,049	188,061			3,000,000	10/22/2019			100.0%	11/1/2019	NAP	NAP
16.15	Property				Greens Landing	(68,510)	193,357			2,600,000	10/23/2019			79.9%	11/1/2019	NAP	NAP
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	121,376	2,732,058	1.75	9.9%	37,800,000	4/1/2020	73.0%	61.3%	100.0%	12/17/2019	NAP	NAP
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	0	59,678,514	4.00	10.9%	2,110,000,000	9/3/2019	25.9%	25.9%	94.2%	9/10/2019	NAP	NAP
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	249,230	3,995,214	1.56	8.9%	64,150,000	Various	70.1%	59.0%	97.5%	12/20/2019	NAP	NAP
19.01	Property				Parkside Square	76,346	1,011,853			17,100,000	11/16/2019			100.0%	12/20/2019	NAP	NAP
19.02	Property				Maysville Marketsquare	71,713	905,485			14,425,000	11/19/2019			97.2%	12/20/2019	NAP	NAP
19.03	Property				Pinecrest Pointe	46,266	871,240			14,100,000	11/22/2019			100.0%	12/20/2019	NAP	NAP
19.04	Property				Valleydale Marketplace	25,003	483,493			8,400,000	11/22/2019			100.0%	12/20/2019	NAP	NAP
19.05	Property				Putnam Plaza	21,068	445,079			6,950,000	11/21/2019			91.6%	12/20/2019	NAP	NAP
19.06	Property				Heritage Plaza	8,835	278,065			3,175,000	11/20/2019			85.4%	12/20/2019	NAP	NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	0	453,829,378	8.42	27.1%	4,260,000,000	10/16/2019	39.3%	39.3%	94.8%	9/30/2019	281.69	267.18
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	193,312	4,973,995	2.17	8.0%	98,300,000	10/8/2019	63.6%	63.6%	100.0%	2/1/2020	NAP	NAP
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	0	1,286,819	1.74	6.8%	29,400,000	11/21/2019	64.6%	64.6%	97.6%	1/17/2020	NAP	NAP
22.01	Property				30 Seaman Avenue	0	811,625			17,500,000	11/21/2019			98.7%	1/17/2020	NAP	NAP
22.02	Property				133-139 Seaman Avenue	0	475,195			11,900,000	11/21/2019			95.8%	1/17/2020	NAP	NAP
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	108,136	1,814,683	1.79	10.1%	24,900,000	12/9/2019	71.8%	56.8%	96.1%	11/19/2019	NAP	NAP
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	81,505	1,841,108	2.70	10.4%	27,780,000	9/26/2019	63.5%	63.5%	90.1%	11/5/2019	NAP	NAP
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	0	1,274,230	1.20	7.3%	23,900,000	11/20/2019	72.8%	66.6%	90.8%	12/12/2019	NAP	NAP
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	45,568	1,641,905	1.77	9.9%	22,900,000	11/21/2019	72.5%	60.7%	88.7%	12/1/2019	NAP	NAP
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	0	1,156,517	1.80	7.1%	24,900,000	11/19/2019	65.1%	65.1%	100.0%	1/7/2020	NAP	NAP
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	0	1,143,129	1.61	7.1%	25,500,000	9/24/2019	62.7%	62.7%	95.6%	12/1/2019	NAP	NAP
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	192,691	1,996,831	3.53	12.5%	28,000,000	9/6/2019	57.1%	57.1%	92.4%	11/1/2019	NAP	NAP
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	71,407	1,309,950	1.45	8.6%	20,500,000	12/4/2019	74.6%	59.9%	84.1%	12/1/2019	NAP	NAP
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	130,445	9,112,149	3.62	10.7%	287,900,000	9/25/2019	29.5%	29.5%	100.0%	9/30/2019	NAP	NAP
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	0	1,416,379	1.72	10.3%	21,300,000	12/1/2020	64.6%	54.9%	88.0%	11/30/2019	140.53	123.70
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	31,608	1,087,352	1.34	8.0%	19,500,000	12/1/2019	69.7%	56.1%	87.5%	12/2/2019	NAP	NAP
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	101,884	1,274,956	1.81	9.9%	17,830,000		72.2%	56.5%	93.0%	11/30/2019	NAP	NAP
34.01	Property				914-938 S. Highway Dr.	N/A	N/A			4,230,000	12/4/2019			100.0%	11/30/2019	NAP	NAP
34.02	Property				11600-11612 Lilburn Park Rd.	N/A	N/A			3,920,000	12/5/2019			82.8%	11/30/2019	NAP	NAP
34.03	Property				909-927 Horan Dr.	N/A	N/A			3,820,000	12/4/2019			100.0%	11/30/2019	NAP	NAP
34.04	Property				11477-11493 Page Service Dr.	N/A	N/A			3,410,000	12/4/2019			82.3%	11/30/2019	NAP	NAP
34.05	Property				951-961 Harmsted Ct.	N/A	N/A			2,450,000	12/9/2019			100.0%	11/30/2019	NAP	NAP
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	0	977,879	1.80	7.7%	20,000,000	11/11/2019	63.2%	63.2%	98.8%	1/6/2020	NAP	NAP
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	46,683	1,171,118	1.86	10.2%	15,300,000	11/14/2019	75.0%	62.5%	92.0%	11/6/2019	NAP	NAP
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	0	1,105,351	1.86	10.9%	15,500,000	1/1/2021	65.2%	52.2%	81.4%	11/30/2019	89.73	73.05
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	0	714,224	1.89	7.1%	17,200,000	11/21/2019	58.1%	58.1%	100.0%	12/20/2019	NAP	NAP
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	0	785,564	1.40	8.5%	14,000,000	4/29/2019	65.7%	56.2%	87.2%	12/1/2019	NAP	NAP
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	0	1,031,976	1.86	12.1%	14,500,000	10/28/2019	58.6%	42.7%	69.3%	12/31/2019	129.90	89.96
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	16,401	672,827	2.15	8.6%	13,000,000	11/18/2019	60.0%	60.0%	100.0%	12/16/2019	NAP	NAP
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	0	1,000,776	2.20	15.2%	21,830,000	12/6/2019	30.2%	17.8%	97.2%	9/1/2019	NAP	NAP
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	0	561,602	1.47	8.5%	8,850,000	10/28/2019	74.6%	64.7%	91.3%	12/11/2019	NAP	NAP
43.01	Property				Walnut Manor	0	0			6,590,000	10/28/2019			91.7%	12/11/2019	NAP	NAP
43.02	Property				Fox Brook Apartments	0	0			2,260,000	10/28/2019			90.2%	12/11/2019	NAP	NAP
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	29,451	608,280	1.53	10.1%	8,300,000	12/18/2019	72.3%	63.7%	99.3%	1/17/2020	NAP	NAP
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	0	651,200	1.75	11.3%	10,200,000	10/28/2019	56.4%	40.9%	54.6%	12/31/2019	105.91	57.81
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	0	303,340	1.65	9.6%	4,500,000	11/26/2019	70.0%	55.9%	92.7%	11/22/2019	NAP	NAP
46.01	Property				Woodbine Self Storage	0	157,902			2,400,000	11/26/2019			91.6%	11/22/2019	NAP	NAP
46.02	Property				EZ - In Storage	0	145,438			2,100,000	11/26/2019			94.2%	11/22/2019	NAP	NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	Ralph Lauren Corporation	277,016	12/31/2024	Memorial Sloan Kettering Cancer Center	100,700	7/31/2023	Sotheby’s Int’l Realty Inc	37,772
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	Allianz Asset Management of America L.P.	320,911	1/31/2031	WMG Acquisition Corp	293,888	7/31/2029	Showtime Networks Inc	261,196
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	American Multi-Cinema	70,000	7/31/2023	Seafood City	44,413	7/15/2025	Round One	40,576
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio
4.01	Property				Kenosha Storage	NAP			NAP			NAP
4.02	Property				Point Storage	NAP			NAP			NAP
4.03	Property				Hoerth Storage	NAP			NAP			NAP
4.04	Property				Trafalgar Road	NAP			NAP			NAP
4.05	Property				Robinson Avenue	NAP			NAP			NAP
4.06	Property				Hartland Self Storage	NAP			NAP			NAP
4.07	Property				Oak Street	NAP			NAP			NAP
4.08	Property				Joyce Boulevard	NAP			NAP			NAP
4.09	Property				Pleasant Street 1	NAP			NAP			NAP
4.10	Property				Airport Boulevard	NAP			NAP			NAP
4.11	Property				Pleasant Street 2	NAP			NAP			NAP
4.12	Property				Walton Boulevard	NAP			NAP			NAP
4.13	Property				Shady Grove	NAP			NAP			NAP
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio
5.01	Property				Courtyard Larkspur Landing Marin County	NAP			NAP			NAP
5.02	Property				Courtyard San Mateo Foster City	NAP			NAP			NAP
5.03	Property				Courtyard San Jose Cupertino	NAP			NAP			NAP
5.04	Property				Courtyard Boulder	NAP			NAP			NAP
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes	NAP			NAP			NAP
5.06	Property				Courtyard Los Angeles Hacienda Heights	NAP			NAP			NAP
5.07	Property				Courtyard Seattle South Center	NAP			NAP			NAP
5.08	Property				Courtyard Nashville Airport	NAP			NAP			NAP
5.09	Property				Courtyard Palm Springs	NAP			NAP			NAP
5.1	Property				Courtyard Portland Beaverton	NAP			NAP			NAP
5.11	Property				Courtyard Atlanta Perimeter Center	NAP			NAP			NAP
5.12	Property				Courtyard Detroit Livonia	NAP			NAP			NAP
5.13	Property				Courtyard St. Louis Creve Coeur	NAP			NAP			NAP
5.14	Property				Courtyard Lincroft Red Bank	NAP			NAP			NAP
5.15	Property				Courtyard Rye	NAP			NAP			NAP
5.16	Property				Courtyard Fresno	NAP			NAP			NAP
5.17	Property				Courtyard Tampa Westshore	NAP			NAP			NAP
5.18	Property				Courtyard Boston Andover	NAP			NAP			NAP
5.19	Property				Courtyard Detroit Metro Airport	NAP			NAP			NAP
5.20	Property				Courtyard Denver Tech Center	NAP			NAP			NAP
5.21	Property				Courtyard Charlottesville North	NAP			NAP			NAP
5.22	Property				Courtyard St. Petersburg Clearwater	NAP			NAP			NAP
5.23	Property				Courtyard Fort Lauderdale Plantation	NAP			NAP			NAP
5.24	Property				Courtyard West Palm Beach	NAP			NAP			NAP
5.25	Property				Courtyard Chicago Lincolnshire	NAP			NAP			NAP
5.26	Property				Courtyard Phoenix Mesa	NAP			NAP			NAP
5.27	Property				Courtyard Chicago Waukegan Gurnee	NAP			NAP			NAP
5.28	Property				Courtyard Chicago Highland Park	NAP			NAP			NAP
5.29	Property				Courtyard Bakersfield	NAP			NAP			NAP
5.30	Property				Courtyard Norwalk	NAP			NAP			NAP
5.31	Property				Courtyard Kansas City Overland Park Metcalf	NAP			NAP			NAP
5.32	Property				Courtyard Silver Spring North	NAP			NAP			NAP
5.33	Property				Courtyard Raleigh Cary	NAP			NAP			NAP
5.34	Property				Courtyard New Haven Wallingford	NAP			NAP			NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft
5.35	Property				Courtyard Chicago Oakbrook Terrace	NAP			NAP			NAP
5.36	Property				Courtyard Indianapolis Castleton	NAP			NAP			NAP
5.37	Property				Courtyard Annapolis	NAP			NAP			NAP
5.38	Property				Courtyard Greenville Haywood Mall	NAP			NAP			NAP
5.39	Property				Courtyard Minneapolis St Paul Airport	NAP			NAP			NAP
5.40	Property				Courtyard San Antonio Downtown Market Square	NAP			NAP			NAP
5.41	Property				Courtyard Denver Stapleton	NAP			NAP			NAP
5.42	Property				Courtyard St. Louis Westport Plaza	NAP			NAP			NAP
5.43	Property				Courtyard Dallas Plano Parkway	NAP			NAP			NAP
5.44	Property				Courtyard Phoenix North Metrocenter	NAP			NAP			NAP
5.45	Property				Courtyard Dallas Richardson at Spring Valley	NAP			NAP			NAP
5.46	Property				Courtyard Birmingham Homewood	NAP			NAP			NAP
5.47	Property				Courtyard Atlanta Airport South	NAP			NAP			NAP
5.48	Property				Courtyard Atlanta Gwinnett Mall	NAP			NAP			NAP
5.49	Property				Courtyard Poughkeepsie	NAP			NAP			NAP
5.50	Property				Courtyard Memphis Airport	NAP			NAP			NAP
5.51	Property				Courtyard Charlotte South Park	NAP			NAP			NAP
5.52	Property				Courtyard Philadelphia Devon	NAP			NAP			NAP
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	Staples	666,088	3/31/2045	NAP			NAP
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	Meredith Corporation	212,594	12/31/2026	Toyota Tsusho America, Inc.	41,322	11/30/2022	Poten & Partners Inc.	29,696
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	NAP			NAP			NAP
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	Target	127,000	1/31/2029	Kohl’s	87,141	2/3/2024	Cinema de Lux	72,000
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio
10.01	Property				832 Lexington Avenue	NAP			NAP			NAP
10.02	Property				77 Berry Street	NAP			NAP			NAP
10.03	Property				854 Metropolitan Avenue	NAP			NAP			NAP
10.04	Property				852 Metropolitan Avenue	NAP			NAP			NAP
10.05	Property				235 S 4th Street	NAP			NAP			NAP
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	Gabriel Brothers Inc	28,560	10/31/2028	Big Lots	26,954	1/31/2021	Petco	15,235
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	City Sports (LA Fitness)	45,186	3/31/2028	AAA/AAA-NCNU	14,602	8/31/2023	Sherwin Williams	4,195
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	BJ’s Wholesale Club	115,396	8/31/2023	Kohl’s	86,584	1/31/2024	Dick’s Sporting Goods	45,624
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	Regal Cinemas	68,720	5/31/2034	Weis Supermarket	51,953	4/30/2023	Big Lots	19,000
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	T-Mobile	169,018	11/30/2029	Mindtree	93,840	8/31/2029	NAP
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio
16.01	Property				Rayford Square	Spec’s	50,500	9/30/2031	O’Reilly Auto Parts	10,800	3/31/2028	Sherwin-Williams	6,480
16.02	Property				Spring Town Center	Dollar Tree	10,200	5/31/2020	Big City Wings	5,320	10/31/2028	Kim Long Asian Food	4,000
16.03	Property				Tomball Town Center	PetSmart	22,785	4/30/2027	Office Depot	20,450	4/30/2023	Dollar Tree	9,000
16.04	Property				Broadmoor Village	99 Cent Only Store	25,000	1/31/2025	Office Depot	25,000	5/31/2022	Epic Health Services	5,250
16.05	Property				Winchester Town Center	JPMorgan Chase	3,500	2/28/2025	Advances In Vision	2,400	9/30/2020	Pho Mai Tai Noodle House	2,400
16.06	Property				Broadway Center	Stein Mart	33,354	4/30/2025	Dollar Tree	9,681	9/30/2021	CR Scrubs	8,333
16.07	Property				Copperfield Central	Sprint	3,000	6/30/2022	Mann Eye 2	2,900	2/28/2025	Hikari	1,780
16.08	Property				Mission	Mattress Firm	6,000	1/31/2025	Subway	1,600	11/30/2022	Tapioca Rush	1,600
16.09	Property				Silverlake	Smart Financial Credit Union	4,188	12/31/2024	Today’s Vision	3,360	5/31/2024	Firehouse Subs Sandwich Shop	1,600
16.10	Property				Victoria	OrthoDent Management	8,270	3/31/2025	Pizza Hut and Wing Street	4,238	11/30/2021	Supercuts	1,280
16.11	Property				Baybrook Marketplace	Sally Beauty Supply	1,800	7/31/2024	Subway	1,500	3/31/2022	Great Clips	1,201
16.12	Property				Alvin II	MHHS	3,500	8/31/2025	Starbucks	1,981	5/31/2025	Sport Clips	1,200
16.13	Property				Jones Tomball Parkway - 249	Pho Thanh Long	2,603	11/30/2024	Heavenly Beverages Inc	1,255	3/31/2024	J Foot Reflexology	1,210
16.14	Property				Alvin	Olive Garden	8,078	6/30/2023	Verizon Wireless	2,500	6/30/2023	NAP
16.15	Property				Greens Landing	Chipotle Mex Grill	2,800	9/30/2028	AT&T	2,000	11/30/2021	Bonfie Hot Wings	1,600
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	Kohl’s	90,272	1/31/2029	Dick’s Sporting Goods	50,002	1/31/2024	TJ Maxx	23,490
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	NAP			NAP			NAP
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio
19.01	Property				Parkside Square	America’s Thrift Store	57,640	8/31/2024	Rouse’s Supermarket	39,684	11/30/2025	Habitat For Humanity Restore	16,320
19.02	Property				Maysville Marketsquare	Kroger	93,384	2/29/2032	JCPenney	22,577	2/28/2021	Shoe Sensation	7,000
19.03	Property				Pinecrest Pointe	Food Lion	40,160	1/8/2024	Carolina Dance Center, Inc.	14,575	12/31/2021	Fitness 19	9,600
19.04	Property				Valleydale Marketplace	Walmart Neighborhood Market	47,653	1/27/2030	Dollar Tree	9,100	2/28/2023	Cajun Boys & Our Poboys	3,214
19.05	Property				Putnam Plaza	Tractor Supply Company	22,000	12/31/2027	Peebles	14,677	1/31/2024	Anytime Fitness	7,000
19.06	Property				Heritage Plaza	Jorge Gurgel Martial Arts	4,200	5/31/2024	Buffalo Wings & Rings	3,600	12/31/2023	M&M Family Dental	2,800

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	NAP			NAP			NAP
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	Snowflake Computing / Verkada	62,338	7/31/2029	NAP			NAP
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio
22.01	Property				30 Seaman Avenue	NAP			NAP			NAP
22.02	Property				133-139 Seaman Avenue	NAP			NAP			NAP
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	Napa Auto Parts	17,768	9/30/2029	The Studio Academy of Beauty	12,500	9/30/2021	DXL	6,490
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	British Lion Frisco	8,800	12/31/2025	The Green Gator	5,942	2/28/2024	Blue Goose Cantina	5,750
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	NAP			NAP			NAP
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	WORLDPAC Inc.	24,000	10/31/2024	Multi-Seal Corporation	23,625	7/31/2020	Santte Foods, LLC	15,240
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	NAP			NAP			NAP
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	NAP			NAP			NAP
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	Centene Management Company, LLC	66,788	7/31/2023	Psomas	12,838	3/31/2024	Tucson Orthopaedic Institute, P.C.	11,404
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	Space on the Fly	8,501	7/31/2023	POWER Engineers, Inc.	7,736	5/31/2024	Datasearch, Inc.	6,266
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	Target	27,766	1/31/2049	Bright Horizons	10,616	11/30/2034	14th Street Medical Arts	4,018
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	NAP			NAP			NAP
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	Higher Ground Education	13,000	12/31/2034	Nancy’s Pizza	4,140	5/31/2029	La Sardine	3,454
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio
34.01	Property				914-938 S. Highway Dr.	Johnson Controls	8,841	9/30/2024	Vending Enterprise	8,442	7/31/2022	Panera	6,260
34.02	Property				11600-11612 Lilburn Park Rd.	Siemens	23,914	1/31/2024	Terracon Consultants	16,830	12/31/2025	NAP
34.03	Property				909-927 Horan Dr.	The Flesh Company	26,847	7/31/2022	Mechanical Supply	14,567	12/31/2023	Carr Lane	9,731
34.04	Property				11477-11493 Page Service Dr.	Fastenal Company	7,945	6/30/2021	Black & Decker	6,416	2/28/2021	SMC Corp	5,689
34.05	Property				951-961 Harmsted Ct.	Ricoh Americas	11,666	6/30/2020	Terra Firma USA	10,019	9/30/2023	TLD Concepts	5,535
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	NAP			NAP			NAP
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	Amazon	87,200	6/30/2029	UDRI	57,001	11/30/2024	Nanosperse	20,324
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	NAP			NAP			NAP
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	243 West 54th Cafe INC	4,133	1/31/2022	The Kuni’s Corporation	3,330	12/18/2027	NAP
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	NAP			NAP			NAP
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	NAP			NAP			NAP
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	List Reports	8,875	12/8/2022	Snooze	4,201	3/31/2029	Taco Stand	2,079
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	NAP			NAP			NAP
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments
43.01	Property				Walnut Manor	NAP			NAP			NAP
43.02	Property				Fox Brook Apartments	NAP			NAP			NAP
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	Planet Fitness	24,724	2/28/2029	Lowcountry Climbing	12,977	7/31/2030	United Community Bank	5,212
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	NAP			NAP			NAP
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio
46.01	Property				Woodbine Self Storage	NAP			NAP			NAP
46.02	Property				EZ - In Storage	NAP			NAP			NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	11/30/2035	Willett Advisors LLC	25,732	12/31/2024	BC Partners Inc.	19,380
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	1/31/2026	Morgan Stanley & Co	260,829	3/31/2032	Kasowitz Benson Torres	203,394
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	7/31/2025	The Container Store	25,452	2/28/2027	H&M	24,506
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio
4.01	Property				Kenosha Storage		NAP			NAP
4.02	Property				Point Storage		NAP			NAP
4.03	Property				Hoerth Storage		NAP			NAP
4.04	Property				Trafalgar Road		NAP			NAP
4.05	Property				Robinson Avenue		NAP			NAP
4.06	Property				Hartland Self Storage		NAP			NAP
4.07	Property				Oak Street		NAP			NAP
4.08	Property				Joyce Boulevard		NAP			NAP
4.09	Property				Pleasant Street 1		NAP			NAP
4.10	Property				Airport Boulevard		NAP			NAP
4.11	Property				Pleasant Street 2		NAP			NAP
4.12	Property				Walton Boulevard		NAP			NAP
4.13	Property				Shady Grove		NAP			NAP
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio
5.01	Property				Courtyard Larkspur Landing Marin County		NAP			NAP
5.02	Property				Courtyard San Mateo Foster City		NAP			NAP
5.03	Property				Courtyard San Jose Cupertino		NAP			NAP
5.04	Property				Courtyard Boulder		NAP			NAP
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes		NAP			NAP
5.06	Property				Courtyard Los Angeles Hacienda Heights		NAP			NAP
5.07	Property				Courtyard Seattle South Center		NAP			NAP
5.08	Property				Courtyard Nashville Airport		NAP			NAP
5.09	Property				Courtyard Palm Springs		NAP			NAP
5.1	Property				Courtyard Portland Beaverton		NAP			NAP
5.11	Property				Courtyard Atlanta Perimeter Center		NAP			NAP
5.12	Property				Courtyard Detroit Livonia		NAP			NAP
5.13	Property				Courtyard St. Louis Creve Coeur		NAP			NAP
5.14	Property				Courtyard Lincroft Red Bank		NAP			NAP
5.15	Property				Courtyard Rye		NAP			NAP
5.16	Property				Courtyard Fresno		NAP			NAP
5.17	Property				Courtyard Tampa Westshore		NAP			NAP
5.18	Property				Courtyard Boston Andover		NAP			NAP
5.19	Property				Courtyard Detroit Metro Airport		NAP			NAP
5.20	Property				Courtyard Denver Tech Center		NAP			NAP
5.21	Property				Courtyard Charlottesville North		NAP			NAP
5.22	Property				Courtyard St. Petersburg Clearwater		NAP			NAP
5.23	Property				Courtyard Fort Lauderdale Plantation		NAP			NAP
5.24	Property				Courtyard West Palm Beach		NAP			NAP
5.25	Property				Courtyard Chicago Lincolnshire		NAP			NAP
5.26	Property				Courtyard Phoenix Mesa		NAP			NAP
5.27	Property				Courtyard Chicago Waukegan Gurnee		NAP			NAP
5.28	Property				Courtyard Chicago Highland Park		NAP			NAP
5.29	Property				Courtyard Bakersfield		NAP			NAP
5.30	Property				Courtyard Norwalk		NAP			NAP
5.31	Property				Courtyard Kansas City Overland Park Metcalf		NAP			NAP
5.32	Property				Courtyard Silver Spring North		NAP			NAP
5.33	Property				Courtyard Raleigh Cary		NAP			NAP
5.34	Property				Courtyard New Haven Wallingford		NAP			NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft
5.35	Property				Courtyard Chicago Oakbrook Terrace		NAP			NAP
5.36	Property				Courtyard Indianapolis Castleton		NAP			NAP
5.37	Property				Courtyard Annapolis		NAP			NAP
5.38	Property				Courtyard Greenville Haywood Mall		NAP			NAP
5.39	Property				Courtyard Minneapolis St Paul Airport		NAP			NAP
5.40	Property				Courtyard San Antonio Downtown Market Square		NAP			NAP
5.41	Property				Courtyard Denver Stapleton		NAP			NAP
5.42	Property				Courtyard St. Louis Westport Plaza		NAP			NAP
5.43	Property				Courtyard Dallas Plano Parkway		NAP			NAP
5.44	Property				Courtyard Phoenix North Metrocenter		NAP			NAP
5.45	Property				Courtyard Dallas Richardson at Spring Valley		NAP			NAP
5.46	Property				Courtyard Birmingham Homewood		NAP			NAP
5.47	Property				Courtyard Atlanta Airport South		NAP			NAP
5.48	Property				Courtyard Atlanta Gwinnett Mall		NAP			NAP
5.49	Property				Courtyard Poughkeepsie		NAP			NAP
5.50	Property				Courtyard Memphis Airport		NAP			NAP
5.51	Property				Courtyard Charlotte South Park		NAP			NAP
5.52	Property				Courtyard Philadelphia Devon		NAP			NAP
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters		NAP			NAP
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	6/30/2020	Asset International, Inc.	23,800	12/31/2020	YES Network, LLC	23,800
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac		NAP			NAP
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	6/30/2024	Dick’s Sporting Goods	54,159	1/31/2024	Marshalls	42,000
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio
10.01	Property				832 Lexington Avenue		NAP			NAP
10.02	Property				77 Berry Street		NAP			NAP
10.03	Property				854 Metropolitan Avenue		NAP			NAP
10.04	Property				852 Metropolitan Avenue		NAP			NAP
10.05	Property				235 S 4th Street		NAP			NAP
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	9/30/2024	Party City	15,000	9/30/2029	CVS	12,900
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	5/31/2024	Noodle Talk Home Cuisine	2,718	2/28/2029	Koja Kitchen	2,641
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	1/31/2024	Best Buy	45,000	1/31/2024	Ross Dress for Less	30,187
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	1/31/2024	Guitar Center	12,751	10/31/2026	CVS	9,000
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus		NAP			NAP
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio
16.01	Property				Rayford Square	11/30/2025	Jack in the Box (Ground Lease)	1	1/31/2031	NAP
16.02	Property				Spring Town Center	9/30/2022	Wacky Mongolian Grill	3,320	4/30/2020	$1.19 Dry Clean Planet	3,137
16.03	Property				Tomball Town Center	9/30/2027	Nails and Spa of Texas	4,000	9/30/2029	Leslie’s Swimming Pool	2,954
16.04	Property				Broadmoor Village	4/30/2020	Sprint Spectrum Realty	3,500	1/31/2025	Texas Comptroller	2,146
16.05	Property				Winchester Town Center	2/28/2021	Bella Nails	1,800	6/30/2020	Obsidian Beauty Supply	1,600
16.06	Property				Broadway Center	10/31/2023	Dog Tags Restaurant	5,672	5/30/2025	Nail Club	1,956
16.07	Property				Copperfield Central	9/30/2022	Sally Beauty Supply	1,520	7/31/2021	Aisha’s Salon & Spa	1,400
16.08	Property				Mission	11/30/2024	Yoko’s Sushi Restaurant	1,500	12/31/2023	Cricket	1,500
16.09	Property				Silverlake	6/30/2020	Supercuts	1,360	10/31/2022	NAP
16.10	Property				Victoria	5/31/2021	Ly Nails	1,200	1/31/2024	NAP
16.11	Property				Baybrook Marketplace	3/31/2025	High Class Nails	1,164	1/31/2025	NAP
16.12	Property				Alvin II	7/31/2025	NAP			NAP
16.13	Property				Jones Tomball Parkway - 249	6/30/2024	Harris County Rep Party	1,032	9/30/2020	NAP
16.14	Property				Alvin		NAP			NAP
16.15	Property				Greens Landing	12/31/2021	NAP			NAP
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	9/30/2030	PetSmart	20,230	1/31/2026	Michaels	18,372
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced		NAP			NAP
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio
19.01	Property				Parkside Square	11/30/2029	Aaron’s Sales and Leasing	7,500	9/30/2020	El Saltillo Restaurant	5,000
19.02	Property				Maysville Marketsquare	9/30/2023	Pet Valu, Inc.	4,000	11/30/2026	Factory Connection	3,491
19.03	Property				Pinecrest Pointe	1/31/2022	Manchester’s Grill	4,143	3/31/2026	NV Nails	3,075
19.04	Property				Valleydale Marketplace	6/30/2023	Alabama Credit Union	1,586	4/30/2022	US Nails	1,500
19.05	Property				Putnam Plaza	6/30/2024	Shoe Sensation	6,500	11/30/2023	China Buffet	5,000
19.06	Property				Heritage Plaza	2/28/2021	Cozy Nail	2,400	1/31/2022	Lendmark Financial Services	1,400

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino		NAP			NAP
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue		NAP			NAP
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio
22.01	Property				30 Seaman Avenue		NAP			NAP
22.02	Property				133-139 Seaman Avenue		NAP			NAP
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	4/30/2027	Wow Indoor, LLC	4,852	4/30/2022	Tacos Calafia	3,971
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	10/31/2020	High Order Solutions	5,636	12/31/2020	ICON Gym	5,526
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One		NAP			NAP
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	9/30/2022	Texas Academy of Dance Arts, LLC	13,460	8/31/2021	Kids Momentum, Inc.	12,000
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue		NAP			NAP
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC		NAP			NAP
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	11/30/2020	GSA - Homeland Security	8,798	7/25/2022	Qwest Corporation	8,775
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	12/31/2025	Brass Real Estate Funds LLC	6,112	9/30/2028	Puffer-Sweiven, LP	5,180
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	10/30/2039	Sally Beauty Supply	1,995	1/31/2030	NAP
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana		NAP			NAP
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	2/28/2029	Inland Bank	2,500	12/31/2025	Subway	1,300
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio
34.01	Property				914-938 S. Highway Dr.	4/30/2023	Tetra Tech	6,108	5/31/2022	Guardian Pharmacy	6,086
34.02	Property				11600-11612 Lilburn Park Rd.		NAP			NAP
34.03	Property				909-927 Horan Dr.	6/30/2024	NAP			NAP
34.04	Property				11477-11493 Page Service Dr.	1/31/2022	Skyline E3	3,551	11/30/2022	Office Furniture	3,018
34.05	Property				951-961 Harmsted Ct.	9/30/2023	CCL Label	3,910	4/30/2023	NAP
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments		NAP			NAP
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	5/31/2028	Composite Technical	10,888	5/30/2023	Cornerstone Research	4,950
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson		NAP			NAP
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street		NAP			NAP
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place		NAP			NAP
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi		NAP			NAP
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	12/31/2028	Fork and Salad	1,534	5/31/2029	Brett Bittel	575
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments		NAP			NAP
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments
43.01	Property				Walnut Manor		NAP			NAP
43.02	Property				Fox Brook Apartments		NAP			NAP
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	9/30/2027	Fuji Yama	2,104	3/31/2022	IABC of the Low Country	2,104
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights		NAP			NAP
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio
46.01	Property				Woodbine Self Storage		NAP			NAP
46.02	Property				EZ - In Storage		NAP			NAP

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	1/31/2027	10/29/2019	No	NAP	10/29/2019	NAP	NAP	No	0	0	0	0
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	3/31/2037	10/30/2019	No	NAP	10/30/2019	NAP	NAP	No	0	0	0	0
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	1/31/2029	11/20/2019	No	NAP	11/20/2019	11/20/2019	10%	No	0	0	0	0
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio								No	142,743	48,131	67,629	11,303
4.01	Property				Kenosha Storage		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.02	Property				Point Storage		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.03	Property				Hoerth Storage		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.04	Property				Trafalgar Road		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.05	Property				Robinson Avenue		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.06	Property				Hartland Self Storage		1/9/2020	No	NAP	12/16/2019	NAP	NAP	No
4.07	Property				Oak Street		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.08	Property				Joyce Boulevard		1/7/2020	No	NAP	12/16/2019	NAP	NAP	No
4.09	Property				Pleasant Street 1		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
4.10	Property				Airport Boulevard		1/7/2020	No	NAP	12/16/2019	NAP	NAP	No
4.11	Property				Pleasant Street 2		12/17/2019	No	NAP	12/16/2019	NAP	NAP	No
4.12	Property				Walton Boulevard		1/7/2020	No	NAP	12/16/2019	NAP	NAP	No
4.13	Property				Shady Grove		12/16/2019	No	NAP	12/16/2019	NAP	NAP	No
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio								No	0	1,033,333	0	0
5.01	Property				Courtyard Larkspur Landing Marin County		12/11/2019	No	NAP	12/11/2019	12/11/2019	8%	No
5.02	Property				Courtyard San Mateo Foster City		12/11/2019	No	NAP	12/11/2019	12/11/2019	9%	No
5.03	Property				Courtyard San Jose Cupertino		12/11/2019	No	NAP	12/11/2019	12/11/2019	10%	No
5.04	Property				Courtyard Boulder		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes		12/11/2019	No	NAP	12/11/2019	12/20/2019	9%	No
5.06	Property				Courtyard Los Angeles Hacienda Heights		12/11/2019	No	NAP	12/11/2019	12/20/2019	9%	No
5.07	Property				Courtyard Seattle South Center		12/11/2019	No	NAP	12/11/2019	12/20/2019	7%	No
5.08	Property				Courtyard Nashville Airport		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.09	Property				Courtyard Palm Springs		12/11/2019	No	NAP	12/11/2019	12/20/2019	10%	No
5.1	Property				Courtyard Portland Beaverton		12/11/2019	No	NAP	12/11/2019	12/20/2019	5%	No
5.11	Property				Courtyard Atlanta Perimeter Center		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.12	Property				Courtyard Detroit Livonia		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.13	Property				Courtyard St. Louis Creve Coeur		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.14	Property				Courtyard Lincroft Red Bank		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.15	Property				Courtyard Rye		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.16	Property				Courtyard Fresno		12/11/2019	No	NAP	12/11/2019	12/20/2019	5%	No
5.17	Property				Courtyard Tampa Westshore		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.18	Property				Courtyard Boston Andover		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.19	Property				Courtyard Detroit Metro Airport		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.20	Property				Courtyard Denver Tech Center		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.21	Property				Courtyard Charlottesville North		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.22	Property				Courtyard St. Petersburg Clearwater		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.23	Property				Courtyard Fort Lauderdale Plantation		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.24	Property				Courtyard West Palm Beach		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.25	Property				Courtyard Chicago Lincolnshire		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.26	Property				Courtyard Phoenix Mesa		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.27	Property				Courtyard Chicago Waukegan Gurnee		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.28	Property				Courtyard Chicago Highland Park		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.29	Property				Courtyard Bakersfield		12/11/2019	No	NAP	12/11/2019	12/20/2019	7%	No
5.30	Property				Courtyard Norwalk		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.31	Property				Courtyard Kansas City Overland Park Metcalf		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.32	Property				Courtyard Silver Spring North		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.33	Property				Courtyard Raleigh Cary		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.34	Property				Courtyard New Haven Wallingford		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.36	Property				Courtyard Indianapolis Castleton		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.37	Property				Courtyard Annapolis		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.38	Property				Courtyard Greenville Haywood Mall		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.39	Property				Courtyard Minneapolis St Paul Airport		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.40	Property				Courtyard San Antonio Downtown Market Square		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.41	Property				Courtyard Denver Stapleton		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.42	Property				Courtyard St. Louis Westport Plaza		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.43	Property				Courtyard Dallas Plano Parkway		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.44	Property				Courtyard Phoenix North Metrocenter		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.45	Property				Courtyard Dallas Richardson at Spring Valley		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.46	Property				Courtyard Birmingham Homewood		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.47	Property				Courtyard Atlanta Airport South		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.48	Property				Courtyard Atlanta Gwinnett Mall		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.49	Property				Courtyard Poughkeepsie		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.50	Property				Courtyard Memphis Airport		12/11/2019	No	NAP	12/11/2019	12/11/2019	7%	No
5.51	Property				Courtyard Charlotte South Park		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
5.52	Property				Courtyard Philadelphia Devon		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters		9/4/2019	No	NAP	9/4/2019	NAP	NAP	No	0	0	0	0
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	5/31/2022	10/11/2019	No	NAP	10/14/2019	NAP	NAP	No	0	700,333	0	0
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac		1/23/2020	No	NAP	12/17/2019	NAP	NAP	No	204,768	68,256	0	0
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	5/31/2024	10/4/2019	No	NAP	9/30/2019	NAP	NAP	No	0	0	0	0
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio							0%	No	22,762	7,587	46,156	3,846
10.01	Property				832 Lexington Avenue		12/11/2019	No	NAP	12/10/2019	NAP	NAP	No
10.02	Property				77 Berry Street		12/11/2019	No	NAP	12/10/2019	NAP	NAP	No
10.03	Property				854 Metropolitan Avenue		12/11/2019	No	NAP	12/10/2019	NAP	NAP	No
10.04	Property				852 Metropolitan Avenue		12/11/2019	No	NAP	12/11/2019	NAP	NAP	No
10.05	Property				235 S 4th Street		12/11/2019	Yes	12/31/2019	12/11/2019	NAP	NAP	No
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	1/31/2043	12/17/2019	No	NAP	12/17/2019	NAP	NAP	No	297,432	49,572	114,774	10,434
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	5/31/2023	11/8/2019	No	NAP	11/8/2019	11/8/2019	13%	No	141,475	47,158	0	0
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	1/31/2024	10/15/2019	No	NAP	10/14/2019	NAP	NAP	No	0	71,051	0	0
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	12/31/2022	8/12/2019	No	NAP	8/8/2019	NAP	NAP	No	0	0	0	0
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus		7/18/2019	Yes	11/4/2019	11/12/2019	11/5/2019	8%	No	0	0	0	0
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio								No	0	129,231	0	0
16.01	Property				Rayford Square		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.02	Property				Spring Town Center	8/31/2024	11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.03	Property				Tomball Town Center	12/31/2022	11/4/2019	No	NAP	11/5/2019	NAP	NAP	No
16.04	Property				Broadmoor Village	9/30/2024	11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.05	Property				Winchester Town Center	7/31/2021	11/4/2019	No	NAP	11/5/2019	NAP	NAP	No
16.06	Property				Broadway Center	10/31/2021	11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.07	Property				Copperfield Central	7/31/2022	11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.08	Property				Mission	1/31/2023	11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.09	Property				Silverlake		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.10	Property				Victoria		11/5/2019	No	NAP	11/5/2019	NAP	NAP	No
16.11	Property				Baybrook Marketplace		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.12	Property				Alvin II		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.13	Property				Jones Tomball Parkway - 249		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.14	Property				Alvin		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
16.15	Property				Greens Landing		11/4/2019	No	NAP	11/4/2019	NAP	NAP	No
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	2/29/2024	11/5/2019	No	NAP	12/12/2019	NAP	NAP	No	54,540	27,270	15,650	2,608
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced		9/11/2019	No	NAP	9/10/2019	9/11/2019	18%	No	795,083	795,083	0	0
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio								No	100,632	40,245	0	0
19.01	Property				Parkside Square	6/30/2024	11/11/2019	No	NAP	11/13/2019	NAP	NAP	No
19.02	Property				Maysville Marketsquare	3/31/2021	11/14/2019	No	NAP	11/18/2019	NAP	NAP	No
19.03	Property				Pinecrest Pointe	8/31/2026	11/12/2019	No	NAP	11/13/2019	NAP	NAP	No
19.04	Property				Valleydale Marketplace	1/31/2027	11/12/2019	No	NAP	11/13/2019	NAP	NAP	No
19.05	Property				Putnam Plaza	5/31/2023	11/12/2019	No	NAP	11/13/2019	NAP	NAP	No
19.06	Property				Heritage Plaza	12/31/2024	11/13/2019	No	NAP	11/18/2019	NAP	NAP	No

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino		11/6/2019	No	NAP	11/6/2019	NAP	NAP	No	0	0	0	0
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue		7/15/2019	No	NAP	7/15/2019	7/12/2019	11%	No	351,878	87,970	0	0
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio								No	144,049	48,016	0	0
22.01	Property				30 Seaman Avenue		12/6/2019	No	NAP	12/6/2019	NAP	NAP	No
22.02	Property				133-139 Seaman Avenue		12/6/2019	No	NAP	12/6/2019	NAP	NAP	No
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	11/30/2024	12/23/2019	No	NAP	12/24/2019	NAP	NAP	No	33,292	33,292	4,134	2,067
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	4/30/2021	9/30/2019	No	NAP	10/1/2019	NAP	NAP	No	0	37,566	0	0
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One		11/26/2019	No	NAP	11/26/2019	NAP	NAP	No	136,367	19,481	0	0
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	10/31/2027	11/27/2019	No	NAP	11/27/2019	NAP	NAP	No	47,751	23,876	39,061	5,580
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue		12/27/2019	No	NAP	12/27/2019	NAP	NAP	No	142,923	47,641	13,604	4,535
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC		10/2/2019	No	NAP	10/4/2019	NAP	NAP	No	6,494	6,494	1,872	1,872
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	6/30/2024	9/12/2019	No	NAP	9/11/2019	NAP	NAP	No	100,213	33,404	0	0
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	8/31/2021	12/10/2019	No	NAP	12/10/2019	NAP	NAP	No	108,194	27,049	0	0
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street		11/27/2019	No	NAP	10/1/2019	NAP	NAP	No	29,052	14,526	0	0
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana		11/21/2019	No	NAP	11/21/2019	11/21/2019	8%	No	68,299	13,660	0	0
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	1/31/2023	12/10/2019	No	NAP	12/10/2019	NAP	NAP	No	83,598	11,943	0	0
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio								No	99,511	33,170	0	0
34.01	Property				914-938 S. Highway Dr.	2/29/2024	12/12/2019	No	NAP	12/12/2019	NAP	NAP	No
34.02	Property				11600-11612 Lilburn Park Rd.		12/12/2019	No	NAP	12/12/2019	NAP	NAP	No
34.03	Property				909-927 Horan Dr.		12/12/2019	No	NAP	12/12/2019	NAP	NAP	No
34.04	Property				11477-11493 Page Service Dr.	2/28/2021	12/12/2019	No	NAP	12/12/2019	NAP	NAP	No
34.05	Property				951-961 Harmsted Ct.		12/12/2019	No	NAP	12/12/2019	NAP	NAP	No
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments		11/13/2019	No	NAP	11/13/2019	NAP	NAP	No	30,528	10,176	18,519	1,543
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	6/30/2020	12/13/2019	No	NAP	12/13/2019	NAP	NAP	No	19,541	2,443	0	0
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson		11/14/2019	No	NAP	11/14/2019	NAP	NAP	No	12,854	12,854	4,188	1,396
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street		12/4/2019	No	NAP	12/4/2019	NAP	NAP	No	18,593	18,593	0	0
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place		4/25/2019	No	NAP	4/26/2019	NAP	NAP	No	34,535	34,535	58,704	5,337
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi		11/8/2019	No	NAP	11/8/2019	NAP	NAP	No	58,167	14,542	7,069	2,356
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	MTM	11/20/2019	No	NAP	11/20/2019	11/26/2019	17%	No	0	0	0	0
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments		12/10/2019	No	NAP	12/9/2019	12/10/2019	5%	No	52,974	0	24,611	0
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments								No	14,095	7,048	0	0
43.01	Property				Walnut Manor		11/6/2019	No	NAP	11/7/2019	NAP	NAP	No
43.02	Property				Fox Brook Apartments		11/6/2019	No	NAP	11/6/2019	NAP	NAP	No
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	8/31/2023	12/19/2019	No	NAP	12/19/2019	NAP	NAP	No	38,624	12,875	0	0
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights		11/8/2019	No	NAP	11/8/2019	NAP	NAP	No	150,481	21,497	17,744	1,774
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio							0%	No	8,761	1,752	17,127	2,141
46.01	Property				Woodbine Self Storage		12/2/2019	No	NAP	12/2/2019	NAP	NAP	No
46.02	Property				EZ - In Storage		12/2/2019	No	NAP	12/2/2019	NAP	NAP	No

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	0	0	0	0	0	0	0	0	0	0	0
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	0	0	1,024,605	0	0	5,123,024	0	0	0	0	0
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	0	0	148,783	0	0	978,835	0	0	0	0	0
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	0	8,257	297,258	0	0	0	0	0	50,160	0	0
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	0	0	0	0	0	0	0	0	0	0	0
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	0	0	0	0	0	0	0	0	0	0	0
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	0	9,807	450,000	4,000,000	0	4,000,000	0	0	458,500	0	0
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	1,814,809	129,128	0	0	0	0	0	0	0	0	0
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	0	13,118	0	0	114,781	6,000,000	0	0	0	0	0
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	0	1,300	0	0	0	0	0	0	0	0	164,650
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	0	6,897	0	0	10,723	0	0	0	65,944	0	0
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	0	1,605	38,512	0	8,023	288,840	0	0	0	0	0
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	0	13,637	0	1,000,000	0	1,000,000	0	0	0	0	0
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	0	6,421	0	0	8,333	300,000	0	0	22,500	0	0
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	0	0	0	0	0	0	0	0	15,000	0	0
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	0	7,315	0	750,000	0	750,000	0	0	304,810	0	0
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	0	3,937	185,000	0	12,500	650,000	0	0	0	0	0
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	0	65,938	0	0	0	0	0	0	108,207	0	0
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	0	10,123	452,757	750,000	0	750,000	0	0	93,262	0	0
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	0	0	0	0	0	0	0	0	0	0	0
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	0	1,289	30,935	0	0	0	0	0	0	0	0
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	0	2,563	0	0	0	0	0	0	0	0	0
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	0	2,629	0	122,500	10,271	616,240	0	0	14,725	0	0
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	0	1,524	91,428	100,000	8,333	400,000	0	0	0	0	0
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	0	1,817	60,000	0	0	0	0	0	0	0	0
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	0	2,543	0	450,000	0	250,000	0	0	0	0	0
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	0	2,479	0	0	0	0	0	0	92,375	0	0
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	0	938	0	0	0	0	0	0	2,438	0	0
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	0	2,355	113,016	0	0	0	0	0	0	0	0
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	0	2,202	0	400,000	0	400,000	0	0	0	0	0
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	0	2,996	0	1,208,046	0	0	0	0	0	0	0
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	0	The greatest of (i) 4.0% of projected Gross Revenue for the Property for the prior month as set forth in the most recent Approved Annual Budget, (ii) the amount required under the Management Agreement and (iii) the amount required by the Franchise Agreement for Approved Capital Expenditures and the repair and replacment of the FF&E	0	0	0	0	0	0	0	0	0
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	0	349	0	0	2,325	139,470	0	0	0	0	0
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	175,000	3,480	0	0	13,051	469,834	0	0	65,824	0	0
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	0	1,792	0	0	0	0	0	0	0	0	0
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	0	2,450	75,000	300,000	0	300,000	0	0	0	0	0
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	0	16,759	0	0	0	0	0	0	0	0	0
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	0	461	0	88,000	479	0	0	0	7,575	0	0
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	1,500,000	4,542	0	0	0	0	0	0	0	0	0
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	0	10,061	0	0	0	0	0	0	0	0	0
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	0	216	12,948	0	4,167	150,000	0	0	0	0	0
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	0	0	0	0	0	0	0	0	0	0	0
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	0	4,025	0	0	0	0	0	0	115,171	0	0
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	81,231	708	0	0	3,538	0	0	0	0	0	0
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	0	6,949	0	0	0	0	0	0	0	0	0
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	0	587	0	0	0	0	0	0	3,766	0	0
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	0	9,576,014	0	Free Rent ($6,378,315); Unfunded Obligations ($3,197,699)
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	0	36,389,727	0	Unfunded Obligations Reserve
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	0	0	0
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	0	0	0
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	0	99,000,000	3,416,667	Renovation Reserve (Upfront: $99,000,000; Monthly: $3,416,666.67); Ground Rent Reserve (Monthly: Springing)
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	0	12,250,000	0	Downgrade Event Reserve (LOC)
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	0	713,361	0	Unfunded Obligation Reserve
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	0	0	0
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	0	806,129	0	Unfunded Obligations Reserve
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	0	0	0
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	0	656,791	0	Big Lots Reserve ($450,000); Unfunded Obligations Reserve ($170,068) and Gap Rent Reserve ($36,723)
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	0	0	0
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	0	19,926	0	Unfunded Obligations Reserve
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	0	250,000	0	Regal Reserve
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	0	4,312,102	0	Sky Bridge Reserve ($3,116,719); Unfunded Obligations Reserve ($1,195,383)
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	0	343,508	0	Unfunded Obligations Reserve
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	0	3,340,825	0	Unfunded Obligations Reserve ($2,934,243.50); TJ Maxx Reserve ($295,886.25); Five Below Reserve ($110,695.67)
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	0	0	0
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	0	55,825	0	Unfunded Obligations Reserve
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	0	0	0
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	0	5,316,892	0	Security Deposit Reserve ($1,338,512.10); Construction Balance Reserve ($3,355,000); Gap Rent Reserve ($623,380)
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	0	0	0
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	0	209,160	0	Free Rent ($154,120); Unfunded Obligations ($55,040)
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	0	176,060	0	Unfunded Obligations Reserve
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	0	0	0
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	0	259,095	0	Unfunded Obligations Reserve
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	0	0	0
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	0	0	0
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	0	578,179	0	Unfunded Obligations Reserve
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	0	0	0
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	0	3,820,246	220,000	Free/Gap Rent Reserve (Upfront: $1,291,953.74), Mezzanine Loan Debt Service Reserve (Upfront: $1,000,000), Prepaid Rent Reserve (Upfront: $588,292.55), Citibank Lease Reserve (Upfront: $500,000), Ground Rent Reserve (Upfront: $440,000.00; Monthly: $220,000)
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	0	868,500	Seasonal Working Capital Reserve (February-December $8,500)	PIP Reserve ($860,000); Seasonal Working Capital Reserve ($8,500)
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	0	614,042	0	Higher Ground Prepaid Rent Reserve ($492,375); Nancy’s Pizza TI Allowance Reserve ($82,758.34); Nancy’s Pizza Free Rent Reserve ($37,950); Condominium Assessment Reserve ($958.34)
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	0	0	0
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	0	0	0
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	0	0	0
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	0	2,200,000	0	PIP Reserve
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	0	0	0
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	0	0	0
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	0	0	0
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	0	0	0
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	0	0	0
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	0	0	0
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	0	475,396	0	Lowcountry TI Reserve ($328,299); Lowcountry Gap Rent/Free Rent Reserve ($147,097)
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	0	125,000	0	Additional Collateral Reserve
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	0	0	0
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	650 Madison Owner LLC	No	Vornado Realty L.P., OPG Investment Holdings (US), LLC
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	PGREF I 1633 Broadway Tower, L.P. and PGREF I 1633 Broadway Land, L.P.	No	None
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	Southcenter Owner LLC	No	URW WEA LLC
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	Hartland Self Storage LLC, Lakeside Storage LLC, NWA Storage 10 LLC, NWA Storage 9 LLC, NWA Storage 8 LLC, NWA Storage 7 LLC, NWA Storage 6 LLC, NWA Storage 5 LLC, NWA Storage 4 LLC, NWA Storage 3 LLC, NWA Storage 1 LLC, Kenosha Storage LLC and 7Point5 LLC	No	Steven Juiris
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	CBM Two Hotels LP and C2 Land, L.P.	No	CBM Joint Venture Limited Partnership
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	STP Framingham (MA) LLC	No	LCN North American Fund III REIT
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	805 Third New York LLC	No	Charles Steven Cohen
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	Cadillac Funding Associates, LLC	No	John J. Ferchill
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	Route 146 Millbury Property LLC	No	SDM Holdings LLC, WV Holdings LLC and Raanan Katz
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	Metropolitan Park NY LLC, Metropolitan Flats LLC, Berry Estates LLC, Bridge Holdings NY LLC and Lexington Flats LLC	No	Shaindy Schwartz
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	ARD West Whiteland, LLC and WTC, LLC	No	Peter C. Abrams, James J. Gorman and Christopher J. Knauer
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	Brokaw Ventures Delaware, LLC	No	David B. Dollinger and David B. Dollinger, as Trustee of The David Dollinger Living Trust dated June 26, 1991
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	NC-Garner White-DDP TIC, LLC and NC-Garner White-Northwood TIC, LLC	No	Stanley Werb and Jonathan S. Gaines
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	Montgomery Acquisition, L.P.	No	Daniel Massry
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	90 North Property Company LLC	No	Brett Michael Lipman and Farshid Steve Shokouhi
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	PCDF Properties, LLC	No	Property Commerce Dividend Fund, LP, S. Jay Williams and Kevin Robins
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	BMA PW60 Grafton Commons LLC	No	Stephen Marcus
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	Parkmerced Owner LLC	No	Robert A. Rosania
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	Midland Maysville, LLC, Midland Valleydale, LLC, Midland Greencastle, LLC, Midland Pinecrest, LLC, Midland Parkside, LLC and Midland Monroe Development Co., LLC	No	John I. Silverman, Aaron Boyle and Jeffrey M. Vittert
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	BCORE Paradise LLC	No	BREIT Operating Partnership L.P.
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	Windy Hill PV Seven CM, LLC	No	Jamie D’Alessandro, Jamie D’Alessandro, as Trustee of the D’Alessandro 2005 Revocable Trust Dated June 7, 2005, Richard Taliaferro Spieker, Jr. (a/k/a Richard Tod Spieker, Jr.), Richard Taliaferro Spieker, Jr, as Trustee of the Richard Taliaferro Spieker, Jr and Diana Wilson Spieker Revocable Trust Created UTA Dated February 26, 2014, Michael W. Field, Michael W. Field as Trustee of the Michael W. Field and Mary D. Field Revocable Trust Created UTA Dated February 14, 2014
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	Seaman 133 LLC and Seaman 30 LLC	No	Barry Rudofsky
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	Tolleson Crossroads 19, LP	No	Rajan Rakeheja, Natasha Walia and Hekmat Alphin
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	World Cup Plaza, LLC	No	Saman Basharkhah and Jeffrey H. Coleman
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	Worthington Crossing One LLC	No	David M. Conwill and Steven B. Kimmelman
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	Hanna Business Park, LP	No	John A. Tatum, Jr., Robert G. Montgomery, Frederick M. Tresca, Kenneth J. Winningkoff, Eugene R. Parker, John W. Martin and George Cowden, III
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	SG & Sons Realty LLC	No	Mitchell B. Shpelfogel, Ilya Gotlib and Alexander Balanevsky
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	Woodmere Development LLC	No	Aaron Einstein
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	Tucson West II, LLC	No	Maria E. Doyle
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	Brass Atrium 2018 LLC	No	Joe Richard Rodriguez
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	East Village 14 Owner LLC and East Village 14 TRS LLC	No	Extell Limited and Gershon Barnett (A/K/A Gary Barnett)
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	Fontana Hotel Group, LLC	No	Ralph Borelli and Kelly Heil
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	Chicago 1000 Washington LLC	No	Hymie Mishan and Saul Sutton
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	St. Louis Industrial Portfolio, LLC	No	Kenneth Levy
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	447 East LLC	No	Timothy P. Watcke
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	2000 Composite Drive, LLC	No	Steven Greenberg and Jeffrey Greenburg
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	Tucson Airport Resort LLC	No	Dave Farrell and Robert Nagelhout
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	Chai Owner LLC	No	Joseph Moinian
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	Beachcliff Place Apartments LLC	No	Deborah Gross and Linda Gross
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	Stellar Hospitality Novi LLC	No	Malik Abdi Abdulnoor and Jimmy Asmar
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	240 West Chapman Partners, LLC	No	Adam Daniel Chez, Hicham Nazih Semaan and Jonathan Charles Newman
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	JMK Family Properties LP	No	John Kehriotis
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	Walnut - GV X, LLC, Walnut - CM, LLC and Walnut Manor I, LLC	No	W. Michael James
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	WHLR-Shoppes At Myrtle Park, LLC	No	Wheeler Real Estate Investment Trust, Inc.
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	Stellar Hospitality Van Dyke, LLC	No	Malik Abdi Abdulnoor and Jimmy Asmar
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	Woodbine 240 LLC, Tyndall-207 LLC	No	Steven G. Doulemes
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	Refinance	586,800,000	9,510,787	213,200,000	20,051,781	829,562,568	800,000,000	0	5,828,767	9,576,014	0
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	Refinance	1,001,000,000	0	249,000,000	0	1,250,000,000	1,052,884,467	0	20,840,154	36,389,727	139,885,652
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	Refinance	218,000,000	819,135	0	0	218,819,135	217,738,336	0	1,080,799	0	0
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	Refinance	55,000,000	0	11,500,000	0	66,500,000	49,375,771	0	1,719,697	260,532	15,144,001
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	Refinance	398,000,000	555,699	286,000,000	0	684,555,699	576,371,975	0	9,183,724	99,000,000	0
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	Acquisition	90,000,000	79,728,200	0	0	169,728,200	0	165,000,000	4,728,200	0	0
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	Refinance	150,000,000	0	125,000,000	0	275,000,000	162,085,895	0	6,899,296	5,171,861	100,842,948
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	Refinance	77,000,000	99,814	0	12,421,314	89,521,129	87,353,558	0	1,962,802	204,768	0
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	Refinance	164,000,000	21,501,666	0	0	185,501,666	183,641,400	0	1,054,137	806,129	0
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	Refinance	38,000,000	0	0	0	38,000,000	35,397,238	0	775,161	233,568	1,594,033
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	Refinance	36,800,000	53,830	0	0	36,853,830	35,370,222	0	348,666	1,134,941	0
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	Refinance	32,500,000	1,166,193	0	0	33,666,193	32,426,192	0	1,098,526	141,475	0
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	Acquisition	63,375,000	22,620,211	0	0	85,995,211	0	84,500,000	475,285	1,019,926	0
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	Refinance	31,000,000	0	0	0	31,000,000	25,718,640	0	466,535	272,500	4,542,325
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	Acquisition	80,000,000	42,110,795	0	0	122,110,795	0	117,000,000	783,693	4,327,102	0
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	Refinance	57,620,000	0	0	0	57,620,000	52,014,309	0	2,792,252	1,398,318	1,415,120
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	Recapitalization	27,580,000	9,786,978	0	3,500,000	40,866,978	0	37,035,000	420,964	3,411,015	0
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	Refinance	547,000,000	19,684,403	1,228,000,000	0	1,794,684,403	1,581,601,056	0	33,769,790	903,290	0
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	Refinance	45,000,000	0	0	0	45,000,000	36,900,829	0	960,979	999,720	6,138,472
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	Acquisition	1,676,200,000	1,250,591,035	1,333,800,000	0	4,260,591,035	0	4,250,000,000	10,591,035	0	0
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	Refinance	62,500,000	0	0	0	62,500,000	47,545,162	0	2,748,948	5,668,770	6,537,120
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	Refinance	19,000,000	41,971	0	0	19,041,971	18,427,426	0	470,497	144,049	0
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	Acquisition	17,885,000	6,708,244	0	466,836	25,060,080	0	24,500,000	173,547	383,810	0
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	Refinance	17,650,000	745,967	0	0	18,395,967	17,885,700	0	234,207	276,060	0
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	Refinance	17,400,000	0	0	0	17,400,000	13,535,231	0	492,091	136,367	3,236,311
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	Refinance	16,600,000	0	0	0	16,600,000	12,333,675	0	735,747	795,907	2,734,671
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	Refinance	16,200,000	104,630	0	0	16,304,630	15,724,010	0	331,719	248,902	0
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	Refinance	16,000,000	0	0	0	16,000,000	13,174,757	0	462,932	10,804	2,351,507
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	Refinance	16,000,000	0	0	0	16,000,000	14,457,594	0	256,930	678,392	607,085
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	Refinance	15,300,000	0	0	0	15,300,000	14,375,872	0	301,376	508,194	114,557
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	Refinance	85,000,000	0	75,000,000	0	160,000,000	140,169,788	0	2,792,303	5,057,345	11,980,564
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	Refinance	13,750,000	0	0	0	13,750,000	9,313,839	0	418,068	936,799	3,081,294
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	Refinance	13,600,000	0	0	0	13,600,000	10,522,309	0	157,740	697,640	2,222,311
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	Acquisition	12,873,750	5,326,931	0	0	18,200,681	0	17,165,000	695,345	340,335	0
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	Refinance	12,642,500	0	0	0	12,642,500	11,268,183	0	272,355	49,047	1,052,915
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	Acquisition	11,475,000	4,370,138	0	0	15,845,138	0	15,300,000	225,597	319,541	0
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	Acquisition	10,100,000	4,764,350	0	7,006	14,871,356	0	12,300,000	259,539	2,217,042	0
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	Refinance	10,000,000	0	0	0	10,000,000	2,166,447	0	544,249	114,168	7,175,136
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	Refinance	9,200,000	0	0	0	9,200,000	5,540,820	0	972,241	1,593,239	1,093,701
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	Refinance	8,500,000	0	0	0	8,500,000	6,358,441	0	177,315	65,235	1,899,009
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	Refinance	7,800,000	0	0	0	7,800,000	4,567,479	0	183,732	0	3,048,789
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	Refinance	6,600,000	113,613	0	0	6,713,613	6,539,809	0	96,219	77,585	0
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	Acquisition	6,600,000	2,517,166	0	0	9,117,166	0	8,800,000	187,900	129,266	0
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	Refinance	6,000,000	513,103	0	0	6,513,103	5,753,996	0	163,855	595,251	0
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	Refinance	5,750,000	0	0	0	5,750,000	4,960,442	0	102,854	293,225	393,479
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	Refinance	3,150,000	0	0	0	3,150,000	1,963,284	0	180,840	29,654	976,222
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management	Cash Management Triggers
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	14,157,786	829,562,568	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DY less than 6.0%
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	0	1,250,000,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 5.75%, (iii) failure to deliver financial statements as required in the Loan Agreement
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	0	218,819,135	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 4.11x
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	0	66,500,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Mezzanine Debt Event of Default
4.01	Property				Kenosha Storage
4.02	Property				Point Storage
4.03	Property				Hoerth Storage
4.04	Property				Trafalgar Road
4.05	Property				Robinson Avenue
4.06	Property				Hartland Self Storage
4.07	Property				Oak Street
4.08	Property				Joyce Boulevard
4.09	Property				Pleasant Street 1
4.10	Property				Airport Boulevard
4.11	Property				Pleasant Street 2
4.12	Property				Walton Boulevard
4.13	Property				Shady Grove
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	0	684,555,699	Soft	In Place	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.75%
5.01	Property				Courtyard Larkspur Landing Marin County
5.02	Property				Courtyard San Mateo Foster City
5.03	Property				Courtyard San Jose Cupertino
5.04	Property				Courtyard Boulder
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes
5.06	Property				Courtyard Los Angeles Hacienda Heights
5.07	Property				Courtyard Seattle South Center
5.08	Property				Courtyard Nashville Airport
5.09	Property				Courtyard Palm Springs
5.1	Property				Courtyard Portland Beaverton
5.11	Property				Courtyard Atlanta Perimeter Center
5.12	Property				Courtyard Detroit Livonia
5.13	Property				Courtyard St. Louis Creve Coeur
5.14	Property				Courtyard Lincroft Red Bank
5.15	Property				Courtyard Rye
5.16	Property				Courtyard Fresno
5.17	Property				Courtyard Tampa Westshore
5.18	Property				Courtyard Boston Andover
5.19	Property				Courtyard Detroit Metro Airport
5.20	Property				Courtyard Denver Tech Center
5.21	Property				Courtyard Charlottesville North
5.22	Property				Courtyard St. Petersburg Clearwater
5.23	Property				Courtyard Fort Lauderdale Plantation
5.24	Property				Courtyard West Palm Beach
5.25	Property				Courtyard Chicago Lincolnshire
5.26	Property				Courtyard Phoenix Mesa
5.27	Property				Courtyard Chicago Waukegan Gurnee
5.28	Property				Courtyard Chicago Highland Park
5.29	Property				Courtyard Bakersfield
5.30	Property				Courtyard Norwalk
5.31	Property				Courtyard Kansas City Overland Park Metcalf
5.32	Property				Courtyard Silver Spring North
5.33	Property				Courtyard Raleigh Cary
5.34	Property				Courtyard New Haven Wallingford

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management	Cash Management Triggers
5.35	Property				Courtyard Chicago Oakbrook Terrace
5.36	Property				Courtyard Indianapolis Castleton
5.37	Property				Courtyard Annapolis
5.38	Property				Courtyard Greenville Haywood Mall
5.39	Property				Courtyard Minneapolis St Paul Airport
5.40	Property				Courtyard San Antonio Downtown Market Square
5.41	Property				Courtyard Denver Stapleton
5.42	Property				Courtyard St. Louis Westport Plaza
5.43	Property				Courtyard Dallas Plano Parkway
5.44	Property				Courtyard Phoenix North Metrocenter
5.45	Property				Courtyard Dallas Richardson at Spring Valley
5.46	Property				Courtyard Birmingham Homewood
5.47	Property				Courtyard Atlanta Airport South
5.48	Property				Courtyard Atlanta Gwinnett Mall
5.49	Property				Courtyard Poughkeepsie
5.50	Property				Courtyard Memphis Airport
5.51	Property				Courtyard Charlotte South Park
5.52	Property				Courtyard Philadelphia Devon
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	0	169,728,200	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR less than 1.20x or (iii) the commencement of a Lease Sweep Period
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	0	275,000,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	0	89,521,129	Hard	In Place	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.25%, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) the occurrence of a Management Agreement Trigger Period, (vi) the origination date
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	0	185,501,666	Hard	Springing	(i) the occurrence of an Event of Default, (ii) commencing with the fiscal quarter ending on December 31, 2019, Debt Yield is less than 7.75%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Permitted Mezzanine Debt event of default
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	0	38,000,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield less than 6.25%
10.01	Property				832 Lexington Avenue
10.02	Property				77 Berry Street
10.03	Property				854 Metropolitan Avenue
10.04	Property				852 Metropolitan Avenue
10.05	Property				235 S 4th Street
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	0	36,853,830	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the occurrence of a Co-Tenancy Trigger Event
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	0	33,666,193	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 72% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Trigger Event
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	0	85,995,211	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Trigger Event
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	0	31,000,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.00%, (iii) the occurrence of a Specified Tenant Trigger Period
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	0	122,110,795	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.25%, (iii) the occurrence of a Lease Sweep Period
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	0	57,620,000	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) failure to deliver financial statements as required in the Loan Agreement
16.01	Property				Rayford Square
16.02	Property				Spring Town Center
16.03	Property				Tomball Town Center
16.04	Property				Broadmoor Village
16.05	Property				Winchester Town Center
16.06	Property				Broadway Center
16.07	Property				Copperfield Central
16.08	Property				Mission
16.09	Property				Silverlake
16.10	Property				Victoria
16.11	Property				Baybrook Marketplace
16.12	Property				Alvin II
16.13	Property				Jones Tomball Parkway - 249
16.14	Property				Alvin
16.15	Property				Greens Landing
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	0	40,866,978	Springing	Springing	(i) the occurrence of an Event of Default, (ii) commencing on December 19, 2020, Debt Yield is less than 7.73%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Trigger Event, (v) commencing on October 1, 2020, (a) the occurrence of a TJ Maxx Trigger Event and (b) Borrower’s failure to deposit cash or an LOC equal to the TJ Maxx Threshold Amount into the TJ Maxx Cash Sweep Reserve Account
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	178,410,267	1,794,684,403	Soft	Springing	A period (A) commencing upon (i) the occurrence of an Event of Default (an “EOD Trigger”), (ii) the DSCR falling below 1.05x, (the “DSCR Trigger”) for two consecutive quarters or (iii) the occurrence of a Mezzanine Loan Default, and (B) terminating upon (i) when the Debt has been repaid in full, (ii) in the event of an EOD Trigger, all Events of Default are cured and no event that would trigger another Trigger Period has occurred, (iii) in the event of a DSCR Trigger, the DSCR exceeds the corresponding applicable DSCR Trigger for two consecutive quarters since the commencement of the existing Trigger Period, no Event of Default has occurred and no event that would trigger another Trigger Period has occurred, or (iv) in the event of a Mezzanine Loan Default, the receipt of notice by Lender from Mezzanine Lender that the Mezzanine Loan Event of Default has either been cured or waived. During a Trigger Period, all excess cash will be deposited into the Cash Collateral Reserve Subaccount and such excess cash may be applied in Lender’s sole discretion.
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	0	45,000,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) failure to deliver financial statements as required in the Loan Agreement
19.01	Property				Parkside Square
19.02	Property				Maysville Marketsquare
19.03	Property				Pinecrest Pointe
19.04	Property				Valleydale Marketplace
19.05	Property				Putnam Plaza
19.06	Property				Heritage Plaza

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management	Cash Management Triggers
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	0	4,260,591,035	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 2.50x, (iii) the occurrence of a Bellagio Tenant Bankruptcy Event
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	0	62,500,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.50%, (iii) the occurrence of a Specified Tenant Trigger Period
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	0	19,041,971	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.25%
22.01	Property				30 Seaman Avenue
22.02	Property				133-139 Seaman Avenue
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	2,722	25,060,080	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	0	18,395,967	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) failure to deliver financial statements as required in the Loan Agreement
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	0	17,400,000	None	None	(i) the occurrence of an Event of Default, (ii) commencing with the fiscal quarter beginning on October 1, 2020, DSCR is less than 1.05x, (iii) failure to deliver financial statements as required in the Loan Agreement
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	0	16,600,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) failure to deliver financial statements as required in the Loan Agreement
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	0	16,304,630	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.00%
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	0	16,000,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the commencement of an Abatement Burn-off Trigger Period
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	0	16,000,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.55x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of any Critical Tenant Trigger
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	0	15,300,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	0	160,000,000	Soft (Residential) / Hard (Retail)	In Place	(i) the occurrence of an Event of Default, (ii) (a) DSCR is less than 2.93x or (b) Total DSCR is less than 1.10x, (iv) the occurrence of a Mezzanine Loan Default Sweep Event
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	0	13,750,000	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR less than 1.40x or (iii) the commencement of a Franchise Sweep Period
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	0	13,600,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	0	18,200,681	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
34.01	Property				914-938 S. Highway Dr.
34.02	Property				11600-11612 Lilburn Park Rd.
34.03	Property				909-927 Horan Dr.
34.04	Property				11477-11493 Page Service Dr.
34.05	Property				951-961 Harmsted Ct.
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	0	12,642,500	Soft	Springing	(i) the occurrence of an Event of Default, (ii) a DSCR less than 1.15x
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	0	15,845,138	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Trigger Event
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	94,776	14,871,356	Springing	Springing	(i) the occurrence of an Event of Default, (ii) during (a) any period which any PIP is being implemented, DSCR is less than 1.20x, and (b) any period in which there is no PIP work being implemented, DSCR is less than 1.30x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) Bankruptcy of Manager, (vi) thirteen months prior to the Stated Maturity Date
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	0	10,000,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the commencement of a Lease Sweep Period
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	0	9,200,000	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	0	8,500,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) the occurrence of a bankruptcy of Manager
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	0	7,800,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 75% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Critical Tenant Period
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	0	6,713,613	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	0	9,117,166	None	None	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement
43.01	Property				Walnut Manor
43.02	Property				Fox Brook Apartments
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	0	6,513,103	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Event
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	0	5,750,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) any bankruptcy or similar insolvency of Manager
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	0	3,150,000	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
46.01	Property				Woodbine Self Storage
46.02	Property				EZ - In Storage

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	No				471,800,000.00	213,200,000.00
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	No				891,000,000.00	249,000,000.00
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall	Yes	6/30/2045	98,100		159,000,000.00
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio	No
4.01	Property				Kenosha Storage	No
4.02	Property				Point Storage	No
4.03	Property				Hoerth Storage	No
4.04	Property				Trafalgar Road	No
4.05	Property				Robinson Avenue	No
4.06	Property				Hartland Self Storage	No
4.07	Property				Oak Street	No
4.08	Property				Joyce Boulevard	No
4.09	Property				Pleasant Street 1	No
4.10	Property				Airport Boulevard	No
4.11	Property				Pleasant Street 2	No
4.12	Property				Walton Boulevard	No
4.13	Property				Shady Grove	No
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	Various	Various		12/31/2025	348,000,000.00	286,000,000.00
5.01	Property				Courtyard Larkspur Landing Marin County	Yes	12/31/2068	Greater of 7.5% of Gross Revenues or Minimum Rent	12/31/2025
5.02	Property				Courtyard San Mateo Foster City	Yes	12/31/2068	Greater of 6.5% of Gross Revenues or Minimum Rent	12/31/2025
5.03	Property				Courtyard San Jose Cupertino	Yes	12/31/2033	532,882	12/31/2025
5.04	Property				Courtyard Boulder	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes	Yes	12/31/2068	Greater of 7.5% of Gross Revenues or Minimum Rent	12/31/2025
5.06	Property				Courtyard Los Angeles Hacienda Heights	Yes	12/31/2068	Greater of 8% of Gross Revenues or Minimum Rent	12/31/2025
5.07	Property				Courtyard Seattle South Center	Yes	12/31/2068	Greater of 5.5% of Gross Revenues or Minimum Rent	12/31/2025
5.08	Property				Courtyard Nashville Airport	Yes	12/31/2068	Greater of 5.5% of Gross Revenues or Minimum Rent	12/31/2025
5.09	Property				Courtyard Palm Springs	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.1	Property				Courtyard Portland Beaverton	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.11	Property				Courtyard Atlanta Perimeter Center	Yes	12/31/2068	Greater of 7% of Gross Revenues or Minimum Rent	12/31/2025
5.12	Property				Courtyard Detroit Livonia	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.13	Property				Courtyard St. Louis Creve Coeur	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.14	Property				Courtyard Lincroft Red Bank	Yes	12/31/2068	Greater of 4.5% of Gross Revenue or Minimum Rent	12/31/2025
5.15	Property				Courtyard Rye	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.16	Property				Courtyard Fresno	Yes	6/30/2054	616,835	12/31/2025
5.17	Property				Courtyard Tampa Westshore	Yes	7/1/2068	22,332	12/31/2025
5.18	Property				Courtyard Boston Andover	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.19	Property				Courtyard Detroit Metro Airport	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.20	Property				Courtyard Denver Tech Center	Yes	12/31/2068	Greater of 5.5% of Gross Revenues or Minimum Rent	12/31/2025
5.21	Property				Courtyard Charlottesville North	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.22	Property				Courtyard St. Petersburg Clearwater	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.23	Property				Courtyard Fort Lauderdale Plantation	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.24	Property				Courtyard West Palm Beach	Yes	12/31/2068	Greater of 4.5% of Gross Revenue or Minimum Rent	12/31/2025
5.25	Property				Courtyard Chicago Lincolnshire	No			12/31/2025
5.26	Property				Courtyard Phoenix Mesa	Yes	12/31/2068	Greater of 6% of Gross Revenues of Minimum Rent	12/31/2025
5.27	Property				Courtyard Chicago Waukegan Gurnee	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.28	Property				Courtyard Chicago Highland Park	Yes	12/31/2068	Greater of 5.5% of Gross Revenues or Minimum Rent	12/31/2025
5.29	Property				Courtyard Bakersfield	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.30	Property				Courtyard Norwalk	Yes	12/31/2028	467,237	12/31/2025
5.31	Property				Courtyard Kansas City Overland Park Metcalf	Yes	12/31/2068	Greater of 5.5% of Gross Revenues or Minimum Rent	12/31/2025
5.32	Property				Courtyard Silver Spring North	Yes	12/31/2068	Greater of 5.5% of Gross Revenues or Minimum Rent	12/31/2025
5.33	Property				Courtyard Raleigh Cary	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.34	Property				Courtyard New Haven Wallingford	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)
5.35	Property				Courtyard Chicago Oakbrook Terrace	No			12/31/2025
5.36	Property				Courtyard Indianapolis Castleton	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.37	Property				Courtyard Annapolis	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.38	Property				Courtyard Greenville Haywood Mall	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.39	Property				Courtyard Minneapolis St Paul Airport	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.40	Property				Courtyard San Antonio Downtown Market Square	Yes	12/31/2068	Greater of 8% of Gross Revenues or Minimum Rent	12/31/2025
5.41	Property				Courtyard Denver Stapleton	No			12/31/2025
5.42	Property				Courtyard St. Louis Westport Plaza	Yes	12/31/2068	Greater of 5% of Gross Revenues or Minimum Rent	12/31/2025
5.43	Property				Courtyard Dallas Plano Parkway	No			12/31/2025
5.44	Property				Courtyard Phoenix North Metrocenter	Yes	12/31/2068	Greater of 7.5% of Gross Revenues or Minimum Rent	12/31/2025
5.45	Property				Courtyard Dallas Richardson at Spring Valley	Yes	12/31/2068	Greater of 6% of Gross Revenues of Minimum Rent	12/31/2025
5.46	Property				Courtyard Birmingham Homewood	No			12/31/2025
5.47	Property				Courtyard Atlanta Airport South	No			12/31/2025
5.48	Property				Courtyard Atlanta Gwinnett Mall	Yes	12/31/2068	Greater of 6.5% of Gross Revenues or Minimum Rent	12/31/2025
5.49	Property				Courtyard Poughkeepsie	Yes	12/31/2095	256,875	12/31/2025
5.50	Property				Courtyard Memphis Airport	Yes	12/31/2068	Greater of 4% of Gross Revenues or Minimum Rent	12/31/2025
5.51	Property				Courtyard Charlotte South Park	Yes	12/31/2029	352,051	12/31/2025
5.52	Property				Courtyard Philadelphia Devon	Yes	12/31/2028	265,491	12/31/2025
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters	No				40,000,000.00
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	No				105,000,000.00	125,000,000.00
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac	No			12/31/2032	32,000,000.00
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley	No				124,000,000.00
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio	No
10.01	Property				832 Lexington Avenue	No
10.02	Property				77 Berry Street	No
10.03	Property				854 Metropolitan Avenue	No
10.04	Property				852 Metropolitan Avenue	No
10.05	Property				235 S 4th Street	No
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center	No
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road	No
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing	No				31,375,000.00
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center	Yes	6/30/2031	0
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus	No				50,000,000.00
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio	No				30,000,000.00
16.01	Property				Rayford Square	No
16.02	Property				Spring Town Center	No
16.03	Property				Tomball Town Center	No
16.04	Property				Broadmoor Village	No
16.05	Property				Winchester Town Center	No
16.06	Property				Broadway Center	No
16.07	Property				Copperfield Central	No
16.08	Property				Mission	No
16.09	Property				Silverlake	No
16.10	Property				Victoria	No
16.11	Property				Baybrook Marketplace	No
16.12	Property				Alvin II	No
16.13	Property				Jones Tomball Parkway - 249	No
16.14	Property				Alvin	No
16.15	Property				Greens Landing	No
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons	No
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	No				519,500,000.00	953,000,000.00
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio	No				22,000,000.00
19.01	Property				Parkside Square	No
19.02	Property				Maysville Marketsquare	No
19.03	Property				Pinecrest Pointe	No
19.04	Property				Valleydale Marketplace	No
19.05	Property				Putnam Plaza	No
19.06	Property				Heritage Plaza	No

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	Yes	4/27/2033	Currently $503,702.77 increasing annually by the CPI		1,656,200,000.00	1,333,800,000.00
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue	No				42,500,000.00
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio	No
22.01	Property				30 Seaman Avenue	No
22.02	Property				133-139 Seaman Avenue	No
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson	No
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza	No
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One	No
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park	No
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue	No
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC	No
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road	No
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium	No
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street	Yes	11/27/2111	2,640,000		70,000,000.00
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana	No			2/2/2027
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington	No
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio	No
34.01	Property				914-938 S. Highway Dr.	No
34.02	Property				11600-11612 Lilburn Park Rd.	No
34.03	Property				909-927 Horan Dr.	No
34.04	Property				11477-11493 Page Service Dr.	No
34.05	Property				951-961 Harmsted Ct.	No
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments	No
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive	No
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson	No			10/14/2031
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street	No
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place	No
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi	No			10/31/2036
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue	No
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments	No
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments	No
43.01	Property				Walnut Manor	No
43.02	Property				Fox Brook Apartments	No
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park	No
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights	No			5/31/2038
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio	No
46.01	Property				Woodbine Self Storage	No
46.02	Property				EZ - In Storage	No

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11, 12, 13	CREFI, GSMC	Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.	650 Madison Avenue	3.48600%			Yes	1
2	Loan	8, 14, 15, 16, 17, 18, 19	GSMC, GACC	Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association	1633 Broadway	2.99000%			Yes	2
3	Loan	8, 20, 21, 22	GACC	DBR Investments Co. Limited	Southcenter Mall				Yes	3
4	Loan	23, 24	GSMC	Goldman Sachs Bank USA	Superior Storage Portfolio		11,500,000	10.50000%	Yes	4
4.01	Property				Kenosha Storage				Yes	4.01
4.02	Property				Point Storage				Yes	4.02
4.03	Property				Hoerth Storage				Yes	4.03
4.04	Property				Trafalgar Road				Yes	4.04
4.05	Property				Robinson Avenue				Yes	4.05
4.06	Property				Hartland Self Storage				Yes	4.06
4.07	Property				Oak Street				Yes	4.07
4.08	Property				Joyce Boulevard				Yes	4.08
4.09	Property				Pleasant Street 1				Yes	4.09
4.10	Property				Airport Boulevard				Yes	4.1
4.11	Property				Pleasant Street 2				Yes	4.11
4.12	Property				Walton Boulevard				Yes	4.12
4.13	Property				Shady Grove				Yes	4.13
5	Loan	8, 25, 26, 27, 28	GACC	DBR Investments Co. Limited	CBM Portfolio	3.53700%			Yes	5
5.01	Property				Courtyard Larkspur Landing Marin County				Yes	5.01
5.02	Property				Courtyard San Mateo Foster City				Yes	5.02
5.03	Property				Courtyard San Jose Cupertino				Yes	5.03
5.04	Property				Courtyard Boulder				Yes	5.04
5.05	Property				Courtyard Los Angeles Torrance Palos Verdes				Yes	5.05
5.06	Property				Courtyard Los Angeles Hacienda Heights				Yes	5.06
5.07	Property				Courtyard Seattle South Center				Yes	5.07
5.08	Property				Courtyard Nashville Airport				Yes	5.08
5.09	Property				Courtyard Palm Springs				Yes	5.09
5.1	Property				Courtyard Portland Beaverton				Yes	5.1
5.11	Property				Courtyard Atlanta Perimeter Center				Yes	5.11
5.12	Property				Courtyard Detroit Livonia				Yes	5.12
5.13	Property				Courtyard St. Louis Creve Coeur				Yes	5.13
5.14	Property				Courtyard Lincroft Red Bank				Yes	5.14
5.15	Property				Courtyard Rye				Yes	5.15
5.16	Property				Courtyard Fresno				Yes	5.16
5.17	Property				Courtyard Tampa Westshore				Yes	5.17
5.18	Property				Courtyard Boston Andover				Yes	5.18
5.19	Property				Courtyard Detroit Metro Airport				Yes	5.19
5.20	Property				Courtyard Denver Tech Center				Yes	5.2
5.21	Property				Courtyard Charlottesville North				Yes	5.21
5.22	Property				Courtyard St. Petersburg Clearwater				Yes	5.22
5.23	Property				Courtyard Fort Lauderdale Plantation				Yes	5.23
5.24	Property				Courtyard West Palm Beach				Yes	5.24
5.25	Property				Courtyard Chicago Lincolnshire				Yes	5.25
5.26	Property				Courtyard Phoenix Mesa				Yes	5.26
5.27	Property				Courtyard Chicago Waukegan Gurnee				Yes	5.27
5.28	Property				Courtyard Chicago Highland Park				Yes	5.28
5.29	Property				Courtyard Bakersfield				Yes	5.29
5.30	Property				Courtyard Norwalk				Yes	5.3
5.31	Property				Courtyard Kansas City Overland Park Metcalf				Yes	5.31
5.32	Property				Courtyard Silver Spring North				Yes	5.32
5.33	Property				Courtyard Raleigh Cary				Yes	5.33
5.34	Property				Courtyard New Haven Wallingford				Yes	5.34

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
5.35	Property				Courtyard Chicago Oakbrook Terrace				Yes	5.35
5.36	Property				Courtyard Indianapolis Castleton				Yes	5.36
5.37	Property				Courtyard Annapolis				Yes	5.37
5.38	Property				Courtyard Greenville Haywood Mall				Yes	5.38
5.39	Property				Courtyard Minneapolis St Paul Airport				Yes	5.39
5.40	Property				Courtyard San Antonio Downtown Market Square				Yes	5.4
5.41	Property				Courtyard Denver Stapleton				Yes	5.41
5.42	Property				Courtyard St. Louis Westport Plaza				Yes	5.42
5.43	Property				Courtyard Dallas Plano Parkway				Yes	5.43
5.44	Property				Courtyard Phoenix North Metrocenter				Yes	5.44
5.45	Property				Courtyard Dallas Richardson at Spring Valley				Yes	5.45
5.46	Property				Courtyard Birmingham Homewood				Yes	5.46
5.47	Property				Courtyard Atlanta Airport South				Yes	5.47
5.48	Property				Courtyard Atlanta Gwinnett Mall				Yes	5.48
5.49	Property				Courtyard Poughkeepsie				Yes	5.49
5.50	Property				Courtyard Memphis Airport				Yes	5.5
5.51	Property				Courtyard Charlotte South Park				Yes	5.51
5.52	Property				Courtyard Philadelphia Devon				Yes	5.52
6	Loan	8, 29, 30	GACC	DBR Investments Co. Limited	Staples Headquarters				Yes	6
7	Loan	8, 31, 32, 33	CREFI	Citi Real Estate Funding Inc.	805 Third Avenue	3.80000%			Yes	7
8	Loan	8, 34, 35, 36	CREFI	Citi Real Estate Funding Inc.	The Westin Book Cadillac				Yes	8
9	Loan	8, 37, 38	GSMC	Goldman Sachs Bank USA	The Shoppes at Blackstone Valley				Yes	9
10	Loan	39, 40	CREFI	Citi Real Estate Funding Inc.	Brooklyn Multifamily Portfolio				Yes	10
10.01	Property				832 Lexington Avenue				Yes	10.01
10.02	Property				77 Berry Street				Yes	10.02
10.03	Property				854 Metropolitan Avenue				Yes	10.03
10.04	Property				852 Metropolitan Avenue				Yes	10.04
10.05	Property				235 S 4th Street				Yes	10.05
11	Loan		CREFI	Citi Real Estate Funding Inc.	Whiteland Towne Center				Yes	11
12	Loan		GSMC	Goldman Sachs Bank USA	1025-1075 Brokaw Road				Yes	12
13	Loan	8, 41	GSMC	Goldman Sachs Bank USA	White Oak Crossing				Yes	13
14	Loan	42	CREFI	Citi Real Estate Funding Inc.	Manor Shopping Center				Yes	14
15	Loan	8, 43, 44	GSMC	Goldman Sachs Bank USA	90 North Campus				Yes	15
16	Loan	8, 45, 46, 47, 48, 49, 50	GSMC	Goldman Sachs Bank USA	Property Commerce Portfolio				Yes	16
16.01	Property				Rayford Square				Yes	16.01
16.02	Property				Spring Town Center				Yes	16.02
16.03	Property				Tomball Town Center				Yes	16.03
16.04	Property				Broadmoor Village				Yes	16.04
16.05	Property				Winchester Town Center				Yes	16.05
16.06	Property				Broadway Center				Yes	16.06
16.07	Property				Copperfield Central				Yes	16.07
16.08	Property				Mission				Yes	16.08
16.09	Property				Silverlake				Yes	16.09
16.10	Property				Victoria				Yes	16.10
16.11	Property				Baybrook Marketplace				Yes	16.11
16.12	Property				Alvin II				Yes	16.12
16.13	Property				Jones Tomball Parkway - 249				Yes	16.13
16.14	Property				Alvin				Yes	16.14
16.15	Property				Greens Landing				Yes	16.15
17	Loan	51	GSMC	Goldman Sachs Bank USA	Grafton Commons				Yes	17
18	Loan	8, 52, 53, 54, 55	CREFI	Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.	Parkmerced	3.551579254984260%	275,000,000	10.00000%	Yes	18
19	Loan	8, 56, 57, 58, 59	GSMC	Goldman Sachs Bank USA	Midland Atlantic Portfolio				Yes	19
19.01	Property				Parkside Square				Yes	19.01
19.02	Property				Maysville Marketsquare				Yes	19.02
19.03	Property				Pinecrest Pointe				Yes	19.03
19.04	Property				Valleydale Marketplace				Yes	19.04
19.05	Property				Putnam Plaza				Yes	19.05
19.06	Property				Heritage Plaza				Yes	19.06

CGCMT 2020-GC46 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
20	Loan	8, 60, 61, 62	CREFI	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association	Bellagio Hotel and Casino	4.2868792371420%			Yes	20
21	Loan	8, 63, 64, 65	CREFI	Citi Real Estate Funding Inc.	405 E 4th Avenue				Yes	21
22	Loan		CREFI	Citi Real Estate Funding Inc.	Seaman Ave Multifamily Portfolio				Yes	22
22.01	Property				30 Seaman Avenue				Yes	22.01
22.02	Property				133-139 Seaman Avenue				Yes	22.02
23	Loan	66	CREFI	Citi Real Estate Funding Inc.	Crossroads at Tolleson				Yes	23
24	Loan	67	GSMC	Goldman Sachs Bank USA	World Cup Plaza				Yes	24
25	Loan		GSMC	Goldman Sachs Bank USA	Worthington Crossing One				Yes	25
26	Loan	68, 69	GSMC	Goldman Sachs Bank USA	Hanna Business Park				Yes	26
27	Loan		CREFI	Citi Real Estate Funding Inc.	333 Ovington Avenue				Yes	27
28	Loan	70, 71, 72	GACC	Greystone Servicing Company LLC	The Pointe NYC				Yes	28
29	Loan	73, 74	GSMC	Goldman Sachs Bank USA	333 East Wetmore Road				Yes	29
30	Loan	75, 76, 77	GSMC	Goldman Sachs Bank USA	The Atrium				Yes	30
31	Loan	8, 78, 79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	510 East 14th Street		75,000,000	5.50000%	Yes	31
32	Loan	83, 84	GACC	DBR Investments Co. Limited	HGI Fontana				Yes	32
33	Loan	85	CREFI	Citi Real Estate Funding Inc.	1000 West Washington				Yes	33
34	Loan	86, 87	GACC	DBR Investments Co. Limited	St. Louis Industrial Portfolio				Yes	34
34.01	Property				914-938 S. Highway Dr.				Yes	34.01
34.02	Property				11600-11612 Lilburn Park Rd.				Yes	34.02
34.03	Property				909-927 Horan Dr.				Yes	34.03
34.04	Property				11477-11493 Page Service Dr.				Yes	34.04
34.05	Property				951-961 Harmsted Ct.				Yes	34.05
35	Loan	88	GACC	Greystone Servicing Company LLC	Salt Flat Apartments				Yes	35
36	Loan	89, 90	GSMC	Goldman Sachs Bank USA	2000 Composite Drive				Yes	36
37	Loan	91	CREFI	Citi Real Estate Funding Inc.	Four Points Tucson				Yes	37
38	Loan		GACC	DBR Investments Co. Limited	243 West 54th Street				Yes	38
39	Loan		GACC	DBR Investments Co. Limited	Beachcliff Place				Yes	39
40	Loan	92, 93	CREFI	Citi Real Estate Funding Inc.	Homewood Suites Novi				Yes	40
41	Loan	94, 95	GSMC	Goldman Sachs Bank USA	240 West Chapman Avenue				Yes	41
42	Loan		CREFI	Citi Real Estate Funding Inc.	Fountain Grove Apartments				Yes	42
43	Loan	96, 97	GSMC	Goldman Sachs Bank USA	Walnut Manor and Fox Brook Apartments				Yes	43
43.01	Property				Walnut Manor				Yes	43.01
43.02	Property				Fox Brook Apartments				Yes	43.02
44	Loan	98, 99	CREFI	Citi Real Estate Funding Inc.	Shoppes at Myrtle Park				Yes	44
45	Loan	100	CREFI	Citi Real Estate Funding Inc.	Tru Hotel Sterling Heights				Yes	45
46	Loan	101, 102	CREFI	Citi Real Estate Funding Inc.	FL Self Storage Portfolio				Yes	46
46.01	Property				Woodbine Self Storage				Yes	46.01
46.02	Property				EZ - In Storage				Yes	46.02

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Prospectus for more information regarding the Loan Combination(s).

(9)	The Second Largest Tenant, Memorial Sloan Kettering Cancer Center, at the 650 Madison Avenue Mortgaged Property has the one-time option to terminate its lease on any date between July 1, 2020, and June 30, 2022, so long as the tenant gives 18 months’ notice and provides the landlord with the termination fee.

(10)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) at the 650 Madison Avenue Mortgaged Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

(11)	The Mortgaged Property’s Appraised Value ($) represents the “Hypothetical As Is” appraised value as of October 31, 2019, which assumes that the Mortgaged Property will have in place reserves of around approximately $10,000,000 at closing.

(12)	The 650 Madison Avenue lockout period will be at least 26 payment dates beginning with and including the First Due Date of January 8, 2020. Defeasance is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) November 26, 2022. The assumed lockout period of 26 payments is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(13)	The Mortgaged Property was originally developed in 1957 and underwent a significant expansion and renovation in 1987 to add the 19-story office tower.

(14)	The 1633 Broadway Loan Combination was co-originated by Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, DBR Investments Co. Limited and Wells Fargo Bank, National Association.

(15)	The lockout period will be at least 26 payment dates beginning with and including the First Due Date in January 2020. For the purpose of this Prospectus, the assumed lockout period of 26 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(16)	The Largest Tenant, Allianz Asset Management of America L.P., subleases 20,600 SF of suite 4600 (totaling 54,118 SF) to Triumph Hospitality at a base rent of $46.80 PSF through December 30, 2030. Triumph Hospitality further subleases 3,000 SF of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 PSF through July 31, 2022. Underwritten base rent is based on the contractual rent under the prime lease.

(17)	The Second Largest Tenant, WMG Acquisition Corp, subleases 3,815 SF of suite 0400 (totaling 36,854 SF) to Cooper Investment Partners LLC at a base rent of $58.37 PSF on a month-to-month basis. Underwritten base rent is based on the contractual rent under the prime lease.

(18)	The Fourth Largest Tenant, Morgan Stanley & Co, has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, by providing 18 months’ notice and payment of a termination fee.

(19)	The Fifth Largest Tenant, Kasowitz Benson Torres, subleases a collective 32,487 SF of suite 2200 (totaling 50,718 SF) to three tenants. Delcath Systems, Inc. subleases 6,877 SF and pays a rent of $68.50 PSF through February 28, 2021; Avalonbay Communities subleases 12,145 SF through October 31, 2026 and pays a current rent of $74.00 PSF; Cresa New York subleases 13,195 SF and pays a rent of $65.00 PSF through April 30, 2021. Underwritten base rent is based on the contractual rent under the prime lease. Kasowitz Benson Torres has the right to terminate one full floor of its premises located on the uppermost or lowermost floors, effective as of March 31, 2024, by providing notice by March 31, 2023 and payment of a termination fee.

(20)	The Southcenter Mall Mortgaged Property is owned in fee by the borrower, except for a parking parcel containing approximately 1,350 parking spaces, in which the borrower has a sub-ground leasehold interest through June 2045. The ground rent under the lease is currently approximately $8,175 per month and resets every 10-year period subject to the methodology in the ground lease documents.

(21)	The defeasance lockout period will be at least 25 payment dates beginning with and including the First Due Date in February 2020. For the purpose of this Prospectus, the assumed defeasance lockout period of 25 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual defeasance lockout period may be longer.

(22)	Occupancy is exclusive of JCPenney (272,267 SF), Macy’s (258,944 SF), Sears (174,630 SF), Nordstrom (165,900 SF), KeyBank (21,546 SF) and Olive Garden (7,405 SF), which each separately own their own improvements and as such are excluded from the loan. Owned Occupancy is based on a total of 783,068 collateral SF.

(23)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) are calculated on the basis of the aggregate “as-is” appraised value of $80,500,000 plus an approximately 10.2% portfolio premium. Excluding the portfolio premium, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) on the basis of the aggregate “as-is” appraised value are both 68.3%.

(24)	The Ongoing Replacement Reserve ($) is calculated as the product of (x) $0.10 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. The Replacement Reserve Cap ($) is calculated as the product of (x) $0.30 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties. As of the Cut-off Date, the aggregate number of rentable SF is 990,859.

(25)	The borrowers have the right (i) after the payment date occurring in March 2021, to prepay up to $61,560,000 in connection with partial releases, without any prepayment fees or yield maintenance premiums and without defeasance, by prepayment of a cash release price equal to 110% of the allocated loan amount for each property to be released (or in the case of the Courtyard Charlotte South Park, $10,000,000 and Courtyard Philadelphia Devon. $9,375,000, in each case equal to 62.5% of their appraised value); and (ii) after the defeasance lockout expiration date, to obtain the release of any individual properties upon defeasance of an amount equal to the release prices described above, subject in the case of each of clauses (i) and (ii) above, to satisfaction of conditions to be set forth in the loan documents, including but not limited to, a debt service coverage ratio for all of the remaining properties not less than the greater of (x) 3.29x and (y) the debt service coverage ratio immediately prior to such property release (based on the most recent financial statements delivered to the lender), a debt yield for all of the remaining Mortgaged Properties not less than the greater of (A) 11.0% and (B) the debt yield immediately prior to such property release (based on the most recent financial statements delivered to the lender), no event of default, and payment of all costs and lender and servicing fees not to exceed $7,500. The portion that is prepayable without prepayment premium in connection with a partial release is allocated to Note A 1, which is held outside the CGCMT 2020-GC46 securitization trust. Partial defeasances are allocated to all notes other than Note A 1.

(26)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) are based on the “As Complete” value of $1,184,500,000 which is based on the completion of the renovation plan as of November 1, 2020. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) based on the “As-Is” appraised portfolio value of $980,000,000 as of November 1, 2019 is 40.6%. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) based on the aggregate of the “As-Is” appraised values of $930,000,000 as of November 1, 2019 is 42.8%.

(27)	The lockout period will be at least 24 payment dates beginning with and including the First Due Date in March 2020. For the purpose of this Prospectus, the assumed lockout period of 24 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(28)	Note A-1 accrues interest at 2.251036% per annum; all Notes designated A-2 accrue interest at 3.772298% per annum and Note B accrues interest at 3.53700% per annum.

(29)	The lockout period will be at least 24 payment dates beginning with and including the First Due Date in March 2020. For the purpose of this Prospectus, the assumed lockout period of 24 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(30)	The Staples Headquarters Mortgaged Property is part of a sale leaseback transaction. At closing, the Largest Tenant, Staples, entered into a 25-year lease at the Mortgaged Property, therefore, there are no historical operating statements.

(31)	The Largest Tenant at the Mortgaged Property, the Meredith Corporation (“Meredith”), comprises 35.7% of total NRA and 30.7% of UW Gross Rent on a below market lease (currently paying UW Gross Rent of $46.17 per SF compared to the appraiser’s concluded market rent for their total leased space of $66.00 per SF) through December 2026. Upon its merger with Time Inc. in 2018, the tenant moved to Time Inc.’s office at Brookfield Place and subsequently subleased 95,200 SF of its space on floors 26 through 29 to KBRA (16.0% of NRA), 47,600 SF on floors 24 and 25 to Gen II Fund Services which subsequently expanded to sublease 22,494 SF on the 23rd floor and now occupies a total of 70,094 SF (11.8% of NRA), and 23,800 SF on the 22nd floor to NewsMax (4.0% of NRA). The subleases collectively account for 88.9% of Meredith’s leased NRA, and all three subleases are coterminous with the Meredith lease expiration in December 2026.

(32)	The Largest Tenant, Meredith Corporation, has the option to terminate its lease effective January 31, 2024, upon 15 months’ prior notice and payment of a termination fee.

(33)	Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) November 8, 2022 and (ii) the second anniversary of the closing date of the last securitization of a note comprising part of the 805 Third Avenue Loan Combination, the 805 Third Avenue Loan Combination may be defeased with certain government securities permitted under the 805 Third Avenue Loan Combination documents. Voluntary prepayment of the 805 Third Avenue Loan Combination is permitted on or after the due date in June 2029 without payment of any prepayment premium.

(34)	Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) January 22, 2024 and (ii) the second anniversary of the closing date of the last securitization of a note comprising part of the Westin Book Cadillac Loan Combination, the Westin Book Cadillac Loan Combination may be defeased with certain government securities permitted under the Westin Book Cadillac Loan Combination documents. Voluntary prepayment of the Westin Book Cadillac Loan Combination is permitted on or after the due date in November 2029 without payment of any prepayment premium.

(35)	Marriott will be collecting an ongoing FF&E reserve (1/12 of 4% of revenues annually, initially estimated to be $129,128 per month); however, such FF&E reserve has been conditionally waived by the lender so long as, among other things, the property manager continues to collect ongoing reserve deposits under the management agreement for the costs of FF&E. In addition to this, Marriott is holding an FF&E balance of $1,814,809 (an additional reserve transfer from the prior debt). In connection with the planned renovation, Marriott has also agreed to contribute $1,500,000.

(36)	Other sources represent approximately $12.4 million of existing reserve accounts associated with the prior debt on The Westin Book Cadillac Property.

(37)	The lockout period will be at least 27 payment dates beginning with and including the First Due Date in December 2019. For the purpose of this Prospectus, the assumed lockout period of 27 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(38)	Commencing on January 1, 2024, from and after the date the Mortgaged Property has first achieved a Debt Yield in excess of 9.0%, the TI/LC Cap ($) will be reduced to $4,500,000.

(39)	The Brooklyn Multifamily Portfolio Mortgaged Properties are missing historical financials due to the gut renovations that took place between 2014-2017; the Mortgaged Properties were stabilized by late 2018.

(40)	The borrowers will be required to deposit $26,925 into the environmental reserve account beginning on the due date in February 2022 and on each two year anniversary, so long as the decommissioning has not been authorized by the NYSDEC.

(41)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $1,000,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to $25,000.

(42)	There is zero ($) in rent associated with the ground lease at the property.

(43)	The Largest Tenant, T-Mobile, has 94,169 SF expiring on November 30, 2029 and 74,849 SF expiring on December 31, 2029.

(44)	Historical cash flow information is not available because the Mortgaged Property was recently acquired at origination.

(45)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) are calculated on the basis of the aggregate “as-is” appraised value of $96,580,000 plus an approximately 3.8% portfolio premium. Excluding the portfolio premium, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) on the basis of the aggregate “as-is” appraised value are both 59.7%.

(46)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $750,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount calculated as the product of (x) $1.00 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. As of the Cut-off Date, the aggregate number of rentable SF is 438,914, which results in an Ongoing TI/LC Reserve ($) amount of approximately $36,576.

(47)	The Ongoing Replacement Reserve ($) is calculated as the product of (x) $0.20 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. As of the Cut-off Date, the aggregate number of rentable SF is 438,914.

(48)	Historical cash flow information is not available because the Mortgaged Property was acquired in December 2018.

(49)	The Largest Tenant, MHHS, has the right to terminate its lease as of the last day of the fifth year of its term by providing 90 days’ notice and payment of a termination fee.

(50)	The Second Largest Tenant, Starbucks, has the right to terminate its lease at any point in year six or year seven of its term by providing 120 days’ notice and payment of a termination fee.

(51)	The Appraised Value ($) represents the “Prospective Market Value” appraised value of $37,800,000 for the Mortgaged Property as of April 1, 2020, which assumes that renovations are completed and TJ Maxx and Five Below take occupancy of their suites by April 1, 2020. At origination, the borrower was required to deposit approximately $3,340,825 for leasing commissions, construction costs and gap rent related to TJ Maxx and Five Below. The “as-is” appraised value of the Mortgaged Property is $34,500,000 as of September 24, 2019, and results in a Cut-off Date LTV Ratio (%) of 79.9% and LTV Ratio at Maturity (%) of 67.1%.

(52)	The Mortgaged Property’s Appraised Value ($) represents the “As-Is Value Inclusive of Development Rights (Excluding all of Phase 1)” appraised value as of September 3, 2019.

(53)	Prior to October 9, 2024 (the “Open Date”), and provided no event of default exists, the total debt may be prepaid in whole or in part with the payment of a yield maintenance premium. From and after the Open Date and provided no event of default exists, the total debt may be prepaid in whole or in part without the payment of a yield maintenance premium. Prepayments of the total debt in whole or in part along with any applicable yield maintenance premiums paid will be applied to the Parkmerced Loan Combination and mezzanine loan on a pro rata basis; provided, however, so long as no event of default or cash trap period has occurred and is continuing under the Parkmerced Loan Combination, a $75.0 million portion of the Parkmerced mezzanine loan may be prepaid in whole or in part at any time (accompanied by a corresponding payment of any accrued and unpaid interest outstanding at the time of such prepayment) without the payment of a yield maintenance premium and without a corresponding pro rata prepayment of the Parkmerced Loan Combination; provided, further, so long as no event of default or Cash Trap Period has occurred and is continuing under the Parkmerced loan combination, all accrued and unpaid interest on the Parkmerced mezzanine loan may be paid at any time without the simultaneous pro rata prepayment of the Parkmerced Loan Combination.

(54)	The mezzanine loan on the Parkmerced Loan Combination has an original balance of $275,000,000 and is ARD and accrues at an interest rate of 10.00000% that increases to 12.00000% thereafter.

(55)	The $708,000,000 B Notes accrues at an interest rate of 3.1877772321%, while the $245,000,000 C Notes accrues at an interest rate of approximately 4.602892857%.

(56)	The lockout period will be at least 25 payment dates beginning with and including the First Due Date in February 2020. For the purpose of this Prospectus, the assumed lockout period of 25 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(57)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $750,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount calculated as the product of (x) $0.54 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. As of the Cut-off Date, the aggregate number of rentable SF based upon the mortgage loan documents is 552,143, which results in an Ongoing TI/LC Reserve ($) amount of approximately $24,846.

(58)	The Ongoing Replacement Reserve ($) is calculated as the product of (x) $0.22 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties divided by 12. The Replacement Reserve Cap ($) is calculated as the product of (x) $0.82 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties. As of the Cut-off Date, the aggregate number of rentable SF based upon the mortgage loan documents is 552,143.

(59)	The Largest Tenant, Kroger, has 90,022 SF expiring on February 29, 2032 and 3,362 SF expiring on June 21, 2021.

(60)	The Bellagio Hotel and Casino Loan Combination yield maintenance period will be at least 26 payment dates beginning with and including the First Due Date of January 5, 2020. Defeasance is permitted at any time after the earlier to occur of two years after the closing date of the securitization that includes the last promissory note to be securitized and November 15, 2022. Prepayment in whole, but not in part, of the Bellagio Hotel and Casino Loan Combination is permitted at any time, prior to June 5, 2029 with the payment of the greater of 0.5% of the principal balance or yield maintenance. The assumed yield maintenance period of 26 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(61)	The $650,500,000 of B-Notes accrue interest at 3.170153% per annum, and the $683,300,000 C-Note accrue interest at 5.35000% per annum.

(62)	The Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in the prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The Underwritten NCF DSCR and Debt Yield on Underwritten Net Operating Income of the related Whole Loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(63)	The Largest Tenant at the Mortgaged Property, Snowflake Computing, subleases 100% of its space to Verkada, Verkada took occupancy in November 2019.

(64)	The 405 E 4th Avenue Mortgaged Property has 15 residential units which generate $638,916 in rent annually.

(65)	The 405 E 4th Avenue Mortgaged Property is missing historical financials due to the property being built in 2019.

(66)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) at the Mortgaged Property is primarily attributable to the Mortgaged Property having signed several tenants recently, including the NAPA Auto Parts suite that was formerly occupied by YouFit Health Clubs, and was vacant for approximately 12 months prior to NAPA Auto Parts taking occupancy, while Mattress Firm had previously occupied the space that was recently leased to Sherwin Williams.

(67)	The Largest Tenant, British Lion, is currently closed for approximately 30-45 days for renovations. British Lion is still paying rent during this time and is expected to spend approximately $150,000-$200,000 on upgrades and FF&E. British Lion recently executed an expansion of 2,300 SF in October 2019 and is expected to reopen following the completion of renovations. We cannot assure you that this tenant will complete its renovations and continue to pay rent as anticipated or at all.

(68)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $250,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to approximately $12,714.

(69)	Historical cash flow information is not available because the last two buildings at the Mortgaged Property were completed in 2018.

(70)	The Pointe NYC Mortgaged Property is missing historical financials due to the property being built in 2018.

(71)	The increase in Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is primarily attributable to the Mortgaged Property being built in 2018 with lease up occurring throughout 2019.

(72)	Units at The Pointe NYC Mortgaged Property will remain rent stabilized over the 15-year exemption period (ending in the 2032/2033 tax year) during the term of the existing 421-a tax abatement. Real estate taxes have been underwritten to $77,388, which is the average real estate tax payable amount over the years 2-11, under the 421-a tax abatement. Current tax year 2019/2020 full taxes would be approximately $189,883.

(73)	The Second Largest Tenant, Psomas, has the right to terminate its lease as of the last day of the fourth year of its term by providing nine months’ notice and payment of a termination fee.

(74)	The Fourth Largest Tenant, GSA - Homeland Security, has the right to terminate its lease at any time after the eighth year of its term by providing 90 days’ notice and payment of a termination fee.

(75)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $400,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to approximately $11,007.

(76)	The Largest Tenant, Space on the Fly, has the right to terminate its lease at any time after the first year of its term by providing 60 days’ notice and payment of a termination fee.

(77)	The Fourth Largest Tenant, Brass Real Estate Funds LLC, has the right to terminate its lease at any time after January 31, 2020 by providing 30 days’ notice and payment of a termination fee.

(78)	The Mortgaged Property is comprised of 160 multifamily units, and 56,377 SF of retail space which is 78.7% occupied.

(79)	The 510 East 14th Street Loan Combination yield maintenance period will be at least 25 payment dates beginning with and including the First Due Date of February 6, 2020. Defeasance is permitted at any time on or after the earlier to occur of two years after the closing date of the securitization that includes the last promissory note to be securitized and December 12, 2022. Prepayment in whole, but not in part, of the 510 East 14th Street Loan Combination is permitted at any time, prior to September 6, 2029 with the payment of the greater of 1% of the principal balance or yield maintenance. The assumed yield maintenance period of 25 payment dates is based on the expected CGCMT 2020-GC46 securitization closing date in February 2020. The actual lockout period may be longer.

(80)	Citibank, representing approximately 7.9% of the net rentable commercial area, has executed a letter of intent but has not yet executed a lease or taken occupancy of its space. The expected lease commencement date is August 1, 2020 pursuant to the letter of intent. We cannot assure you that the tenant will execute its lease or take occupancy as expected or at all.

(81)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) at the Mortgaged Property is primarily attributable to the Mortgaged Property having been built in 2018, and having not reached stabilization until late 2019.

(82)	The 510 East 14th Street Mortgaged Property is missing historical financials due to the property being built in 2018.

(83)	The LTV is based on the “As Complete” value of $21,300,000, which is $1,600,000 higher than the appraised “as is” value. At origination, an $860,000 upfront PIP reserve was funded, which represents approximately 120% of the appraisal’s renovation plan. Based on the “as-is” value of $19,700,000, the Cut-Off Date LTV Ratio (%) is 69.8% and LTV Ratio at Maturity (%) is 59.4%.

(84)	At closing, a seasonal Working Capital Reserve was funded with $8,500 upfront reserves and structured with $8,500 monthly deposits February through December, subject to a cap of $93,500.

(85)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) at the Mortgaged Property is primarily attributable to the property being acquired in the middle of 2018, so only a partial year was recorded. In addition the property was only 32.0% occupied at the time of purchase, and has been in lease up since the acquisition.

(86)	The Second Largest Tenant at the 11477-11493 Page Service Dr. Mortgaged Property, Black and Decker (6,416 SF/18.0% NRSF) is dark but paying rent and is included in the underwritten base rent.

(87)	Releases of all properties are permitted upon defeasance of an amount equal to the greater of 120% of the allocated loan amount of the property being released and 100% of the net sales proceeds of the property being released. See “Description of the Mortgage Pool Certain Terms of the Mortgage Loans- Partial Releases Property Releases; Partial Defeasance and Partial Prepayments” in this Prospectus for the terms of the releases.

(88)	The Salt Flat Apartments Mortgaged Property is missing historical financials due to the property being built in 2019.

(89)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $300,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve ($) amount equal to $6,250.

(90)	Historical cash flow information is not available because the Mortgaged Property was recently acquired at origination.

(91)	The Mortgaged Property’s Appraised Value ($) represents the “As Complete” appraised value as of January 1, 2021, which assumes that $2,400,000 PIP will be completed.

(92)	The Homewood Suites Novi Mortgaged Property is missing historical financials due to the property being built in 2018.

(93)	The Ongoing Replacement Reserve ($) is 1/12 of 4% of the annual gross revenue.

(94)	The Largest Tenant, List Reports, has 7,700 SF expiring on December 8, 2022 and 1,175 SF expiring on June 9, 2022.

(95)	Historical cash flow information is not available because the Mortgaged Property has been in a transitional period. The Mortgaged Property was previously occupied by a church, which phased out of its space slowly and completely vacated by January 2018. The borrower sponsor purchased both buildings in November 2015, knowing the church was planning to vacate. The borrower sponsor completed renovations and backfilled spaces as the church vacated, repositioning the Mortgaged Property into a mixed-use space and reaching 100% occupancy in June 2019.

(96)	Allocated Cut-off Date Loan Amounts ($) are allocated to the Mortgaged Properties based upon appraised values.

(97)	The 2017 cash flow presented is based on the period from February 15, 2017 to December 31, 2017.

(98)	The Second Largest Tenant, Lowcountry Climbing, at the Shoppes at Myrtle Park Mortgaged Property has the one-time right to terminate its lease within 60 days following the effective date, in the event that they are unable to secure financing in connection with the lease by providing 30 days to the landlord.

(99)	The increase from Most Recent NOI (If past 2018) ($) to Underwritten Net Operating Income ($) at the Mortgaged Property is primarily attributable to the Planet Fitness and Lowcountry Climbing signing leases.

(100)	The Tru Hotel Sterling Mortgaged Property is missing historical financials due to the property being built in 2018.

(101)	The 2016 Cash Flows are annualized for nine months at the EZ - In Storage Mortgaged Property.

(102)	The 2017 Cash Flows are annualized for four months at the Woodbine Self Storage Mortgaged Property.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 650 Madison Avenue

LOAN #1: 650 Madison Avenue

FLOOR	SF	TENANT	LEASE EXP.
27	6,871	Ralph Lauren Corporation	12/31/24
26	6,647	Ocean Road Advisors Inc	8/31/27
	4,002	Carson Family Charit. Trust	8/31/27
25	7,456	Lakewood Capital Mgmt LP	12/31/20
	3,218	Navigator Gas US L.L.C.	6/30/22
24	5,406	Caledonia (Private) Invest	12/31/24
23	12,866	BC Partners Inc.	1/31/27
22	5,096	Mid-Atlantic Strategies LLC	12/31/24
	7,770	GMF Capital LLC	12/31/26
21	12,861	Lee Equity Partners LLC	8/31/20
20	12,861	Spring Mountain Capital	9/30/30
19	6,514	BC Partners Inc.	1/31/27
	6,341	WP Global Partners Inc.	8/31/25
18	10,221	Key Square Group LP	3/31/21
	2,667	Key Square Group LP	3/31/21
17	12,866	Willett Advisors LLC	12/31/24
16	12,866	Willett Advisors LLC	12/31/24
15	6,338	Lomas Capital Mgmt LLC	1/31/23
14	12,861	Ralph Lauren Corporation	12/31/24
12	12,861	Ralph Lauren Corporation	12/31/24
11	12,657	Ralph Lauren Corporation	12/31/24
10	28,047	Ralph Lauren Corporation	12/31/24
9	31,221	Ralph Lauren Corporation	12/31/24
8	30,627	Ralph Lauren Corporation	12/31/24
7	44,439	Ralph Lauren Corporation	12/31/24
6	44,412	Ralph Lauren Corporation	12/31/24
5	44,435	Ralph Lauren Corporation	12/31/24
4	44,524	Memorial Sloan Kettering Cancer Center	7/31/23
3	44,504	Memorial Sloan Kettering Cancer Center	7/31/23
2	37,772	Sotheby's Int'l Realty Inc	10/31/35
	154	Memorial Sloan Kettering Cancer Center	7/31/23
G	4,250	Tod's	10/13/23
	3,005	B.A.P.E.	7/31/30
	1,202	Domenico Vacca	1/1/30
	4,650	Moncler	8/31/26
	6,396	Celine	2/28/29
	878	Memorial Sloan Kettering Cancer Center	7/31/23
C1	3,915	Ralph Lauren Corp (storage)	12/31/24
	10,640	Memorial Sloan Kettering Cancer Center (storage)	7/31/23
	97	Tod's (storage)	10/13/23
	4,335	Moncler (storage)	8/31/26
	3,827	Celine (storage)	2/28/29
	700	B.A.P.E. (storage)	7/31/30
C2	4,670	Ralph Lauren Corp (storage)	12/31/24
	3,520	Tod's (storage)	10/13/23
	1,196	Property MGMT Office	12/31/50

500C
2602A
2605A
2501A
2504A
2401A
2304A
2203A
2204A
2100A
2000A
1903A
2304B
1803A
1803B
1601A
1601A
1506A
500B
500B
500B
500D
500A
500A
500A
500A
500A
300A
300A
116A
201A
101C
109A
102A
109A
Storage/Miscellaneous
Storage/Miscellaneous
27
26
25
24
23
22
21
20
19
18
17
16
15
14
12
11
10
9
8
7
6
5
4
3
2
G
C1
C2

VACANT | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

LOAN #1: 650 Madison Avenue

650 Madison Avenue
650 Madison Avenue
New York, NY 10022
UPPER WEST SIDE
Natural History Museum
Metropolitan Museum of Art
UPPER WEST SIDE
UPPER EAST SIDE
Central Park
Carnegie Hall
MIDTOWN
Times Square
United Nations
Madison Square Garden
Empire State Building
Hudson Yards
MANHATTAN
CHELSEA
New York
Hudson River
East River
NYU
EAST VILLAGE
SOHO
FINANCIAL DISTRICT
JERSEY CITY
NY Stock Exchange
BROOKLYN
Central Park Zoo
The Pond
7th Regiment Army Conservatory
E 66TH STREET
E 65TH STREET
E 64TH STREET
E 63RD STREET
E 62ND STREET
E 61ST STREET
E 60TH STREET
E 59TH STREET
E 58TH STREET
E 57TH STREET
E 56TH STREET
E 55TH STREET
E 54TH STREET
E 53RD STREET
FIFTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
THIRD AVENUE
SIXTH AVENUE
Temple Emanuel
Consulate General of Pakistan
834
610
Plaza Athenee
605
844
Congregation Edmond J Safra New York
Central Presbyterian
Third Christ Scientist
Gurdjieff Foundation
826
139
Royale Condos
NY Academy of Sciences
Fifth Avenue Synagogue
Lowell
Colony Club
Beekman Hotel
Melrose Hotel
166 E 63rd
1054 Third
Knickerbocker Club
800
Carlton House
Links Club
Browning School
Loews Regency Hotel
535 Park
The Pierre
Barney's
Metropolitan Club
654 Madison
667 Madison
38
530 Park
655 Madison
Christ Church
Hitchcock Center
770 Lexington
773 Lexington
1010 Third
785
Harmonie Club
14
Sherry Netherland
5
645 Madison
635 Madison
55
59
510 Park
502 Park
515 Park
111
Aramco Building
Plaza Tower
750 Lexington
Bloomingdale's
The Ritz Carlton
40 Central Park South
24 Central Park South
The Plaza
Coronet Building
Park Lane Hotel
Apple
General Motors Bldg
The Revlon Building
60
Amro Bank Building
480 Park
499
110 E 59th
130 E 59th
485 Park
133
One Beacon Court
Bloomberg HQ
1 Hotel Central Park
Aka Central Park Hotel
4
Solow Building
Bergdorf Goodman
Medical Arts Center
47
Vogue Building
29
3
745 Fifth
600 Madison
1
3
5
11
15
19
598
601
Fuller Bldg
Four Seasons
470 Park
460 Park
475 Park
115
Library
Ritz Tower
135E 57th
Architects & Designers
The Gotham Houuse
145
157 E 57th
Hemisphere Tower
Squibb Building
30
24
20
6
Chambers Hotel
Crown Bldg
724 Fifth
720 Fifth
Tiffany
Nike
590 Madison
Trump Tower
32
450 Park
575 Madison
432 Park
445 Park
Renaissance Hotel
Lombardy Hotel
691 Fitzpatrick Hotel
950 Third
Jacob Blaustein Building
1370 Sixth
712 Fifth
Continental Tower
65
Shoreham Hotel
Fifth Avenue Presbyterian
717 Fifth
Sony Building
Coca-Cola Building
555 Madison
60
Park Ave Tower
430 Park
551 Madison
Tower 56
136 E 56th
425 Park
Howard Hotel
140 E 56th
160
155
MGM Building
MIDTOWN
Peninsula Hotel
Warwick New York
University Club
St. Regis
540 Madison
693
689
545
60 E 55th
Heron Towers
535 Madison
400 Park
59
110
Central Synagogue
Brook Club
Lex 54
136 E 55th
900 Third
641 Lexington
Financial Times Building
53W53
Museum of Modern Art (MOMA)
680 Fifth
Saint Thomas Church
Gucci
Tommy Hilfiger
Microsoft
Stuart Weitzman
King Fork
520 Madison
527 Madison
Hotel Elysee
515 Madison
45
Lever House
399 Park
Citigroup Center
880 Third

LOAN #1: 650 Madison Avenue

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller(2)		CREFI, GSMC
Location (City/State)	New York, New York		Cut-off Date Balance(3)		$115,000,000
Property Type	Mixed Use		Cut-off Date Balance per SF(1)(3)		$977.32
Size (SF)	600,415		Percentage of Initial Pool Balance		9.4%
Total Occupancy as of 10/1/2019	97.4%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/1/2019	97.4%		Type of Security		Fee Simple
Year Built / Latest Renovation	1957, 1987 / 2015		Mortgage Rate		3.48600%
Appraised Value	$1,210,000,000		Original Term to Maturity (Months)		120
Appraisal Date	10/31/2019		Original Amortization Term (Months)		NAP
Borrower Sponsors	Vornado Realty L.P., OPG Investment Holdings (US), LLC		Original Interest Only Period (Months)		120
Property Management	650 Madison Office Manager LLC and 650		First Payment Date		1/8/2020
	Madison Retail Manager LLC		Maturity Date		12/8/2029

Underwritten Revenues	$87,327,989
Underwritten Expenses	$28,901,495		Escrows(4)
Underwritten Net Operating Income (NOI)	$58,426,495			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$56,776,391		Taxes	$0	$0
Cut-off Date LTV Ratio(1)	48.5%		Insurance	$0	$0
Maturity Date LTV Ratio(1)	48.5%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.82x / 2.74x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.0% / 9.7%		Other Reserve	$9,576,014	$0

Sources and Uses(5)
Sources	$	%	Uses	$	%
Senior Notes	$586,800,000	70.7%	Loan Payoff	$800,000,000	96.4%
Junior Notes	213,200,000	25.7	Defeasance Costs	14,157,786	1.7
Existing Loan Reserves	20,051,781	2.4	Upfront Reserves	9,576,014	1.2
Sponsor Equity	9,510,787	1.1	Closing Costs	5,828,767	0.7
Total Sources	$829,562,568	100.0%	Total Uses	$829,562,568	100.0%

(1)	DSCR, LTV, Debt Yield and Balance per SF calculations are based on the aggregate outstanding principal balance of the 650 Madison Avenue Senior Pari Passu Notes (as defined below) and exclude the outstanding principal balance of the 650 Madison Avenue Junior Non-Trust Notes (as defined below). Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI, DSCR Based on Underwritten NCF, Debt Yield Based on Underwritten NOI, Debt Yield Based on Underwritten NCF, and Cut-off Date Balance per SF based on the aggregate outstanding principal balance of the 650 Madison Avenue Loan Combination (as defined below) are 66.1%, 66.1%, 2.07x, 2.01x, 7.3%, 7.1%, and $1,332, respectively.
(2)	The 650 Madison Avenue Loan Combination (as defined below) was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), BMO Harris Bank N.A. (“BMO Harris”) and Goldman Sachs Bank USA (“GS Bank”).
(3)	The Cut-off Date Balance of $115,000,000 represents the non-controlling notes A-1-4, A-2-2, A-2-5, and A-2-7 which are part of a loan combination evidenced by 26 notes having an aggregate outstanding principal balance as of the Cut-off Date of $800,000,000. The related companion loans are evidenced by (i) 18 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $471,800,000 and (ii) four junior notes with an aggregate outstanding principal balance as of the Cut-off Date of $213,200,000.
(4)	See “—Escrows” below.
(5)	The borrower sponsors acquired the 650 Madison Avenue Property (as defined below) for a purchase price of approximately $1.3 billion in 2013. Since acquisition, the borrower sponsors have invested approximately $37.5 million in capital expenditures and $51.6 million in tenant improvements and leasing commissions at the 650 Madison Avenue Property, implying total hard equity of $583.4 million remaining in the transaction following the closing of the 650 Madison Avenue Loan Combination.

■	The Mortgage Loan. The 650 Madison Avenue mortgage loan (the “650 Madison Avenue Loan”) is part of a loan combination (the “650 Madison Avenue Loan Combination”) evidenced by 26 notes comprising (i) 22 senior pari passu notes (collectively the “650 Madison Avenue Senior Pari Passu Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $586,800,000, and (ii) four junior pari passu notes (collectively, the “650 Madison Avenue Junior Non-Trust Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes are subordinate to the 650 Madison Avenue Senior Pari Passu Notes to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The 650 Madison Avenue Pari Passu-AB Loan Combination” in the Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all the notes evidencing the 650 Madison Avenue Loan Combination is $800,000,000. The 650 Madison Avenue Loan Combination is secured by the borrower’s fee simple interest in a Class A office and retail building located in New York, New York (the “650 Madison Avenue Property”). The 650 Madison Avenue Loan, which is evidenced by the non-controlling notes A-1-4, A-2-2, A-2-5, and A-2-7, have an aggregate outstanding principal balance as of the Cut-off Date of $115,000,000 and represents approximately 9.4% of the Initial Pool Balance. The related companion loans are evidenced by (i) 18 senior pari passu notes (collectively, the “650 Madison Avenue Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $471,800,000 and (ii) the 650 Madison Avenue Junior Non-Trust Notes, as detailed in the note summary table below. The 650 Madison Avenue Loan Combination was originated by CREFI, BCREI, BMO Harris and GS Bank on November 26, 2019. Each note evidencing the 650 Madison Avenue Loan Combination has an interest rate of 3.48600% per annum. The borrower utilized the proceeds of the 650 Madison Avenue Loan Combination, existing loan reserves and new borrower sponsor equity to refinance the existing debt on the 650 Madison Avenue Property, fund upfront reserves and pay closing and defeasance costs.

 LOAN #1: 650 Madison Avenue

The table below summarizes the promissory notes that comprise the 650 Madison Avenue Loan Combination. The relationship between the holders of the 650 Madison Avenue Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Loan Combinations–The 650 Madison Avenue Pari Passu-AB Loan Combination” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(1)
A-1-3, A-2-1	$50,000,000	$50,000,000	GSMS 2020-GC45	No
A-1-4, A-2-2, A-2-5, A-2-7	$115,000,000	$115,000,000	CGCMT 2020-GC46	No
A-1-5	$45,000,000	$45,000,000	Benchmark 2020-B16	No
A-1-6	$50,000,000	$50,000,000	CREFI(2)	No
A-1-7	$37,900,000	$37,900,000	Benchmark 2020-IG1(3)	No
A-1-2-1	$40,000,000	$40,000,000	CCRE(2)	No
A-2-3, A-2-4, A-2-6, A-2-8	$51,450,000	$51,450,000	GSBI(2)	No
A-3-1	$60,000,000	$60,000,000	BBCMS 2020-C6
A-3-2	$46,450,000	$46,450,000	An affiliate of BCREI(2)	No
A-3-3	$40,000,000	$40,000,000	WFCM 2020-C55(4)	No
A-4, A-5, A-6, A-7	$1,000,000	$1,000,000	MAD 2019-650M	No
B-1, B-2, B-3, B-4	$213,200,000	$213,200,000	MAD 2019-650M	Yes(1)
Total	$800,000,000	$800,000,000

(1)	The initial Controlling Note is note B-1, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Note will be note A-1-1. See “Description of the Mortgage Pool— The Loan Combinations— The 650 Madison Avenue Pari Passu-AB Loan Combination” in the Prospectus.
(2)	Expected to be contributed to one or more future securitization transactions.
(3)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.
(4)	The WFCM 2020-C55 transaction is expected to close on or about February 27, 2020.

The 650 Madison Avenue Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 650 Madison Avenue Loan Combination requires payment of interest only until the scheduled maturity date, which is the due date in December 2029. Voluntary prepayment of the 650 Madison Avenue Loan Combination without payment of a yield maintenance premium is permitted on or after the due date in June 2029. Defeasance of the 650 Madison Avenue Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted under the 650 Madison Avenue Loan Combination documents at any time after the earlier of November 26, 2022 or the second anniversary of the securitization of the last portion of the 650 Madison Avenue Loan Combination.

Loan Combination Metrics
	% of Total Debt	Cut-off Date LTV	UW NOI Debt Yield	UW NCF DSCR
A Notes	73.4%	48.5%	10.0%	2.74x
$586,800,000
B Notes	26.7%	66.1%	7.3%	2.01x
$213,200,000

■	The Mortgaged Property. The 650 Madison Avenue Property is a 27-story, 600,415 SF Class A office building with grade level retail located in Midtown Manhattan on Madison Avenue between 59th and 60th Streets. The 650 Madison Avenue Property consists of 543,834 SF of Class A office space, 22,310 SF of ground floor retail space, and 34,271 SF of below-grade storage and flex space. The 650 Madison Avenue Property was originally constructed in 1957 as an eight-story building and in 1987 underwent a significant expansion and renovation, which added the office tower. Based on the underwritten rent roll dated October 1, 2019, the 650 Madison Avenue Property is currently 97.4% leased (based on NRA) to a diverse tenant roster including fashion (Ralph Lauren Corporation (“Ralph Lauren”)), healthcare (Memorial Sloan Kettering Cancer Center (“MSKCC”)) and luxury goods (Celine, Inc. (“Celine”)), as well as finance (Willett Advisors LLC). The top three tenants by UW Gross Rent (as defined below) are all investment grade rated tenants and account for 64.6% of net rentable area (“NRA”) and 58.9% of UW Gross Rent.

LOAN #1: 650 Madison Avenue

Office (91.9% of NRA; 74.5% of in-place UW Gross Rent)

The 543,834 SF of Class A office space at the 650 Madison Avenue Property is currently 97.9% occupied by 17 tenants that collectively contribute 72.0% of UW Base Rent and 74.5% of UW Gross Rent (inclusive of storage rent derived from office tenants). 358,491 SF of the office space (65.9% of Class A office NRA) at the 650 Madison Avenue Property is leased to two investment grade-rated office tenants (Ralph Lauren and Memorial Sloan Kettering Cancer Center).

The largest office tenant at the 650 Madison Avenue Property, Ralph Lauren (rated A2/A- by Moody’s/S&P), occupies 46.1% of the 650 Madison Avenue Property’s NRA and accounts for 36.0% of UW Gross Rent. The tenant has occupied space in the 650 Madison Avenue Property since 1989 and has expanded several times. The 650 Madison Avenue Property serves as Ralph Lauren’s international headquarters. Ralph Lauren designs, markets, and distributes apparel, accessories, fragrances, and home furnishings under a wide range of brands and its operations include wholesale, retail, and licensing.

The second largest office tenant at the 650 Madison Avenue Property, Memorial Sloan Kettering Cancer Center (rated AA/Aa3/AA- by Moody’s/Fitch/S&P), occupies 16.8% of the 650 Madison Avenue Property’s NRA and accounts for 13.0% of UW Gross Rent. MSKCC signed a 10-year lease in 2013 to take over the approximately 100,000 SF medical office space that was previously occupied by Columbia Doctors, a faculty-run medical practice of Columbia University. The tenant has a separate entrance on the 60th Street and uses the space for medical purposes. Memorial Sloan Kettering Cancer Center is a cancer treatment and research institution in New York City, founded in 1884 as the New York Cancer Hospital. MSKCC is the largest and oldest private cancer center in the world, and is one of 50 National Cancer Institute-designated Comprehensive Cancer Centers.

Retail (5.3% of NRA; 25.5% of in-place UW Gross Rent)

The 22,310 SF of ground floor retail space at the 650 Madison Avenue Property is currently 87.4% occupied by five tenants that collectively contribute 28.0% of UW Base Rent and 25.5% of UW Gross Rent (inclusive of storage rent derived from retail tenants).

The ground floor retail space spans an entire block of the Madison Avenue retail corridor and, along with the second floor office space, was previously primarily occupied by Crate & Barrel until 2015. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine, Moncler USA Inc (“Moncler”) (each utilizing its space as its respective brand’s flagship location) and B.A.P.E. in the ground floor retail space and an institutional tenant, Sotheby’s Int’l Realty Inc (“Sotheby’s”), in the second floor office space. The re-leasing has further diversified the rent roll at the 650 Madison Avenue Property and, based on UW Gross Rent, the new leases have extended the weighted average lease expiration date of the space previously occupied by Crate & Barrel (excluding Tod’s, which has been a ground floor retail tenant at the 650 Madison Avenue Property since 1998) to August 2029.

The largest retail tenant by UW Gross Rent, Celine, is a wholly owned subsidiary of LVMH (rated A1/A+ by Moody’s/S&P), occupies 1.7% of NRA and accounts for 10.0% of UW Gross Rent. Founded in 1945 by Céline Vipiana, Celine is a French ready-to-wear and leather luxury goods brand that has been owned by LVMH group (OTCMKTS: LVMUY) since 1996. The brand owns almost 140 stores worldwide and is distributed through a network including department stores such as Barneys New York (New York), Bergdorf Goodman (New York), Harrods (London) and Galeries Lafayette (Paris).The retail space showcases Celine’s NYC flagship store as well as the world’s largest Celine store.

LOAN #1: 650 Madison Avenue

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 650 Madison Avenue Property:

Largest Office & Retail Tenants

Office Tenant Names	Credit Rating (Fitch/MIS/S&P)(1)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration(4)	Renewal / Extension Options
Ralph Lauren	NR / A2 / A-	277,016	46.1%	$24,767,403	32.5%	$89.41	12/31/2024	1, 10-year option
Memorial Sloan Kettering Cancer Center(5)	AA / Aa3 / AA-	100,700	16.8	$9,362,079	12.3	92.97	7/31/2023	1, 5-year option
Willett Advisors LLC	NR / NR / NR	25,732	4.3	$3,988,460	5.2	155.00	12/31/2024	None
Sotheby’s	NR / B3 /B+	37,772	6.3	$3,459,915	4.5	91.60	11/30/2035	1, 5-year option
BC Partners Inc.		19,380	3.2	$2,298,086	3.0	118.58	1/31/2027	None
Largest Owned Tenants		460,600	76.7%	$43,875,943	57.6%	$95.26
Remaining Office Tenants		92,080	15.3	$10,957,911	14.4	$119.00
Total / Wtd. Avg. All Owned Tenant		552,680	92.0%	$54,833,855	72.0%	$99.21

Retail Tenants	Credit Rating (Fitch/MIS/S&P)(1)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration(4)	Renewal / Extension Options
Celine	NR / A1 / A+	10,223	1.7%	$8,600,017	11.3%	$841.24	2/28/2029	None
Moncler	NR / NR / NR	8,985	1.5%	$6,000,000	7.9%	$667.78	8/31/2026	1, 5-year option
Tod’s	NR / NR / NR	7,867	1.3%	$5,356,615	7.0%	$680.90	10/13/2023	None
B.A.P.E.(6)	NR / NR / NR	3,705	0.6%	$1,106,000	1.5%	$298.52	7/31/2030	None
Domenico Vacca(6)	NR / NR / NR	1,202	0.2%	$288,000	0.4%	$239.60	3/30/2030	None
Largest Owned Tenants		31,982	5.3%	$21,350,632	28.0%	$667.58
Vacant		15,753	2.6%	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants(7)		600,415	100.0%	$76,184,487	100.0%	$130.31

(1)	Source: Bloomberg.
(2)	Ratings are those of the parent entity whether or not the parent entity is a party to or guarantees the lease.
(3)	UW Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants. UW Base Rent in the table above excludes $10,080 attributable to an elevator marketing contract with Captivate LLC (0 SF).
(4)	Certain tenants reflected in the chart above and other tenants, although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or under certain conditions may have the option to terminate all or a portion of their leased space prior to the lease expiration date. See “Description of the Mortgage Pool—Tenant Issues—Rights to Cease Operations (Go Dark) at the Leased Property” in the Prospectus for more information regarding the foregoing and related tenant issues.
(5)	Memorial Sloan Kettering Cancer Center has the one-time option to terminate its lease upon at least 18 months prior written notice to the landlord, provided that (a) the termination date is not earlier than July 1, 2020, (b) the termination date is not later than June 30, 2022, (c) the termination date is at least 18 months following the date upon which the termination notice is received by the landlord, and (d) MSKCC is required to pay to the landlord the termination payment simultaneously with the giving of such termination notice.
(6)	B.A.P.E. and Domenico Vacca are currently completing the build-out of their space and are expected to take occupancy in early 2020.
(7)	Total NRA is inclusive of the property management office but there is no associated rent.

The following table presents certain information relating to the lease rollover schedule at the 650 Madison Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
2020	20,317	3.4%	3.4%	$2,479,060	3.3%	$122.02	2
2021	12,888	2.2	5.5%	1,538,559	2.0	$119.38	3
2022	3,218	0.5	6.1%	353,980	0.5	$110.00	2
2023	114,905	19.2	25.3%	15,320,804	20.1	$133.33	4
2024	313,250	52.3	77.5%	30,121,123	39.5	$96.16	13
2025	6,341	1.1	78.6%	729,215	1.0	$115.00	1
2026	16,755	2.8	81.4%	6,971,250	9.1	$416.07	2
2027	30,029	5.0	86.4%	3,866,158	5.1	$128.75	4
2028	0	0.0	86.4%	10,080	0.0	NAP	1
2029	10,223	1.7	88.1%	8,600,017	11.3	$841.24	1
2030 & Thereafter	55,540	9.3	97.4%	6,204,320	8.1	$111.71	5
Vacant	15,753	2.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.(3)	599,219	100.0%		$76,194,567	100.0%	$130.59	38

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	UW Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants
(3)	Excludes 1,196 SF which is non-revenue and attributable to the property management office.

LOAN #1: 650 Madison Avenue

The following table presents certain information relating to historical leasing at the 650 Madison Avenue Property:

Historical Leased %(1)

2016	2017	2018	As of 10/1/2019(2)
94.3%	92.6%	92.2%	97.4%

(1)	As provided by the borrower and represents occupancy of December 31 unless otherwise indicated.
(2)	Based on the underwritten rent roll dated October 1, 2019.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 650 Madison Avenue Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 9/30/2019	Underwritten	Underwritten $ per SF
In-Place Base Rent	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$74,787,979	$124.56
Contractual Rent Steps(2)	0	0	0	0	1,406,588	2.34
Vacant Income	0	0	0	0	3,327,410	5.54
Reimbursements	7,020,651	7,750,395	8,784,226	9,361,042	10,762,016	17.92
Vacancy & Credit Loss(3)	(86,339)	(829,105)	0	75,003	(3,327,410)	(5.54)
Other Income	222,390	265,643	319,055	362,098	371,407	0.62
Effective Gross Income	$67,178,535	$72,488,704	$75,039,495	$78,288,218	$87,327,989	$145.45

Real Estate Taxes	$15,935,782	$16,699,910	$17,606,496	$18,301,078	$19,659,925	$32.74
Insurance	396,387	393,355	378,835	380,309	382,942	0.64
Utilities	1,068,264	1,112,310	1,147,244	1,153,209	1,161,237	1.93
Management Fee	1,117,542	1,475,379	1,413,137	1,402,802	873,280	1.45
Other Operating Expenses	5,959,366	6,266,404	5,936,287	6,089,283	6,824,111	11.37
Total Operating Expenses	$24,477,341	$25,947,358	$26,481,999	$27,326,681	$28,901,495	$48.14

Net Operating Income(4)	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$58,426,495	$97.31
Replacement Reserves	0	0	0	0	150,104	0.25
TI/LC	0	0	0	0	1,500,000	2.50
Net Cash Flow	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$56,776,391	$94.56

Occupancy	86.4%	87.9%	90.8%	91.1%	96.3%(3)
NOI Debt Yield	7.3%	7.9%	8.3%	8.7%	10.0%
NCF DSCR	2.06x	2.24x	2.34x	2.46x	2.74x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Contractual Rent Steps include $1,406,588 underwritten for various tenants through July 1, 2020.
(3)	Represents an underwritten economic vacancy of 3.7%.
(4)	The increase from TTM 9/30/2019 Net Operating Income to Underwritten Net Operating Income at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

■	Appraisal. According to the appraisal, the 650 Madison Avenue Property had an “as-is” appraised value of $1,210,000,000 as of October 31, 2019.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Discounted Cash Flow Approach	$1,210,000,000	6.00%	4.75%(1)

(1)	Represents the terminal cap rate.

■	Environmental Matters. According to the Phase I environmental report dated October 29, 2019, there are no recognized environmental conditions or recommendations for further action at the 650 Madison Avenue Property.

LOAN #1: 650 Madison Avenue

■	Market Overview and Competition. The 650 Madison Avenue Property occupies a full block along Madison Avenue between East 59th and 60th Streets within the Plaza District office submarket and the Madison Avenue retail submarket. The Plaza District is the largest office submarket by SF in the country and is bounded by 65th Street to the north, the East River to the east, 47th Street on the south, and Avenue of the Americas on the west. The Madison Avenue retail submarket is located on Madison Avenue between 57th and 72nd Streets. According to the appraisal, Class A office space in the Plaza District had an inventory of approximately 78.2 million SF of office space, direct asking rents of $99.29 per SF and a direct vacancy rate of 8.1% as of the third quarter of 2019. According to the appraisal, the 650 Madison Avenue Property is located within the Madison/Fifth Avenue Class A office micro-market. As of the third quarter of 2019, the Madison/Fifth Avenue Class A office micro-market had an inventory of approximately 18.9 million SF of office space and direct asking rents of $102.23 per SF. The 650 Madison Avenue Property’s UW Gross Rents for office space range from $94.04 per SF to $176.76 per SF, which is comparable to the Direct Asking Rent per SF for the appraiser’s competitive set as set forth below.

Competitive Set (Office Buildings)(1)
						Direct Asking Rent per SF
Property	Office Area (NRA)	Direct Avail. SF	Sublease Avail. SF	Occupied % Direct	Occupied % Total	Low	High
510 Madison Avenue	350,000	12,640	11,500	96.4%	93.1%	$99.00	$129.00
520 Madison Avenue	849,600	114,847	0	86.5%	86.5%	$105.00	$128.00
590 Madison Avenue	1,016,413	215,501	32,189	78.8%	75.6%	$90.00	$145.00
660 Madison Avenue	239,113	0	24,544	100.0%	89.7%	NAP	NAP
712 Fifth Avenue	457,281	72,333	12,090	84.2%	81.5%	$115.00	$175.00
745 Fifth Avenue	410,000	17,938	22,301	95.6%	90.2%	$128.00	$150.00
399 Park Avenue	1,250,000	96,203	47,488	92.3%	88.5%	$110.00	$110.00
450 Park Avenue	247,242	7,841	0	96.8%	96.8%	$125.00	$125.00
499 Park Avenue	265,000	11,303	11,512	95.7%	91.4%	$100.00	$100.00
Total	5,084,649	548,606	161,624
Wtd. Avg.(2)	564,961	60,956	17,958	89.2%	86.0%	$90.00	$175.00

(1)	Source: Appraisal
(2)	Wtd. Avg. figures for the Direct Asking Rent per SF represent the low and high end of each respective range.

The appraiser concluded blended market rents of $108.87 per SF and $986.96 per SF for the office and ground level retail space, respectively. Based on the appraiser’s market rents, the 650 Madison Avenue Property’s in place rent is approximately 8.0% below market rent.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent per SF	Tenant Category	Rent per SF
Concourse	$50.00	Below Grade	$35.00
2 to 7	$97.00	60th Corner	$1,250.00
8 to 10	$106.00	60th Street	$250.00
11 to 15	$116.00	59th Corner	$1,250.00
16 to 18	$127.00	59th Street	$350.00
19 to 22	$137.00	59th Midblock	$550.00
23 to 27	$147.00	Inline	$1,250.00

■	The Borrower. The borrower is 650 Madison Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 650 Madison Avenue Loan Combination. The non-recourse carveout guarantors are Vornado Realty L.P. (“Vornado”) and OPG Investment Holdings (US), LLC (“Oxford Guarantor”). Vornado and Oxford Guarantor are liable on a several basis, 50% to Vornado and 50% to Oxford Guarantor, subject to, with respect to each guarantor, an $80,000,000 cap on the full recourse carve-outs relating to bankruptcy and substantive consolidation and a

LOAN #1: 650 Madison Avenue

$400,000,000 cap on all other guaranteed obligations. The borrower sponsors of the 650 Madison Avenue Loan are Vornado and Oxford Properties Group (“Oxford”). Vornado is one of the largest owners and operators of commercial real estate in the United States with a portfolio of Class A office, high-value street retail and other property types, primarily located in New York City, aggregating over 37.1 million SF. Oxford is a global real estate investor with approximately $45.0 billion of assets under management on behalf of Ontario Municipal Employees Retirement System (“OMERS”), one of Canada’s largest pension plans. In New York City, Oxford partnered with Crown Acquisitions to acquire Olympic Tower (a 380,000 SF office tower with retail space which includes the Cartier Mansion, Versace townhouse, Furla, and Armani Exchange), and with the Related Companies in the development of Hudson Yards. The joint venture of Vornado and Oxford includes other investors such as Crown Acquisitions. Crown Acquisitions is a real estate firm focused on luxury retail and has previously served as the 650 Madison Avenue Property’s retail operating advisor.

■	Escrows. On the origination date of the 650 Madison Avenue Loan, the borrower funded reserves of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.

Real Estate Tax Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period (as defined below) or 650 Madison Avenue Specified Tenant Trigger Period (as defined below), the borrower is required to deposit 1/12th of an amount which would be sufficient to pay taxes for the next ensuing 12 months.

Insurance Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, insurance deposits are required in an amount equal to 1/12th of an amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies upon the expiration thereof. If the liability or casualty insurance policy maintained by the borrower covering the 650 Madison Avenue Property constitutes an acceptable blanket policy, then no insurance deposits are required.

Rollover Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the rollover account an amount equal to $125,000.

Capital Expenditures Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the capital expenditure account an amount equal to 1/12th of $0.25 multiplied by the aggregate number of rentable SF then contained in the 650 Madison Avenue Property, which for avoidance of doubt will exclude rentable square footage contained in any Condominium Unit that was previously released from the collateral for the Mortgage Loan.

Operating Expense Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit into the operating expense account an amount sufficient to pay monthly operating expenses for the month immediately preceding the month in which such payment date occurs in accordance with the approved annual budget

■	Lockbox and Cash Management. The 650 Madison Avenue Loan is subject to a hard lockbox with springing cash management. The borrower must cause all rents to be delivered directly to the clearing account with the clearing bank. During the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, the clearing bank must transfer all amounts on deposit in the clearing account once each business day to the cash management account. Funds on deposit in the cash management account will be applied on each payment date in the order and priority set forth in the 650 Madison Avenue Loan Documents. In the absence of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, all excess cash flow will be deposited into the borrower’s operating account. During a 650 Madison Avenue Trigger Period, the excess cash flow will be held by the lender and applied in accordance with the terms of the 650 Madison Avenue Loan documents.

A “650 Madison Avenue Trigger Period” means a period (A) commencing upon the earliest to occur of: (i) the debt yield falling below 6.00% for two consecutive quarters or (ii) an event of default, and (B) terminating upon (x) with respect to clause (i) above, the debt yield being equal or greater than 6.00% for two consecutive quarters or the delivery by the borrower to the lender of cash collateral or a letter of credit in order to achieve such debt yield, or (y) with respect to clause (ii) above, the event of default having been cured.

LOAN #1: 650 Madison Avenue

For the avoidance of doubt, the existence of a 650 Madison Specified Tenant Trigger Period (as defined below) will not, by itself, cause a 650 Madison Trigger Period.

Upon a 650 Madison Specified Tenant Trigger Period and prior to a 650 Madison Specified Tenant Trigger Period Cure, a Specified Tenant reserve will be funded monthly until the lender has swept up to $80.00 per SF for the vacating Specified Tenant space into the Specified Tenant reserve. Funds in the Specified Tenant reserve will be released to the borrower upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A “650 Madison Avenue Specified Tenant Trigger Period” means a period commencing upon the earliest of: (i) any bankruptcy of Ralph Lauren Corporation (together with any single tenant replacing the foregoing and paying no less than 30% of the total gross rent payable at the Property, a “Specified Tenant”), (ii) delivery of any notice of termination or cancellation by a Specified Tenant for all or any portion of the Specified Tenant’s lease and/or if any Specified Tenant’s lease fails to otherwise be in full force and effect, (iii) the Specified Tenant being in monetary default of base rent or any material non-monetary default under the Specified Tenant’s lease beyond applicable notice and cure periods, (iv) the Specified Tenant failing to be in actual, physical possession and operating or dark in the Specified Tenant’s space, provided that it will not be a trigger under this clause (iv) if such Specified Tenant is rated an investment grade rated tenant by at least one of Moody’s, S&P and/or Fitch or (v) a Specified Tenant’s failure to provide written notice to the borrower of renewal of its lease upon the earlier to occur of 18 months prior to its then current applicable lease expiration and the renewal notice period required under the applicable lease, and ending upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A “650 Madison Avenue Specified Tenant Trigger Period Cure” means, as applicable, (a) the Specified Tenant affirming its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order, (b) the lender’s receipt of reasonably satisfactory evidence that, among other things, the applicable vacant or dark space referred to in clause (iv) of the definition of “650 Madison Avenue Specified Tenant Trigger Period” is leased, open for business and the applicable tenant is paying full unabated rent, (c) the lender’s receipt of evidence reasonably satisfactory that the default under the Specified Tenant’s lease has been cured, (d) the Specified Tenant’s revocation or rescission of all termination or cancellation notices with respect to the Specified Tenant’s lease and reaffirmation that the Specified Tenant’s lease is in full force and effect, and/or (e) the lender receiving reasonably satisfactory evidence that (i) that Specified Tenant has renewed its lease prior to its then applicable lease expiration or (ii) the Specified Tenant’s space is leased for a minimum term of five (5) years, the replacement tenant has taken actual physical possession of the Specified Tenant’s space and the replacement tenant is paying full unabated rent. A 650 Madison Avenue Specified Tenant Trigger Period Cure will also be deemed to have occurred if the debt yield is equal to or greater than 7.5% (excluding gross revenue from any Specified Tenant who is then subject to a 650 Madison Avenue Specified Tenant Trigger Period, but including revenue on a pro forma basis from any new lease with respect to all or any portion of the space demised to such Specified Tenant that was entered into in accordance with the terms of this 650 Madison Avenue Loan Combination agreement).

■	Property Management. The 650 Madison Avenue Loan Combination is managed by 650 Madison Office Manager LLC with respect to the office space, and 650 Madison Retail Manager LLC with respect to the retail space, each an affiliate of the borrower sponsor, pursuant to separate management agreements. Under the 650 Madison Avenue Loan Combination documents, the lender may require the borrower to terminate any management agreement and replace the applicable property manager if: (i) an event of default under the 650 Madison Avenue Loan Combination documents exists, (ii) there exists a material default by the property manager under the management agreement beyond all applicable notice and cure periods, (iii) the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the 650 Madison Avenue Loan Combination documents, the borrower may, without the lender’s approval and without a rating agency confirmation, terminate the management agreement and replace the manager with certain managers as set forth in the 650 Madison Avenue Loan Combination documents.

■

Condominium Conversion. The borrower has the right to convert the entire 650 Madison Avenue Property to a commercial condominium form of ownership (a “Condominium Conversion”), provided that, among other conditions (i) the resulting condominium regime (the “Condominium”) consists exclusively of the three condominium units (collectively, the “Condominium Units”, each, a “Condominium Unit”) identified in the 650 Madison Avenue Loan Combination documents, (ii) no event of default is continuing, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms

LOAN #1: 650 Madison Avenue

indicated in the 650 Madison Avenue Loan Combination documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the mortgage and amendments and reaffirmations to the terms and conditions of the 650 Madison Avenue Loan Combination documents reasonably required by the lender and (v) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the 650 Madison Avenue Loan Combination documents, provided (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the 650 Madison Avenue Loan Combination documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the 650 Madison Avenue Property and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions.

■	Release of Collateral. Provided no event of default is continuing, the borrower has the right at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, to obtain the release of one or more Condominium Units solely in connection with a partial defeasance, subject to the satisfaction of certain conditions including, without limitation, (i) defeasing a portion of the 650 Madison Avenue Loan in an amount that is equal to or greater than 125% of an allocated loan amount for the applicable Condominium Unit determined by dividing the 650 Madison Avenue Loan among the various condominium units pro rata based on their respective appraised values based upon an appraisal of the 650 Madison Avenue Property at the time of the release, provided that (x) the debt yield with respect to the condominium unit(s) remaining subject to the lien of the mortgage after such partial defeasance must, in the aggregate, be equal to or greater than 7.3% and (y) the loan-to-value ratio with respect to the Condominium Unit(s) remaining subject to the lien of the mortgage after such partial defeasance must be equal to or less than 67%, in each case unless approved by the lender in its reasonable discretion, (ii) after giving effect to the partial defeasance, the debt yield for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the 650 Madison Avenue Property that continues to be subject to the liens of the loan documents after the contemplated defeasance and to exclude the interest expense on the aggregate amount defeased, must be no less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, and (iii) at the lender’s request, delivery of a rating agency confirmation.

LOAN #1: 650 Madison Avenue

■	Current Mezzanine or Secured Subordinate Indebtedness. On November 26, 2019, CREFI, BCREI, BMO Harris and GS Bank funded the 650 Madison Avenue Junior Non-Trust Notes in the amount of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes have an interest rate of 3.48600% per annum and is coterminous with the 650 Madison Avenue Senior Notes. The 650 Madison Avenue Loan Combination is subject to a co-lender agreement. Based on the 650 Madison Avenue Loan Combination of Cut-off Date Balance $800,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below.

Financial Information

	650 Madison Avenue Senior Notes	650 Madison Avenue Loan Combination
Cut-off Date Balance	$586,800,000	$800,000,000
Cut-off Date LTV Ratio	48.5%	66.1%
Maturity Date LTV Ratio	48.5%	66.1%
DSCR Based on Underwritten NCF	2.74x	2.01x
Debt Yield Based on Underwritten NOI	10.0%	7.3%

■	Terrorism Insurance. The 650 Madison Avenue Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 650 Madison Avenue Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the 650 Madison Avenue Property until the completion of restoration or the expiration of 24 months, with a 12-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $50,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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 LOAN #2: 1633 Broadway

LOAN #2: 1633 Broadway

Vacant

Floor	Tenant
48	New Mountain Capital, LLC
47	New Mountain Capital, LLC
46	Allianz Asset Management of America L.P.
45	Allianz Asset Management of America L.P.
44	Allianz Asset Management of America L.P.
43	Allianz Asset Management of America L.P.
42	Allianz Asset Management of America L.P.
41	Allianz Asset Management of America L.P.
40	Charter Communications Holding
39	Charter Communications Holding
38	MongoDB, Inc
37	MongoDB, Inc
36	Travel Leaders Group, LLC
35	Travel Leaders Group, LLC
34	Mechanical
33	Morgan Stanley & Co
32	Sullivan & Worcester LLP
31	Vedder Price PC
30	Morgan Stanley & Co
29	Morgan Stanley & Co
28	Industrial and Commercial Bank of China
27	Morgan Stanley & Co
26	Morgan Stanley & Co
25	Gannett Co., Inc.
24	Assured Guaranty Municipal
23	Assured Guaranty Municipal
22	Kasowitz Benson Torres
21	Kasowitz Benson Torres
20	Kasowitz Benson Torres
19	Kasowitz Benson Torres
18	Paramount Group, Inc. Industrial and Commercial Bank of China
17	Showtime Networks Inc.
16	Showtime Networks Inc.
15	Showtime Networks Inc.
14	Showtime Networks Inc.
13	Showtime Networks Inc.
12	Mechanical
11	WMG Acquisition Corp
10	WMG Acquisition Corp
9	WMG Acquisition Corp
8	WMG Acquisition Corp
7	WMG Acquisition Corp
6	Extreme Reach Inc
5	Extreme Reach Inc
4	WMG Acquisition Corp
3	Bleacher Report
2	Bleacher Report
Ground	Princi Bakery TD Bank Azalea Restaurant Equinox Gateway News Property Management Office
Concourse Theater	U T Associates Thespian Theatre Inc.
Storage	
Parking

LOAN #2: 1633 Broadway

1633 Broadway
1633 Broadway
New York, NY 10019
MIDTOWN
TIMES SQUARE
New York
MANHATTAN
BROOKLYN
W 58TH STREET
W 57TH STREET
W 56TH STREET
W 55TH STREET
W 54TH STREET
W 53RD STREET
W 52ND STREET
W 51ST STREET
W 50TH STREET
W 49TH STREET
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
EIGHTH AVENUE
SEVENTH AVENUE
SIXTH AVENUE
NINTH AVENUE
BROADWAY
Museum of Arts and Design
240 Central Park South
220 Central Park South
200 Central Park South
Three Columbus Circle
Nordstrom Mens Store NYC
Central Park Tower
Nordstrom
The Osborne
Hearst Tower
Fisk Building
Symphony House
The Argonaut Building
Carnegie Mews
888 Seventh
Carnegie Hall
Carnegie Hall Tower
Metropolitan Tower
Le Parker Meridien Hotel
Carnegie House
Homisphere Tower
Squibb Building
1745 Broadway
1740 Broad
Park Central NY Hotel
Carnegie Plaza
City Spire
Wellington Hotel
NY City Center
125 W 55th St
Claridge's Apartments
1370 Sixth
Continental Tower
250 W 55th
La Premiere
Courtyard Hotel
Woodward Hotel
1710 Broadway
Wyoming Apts
The London NYC
Ziegfeld Theater
1345 Sixth
MGM Building
Warwick New York
Metropolitan Transportation Authority
The Metro
The Marc
Ed Sullivan Theatre
1700 Broadway
825 Seventh
1325 Sixth
New York Hilton Hotel
Financial Times Building
Museum of Modern Art (MOMA)
St Benedict Moor Church
355
Manhattan School
888 Eighth
1675 Broadway
810 Seventh
Earle Building
Sheraton New York Hotel & Towers
Calyon Building
CBS Building
Hines Bldg
The Ellington
Alvin Theatre
Novotel Hotel
Times Square Church
Sheraton City Square Inn
787 Seventh
Equitable Life Assurance Society
Sperry Rand Building
Post Office
Hampton Inn
Polyclinic Apartments
Long Acre House
Capitol Apts
Gershwin Theatre
1650
Winter Garden Theatre
Michelangelo Hotel
American Management Association
Time & Life Building
Radio City Music Hall
Two Worldwide Plaza
One Worldwide Plaza
Amsterdam Court
Ambassador Theatre
750 Seventh
745 Seventh
1251 Sixth
RCA Building
Elmsford Apts
Belvedere Hotel
Eugene O'Neill Theater
Crown Plaza Hotel
1600 Broad
McGraw-Hill Building
1230 Sixth
PS 17
The Biltmore
Barrymore Theatre
Morgan Stanley
Renaissance Hotel
Celanese Building
1212 Sixth
Paramount Hotel
W Hotel
Hotel Edison
U.S. Trust Bldg
1180 Sixth
St Luke's Lutheran
Park View Hotel
Marriot Marquis
1540 Broadway
1177 Sixth
1166 Sixth
Al Hirschfeld Theatre
Comfort Inn
PlayStation Theater
1530 Broadway
120 W 45th
1155 Sixth
Belasco Theatre
Intercontinental
Second Stage
Times Square Hotel
229 W 43rd
Paramount Building
1500 Broadway
1133 Sixth
Town Hall
Hippodrome Building

LOAN #2: 1633 Broadway

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC, GACC
Location (City/State)	New York, New York	Cut-off Date Principal Balance(2)	$110,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)	$390.78
Size (SF)	2,561,512	Percentage of Initial Pool Balance	9.0%
Total Occupancy as of 10/31/2019	98.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/31/2019	98.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	1972 / 2013	Mortgage Rate	2.99000%
Appraised Value	$2,400,000,000	Original Term to Maturity (Months)	120
Appraisal Date	October 24, 2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Paramount Group Operating Partnership LP	Original Interest Only Period (Months)	120
Property Management	Paramount Group Property-Asset Management LLC	First Payment Date	1/6/2020
Maturity Date	12/6/2029

Underwritten Revenues	$190,585,947
Underwritten Expenses	$71,435,784	Escrows(3)
Underwritten Net Operating Income (NOI)	$119,150,163	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$116,677,727	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	41.7%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	41.7%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	3.93x / 3.84x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	11.9% / 11.7%	Other(4)	$36,389,727	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Combination Amount	$1,001,000,000	80.1%	Loan Payoff	$1,052,884,467	84.2%
Subordinate Loan Amount	249,000,000	19.9	Principal Equity Distribution	139,885,652	11.2
Reserves	36,389,727	2.9
Origination Costs	20,840,154	1.7

Total Sources	$1,250,000,000	100.0%	Total Uses	$1,250,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 1633 Broadway Senior Loans and excludes the 1633 Broadway Subordinate Loans unless otherwise specified. See “—The Mortgage Loan” below.
(2)	The 1633 Broadway Loan consists of the non-controlling notes A-1-C-1, A-1-C-5, and A-2-C-1-A and is part of the 1633 Broadway Loan Combination, evidenced by 35 senior pari passu notes and four subordinate notes, with an aggregate outstanding principal balance as of the Cut-Off Date of $1,250,000,000. For additional information, see “—The Mortgage Loan” below.
(3)	See “—Escrows” below.
(4)	Other reserve represents unfunded obligations related to multiple tenants. See “—Escrows” below
■	The Mortgage Loan. The mortgage loan (the “1633 Broadway Loan”) is part of a loan combination (the “1633 Broadway Loan Combination”) consisting of 35 senior pari passu promissory notes with an aggregate original principal balance of $1,001,000,000 (the “1633 Broadway Senior Loans”) and four subordinate pari passu notes with an aggregate original principal balance of $249,000,000 (the “1633 Broadway Subordinate Loans”). The 1633 Broadway Loan Combination has an aggregate original principal balance of $1,250,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in an office building in New York, New York (the “1633 Broadway Property”).

The 1633 Broadway Loan, which will be included in the CGCMT 2020-GC46 securitization transaction, is evidenced by the non-controlling notes A-1-C-1, A-1-C-5, and A-2-C-1-A has an aggregate outstanding principal balance as of the Cut-off Date of $110,000,000 and represents approximately 9.0% of the Initial Pool Balance. GSMC is contributing note A-1-C-1 and A-1-C-5 with an aggregate outstanding principal balance as of the Cut-off Date of $82,500,000 and GACC is contributing note A-2-C-1-A with an aggregate outstanding principal balance as of the Cut-Off Date of $27,500,000.

The 1633 Broadway Loan Combination was co-originated by Goldman Sachs Bank USA (“GSBI”), JPMorgan Chase Bank, National Association (“JPMCB”), DBR Investments Co. Limited (“DBRI”) and Wells Fargo Bank, National Association (“WFB”) on November 25, 2019. The 1633 Broadway Loan Combination has an interest rate of 2.99000% per annum. The borrowers utilized the proceeds of the 1633 Broadway Loan Combination to refinance existing debt on the 1633 Broadway Property, fund reserves, pay origination costs and return equity to the borrower sponsor.

The 1633 Broadway Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 1633 Broadway Loan Combination requires interest-only payments during its term. The scheduled maturity date of the 1633 Broadway Loan Combination is the due date in December 2029. Voluntary prepayment of the 1633 Broadway Loan is permitted on or after the due date in June 2029. At any time after the earlier to occur of (i) November 25, 2022 and (ii) the second anniversary of the closing date of the securitization into which the last note of the 1633 Broadway Loan Combination is deposited, the 1633 Broadway Loan Combination may be defeased in whole (or in part) with direct, non-callable obligations of the United States of America.

 LOAN #2: 1633 Broadway

The table below summarizes the promissory notes that comprise the 1633 Broadway Loan Combination. The relationship between the holders of the 1633 Broadway Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The 1633 Broadway Pari Passu-AB Loan Combination” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S-1	$250,000	$250,000	BWAY 2019-1633	No
A-1-C-1	50,000,000	50,000,000	CGCMT 2020-GC46	No(1)
A-1-C-2	45,000,000	45,000,000	GSMS 2020-GC45	No
A-1-C-3, A-1-C-4, A-1-C-6, A-1-C-7	122,500,000	122,500,000	GSBI(2)	No
A-1-C-5	32,500,000	32,500,000	CGCMT 2020-GC46	No
A-2-S-1	250,000	250,000	BWAY 2019-1633	No
A-2-C-1-A	27,500,000	27,500,000	CGCMT 2020-GC46	No
A-2-C-1-B	22,500,000	22,500,000	BMARK 2020-B16	No
A-2-C-2, A-2-C-3-A, A-2-C-4, A-2-C-6, A-2-C-7	170,000,000	170,000,000	DBRI(2)	No
A-2-C-3-B	15,000,000	15,000,000	BMARK 2020-IG1(3)	No
A-2-C-5	15,000,000	15,000,000	GSMS 2020-GC45	No
A-3-S-1	250,000	250,000	BWAY 2019-1633	No
A-3-C-1-A, A-3-C-3, A-3-C-4, A-3-C-5, A-3-C-6, A-3-C-7	177,850,000	177,850,000	JPMCB(2)	No
A-3-C-1-B	22,500,000	22,500,000	BMARK 2020-B16	No
A-3-C-2	49,650,000	49,650,000	BMARK 2020-IG1(3)	No
A-4-S-1	250,000	250,000	BWAY 2019-1633	No
A-4-C-1	50,000,000	50,000,000	BANK 2020-BNK25	No
A-4-C-2	50,000,000	50,000,000	BANK 2020-BNK25	No
A-4-C-3, A-4-C-6, A-4-C-7	80,000,000	80,000,000	WFB(2)	No
A-4-C-4	40,000,000	40,000,000	WFCM 2020-C55	No
A-4-C-5	30,000,000	30,000,000	WFCM 2020-C55	No
Total Senior Notes	$1,001,000,000	$1,001,000,000
B-1	62,250,000	62,250,000	BWAY 2019-1633	Yes(1)
B-2	62,250,000	62,250,000	BWAY 2019-1633	Yes(1)
B-3	62,250,000	62,250,000	BWAY 2019-1633	Yes(1)
B-4	62,250,000	62,250,000	BWAY 2019-1633	Yes(1)
Total	$1,250,000,000	$1,250,000,000

(1)	During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), Note A-1-C-1 will be the controlling note. See “Description of the Mortgage Pool—The Loan Combinations—The 1633 Broadway Pari Passu-AB Loan Combination” in the Prospectus.
(2)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.
(3)	The Benchmark 2020-IG1 transaction is expected to close on approximately February 28, 2020.

 LOAN #2: 1633 Broadway

The capital structure for the 1633 Broadway Loan Combination is shown below:

1633 Broadway Total Debt Capital Structure

(1)	The 1633 Broadway Loan Combination interest rate is 2.99000%.
(2)	Based on the Appraised Value of $2.40 billion.
(3)	Cumulative UW NOI Debt Yield and Cumulative UW NCF DSCR are calculated based on an UW NOI and UW NCF of $119,150,163 and $116,677,727, respectively. See “Underwritten Cash Flow Analysis” in this Term Sheet.
(4)	Based on the Appraised Value of $2.40 billion, the Implied Borrower Sponsor Equity is $1.15 billion.

■	The Mortgaged Property. The 1633 Broadway Property is an approximately 2.6 million SF, 48-story office tower that is situated with a full block of Broadway frontage between 50th and 51st Streets in Midtown Manhattan. The 1633 Broadway Property contains views of the Hudson River, Central Park, and Midtown from above the 36th floor. In addition to the office space, the 1633 Broadway Property includes retail space (anchored by Equinox), a parking garage across three levels below grade, two theaters comprising a total of 145,192 SF (the Gershwin Theatre and Circle in the Square Theatre) and storage space comprising 18,384 SF.

The 1633 Broadway Property is located on a 90,400 SF parcel comprising the entire western block front of Broadway between West 50th and West 51st Streets within the Westside office submarket of Midtown. The 1633 Broadway Property was constructed in 1972 and was most recently renovated in 2013. Since 2010, the borrower sponsor has invested a total of approximately $41.6 million in lobby renovations, plaza redevelopment, and retail renovations. In addition, the borrower sponsor has invested approximately $230 million in tenant improvements and leasing commissions since 2010. Going forward, the borrower sponsor provided a 10-year renovation budget which totals approximately $55.98 million; the renovation budget is anticipated to be utilized for items including a roof replacement, structural upgrades, fire alarm system upgrades, Gershwin Theatre upgrades, completion of the terrace on the 47th and 48th floors, and development of the Retail Cube. Such renovations are not required by the 1633 Broadway Loan Combination documents, and have not been reserved for. We cannot assure you that such renovation will proceed as expected or at all.

The 1633 Broadway Property comprises 2,561,512 SF and was 98.4% leased as of October 31, 2019. The 1633 Broadway Property benefits from a strong office component, which is currently 100.0% leased to 17 tenants. The retail space within the 1633 Broadway Property totals approximately 80,000 SF of net rentable area and is anchored by Equinox (25,458 SF) through February 2040. Approximately 94.3% of the underwritten rent is from office tenants.

 LOAN #2: 1633 Broadway

The largest tenant based on underwritten base rent, Allianz Asset Management of America L.P. (“Allianz”) (12.5% of NRA; 15.7% of underwritten base rent), occupies 320,911 SF. Allianz occupies six suites with leases expiring in January 2031. Allianz is an asset manager with over 800 investment professionals in 25 offices worldwide and manages assets for individuals, families and institutions. The 1633 Broadway Property serves as the United States headquarters for Allianz.

The second largest tenant based on underwritten base rent, Morgan Stanley & Co (“Morgan Stanley”) (10.2% of NRA; 11.1% of underwritten base rent), occupies 260,829 SF of office space. Morgan Stanley occupies five suites with leases expiring in March 2032. Morgan Stanley, a financial holding company, provides various financial products and services to corporations, governments, financial institutions and individuals in the Americas, Europe, the Middle East, Africa and Asia. The company operates through three segments: Institutional Securities, Wealth Management and Investment Management.

The third largest tenant based on underwritten base rent, WMG Acquisition Corp (“Warner Music Group”) (11.5% of NRA; 10.4% of underwritten base rent), occupies 293,888 SF of office space. Warner Music Group is an American multinational entertainment and record label conglomerate. It is one of the “Big Three” recording companies and the third largest in the global music industry, next to Universal Music Group and Sony Music Entertainment. Warner Music Group is headquartered at the 1633 Broadway Property.

The 1633 Broadway Property features two theatres that comprise 5.7% of the total net rentable area and account for 1.2% of the underwritten rental revenue. The larger of the two theatres is the U. T. Associates of the Gershwin Theatre (“Gershwin Theatre”), which is notable for hosting Wicked since 2003. The Gershwin theatre contains three, five-year renewal options that could potentially extend the term through May 2042. The 1633 Broadway Property contains an additional theatre known as the Circle in the Square, which comprises approximately 800 seats and 34,570 SF and currently hosts the show OKLAHOMA! The 1633 Broadway Property also houses the Circle in the Square Theatre School, the only accredited training conservatory associated with a Broadway theatre, which offers two, two-year training programs, in acting and musical theatre. The tenant currently pays a total contract rent of $864,250, or $25.00 per SF through September 2021.

The parking component within the 1633 Broadway Property consists of 250-space parking garage across three levels below grade and comprises 64,158 SF. The space is currently leased to ABM Parking Services, Inc., a parking garage operator, which will occupy the space through July 2026. The operator is responsible for a contract rent of approximately $2.39 million, or $10,168 per space, which will increase by 1.50% per annum throughout the remainder of the lease.

 LOAN #2: 1633 Broadway

The following table presents certain information relating to the tenants at the 1633 Broadway Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA(2)	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Allianz(3)	AA- / Aa3 / AA	320,911	12.5%	$26,527,064	15.7%	$82.66	1/31/2031	5 or 10-year terms; 15 years max in aggregate
Morgan Stanley(4)	A / A3 / BBB+	260,829	10.2	18,677,050	11.1	71.61	3/31/2032	2, 5-year or 1, 10-year option
WMG Acquisition Corp(5)	NR / NR / NR	293,888	11.5	17,520,179	10.4	59.62	7/31/2029	1, 5 or 10-year option
Showtime Networks Inc	BBB / Baa2 / BBB	261,196	10.2	14,438,861	8.6	55.28	1/31/2026	1, 5 or 10-year option
Kasowitz Benson Torres(6)	NR / NR / NR	203,394	7.9	13,830,452	8.2	68.00	3/31/2037	2, 5-year options
New Mountain Capital, LLC(7)	NR / NR / NR	108,374	4.2	9,320,164	5.5	86.00	10/15/2035	1, 5-year option
Charter Communications Holding	NR / Ba2 / BB+	106,176	4.1	8,918,784	5.3	84.00	12/15/2025	None
MongoDB, Inc.	NR / NR / NR	106,230	4.1	8,073,480	4.8	76.00	12/31/2029	1, 5-year option
Travel Leaders Group, LLC	NR / NR / B+	107,205	4.2	7,994,846	4.7	74.58	12/31/2033	1, 5-year option
Assured Guaranty Municipal	NR / NR / A	103,838	4.1	7,256,550	4.3	69.88	2/28/2032	1, 5-year option
Total / Wtd. Avg.		1,872,041	73.1%	$132,557,430	78.5%	$70.81
Remaining Owned Tenants		649,710	25.4	36,213,171	21.5	55.74
Vacant Spaces (Owned Space)		39,761	1.6	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		2,561,512	100.0%	$168,770,601	100.0%	$66.93

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Borrowers’ owned space. Does not include non-owned anchors or outparcels.
(3)	Allianz subleases 20,600 SF of suite 4600 (totaling 54,118 SF) to Triumph Hospitality at a base rent of $46.80 PSF through December 30, 2030. Triumph Hospitality further subleases 3,000 SF of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 PSF through July 31, 2022. Underwritten base rent is based on the contractual rent under the prime lease.
(4)	Morgan Stanley has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee.
(5)	WMG Acquisition Corp subleases 3,815 SF of suite 0400 (totaling 36,854 SF) to Cooper Investment Partners LLC at a base rent of $58.37 PSF on a month-to-month basis. Underwritten base rent is based on the contractual rent under the prime lease.
(6)	Kasowitz Benson Torres subleases a collective 32,487 SF of Suite 2200 (totaling 50,718 SF) to three tenants. Delcath Systems, Inc. subleases 6,877 SF and pays a rent of $68.50 PSF through February 28, 2021; Avalonbay Communities subleases 12,145 SF through October 31, 2026 and pays a current rent of $74.00 PSF; Cresa New York subleases 13,195 SF and pays a rent of $65.00 PSF through April 30, 2021. Kasowitz Benson Torres has the right to terminate one full floor of the premises located on the uppermost or lowermost floors, effective as of March 31, 2024, upon notice by March 31, 2023. Underwritten base rent is based on the contractual rent under the prime lease.
(7)	New Mountain Capital, LLC has executed a lease but has not yet taken occupancy or begun paying rent. We cannot assure you that they will take occupancy or begin paying rent as expected or at all.

The following table presents certain information relating to the lease rollover schedule at the 1633 Broadway Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	9,482	0.4%	0.4%	$638,145	0.4%	$67.30	10
2020	960	0.0	0.4%	28,800	0.0	$30.00	2
2021	86,460	3.4	3.8%	4,756,000	2.8	$55.01	3
2022	116,337	4.5	8.3%	2,813,374	1.7	$24.18	4
2023	38,550	1.5	9.8%	1,299,854	0.8	$33.72	2
2024	51,276	2.0	11.8%	4,666,116	2.8	$91.00	1
2025	106,176	4.1	16.0%	8,918,784	5.3	$84.00	1
2026	383,584	15.0	31.0%	20,397,741	12.1	$53.18	3
2027	55,247	2.2	33.1%	4,584,436	2.7	$82.98	2
2028	90,001	3.5	36.6%	6,043,229	3.6	$67.15	2
2029	399,717	15.6	52.2%	25,579,624	15.2	$63.99	3
2030	0	0.0	52.2%	0	0.0	$0.00	0
2031 & Thereafter	1,183,961	46.2	98.4%	89,044,498	52.8	$75.21	10
Vacant	39,761	1.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	2,561,512	100.0%		$168,770,601	100.0%	$66.93	43

(1)	Calculated based on approximate square footage occupied by the tenants.
(2)	UW Base Rent and UW Base Rent $ per SF reflect the contractual base rent as of October 31, 2019.

 LOAN #2: 1633 Broadway

The following table presents certain information relating to historical occupancy at the 1633 Broadway Property:

Historical Leased %(1)

2016	2017	2018	As of 10/31/2019
86.3%	95.4%	95.4%	98.4%

(1)	As provided by the borrowers and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 1633 Broadway Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 9/30/2019	Underwritten	Underwritten $ per SF
Base Rent(2)	$141,156,682	$143,219,431	$160,621,035	$161,646,240	$168,770,601	$65.89
Credit Tenant Rent Steps(3)	0	0	0	0	7,558,579	2.95
Potential Income from Vacant Space	0	0	0	0	2,879,875	1.12
Reimbursements	9,150,315	11,228,307	13,952,510	16,874,074	15,267,588	5.96
Gross Potential Rent	$150,306,997	$154,447,738	$174,573,545	$178,520,314	$194,476,643	$75.92
Other Income(4)	5,692,549	5,017,065	4,645,691	4,240,034	4,279,853	1.67
Concessions	0	0	0	0	0	0.00
Vacancy & Credit Loss	(309,756)	0	0	0	(8,170,549)	(3.19)
Effective Gross Income	$155,689,790	$159,464,803	$179,219,236	$182,760,348	$190,585,947	$74.40

Real Estate Taxes	$35,413,254	$38,391,946	$41,366,170	$43,693,114	$45,478,153	$17.75
Insurance	1,061,417	908,564	1,009,544	1,082,131	1,069,190	0.42
Management Fee	2,507,162	2,981,306	3,149,432	3,287,347	1,000,000	0.39
Other Operating Expenses	22,886,571	22,992,980	24,595,640	23,888,441	23,888,441	9.33
Total Operating Expenses	$61,868,404	$65,274,796	$70,120,786	$71,951,033	$71,435,784	$27.89

Net Operating Income	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$119,150,163	$46.52
TI/LC	0	0	0	0	2,011,364	0.79
Capital Expenditures	0	0	0	0	461,072	0.18
Net Cash Flow	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$116,677,727	$45.55

Occupancy(5)	86.3%	95.4%	95.4%	98.4%	98.4%
NOI Debt Yield(6)	9.4%	9.4%	10.9%	11.1%	11.9%
NCF DSCR(6)	3.09x	3.10x	3.60x	3.65x	3.84x

(1)	Non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten Base Rent reflects annualized in-place rents as of October 31, 2019 ($167,497,806), with contractual rent steps through November 30, 2020 ($1,272,795).
(3)	Reflects the net present value of contractual rent step increments over the lease term using a discount rate of 7.0% (for investment grade tenants).
(4)	Other Income consists of overage rent, storage income, parking income, lease termination income, tenant work order income and other miscellaneous income.
(5)	Occupancy is based on the underwritten rent roll dated October 31, 2019.
(6)	NOI Debt Yield and NCF DSCR are based on the 1633 Broadway Senior Notes and exclude the 1633 Broadway Subordinate Loans.

■	Appraisal. According to the appraisal, the 1633 Broadway Property had an “as-is” appraised value of $2,400,000,000 as of October 24, 2019.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$2,450,000,000	N/A	4.50%
Discounted Cash Flow Approach	$2,400,000,000	5.75%	4.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated October 30, 2019, there are no recognized environmental conditions or recommendations for further action at the 1633 Broadway Property, other than the development and implementation of an asbestos operations and maintenance program.
■	Market Overview and Competition. The 1633 Broadway Property is located in the Times Square neighborhood of Midtown Manhattan, a high traffic commercial corridor that produces approximately 15% of New York City’s economic output. The neighborhood is bounded by 41st Street to the south and 52nd Street to the north between Avenue of the Americas and Eighth Avenue. The 1633 Broadway Property is located within one block of the 50th Street/Broadway, 50th Street and 49th Street subway stations, which serve the 1, 2, C, E, N, R and W lines.

 LOAN #2: 1633 Broadway

According to the appraisal, the 1633 Broadway Property is located within the Westside office submarket of Midtown within the Manhattan market. Historically, the submarket has benefitted from the office space located around the boundaries of Central Park along major corridors such as West 57th Street, Broadway and Seventh Avenue, which consist primarily of Class A office product that take advantage of protected Central Park Views. The area’s proximity to these locations has assisted with the historically low vacancy and availability rates exhibited by this submarket since 2010. As of the third quarter of 2019, the Westside office submarket had an existing inventory of approximately 25.7 million SF, a vacancy rate of 5.4% and an average asking rent of $66.21 PSF. As of the third quarter of 2019, the Manhattan office market had an existing inventory of approximately 456.1 million SF, a vacancy rate of 5.9% and an average asking rent of $79.25 PSF.

The following table presents certain information relating to the primary office competition for the 1633 Broadway Property:

Competitive Set – Comparable Office Leases(1)

Location	Total GLA (SF)	Tenant Name	Lease Date / Term	Lease Area (SF)	Monthly Base Rent PSF	Lease Type
1633 Broadway New York, NY	2,561,512
1155 Avenue of the Americas New York, NY	752,996	BKD, LLC	September 2019 / 162 Mos.	20,899	$77.00	MG
1 Rockefeller Plaza New York, NY	603,397	Veteran Advisers, Inc.	September 2019 / 92 Mos.	2,552	$83.50	MG
1675 Broadway New York, NY	878,321	Davis & Gilbert LLP	August 2019 / 192 Mos.	85,852	$72.00	MG
142 West 57th Street New York, NY	255,586	Wedbush Securities Inc.	August 2019 / 130 Mos.	15,626	$65.00	MG
1251 Avenue of the Americas New York, NY	2,364,000	IHI Americas, Inc	July 2019 / 124 Mos.	9,438	$70.50	MG
1345 Avenue of the Americas New York, NY	1,998,994	Global Infrastructure Partners	June 2019 / 204 Mos.	84,856	$89.50	MG
810 Seventh Avenue New York, NY	765,000	Colonial Consulting LLC	May 2019 / 150 Mos.	17,320	$71.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	Greenhill & Company	May 2019 / 183 Mos.	77,622	$91.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	AIG - American International Group, Inc.	April 2019 / 198 Mos.	320,237	$97.13	MG
1700 Broadway New York, NY	625,000	Excel Sports Management, LLC	April 2019 / 91 Mos.	17,078	$79.00	MG
1325 Avenue of the Americas New York, NY	808,998	Dominus Capital, L.P.	March 2019 / 126 Mos.	9,361	$75.00	MG
1290 Avenue of the Americas New York, NY	2,113,000	Linklaters, LLP	March 2019 / 193 Mos.	90,508	$84.00	MG
1177 Avenue of the Americas New York, NY	1,000,000	Mill Point Capital	January 2019 / 126 Mos.	11,644	$87.00	MG
1700 Broadway New York, NY	625,000	M. Arthur Gensler, Jr. & Associates, Inc.	January 2019 / 119 Mos.	13,237	$71.00	MG
114 West 47th Street New York, NY	658,000	IFM Investments	October 2018 / 180 Mos.	18,000	$68.00	MG

(1)	Source: Appraisal.

 LOAN #2: 1633 Broadway

The following table presents certain information relating to the primary retail competition for the 1633 Broadway Property:

Competitive Set – Comparable Retail Leases(1)

Location	Tenant Name	Lease Date / Term	Lease Area (SF)	Monthly Base Rent PSF	Lease Type
1633 Broadway New York, NY
1740 Broadway New York, NY	Sweetgreen	Q2 2019 / 127 Mos.	2,706	$215.00	MG
1700 Broadway New York, NY	Confidential Restaurant	Q1 2019 / 150 Mos.	1,914	$235.11	MG
1290 Sixth Avenue New York, NY	Just Salad	Q1 2019 / 120 Mos.	1,795	$255.00	MG
1865 Broadway New York, NY	Target	Q4 2018 / 134 Mos.	Grd. Fl. 1,546 LL 20,125 Sub LL 13,930	$735.16 $100.00 $50.00	MG
1619 Broadway New York, NY	CVS	Q4 2018 / 186 Mos.	Grd. Fl. 4,299 LL 2,577 2nd Fl. 12,164	$531.80 $75.00 $125.00	MG
129 West 52nd New York, NY	Bulldozer Restaurant Group	Q4 2018 / 180 Mos.	5,200	$150.00	MG
120 West 55th New York, NY	Quality Branded	Q4 2018 / 120 Mos.	Grd. Fl. 6,500 LL 2,500	$175.00 $25.00	MG
850 Eighth Avenue New York, NY	Dunkin Donuts	Q2 2018 / 120 Mos.	Grd. Fl. 850 LL 250	$411.18 $30.00	MG
1674 Broadway New York, NY	Flash Dancers	Q2 2018 / 120 Mos.	1,800	$375.00	MG
1360 Avenue of the Americas New York, NY	Bank of America	Q1 2018 / 120 Mos.	1,346	$350.00	MG
1695 Broadway New York, NY	Hen Penny Chicken	Q4 2017 / 120 Mos.	Grd. Fl. 1,250 LL 1,000	$297.00 $25.00	MG
787 Seventh Avenue New York, NY	Citibank	Q3 2017 / 120 Mos.	3,874	$283.94	MG

(1)	Source: Appraisal.
■	The Borrowers. The borrowers are PGREF I 1633 Broadway Tower, L.P. and PGREF I 1633 Broadway Land, L.P., each a Delaware limited partnership. PGREF I 1633 Broadway Land, L.P. owns the 1633 Broadway Property entirely in fee and also ground leases the 1633 Broadway Property to PGREF I 1633 Broadway Tower, L.P. (i.e., both landlord and tenant interests in the ground lease are pledged as collateral, in addition to the fee interest in the 1633 Broadway Property). Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 1633 Broadway Loan Combination. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 1633 Broadway Loan.

The borrower sponsor is Paramount Group Operating Partnership LP, which indirectly owns and controls the borrowers. Paramount Group, Inc. (NYSE: PGRE), an approximately 91.0% general partner of the borrower sponsor, is a real estate investment trust that currently owns and/or manages a 13.4 million SF portfolio of 18 Class A office and retail buildings in New York, Washington, D.C., and San Francisco. Paramount Group, Inc. has a New York portfolio that includes: 1633 Broadway, 1301 Avenue of the Americas, 1325 Avenue of the Americas, 31 West 52nd Street, 900 Third Avenue, 712 Fifth Avenue, 60 Wall Street, 745 Fifth Avenue, 718 Fifth Avenue, and 0 Bond Street.

The borrowers have presented for the lenders’ consideration an elimination of the ground lease (such that collateral for the 1633 Broadway Loan would consist entirely of the fee interest in the 1633 Broadway Property) and an intended transfer of the 1633 Broadway Property in accordance with the loan documents to successor borrowers that would own the 1633 Broadway Property as tenants-in-common, which could result in a change of the ultimate ownership of the borrowers. We cannot assure you that the management skills, quality or judgment of any successor borrower or their equityholders would be equivalent to that of the current borrowers and their equityholders and that the value of the 1633 Broadway Property will be maintained at the same level by any successor borrower.

■	Escrows. On the origination date, the borrowers provided a guaranty from Paramount Group Operating Partnership LP of up to $4,000,000 and funded a reserve of approximately $36,389,727 with respect to unfunded tenant improvements, tenant allowance and leasing commissions and free rent obligations. Subsequently, the borrowers substituted a letter of credit for the cash on reserve in such reserve account.

 LOAN #2: 1633 Broadway

On each due date during the continuance of a 1633 Broadway Trigger Period, the borrowers are required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the taxes and insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months, unless in the case of insurance premiums, the borrowers are maintaining a blanket policy in accordance with the related loan documents; (ii) a tenant improvement and leasing commission reserve in an amount equal to $213,459.33 (capped at $5,123,024); and (iii) a capital expenditure reserve in an amount equal to $42,691.87 (capped at $1,024,604.80).

A “1633 Broadway Trigger Period” means each period (i) commencing when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters, is less than 5.75%, and concluding when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters thereafter, is at least 5.75%, and (ii) commencing upon the borrowers’ failure to deliver annual, quarterly or monthly financial reports as and when required under the loan documents and concluding when such reports are delivered and indicate that no other 1633 Broadway Trigger Period is ongoing. Provided no 1633 Broadway Loan Combination event of default is continuing, the borrowers have the right to avoid the commencement, or terminate the continuance, of a 1633 Broadway Trigger Period by delivering to the lender additional collateral in the form of a guaranty, letter of credit and/or cash that is reasonably acceptable to the lender and that would, when subtracted from the then-outstanding principal balance of the 1633 Broadway Loan Combination, result in a debt yield (as calculated under the loan documents) equal to or greater than 5.75%.

■	Lockbox and Cash Management. The 1633 Broadway Loan Combination is structured with a hard lockbox and springing cash management. The borrowers are required to direct each tenant at the 1633 Broadway Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the 1633 Broadway Property and all other money received by the borrowers or the property manager with respect to the 1633 Broadway Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a 1633 Broadway Trigger Period or an event of default under the 1633 Broadway Loan Combination, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no 1633 Broadway Trigger Period or event of default under the 1633 Broadway Loan Combination is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account.

On each due date during the continuance of a 1633 Broadway Trigger Period or, at the lender’s discretion, during an event of default under the 1633 Broadway Loan Combination, all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the 1633 Broadway Loan Combination.

■	Property Management. The 1633 Broadway Property is currently managed by Paramount Group Property-Asset Management LLC pursuant to a management agreement. Under the 1633 Broadway Loan Combination documents, the 1633 Broadway Property is required to be managed by (i) Paramount Group Property-Asset Management LLC or Paramount Group Property-Asset Management TRS LLC, (ii) any management company that is an affiliate of the borrower sponsor, (iii) any reputable management company that has, for at least five years prior to its engagement as property manager, managed at least five Class A office properties, and at the time of its engagement as property manager, manages at least 7,500,000 leasable square feet of Class A office space, and is not the subject of a bankruptcy or similar event, or (iv) any other management company reasonably approved by the lender and with respect to which a Rating Agency Confirmation has been delivered. The lender has the right to replace, or require the borrowers to replace, the property manager with a property manager selected by the borrowers (or selected by the lender in the event of an event of default under the 1633 Broadway Loan Combination or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the 1633 Broadway Loan Combination, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy, or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.
■	Mezzanine or Subordinate Secured Indebtedness. On or after November 25, 2020, the owner of the direct or indirect equity interests of the borrowers are permitted to incur mezzanine debt (the “1633 Broadway Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the borrowers, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the loan-to-value ratio (as

 LOAN #2: 1633 Broadway

calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Loan Combination) is no greater than 52.08%, (ii) the debt service coverage ratio (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Loan Combination) is at least 3.08x, (iii) the debt yield (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Loan Combination) is at least 9.35%, (iv) the execution of a subordination and intercreditor agreement that is reasonably acceptable to the lender, and (iv) receipt of a Rating Agency Confirmation.
■	Release of Collateral. None.
■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the 1633 Broadway Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #3: SOUTHCENTER MALL

LOAN #3: SOUTHCENTER MALL

LOAN #3: SOUTHCENTER MALL

LOAN #3: SOUTHCENTER MALL

LOAN #3: SOUTHCENTER MALL

LOAN #3: SOUTHCENTER MALL

Southcenter Mall
2800 Southcenter Mall
Tukwila, WA 98188
Newcastle
DELRIDGE
BOEING FIELD
DUNLAP
KENNYDALE
White Center
HIGHLINE
DUWAMISH
LAKERIDGE
RAINIER VIEW
Bryn Mawr -Skyway
HIGHLANDS PARK
MT. VIEW
RIVERTON-BOULEVARD PARK
RENTON MUNICIPAL AIRPORT
Renton
FOSTER
DOWNTOWN RENTON
EVANSVILLE
RIVERTON HEIGHTS
Tukwila Family Fun Center & Bullwinkle's Restaurant
Boeing Commercial Airplanes HQ
Burien
Five Corners Shopping Center
Highline Medical Center
GREGORY HEIGHTS
SEATTLE-TACOMA INTERNATIONAL AIRPORT
MCMICKEN HEIGHTS
SOUTHCENTER
SeaTac
Southcenter Square
Tukwila
Valley Medical Center
Cascade-Fairwood
Great Wall Shopping Center
Normandy Park
Centerpoint Corporate Park
Amazon Fulfillment Center
Kent
MIDWAY
Seattle
Bellevue
Redmond
Kirkland
Shoreline
Renton
Kent
MAP © 2019 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #3: SOUTHCENTER MALL

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Tukwila, Washington	Cut-off Date Balance(5)		$59,000,000
Property Type	Retail	Cut-off Date Balance per SF(4)		$278.39
Size (SF)	783,068	Percentage of Initial Pool Balance		4.8%
Total Occupancy as of 11/30/2019(1)	92.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/30/2019(1)(2)	84.1%	Type of Security		Fee Simple / Leasehold
Year Built / Latest Renovation	1968 / 2008	Mortgage Rate		2.88000%
Appraised Value	$980,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/17/2019	Original Amortization Term (Months)		NAP
Borrower Sponsor(3)	URW WEA LLC	Original Interest Only Period (Months)		120
Property Management	Westfield Property Management LLC	First Payment Date		2/1/2020
		Maturity Date		1/1/2030
Underwritten Revenues	$59,376,497
Underwritten Expenses	$16,700,013	Escrows(6)
Underwritten Net Operating Income (NOI)	$42,676,484		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$41,548,866	Taxes	$0	$0
Cut-off Date LTV Ratio(4)	22.2%	Insurance	$0	$0
Maturity Date LTV Ratio(4)	22.2%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	6.70x / 6.53x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	19.6% / 19.1%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$218,000,000	99.6%	Loan Payoff	$217,738,336	99.5%
Principal’s New Cash Contribution	819,135	0.4	Origination Costs	1,080,799	0.5

Total Sources	$218,819,135	100.0%	Total Uses	$218,819,135	100.0%

(1)	Total Occupancy is inclusive of JCPenney (272,267 SF), Macy’s (258,944 SF), Sears (174,630 SF), Nordstrom (165,900 SF), KeyBank (21,546 SF) and Olive Garden (7,405 SF), which each separately own their own improvements and as such are excluded from the collateral SF. Owned Occupancy is based on a total of 783,068 collateral SF.

(2)	The current physical occupancy at the Southcenter Mall Property is 87.9%. Three tenants totaling 29,911 SF are excluded from the occupancy and underwriting because they are expected to or known to vacate. Forever21 (26,611 SF) is in bankruptcy and is excluded from the occupancy and underwriting.

(3)	Represents the non-recourse carveout guarantor of the Southcenter Mall Loan Combination. For additional information, see “—The Borrower” below.

(4)	Calculated based on the aggregate outstanding principal balance of the Southcenter Mall Loan Combination. See “—The Mortgage Loan” below.

(5)	The Southcenter Mall Loan consists of the non-controlling note A-3 and note A-5 and is part of the Southcenter Mall Loan Combination, which is evidenced by six pari passu notes, with an aggregate outstanding principal balance as of the Cut-Off Date of $218,000,000. For additional information, see “—The Mortgage Loan” below.

(6)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Southcenter Mall Loan”) is part of a loan combination (the “Southcenter Mall Loan Combination”) evidenced by six pari passu notes with an aggregate principal balance as of the Cut-off Date of $218,000,000. The Southcenter Mall Loan Combination is secured by a first mortgage lien on the borrower’s fee simple and leasehold interest in a 783,068 SF portion (the “Southcenter Mall Property”) of an approximately 1.68 million SF super regional mall located in Tukwila, Washington (the “Southcenter Mall Shopping Center”). The Southcenter Mall Loan, which is evidenced by the non-controlling Note A-3 and Note A-5, has an outstanding principal balance as of the Cut-off Date of $59,000,000 and represents approximately 4.8% of the Initial Pool Balance.

The Southcenter Mall Loan Combination, which accrues interest at an interest rate of 2.88000% per annum, was originated by DBR Investments Co. Limited on December 11, 2019, had an original principal balance of $218,000,000 and has an outstanding principal balance as of the Cut-off Date of $218,000,000. The proceeds of the Southcenter Mall Loan Combination along with $819,135 of equity contributed by the borrower were primarily used to refinance prior debt secured by the Southcenter Mall Property and pay origination costs.

The Southcenter Mall Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Southcenter Mall Loan Combination requires monthly payments of interest only for the entire term. The scheduled maturity date of the Southcenter Mall Loan Combination is the due date in January 2030. Provided that no event of default has occurred and is continuing under the Southcenter Mall Loan Combination documents, at any time after the earlier to occur of (a) January 1, 2023 and (b) the second anniversary of the closing date of the last securitization of any note comprising the Southcenter Mall Loan Combination, the Southcenter Mall Loan Combination may be (i) defeased with certain “government securities” as permitted under the Southcenter Mall Loan Combination documents or (ii) prepaid in full together with the greater of 1.00% of the amount prepaid and yield maintenance through October 1, 2029. Voluntary prepayment of the Southcenter Mall Loan Combination without payment of any prepayment premium is permitted on or after the due date occurring in October 2029.

The table below summarizes the promissory notes that comprise the Southcenter Mall Loan Combination. The relationship between the holders of the Southcenter Mall Loan Combination is governed by a co-lender agreement as

LOAN #3: SOUTHCENTER MALL

described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	GSMS 2020-GC45	Yes
A-2	50,000,000	50,000,000	Benchmark 2020-IG1(1)	No
A-3	39,000,000	39,000,000	CGCMT 2020-GC46	No
A-4	29,000,000	29,000,000	DBRI(2)	No
A-5	20,000,000	20,000,000	CGCMT 2020-GC46	No
A-6	20,000,000	20,000,000	DBRI(2)	No
Total	$218,000,000	$218,000,000

(1)	The Benchmark 2020-IG1 transaction is expected to close on approximately February 28, 2020.
(2)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Southcenter Mall Property is a 783,068 SF portion of the Southcenter Mall Shopping Center, a three-level super regional mall that contains approximately 1.68 million SF of gross leasable area, located in the greater Seattle market. The Southcenter Mall Shopping Center was originally built in 1968 and expanded in 2008. In 2008, an approximately $240 million redevelopment project opened with a 400,000 SF two level expansion that included the new AMC theater, food terrace, new specialty stores, feature restaurants and new parking structures. Four outparcel pads were added totaling approximately 40,000 SF. In addition, in 2010 a project to re-tenant the vacant Mervyn’s box brought the specialty grocer, Seafood City (44,413 SF), which opened in July 2010. Including the purchase of the Mervyn’s box, total project cost was approximately $35 million. The Southcenter Mall Shopping Center has 7,059 parking spaces, which equates to 4.2 spaces per 1,000 SF. The Southcenter Mall Property is owned in fee by the borrower, except for a parking parcel containing approximately 1,350 parking spaces, in which the borrower has a sub-ground leasehold interest through June 2045. The ground rent under the lease is currently approximately $8,175 per month and resets every 10 year period based on the consumer price index (with the next reset in 2025) subject to the methodology in the ground lease documents.

The Southcenter Mall Shopping Center is anchored by Macy’s, JCPenney, Nordstrom and Sears, which each separately own their improvements. Macy’s also owns the underlying land beneath its store, while the borrower owns the underlying land for the three remaining anchors. As of the trailing 12 months ending October 2019, the four major non-collateral anchors (Macy’s, JCPenney, Nordstrom and Sears) have achieved sales of approximately $63.3 million ($245 PSF), $35.2 million ($129 PSF), $29.4 million ($177 PSF), and $13.9 million ($80 PSF), respectively. The Southcenter Mall Shopping Center is also junior anchored by Seafood City (a Filipino supermarket), a 16-screen American Multi-Cinema (“AMC”) theater, Round One and H&M (which are all part of the Southcenter Mall Loan Combination collateral). As of the trailing 12 months ending in October 2019, Seafood City, AMC theater, Round One and H&M posted sales of approximately $35.0 million ($787 PSF), $13.6 million ($850,081 per screen), $6.5 million ($159 PSF) and $10.0 million ($408 PSF), respectively.

The Southcenter Mall Property features a broad merchandise mix with over 150 specialty retailers including Apple, Aerie, Claire’s, Coach, Disney, Footlocker, H&M, Gamestop, Lucky Brand, Michael Kors, and Sephora. The Southcenter Mall Property also features diverse dining options such as BJ’s Restaurant, The Cheesecake Factory, Buffalo Wild Wings, Chipotle and Moctezuma’s Mexican Restaurant, which is complemented by a 14-bay food court located on the second level of the Southcenter Mall Property.

As of November 30, 2019, the Southcenter Mall Property was 84.1% occupied, excluding non-collateral anchors and unowned parcels. As of the trailing 12 months ending October 2019, the Southcenter Mall Property generated in-line sales of approximately $757 PSF with an occupancy cost ratio of approximately 12.9%. Excluding the Apple store, the Southcenter Mall Property generated in-line sales of approximately $600 PSF with an occupancy cost ratio of approximately 16.3% over the same period.

LOAN #3: SOUTHCENTER MALL

The following table presents a summary of historical tenant sales at the Southcenter Mall Property:

Historical Tenant Sales Summary (1)

	2017	2018	TTM October 2019
Anchor Sales PSF (non-collateral)	$167	$166	$163
Junior Anchor Sales PSF (collateral)	$320	$321	$337
In-Line Tenant Sales (<10,000) PSF	$849	$856	$777
In-Line Tenant Sales (<10,000) PSF (excl. Apple)	$616	$593	$613

(1)	Information as provided by the borrower sponsors and only includes tenants reporting sales.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Southcenter Mall Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(3)	Occupancy Cost(3)	Lease Expiration	Renewal / Extension Options
Non-Collateral Anchors(4)
Nordstrom	NR / NR / NR	165,900	NAP	$1,040,000	3.1%	NAP	$177	3.5%	9/30/2028	NAV
JCPenney	NR / NR / NR	272,267	NAP	407,094	1.2	NAP	$129	1.2%	7/31/2028	NAV
Sears	NR / NR / NR	174,630	NAP	100,000	0.3	NAP	$80	0.7%	7/31/2023	NAV
Macy’s	NR / NR / NR	258,944	NAP	0	0.0	NAP	$245	NAP	NAP	NAV
Total Non-Collateral Anchors		871,741	NAP	$1,547,094	4.6%	NAP	$163	1.2%
Non-Collateral Outparcels		28,951	NAP	463,536	1.4	NAP
Total Non-Collateral		900,692	NAP	$2,010,630	6.0%	NAP

Owned Tenants
AMC	NR / NR / NR	70,000	8.9%	$2,920,344	8.8%	$41.72	$850,081(5)	21.5%	7/31/2023	4, 5-year options
Seafood City	NR / NR / NR	44,413	5.7	1,399,866	4.2	$31.52	$787	4.0%	7/15/2025	3, 5-year options
H&M	NR / NR / NR	24,506	3.1	1,188,541	3.6	$48.50	$408	11.9%	1/31/2029	4, 3-year options
Round One	NR / NR / NR	40,576	5.2	908,073	2.7	$22.38	$159	14.1%	7/31/2025	2, 5-year options
The Container Store	NR / NR / NR	25,452	3.3	700,987	2.1	$27.54	$157	17.5%	2/28/2027	2, 5-year options
Champs Sports/Nike Yardline	NR / NR / NR	7,493	1.0	604,830	1.8	$80.72	$977	8.3%	1/31/2025	None
Foot Locker/House of Hoops	NR / NR / NR	7,310	0.9	591,852	1.8	$80.96	$620	13.1%	1/31/2021	None
Fidelity Investments	NR / A1 / NR	7,200	0.9	574,878	1.7	$79.84	NAV	NAV	5/31/2024	2, 5-year options
The Cheesecake Factory	NR / NR / NR	10,289	1.3	569,037	1.7	$55.31	$1,149	4.8%	1/31/2028	2, 5-year options
Victoria's Secret	NR / NR / NR	9,875	1.3	556,043	1.7	$56.31	$522	10.8%	1/31/2024	None
Ten Largest Owned Tenants		247,114	31.6%	$10,014,451	30.0%	$40.53
Remaining Owned Tenants		411,274	52.5	21,309,322	63.9	$51.81
Vacant Spaces (Owned Space)		124,680	15.9	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants(6)		783,068	100.0%	$31,323,773	94.0%	$51.66
Totals / Wtd. Avg. Non-Collateral / Owned Tenants(7)				$33,334,403	100.0%	$54.98

(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Tenant Sales $ per SF and Occupancy Cost are as of the trailing 12 months ending October 31, 2019. Occupancy cost is calculated based on the UW Base Rent.
(4)	The borrower owns the underlying land of JCPenney, Nordstrom, Sears, Olive Garden and KeyBank. Lease Expiration for JCPenney, Nordstrom and Sears refers to expiration of the ground leases.
(5)	Based on the AMC’s 16 screens.
(6)	The UW Base Rent $ per SF excludes 52,033 SF which has no attributable fixed base rent.
(7)	The UW Base Rent and UW Base Rent $ per SF include UW Base Rent from the three non-collateral anchor tenants and two non-collateral in-line tenants, but excludes the associated SF.

LOAN #3: SOUTHCENTER MALL

The following table presents certain information relating to the lease rollover schedule at the Southcenter Mall Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	16,155	2.1%	2.1%	$904,456	2.7%	$55.99	5
2020	34,678	4.4	6.5%	1,075,944	3.2	$31.03	25
2021	74,171	9.5	16.0%	3,433,327	10.3	$46.29	35
2022	61,226	7.8	23.8%	2,782,407	8.3	$45.44	30
2023	107,256	13.7	37.5%	5,339,098	16.0	$49.78	17
2024	66,909	8.5	46.0%	4,157,281	12.5	$62.13	19
2025	102,272	13.1	59.1%	3,741,382	11.2	$36.58	11
2026	14,005	1.8	60.9%	589,983	1.8	$42.13	6
2027	53,172	6.8	67.7%	2,363,443	7.1	$44.45	14
2028	40,244	5.1	72.8%	3,922,140	11.8	$97.46	15
2029	62,786	8.0	80.8%	4,254,323	12.8	$67.76	15
2030	16,096	2.1	82.9%	549,544	1.6	$34.14	3
2031 & Thereafter	9,418	1.2	84.1%	221,075	0.7	$23.47	1
Vacant	124,680	15.9	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(4)	783,068	100.0%		$33,334,403	100.0%	$54.98	196

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes annual rent from three non-collateral anchor tenants and two non-collateral in-line tenants in which the borrower owns the underlying land but does not own the improvements. The UW Base Rent $ per SF excluding the non-collateral tenants is $51.66.

(4)	The Wtd. Avg. UW Base Rent $ per SF for Owned Tenant excludes 52,033 SF, which has no attributable base rent.

The following table presents certain information relating to the historical occupancy at the Southcenter Mall Property:

Historical Leased %(1)

	2014	2015	2016	2017	2018	Current(2)(3)
Owned Occupancy including non-collateral anchors	95.8%	97.8%	95.8%	96.0%	96.0%	92.6%
Owned Occupancy excluding non-collateral anchors	91.2%	95.5%	91.3%	91.7%	91.6%	84.1%

(1)	Historical Occupancy is as of December 31 of each respective year.

(2)	Current occupancy is based on the underwritten rent roll dated November 30, 2019.

(3)	The current physical occupancy at the Southcenter Mall Property is 87.9%. Three tenants totaling 29,911 SF are excluded from the occupancy and underwriting because they are expected to or known to vacate. In addition, Forever21 (26,611 SF), which is in bankruptcy, is excluded from the occupancy and underwriting.

LOAN #3: SOUTHCENTER MALL

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Southcenter Mall Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 10/31/2019	Underwritten	Underwritten $ per SF(2)
Base Rent	$37,070,856	$36,892,290	$36,065,546	$34,418,159	$33,334,403	$42.57
Rent Steps(3)	0	0	0	0	708,761	0.91
Gross Up Vacancy	0	0	0	0	6,071,512	7.75
Reimbursements	18,549,095	19,060,094	20,923,356	20,783,823	20,416,765	26.07
Other Income(4)	6,743,806	5,925,410	6,271,498	4,799,081	4,916,568	6.28
Vacancy & Credit Loss	0	0	0	0	(6,071,512)	(7.75)
Effective Gross Income	$62,363,757	$61,877,793	$63,260,401	$60,001,063	$59,376,497	$75.83

Real Estate Taxes	$4,063,206	$4,235,122	$4,673,930	$4,276,508	$4,483,105	$5.73
Insurance	328,713	488,602	541,588	522,502	554,389	0.71
Management Fee(5)	2,933,914	2,894,887	2,967,772	2,830,732	1,000,000	1.28
Other Operating Expenses	10,268,627	10,675,556	10,894,826	10,662,519	10,662,519	13.62
Total Operating Expenses	$17,594,460	$18,294,166	$19,078,116	$18,292,261	$16,700,013	$21.33

Net Operating Income	$44,769,297	$43,583,627	$44,182,284	$41,708,802	$42,676,484	$54.50
TI/LC	0	0	0	0	978,835	1.25
Capital Expenditures	0	0	0	0	148,783	0.19
Net Cash Flow	$44,769,297	$43,583,627	$44,182,284	$41,708,802	$41,548,866	$53.06

Occupancy(6)	91.3%	91.7%	91.6%	84.1%	90.7%(7)
NOI Debt Yield	20.5%	20.0%	20.3%	19.1%	19.6%
NCF DSCR	7.03x	6.85x	6.94x	6.55x	6.53x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten $ per SF is based on 783,068 SF.

(3)	Includes $667,292 of contractual rent steps through January 1, 2021 and $41,469 for the straight line average rent for the following investment grade tenants: Fidelity Investments, AT&T Wireless, Verizon, Disney, Michael Kors, Starbucks and Bank of America.

(4)	Underwritten Other Income consists of lease termination income ($117,487), percentage rent ($857,464), kiosk/ATM income ($1,658,949), specialty leasing income ($1,554,354), media income ($132,282) and miscellaneous income ($596,031).

(5)	Any management fees exceeding 3.0% of Effective Gross Income are subordinate to the Southcenter Mall Loan Combination.

(6)	Occupancy is based on a total of 783,068 collateral SF and represents owned occupancy, which is exclusive of non-collateral anchors

(7)	Represents the underwritten economic occupancy.

■	Appraisal. According to the appraisal, the Southcenter Mall Property had an “as-is” appraised value of $980,000,000 as of November 17, 2019.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$958,000,000	NAP	4.50%
Income Capitalization Approach(1)	$992,000,000	6.00%	5.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated November 20, 2019, there are no recognized environmental conditions or recommendations for further action at the Southcenter Mall Property, except for the implementation of an asbestos operations and maintenance plan.

■	Market Overview and Competition. The Southcenter Mall Property is located in Tukwila, Washington, 14 miles south of downtown Seattle and four miles north of the SeaTac International Airport. The Southcenter Mall Property is located at the junction of Seattle’s two most heavily traveled highways (I-5 and I-405). The Southcenter Mall Property is the largest shopping center in the state of Washington. The trade area serving the Southcenter Mall Property stretches over 30 miles and includes over 1.3 million residents. According to the appraisal, as of 2019, within a 5-,7- and 10-mile radius of the Southcenter Mall Property, the population is 291,032, 528,882 and 841,502, respectively. Within a 5-,7- and 10-mile radius of the Southcenter Mall Property, the average household income is $88,132, $97,087 and $110,258, respectively.

LOAN #3: SOUTHCENTER MALL

The Southcenter Mall Property is located in the West Seattle/Tukwila/Kent/Auburn retail submarket of Seattle. According to the appraisal, the West Seattle/Tukwila/Kent/Auburn retail submarket contains approximately 8.7 million SF, or 31.8% of the region’s inventory. As of the third quarter of 2019, the West Seattle/Tukwila/Kent/Auburn retail submarket had a vacancy rate of 9.8% with net absorption of 21,000 SF. Over the same period, the submarket had an average asking rental rate of $22.58 per SF.

The following table presents certain information relating to the primary competition for the Southcenter Mall Property:

Competitive Set(1)

	Southcenter Mall(2)	The Commons at Federal Way	Pacific Place	Bellevue Square	Northgate Mall	Tacoma Mall
Distance from Subject	NAP	11.5 miles	12.3 miles	14.0 miles	19.1 miles	23.5 miles
Property Type	Super Regional Mall	Super Regional Mall	Urban Specialty Center	Super Regional Mall	Super Regional Mall	Super Regional Mall
Year Built	1968	1975	1998	1946	1950	1964
Total GLA	1,683,760	771,000	330,000	1,578,000	1,046,000	1,188,607
Total Occupancy	92.6%	74.1%	75.0%	98.2%	98.2%	98.6%
In-Line Sales per SF	$758	$200 - $300	$500 - $650	$600 - $775	NAV	$500 - $575
Anchors & Jr. Anchors	Macy’s JCPenney Sears Nordstrom Seafood City Round One AMC	Macy’s Target Kohl’s Cinemas	AMC Theaters Barnes & Noble Nordstrom (adjacent) Macy’s (nearby)	Macy’s Nordstrom JCPenney Crate & Barrel	Macy’s Nordstrom JCPenney Other/Big Box	Macy’s Nordstrom JCPenney Dick’s Sporting Goods

(1)	Source: Appraisal.

(2)	Based on the Southcenter Mall Shopping Center, including non-collateral anchors and outparcels.

■	The Borrower. The borrower is Southcenter Owner LLC, a single purpose, bankruptcy remote single member Delaware limited liability company with two independent directors. Legal counsel to the borrower provided a non-consolidation opinion in connection with the origination of the Southcenter Mall Loan Combination.

The borrower sponsor is a joint venture between Unibail-Rodamco-Westfield (55%) and Canada Pension Plan Investment Board (“CPPIB”) (45%). The non-recourse carveout guarantor is URW WEA LLC, an affiliate of Unibail-Rodamco-Westfield (“URW”). The liability of the non-recourse carveout guarantor for recourse events relating to bankruptcy is capped at 20% of the then outstanding principal balance of the Southcenter Mall Loan Combination.

URW is a global developer and operator of flagship shopping destinations in cities across Europe and the United States and office buildings and major convention and exhibition venues in the Paris region. As of June 30, 2019, URW had a total portfolio value of approximately €65.0 billion, of which 86% is retail, 7% is office, 5% is convention and exhibition venues and 2% is services. URW owns and operates 92 shopping centers, of which 55 are flagships in cities in Europe and the United States.

CPPIB is a Canadian Crown corporation established by way of the 1997 Canada Pension Plan Investment Board Act to oversee and invest the funds contributed to and held by the Canada Pension Plan. As of September 30, 2019, CPPIB managed over C$409 billion in investment assets for the Canada Pension Plan on behalf of 20 million Canadians. CPPIB invests across geographies and asset classes, including public equities (33%), private equities (24%), real estate (12%), government bonds (10%), credit investments (9%), infrastructure (9%) and others. If CPPIB succeeds to URW’s interest in the borrower, CPPIB, or an affiliate having a net worth and liquidity reasonably acceptable to the lender, is permitted to act as replacement guarantor.

■	Lockbox and Cash Management. The Southcenter Mall Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to deliver letters to all tenants at the Southcenter Mall Property directing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Trigger Period is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept weekly to a segregated cash management account under the control of the

LOAN #3: SOUTHCENTER MALL

lender and disbursed in accordance with the Southcenter Mall Loan Combination documents to make deposits into the tax, insurance and parking area sublease reserve accounts as described below under “Escrows”, to pay debt service on the Southcenter Mall Loan Combination, to make deposits into the replacement reserve and rollover reserve as described below under “Escrows”, to pay operating expenses set forth in the annual budget (which must be approved by the lender during a Trigger Period) and lender-approved extraordinary expenses, and to deposit any remainder into a cash sweep account to be held as additional collateral for the Southcenter Mall Loan Combination during such Trigger Period.

A “Trigger Period” means any period during the continuance of (i) an event of default under the Southcenter Mall Loan Combination documents until cured as determined by the lender in its reasonable discretion or (ii) any Low DSCR Trigger Period.

■	A “Low DSCR Trigger Period” means any period during the continuance of which the debt service coverage ratio based on the Southcenter Mall Loan Combination is less than 4.11x and will end if (i) the Southcenter Mall Loan Combination debt service coverage ratio is at least 4.11x for two consecutive quarters, (ii) the borrower prepays a portion of the Southcenter Mall Loan Combination to achieve a debt service coverage ratio of 4.11x with a prepayment fee equal to the greater of 1.00% of the prepaid amount and yield maintenance or (iii) the borrower delivers to the lender a letter of credit meeting the requirements of the Southcenter Mall Loan Combination documents or other additional collateral acceptable to the lender in its sole but reasonable discretion in an amount equal to 12 months of projected excess cash flow (provided if a debt service coverage ratio of 4.11x has not been achieved as of the date that is 12 months from delivery of such letter of credit, a Low DSCR Trigger Period will again commence).

■	Escrows. On each due date during the continuance of a Trigger Period, the borrower will be required to fund the following reserves, (i) 1/12th of the real estate taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that an insurance reserve will be waived if the Southcenter Mall Property is covered under an acceptable blanket policy, (iii) 1/12th of the rent due under the sub-ground lease at the Southcenter Mall Property (provided such reserve is not required to be funded if the borrower provides reasonably acceptable evidence of payment of such monthly rent when due), (iv) a monthly replacement reserve deposit of $12,399, subject to a cap of $148,783 and (v) a monthly rollover reserve deposit of $81,570, subject to a cap of $978,835. Funds deposited into any of the foregoing reserves are required to be released to the borrower if a Trigger Period no longer exists. The borrower has the right to deliver a letter of credit meeting the requirements of the Southcenter Mall Loan Combination documents in lieu of funding any reserve, or to replace funds previously deposited into any reserve.

■	Property Management. The Southcenter Mall Property is managed by Westfield Property Management LLC, an affiliate of the borrower. The lender may require the borrower to replace the property manager with another property manager chosen by the borrower and approved by the lender in its sole discretion and terminate the existing management agreement without payment of any termination fees or other costs upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an event of default, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager is insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The borrower may request that the lender release (i) the non-income producing approximately 1.02 acre parcel of land and its currently un-owned improvements designated as the “Firestone Parcel”, (ii) the approximately 0.57 acre parcel of land designated as the “Post Office Parcel” and/or (iii) any other non-income producing, unimproved, non-material portion of the Southcenter Mall Property, which is not used for parking (each, a “Release Parcel”) from the lien of the Southcenter Mall Loan Combination documents upon the satisfaction of the following conditions: (a) no continuing event of default; (b) title to the Release Parcel is transferred from the borrower and the borrower continues to be a single purpose entity; (c) evidence satisfactory to the lender that the Release Parcel is a legally subdivided parcel from the Southcenter Mall Property and is on a separate tax lot; (d) the conveyance of the Release Parcel does not (1) materially adversely affect the use, access, value, utility or operation of the remaining Southcenter Mall Property, (2) cause any portion of the remaining Southcenter Mall Property to be in violation of any

LOAN #3: SOUTHCENTER MALL

legal, zoning or parking requirements, (3) create any liens on the remaining Southcenter Mall Property or (4) cause a default under the terms of any lease or other instrument relating to the Southcenter Mall Property; (e) if such release occurs after a securitization, the borrower must comply with REMIC related conditions; and (f) only with respect to the Post Office Parcel, payment of a release price in an amount equal to $1,275,000 together with the yield maintenance premium (if then applicable). No paydown or defeasance of the Southcenter Mall Loan Combination will be required in connection with any Release Parcel other than the Post Office Parcel. In addition, with respect to the Firestone Parcel and/or the Post Office Parcel, the borrower must enter into a “no poaching” agreement between the borrower and the transferee of the Firestone Parcel and/or Post Office Parcel with respect to the tenants under leases at the Southcenter Mall Property (unless replaced with tenants paying equal or greater effective rent per square foot), to which the lender will be a third party beneficiary and which agreement is in form and substance satisfactory to the lender).

■	Terrorism Insurance. The Southcenter Mall Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal 100% of the replacement cost of the Southcenter Mall Property plus 24 months of business interruption coverage, plus an extended period of indemnity of 12 months; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any subsequent statute, extension or reauthorization is no longer in effect, the borrower will not be required to pay annual premiums in excess of an amount equal to two times the then-current premium for a separate “special causes of loss” or similar policy (including business interruption insurance) insuring only the Southcenter Mall Property on a stand-alone basis. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #4: Superior Storage Portfolio

Hartland Self-Storage

HOERTH STORAGE

Hoerth Self-Storage

Joyce Boulevard

KENOSHA STORAGE

Kenosha Storage

Pleasant Street 2

Joyce Boulevard

Airport Boulevard

Robinson Avenue

Trafalgar Road

Walton Boulevard

Pleasant Street 1

LOAN #4: Superior Storage Portfolio

Wausau
Green Bay
Appleton
Fond du Lac
WISCONSIN
Madison
Milwaukee
Waukesha
Racine
Lake Michigan
Beloit
Kenosha
Rockford
Belvedere
ILLINOIS
Schaumburg
Chicago
Aurora
Joliet
Peru
IN
MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS
MISSOURI
ARKANSAS
Bella Vista
Pea Ridge
Little Flock
Bentonville
Rogers
NORTHWEST ARKANSAS REGIONAL AIRPORT
Cave Springs
Lowell
Elm Springs
Springdale
Fayetteville

Superior Storage Portfolio

	PROPERTY NAME	ADDRESS	CITY, STATE	ZIP CODE
1	Hartland Self Storage	470 East Industrial Drive	Hartland, WI	53029
2	Hoerth Storage	74 Halbach Court	Fond du Lac, WI	54937
3	Kenosha Storage	7100 77th Avenue	Kenosha, WI	53142
4	Point Storage	3690 Commerce Drive	Madison, WI	53719
5	Airport Boulevard	3400 Southwest Municipal Drive	Bentonville, AR	72712
6	Joyce Boulevard	3428 East Joyce Boulevard	Fayetteville, AR	72703
7	Oak Street	5274 North Oak Street	Bethel Heights, AR	72764
8	Pleasant Street 2	1742 South Pleasant Street	Springdale, AR	72764
9	Pleasant Street 1	1786 South Pleasant Street	Springdale, AR	72764
10	Robinson Avenue	2571 East Robinson Avenue	Springdale, AR	72764
11	Shady Grove	2325 West Shady Grove Road	Springdale, AR	72764
12	Trafalgar Road	8231 Trafalgar Road	Bella Vista, AR	72714
13	Walton Boulevard	1908 South Walton Boulevard	Bentonville, AR	72712

LOAN #4: Superior Storage Portfolio

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	13	Loan Seller	GSMC
Location (City/State)	Various / Various	Cut-off Date Principal Balance	$55,000,000
Property Type	Self Storage	Cut-off Date Principal Balance per SF	$55.51
Size (SF)	990,859	Percentage of Initial Pool Balance	4.5%
Total Occupancy as of 1/1/2020	80.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 1/1/2020	80.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	4.18300%
Appraised Value(1)	$88,700,000	Original Term to Maturity (Months)	120
Appraisal Date(1)	12/10/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Steven Juiris	Original Interest Only Period (Months)	120
Property Management	Lakeland Homes & Property Management LLC	First Payment Date	3/6/2020
Maturity Date	2/6/2030

Underwritten Revenues	$7,160,775
Underwritten Expenses	$2,149,084	Escrows(2)
Underwritten Net Operating Income (NOI)	$5,011,691	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,912,605	Taxes	$142,743	$48,131
Cut-off Date LTV Ratio(1)	62.0%	Insurance	$67,629	$11,303
Maturity Date LTV Ratio(1)	62.0%	Replacement Reserve	$0	$8,257
DSCR Based on Underwritten NOI / NCF	2.15x / 2.11x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.9%	Other(3)	$50,160	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$55,000,000	82.7%	Loan Payoff	$49,375,771	74.2%
Mezzanine Loan	11,500,000	17.3	Principal Equity Distribution	15,144,001	22.8
Closing Costs	1,719,697	2.6
Reserves	260,532	0.4

Total Sources	$66,500,000	100.0%	Total Uses	$66,500,000	100.0%

(1)	The Appraised Value represents the aggregate “As Portfolio” appraised value of the Superior Storage Portfolio Properties of $88,700,000 including an approximately 10.2% portfolio premium. The aggregate “as-is” appraised value without the portfolio premium is $80,500,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated on the basis of the “As Portfolio” Appraised Value. Excluding the portfolio premium, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio on the basis of the aggregate “as-is” appraised value are both 68.3%. See “—Appraisal” below.

(2)	See “—Escrows” below.

(3)	Other Upfront reserve represents a reserve for deferred maintenance.

■	The Mortgage Loan. The mortgage loan (the “Superior Storage Portfolio Loan”) is evidenced by a promissory note in the original principal amount of $55,000,000 and is secured by first mortgages encumbering the borrowers’ fee simple interests in a portfolio of 13 self storage properties located in Wisconsin and Arkansas (each, a “Superior Storage Portfolio Property” and collectively, the “Superior Storage Portfolio Properties”). The Superior Storage Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $55,000,000 and represents approximately 4.5% of the Initial Pool Balance.

The Superior Storage Portfolio Loan was originated by Goldman Sachs Bank USA on January 22, 2020. The Superior Storage Portfolio Loan has an interest rate of 4.18300% per annum. The borrowers utilized the proceeds of the Superior Storage Portfolio Loan to refinance existing debt on the Superior Storage Portfolio Properties, fund reserves, pay origination costs and return equity to the borrower sponsor.

The Superior Storage Portfolio Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Superior Storage Portfolio Loan requires interest-only payments for the entire term of the Superior Storage Portfolio Loan. The scheduled maturity date of the Superior Storage Portfolio Loan is the due date in February 2030. Voluntary prepayment of the Superior Storage Portfolio Loan is prohibited prior to November 6, 2029. At any time after the second anniversary of the Closing Date, the Superior Storage Portfolio Loan may be defeased in whole (or in part in connection with the release of a Superior Storage Portfolio Property as described under “—Release of Collateral” below) with direct, non-callable obligations of the United States of America.

LOAN #4: Superior Storage Portfolio

■	The Mortgaged Properties. The Superior Storage Portfolio Loan is secured by 13 self storage properties developed between 1987 and 2008. The Superior Storage Portfolio Properties consists of a total of 5,904 total storage units, including 1,258 climate-controlled units (21.3%) and 4,298 non-climate-controlled units (72.8%). The Superior Storage Portfolio Properties are located across Arkansas and Wisconsin.

The following table presents certain information relating to the Superior Storage Portfolio Properties:

Portfolio Summary

Property Name	City/State	Allocated Cut-off Date Loan Amount	% of Allocated Loan Amount	Total Storage Units(1)	Total SF(1)	Year Built/ Renovated	Occupancy(1)	As-Is Appraised Value(2)
Kenosha Storage	Kenosha, WI	$9,087,000	16.5%	944	112,755	1999 / NAP	85.6%	$13,300,000
Point Storage	Madison, WI	7,788,800	14.2	408	85,181	1988 / NAP	95.1%	11,400,000
Hoerth Storage	Fond Du Lac, WI	7,310,600	13.3	473	135,051	1987 / 2013	87.0%	10,700,000
Trafalgar Road	Bella Vista, AR	4,748,400	8.6	457	103,340	2001 / NAP	79.8%	6,950,000
Robinson Avenue	Springdale, AR	4,372,700	8.0	796	97,025	2005 / 2017	61.6%	6,400,000
Hartland Self Storage	Hartland, WI	4,304,300	7.8	337	59,680	2005 / NAP	90.0%	6,300,000
Oak Street	Bethel Heights, AR	3,894,400	7.1	480	114,250	2007 / NAP	77.0%	5,700,000
Joyce Boulevard	Fayetteville, AR	3,006,200	5.5	404	61,668	2008 / NAP	86.9%	4,400,000
Pleasant Street 1	Springdale, AR	3,006,200	5.5	461	73,350	1993 / NAP	70.7%	4,400,000
Airport Boulevard	Bentonville, AR	2,698,800	4.9	324	51,595	2001 / NAP	87.4%	3,950,000
Pleasant Street 2	Springdale, AR	1,878,900	3.4	341	42,400	1992 / NAP	67.8%	2,750,000
Walton Boulevard	Bentonville, AR	1,503,100	2.7	209	26,639	1990 / 2019	72.2%	2,200,000
Shady Grove	Springdale, AR	1,400,600	2.5	270	27,925	1992 / NAP	70.2%	2,050,000
Total / Wtd. Avg.		$55,000,000	100.0%	5,904	990,859		80.4%	$80,500,000

(1)	Based on the underwritten rent roll as of January 1, 2020.

(2)	The aggregate “as-is” appraised value does not include the portfolio premium. The “As Portfolio” appraised value including the premium is $88,700,000.

The following table presents certain information relating to the units and rents at the Superior Storage Portfolio Properties:

Unit Mix(1)

Property Name	Total # of Units	Occupancy	Total SF	% of Total SF	Average Month Rent PSF
Kenosha Storage	944	85.6%	112,755	11.4%	$1.25
Point Storage	408	95.1%	85,181	8.6	$1.74
Hoerth Storage	473	87.0%	135,051	13.6	$0.77
Trafalgar Road	457	79.8%	103,340	10.4	$0.86
Robinson Avenue	796	61.6%	97,025	9.8	$0.77
Hartland Self Storage	337	90.0%	59,680	6.0	$1.15
Oak Street	480	77.0%	114,250	11.5	$0.65
Joyce Boulevard	404	86.9%	61,668	6.2	$0.65
Pleasant Street 1	461	70.7%	73,350	7.4	$0.65
Airport Boulevard	324	87.4%	51,595	5.2	$0.97
Pleasant Street 2	341	67.8%	42,400	4.3	$0.67
Walton Boulevard	209	72.2%	26,639	2.7	$1.03
Shady Grove	270	70.2%	27,925	2.8	$0.91
Total / Wtd. Avg.	5,904	80.4%	990,859	100.0%	$0.93

(1)	Based on the underwritten rent roll as of January 1, 2020.

LOAN #4: Superior Storage Portfolio

The following table presents certain information relating to historical leasing at the Superior Storage Portfolio Properties:

Historical Leased %(1)

Property	2019	As of 1/1/2020(2)
Kenosha Storage	84.0%	85.6%
Point Storage	91.6%	95.1%
Hoerth Storage	91.0%	87.0%
Trafalgar Road	72.6%	79.8%
Robinson Avenue	59.7%	61.6%
Hartland Self Storage	92.3%	90.0%
Oak Street	71.0%	77.0%
Joyce Boulevard	84.7%	86.9%
Pleasant Street 1	73.6%	70.7%
Airport Boulevard	89.9%	87.4%
Pleasant Street 2	71.6%	67.8%
Walton Boulevard	72.3%	72.2%
Shady Grove	72.1%	70.2%
Wtd. Avg.	79.4%	80.4%

(1)	Historical occupancies are as of December 31 of each respective year unless indicated otherwise.

(2)	Based on the in-place rent roll as of January 1, 2020.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Superior Storage Portfolio Properties:

Cash Flow Analysis(1)(2)

	TTM 12/31/2019	Underwritten	Underwritten $ Per SF
Base Rental Revenue	$6,330,353	$8,369,928	$8.45
Vacancy & Credit Loss	0	(1,556,670)	(1.57)
Other Income	347,517	347,517	0.35
Effective Gross Revenue	$6,677,869	$7,160,775	$7.23

Real Estate Taxes	$567,978	$638,555	$0.64
Insurance	113,588	150,014	0.15
Management Fee	333,893	358,039	0.36
Other Operating Expenses	955,520	1,002,476	1.01
Total Operating Expenses	$1,970,979	$2,149,084	$2.17

Net Operating Income	$4,706,890	$5,011,691	$5.06
Replacement Reserves	0	99,086	0.10
Net Cash Flow	$4,706,890	$4,912,605	$4.96

Occupancy	80.4%(3)	80.4%
NOI Debt Yield	8.6%	9.1%
NCF DSCR	2.02x	2.11x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flows are based on in-place rent rolls as of January 1, 2020.

(3)	TTM 12/31/2019 Occupancy is as of January 1, 2020.

LOAN #4: Superior Storage Portfolio

■	Appraisal. According to the appraisals, the Superior Storage Portfolio Properties had an “As Portfolio” appraised value of $88,700,000 as of December 10, 2019, which reflects an approximately 10.2% portfolio premium. The aggregate “as-is” appraised value of the Superior Storage Portfolio Properties without the portfolio premium is $80,500,000.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Airport Boulevard	Direct Capitalization Approach	$4,000,000	N/A	7.00%
Joyce Boulevard	Direct Capitalization Approach	$4,500,000	N/A	7.00%
Oak Street	Direct Capitalization Approach	$5,850,000	N/A	7.00%
Pleasant Street 2	Direct Capitalization Approach	$2,750,000	N/A	7.00%
Pleasant Street 1	Direct Capitalization Approach	$4,450,000	N/A	7.00%
Robinson Avenue	Direct Capitalization Approach	$6,450,000	N/A	7.00%
Shady Grove	Direct Capitalization Approach	$2,100,000	N/A	7.00%
Trafalgar Road	Direct Capitalization Approach	$7,150,000	N/A	7.00%
Walton Boulevard	Direct Capitalization Approach	$2,300,000	N/A	7.00%
Hoerth Storage	Direct Capitalization Approach	$10,575,000	N/A	6.25%
Hartland Self Storage	Direct Capitalization Approach	$6,350,000	N/A	5.75%
Kenosha Storage	Direct Capitalization Approach	$13,150,000	N/A	5.75%
Point Storage	Direct Capitalization Approach	$11,300,000	N/A	6.00%
Airport Boulevard	Discounted Cash Flow Approach	$3,950,000	10.00%	7.25%(1)
Joyce Boulevard	Discounted Cash Flow Approach	$4,400,000	10.00%	7.25%(1)
Oak Street	Discounted Cash Flow Approach	$5,700,000	10.00%	7.25%(1)
Pleasant Street 2	Discounted Cash Flow Approach	$2,750,000	9.75%	7.25%(1)
Pleasant Street 1	Discounted Cash Flow Approach	$4,400,000	10.00%	7.25%(1)
Robinson Avenue	Discounted Cash Flow Approach	$6,400,000	10.00%	7.25%(1)
Shady Grove	Discounted Cash Flow Approach	$2,050,000	10.00%	7.25%(1)
Trafalgar Road	Discounted Cash Flow Approach	$6,950,000	10.00%	7.25%(1)
Walton Boulevard	Discounted Cash Flow Approach	$2,200,000	10.00%	7.25%(1)
Hoerth Storage	Discounted Cash Flow Approach	$10,700,000	7.75%	6.75%(1)
Hartland Self Storage	Discounted Cash Flow Approach	$6,300,000	8.25%	6.00%(1)
Kenosha Storage	Discounted Cash Flow Approach	$13,300,000	8.00%	6.00%(1)
Point Storage	Discounted Cash Flow Approach	$11,400,000	8.25%	6.25%(1)

(1)	Represents the terminal cap rate.

■	Environmental Matters. According to the Phase I environmental reports, dated between December 16, 2019 and January 9, 2020, there are no recognized environmental conditions at the Superior Storage Portfolio Properties.

LOAN #4: Superior Storage Portfolio

■	Market Overview and Competition. The Superior Storage Portfolio Loan is secured by 13 properties located across two different states and within multiple submarkets. The appraisals concluded the competitive set market vacancy and the vacancy for the properties located approximately 3 to 5 miles from the property for each asset.

The following highlights the competitive set vacancy and surrounding supply for each Superior Storage Portfolio Property:

Competitive Set(1)

Property Name	Comp Set Vacancy(2)	Total Self Storage SF(3)
Airport Boulevard	25.5%	439,204
Joyce Boulevard	12.6%	264,992
Oak Street	14.7%	407,148
Pleasant Street 2	16.9%	558,035
Pleasant Street 1	17.9%	581,335
Robinson Avenue	19.3%	451,225
Shady Grove	10.9%	223,105
Trafalgar Road	16.5%	142,900
Walton Boulevard	24.5%	459,832
Hoerth Storage	10.0%-20.0%	NAV
Hartland Self Storage	17.0%	177,280
Kenosha Storage	9.3%	450,495
Point Storage	6.0%	255,971

(1)	Source: Appraisal.

(2)	Represents average vacancy of the properties located within trade area of each respective Superior Storage Portfolio Property.

(3)	Supply information for trade area of each respective Superior Storage Portfolio Property.

■	The Borrowers. The borrowers are Hartland Self Storage LLC, Lakeside Storage LLC, NWA Storage 10 LLC, NWA Storage 9 LLC, NWA Storage 8 LLC, NWA Storage 7 LLC, NWA Storage 6 LLC, NWA Storage 5 LLC, NWA Storage 4 LLC, NWA Storage 3 LLC, NWA Storage 1 LLC, Kenosha Storage LLC, and 7Point5 LLC, each a Wisconsin limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Superior Storage Portfolio Loan. The non-recourse carveout guarantor and borrower sponsor under the Superior Storage Portfolio Loan is Steven Juiris.

Mr. Juiris has over a decade of experience in commercial real estate, focused specifically on self-storage. Additionally, he has owned, operated, and successfully liquidated numerous commercial real estate assets including manufactured housing and self-storage. Mr. Juiris has operated other successful self-storage brands and currently operates under the Superior Storage brand. Mr. Juiris has already successfully rebranded the Arkansas assets and is in the process of rebranding the Wisconsin properties with the Superior Storage brand.

■	Escrows. At origination, the borrowers funded (i) a tax reserve in the amount of approximately $142,743, (ii) an insurance reserve in the amount of approximately $67,629, and (iii) a deferred maintenance reserve in the amount of $50,160.

On each due date, the borrowers will be required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the property taxes and insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months; provided that reserves for insurance premiums will be waived if the Superior Storage Portfolio Properties are covered by blanket insurance policies, the borrowers provide timely evidence of the payment of the applicable premiums and there is no continuing event of default in connection with the Superior Storage Portfolio Loan and (ii) a capital expenditure reserve in an amount equal to one-twelfth of $0.10 multiplied by the aggregate number of rentable square feet at the Superior Storage Portfolio Properties which have not been subject to a partial defeasance (subject to a cap of $0.30 multiplied by such rentable square feet).

■	Lockbox and Cash Management. The Superior Storage Portfolio Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of the initial Superior Storage Portfolio Trigger Period or event of default under the Superior Storage Portfolio Loan, the lender may deliver notices to each commercial tenant (but specifically not including the self storage tenants) instructing them to remit all rents into a lender-controlled lockbox account. Following the commencement of the initial Superior Storage Portfolio Trigger Period or event of default under the Superior Storage Portfolio Loan, the borrowers will be required to cause all cash revenues relating to the Superior Storage Portfolio Properties and all other money received by the borrowers or the property manager with respect to the

LOAN #4: Superior Storage Portfolio

Superior Storage Portfolio Properties (other than tenant security deposits) to be deposited into the lockbox account or, during the continuance of a Superior Storage Portfolio Trigger Period or event of default under the Superior Storage Portfolio Loan, a lender-controlled cash management account within two business days of receipt. On each business day during the continuance of a Superior Storage Portfolio Trigger Period or event of default under the Superior Storage Portfolio Loan, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no Superior Storage Portfolio Trigger Period or event of default under the Superior Storage Portfolio Loan is continuing, all funds in the lockbox account are required to be swept into one or more borrower-controlled operating account(s).

During the continuance of a Superior Storage Portfolio Trigger Period or, at the lender’s discretion, during an event of default under the Superior Storage Portfolio Loan, all funds on deposit in the cash management account after payment of debt service (including payments under the Superior Storage Portfolio Mezzanine Loan), required reserves and budgeted operating expenses are required to be reserved as additional collateral for the Superior Storage Portfolio Loan.

A “Superior Storage Portfolio Trigger Period” means any period (a) commencing when the debt service coverage ratio (as calculated under the loan documents), determined as of the last day of any fiscal quarter, is less than 1.15x, and concluding when the debt service coverage ratio (as calculated under the loan documents), determined as of the last day of two consecutive fiscal quarters, is at least 1.15x, (b) commencing upon the borrowers’ failure to deliver required annual, quarterly or monthly financial reports (subject, in any event, to the notice and cure period specified in the loan documents) and ending when such reports are delivered and indicate that no other Superior Storage Portfolio Trigger Period is ongoing or (c) during the continuance of any event of default under the Superior Storage Portfolio Mezzanine Loan documents.

■	Property Management. The Superior Storage Portfolio Properties are currently managed by Lakeland Homes & Property Management LLC, pursuant to a separate management agreement for each Superior Storage Portfolio Property. Under the Superior Storage Portfolio Loan documents, the Superior Storage Portfolio Properties are required to be managed by Lakeland Homes & Property Management, LLC, any affiliate of Extra Space Storage and CubeSmart (so long as such entities are not subject to an ongoing bankruptcy proceeding) or any other management company reasonably approved by the lender and with respect to which a rating agency confirmation has been received. The lender has the right to replace, or require the borrowers to replace, the property manager with a property manager selected by the borrowers (or selected by the lender during the continuance of an event of default under the Superior Storage Portfolio Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval, (i) during the continuance of an event of default under the Superior Storage Portfolio Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Release of Collateral. Provided there is no continuing event of default under the Superior Storage Portfolio Loan, the borrowers have the right at any time from and after the second anniversary of the closing date to obtain the release of a Superior Storage Portfolio Property in connection with a sale of such Superior Storage Portfolio Property to a third party and subject to the satisfaction of certain conditions, including, among others: (i) delivery of defeasance collateral in an amount equal to the greater of (x) 120% of its allocated loan amount and (y) 80% of the sales price for such Superior Storage Portfolio Property, (ii) after giving effect to such release, the debt yield (as calculated under the loan documents) for the remaining Superior Storage Portfolio Properties is equal to or greater than the greater of (1) 7.39% and (2) the debt yield immediately prior to such release, (iii) after giving effect to such release, the debt service coverage ratio (as calculated under the loan documents) for the remaining Superior Storage Portfolio Properties is equal to or greater than the greater of (1) 1.38x and (2) the debt service coverage ratio immediately prior to such release and (iv) delivery of a REMIC opinion and a rating agency confirmation.

■	Mezzanine or Subordinate Secured Indebtedness. Concurrently with the origination of the Superior Storage Portfolio Loan, Quadrant Mezz Fund, LP (the “Superior Storage Portfolio Mezzanine Lender”) made an $11,500,000 mezzanine loan (the “Superior Storage Portfolio Mezzanine Loan”) to NWA Storage Holdings, LLC, the sole member of the borrowers, which is secured by a pledge of the sole member’s ownership interest in the borrowers. The Superior Storage Portfolio Mezzanine Loan is coterminous with the Superior Storage Portfolio Loan and accrues interest at a per annum rate equal to 10.50000%. The lenders of the Superior Storage Portfolio Loan and the Superior Storage Portfolio Mezzanine Loan entered into an intercreditor agreement that provides for customary consent rights, cure rights and the

LOAN #4: Superior Storage Portfolio

right to purchase the defaulted mortgage loan. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Prospectus.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Provided no event of default under the Superior Storage Portfolio Loan is continuing, the Superior Storage Portfolio Loan documents permit the beneficial owners of a Successor Borrower to obtain a future mezzanine loan (the “Superior Storage Portfolio Future Mezzanine Loan”) in connection with such Successor Borrower’s acquisition of the Superior Storage Portfolio Properties and assumption of the Superior Storage Portfolio Loan in accordance with the terms of the Superior Storage Portfolio Loan documents, subject to the satisfaction of certain conditions, including, among others: (i) the lender and the holder of the Superior Storage Portfolio Future Mezzanine Loan enter into an intercreditor agreement in form and substance acceptable to the lender and any applicable rating agency, (ii) the loan-to-value ratio based on the aggregate principal balances of the Superior Storage Portfolio Loan, the Superior Storage Portfolio Mezzanine Loan and the Superior Storage Portfolio Future Mezzanine Loan (the “Future Total Debt”) does not exceed 74.97%, (iii) the debt service coverage ratio based on the Future Total Debt is at least 1.40x, and (iv) the debt yield based on the Future Total Debt is at least 7.47%.

A “Successor Borrower” means a single-purpose entity that is directly or indirectly at least 51% owned and controlled by one or more Qualified Equityholders.

A “Qualified Equityholder” means (i) following the exercise of its remedies under the Superior Storage Portfolio Mezzanine Loan, the Superior Storage Portfolio Mezzanine Lender; (ii) the borrower sponsor prior to the occurrence of the events described in clause (i) and prior to the earlier of (a) three months after the Closing Date or (b) the death or incapacity of the borrower sponsor; or (iii) prior to the occurrence of the events described in clause (i), but following the events described in clause (ii), (a) the borrower sponsor, (b) following the death or incapacity of the borrower sponsor, the trustee of the CJ Trust, (c) any person approved by the lender with respect to whom a rating agency confirmation is received, (d) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing (x) with total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $500,000,000 (in both cases exclusive of the Superior Storage Portfolio Properties) and (y) that is regularly engaged in the business of owning and operating comparable properties in major metropolitan areas.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Superior Storage Portfolio Properties, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #5: CBM Portfolio

Courtyard San Mateo Foster City

Courtyard Boulder

Courtyard Larkspur Landing Marin County

Courtyard Los Angeles Torrance Palos Verdes

COURTYARD

Courtyard Fresno

Courtyard Marriott Palm Springs

Courtyard St. Petersburg Clearwater

Courtyard Los Angeles Hacienda Heights

LOAN #5: CBM Portfolio

LOAN #5: CBM Portfolio

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	52		Loan Seller		GACC
Location (City/State)	Various / Various		Cut-off Date Balance(3)		$50,000,000
Property Type	Hospitality		Cut-off Date Balance per Room(2)		$51,843.17
Size (Rooms)	7,677		Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 9/30/2019	70.8%		Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2019	70.8%		Type of Security(4)		Various
Year Built / Latest Renovation	Various / Various		Mortgage Rate(5)		3.53700%
Appraised Value(1)	$1,184,500,000		Original Term to Maturity (Months)		60
Appraisal Date	11/1/2020		Original Amortization Term (Months)		NAP
Borrower Sponsor	CBM Joint Venture Limited Partnership		Original Interest Only Period (Months)		60
Property Management	Courtyard Management Corporation		First Payment Date		3/6/2020
			Maturity Date		2/6/2025

Underwritten Revenues	$291,830,198
Underwritten Expenses	$202,807,009		Escrows(6)
Underwritten Net Operating Income (NOI)	$99,424,570			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$84,833,060		Taxes	$0	$1,033,333
Cut-off Date LTV Ratio(1)(2)	33.6%		Insurance	$0	$0
Maturity Date LTV Ratio(1)(2)	33.6%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	6.97x / 5.94x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI /NCF(2)	25.0% / 21.3%		Other(7)	$99,000,000	$3,416,667

	Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes	$398,000,000	58.1%	Loan Payoff	$576,371,975	84.2%
Subordinate Notes	286,000,000	41.8	Upfront Reserves	99,000,000	14.5
Principal New Cash Contribution	555,699	0.1	Closing Costs	9,183,724	1.3
Total Sources	$684,555,699	100.0%	Total Uses	$684,555,699	100.0%

(1)	The appraisal concluded an “As Complete” appraised value of $1,184,500,000 as of November 1, 2020, which assumes the completion of the renovation plan. The appraisal also concluded an “As Is” portfolio appraised value of $980,000,000 as of November 1, 2019. Based on the “As Is” portfolio appraised value (inclusive of the portfolio premium) and the CBM Portfolio Senior Notes, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are equal to 40.6%. Based on the sum of the “as is” appraised values as of November 1, 2019 of $930,000,000, and the CBM Portfolio Senior Notes, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are equal to 42.8%. See “The Mortgaged Properties” herein.

(2)	Calculated based on the aggregate outstanding balance of the CBM Portfolio Senior Notes. See “—The Mortgage Loan” below.

(3)	The Cut-off Date Balance of $50,000,000 represents the non-controlling notes A-2D and A-2I-1 of the CBM Portfolio Loan Combination evidenced by 11 senior pari passu notes and one subordinate note. See “—The Mortgage Loan” below.

(4)	See “—The Mortgage Loan” below.

(5)	The note A-1 interest rate is 2.251036%. The note A-2 interest rate (for all notes with a designation that commences with “A-2”) is 3.772298%. The note B interest rate is 3.53700%.

(6)	See “—Escrows” below.

(7)	Other Upfront reserve represents a renovation reserve. The borrowers will be required to deposit into the renovation reserve the following annual amounts in equal monthly installments during each indicated year of the loan term: $41.0 million in the first year; $12.333 million in the second year; $12.333 million in the third year; and $12.333 million in the fourth year. In the event that the lender’s estimate of remaining costs of the renovation work (other than any optional work that has not yet commenced and the borrowers have elected not to commence or perform) exceeds the remaining renovation reserve balance, monthly deposits (based on an annual amount of $12.333 million) must continue after the fourth year until the balance in the renovation reserve, plus 50% of the balance then held in the FF&E reserve, is sufficient to fund the remaining work.

■	The Mortgage Loan. The mortgage loan (the “CBM Portfolio Loan”) is part of a loan combination (the “CBM Portfolio Loan Combination”) consisting of 11 pari passu notes with an aggregate original principal balance of $398,000,000 (the “CBM Portfolio Senior Notes”) and one subordinate note with an original principal balance of $286,000,000 (the “CBM Portfolio Subordinate Note”). The CBM Portfolio Loan Combination has an aggregate original principal balance of $684,000,000 and is secured by a first priority mortgage in the borrowers’ fee simple interests in six hotels, leasehold interests in seven hotels, and the fee simple and leasehold interests in 39 hotels (each a “CBM Portfolio Property” and together “CBM Portfolio Properties”) The 39 fee simple and leasehold hotels are owned in fee by C2 Land, L.P., (a borrower), and ground leased to its affiliate, CBM Two Hotels LP (a borrower), and the ground lessor’s and ground lessee’s interests in such CBM Portfolio Properties secure the CBM Portfolio Loan Combination. The CBM Portfolio Loan, which is evidenced by the non-controlling notes A-2D and A-2l-1, which have an original aggregate principal balance of $50,000,000, and have an outstanding aggregate principal balance as of the Cut-off Date of $50,000,000, represents approximately 4.1% of the Initial Pool Balance. The CBM Portfolio Loan Combination, which accrues interest at a fixed rate of 3.53700% per annum, was originated by DBR Investments Co. Limited on January 15, 2020. The proceeds of the CBM Portfolio Loan Combination were primarily used to refinance the existing debt, fund upfront reserves and pay closing costs.

LOAN #5: CBM Portfolio

The table below summarizes the promissory notes that comprise the CBM Portfolio Loan Combination. The relationship between the holders of the CBM Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Loan Combinations—The CBM Portfolio Pari Passu AB Loan Combination” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$61,560,000	$61,560,000	COMM 2020-CBM	No
A-2A	$50,000,000	$50,000,000	COMM 2020-CBM	No
A-2B	$50,000,000	$50,000,000	COMM 2020-CBM	No
A-2C	$50,000,000	$50,000,000	COMM 2020-CBM	No
A-2D	$40,000,000	$40,000,000	CGCMT 2020-GC46	No
A-2E	$40,000,000	$40,000,000	DBRI(1)	No
A-2F	$36,440,000	$36,440,000	COMM 2020-CBM	No
A-2G	$30,000,000	$30,000,000	COMM 2020-CBM	No
A-2H	$20,000,000	$20,000,000	COMM 2020-CBM	No
A-2I-1	$10,000,000	$10,000,000	CGCMT 2020-GC46	No
A-2I-2	$10,000,000	$10,000,000	DBRI(1)	No
B	$286,000,000	$286,000,000	COMM 2020-CBM	Yes
Total	$684,000,000	$684,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

The CBM Portfolio Loan Combination had an initial term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The CBM Portfolio Loan Combination requires monthly payments of interest only for the term of the CBM Portfolio Loan Combination. The scheduled maturity date of the CBM Portfolio Loan Combination is the payment date in February 2025. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) January 15, 2023 and (ii) the second anniversary of the last securitization of a note comprising part of the CBM Portfolio Loan Combination (the “Release Date”), the CBM Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the CBM Portfolio Loan Combination documents. Notwithstanding the foregoing, the borrowers have the right after the payment date in March 2021 to prepay a portion of the outstanding balance up to $61,560,000 in connection with the releases of a CBM Portfolio Property without the payment of any prepayment fees. Such partial prepayments without prepayment fees in connection with partial releases are allocated solely to Note A-1, which is expected to be contributed to the COMM 2020-CBM securitization. Partial defeasance is allocated to all of the CBM Portfolio Loan Combination other than Note A-1. The CBM Portfolio Loan Combination is prepayable in full without penalty on or after the payment date in October 2024. See “—Release of Collateral” below.

■	The Mortgaged Properties. The CBM Portfolio Properties are comprised of 52 Courtyard by Marriott hospitality properties located across 25 states, totaling 7,677 rooms. The CBM Portfolio Properties include both urban and suburban properties with a diversified mix of demand drivers in some of the largest and strongest hospitality markets in the country. The largest single state exposure is California (8 hotels, or 27.6% of TTM September 2019 NCF). Northern California accounts for 17.5% of TTM September 2019 NCF, while Southern California accounts for 10.1%. The second largest exposure is Illinois at 6.5% of TTM September 2019 NCF and no other state represents more than 6.5% of TTM September 2019 NCF. The CBM Portfolio Properties are granular with the top 10 assets accounting for 33.9% of TTM September 2019 NCF and no single asset contributing more than 5.7% of TTM September 2019 NCF. Furthermore, the top 10 assets comprise 19.3% of the CBM Portfolio Properties by total room count. All metrics are calculated exclusive of the incentive management fee (the “IMF”). The CBM Portfolio Properties are managed under a property management agreement with the property manager that is scheduled to expire on December 31, 2025.

LOAN #5: CBM Portfolio

Top 20 Portfolio Summary(1)

Property Name	City	State	% of Allocated Loan Amount	Total Rooms	TTM September 2019 RevPAR	Appraised Value(2)	TTM September 2019 NCF
Courtyard Larkspur Landing Marin County	Larkspur	CA	4.6%	146	$185.11	$53,000,000	$4,562,766
Courtyard San Mateo Foster City	Foster City	CA	4.5	147	$176.38	52,000,000	4,723,626
Courtyard San Jose Cupertino(3)	Cupertino	CA	4.1	149	$151.83	47,000,000	3,032,808
Courtyard Boulder	Boulder	CO	3.2	149	$108.45	37,000,000	2,317,517
Courtyard Los Angeles Torrance Palos Verdes	Torrance	CA	3.0	149	$119.39	35,000,000	2,482,013
Courtyard Los Angeles Hacienda Heights	Hacienda Heights	CA	3.0	150	$105.59	34,000,000	2,212,267
Courtyard Seattle South Center	Tukwila	WA	2.9	149	$119.45	33,500,000	2,611,254
Courtyard Nashville Airport(3)	Nashville	TN	2.4	145	$109.81	27,500,000	2,252,253
Courtyard Palm Springs	Palm Springs	CA	2.2	149	$106.06	25,500,000	2,309,381
Courtyard Portland Beaverton	Beaverton	OR	2.1	149	$90.76	24,500,000	1,647,205
Courtyard Atlanta Perimeter Center(3)	Atlanta	GA	2.1	145	$103.76	24,500,000	2,074,325
Courtyard Lincroft Red Bank(3)	Red Bank	NJ	2.1	146	$109.63	24,000,000	2,024,369
Courtyard St. Louis Creve Coeur	Creve Coeur	MO	2.1	154	$89.43	24,000,000	1,732,910
Courtyard Detroit Livonia	Livonia	MI	2.1	149	$81.95	24,000,000	1,654,708
Courtyard Rye	Rye	NY	2.0	145	$112.99	23,500,000	1,746,014
Courtyard Fresno	Fresno	CA	2.0	146	$117.71	23,000,000	2,185,775
Courtyard Boston Andover	Andover	MA	2.0	146	$101.78	23,000,000	1,933,239
Courtyard Detroit Metro Airport	Romulus	MI	2.0	146	$79.19	23,000,000	1,330,090
Courtyard Tampa Westshore	Tampa	FL	2.0	145	$97.35	23,000,000	745,649
Courtyard Denver Tech Center	Greenwood Village	CO	1.9	155	$78.95	22,000,000	1,419,896
Top 20 Subtotal/ Wtd. Avg(4)			52.5%	2,959	$112.13	$603,000,000	$44,998,065
Remaining Properties / Wtd. Avg.(4):			47.5%	4,718	$81.13	$581,500,000	$38,079,958
Total / Wtd. Avg.(4)(5):			100.0%	7,677	$93.08	$1,184,500,000	$83,078,024

(1)	Based on the underwritten rent roll dated as of September 30, 2019.
(2)	Represents the aggregate individual “as-complete” appraised values as of November 1, 2020. The appraisal also concluded an “as is” portfolio appraised value of $980,000,000 as of November 1, 2019
(3)	A renovation project commenced at this CBM Portfolio Property, with more than $2.0 million spent in 2019, resulting in displacement.
(4)	Wtd. Avg. TTM September 2019 RevPAR are based on number of rooms.
(5)	Total TTM September 2019 NCF is calculated exclusive of IMF.

LOAN #5: CBM Portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the CBM Portfolio Properties:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 9/30/2019(2)	Underwritten(2)	Underwritten $ per Room
Room Revenue	$267,053,524	$269,361,869	$266,164,629	$260,812,777	$264,646,720	$34,473
Food & Beverage Revenue	23,794,048	23,860,177	23,776,173	23,670,936	23,670,936	3,083
Other Revenue	1,401,039	1,390,588	2,734,010	3,512,543	3,512,543	458
Total Revenue	$292,248,611	$294,612,633	$292,674,812	$287,996,255	$291,830,198	$38,014

Room Expense	$56,444,179	$57,751,216	$59,308,451	$56,766,840	$56,766,840	$7,394
Food & Beverage Expense	16,278,914	16,633,043	17,992,198	17,099,983	17,099,983	2,227
Other Expense	7,021	8,018	730	544	544	0
Total Departmental Expenses	$72,730,114	$74,392,277	$77,301,379	$73,867,366	$73,867,366	9,622
Total Undistributed Expense	71,861,799	72,614,793	73,174,956	76,751,889	76,751,889	9,998
Total Fixed Expenses(3)	51,010,835	52,115,628	51,960,290	51,875,210	52,187,754	6,798
Total Operating Expenses	$195,602,748	$199,122,698	$202,436,625	$202,494,465	$202,807,009	$26,417
IMF Adjustment	3,279,413	3,300,783	3,984,721	3,588,660	1,574,665	205
Affiliate Ground Lease Add Back	(11,937,889)	(12,042,985)	(12,009,680)	(11,976,046)	(11,976,046)	(1,560)
Net Operating Income	$105,304,339	$104,232,137	$98,263,146	$93,889,176	$99,424,570	$12,951
FF&E	14,612,431	14,730,632	14,633,741	14,399,813	14,591,510	1,901
Net Cash Flow	$90,691,908	$89,501,505	$83,629,406	$79,489,364	$84,833,060	$11,050

Occupancy	73.0%	73.5%	72.6%	70.8%	71.9%(4)
NOI Debt Yield(5)	26.5%	26.2%	24.7%	23.6%	25.0%
NCF DSCR(5)	6.35x	6.27x	5.86x	5.57x	5.94x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Based on the lender’s due diligence, 13 properties began their comprehensive renovation, resulting in 65,880 displaced rooms, or 2.4% of total room nights. In order to normalize cash flows, the lender assumed 2018 Occupancy and ADR figures for those properties while underwriting to TTM 9/30/2019 figures for the other 39 properties.
(3)	The Total Fixed Expenses includes management fees and chain service fees.
(4)	Based on the underwritten economic occupancy.
(5)	The NOI Debt Yield and NCF DSCR are calculated based on the CBM Portfolio Senior Notes.
■	Appraisal. According to the appraisal, the CBM Portfolio Properties had an “as-is” portfolio appraised value of $980,000,000 as of November 1, 2019. The individual appraisals concluded a total “as complete” appraised value of $1,184,500,000 as of November 1, 2020, which assumes the completion of the renovation plan.
Appraisal Approach(1)	Value	Discount Rate	Terminal Capitalization Rate
Income Capitalization Approach	$980,000,000	10.5%	8.5%

(1)	Based on the “as-is” portfolio appraised value.
■	Environmental Matters. A Phase I environmental report was completed on all the CBM Portfolio Properties on December 11, 2019. The environmental report with respect to the Courtyard Portland Beaverton property (2.1% of ALA) identified a recognized environmental condition related to groundwater contamination discovered in 1999 adjacent to the hotel. Annual sampling by the state environmental agency detected trichloroethylene levels slightly above the related action level. According to the report, vapor encroachment risk to the hotel appeared to be low and the environmental consultant recommended that the borrowers remain apprised of the case status until no further action is required by the state environmental agency.

■	Market Competition. Despite the displacement due to the portfolio-wide renovation project, the CBM Portfolio Properties were still able to achieve an overall RevPAR penetration of 114.9% based on September 2019 third-party market reports. The CBM Portfolio Properties maintained at least 112.9% RevPAR penetration index since 2012. The CBM Portfolio Properties are located across 25 states and perform at a RevPAR penetration rate in excess of 100% in all but three – North Carolina (two hotels, 92.8% RevPAR penetration), Maryland (two hotels, 92.3% RevPAR Penetration), and Kansas (one hotel, 98.1% RevPAR Penetration). The sponsor estimates approximately $21.6 million, or $29,171 per room, will be invested in these five hotels through 2021. As of the TTM September 2019, 44 of the individual hotels, or 86.1% of the allocated CBM Portfolio Loan Combination amount, have 100% or greater RevPAR penetration; seven, or 9.8%, have a 90-100% RevPAR penetration, and only one hotel has between 80-90% RevPAR penetration (which is budgeted to receive nearly $5.4 million ($35,901 per room) in renovation through 2020).

LOAN #5: CBM Portfolio

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the CBM Portfolio Properties:

Historical Statistics(1)

	2016	2017	2018	TTM 9/30/2019
Occupancy	73.0%	73.5%	72.6%	70.8%
ADR	$130.16	$130.83	$130.76	$131.42
RevPAR	$95.04	$96.13	$94.99	$93.08

(1)	Based on historical information provided by the borrower.

The following table presents certain information relating to historical capital expenditures for the CBM Portfolio Properties:

CBM Portfolio Historical Capital Expenditures(1)

	2005-2014	2015	2016	2017	2018	Estimated 2019	Total
Total Capex	$250,961,011	$19,305,642	$18,097,477	$15,713,549	$19,945,723	$46,415,742	$370,439,145
Per Room	$32,690	$2,515	$2,357	$2,047	$2,598	$6,046	$48,253

(1)	Based on historical information provided by the borrower.
■	The Borrowers. The borrowers are CBM Two Hotels LP and C2 Land, L.P., each a single-purpose limited partnership whose general partner is a single-purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CBM Portfolio Loan Combination.

The borrower sponsor and non-recourse carveout guarantor is CBM Joint Venture Limited Partnership, a joint venture between affiliates of Clarion Partners, LLC and a large domestic pension fund. With over $53 billion of total assets under management, Clarion offers a broad range of real estate strategies across the risk/return spectrum to more than 350 domestic and international investors. Clarion has successfully refinanced the $670 million CBM Two Hotels Portfolio mortgage loan (which was securitized in COMM 2015-LC21), the approximately $195 million CBM One Hotels Portfolio mortgage loan (which was securitized in COMM 2012-FL2) and the $500 million Residence Inn and Homewood Portfolio mortgage loan (which was securitized in BAMLL 2012-CLRN).

Clarion Partners, an SEC registered investment adviser with FCA-authorized and FINRA member affiliates, has been a leading U.S. real estate investment manager for more than 37 years. Headquartered in New York, the firm has offices in major markets throughout the U.S. and Europe. With $53.6 billion in total assets under management, Clarion Partners offers a broad range of both debt and equity real estate strategies across the risk/return spectrum to its more than 350 domestic and international institutional investors.

■	Escrows. On the origination date, the borrowers deposited $99,000,000 for a renovation reserve.

The borrowers will be required to deposit approximately $1,033,333 into the tax reserve on a monthly basis. In addition, the borrowers will be required to deposit into the renovation reserve the following annual amounts in equal monthly installments: year 1 – $41.0 million, year 2 – $12.333 million, year 3 – $12.333 million, and year 4 – $12.333 million. In the event that the lender’s estimate of remaining costs of the renovation work (other than any optional work that has not yet commenced and the borrowers have elected not to commence or perform) exceeds the remaining renovation reserve balance, monthly deposits (in the year 4 amount) will continue after year 4 until the balance in the renovation reserve, plus 50% of the balance then held in the FF&E reserve, is sufficient to fund the remaining work. Payments for ongoing reserves including but not limited to reserves for real property taxes, one month of ground rent payments (to the extent not paid by the property manager), insurance (if acceptable insurance is not maintained on the property manager’s insurance program and paid as required under the management agreement), and FF&E, will be required. The property manager is currently reserving 5% of gross revenue on a monthly basis for FF&E expenditures. In the event that the property manager is no longer maintaining such reserve, an ongoing FF&E reserve of 5% of rents will be required by the lender.

■	Lockbox and Cash Management. The CBM Portfolio Loan Combination is structured with a clearing account established by the borrowers at Wells Fargo Bank, National Association which all receipts of specified operating profits,

LOAN #5: CBM Portfolio

certain repayments of FF&E reserve contributions and other amounts due to the borrowers from Marriott under the management agreement, along with all amounts paid to the borrowers on account of ground leases with affiliates. Upon an individual property ceasing to be managed by Marriott, the lender may require the borrowers to deliver a notice directing all credit companies and tenants to deposit all rents payable to the borrowers or any property manager with respect to the CBM Portfolio Properties that are not managed by Marriott directly into the clearing account. Provided no Trigger Event (as defined below) occurs, the CBM Portfolio Loan Combination documents permits transfers of deposits into the borrowers’ operating account for amounts in excess of the amount of the upcoming debt service and other monthly amounts due under the CBM Portfolio Loan Combination documents. Following a Trigger Event, any transfers to the borrowers’ operating account will cease and sums on deposit in the deposit account are applied to payment of all monthly amounts due under the CBM Portfolio Loan Combination documents (including, without limitation, taxes and insurance, ground rent, debt service and all other required reserves) with any excess funds being held by the lender as additional collateral for the CBM Portfolio Loan Combination (provided that upon the occurrence of an event of default under the CBM Portfolio Loan Combination documents (or upon written notice of an acceleration of the CBM Portfolio Loan Combination, an automatic acceleration of the CBM Portfolio Loan Combination or a failure to repay the CBM Portfolio Loan Combination on the maturity date, with respect to tax funds, insurance funds, ground rent funds and FF&E reserve funds), such sums in the deposit account may be applied to amounts owed under the CBM Portfolio Loan Combination documents in such amounts, order and manner as the lender elects in its sole discretion).

A “Trigger Event” means the occurrence of (i) an event of default under the CBM Portfolio Loan Combination documents (after all applicable cure periods have expired), or (ii) a Low Debt Yield Trigger.

A “Low Debt Yield Trigger” will occur if the debt yield falls below 8.75%, as calculated on the last day of the calendar quarter and will cease to exist if the debt yield exceeds 9.00% for two consecutive quarters upon which time all excess cash held by the lender will be returned to the borrowers.

■	Property Management. The CBM Portfolio Properties are managed by Courtyard Management Corporation, an affiliate of Marriott International, Inc., or its affiliates (“Marriott”) or a hotel operator approved by the lender.
■	Current Mezzanine or Secured Subordinate Indebtedness. Included in the CBM Portfolio Loan Combination is the CBM Portfolio Subordinate Note with an initial principal balance of $286,000,000. Based on the total combined debt of $684,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI of the CBM Portfolio Senior Notes and the CBM Portfolio Loan Combination are illustrated below:

Financial Information

	CBM Portfolio Senior Notes	CBM Portfolio Loan Combination
Cut-off Date Balance	$398,000,000	$684,000,000
Cut-off Date LTV Ratio	33.6%	57.7%(1)
Maturity Date LTV Ratio	33.6%	57.7%(1)
DSCR Based on Underwritten NCF	5.94x	3.46x
Debt Yield Based on Underwritten NOI	21.3%	14.5%
(1) The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate “as is” appraised value of $930,000,000 and the CBM Portfolio Loan Combination is 73.5%.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.
■	Release of Collateral. CBM Portfolio Property releases will be permitted as follows: (i) after the payment date occurring in March 2021, releases of properties having aggregate release prices of up to $61,560,000, are permitted without prepayment fees, yield maintenance fees or partial defeasance, by prepayment of a cash release price equal to 110% of the allocated loan amount for each property to be released (other than the Courtyard Philadelphia Devon and Courtyard Charlotte South Park properties, which have a release price of $9,375,000 and $10,000,000 respectively); and (ii) after the earlier of the date that is two years after the startup day of the final securitization that holds any portion of the CBM Portfolio Loan Combination and January 15, 2023, the borrowers may obtain releases of any other properties upon defeasance of the related release price described above, subject in the case of each of (i) and (ii) above, to satisfaction of conditions set forth in the CBM Portfolio Loan Combination documents, including but not limited to, (A) a debt service coverage ratio for all of the remaining CBM Portfolio Properties not less than the greater of (x) 3.29x and (y) the debt service coverage ratio immediately prior to such property release (based on the most recent financial statements delivered to the lender), (B) a debt yield for all of the remaining CBM Portfolio Properties not less

LOAN #5: CBM Portfolio

than the greater of (x) the 11.0% and (y) the debt yield immediately prior to such property release (based on the most recent financial statements delivered to the lender), (C) no event of default, (D) satisfaction of REMIC related conditions, and (E) payment of all costs and a fee for the lender and its servicer not to exceed $7,500. Such partial prepayments without prepayment fees are allocated solely to Note A-1, which is expected to be contributed to the COMM 2020-CBM securitization. Partial defeasance is allocated to all of the CBM Portfolio Loan Combination notes other than Note A-1. If all other conditions to a CBM Portfolio Property release are satisfied the borrowers are permitted to make a prepayment or increase the amount of the partial defeasance event, as applicable, in an amount equal to the minimum amount needed to satisfy the debt yield test described above, the debt service coverage ratio test described above and (in connection with a prepayment permitted without defeasance) the REMIC loan-to-value test.
■	Terrorism Insurance. The CBM Portfolio Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the CBM Portfolio Properties, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #6: STAPLES HEADQUARTERS

LOAN #6: STAPLES HEADQUARTERS

Billerica
Reading
Carlisle
Burlington
Wakefield
Bedford
Acton
Lynn
Concord
Woburn
Stow
Medford
Revere
Cambridge
Wayland
Waltham
Marlborough
Newton
Boston
Brookline
Natick
Framingham
Needham
Quincy
Dedham
Norwood
Braintree
Medfield
Randolph
Milford
Canton
Sharon
Brockton
EDMANDS RD
Callahan State Park
EDGELL RD
Edgell Grove Cemetery
Bose Corporation
Sanofi Genzyme
BOSTON RD
Sudbury Reservoir
TURNPIKE RD
Foss Reservoir
Framingham State University
UNION AVE
FAYVILLE
Framingham Country Club
Framingham
Staples HQ
500 Staples Drive
Framingham, MA 01702
OREGON RD
BADGER RD
COBURNVILLE
OAK ST
CORDAVILLE RD
Hopkinton State Park
COMMUTER RAIL
Ashland
MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #6: STAPLES HEADQUARTERS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Framingham, Massachusetts	Cut-off Date Balance(2)	$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)	$135.12
Size (SF)	666,088	Percentage of Initial Pool Balance	4.1%
Total Occupancy as of 2/6/2020	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/6/2020	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1997 / NAP	Mortgage Rate	3.11000%
Appraised Value	$198,000,000	Original Term to Maturity (Months)	120
Appraisal Date	11/1/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	LCN North American Fund III REIT	Original Interest Only Period (Months)	120
Property Management	Self-Managed	First Payment Date	3/6/2020
Maturity Date	2/6/2030

Underwritten Revenues	$11,946,034
Underwritten Expenses	$358,381	Escrows(3)
Underwritten Net Operating Income (NOI)	$11,587,653	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$11,301,813	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	45.5%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	45.5%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	4.08x / 3.98x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.9% / 12.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$90,000,000	53.0%	Purchase Price	$165,000,000	97.2%
Principal Equity Contribution	79,728,200	47.0	Closing Costs	4,728,200	2.8
Total Sources	$169,728,200	100.0%	Total Uses	$169,728,200	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Staples Headquarters Loan Combination (as defined below). See “—The Mortgage Loan” below.

(2)	The Cut-off Date Balance of $50,000,000 represents the controlling note A-1 of the Staples Headquarters Loan Combination evidenced by three senior pari passu notes. For additional information, see “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Staples Headquarters Loan”) is part of a loan combination (the “Staples Headquarters Loan Combination”) evidenced by three pari passu notes. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the Staples Headquarters Loan Combination is $90,000,000, as detailed in the Loan Combination Summary table below. The Staples Headquarters Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in a 666,088 SF office complex located in Framingham, Massachusetts (the “Staples Headquarters Property”). The Staples Headquarters Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.1% of the Initial Pool Balance. The related companion loans are evidenced by the two senior pari passu notes which have an aggregate original principal balance of $40,000,000 and are expected to be contributed to one or more future securitization transactions. The Staples Headquarters Loan Combination, which accrues interest at an interest rate of 3.11000% per annum, was originated by DBR Investments Co. Limited (“DBRI”) on January 29, 2020. The proceeds of the Staples Headquarters Loan Combination along with borrower sponsor equity were primarily used to purchase the Staples Headquarters Property and pay closing costs.

The table below summarizes the promissory notes that comprise the Staples Headquarters Loan Combination. The relationship between the holders of the Staples Headquarters Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Loan Combinations–The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	CGCMT 2020-GC46	Yes
A-2	20,000,000	20,000,000	DBRI(1)	No
A-3	20,000,000	20,000,000	DBRI(1)	No
Total	$90,000,000	$90,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

LOAN #6: STAPLES HEADQUARTERS

The Staples Headquarters Loan Combination has an initial term of 120 months and remaining term of 120 months as of the Cut-Off Date and requires monthly payments of interest-only for the entire term of the Staples Headquarters Loan Combination. The scheduled maturity date of the Staples Headquarters Loan Combination is the due date in February 2030. Defeasance of the Staples Headquarters Loan Combination with direct, non-callable obligations of the United States of America or other obligations, which are “government securities” permitted under the Staples Headquarters Loan documents is permitted at any time after the earlier of (a) the second anniversary of the last note to be securitized and (b) January 29, 2023. The Staples Headquarters Loan Combination is prepayable in full without penalty on or after the due date in August 2029. See “—Release of Collateral” below.

The Mortgaged Property. The Staples Headquarters Property consists of a 666,088 SF class A office complex, which was built-to-suit in 1997 across approximately 50 acres for Staples, Inc., a Delaware Corporation (“Staples”), the sole tenant. The Staples Headquarters Property was purchased from an affiliate of the tenant in a sale leaseback transaction in January 2020. The Staples Headquarters Property’s layout includes two identical towers connected by a lobby, a central amenities building (the “Link”), a free-standing 16,354 SF single-story daycare facility operated by Bright Horizons, and 3,732 parking spaces (5.6 spaces per 1,000 SF) between surface and garage parking structures. Since 2012, Staples has invested approximately $37.0 million ($56 PSF) on various capital improvement projects including renovations to eight office floors, a structured parking garage, the fitness and child care centers, and most recently, a $4.2 million renovation and upgrade of the lobby and Link connector. Staples has informed the lender that it plans to invest an additional approximately $2.35 million in further capital improvement projects in the near future, but is not obligated to perform such improvements.

The Link project included an enhanced main lobby and the addition of flexible client meeting and presentation rooms, classrooms, and staircase access to the new cafeteria, which serves breakfast and lunch to approximately 2,500 on-site employees. Link amenities also include a coffee vendor and sundry shop. The headquarters building has a number of additional amenities and services including a fitness facility with yoga/spin studio, towel service and full-service locker rooms; solar panels on the parking garage roof; two-door loading dock on the east tower; dry cleaning and shoe-repair; on-site mobile mechanic and auto detailing service.

As of February 6, 2020, the Staples Headquarters Property was 100.0% leased and occupied by Staples (666,088 SF; 100.0% of NRA; 100% of UW Base Rent). Staples is a business-to-business distributor of business supplies operating in the U.S. and Canada. Staples’s supply chain is comprised of 33 fulfillment centers, which allows the company to offer free next-day delivery to over 95% of its customers. Staples established the Staples North American Distribution business (“Staples NAD”) in 1993 to focus on fulfilling the needs of business customers and has invested significantly to grow its business-to-business capability. In 1998, Staples expanded its go-to-market strategies through the launch of Staples.com, an online platform primarily serving small businesses, and the acquisition of Quill.com (“Quill”), a provider of business supplies to small and mid-sized businesses. In 2008, Staples NAD acquired Corporate Express, a supplier of office products to businesses and institutions. Staples was taken private by Sycamore Partners, which owns a 33.33% interest in the borrower, in September 2017.

Staples has a 25-year absolute triple net lease that expires in March 2045 at a base rent of $18.39 PSF (the “Staples Lease”). The Staples Lease includes contractual annual rent increases by an amount equal to two times the cumulative change in the consumer price index (“CPI”); provided, however, such increase will not exceed 2.5% of the base rent of the immediately preceding lease year. Staples has three, 10-year extension options remaining and no termination options.

The following table presents certain information relating to the major tenant at the Staples Headquarters Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Staples	NR / B3 / B+	666,088	100.0%	$12,250,000	100.0%	$18.39	3/31/2045	3, 10-year options
All Tenants		666,088	100.0%	$12,250,000	100.0%	$18.39
Vacant		0	0.0	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		666,088	100.0%	$12,250,000	100.0%	$18.39

(1)	Based on the rent roll dated February 6, 2020.

LOAN #6: STAPLES HEADQUARTERS

The following table presents certain information relating to the lease rollover schedule at the Staples Headquarters Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030	0	0.0	0.0%	0	0.0	0.00	0
2031 & Thereafter	666,088	100.0	100.0%	12,250,000	100.0	18.39	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	666,088	100.0%		$12,250,000	100.0%	$18.39	1

(1)       Based on the underwritten rent roll dated February 6, 2020.

The following table presents certain information relating to historical leasing at the Staples Headquarters Property:

Historical Leased %(1)

	2015	2016	2017	2018	As of 2/6/2020
Owned Space	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Staples Headquarters Property:

Cash Flow Analysis(1)(2)(3)

	Underwritten	Underwritten $ per SF
Base Rent	$12,250,000	$18.39
Rent Steps(4)	306,250	0.46
Reimbursements	358,381	0.54
Other Income	0	0.00
Vacancy & Credit Loss	(968,597)	(1.45)
Effective Gross Income	$11,946,034	$17.93

Real Estate Taxes	$0	$0.00
Insurance	0	0.00
Management Fee	358,381	0.54
Other Operating Expenses	0	0.00
Total Expenses(5)	$358,381	$0.54

Net Operating Income	$11,587,653	$17.40
TI/LC	166,500	0.25
Capital Expenditures	119,340	0.18
Net Cash Flow	$11,301,813	$16.97

Occupancy(6)	92.5%
NOI Debt Yield(7)	12.9%
NCF DSCR(7)	3.98x
(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated February 6, 2020.

(3)	The Staples Headquarters Property was acquired by the borrower from an affiliate of the tenant in January 2020 in a sale leaseback transaction, and accordingly no operating history is available.

(4)	Represents contractual rents step taken through August 2020.

(5)	Staples is responsible for all expenses under its absolute triple net lease.

(6)	Represents underwritten economic occupancy. As of February 6, 2020, Staples occupies 100% of the Staples Headquarters Property.

(7)	Calculated based on the Staples Headquarters Loan Combination.

LOAN #6: STAPLES HEADQUARTERS

■	Appraisal. According to the appraisal, the Staples Headquarters Property had an “As-Is” appraised value of $198,000,000 as of November 1, 2019. In addition, the appraisal concluded to a Hypothetical Market “As Dark” appraised value of $86,800,000 as of November 1, 2019.

Appraisal Approach	“As-Is” Value(1)	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$196,000,000	N/A	6.25%
Discounted Cash Flow Approach	$194,000,000	7.75%	6.75%(2)

(1)	Value represents appraiser’s “as-is“ values, which are net of $3.0 million of excess land value attributed to 225 Crossing Boulevard.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated September 4, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions.

■	Market Overview and Competition. The Staples Headquarters Property is located approximately 20.0 miles west of Boston, with direct visibility along I-90 (MA Turnpike – average weekday traffic of 100,000 vehicles). The Staples Headquarters Property has access to the MA Turnpike and Route 9, with proximity to hotels, restaurants, and retail. Major corporate headquarters for TJX and Bose can be found in Framingham, while Quest Diagnostics, GE Healthcare, Sanofi, and most recently Whole Foods have operations in Marlborough or Westborough, approximately ten miles west.

The Staples Headquarters Property is part of a larger office park called 9/90 Corporate Center, which consists of approximately 1.3 million SF of office space. The 9/90 Corporate Center benefits from its location west of Route 128 and direct access from I-90 at exits 12 & 13, as well as access to the Natick Mall (Greenstreet: A+), numerous retail options, restaurants, and hotels. Tenants at the 9/90 Corporate Center include Genzyme, Computershare, Boston Heart Diagnostics, LFB USA, Inc., Sanford Health, and Globoforce Limited.

As of December 17, 2019, the Framingham/Natick office submarket had a total inventory of 10,658,878 SF with 7.9% vacancy and average asking rents of $27.19 PSF, according to a third party market report. The appraisal concluded a market rent at the Staples Headquarters Property of between $15.93 and $19.64 PSF. The market rent conclusion is based on (i) discussions with market brokers and property owners and (ii) the comparable leases below with additional qualitative adjustments made for the quality of the Staples Headquarters Property.

The following chart summarizes comparable office leases per the appraisal for the Staples Headquarters Property:

Summary of Comparable Office Leases(1)

Property Name	Tenant Name	Lease Year	Term (mos.)	Lease Type	Tenant Size (SF)	Annual Base Rent PSF	Free Rent (mos.)	TI PSF
Staples Headquarters Property	Staples	Jan-20	300	NNN	666,088	$18.39	0	$0.00
6 Tech Drive	Draeger Medical Systems, Inc.	Jul-21	120	NNN	128,400	$14.45	6	$10.00
260 Locke Drive	Sungard/First Colony	Aug-19	62	NNN	65,915	$15.25	0	$0.00
470-504 Totten Pond Road	Simpson Gumpertz & Heger	Aug-19	180	NNN	110,000	$35.00	0	$80.00
400 Rivers Edge Drive	Agero Administrative Service Corp.	Dec-18	192	NNN	115,139	$27.43	12	$65.00
4 Technology Park Drive	Sonus	Sep-18	120	NNN	97,500	$12.25	9	$15.00
1 Radcliff Road	L3 Technologies	Jul-18	126	NNN	140,000	$15.00	6	$80.00
150 Minuteman Road	Smith & Nephew	Feb-18	154	NNN	112,148	$17.00	0	$30.00
89 A Street	Steward Health Care System, LLC	Aug-17	152	NNN	52,654	$27.50	8	$80.50
Total / Wtd. Avg.(2)					821,756	$20.10	5.22	$46.04

(1)	Source: Appraisal.

(2)	Total / Wtd. Avg. excludes the Staples Headquarters Property.

■	The Borrower. The borrower is STP Framingham (MA) LLC, which is a joint venture between LCN North American Fund III REIT and Sycamore Partners II, L.P. (“Sycamore Partners II”). LCN North American Fund III REIT has a 66.66% beneficial ownership interest in the borrower, and Sycamore Partners II has a 33.33% beneficial ownership interest in the borrower. Sycamore Partners owns Staples, the sole tenant. The borrower sponsor and non-recourse carveout guarantor is LCN North American Fund III REIT.

LOAN #6: STAPLES HEADQUARTERS

LCN Capital Partners has experience in the primary sale-leaseback and build-to-suit markets, where investments and leases are directly originated with corporate users of real estate. LCN Capital Partners manages six portfolios of real estate assets. The team has decades of experience in sale-leaseback, credit underwriting, non-recourse debt placement, and corporate finance. Edward V. LaPuma is the Co-Founder and Managing Partner of LCN Capital Partners where he and Bryan York Cowell oversee all aspects of the firm’s investment activities and operations globally.

Sycamore Partners, the parent company of Sycamore Partners II, is a private equity firm based in New York specializing in retail and consumer investments. The following are current investments held by Sycamore Partners other than Staples: Pure Fishing, The Limited, Belk, Inc., Aeropostale, EMP, Nine West Holdings, and Hot Topic.

■	Escrows. On a monthly basis, tax and insurance reserves are waived so long as there is a single tenant at the Staples Headquarters Property, the lease for the Staples Headquarters Property is in full force and effect and the tenant is paying all taxes and insurance premiums directly. On a monthly basis, the borrower is required to fund the following reserves with respect to the Staples Headquarters Loan Combination: (i) a replacement reserve in an amount equal to $7,700 during (x) a reserve trigger period (which is a period that commences if the debt service coverage ratio for the Staples Headquarters Loan Combination is less than 1.25x for one quarter and ends if the debt service coverage ratio is at least 1.25x for one quarter), (y) the continuance of a Lease Sweep Period (as defined below) or (z) any period when the Staples Headquarters Property is not leased pursuant to the Staples Lease or a replacement NNN lease which, in either case, requires such tenant to pay for all replacement reserves at the Staples Headquarters Property.

■	Lockbox and Cash Management. The Staples Headquarters Loan Combination is structured with a hard lockbox and in place cash management. All deposits into the clearing account are required to be transferred on a daily basis to an account controlled by the lender, to be applied to payment of all monthly amounts due under the Staples Headquarters Loan Combination documents (including, without limitation, taxes and insurance, debt service and required reserves) and approved property operating expenses, with any excess funds being deposited (i) if a Lease Sweep Period is continuing, into the lease sweep reserve, if applicable, until the Lease Sweep Period has been cured or (ii) no Lease Sweep Period is continuing, and another Trigger Period (as defined below) is continuing, into a cash collateral account to be held as additional security for the Staples Headquarters Loan Combination during the continuance of such Trigger Period. Staples pays its rent on a quarterly basis. As such, upon the payment of any rent by Staples, such amount will be deposited into the clearing account and transferred to the lender controlled account. On the next succeeding payment date, 1/3 of such rental amount will be run through the waterfall for the payment of all monthly amounts due under the Staples Headquarters Loan Combination (the “Required Monthly Payments”), with the remainder of such 1/3 amount disbursed to the borrower if no Trigger Period is continuing. The remaining 2/3 of such quarterly rental payment is required to be disbursed as follows: (i) two times the amount of the Required Monthly Payments must be deposited into a reserve with the lender, to be used for the payment of all monthly amounts due under the Staples Headquarters Loan Combination for the succeeding two payment dates and (ii) the remainder will be disbursed to the borrower. During the first Trigger Period under the Staples Headquarters Loan Combination and from and after the second Trigger Period, only the Required Monthly Payments may be disbursed from the account and run through the waterfall and all remaining amounts of the quarterly rental payment will remain in such quarterly rent lender-controlled account.

A “Trigger Period” means the occurrence of (i) an event of default under the Staples Headquarters Loan Combination documents, (ii) as of any calendar quarter the debt service coverage ratio is less than 1.20x, or (iii) a Lease Sweep Period. A Trigger Period will end (a) with respect to clause (i) above, if such event of default has been cured and such cure is accepted by the lender, (b) with respect to clause (ii) above, the debt service coverage ratio is at least 1.25x for one calendar quarter and (c) with respect to clause (iii) above, the Lease Sweep Period has been cured.

A “Lease Sweep Period” will commence on the first payment date following the occurrence of (a) with respect to each Lease Sweep Lease, the earlier of (A) the date that is 12 months prior to expiration of a Lease Sweep Lease and (B) the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by borrower or manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date; (c) the date that a Go Dark Event (as defined below) occurs in 10% or more of the space demised to such tenant at the Staples Headquarters Property (other than in connection with a Permitted Go Dark Event (as defined below)); (d) upon a monetary or material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and/or cure period; or (e) the occurrence of a lease sweep tenant party insolvency proceeding.

LOAN #6: STAPLES HEADQUARTERS

A Lease Sweep Period will end once (A) in the case of clauses (a), (b) and (c) above, the entirety of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases (as defined below) and, in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases; (B) in the case of clause (a) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower that is reasonably acceptable to the lender) with respect to all of its lease sweep space, and in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension; (C) in the case of clause (d) above, the date on which the subject default has been cured; (D) in the case of clause (e) above, the applicable lease sweep tenant party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender; and (E) in the case of clause (c) above, either (x) funds in an amount equal to the Go Dark Event Sweep Cap (as defined below) have accumulated in the lease sweep account or (y) the borrower has delivered (or caused the tenant to deliver) a letter of credit to the lender (in favor of the lender and usable by the lender in accordance with the terms of the Staples Headquarters Loan Combination documents) (a “Lease Sweep Letters of Credit”) in an amount equal to the applicable Go Dark Deposit Amount; provided, that, if the borrower has delivered a Lease Sweep Letter of Credit to the lender in accordance the terms of the Staples Headquarters Loan Combination documents, a Lease Sweep Period will immediately re-commence if such Go Dark Event is still occurring on the date upon which the amount of available cash that has been released to the borrower pursuant to the terms of the Staples Headquarters Loan Combination documents since the date of such Go Dark Event equals or exceeds the applicable Go Dark Deposit Amount and, upon such re-commencement, such Lease Sweep Period will thereafter continue until (x) funds have accumulated in the lease sweep account in an amount equal to the amount by which the Go Dark Event Sweep Cap exceeds the face amount of all Lease Sweep Letters of Credit then being held by the lender or (y) the borrower has delivered one or more additional or replacement Lease Sweep Letters of Credit to the lender which, when taken together with any other Lease Sweep Letters of Credit then being held by the lender, have an aggregate face amount at least equal to the Go Dark Event Sweep Cap

A “Go Dark Event” occurs if any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”) in all or any portion of the space demised to such tenant at the Staples Headquarters Property (other than in connection with a Permitted Go Dark Event).

A “Go Dark Event Sweep Cap” is equal to $33,304,400.

A “Go Dark Event Deposit Amount” means:

(a)	if such Go Dark Event occurs in 10% or more but less than 20% of the total rentable SF of the Staples Headquarters Property, an amount equal to the amount of rent (which will include fixed rent plus any additional rent due to the borrower during such period) payable under the applicable Lease Sweep Lease for the 12 months following the date of such Go Dark Event;

(b)	if such Go Dark Event occurs in 20% or more but less than 40% of the total rentable SF of the Staple Headquarters Property, an amount equal to the amount of rent (which will include fixed rent plus any additional rent due to the borrower during such period) payable under the applicable Lease Sweep Lease for the 18 months following the date of such Go Dark Event;

(c)	if such Go Dark Event occurs in 40% or more but less than 60% of the total rentable SF of the Staples Headquarters Property, an amount equal to the amount of rent (which will include fixed rent plus any additional rent due to the borrower during such period) payable under the applicable Lease Sweep Lease for the 24 months following the date of such Go Dark Event;

(d)	if such Go Dark Event occurs in 60% or more of the total rentable SF of the Staples Headquarters Property, an amount equal to the amount of rent (which will include fixed rent plus any additional rent due to the borrower during such period) payable under the applicable Lease Sweep Lease for the 36 months following the date of such Go Dark Event.

LOAN #6: STAPLES HEADQUARTERS

A “Lease Sweep Lease” means (i) the Staples Lease or (ii) any replacement lease that either individually, or when taken together with any other lease with the same tenant or its affiliates, covers 80,000 or more rentable SF.

A “Lease Sweep Tenant” means a tenant under a Lease Sweep Lease or its direct or indirect parent company.

A “Permitted Go Dark Event” means that the Lease Sweep Tenant has temporarily vacated the lease sweep space, (x) for a period of no longer than 90 days, in order to perform renovations or upgrades to such lease sweep space or (y) for a period of no longer than 12 months after receipt of all applicable governmental permits and approvals, to complete the restoration of the Staples Headquarters Property following a casualty, so long as the borrower or the applicable Lease Sweep Tenant is continuously and diligently pursuing completion of such restoration.

A “Qualified Lease” means either (A) the original Lease Sweep Lease as extended in accordance with an express renewal option or a modification approved by the lender or (B) a replacement lease (i) with an initial term of five years (provided that such term extends at least three years beyond the end of the Staples Headquarters Loan Combination term), (ii) entered into in accordance with the Staples Headquarters Loan Combination documents and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

■	Staples Downgrade Letter of Credit. Staples Headquarters Loan Combination is also structured with a letter of credit delivered to the lender at origination in an amount equal to 12 months’ rent at origination ($12,250,000) (such letter and any other letter of credit delivered as described in this paragraph, a “Downgrade Letter of Credit”), the use of which is governed by the Staples Headquarters Loan Combination loan agreement. If at any time during the loan term the Staples tenant or a tenant under a replacement triple net lease either (i) (x) has a credit rating that declines to “B” by S&P or equivalent by any rating agency or (y) ceases to be externally rated (in either case, a “One Notch Downgrade Event”), then, in either case, within five business days thereafter, the borrower is required to deliver to the lender (or cause the tenant to deliver) an additional Downgrade Event Letter of Credit (or a replacement of any existing Downgrade Event Letter of Credit then being held by the lender) such that the face amount of all Downgrade Event Letters of Credit then being held by the lender is no less than $24,500,000 or (ii) has a credit rating that declines to “B-” by S&P or equivalent by any rating agency (a “Two Notch Downgrade Event”) within five business days thereafter, the borrower is required to deliver to the lender (or cause the tenant to deliver) an additional Downgrade Event Letter of Credit (or a replacement of any existing Downgrade Event Letter of Credit then being held by the lender) such that the face amount of all Downgrade Event Letters of Credit then being held by the lender is no less than $33,304,400. To the extent the relevant rating agencies restore the credit rating of the tenant after a One Notch Downgrade Event or a Two Notch Downgrade Event, as applicable, the borrower will be permitted to exchange the applicable Downgrade Event Letter of Credit then being held by the lender with a Downgrade Event Letter of Credit in the face amount applicable to the tenant’s then higher rating (i.e., if Staples had a credit rating of “B-” or lower by S&P or equivalent by any rating agency and such credit rating increases to “B” by S&P or the equivalent by each of the relevant rating agencies, the borrower would be permitted to exchange the Downgrade Event Letter of Credit then being held by the lender for a Downgrade Event Letter of Credit with a face amount equal to $24,500,000), provided, that, in no event (regardless of the credit rating of Staples) will the lender be required to return the $12,250,000 Downgrade Letter of Credit to the borrower or the tenant during the term of the Staples Headquarters Loan Combination. During the continuance of an event of default under the Staples Headquarters Loan Combination, the lender will have the right to draw upon any Downgrade Event Letter of Credit and apply the draw to the debt under the Staples Headquarters Loan Combination. The Staples Headquarters Loan Combination loan agreement requires that any letter of credit delivered by the tenant must grant the lender the unilateral right to draw upon such letter of credit, and deposit such sums into a subaccount maintained by the lender, upon the occurrence of an event of default under the Staples Headquarters Loan Combination, regardless of whether an event of default has occurred under such tenant’s lease.

■	Property Management. The Staples Headquarters Property is self-managed by the tenant.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Indebtedness. Not permitted.

■	Release of Collateral. Releases of a certain unimproved non-income producing parcel of land is permitted. At any time, the borrower may release the parcel provided that no event of default is continuing and the release does not trigger an event of default. In the event that, after giving effect to such release, the loan-to-value ratio of the remaining Staples Headquarters Property as determined by the lender in accordance with REMIC regulations is greater than 125%, the principal balance of the Staples Headquarters Loan Combination must be paid down, together with a prepayment fee, if prior to the open period, by an amount such that the ratio of the unpaid principal balance the Staples Headquarters Loan Combination to the value of the remaining Staples Headquarters Property is less than 125%.

LOAN #6: STAPLES HEADQUARTERS

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Staples Headquarters Property, plus 18 months of business interruption coverage. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #7: 805 THIRD AVENUE

LOAN #7: 805 THIRD AVENUE

Floor							
31	On Location Events, LLC 7,694 SF | 9/2020						
30	Yankees Entertainment and Sports Network, LLC a/k/a Y.E.S. Network 23,800 SF | 5/2022						
29	Sub-Tenant: KBA Holdings, Inc. TT: Meredith Corporation 23,800 SF | 12/2026						
28	Sub-Tenant: KBA Holdings, Inc. TT: Meredith Corporation 23,800 SF | 12/2026						
27	Sub-Tenant: KBA Holdings, Inc. TT: Meredith Corporation 23,800 SF | 12/2026						
26	Sub-Tenant: KBA Holdings, Inc. TT: Meredith Corporation 23,800 SF | 12/2026						
25	Sub-Tenant: Gen II Fund Services, LLC TT: Meredith Corporation 23,800 SF | 12/2026						
24	Sub-Tenant: Gen II Fund Services, LLC TT: Meredith Corporation 23,800 SF | 12/2026						
23	Sub-Tenant: Gen II Fund Services, LLC TT: Meredith Corporation 23,800 SF | 12/2026						
22	Sub-Tenant: Newmax Media, Inc. TT: Meredith Corporation 23,800 SF | 12/2026						
21	Asset International 23,800 SF | 12/2020						
20	EnterSolar, LLC 5,753 SF | 4/2023	Vacant 8,540 SF	Advocate, LLP 3,577 SF | 1/2026	Carmel Partners, Inc. 6,193 SF | 8/2022			
19	Sub: Messner Reeves LLP Main: Poten & Partners, Inc 29,411 SF | 6/2020						
18	Bernard Herold & Co., Inc. 5,865 SF | 4/2022	Norvin Partners, Ltd. 3,640 SF | 1/2021	Central Park Group, LLC 6,353 SF | 2/2021	Central Park Group, LLC 2,251 SF | 2/2021			
17	Toyota Tsusho America, Inc. 23,500 SF | 11/2022						
16	Andreas Esberg & Company, LLP 3,897 SF | 11/2022	Vacant 2,061 SF	Toyota Tsusho America, Inc. 17,622 SF | 11/2022				
15	Red Stone Equity Partners LLC 5,776 SF | 4/2021	Continental Exhibitions, Inc. 1,310 SF | 11/2021	Globis Realty Holdings, LLC 2,197 SF | 7/2022	Worth Venture Partners, LLC 3,035 SF | 10/2022	Overseas Marine Services 2,870 SF | 1/2024	Vacant 2,930 SF	
14	Oracle Partners, LLC & Kinetic Advisors, LLC 3,120 SF | 9/2020	William A. M. Burden & Co., L.P. 2,350 SF | 10/2021	Lionpoint Group, LLC 5,241 SF | 6/2023	AIFAM, Inc. 4,481 SF | 7/2021	C-FAM, Inc. 1,890 SF | 12/2020	RBSM LLP 3,717 SF | 3/2025	
12	William A.M. Burden & Co., L.P. 5,621 SF | 9/2021	The Pagan Law Firm P.C. 3,344 SF | 6/2024	Edge Wealth Management LLC 2,486 SF | 3/2022	Brief Carmen & Kleinman, LLP 6,012 SF | 1/2022	Associated Foreign Exchange, Inc. 4,276 SF | 3/2022	F&V Capital Management, LLC 2,420 SF | 1/2022	
11	Atrato Advisors LLC 1,950 SF | 7/2022	Vacant 5,073 SF	Seven Points Capital, LLC 3,500 SF | 10/2023	Vacant 3,796 SF	SRA Realty No. 11, Inc. 4,350 SF | 6/2029	Ruzow & Associates, Inc. 2,300 SF | 8/2029	CG Asset Management LLC 3,083 SF | 1/2021
10	Thylan Associates, Inc. 2,900 SF | 10/2024	Vacant 4,711 SF	Eiseman Levine Lehrhaupt & Kakoyiannis P.C. 15,889 SF | 7/2022				
9	United States of America 8,045 SF | 3/2020	Argyle Service Co., Inc. 3,239 SF | 6/2021	Vacant 6,710 SF	Vacant 5,987 SF			
8	GGI NYC, LLC 2,718 SF | 8/2022	Guzov, LLC 2,391 SF | 6/2022	Vacant 5,531 SF	Sierra Financial Ltd. 2,541 SF | 3/2022	Dominican Republic Mission 2,789 SF | 12/2020	Extell Management Services Inc. 3,789 SF | 2/2023	
7	Extell Development Company 23,500 SF | 3/2028						
6	Meredith Corporation 23,500 SF | 12/2026						
Upper	Soho Photo, Inc. 350 SF | 10/2021	Pampano, LLC 5,783 SF | 10/2022					
Mezz.	Reins International New York, Inc. 4,915 SF | 10/2030	Vacant 1,666 SF	RH + NY, Inc. 935 SF | 5/2027	Silvano Tailor Shop, Inc. 700 SF | 12/2021			
Ground	Super Runner's Shop 2,200 SF | 9/2031	Harrys of London 1,200 SF | 10/2024	3rd Avenue Jewels Inc. 640 SF | 5/2023	764 3rd Ave. Liquors, Inc. 2,000 SF | 9/2027	Radiance Tea, Inc. 1,591 SF | 5/2023	FedEx Drop Box MTM	
Atrium LL	Costello & Khaimov, Inc. 820 SF | 6/2022	Blue Stone Lane 805, LLC 350 SF | 3/2023	805 the Picnic Basket LLC d/b/a Poke 1,350 SF | 2/2027	Vacant 850 SF	Radiance Tea, Inc. 819 SF | 5/2023	Miranda International, Inc. 350 SF | 12/2019	

VACANT | BUILDING | MTM | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025 – 2026 | 2027 – 2028 | 2029+

LOAN #7: 805 THIRD AVENUE

805 Third Avenue
805 Third Avenue
New York, NY 10022
TURTLE BAY
New York
MANHATTAN
BROOKLYN
MIDTOWN
E 56TH STREET
E 55TH STREET
E 54TH STREET
E 53RD STREET
E 52ND STREET
E 51ST STREET
E 50TH STREET
E 49TH STREET
E 48TH STREET
E 47TH STREET
E 46TH STREET
E 45TH STREET
E 44TH STREET
E 43RD STREET
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
THIRD AVENUE
SECOND AVENUE
FIRST AVENUE
555 Madison
551 Madison
Park Ave Tower
425 Park
Howard Hotel
140 E 56th
919 Third
301 E 55th
Central Synagogue
Brook Club
Lex 54
641 Lexington
900 Third
Post Office
The Brevard
399 Park
Citigroup Center
880 Third
Lipstick Building
Mondrian Condos
Lever House
Park Ave Plaza
Racquet & Tennis Club
Seagram Bldg
610 Lex
599 Lexington
Marriott Courtyard
866 Third
875 Third
Hungarian Cultural Center
The Veneto Condos
Three Ten E 53
350 Park
345 Park
Grolier Building
Western Publishing Building
845 Third
Sutton Place Synagogue
Turtle Bay Music School
New York Palace Hotel
Mutual of America Life Insurance Co.
Saint Bartholomew's Church
GE Building
560 Lexington
Doubletree Metropolitan
830 Third
The Benjamin
Kimberly Suites
Affinia 50
San Carlos
825 Third
Pickwick Arms
First Reform Church
I.T.T. American Building
Colgate Palmolive Bldg
Waldorf Astoria Hotel
W Hotel
San Carlos Hotel
Best Western
800 Third
299 Park
Inter-Continental Hotel
Marriott East Side
Hyatt 48 Lex
Wang Building
777 Third
Libya House
United Nations Plaza
Consulate of Germany
280 Park
Bankers Trust Building
JP Morgan Chase
270 Park
277 Park
Lexington Hotel
Residence Inn
Buchanan Apts
767 Third
757 Third
1 Dag Hammarskjold Plaza
Embassy House
Japan Society
Trump World Tower
383 Madison
250 Park
245 Park
485 Park
750 Third
747 Third
YMCA
Dag Hammarskjold Tower
Albano Building
Roosevelt Hotel
Helmsley Building
237 Park
Grand Central Star Cafe
730 Third
733 Third
Wyndham Midtown 45
A&E Television Networks
Turtle Bay Towers
Institute of International Education
347 Madison
Yale Club
Met Life Building
US Post Office
Commerce Bldg
711 Third
Olympia House
Allied Arts Building
2 UN Plaza
The Beaux Arts
Millennium Hilton One UN Plaza
Bank of America Plaza
Graybar Building
425 Lexington
St Agnes
685 Third
Hampton Inn
Consulate of India
3 UN Plaza
Brunei
Consulate of Egypt
Consulate of Malaysia
Bhutan
One Vanderbilt
Grand Central Terminal
Grand Hyatt
Chrysler Bldg
Kent Bldg
675 Third
219 E 42nd
801 Second

LOAN #7: 805 THIRD AVENUE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	New York, New York	Cut-off Date Balance(2)	$45,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)	$251.64
Size (SF)	596,100	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 10/24/2019	91.9%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/24/2019	91.9%	Type of Security	Fee Simple
Year Built / Latest Renovation	1982 / NAP	Mortgage Rate(3)	4.24000%
Appraised Value	$460,000,000	Original Term to Maturity (Months)	120
Appraisal Date	10/1/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Charles Steven Cohen	Original Interest Only Period (Months)	120
Property Management	Cohen Brothers Realty Corporation	First Payment Date	1/6/2020
Maturity Date	12/6/2029

Underwritten Revenues	$33,275,196
Underwritten Expenses	$15,020,787	Escrows(4)
Underwritten Net Operating Income (NOI)	$18,254,409	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,935,189	Taxes	$0	$700,333
Cut-off Date LTV Ratio(1)	32.6%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	32.6%	Replacement Reserve	$0	$9,807
DSCR Based on Underwritten NOI / NCF(1)	2.83x / 2.63x	TI/LC	$4,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.2% / 11.3%	Other	$1,171,861	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes	$150,000,000	54.5%	Loan Payoff	$162,085,895	58.9%
Subordinate Note	125,000,000	45.5	Principal Equity Distribution	100,842,948	36.7
Closing Costs	6,899,296	2.5
Reserves	5,171,861	1.9

Total Sources	$275,000,000	100.0%	Total Uses	$275,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 805 Third Avenue Senior Notes (as defined below). See “—The Mortgage Loan” below.
(2)	The Cut-off Date Balance of $45,000,000 represents the non-controlling senior notes A-3 and A-4-2, which are part of a loan combination evidenced by five pari passu notes and one subordinate note having an outstanding principal balance as of the Cut-off Date of $275,000,000. The 805 Third Avenue Loan Combination (as defined below) is evidenced by: the 805 Third Avenue Loan (as defined below), the non-controlling senior notes A-1 ($50,000,000), which was contributed to the CGCMT 2019-C7 transaction, A-2 ($50,000,000) and A-4-1 ($5,000,000), which are expected to be contributed to the Benchmark 2020-IG1 transaction, and a controlling subordinate B note with an outstanding principal balance as of the Cut-off Date of $125,000,000. See “—The Mortgage Loan” below.
(3)	The 805 Third Avenue Senior Note Interest rate is 4.24000%, while the 805 Third Avenue Subordinate Note interest rate is 3.80000%, the weighted average interest rate is 4.04000%.
(4)	See “—Escrows” below.
■	The Mortgage Loan. The 805 Third Avenue mortgage loan (the “805 Third Avenue Loan”) is part of a loan combination (the “805 Third Avenue Loan Combination”) evidenced by five senior pari passu notes and a controlling subordinate note that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 596,100 SF Class A office building with ground floor retail located New York, New York (the “805 Third Avenue Property”). The 805 Third Avenue Loan, which is evidenced by the non-controlling notes A-3 and A-4-2, has an aggregate outstanding principal balance as of the Cut-off Date of $45,000,000 and represents approximately 3.7% of the Initial Pool Balance. The related senior companion loans (together with the 805 Third Avenue Loan, the “805 Third Avenue Senior Notes”) are evidenced by the non-controlling notes A-1 ($50,000,000), which was contributed to the CGCMT 2019-C7 transaction, A-2 ($50,000,000) and A-4-1 ($5,000,000), which are expected to be contributed to the Benchmark 2020-IG1 transaction. The subordinate note B (the “805 Third Avenue Subordinate Note”) has an outstanding principal balance as of the Cut-off Date of $125,000,000. The 805 Third Avenue Loan Combination was originated by CREFI on November 8, 2019, had an aggregate original principal balance of $275,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $275,000,000. The 805 Third Avenue Senior Notes accrue interest at an interest rate of 4.24000% per annum and the 805 Third Avenue Subordinate Note accrues interest at an interest rate of 3.80000% per annum. The proceeds of the 805 Third Avenue Loan Combination were primarily used to refinance prior debt secured by the 805 Third Avenue Property, return equity to the borrower sponsor, pay closing costs and fund upfront reserves.

LOAN #7: 805 THIRD AVENUE

The table below summarizes the promissory notes that comprise the 805 Third Avenue Loan Combination. The relationship between the holders of the 805 Third Avenue Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Loan Combinations–The 805 Third Avenue Pari Passu-AB Loan Combination” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(2)
A-2	$50,000,000	$50,000,000	Benchmark 2020-IG1(1)	No
A-3	$40,000,000	$40,000,000	CGCMT 2020-GC46	No
A-4-1	$5,000,000	$5,000,000	Benchmark 2020-IG1(1)	No
A-4-2	$5,000,000	$5,000,000	CGCMT 2020-GC46	No
B	$125,000,000	$125,000,000	CGCMT 2019-C7 (Loan-Specific)	Yes(2)
Total / Wtd. Avg.	$275,000,000	$275,000,000

(1)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.
(2)	The initial Controlling Note is note B, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Note will be note A-1. See “Description of the Mortgage Pool— The Loan Combinations— The 805 Third Avenue Pari Passu-AB Loan Combination” in the Prospectus. For so long as note B is included in the CGCMT 2019-C7 securitization and a control appraisal event does not exist, such rights will be exercised by the directing holder of the CGCMT 2019-C7 certificates. The 805 Third Avenue Loan Combination will be serviced under the CGCMT 2019-C7 PSA.

The 805 Third Avenue Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 805 Third Avenue Loan Combination. The scheduled maturity date of the 805 Third Avenue Loan Combination is the due date in December 2029. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) November 8, 2022 and (ii) the second anniversary of the closing date of the last securitization of a note comprising part of the 805 Third Avenue Loan Combination, the 805 Third Avenue Loan Combination may be defeased with certain government securities permitted under the 805 Third Avenue Loan Combination documents.

Voluntary prepayment of the 805 Third Avenue Loan Combination is permitted on or after the due date in June 2029 without payment of any prepayment premium.

Loan Combination Metrics
	% of Total Debt	Cut-off Date LTV	UW NOI Debt Yield	UW NCF DSCR
805 Third Avenue Senior Notes ($150,000,000)	54.5%	32.6%	12.2%	2.63x
805 Third Avenue Subordinate Note ($125,000,000)	45.5%	59.8%	6.6%	1.50x

■	The Mortgaged Property. The 805 Third Avenue Property is a 31-story, Class A office building located in Midtown Manhattan on the southeast corner of Third Avenue and 49th Street (the “805 Third Avenue Property”). The 805 Third Avenue Property was developed by the borrower sponsor, Charles Steven Cohen, in 1982 and contains 564,329 SF of Class A office space with 30,659 SF of retail space located at the base of the building in a three-story atrium. The floor plates at the 805 Third Avenue Property range from approximately 18,776 SF to 23,500 SF, which allows for a varied leasing approach for both single users and multiple tenants occupying the same floor. As of the underwritten rent roll dated October 24, 2019, the 805 Third Avenue Property is 91.9% occupied by over 60 tenants.

Office (94.7% of NRA; 91.7% of in-place UW Gross Rent)

The 564,329 SF office portion is occupied by 44 long-term tenants from a variety of industries with a weighted average original lease term of 13.7 years (based on UW Base Rent).

The largest tenant at the 805 Third Avenue Property, the Meredith Corporation (“Meredith”), comprises 35.7% of total NRA and 30.7% of gross rent and 29.7% of UW base rent on a below market lease (currently paying UW Gross Rent of $46.17 per SF compared to the appraiser’s concluded market rent for their total leased space of $66.00 per SF)

LOAN #7: 805 THIRD AVENUE

through December 2026. Upon its merger with Time Inc. in 2018, the tenant moved to Time Inc.’s office at Brookfield Place and subsequently subleased (i) 95,200 SF of its space on floors 26 through 29 to KBRA (16.0% of NRA), (ii) 47,600 SF on floors 24 and 25 to Gen II Fund Services which subsequently expanded to sublease an additional 22,494 SF on the 23rd floor and now occupies a total of 70,094 SF (11.8% of NRA), and (iii) 23,800 SF on the 22nd floor and 385 SF on the 23rd floor to NewsMax (4.0% of NRA). The subleases collectively account for 88.9% of Meredith’s leased NRA, and all three subleases are coterminous with the Meredith lease, with expiration dates in December 2026.

Currently subleasing 95,200 SF of office space from Meredith, Kroll Bond Rating Agency (“Kroll” or “KBRA”) is the largest tenant in occupancy at the 805 Third Avenue Property. KBRA has used the space as its international headquarters since March 2018. The second and third largest tenants of the 805 Third Avenue Property, Toyota Tsusho America, Inc (Moody’s: A3, S&P: A+) and Poten & Partners Inc. (Fitch: BBB-, S&P: BBB-) are both investment grade-rated and have been in occupancy at the 805 Third Avenue Property for over 10 years.

Retail (5.1% of NRA; 8.1% of in-place UW Gross Rent)

The retail portion of the 805 Third Avenue Property is comprised of 30,659 SF spread across various suites within a three-story retail atrium at the base of the building. The retail atrium includes a total of 15 suites, six of which are grade level suites with full or partial frontage along 3rd Avenue or East 50th Street. The retail suites at the base of the building range from approximately 800 SF to 5,700 SF with a weighted average original lease term of 15.5 years and a weighted average remaining lease term of 6.6 years.

The retail component comprises 8.1% of UW Gross Rent and is highlighted by Pompano Taqueria, Gyu-Kaku, and Bluestone Lane. No retail tenant accounts for more than 1.6% of UW Gross Rent or NRA. Bluestone Lane opened its inaugural location at the 805 Third Avenue Property in August 2013. Since then, the brand has opened 45 additional locations around the country. Gyu-Kaku is a chain of Japanese BBQ restaurants owned by the Colowide Group. There are more than 600 locations in Japan and four locations in New York.

The following table presents certain information relating to the commercial and retail tenants at the 805 Third Avenue Property:

Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Meredith Corporation(4)(5)	NR / B1 / B+	212,594	35.7%	$8,726,420	29.7%	$41.05	12/31/2026	1, 10-year option
KBRA(5)	NR / NR / NR	95,200	16.0	NAP	NAP	NAP	NAP
Gen II Fund(5)	NR / NR / NR	70,094	11.8	NAP	NAP	NAP	NAP
NewsMax(5)	NR / NR / NR	23,800	4.0	NAP	NAP	NAP	NAP
Poten & Partners Inc.	BBB- / NR/ BBB-	29,696	5.0	2,354,780	8.0	$79.30	6/30/2020	1, 5-year option
Toyota Tsusho America, Inc.	NR/ A3 /A+	41,322	6.9	2,349,954	8.0	$56.87	11/30/2022	1, 5-year option
Extell Development Company	NR / NR / NR	27,289	4.6	1,577,079	5.4	$57.79	3/31/2028	None
YES Network, LLC	NR / NR / NR	23,800	4.0	1,261,400	4.3	$53.00	5/31/2022	1, 5-year option
Office Others(6)		185,241	31.1	10,631,507	36.2	$57.39
Office Subtotal		519,942	87.2%	$26,901,140	91.5%	$51.74
Pampano, LLC	NR / NR / NR	5,783	1.0	505,000	1.7	$87.32	10/31/2022	None
Reins International, Inc.	NR / NR / NR	4,915	0.8	375,431	1.3	$76.38	10/31/2030	None
Radiance Tea, Inc.	NR / NR / NR	2,410	0.4	275,000	0.9	$114.11	5/31/2023	None
764 3rd Ave. Liquors, Inc.	NR / NR / NR	2,000	0.3	254,616	0.9	$127.31	9/30/2027	None
Super Runners Shop	NR / NR / NR	2,200	0.4	246,000	0.8	$111.82	9/30/2031	None
Retail Others		10,835	1.8	846,113	2.9	$78.09
Retail Subtotal		28,143	4.7%	$2,502,160	8.5%	$88.91
Vacant		48,015	8.1%	NAP	NAP	NAP
Total / Wtd. Avg.(6)		596,100	100.0%	$29,403,301	100.0%	$53.65

(1)	Based on the underwritten rent roll dated as of October 24, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $103,619 of contractual rent steps through November 14, 2020.
(4)	Each of the tenants has the option to terminate its lease effective January 31, 2024, so long as written notice is given by October 31, 2022 and in addition they pay a termination fee.
(5)	Subtenants of Meredith Corporation. Upon a termination of the Meredith lease by either the borrower or Meredith, each of the subtenants will, at the borrower’s option, attorn to the borrower. Meredith Corporation has the right to terminate its lease effective January 2024 upon 15 months’ prior notice.
(6)	Inclusive of telecommunication and storage space and rent.

LOAN #7: 805 THIRD AVENUE

The following table presents certain information relating to the commercial lease rollover schedule at the 805 Third Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	770	0.1%	0.1%	$22,900	0.1	$29.74	4
2020	76,974	12.9	13.0%	$5,099,448	17.3	$66.25	8
2021	39,154	6.6	19.6%	$2,181,713	7.4	$55.72	12
2022	133,595	22.4	42.0%	$7,748,369	26.4	$58.00	20
2023	21,685	3.6	45.7%	$1,572,610	5.3	$72.52	9
2024	10,315	1.7	47.4%	$647,311	2.2	$62.75	5
2025	3,717	0.6	48.0%	$190,682	0.6	$51.30	1
2026	216,171	36.3	84.3%	$8,940,905	30.4	$41.36	2
2027	4,285	0.7	85.0%	$390,179	1.3	$91.06	3
2028	23,500	3.9	88.9%	$1,363,000	4.6	$58.00	1
2029	6,650	1.1	90.1%	$385,499	1.3	$57.97	2
2030 & Thereafter	11,269	1.9	91.9%	$860,685	2.9	$76.38	4
Vacant	48,015	8.1	100.0%	NAP	0.0	0.00	NAP
Total / Wtd. Avg.	596,100	100.0%		$29,403,301	100.0%	$53.65	71

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include $103,619 of contractual rent steps through November 2020.

The following table presents certain information relating to historical leasing at the 805 Third Avenue Property:

Historical Leased%(1)

	2016	2017	2018	As of 10/24/2019(2)
Commercial Owned Space	94.0%	94.0%	93.0%	91.9%

(1)	As provided by the borrower, which represents physical occupancy as of December 31 for the indicated year, unless otherwise specified.
(2)	Based on the underwritten rent roll dated October 24, 2019.

LOAN #7: 805 THIRD AVENUE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 805 Third Avenue Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 8/31/2019	Underwritten	Underwritten $ per SF
Rental Income(2)	$26,699,624	$26,537,453	$28,121,265	$27,948,556	$29,403,301	$49.33
Potential Income from Vacant Space	0	0	0	$0	3,062,830	5.14
Expense Reimbursements	2,739,547	2,224,059	2,540,371	2,662,936	2,568,104	4.31
Other Income	$1,214,172	$1,189,407	$1,215,336	$1,247,675	$1,303,791	$2.19
Gross Potential Income	$30,653,344	$29,950,919	$31,876,971	$31,859,168	$36,338,026	$60.96
Vacancy & Credit Loss(3)	0	0	0	0	(3,062,830)	(5.14)
Total Effective Gross Income	$30,653,344	$29,950,919	$31,876,971	$31,859,168	$33,275,196	$55.82

Real Estate Taxes	$7,293,968	$7,498,209	$7,881,383	$7,892,156	$8,003,802	$13.43
Insurance	130,858	151,256	158,925	178,433	178,433	0.30
Management Fee	1,224,990	1,199,840	1,276,093	1,421,253	1,000,000	1.68
Other Operating Expenses	6,248,473	6,231,853	5,973,813	5,595,640	5,838,552	9.79
Total Operating Expenses	$14,898,290	$15,081,158	$15,290,213	$15,087,482	$15,020,787	$25.20

Net Operating Income	$15,755,054	$14,869,761	$16,586,758	$16,771,686	$18,254,409	$30.62
TI/LC	0	0	0	0	1,200,000	2.01
Replacement Reserves	0	0	0	0	119,220	0.20
Net Cash Flow	$15,755,054	$14,869,761	$16,586,758	$16,771,686	$16,935,189	$28.41

Occupancy(4)	94.0%	94.0%	93.0%	91.9%	91.3% (4)
NOI Debt Yield	10.5%	9.9%	11.1%	11.2%	12.2%
NCF DSCR	2.44x	2.31x	2.57x	2.60x	2.63x

(1)	Interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Commercial Rental Income represents the straight-line average rent includes $103,619 of contractual rent steps through November 2020.
(3)	Vacancy & Credit Loss is underwritten to the current, economic vacancy of 8.7%.
(4)	Represents the underwritten economic vacancy.

■	Appraisal. According to the appraisal, the 805 Third Avenue property had an “as-is” appraised value of $460,000,000 as of October 1, 2019.
Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$470,000,000	N/A	4.00%
Discounted Cash Flow Approach	$460,000,000	6.75%(1)	5.00%(2)

(1)	Represents the internal rate of return.
(2)	Represents the terminal capitalization rate.
■	Environmental Matters. Based on a Phase I environmental report dated October 11, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 805 Third Avenue Property other than the continued implementation of the current asbestos operations and maintenance program.
■	Market Overview and Competition. The 805 Third Avenue Property is located in New York, New York, within the Midtown East office submarket. Located on the southeast corner of Third Avenue and 49th Street, the 805 Third Avenue Property is situated north of Grand Central station and east of Central Park. According to the appraisal, as of the second quarter of 2019, the Midtown East office submarket contained approximately 60.7 million SF with an overall direct vacancy of 8.9% and average direct asking rents of $78.35 per SF. The 805 Third Avenue Property is surrounded by restaurants, hotels, retails shops and tourist attractions, made accessible by the presence of several major transportation hubs in close proximity.

The 805 Third Avenue Loan Combination benefits from a basis at $461 per SF, which compares favorably to recent sales transactions in the submarket ranging from $706 to $1,052 per SF. According to the appraisal, there are eight directly competitive buildings in the submarket with a weighted average direct occupancy of 90.6% and asking rents which range from $57.00 to $93.00 per SF. The following table presents certain information relating to comparable office buildings for the 805 Third Avenue Property:

LOAN #7: 805 THIRD AVENUE

Office Building Comparables(1)

Property Name	NRA (SF)	Direct Available SF	Sublease Available SF	Direct Occupancy (%)	Direct Asking Rent PSF (Low)	Direct Asking Rent PSF (High)
805 Third Avenue(2)	596,100	48,015	NAP	91.9%	NAP	NAP
730 Third Avenue	407,000	0	0	100.0%	NAV	NAV
747 Third Avenue	344,965	23,940	3,049	93.1%	$65.00	$69.00
767 Third Avenue	275,000	26,013	0	90.5%	$57.00	$68.00
780 Third Avenue	484,005	90,097	0	81.4%	$66.00	$93.00
800 Third Avenue	530,000	33,250	0	93.7%	$65.00	$75.00
825 Third Avenue	486,326	0	0	100.0%	NAV	NAV
875 Third Avenue	662,588	50,151	0	92.4%	$75.00	$80.00
900 Third Avenue	515,200	124,720	104,973	75.8%	$65.00	$79.00
Total (excluding 805 Third Avenue)	3,705,084	348,171	108,022
Wtd/Avg (excluding 805 Third Avenue)	463,136	43,521	13,503	90.6%	$57.00	$93.00

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 24, 2019.

The appraiser concluded to blended market rents of $65.39 per SF and $90.62 per SF for the office and retail space, respectively. Based on the appraiser’s overall concluded market rent for the 805 Third Avenue Property of $66.70 per SF, the weighted average in-place rents are approximately 20.0% below market.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent per SF	Tenant Category	Rent per SF
6 to 9	$62.00	Lower Level	$65.00
10 to 17	$64.00	Grade	$125.00
18 to 27	$66.00	Mezzanine	$75.00
28 to 30	$68.00
31 (terrace)	$80.00

The Borrower. The borrower is 805 Third New York LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 805 Third Avenue Loan Combination. The sponsor and non-recourse carveout guarantor is Charles Steven Cohen, the President and CEO of Cohen Brothers Realty Corporation. Cohen Brothers Realty Corporation, a private real estate development and management firm that develops, redevelops and operates various commercial property types, was founded in 1981. The firm has commercial properties in New York, Houston, South Florida and Southern California. The ongoing net worth and liquidity covenants during the term of the 805 Third Avenue Loan Combination for Charles Steven Cohen are $500.0 million and $50.0 million, respectively.

■	Escrows. On the origination date of the 805 Third Avenue Loan Combination, the borrower funded a reserve of $4,000,000 for tenant improvements and leasing commissions, $713,361 for unfunded obligations and $458,500 for immediate repairs.

Additionally, on each monthly due date, the borrower is required to fund the following reserves with respect to the 805 Third Avenue Loan Combination: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $700,333) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period; however, such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 805 Third Avenue Loan Combination documents, (iii) a replacement reserve in an amount equal to $9,807 subject to a cap of $450,000, and (iv) if the tenant improvements and leasing commissions reserve drops below $1,200,000, a reserve equal to $75,000 subject to a cap of $4,000,000.

■	Lockbox and Cash Management. The 805 Third Avenue Loan Combination is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to the existing tenants at the 805 Third Avenue Property, directing them to remit their rent checks directly to the lender-controlled lockbox. The

LOAN #7: 805 THIRD AVENUE

borrower is required to cause revenue received by the borrower or the property manager from the 805 Third Avenue Property to be deposited into such lockbox immediately. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless an 805 Third Avenue Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of an 805 Third Avenue Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 805 Third Avenue Loan Combination documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 805 Third Avenue Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 805 Third Avenue Loan Combination. Upon the cure of the applicable 805 Third Avenue Trigger Period, so long as no other 805 Third Avenue Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the 805 Third Avenue Loan Combination documents, the lender will apply funds to the debt in such priority as it may determine.

An “805 Third Avenue Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default and (ii) the debt service coverage ratio being less than 1.30x, and expiring upon (a) with respect to clause (i) above, the cure of such event of default and (b) with respect to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.30x for two consecutive calendar quarters. Notwithstanding the foregoing, no 805 Third Avenue Trigger Period will be deemed to exist solely with respect to clause (ii) of the definition of “805 Third Avenue Trigger Period” during any period that the borrower has deposited cash into an account with the lender or has delivered to the lender a letter of credit in an amount reasonably determined by the lender to be sufficient, if the same were to be deducted from the principal balance of the 805 Third Avenue Loan, to cause the debt service coverage ratio to be equal to or greater than 1.30x. Such additional cash deposit or letter of credit, as applicable, will be returned to the borrower upon the debt service coverage ratio being greater than 1.30x for two consecutive calendar quarters.

■	Property Management. The 805 Third Avenue Property is managed by Cohen Brothers Realty Corporation, an affiliate of the borrower sponsor, pursuant to a management agreement. Under the 805 Third Avenue Loan Combination documents, the lender may, or may require the borrower to, terminate the management agreement and replace the property manager if: (i) an event of default under the 805 Third Avenue Loan Combination documents exists, (ii) there exists a default by the property manager under the management agreement beyond all applicable notice and cure periods, (iii) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding, or (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the 805 Third Avenue Loan Combination documents, the borrower may terminate the management agreement and replace the property manager with a property manager that, in the reasonable opinion of the lender, is a reputable management organization, provided that, if required by the lender, the borrower has obtained a rating agency confirmation.
■	Current Mezzanine or Secured Subordinate Indebtedness. On November 8, 2019, CREFI funded the 805 Third Avenue Subordinate Note in the amount of $125,000,000. The 805 Third Avenue Subordinate Note has an interest rate of 3.80000% per annum and is coterminous with the 805 Third Avenue Senior Notes. The 805 Third Avenue Loan Combination is subject to a co-lender agreement. Based on the 805 Third Avenue Loan Combination of Cut-off Date Balance $275,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below.

Financial Information

	805 Third Avenue Senior Notes	805 Third Avenue Loan Combination
Cut-off Date Balance	$150,000,000	$275,000,000
Cut-off Date LTV Ratio	32.6%	59.8%
Maturity Date LTV Ratio	32.6%	59.8%
DSCR Based on Underwritten NCF	2.63x	1.50x
Debt Yield Based on Underwritten NOI	12.2%	6.6%
■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

LOAN #7: 805 THIRD AVENUE

■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The 805 Third Avenue Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 805 Third Avenue Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the 805 Third Avenue Property until the completion of restoration or the expiration of 18 months, with a six-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $10,000. If TRIPRA is no longer in effect, the borrower is not required to pay terrorism insurance premiums in excess of two times the amount of the then-current insurance premiums with respect to the policies required under the 805 Third Avenue Loan Combination documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #8: THE WESTIN BOOK CADILLAC

LOAN #8: THE WESTIN BOOK CADILLAC

The Westin Book Cadillac
1114 Washington Boulevard
Detroit, MI 48226
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DATA © OSM CONTRIBUTORS

LOAN #8: THE WESTIN BOOK CADILLAC

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Detroit, Michigan	Cut-off Date Balance(2)	$45,000,000
Property Type	Hospitality	Cut-off Date Balance per Room(1)	$169,977.92
Size (Rooms)	453	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 12/31/2019	77.6%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/31/2019	77.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	1924 / 2008	Mortgage Rate	4.39000%
Appraised Value	$136,000,000	Original Term to Maturity (Months)	120
Appraisal Date	11/25/2019	Original Amortization Term (Months)	360
Borrower Sponsor	John J. Ferchill	Original Interest Only Period (Months)	36
Property Management	Westin Operator LLC	First Payment Date	3/1/2020
Maturity Date	2/1/2030

Underwritten Revenues	$38,738,364
Underwritten Expenses	$28,954,151	Escrows(3)
Underwritten Net Operating Income (NOI)	$9,784,213	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,234,678	Taxes	$204,768	$68,256
Cut-off Date LTV Ratio(1)	56.6%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	49.4%	Replacement Reserve(4)	$1,814,809	$129,128
DSCR Based on Underwritten NOI / NCF(1)	2.12x / 1.78x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.7% / 10.7%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$77,000,000	86.0%	Loan Payoff	$87,353,558	97.6%
Existing Loan Reserves(5)	12,421,314	13.9	Closing Costs	1,962,802	2.2
Principal’s New Cash Contribution	99,814	0.1	Reserves	204,768	0.2
Total Sources	$89,521,129	100.0%	Total Uses	$89,521,129	100.0%

(1)	Calculated based on the aggregate outstanding balance of The Westin Book Cadillac Loan Combination.

(2)	The Cut-off Date Balance of $45,000,000 represents the controlling note A-1 of the $77,000,000 The Westin Book Cadillac Loan Combination evidenced by two pari passu notes.

(3)	See “—Escrows” below. The Westin Book Cadillac Property will be undertaking a renovation, estimated to cost $13,489,000 ($29,777 per key), which will include renovations to all guest rooms, corridors, ballrooms, and commons areas. The sponsor expects the work to be completed within 3 years. Commencing on the origination date, CREFI will sweep excess cash flow into a PIP reserve account. See “—Escrows” below.

(4)	Marriott will be collecting an ongoing FF&E reserve (4% of revenues annually, initially estimated to be $129,127.88 per month). In addition to this, Marriott is holding an FF&E balance of $1,814,809 (an additional reserve transfer from the prior debt). In connection with the planned renovation, Marriott has also agreed to contribute $1,500,000.

(5)	Represents approximately $12.4 million of existing reserve accounts associated with the prior debt on The Westin Book Cadillac Property.

■	The Mortgage Loan. The mortgage loan (the “The Westin Book Cadillac Loan”) is part of a loan combination (the “The Westin Book Cadillac Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a full service hotel located in Detroit, Michigan (the “The Westin Book Cadillac Property”). The Westin Book Cadillac Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $45,000,000 and represents approximately 3.7% of the Initial Pool Balance. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $32,000,000, and is expected to be contributed to a future securitization transaction. The Westin Book Cadillac Loan Combination, which accrues interest at an interest rate of 4.39000% per annum, was originated by Citi Real Estate Funding Inc. (“CREFI”) on January 22, 2020, has an aggregate original principal balance of $77,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $77,000,000. The proceeds of The Westin Book Cadillac Loan Combination were primarily used to refinance a prior debt secured by The Westin Book Cadillac Property, pay origination costs and fund upfront reserves. The prior financing of The Westin Book Cadillac Property was not included in a securitization.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	CGCMT 2020-GC46	Yes
A-2	$32,000,000	$32,000,000	CREFI(1)	No
Total	$77,000,000	$77,000,000

(1)	Currently held by CREFI and expected to be contributed to a future securitization transaction.

The Westin Book Cadillac Loan Combination had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Westin Book Cadillac Loan Combination requires monthly payments of interest only for the first 36 months of the loan and will amortize on a 30-year amortization schedule. The scheduled maturity date of The Westin Book Cadillac Loan Combination is the due date in February 2030. Provided that no event of default has occurred and is continuing under The Westin Book Cadillac Loan Combination documents, at any time after the earlier of (i) January 22, 2024 and (ii) the second anniversary of the securitization of the last note of The Westin Book Cadillac Loan Combination, The Westin Book Cadillac Loan Combination may be defeased with certain direct full faith and credit

LOAN #8: THE WESTIN BOOK CADILLAC

obligations of the United States of America or other obligations which are “government securities” permitted under The Westin Book Cadillac Loan Combination documents. Voluntary prepayment of The Westin Book Cadillac Loan Combination is permitted on or after the due date in November 2029 without payment of any prepayment premium.

■	The Mortgaged Property. The Westin Book Cadillac Property is a 32-story, 453 room, full service hotel located on approximately 0.92 acres in Detroit, Michigan. The Westin Book Cadillac Property, which was originally constructed in 1924, was the tallest hotel in the world at the time it opened in December 1924. The property underwent a redevelopment plan in 2006 and opened as The Westin Book Cadillac in 2008. The Westin Book Cadillac Property features a lobby bar (The Motor Bar), a breakfast dining area, a Starbucks outlet, two leased restaurants (24 Grille and ROAST), 22,792 square feet of ballroom/meeting space, an indoor pool, an indoor whirlpool, a fitness room, a business center, an Executive Club Lounge, a leased spa, and a leased gift shop. The 453 rooms consist of 285 king-sized beds, 133 double-sized beds, and 35 executive suites. Dining options at The Westin Book Cadillac include one lobby bar, The Motor Bar, and two restaurants, 24 Grille and ROAST. 24 Grille is American style casual fine dining, while ROAST is a steakhouse run by celebrity chef Michael Symon. The Westin Book Cadillac Property is subject to a management agreement with Westin Operator LLC that expires in December 31, 2032.

According to a third party report, the Westin Book Cadillac Property had a 77.6% occupancy, $204.17 ADR and $158.43 RevPAR as of the trailing 12-month period ending December 31, 2019, ranking it second in ADR and RevPAR and third in occupancy amongst a competitive set of nine hospitality properties.

The demand segmentation at The Westin Book Cadillac Property consists of 45% commercial, 40% meeting and group, and 15% leisure. The primary competitive set for The Westin Book Cadillac Property consists of three full service hotels ranging in size from 100 to 203 rooms, and contains an aggregate of 439 rooms (excluding The Westin Book Cadillac Property). The secondary competitive set for The Westin Book Cadillac Property consists of full-service hotels that contain an aggregate of 2,817 rooms (excluding The Westin Book Cadillac Property). The following table presents certain information relating to the 2019 demand analysis with respect to The Westin Book Cadillac Property based on market segmentation:

Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
The Westin Book Cadillac Property	45%	40%	15%
Aloft Detroit at the David Whitney	65%	25%	10%
Detroit Foundation Hotel	65%	25%	10%
DoubleTree by Hilton Guest Suites Detroit Downtown Fort Shelby	50%	35%	15%
Secondary Competitors	53%	27%	20%

(1)	Source: Appraisal.

LOAN #8: THE WESTIN BOOK CADILLAC

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at The Westin Book Cadillac Property:

Cash Flow Analysis(1)

	2017	2018	TTM 12/31/2019	Underwritten	Underwritten $ per Room
Room Revenue	$26,346,474	$26,821,050	$26,195,188	$26,195,188	$57,826
Food & Beverage Revenue	11,213,922	10,728,349	10,319,864	10,319,864	22,781
Other Revenue	1,903,497	1,890,791	2,223,311	2,223,311	4,908
Total Revenue	$39,463,892	$39,440,190	$38,738,364	$38,738,364	$85,515

Room Expense	$6,053,579	$5,825,018	$5,625,036	$5,625,036	$12,417
Food & Beverage Expense	6,782,286	7,061,364	7,337,367	7,337,367	16,197
Other Expense	2,035,254	1,988,085	1,947,282	1,947,282	4,299
Total Departmental Expense	$14,871,118	$14,874,467	$14,909,685	$14,909,685	$32,913
Total Undistributed Expense	11,630,407	12,091,017	12,035,875	12,035,875	26,569
Fixed Charges	1,849,783	1,843,422	1,944,382	2,008,590	4,434
Total Operating Expenses	$28,351,309	$28,808,906	$28,889,943	$28,954,151	$63,916

Net Operating Income	$11,112,583	$10,631,284	$9,848,421	$9,784,213	$21,599
FF&E	1,578,556	1,577,608	1,549,535	1,549,535	3,421
Net Cash Flow	$9,534,028	$9,053,676	$8,298,886	$8,234,678	$18,178

Occupancy	82.9%	79.1%	77.6%	77.6%
NOI Debt Yield(2)	14.4%	13.8%	12.8%	12.7%
NCF DSCR(2)	2.06x	1.96x	1.80x	1.78x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Calculated based on the aggregate outstanding principal balance of The Westin Book Cadillac Loan Combination.

■	Appraisal. According to the appraisal, The Westin Book Cadillac Property had an “as-is” appraised value of $136,000,000 as of November 25, 2019.

Appraisal Approach	Appraised Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$136,000,000	N/A	6.0%
Discounted Cash Flow Approach	$136,000,000	9.25%	7.5%(1)

(1)	Represents the terminal cap rate.

■	Environmental. According to a Phase I environmental report, dated January 23, 2020, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at The Westin Book Cadillac Property other than fill material, which was previously documented in a Phase II report in 2001.

■	Market Overview and Competition. The Westin Book Cadillac Property is located in downtown Detroit, Michigan and enjoys a favorable location near the area’s primary demand generators. The Westin Book Cadillac Property’s neighborhood is generally defined by I-75 to the north, Chrysler Freeway/I-375 to the east, the Detroit River to the south, and John C. Lodge Freeway/State Route 10 to the west. The Westin Book Cadillac Property is in proximity to Campus Martius Park, the scenic Riverwalk promenade which offers views across the Detroit River to the shores of Canada. In general, this neighborhood is in the revitalization stage of its life cycle, with redevelopment occurring in the commercial office space and residential sectors. Current revitalization efforts are focused on the Capitol Park area, the Detroit Riverfront, the Grand Circus Park area, the lower Woodward corridor, and the Paradise Valley Cultural and Entertainment District.

A large contributor to the investment in Detroit is Bedrock Realty (owned by Dan Gilbert), which owns approximately 80 buildings in the CBD. Most of the tenants in those buildings are companies owned by Dan Gilbert, such as Quicken Loans and Rock Ventures. Multiple developments have been announced recently, including a University of Michigan Innovation Center and mixed-use development, the $900 million Hudson Site redevelopment, and the nearly completed expansion of the One Campus Martius Building.

LOAN #8: THE WESTIN BOOK CADILLAC

The following table presents certain information relating to historical occupancy, ADR and RevPAR at The Westin Book Cadillac Property and its competitive set, as provided in a market research report for The Westin Book Cadillac Property:

Historical Statistics(1)

	The Westin Book Cadillac				Competitive Set				Penetration
	2016	2017	2018	TTM 12/31/2019	2016	2017	2018	TTM 12/31/2019	2016	2017	2018	TTM 12/31/2019
Occupancy	80.7%	82.9%	79.1%	77.6%	55.3%	64.5%	66.3%	64.4%	146.1%	128.5%	119.4%	120.4%
ADR	$175.50	$192.26	$205.00	$204.17	$146.16	$165.54	$174.62	$176.46	120.1%	116.1%	117.4%	115.7%
RevPAR	$141.65	$159.34	$162.21	$158.43	$80.75	$106.77	$115.69	$113.73	175.4%	149.2%	140.2%	139.3%

(1)	Source: A third party report.

The following table presents certain information relating to the primary competition for The Westin Book Cadillac Property:

The Westin Book Cadillac Property Competitive Set(1)

Property	Number of Rooms	Year Opened
The Westin Book Cadillac Property	453	1924
Marriot Detroit @ The Renaissance Center	1,328	1978
Courtyard Detroit Downtown	260	1978
The Atheneum Suite Hotel	173	1992
Holiday Inn Express & Suites Detroit Downtown	241	2000
Hilton Garden Inn Detroit Downtown	198	2004
DoubleTree by Hilton Guest Suites Detroit Downtown Fort Shelby	203	1917
Crowne Plaza Detroit Downtown Riverfront	367	2013
Aloft Detroit at the David Whitney	136	2014
Detroit Foundation Hotel	100	2017

(1)	Source: A third party report.

■	The Borrower. The borrower is Cadillac Funding Associates, LLC, a single-purpose, special purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Westin Book Cadillac Loan Combination. John J. Ferchill is the non-recourse carve-out guarantor under The Westin Book Cadillac Loan Combination documents.

The borrower sponsor is John J. Ferchill, founder of The Ferchill Group. The Ferchill Group was founded in 1978 and is an experienced real estate development and management firm headquartered in Cleveland and active throughout the Midwest. Over the last 25 years, the Ferchill Group has acquired, developed, and redeveloped $1.3 billion in real estate assets.

■	Escrows. At the origination of The Westin Book Cadillac Loan Combination, the borrower deposited approximately $204,768 into a tax reserve account.

On each monthly payment date, the borrower is required to deposit (i) approximately $68,256 into a tax reserve account; provided, however, such tax reserve has been conditionally waived so long as, among other things, the property manager remains obligated to pay such taxes and the lender receives evidence of such payment, (ii) a reserve for insurance in an amount equal to one-twelfth of the amount which would be sufficient to pay the insurance premiums for the renewal of coverage; provided, however, such insurance reserve has been conditionally waived so long as, among other things, the property manager maintains such insurance policies and the lender receives evidence of payment with respect to such policies (iii) a reserve for FF&E, in an amount equal to the greater of (a) the amount of the deposit (if any) then required by the franchisor or property manager on account of FF&E under the franchise agreement or management agreement, as applicable and (b) an amount equal to one-twelfth of 4.0% of the greater of (1) the total gross revenues for The Westin Book Cadillac Property in the preceding calendar year and (2) the projected total gross revenue for The Westin Book Cadillac Property for the current year according to the most recently submitted annual budget; provided, however, such FF&E reserve has been conditionally waived by the lender so long as, among other things, the property manager continues to collect is collecting ongoing reserve deposits under the management agreement for the costs of FF&E and (iv) an amount equal to one-twelfth of the amount that would be sufficient to pay the assessments to the condominium association during the next ensuing 12-month period; provided, however, such condominium reserve has been conditionally waived so long as, among other things, the property manager remains obligated to pay the assessments on behalf of borrower and the lender receives evidence of such payment.

LOAN #8: THE WESTIN BOOK CADILLAC

On each monthly payment date, the borrower is required to deposit all excess cash flow generated by The Westin Book Cadillac Property, provided that, so long as the only West Book Cadillac Trigger Period (as defined below) that exists is the occurrence of the origination date of The Westin Book Cadillac Loan Combination, the lender will disburse the monthly excess cash flow deposit made on such monthly payment date as follows: (i) first, so long as the excess cash flow from The Westin Book Cadillac Property for the trailing 12-month period equals or exceeds $6,700,000, an amount of such monthly excess cash flow deposit, up to $33,333.33 to the asset manager in payment of the asset management fee for such month, and (ii) second, the remainder of such monthly excess cash flow deposit, if any, into the PIP reserve account.

■	Lockbox and Cash Management. The Westin Book Cadillac Loan Combination is structured with a hard lockbox and in-place cash management. The borrower is required to cause the property manager to pay all sums owed to Borrower pursuant to the management agreement (after payment of insurance premiums, condominium dues, operating expenses, and other amounts due under the management agreement have been paid by the Manager) directly to the lender-controlled lockbox account. Except during the continuance of a West Book Cadillac Trigger Period (as defined below), funds in the lockbox account are to be disbursed to the borrower’s operating account. Upon the occurrence of a Westin Book Cadillac Trigger Period, all sums on deposit in the lockbox account are required to be swept each business day into a cash management account for the payment of, among other things, tax reserves, insurance reserves, debt service and property operating expenses, and for the funding of monthly escrows, with any excess to be held as additional collateral by the lender until the expiration of the applicable Westin Book Cadillac Trigger Period, after which it is returned to the borrower.

A “Westin Book Cadillac Trigger Period" means a period (A) commencing upon any of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 8.25%; (iii) at any time a franchise agreement exists thereunder, the occurrence of a franchise agreement trigger period under The Westin Book Cadillac Loan Combination documents; (iv) at any time a franchise agreement exists thereunder, the occurrence of a franchise renewal trigger event under The Westin Book Cadillac Loan Combination documents; (v) at any time a franchise agreement does not exist thereunder, the occurrence of a Westin Book Cadillac Management Agreement Trigger Period; and (vi) the origination date of The Westin Book Cadillac Loan Combination; and (B) expiring upon (a) with regard to any Westin Book Cadillac Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (b) with regard to any Westin Book Cadillac Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 8.50% for two consecutive calendar quarters; (c) with regard to any Westin Book Cadillac Trigger Period commenced in connection with clause (iii) above, a franchise agreement trigger period ceasing to exist in accordance with the terms of The Westin Book Cadillac Loan Combination documents, (d) with regard to any Westin Book Cadillac Trigger Period commenced in connection with clause (iv) above, the occurrence of a franchise renewal event under The Westin Book Cadillac Loan Combination documents, (e) with regard to any Westin Book Cadillac Trigger Period commenced in connection with clause (v) above, a Westin Book Cadillac Management Agreement Trigger Period ceasing to exist in accordance with the terms of The Westin Book Cadillac Loan Combination documents, and (f) with regard to any Westin Book Cadillac Trigger Period commenced in connection with clause (vi) above, either (1) satisfaction of the Westin Book Cadillac Trigger Period PIP Cure Conditions (as defined below) or (2) the lender’s receipt of evidence reasonably acceptable to the lender that all PIP work required pursuant to the scheduled PIP has been completed and accepted by the manager (such evidence to include, without limitation, a written statement to such effect from the manager).

A “Westin Book Cadillac Trigger Period PIP Cure Conditions” means, as of the date of determination, the sum total of the following equals or exceeds the Westin Book Cadillac Trigger Period PIP Cure Deposit Amount: (i) the aggregate amount on deposit in the PIP reserve account, (ii) the aggregate amount then on deposit in the account required pursuant to the management agreement and available, pursuant to the terms of the management agreement, to pay the costs of the scheduled PIP, and (iii) the aggregate amount of new key money under the management agreement that has been disbursed by manager to borrower after the origination date of The Westin Book Cadillac Loan Combination, all as demonstrated to the lender’s reasonable satisfaction.

A “Westin Book Cadillac Trigger Period PIP Cure Deposit Amount” means, as of any date of determination, an amount equal to the lesser of (i) $14,800,000.00 or (ii) 110% of the total budgeted amount of all work then remaining to be completed under the scheduled PIP, as reasonably determined by the lender.

A “Westin Book Cadillac Management Agreement Trigger Period” means a period (A) commencing upon any of (i) the borrower being in default under the management agreement, (ii) any bankruptcy or similar insolvency of manager, (iii) any delivery of notice of (x) termination or cancellation of the management agreement or (y) the manager’s election

LOAN #8: THE WESTIN BOOK CADILLAC

not to renew the management agreement, (iv) any termination or cancellation of the management agreement, or (v) unless the Westin Book Cadillac Management Renewal Trigger Cure Conditions are then satisfied, the date that is one year prior to the expiration of the management agreement; and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender of (1) with regard to any Westin Book Cadillac Management Agreement Trigger Period, satisfaction of the Westin Book Cadillac Management Replacement Trigger Cure Conditions, (2) with regard to any Westin Book Cadillac Management Agreement Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of all such defaults, (3) with regard to any Westin Book Cadillac Management Agreement Trigger Period commenced in connection with clause (ii) above, the manager having assumed and/or affirmed the management agreement pursuant to a final, non-appealable order of a court of competent jurisdiction or (4) with regard to any Westin Book Cadillac Management Agreement Trigger Period commenced in connection with clauses (iii) or (v) above, the borrower’s satisfaction of the Westin Book Cadillac Management Renewal Trigger Cure Conditions.

The “Westin Book Cadillac Management Renewal Trigger Cure Conditions” mean (i) the borrower delivering to the lender, pursuant to the terms and conditions of The Westin Book Cadillac Loan Combination documents, (A) fully-executed renewal or extension documentation renewing or extending the term of the management agreement for a period acceptable to the lender and (B) written evidence of the rescission of any notice of termination or cancellation of the management agreement previously delivered by the manager, all of the foregoing in form and substance satisfactory to the lender, and (ii) the borrower depositing the applicable PIP deposit into the PIP reserve in connection with such renewal or extension of the management agreement pursuant to the terms and conditions of The Westin Book Cadillac Loan Combination documents.

■	Property Management. The Westin Book Cadillac Property is managed by Westin Operator LLC.

■	Condominium Structure. The Westin Book Cadillac Property is subject to a condominium regime. The borrower’s percentage interest in the common elements is 82.5%, and the condominium is controlled by the borrower.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of The Westin Book Cadillac Property, plus business interruption coverage in an amount equal to 100% of the projected gross income less non-continuing expenses from The Westin Book Cadillac Property for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

DSW
DESIGNER SHOE WAREHOUSE
AT&T
Payless Shoes

NORDSTROM rack

LOFT

TALBOTS
DSW

CINEMA DE LUX

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

MAP © 2019 CARTIFACT
DATA © OSM CONTRIBUTORS
The Shoppes at Blackstone Valley
70 Worcester Providence Turnpike
Millbury, MA 01527
Worcester
Millbury
Auburn
Becker College
Worcester State University
Saint Vincent Hospital at Worcester Medical Center
Fairlawn Hospital
Clark University
Mill Street Plaza
Arena Plaza
College Square
Webster Square Plaza
College of the Holy Cross
James Street Plaza
Hope Cemetery
Saint Johns Cemetery
White City Plaza
South Plaza
Southwest Commons
Harvey Ball Conservation Area
Quinsigamond Marsh
The Fair Shopping Plaza
Clearview Country Club
Martha Deering Wildlife Management Area
Cotton Rd Conservation Area
Swanson Rd Shopping
Auburn Mall
Auburn Recreation Complex
Auburn Plaza
Merrill Pond Wildlife Management Area
CHANDLER ST
SOUTHBRIDGE ST
PROVIDENCE ST
GREENWOOD ST
GRAFTON ST
GRAFTON RD
HARTFORD TURNPIKE
WATERVILLE ST
LAKE ST
MEMORIAL DR
MAIN ST
HOWE AVE
SINGLETARY AVE
WEST SUTTON RD
CENTRAL TURNPIKE
OXFORD ST N
290
90
20
122A
146
NEW HAMPSHIRE
MASSACHUSETTS
CONNECTICUT
RHODE ISLAND
Dublin
Nashua
Leominster
Woburn
Acton
Boston
Gloucester
Salem
Lynn
Framingham
Quincy
Worcester
Millbury
Southbridge
Brockton
Plymouth
Providence
Fall River
Sandwich

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Millbury, Massachusetts	Cut-off Date Balance(3)	$40,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)	$208.37
Size (SF)	787,071	Percentage of Initial Pool Balance	3.3%
Total Occupancy as of 10/31/2019	96.3%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/31/2019	96.3%	Type of Security	Fee Simple
Year Built / Latest Renovation	2003-2004 / NAP	Mortgage Rate	3.84430%
Appraised Value	$238,700,000	Original Term to Maturity (Months)	120
Appraisal Date	8/14/2019	Original Amortization Term (Months)	360
Borrower Sponsors	Various(1)	Original Interest Only Period (Months)	24
Property Management	WS Asset Management, Inc.	First Payment Date	12/1/2019
Maturity Date	11/6/2029

Underwritten Revenues	$19,047,577
Underwritten Expenses	$4,228,958	Escrows(4)
Underwritten Net Operating Income (NOI)	$14,818,619	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$14,082,919	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	68.7%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	57.6%	Replacement Reserve	$0	$13,118
DSCR Based on Underwritten NOI / NCF(2)	1.61x / 1.53x	TI/LC	$0	$114,781
Debt Yield Based on Underwritten NOI / NCF(2)	9.0% / 8.6%	Other(5)	$806,129	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$164,000,000	88.4%	Loan Payoff	$183,641,400	99.0%
Principal’s New Cash Contribution	21,501,666	11.6	Closing Costs	1,054,137	0.6
Reserves	806,129	0.4

Total Sources	$185,501,666	100.0%	Total Uses	$185,501,666	100.0%

(1)	The borrower sponsors are Stephen R. Weiner, Adam J. Weiner, Jeremy M. Sclar, Thomas J. DeSimone, Richard A. Marks, Raanan Katz, David Katz, Samantha Perry David, Eric Smookler and Daniel Preysman

(2)	Calculated based on the aggregate outstanding principal balance of The Shoppes at Blackstone Valley Loan Combination. See “—The Mortgage Loan” below.

(3)	The Cut-off Date Balance of $40,000,000 represents The Shoppes at Blackstone Valley Loan, which is part of The Shoppes at Blackstone Valley Loan Combination.

(4)	See “—Escrows” below

(5)	Other Upfront reserve represents an Unfunded Obligations Reserve of $806,129.

■	The Mortgage Loan. The Shoppes at Blackstone Valley mortgage loan (“The Shoppes at Blackstone Valley Loan”) is part of a loan combination (“The Shoppes at Blackstone Valley Loan Combination”) consisting of nine pari passu promissory notes with an aggregate original principal balance of $164,000,000 and secured by a first mortgage encumbering the borrower’s fee simple interest in an anchored retail property located in Millbury, Massachusetts (“The Shoppes at Blackstone Valley Property”). The Shoppes at Blackstone Valley Loan, which will be included in the CGCMT 2020-GC46 transaction, is evidenced by non-controlling notes A-4 and A-5, has an outstanding principal balance as of the Cut-off Date of $40.0 million and represents approximately 3.3% of the Initial Pool Balance.

The Shoppes at Blackstone Valley Loan Combination was originated by Goldman Sachs Bank USA (“GSBI”) on November 1, 2019. The Shoppes at Blackstone Valley Loan Combination has an interest rate of 3.84430% per annum. The borrower utilized the proceeds of The Shoppes at Blackstone Valley Loan Combination to refinance existing debt on The Shoppes at Blackstone Valley Property, pay origination costs and fund upfront reserves.

The Shoppes at Blackstone Valley Loan Combination had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The Shoppes at Blackstone Valley Loan Combination requires interest-only payments during the first 24 months of its term, followed by payments of principal and interest sufficient to amortize The Shoppes at Blackstone Valley Loan Combination over a 30-year amortization term. The scheduled maturity date of The Shoppes at Blackstone Valley Loan Combination is November 6, 2029. Voluntary prepayment of The Shoppes at Blackstone Valley Loan Combination is prohibited prior to May 6, 2029. In addition, provided that no event of default under The Shoppes at Blackstone Valley Loan Combination is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time on or after the earlier to occur of (i) November 6, 2022 and (ii) the second anniversary of the closing date of the securitization into which the last portion of The Shoppes at Blackstone Valley Loan Combination is deposited.

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

The table below summarizes the promissory notes that comprise The Shoppes at Blackstone Valley Loan Combination. The relationship between the holders of The Shoppes at Blackstone Valley Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside-Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$55,000,000	$55,000,000	COMM 2019-GC44	Yes
A-2, A-3, A-6	50,000,000	50,000,000	GSMS 2020-GC45	No
A-4, A-5,	40,000,000	40,000,000	CGCMT 2020-GC46	No
A-7, A-8, A-9	19,000,000	19,000,000	GSBI(1)	No
Total	$164,000,000	$164,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Shoppes at Blackstone Valley Property is a 787,071 SF anchored retail shopping center situated on an approximately 87.74 acre site in Millbury, Massachusetts. The improvements were constructed between 2003 and 2004 and contain a mixture of anchor, junior anchor, in-line and restaurant components. The Shoppes at Blackstone Valley Property is anchored by Target, Kohl’s, Cinema de Lux, Dick’s Sporting Goods, Marshalls, Best Buy, Nordstrom Rack and Raymour & Flanigan. Target, Cinema de Lux and Dick’s Sporting Goods are ground leased to the tenants. Junior anchors include Barnes & Noble and Michaels. The Shoppes at Blackstone Valley Property features three one- and three-story buildings, a restaurant and a three-story movie theatre. The Shoppes at Blackstone Valley Property is served by no less than 3,927 surface parking spaces which is approximately 5.0 spaces per 1,000 SF of net rentable area. As of October 31, 2019, The Shoppes at Blackstone Valley Property was 96.3% occupied by 53 tenants. The Shoppes at Blackstone Valley Property is located along Route 146 and is approximately 2.5 miles from Interstate 90.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at The Shoppes at Blackstone Valley Property:

Ten Largest Owned Tenants Based on GLA(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF/ Screen(3)	Occupancy Cost(4)	Lease Expiration	Renewal / Extension Options
Target	A-/A2/A	127,000	16.1%	$400,000	2.7%	$3.15	NAV	NAV	1/31/2029	7, 5-year options
Kohl’s(5)	BBB/Baa2/BBB	87,141	11.1	1,181,871	8.0	13.56	$225	7.2%	2/3/2024	6, 5-year options
Cinema de Lux	NR/NR/NR	72,000	9.1	1,897,500	12.9	26.35	$776,778	23.8%	6/30/2024	4, 5-year options
Dick’s Sporting Goods(5)	NR/NR/NR	54,159	6.9	502,550	3.4	9.28	$173	7.7%	1/31/2024	6, 5-year options
Marshalls(5)	NR/A2/A+	42,000	5.3	703,500	4.8	16.75	$462	5.1%	5/31/2024	None
Best Buy	NR/Baa1/BBB	32,906	4.2	477,137	3.2	14.50	NAV	NAV	1/31/2021	4, 5-year options
Nordstrom Rack	BBB+/Baa2/BBB	32,778	4.2	622,782	4.2	19.00	NAV	NAV	9/30/2023	4, 5-year options
Raymour & Flanigan	NR/NR/NR	30,606	3.9	277,749	1.9	9.08	NAV	NAV	1/31/2024	5, 5-year options
Barnes & Noble(5)(6)	NR/NR/NR	24,320	3.1	435,328	3.0	17.90	$209	11.0%	1/31/2020	1, 5-year option
Michaels(5)	NR/NR/BB-	21,299	2.7	383,382	2.6	18.00	$214	10.1%	2/29/2028	2, 5-year options
Ten Largest Owned Tenants		524,209	66.6%	$6,881,799	46.6%	$13.13
Remaining Occupied		233,791	29.7	7,874,524	53.4	33.68
Vacant Spaces		29,071	3.7	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		787,071	100.0%	$14,756,324	100.0%	$19.47

(1)	Based on the underwritten rent roll dated as of October 31, 2019 and includes contractual rent steps through December 31, 2020 totaling $125,686.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant Sales $ per SF / Screen are as of August 31, 2019 except as indicated in footnote (5). Cinema de Lux Tenant Sales $ per SF is based on 14 screens.

(4)	Occupancy Cost is calculated using the tenant reported sales as of August 31, 2019 (except as indicated in footnote (5)) and the total rent.

(5)	Kohl’s, Dick’s Sporting Goods and Marshalls reported sales are as of January 31, 2019. Barnes & Noble’s reported sales are as of April 30, 2019. Michaels reported sales are as of December 31, 2018.

(6)	Barnes & Noble is currently negotiating a 5-year renewal and will pay rent MTM after January 31, 2020 until finalized.

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

The following table presents certain information relating to the lease rollover schedule at The Shoppes at Blackstone Valley Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	49,890	6.3%	6.3%	$1,203,528	8.2%	$24.12	6
2020	8,222	1.0	7.4%	339,464	2.3	41.29	2
2021	66,493	8.4	15.8%	1,591,228	10.8	23.93	6
2022	9,310	1.2	17.0%	333,054	2.3	35.77	2
2023	61,465	7.8	24.8%	1,564,386	10.6	25.45	6
2024	344,181	43.7	68.6%	6,571,251	44.5	19.09	15
2025	24,856	3.2	71.7%	779,765	5.3	31.37	4
2026	4,216	0.5	72.2%	253,382	1.7	60.10	1
2027	6,051	0.8	73.0%	181,530	1.2	30.00	1
2028	23,385	3.0	76.0%	477,252	3.2	20.41	2
2029	140,379	17.8	93.8%	887,941	6.0	6.33	4
2030	8,505	1.1	94.9%	241,635	1.6	28.41	2
2031 & Thereafter	11,047	1.4	96.3%	331,908	2.3	30.05	2
Vacant	29,071	3.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	787,071	100.0%		$14,756,324	100.0%	$19.47	53

(1)	Based on the underwritten rent roll dated as of October 31, 2019 and includes contractual rent steps through December 31, 2020 totaling $125,686.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical occupancy at The Shoppes at Blackstone Valley Property:

Historical Leased %(1)

2016	2017	2018	As of 10/31/2019
99.1%	98.7%	97.4%	96.3%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Shoppes at Blackstone Valley Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 8/31/2019	Underwritten(2)	Underwritten $ per SF(2)
Base Rent	$14,284,389	$14,512,759	$14,333,987	$14,318,367	$14,756,324	$18.75
Gross Up Vacancy	0	0	0	0	1,006,511	1.28
Reimbursements	3,402,730	3,777,832	3,823,831	3,545,438	3,551,135	4.51
Other Income	895,658	859,547	778,979	715,193	740,118	0.94
Vacancy & Credit Loss	0	0	0	0	(1,006,511)	(1.28)
Effective Gross Income	$18,582,777	$19,150,138	$18,936,797	$18,578,998	$19,047,577	$24.20

Total Operating Expenses	$4,538,133	$4,783,415	$4,833,324	$4,518,587	$4,228,958	$5.37

Net Operating Income	$14,044,644	$14,366,723	$14,103,473	$14,060,411	$14,818,619	$18.83
TI/LC	0	0	0	0	666,997	0.85
Capital Expenditures	0	0	0	0	68,703	0.09
Net Cash Flow	$14,044,644	$14,366,723	$14,103,473	$14,060,411	$14,082,919	$17.89

Occupancy(3)	99.1%	98.7%	97.4%	96.3%	96.3%
NOI Debt Yield(4)	8.6%	8.8%	8.6%	8.6%	9.0%
NCF DSCR(5)	1.52x	1.56x	1.53x	1.53x	1.53x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Underwritten Base Rent includes contractual rent steps through December 31, 2020 totaling $125,686.

(3)	Occupancy reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(4)	NOI Debt Yield is calculated based on the aggregate outstanding principal balance as of the Cut-off Date of The Shoppes at Blackstone Valley Loan Combination.

(5)	NCF DSCR is based on the debt service payments of The Shoppes at Blackstone Valley Loan Combination.

■	Appraisal. According to the appraisal, The Shoppes at Blackstone Valley Property had an “as-is” appraised value of $238,700,000 as of August 14, 2019.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$243,300,000	NAP	6.00%
Income Capitalization Approach(1)	$238,700,000	7.25%	6.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. The Phase I environmental report dated October 4, 2019 identified a recognized environmental condition due to the detection, beginning in approximately 2004, of perchlorate in on-site monitoring wells and stormwater drainage features, as well as in the public supply wells across the Blackstone River east of The Shoppes at Blackstone Valley Property. It is suspected that the perchlorate originated from explosives used to blast bedrock during the development of The Shoppes at Blackstone Valley Property. The release was reported to the Massachusetts Department of Environmental Protection, and the portion of the release within the boundaries of The Shoppes at Blackstone Valley Property achieved regulatory closure in September 2012. The remaining portion of the release, which is off-site, is in Remedy Operation Status, which relates to continued monitoring of the off-site portion of the release. One off-site well continues to exceed the regulatory standard. The environmental consultant recommended continued monitoring and reporting of the off-site release.

■	Market Overview and Competition. The Shoppes at Blackstone Valley Property is located along Route 146 and Route 122A in the Outlying Worcester County submarket of Massachusetts. Route 146 provides access to Interstate 90, an east-west interstate highway connecting Boston, Massachusetts and Seattle, Washington, and is approximately 2.5 miles from The Shoppes at Blackstone Valley Property. Interstates 290 and 395, which are auxiliary highways in Metro Worcester, are located approximately six miles from The Shoppes at Blackstone Valley Property. Worcester’s colleges and universities (i.e. Holy Cross, Worcester State University, Assumption College, UMass Medical School, Clark University and Worcester Polytechnic Institute), the City of Worcester and suburban Worcester communities (i.e. the Towns of Grafton, Millbury, Auburn, Sutton and Shrewsbury, among others), UMass Memorial Healthcare (12,906 employees), UMass Medical School (4,445 employees), Reliant Medical

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

Group (2,500 employees), Saint Vincent Hospital (2,350 employees) and MAPFRE U.S.A. Corp. (2,103 employees) are nearby demand drivers. The nearest anchored retail center, RK Worcester Fair, is located approximately two miles north of The Shoppes at Blackstone Village Property in Worcester. RK Worcester Fair is a grocery-anchored community center co-anchored by Burlington Coat Factory and contains approximately 200,000 SF of rentable area.

According to a market research report, The Shoppes at Blackstone Valley Property is located in the Outlying Worcester submarket. As of the second quarter of 2019, the Outlying Worcester submarket had an inventory of approximately 17.0 million SF with a vacancy rate of 3.6%. The asking rental rate in the submarket is $10.87 PSF, a drop from $11.93 PSF as of the previous quarter. Current construction projects in the submarket include (i) the 10,000-seat minor league baseball stadium for the Worcester Red Sox, a Triple-A minor league baseball team expected to move from Pawtucket to Worcester in 2021 and (ii) development plans for an approximately $90 million mixed-use facility surrounding the stadium.

The following table presents certain information relating to the primary competition for The Shoppes at Blackstone Valley Property:

Competitive Set(1)

	The Shoppes at Blackstone Valley	Northborough Crossing	Highland Commons	White City Shopping Center	Auburn Mall	Greendale Mall
Distance from Subject	NAP	10.5 miles	22.8 miles	7.8 miles	3.9 miles	8.0 miles
Property Type	Anchored	Power Center	Power Center	Community Center	Enclosed Regional Mall	Enclosed Regional Mall
Year Built	2003-2004	2011-2012	2009-2016	1962-2012	1971	1987
Total GLA	787,071(2)	645,785	653,635	257,775	583,739	431,266
Total Occupancy	96.3%(2)	98%	96%	88%	98%	82%
Anchors & Jr. Anchors	Target, Kohl’s, Cinema de Lux, Dick’s Sporting Goods	Wegmans, BJs, Dick's Sporting Goods, Kohl's	Market Basket, Cabela's, Lowe's, BJs	Shaw’s	Macy's, Sears	TJ Maxx & Homegoods, Best Buy

(1)	Source: Appraisal.

(2)	Based on the October 31, 2019 rent roll.

■	The Borrower. The borrower is Route 146 Millbury Property LLC, a Delaware limited liability company and single purpose entity with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Shoppes at Blackstone Valley Loan Combination. The non-recourse carveout guarantors are SDM Holdings LLC, WV Holdings LLC, and Raanan Katz. The borrower sponsors at origination are Stephen R. Weiner, Adam J. Weiner, Jeremy M. Sclar, Thomas J. DeSimone, Richard A. Marks, Raanan Katz and David Katz. The borrower may add Samantha Perry David, Eric Smookler and/or Daniel Preysman as additional borrower sponsors, subject to certain conditions under The Shoppes at Blackstone Valley Loan Combination documents, including satisfaction of the lender’s “know your customer” requirements.

The borrower sponsors are the main principals/investors of WS Development and RK Centers. WS Development develops, owns, operates and leases an extensive portfolio of more than 98 properties, including lifestyle centers, power centers, community centers, and mixed-use developments. With more than 20 million SF under management, WS Development is one of the largest privately-owned retail development firms in the country consistently ranked among the International Council of Shopping Centers' (ICSC) Top 50 shopping center owners. Founded by Raanan Katz, RK Centers is a privately held, family-owned real estate development company that owns approximately 9 million square feet of commercial real estate. For over 30 years, RK Centers has acquired, developed, and operated “open air” regional and community shopping centers in New England and South Florida.

■	Escrows. On the origination date, the borrower funded a reserve of approximately $806,129 for unfunded obligations related to outstanding tenant allowances and leasing commissions.

On each due date, the borrower is required to fund (i) a TI/LC reserve in an amount equal to $114,781, capped at $6,000,000 (or if, on or after January 1, 2024, The Shoppes at Blackstone Valley Property achieves a debt yield in excess of 9.0%, the TI/LC reserve will be capped at $4,500,000), (ii) a replacement reserve in an amount equal to $13,118 and (iii) during a Shoppes Cash Sweep Period, (a) a tax reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period and (b) an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period; provided that the borrower will not be required to reserve

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

such amounts in respect of insurance premiums so long as no event of default under the related loan documents has occurred and is continuing, and the borrower maintains a blanket policy of insurance meeting the requirements of The Shoppes at Blackstone Valley Loan Combination documents.

■	Lockbox and Cash Management. The Shoppes at Blackstone Valley Loan Combination documents require a hard lockbox and springing cash management. The execution of the cash management agreement is a post-closing requirement under the Shoppes at Blackstone Valley Loan Combination documents. The borrower was required to deliver tenant direction letters to each existing tenant at The Shoppes at Blackstone Valley Property, within five business days of origination, directing each tenant to remit its payments directly to the lender-controlled lockbox account or post office box. The borrower is also required to deliver a tenant direction letter to each future tenant. So long as no Shoppes Cash Sweep Period then exists, all funds deposited into the lockbox account are required to be transferred on each business day to the borrower’s operating account. Upon the occurrence and during the continuance of a Shoppes Cash Sweep Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed to pay debt service, applicable reserves, mezzanine debt service (if any) and budgeted operating expenses and all excess cash remaining in the cash management account after the application of such funds are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Shoppes at Blackstone Valley Loan Combination. Upon the occurrence and during the continuance of an event of default under The Shoppes at Blackstone Valley Loan Combination documents, the lender may apply funds to the debt in such priority as it may determine.

A “Shoppes Cash Sweep Period” means each period that commences when (a) the debt yield as of the last day of any fiscal quarter is less than 7.75% and concludes when the debt yield as of the last day of any subsequent fiscal quarter is at least 7.75%; (b) the borrower fails to deliver required monthly, quarterly or annual financial reports and concludes when such reports are delivered and indicate that no other Shoppes Cash Sweep Period is ongoing; and/or (c) if the Shoppes Permitted Mezzanine Loan is in place, there is an event of default under any of the loan documents for the Shoppes Permitted Mezzanine Loan and concludes when the holder of the Shoppes Permitted Mezzanine Loan has waived the applicable event of default.

■	Property Management. The Shoppes at Blackstone Valley Property is currently managed by WS Asset Management, Inc., a Massachusetts corporation and an affiliate of the borrower. Under the related loan documents, The Shoppes at Blackstone Valley Property is required to remain managed by (a) WS Asset Management, Inc., (b) any person that together with its affiliates, is a reputable, nationally or regionally recognized property manager that has been engaged in the management (including the day-to-day management) of first-class retail properties during each of the ten years prior to the time of its engagement as the property manager of The Shoppes at Blackstone Valley Property and which at the time of such engagement, together with its affiliates, operates and manages (including on a day-to-day basis) retail and/or mixed-use properties with at least 3,000,000 SF of gross leasable area (excluding The Shoppes at Blackstone Valley Property) (any such person, a “Qualified Manager”), (c) any property management company that is an affiliate of one or more of the borrower sponsors or any Qualified Manager or (d) or any other management company approved by the lender and with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager with a property manager selected by the borrower, subject to the lender’s reasonable approval (or, in the event of an event of default under The Shoppes at Blackstone Valley Loan Combination or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, selected by the lender) (i) during the continuance of an event of default under The Shoppes at Blackstone Valley Loan Combination, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a bankruptcy petition, (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of creditors or (vi) if the property manager is adjudicated insolvent.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. The owner of the direct or indirect equity interests of the borrower is permitted to incur mezzanine debt (the “Shoppes Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the borrower, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the principal amount of the Shoppes Permitted Mezzanine Loan may not exceed $40,000,000; (ii) after giving effect to the Shoppes Permitted Mezzanine Loan, (a) the loan-to-value ratio on The Shoppes at Blackstone Valley Loan Combination and the Shoppes Permitted Mezzanine Loan

LOAN #9: THE SHOPPES AT BLACKSTONE VALLEY

(collectively, the “Total Debt”) is no greater than 70%, (b) the debt service coverage ratio on the Total Debt is at least 1.25x, and (c) the debt yield on the Total Debt is at least 9.1%; (iii) the holder of the Shoppes Permitted Mezzanine Loan enters into a subordination and intercreditor agreement with the lender in form and substance reasonably acceptable to the lender; and (iv) a rating agency confirmation is delivered in connection with the consummation of the Shoppes Permitted Mezzanine Loan.

■	Release of Collateral. Not permitted.

■	Ground Leases Provided that no event of default is continuing, the borrower is permitted to enter into up to two long-term ground leases with a third party (which may be an affiliate of the borrower) with respect to certain parcels of The Shoppes at Blackstone Valley Property (three of which are currently occupied by major tenants and one of which is currently parking space that could be developed in the future). In connection with any such ground lease, the borrower is required to provide a REMIC opinion and obtain rating agency confirmation.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of The Shoppes at Blackstone Valley Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under The Shoppes at Blackstone Valley Loan Combination documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS
East River
WILLIAMSBURG
SOUTH WILLIAMSBURG
BROADWAY TRIANGLE
EAST WILLIAMSBURG
BROOKLYN NAVY YARD
BUSHWICK
NYC Health + Hospitals/Woodhull
New York
Newark
278
1
2
3
4
5

Brooklyn Multifamily Portfolio

	PROPERTY NAME	ADDRESS	CITY, STATE	ZIP CODE
1	235 S 4th Street	235 South 4th Street	Brooklyn, New York	11211
2	77 Berry Street	77 Berry Street	Brooklyn, New York	11249
3	854 Metropolitan Avenue	854 Metropolitan Avenue	Brooklyn, New York	11211
4	852 Metropolitan Avenue	852 Metropolitan Avenue	Brooklyn, New York	11211
5	832 Lexington Avenue	832 Lexington Avenue	Brooklyn, New York	11211

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	5	Loan Seller	CREFI
Location (City/State)	Brooklyn, New York	Cut-off Date Balance	$38,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit	$487,179.49
Size (Units)	78	Percentage of Initial Pool Balance	3.1%
Total Occupancy(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	3.88000%
Appraised Value	$56,900,000	Original Term to Maturity (Months)	120
Appraisal Date(2)	Various	Original Amortization Term (Months)	NAP
Borrower Sponsors	Shaindy Schwartz and Joel Schwartz	Original Interest Only Period (Months)	120
Property Management	Bedford Enterprises LLC	First Payment Date	3/6/2020
Maturity Date	2/6/2030

Underwritten Revenues	$3,158,068
Underwritten Expenses	$429,505	Escrows
Underwritten Net Operating Income (NOI)	$2,728,563	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,709,063	Taxes	$22,762	$7,587
Cut-off Date LTV Ratio	66.8%	Insurance	$46,156	$3,846
Maturity Date LTV Ratio	66.8%	Replacement Reserve	$0	$1,300
DSCR Based on Underwritten NOI / NCF	1.83x / 1.81x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.2% / 7.1%	Other(3)	$164,650	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$38,000,000	100.0%	Loan Payoff	$35,397,238	93.2%
Principal Equity Distribution	1,594,033	4.2
Closing Costs	775,161	2.0
Reserves	233,568	0.6

Total Sources	$38,000,000	100.0%	Total Uses	$38,000,000	100.0%

(1)	Total Occupancy and Owned Occupancy are based on occupied units as of the underwritten rent rolls dated as of November 1, 2019 for the 235 S 4th Street Property, 77 Berry Street Property, 854 Metropolitan Avenue Property and 852 Metropolitan Avenue Property, and December 1, 2019 for the 832 Lexington Avenue Property.

(2)	Appraisal date as December 5, 2019 for the 235 S 4th Street Property, 77 Berry Street Property, 854 Metropolitan Avenue Property and 852 Metropolitan Avenue Property, and November 19, 2019 for the 832 Lexington Avenue Property.

(3)	Upfront Other reserves consists of $164,650 of environmental reserves.

■	The Mortgage Loan. The mortgage loan (the “Brooklyn Multifamily Portfolio Loan”) is secured by a first mortgage encumbering the borrowers’ fee simple interest in a 78-unit multifamily portfolio comprised of five properties located in Brooklyn, New York at: 832 Lexington Avenue (the “832 Lexington Avenue Property”), 77 Berry Street (the “77 Berry Street Property”), 854 Metropolitan Avenue (the “854 Metropolitan Avenue Property”), 852 Metropolitan Avenue (the “852 Metropolitan Avenue Property”) and 235 South 4th Street (the “235 S 4th Street Property”), collectively the “Brooklyn Multifamily Portfolio Properties”). The Brooklyn Multifamily Portfolio Loan had an original principal balance and has an outstanding principal balance as of the Cut-off Date of $38,000,000 and represents approximately 3.1% of the Initial Pool Balance. The Brooklyn Multifamily Portfolio Loan accrues interest at a fixed rate of 3.88000% per annum. The proceeds of the Brooklyn Multifamily Portfolio Loan were primarily used to refinance prior debt secured by the Brooklyn Multifamily Portfolio Properties, pay closing costs, return equity to the borrower sponsor and fund upfront reserves. The Brooklyn Multifamily Portfolio Loan was originated on January 22, 2020 by Citi Real Estate Funding Inc. (“CREFI”).

The Brooklyn Multifamily Portfolio Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Brooklyn Multifamily Portfolio Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in February 2030. Provided that no event of default has occurred and is continuing under the Brooklyn Multifamily Portfolio Loan documents, at any time after the second anniversary of the securitization closing date, the Brooklyn Multifamily Portfolio Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under Brooklyn Multifamily Portfolio Loan documents. Voluntary prepayment of the Brooklyn Multifamily Portfolio Loan is permitted (in whole, but not in part) without prepayment premium or penalty on or after the monthly payment due date occurring in December 2029.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

■  The Mortgaged Properties. The following table presents certain information relating to the individual Brooklyn Multifamily Portfolio Properties:

Portfolio Summary

Property Name	Year Built / Renovated(2)	Units	Property Occupancy(1)	Allocated Cut-off Date Balance	% Allocated Loan Cut-off Date Balance	Appraised Value(2)	% Appraised Value	UW NCF
832 Lexington Avenue	2018/NAP	46	100.0%	$18,700,000	49.2%	$27,200,000	47.8%	$1,369,631
77 Berry Street	1910/2014	8	100.0	5,650,000	14.9	8,600,000	15.1	393,930
854 Metropolitan Avenue	1910/2015	8	100.0	4,650,000	12.2	7,200,000	12.7	323,983
852 Metropolitan Avenue	1910/2015	8	100.0	4,600,000	12.1	7,100,000	12.5	319,949
235 S 4th Street	1910/2017	8	100.0	4,400,000	11.6	6,800,000	12.0	301,571
Total / Wtd. Avg.		78	100.0%	$38,000,000	100.0%	$56,900,000	100.0%	$2,709,063

(1)	Represents property occupancy based on occupied units as of the underwritten rent rolls dated as of November 1, 2019 for the 235 S 4th Street Property, 77 Berry Street Property, 854 Metropolitan Avenue Property and 852 Metropolitan Avenue Property, and December 1, 2019 for the 832 Lexington Avenue Property.

(2)	Source: Appraisal.

The following table presents certain information relating to the unit mix at the Brooklyn Multifamily Portfolio Properties:

Multifamily Unit Mix(1)
Property Name	Unit Type	# of Units	% of Units	Occupied Units(1)	% Occupied	Average Unit Size (SF)(1)	Average Market Rent per Month(2)(3)	In-Place Average Rent per Month(1)(3)
235 S 4th Street	1 BR	1	12.5%	1	100.0%	500	$3,500	$3,350
	2 BR	4	50.0	4	100.0	600	4,000	3,638
	3 BR	3	37.5	3	100.0	800	4,500	4,475
	Total/Wtd. Avg.	8	100.0%	8	100.0%	663	$4,125	$3,916
77 Berry Street	2 BR	5	62.5%	5	100.0	600	$4,250	$4,130
	3 BR	2	25.0	2	100.0	800	5,200	5,075
	4 BR	1	12.5	1	100.0	1,000	7,150	7,150
	Total/Wtd. Avg.	8	100.0%	8	100.0%	700	$4,850	$4,744
854 Metropolitan Avenue	2 BR	5	62.5%	5	100.0	600	$3,750	$3,570
	3 BR	2	25.0	2	100.0	800	4,800	4,600
	4 BR	1	12.5	1	100.0	1,000	6,000	5,340
	Total/Wtd. Avg.	8	100.0%	8	100.0%	700	$4,294	$4,049
852 Metropolitan Avenue	2 BR	5	62.5%	5	100.0	600	$3,500	$3,470
	3 BR	2	25.0	2	100.0	800	4,800	4,700
	4 BR	1	12.5	1	100.0	1,000	6,000	5,280
	Total/Wtd. Avg.	8	100.0%	8	100.0%	700	$4,138	$4,004
832 Lexington Avenue	1 BR	5	10.9%	5	100.0	391	$2,700	$2,682
	2 BR	32	69.6	32	100.0	487	2,900	2,766
	3 BR	8	17.4	8	100.0	735	3,600	3,392
	4 BR	1	2.2	1	100.0	732	4,000	4,000
	Total/Wtd. Avg.	46	100.0%	46	100.0%	525	$3,024	$2,893
Portfolio Total / Wtd. Avg.		78	100.0%	78	100.0%	593	$3,569	$3,420

(1)	Based on the underwritten rent roll dated November 1, 2019 for the 235 S 4th Street Property, 77 Berry Street Property, 854 Metropolitan Avenue Property, and 852 Metropolitan Avenue Property and December 1, 2019 for the 832 Lexington Avenue Property.

(2)	Source: Appraisal.

(3)	Weighted based on the number of total units available.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

832 Lexington Avenue Property

The 832 Lexington Avenue Property was built in 2018 and is a six story multifamily building containing 46 units located in Brooklyn, New York. The residential unit mix consists of five one-bedroom units, 32 two-bedroom units, eight three-bedroom units and one four-bedroom units. The average in-place monthly rent for the one-bedroom, two-bedroom, three-bedroom, and four-bedroom units is $2,682, $2,766, $3,392 and $4,000, respectively. According to the underwritten rent roll as of December 1, 2019, the 832 Lexington Avenue Property was 100.0% occupied. The 832 Lexington Avenue Property is located in the neighborhood known as Bedford-Stuyvesant in Brooklyn. The eastern portion of the neighborhood is served by the J/M/Z subway lines along Broadway, with a major hub at Broadway Junction providing access to the A, C, and L trains as well.

The following table presents certain information relating to historical leasing at the 832 Lexington Avenue Property:

Historical Leased %(1)(2)

	2017	2018	As of 12/1/2019(3)
Owned Space	NAV	NAV	100.0%

(1)	As provided by the borrowers and represents average occupancy for the indicated year unless otherwise specified.

(2)	Since the property was built in 2018, historical occupancy for 2017 and 2018 are unavailable.

(3)	Based on the underwritten rent roll dated December 1, 2019.

Tax Abatement. The 832 Lexington Avenue Property benefits from a 15-year 421-a Affordable Housing NY Program tax abatement. The 832 Lexington Avenue Property is currently in the first year of a 15-year New York tax abatement program known as 421-a. The Property receives a 100% exemption on any assessment increase above the base year assessment for the first 11 years, and such exemption will decline by 20% each year thereafter until fully phased out. Taxes were underwritten at the current abated tax amount of $24,988 per annum.

77 Berry Street Property

The 77 Berry Street Property, which was initially built in 1910 and subsequently renovated in 2014, is a four-story walk-up multifamily building containing 8 units located in Brooklyn, New York. The residential unit mix consists of five two-bedroom units, two three-bedroom units, and one four-bedroom unit. The average in-place monthly rent for two-bedroom, three-bedroom, and four-bedroom units is $4,130, $5,075 and $7,150, respectively. According to the November 1, 2019 underwritten rent roll, the 77 Berry Street Property was 100.0% occupied. The 77 Berry Street Property is located within the Williamsburg neighborhood of Brooklyn. The Williamsburg neighborhood has seen significant redevelopment over the past two decades, which has enhanced the desirability of the 77 Berry Street Property’s neighborhood. The 77 Berry Street Property has a prime location in Williamsburg and is located approximately three blocks from the Bedford Avenue subway station, providing access to the L train. Depending on the mode of transportation, travel time is approximately 25 to 30 minutes to Midtown Manhattan.

The following table presents certain information relating to historical leasing at the 77 Berry Street Property:

Historical Leased %(1)(2)

	2017	2018	As of 11/1/2019(3)
Owned Space	NAV	NAV	100.0%

(1)	As provided by the borrowers and represents average occupancy for the indicated year unless otherwise specified.

(2)	Historical occupancy for 2017 and 2018 are unavailable as this was not provided to the lender.

(3)	Based on the underwritten rent roll dated November 1, 2019.

854 Metropolitan Avenue Property

The 854 Metropolitan Avenue Property, which was initially built in 1910 and subsequently renovated in 2015, is a four-story walk-up multifamily building containing 8 units located in Brooklyn, New York. The residential unit mix consists of five two-bedroom units, two three-bedroom units, and one four-bedroom unit. The average in-place monthly rent for two-bedroom, three-bedroom, and four-bedroom units is $3,570, $4,600 and $5,340, respectively. According to the November 1, 2019 underwritten rent roll, the 854 Metropolitan Avenue Property was 100.0% occupied. The 854 Metropolitan Avenue Property is located within the Williamsburg neighborhood of Brooklyn. The Williamsburg

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

neighborhood has seen redevelopment over the past two decades, which has enhanced the desirability of the 854 Metropolitan Avenue Property’s neighborhood. The 854 Metropolitan Avenue Property is located approximately three blocks from the Graham Avenue and Grand Avenue subway stations, both providing access to the L train. Depending on the mode of transportation, travel time is approximately 30 to 35 minutes to Midtown Manhattan.

The following table presents certain information relating to historical leasing at the 854 Metropolitan Avenue Property:

Historical Leased %(1)(2)

	2017	2018	As of 11/1/2019(3)
Owned Space	NAV	NAV	100.0%

(1)	As provided by the borrowers and represents average occupancy for the indicated year unless otherwise specified.

(2)	Historical occupancy for 2017 and 2018 are unavailable as this was not provided to the lender.

(3)	Based on the underwritten rent roll dated November 1, 2019.

852 Metropolitan Avenue Property

The 852 Metropolitan Avenue Property, which was initially built in 1910 and subsequently renovated in 2015, is a four-story walk-up multifamily building containing 8 units located in Brooklyn, New York. The residential unit mix consists of five two-bedroom units, two three-bedroom units, and one four-bedroom unit. The average in-place monthly rent for two-bedroom, three-bedroom, and four-bedroom units is $3,470, $4,700 and $5,280, respectively. According to the November 1, 2019 underwritten rent roll, the 852 Metropolitan Avenue Property was 100.0% occupied. The 852 Metropolitan Avenue Property is located within the Williamsburg neighborhood of Brooklyn. The Williamsburg neighborhood has seen redevelopment over the past two decades, which has enhanced the desirability of the 852 Metropolitan Avenue Property’s neighborhood. The 852 Metropolitan Avenue Property is located approximately three blocks from the Graham Avenue and Grand Avenue subway stations, both providing access to the L train. Depending on the mode of transportation, travel time is approximately 30 to 35 minutes to Midtown Manhattan.

The following table presents certain information relating to historical leasing at the 852 Metropolitan Avenue Property:

Historical Leased %(1)(2)

	2017	2018	As of 11/1/2019(3)
Owned Space	NAV	NAV	100.0%

(1)	As provided by the borrowers and represents average occupancy for the indicated year unless otherwise specified.

(2)	Historical occupancy for 2017 and 2018 are unavailable as this was not provided to the lender.

(3)	Based on the underwritten rent roll dated November 1, 2019.

235 S 4th Street Property

The 235 S 4th Street Property, which was initially built in 1910 and subsequently renovated in 2017, is a four-story walk-up multifamily building containing 8 units located in Brooklyn, New York. The residential unit mix consists of one one-bedroom unit, four two-bedroom units and three three-bedroom units. The average in-place monthly rent for one-bedroom, two-bedroom, and three-bedroom units is $3,350, $3,638 and $4,475, respectively. According to the November 1, 2019 underwritten rent roll, the 235 S 4th Street Property was 100.0% occupied. The 235 S 4th Street Property is located within the Williamsburg neighborhood of Brooklyn. The Williamsburg neighborhood has seen redevelopment over the past two decades, which has enhanced the desirability of the 235 S 4th Street Property’s neighborhood. The 235 S 4th Street Property is located approximately three blocks from the Marcy Avenue subway station, providing access to the M, J, and Z trains. Depending on the mode of transportation, travel time is approximately 30 minutes to Midtown Manhattan.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

The following table presents certain information relating to historical leasing at the 235 S 4th Street Property:

Historical Leased %(1)(2)

	2017	2018	As of 11/1/2019(3)
Owned Space	NAV	NAV	100.0%

(1)	As provided by the borrowers and represents average occupancy for the indicated year unless otherwise specified.

(2)	Historical occupancy for 2017 and 2018 are unavailable as this was not provided to the lender.

(3)	Based on the underwritten rent roll dated November 1, 2019.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Brooklyn Multifamily Portfolio Properties:

Cash Flow Analysis(1)(2)

	TTM 9/30/2019	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent	$3,163,495	$3,201,060	$41,039
Potential Income from Vacant Units	0	0	0
Gross Potential Rent	$3,163,495	$3,201,060	$41,039
Vacancy & Credit Loss & Concessions(3)	0	($96,032)	($1,231)
Total Rent	3,163,495	3,105,028	39,808
Other Income	7,720	53,040	680
Effective Gross Income – Apartments	$3,171,215	$3,158,068	$40,488

Real Estate Taxes(4)	$64,627	$86,711	$1,112
Insurance	27,576	43,958	564
Management Fee	79,823	94,742	1,215
Other Operating Expenses	192,473	204,094	2,617
Total Operating Expenses	$364,498	$429,505	$5,506

Net Operating Income	$2,806,717	$2,728,563	$34,982
Replacement Reserves – Apartments	0	19,500	250
Net Cash Flow	$2,806,717	$2,709,063	$34,732

Occupancy(5)	100.0%(5)	100.0%
NOI Debt Yield	7.4%	7.2%
NCF DSCR	1.88x	1.81x

(1)	The Brooklyn Multifamily Portfolio Properties are comprised of five multifamily properties totaling 78 units; 235 S 4th Street Property is an 8-unit property with 1 one-bedroom unit, 4 two-bedroom units, and 3 three-bedroom units; 77 Berry Street Property is an 8-unit property with 5 two-bedroom units, 2 three-bedroom units, and 1 four-bedroom unit; 854 Metropolitan Avenue Property is an 8-unit property with 5 two-bedroom units, and 2 three-bedroom units, and 1 four-bedroom units; 852 Metropolitan Avenue Property is an 8-unit property with 5 two-bedroom units, 2 three-bedroom units, and 1 four-bedroom units; 832 Lexington Avenue Property is a 46-unit property with 5 one-bedroom units, 32 two-bedroom units, 8 three-bedroom units, and 1 four-bedroom unit.

(2)	The Brooklyn Multifamily Portfolio Mortgaged Properties are missing historical financials due to the gut renovations that took place between 2014-2017; the Brooklyn Multifamily Portfolio Mortgaged Properties have since stabilized.

(3)	Underwritten Vacancy & Credit Loss & Concessions for the multifamily units is underwritten to an economic vacancy of 3.0%.

(4)	The 832 Lexington Avenue Property benefits from a 15-year 421-a Affordable Housing NY Program tax abatement. Taxes for the 832 Lexington Avenue Property were underwritten at the current abated tax amount of $24,988 per annum.

(5)	Occupancy is based on occupied units as of the underwritten rent roll dated November 1, 2019 for the 235 S 4th Street, 77 Berry Street, 854 Metropolitan Avenue, and 852 Metropolitan Avenue Properties. Underwritten Base Rent is based on occupied units as of the underwritten rent roll dated December 1, 2019 for the 832 Lexington Avenue Property.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

■	Appraisal. According to the appraisal, the Brooklyn Multifamily Portfolio Properties had an aggregate “as-is” appraised value of $56,900,000 as of December 5, 2019 with the exception of 832 Lexington Avenue Property, which was valued as of November 19, 2019.

Appraisal Summary – Direct Capitalization Approach
Property	Value	Capitalization Rate
832 Lexington Avenue Property	$27,200,000	4.50%
77 Berry Street Property	$8,600,000	4.50%
854 Metropolitan Avenue Property	$7,200,000	4.50%
852 Metropolitan Avenue Property	$7,100,000	4.50%
235 S 4th Street Property	$6,800,000	4.50%
Total / Wtd. Avg.	$56,900,000	4.50%

■	Environmental Matters. According to Phase I environmental reports, dated December 11, 2019, there are no recognized environmental conditions or recommendations for further action at the Brooklyn Multifamily Portfolio Properties other than (i) the continued implementation of the current asbestos operations and maintenance program (ii) with respect to the 235 S 4th Street Property, the identification of its historic use as a dry cleaner and the recommendation of the installation of a sub-slab depressurization system to address impacts to soil vapor and indoor air, and (iii) with respect to the 832 Lexington Avenue Property, the identification of residual impacts to soil and groundwater associated with vehicle repair and fueling operations historically conducted onsite as a controlled REC.

■	Market Overview and Competition. The 77 Berry Street Property, 854 Metropolitan Avenue Property, 852 Metropolitan Avenue Property, and 235 S 4th Street Property are located in the Williamsburg neighborhood of Brooklyn, New York. The development and growth of the Williamsburg neighborhood over the past two decades has made it a desirable neighborhood. New residential developments have generally comprised of luxury loft type space or newer towers on the waterfront with full amenities. Williamsburg has become popular among young New Yorkers because of its vibrant and accessible social activities, and also because of its easy commute to Manhattan. The L train provides access to a central location of Manhattan at 14th Street, and the M and J trains provide access to other downtown neighborhoods. According to a third party report, the Williamsburg submarket contains 29,371 units with a 4.2% vacancy rate and average asking rent of $3,681 per month. In addition, the submarket experienced 4.6% growth in asking rents in the past 12 months.

Directly Competitive Buildings – Williamsburg(1)(2)

	Brooklyn Multifamily Portfolio(3)	331 Keap Street	56 North 9th Street	The Continental	500 Metropolitan Residential
Location	Brooklyn, NY	Brooklyn, NY	Brooklyn, NY	Brooklyn, NY	Brooklyn, NY
Number of Stories	4	6	4	12	14
Year Built	1910	1915	2018	2008	2018
Number of units	32	36	45	42	52
Occupancy	100.0%	97.2%	100.0%	95.0%	95.0%
Unit size (SF)
- 1-BR	500	450	700	740	610
- 2-BR	600	550	1,075	900	1,000
- 3-BR	800	700	1,350	1,000	1,275
- 4-BR	1,000	NAV	NAV	NAV	NAV
Rent per month:(3)
- 1-BR	$3,350	$2,825	$3,029	$3,500	$3,223
- 2-BR	$3,705	$3,271	$5,049	$4,500	$6,300
- 3-BR	$4,686	$4,017	$7,674	$7,500	$7,150
- 4-BR	$5,923	NAV	NAV	NAV	NAV

(1)	Source: Appraisal.

(2)	The Directly Competitive Buildings chart represents information for market rate units.

(3)	The monthly rent per each unit type is based on the weighted average across the five properties in the portfolio. All monthly rents are based off of the underwritten rent roll dated November 1, 2019 for the 235 S 4th Street Property, 77 Berry Street Property, 854 Metropolitan Avenue Property, and 852 Metropolitan Avenue Properties.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

The 832 Lexington Avenue Property is located in the Bedford-Stuyvesant neighborhood in Brooklyn, New York. Bedford-Stuyvesant has been witnessing an increasing amount of investment recently, both in terms of new developments and rehabilitation projects. The neighborhood is considered a lower cost alternative to other brownstone neighborhoods like Clinton Hill and Fort Greene. Bedford-Stuyvesant is a quaint residential neighborhood known for its brownstone-lined and tree-lined streets. The main thoroughfare in the neighborhood is Nostrand Avenue; however, the main shopping corridor is located on Fulton Street. Fulton Mall, located approximately 4.0 miles west of the subject, is a pedestrian street mall in Downtown Brooklyn that spans 17 blocks from Flatbush Avenue to Smith Street. The mall is home to nearly 250 retailers including Macy’s, H&M, Adidas, RadioShack, Nordstrom Rack, Foot Locker, Modell’s Sporting Goods and Old Navy. More than 100,000 people visit the mall daily. Overall, the neighborhood is in high demand due to its proximity to Manhattan as well as the continued redevelopment of the residential community. Per a third party report, the 832 Lexington Avenue Property is located in the Bushwick multifamily submarket. The submarket contains 37,519 units with a 2.1% vacancy rate and average asking rent of $2,477 per month. In addition, the submarket experienced 2.0% growth in asking rents in the past 12 months.

Based on the appraisal, the competitive set for the 832 Lexington Avenue Property consists of nine properties in the Bushwick, Brooklyn submarket. The average market rent for one-bedroom, two-bedroom, and three-bedroom units across the 832 Lexington Avenue Property’s competitive set is $2,321, $2,896 and $3,460, respectively. Compared to the 832 Lexington Avenue Property, in-place base rent for one-bedroom, two-bedroom, and three-bedroom units is $2,682, $2,766 and $3,392, respectively.

The following table presents certain information relating to the appraiser’s conclusion for average monthly market rent at the Brooklyn Multifamily Portfolio Properties:

Unit Rent Conclusions(1)

Unit Type	832 Lexington Avenue	77 Berry Street	235 S 4th Street	852 Metropolitan Avenue	854 Metropolitan Avenue
1 Bedroom	$2,700	NAV	$3,500	NAV	NAV
2 Bedroom	$2,900	$4,250	$4,000	$3,500	$3,750
3 Bedroom	$3,600	$5,200	$4,500	$4,800	$4,800
4 Bedroom	$4,000	$7,150	NAV	$6,000	$6,000

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are Metropolitan Park NY LLC, Metropolitan Flats LLC, Berry Estates LLC, Bridge Holdings NY LLC and Lexington Flats LLC, each a New York limited liability company and single purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of Brooklyn Multifamily Portfolio Loan. Shaindy Schwartz is the nonrecourse carve-out guarantor for the Brooklyn Multifamily Portfolio Loan. Shaindy Schwartz and her husband, Joel Schwartz, are Brooklyn-based real estate developers with a portfolio of over 40 multifamily properties in Brooklyn. They began developing and managing their properties in the early 2000’s. The Schwartz’s own 632 units located in Brooklyn and have eight multifamily projects currently in development.

■	Escrows. On the origination date of the Brooklyn Multifamily Portfolio Loan Combination, the borrowers funded reserves of $22,762 for real estate taxes, $46,156 for insurance and $164,650 for environmental matters. The environmental escrow was for the cost of the environmental remediation work that the borrowers are required to perform at the Mortgaged Properties located at 832 Lexington Avenue and 235 South 4th Street. Additionally, in the event that the New York State Department of Environmental Conservation does not authorize the decommissioning of the Air Sparging/Soil Vapor Extraction system (“SVE”) at the 832 Lexington Avenue Mortgaged Property as of February 6, 2022, then on such date and on each two-year anniversary thereof, the borrowers are required to escrow an additional $26,925, for the costs to continue maintaining the SVE, until such time as the SVE is decommissioned. Escrowed environmental funds are released annually to the borrowers as the environmental work is completed.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

On each due date, the borrowers will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $7,587), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy (initially estimated to be $3,846), and (iii) $1,300 for replacement reserves.

■	Lockbox and Cash Management. The Brooklyn Multifamily Portfolio Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of an Brooklyn Multifamily Portfolio Trigger Period (as defined below), the borrowers will be required to establish a lockbox account into which all revenue from the Brooklyn Multifamily Portfolio Properties is required to be deposited. All amounts in the lockbox account are required to be swept into a lender-controlled cash management account on each business day during the continuance of a Brooklyn Multifamily Portfolio Trigger Period or are required to be transferred to the borrowers’ account if no Brooklyn Multifamily Portfolio Trigger Period is continuing. To the extent a Brooklyn Multifamily Portfolio Trigger Period has occurred and is continuing, amounts in the cash management account are applied to payment of the tax reserve, the insurance reserve, debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve as set forth in the Brooklyn Multifamily Portfolio Loan documents. To the extent no Brooklyn Multifamily Portfolio Trigger Period is continuing, funds in the excess cash flow reserve are required to be swept to the borrowers.

A “Brooklyn Multifamily Portfolio Trigger Period” means a period (A) commencing upon the earliest to occur of (i) the occurrence and continuance of an event of default under the Brooklyn Multifamily Portfolio Loan documents and (ii) the debt yield being less than 6.25% (tested quarterly) and (B) expiring upon (y) with respect to a Brooklyn Multifamily Portfolio Trigger Period which commenced in connection with clause (i), the cure, if applicable, of such event of default and (z) with respect to a Brooklyn Multifamily Portfolio Trigger Period which commenced in connection with clause (ii), the debt yield being equal to or greater than 6.25% for two consecutive calendar quarters. Notwithstanding the foregoing, a Brooklyn Multifamily Portfolio Trigger Period will not be deemed to expire in the event that a Brooklyn Multifamily Portfolio Trigger Period then exists for any other reason.

■	Property Management. The Brooklyn Multifamily Portfolio Properties are currently managed by Bedford Enterprises LLC, an independent third party management company. Under the Brooklyn Multifamily Portfolio documents, the lender has the right to terminate the property management agreement or direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or a debtor in any voluntary bankruptcy or insolvency proceeding, (ii) an event of default has occurred and is ongoing, (iii) the debt yield is less than 5.5%, (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, or (v) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Provided if no event of default under the Brooklyn Multifamily Portfolio Loan documents has occurred and is continuing, the borrowers have the right to replace the property manager with a property manager approved in writing by the lender (which approval may be conditioned on receipt of a rating agency confirmation).

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. In connection with the sale of an individual property to an unrelated third party, the borrowers may obtain the release of an individual Brooklyn Multifamily Portfolio Mortgaged Property or Properties from the lien of the related Brooklyn Multifamily Portfolio Mortgage Loan after the second anniversary of the securitization closing date by defeasing an amount equal to the greater of (x) 125% of the allocated loan amount of the related mortgaged property or mortgaged properties to be released, or (y) 100% of the net sales proceeds of the related mortgaged property or mortgaged properties to be released, subject to conditions set forth in the related Brooklyn Multifamily Portfolio Loan documents, including but not limited to: (i) the debt yield after giving effect to such release is greater than the greater of (x) 7.20% and (y) the debt yield immediately prior to such release; (ii) the loan-to-value ratio after giving effect to such release is no greater than the lesser of (x) 65% and (y) the loan-to-value ratio immediately prior to such release; (iii) no event of default under such Brooklyn Multifamily Portfolio Loan shall be continuing; (iv) the borrower delivers a REMIC opinion; and (v) borrowers deliver, if required by the lender, a rating agency confirmation.

LOAN #10: BROOKLYN MULTIFAMILY PORTFOLIO

Additionally, partial assumptions of the Brooklyn Multifamily Portfolio Loan are permitted at any time in connection with a sale of an individual mortgaged property, subject to among other things: (i) the Brooklyn Multifamily Portfolio Loan has been bifurcated into one or more loans pursuant to documentation reasonably satisfactory to the lender, (ii) the debt yield for the Brooklyn Multifamily Portfolio Loan, after giving effect to a partial assumption, is not less than (x) in connection with the first two partial assumptions, 7.50% or (y) in connection with any subsequent partial assumption, 8.25%, (iii) the debt service coverage ratio for the Brooklyn Multifamily Portfolio Loan is not less than (x) in connection with the first two partial assumptions, 1.75x or (y) in connection with any subsequent partial assumption, 2.00x, (iv) the loan-to-value ratio for the Brooklyn Multifamily Portfolio Loan is not greater than (x) in connection with the first two partial assumptions, 65% or (y) in connection with any subsequent partial assumption, 60%; (v) the debt yield for the assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Loan is not less than 8.25%; (vi) with respect to an assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Loan to be secured by the 832 Lexington Avenue Property (or the Brooklyn Multifamily Portfolio Loan, if the only remaining collateral is the 832 Lexington Avenue Property), the debt yield for assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Loan (or for the Brooklyn Multifamily Portfolio Loan, as applicable), when calculated using full unabated taxes, is not less than 7.00%, (vii) the debt service coverage ratio for the assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Loan is not less than 2.00x; and (viii) the loan-to-value ratio for the assumed and bifurcated portion of the Brooklyn Multifamily Portfolio Loan is not greater than 60%, the requirements in the foregoing clauses (ii) through (iv) will apply to the Brooklyn Multifamily Portfolio Loan (and not any assumed and bifurcated loan) after giving effect to the applicable partial assumption, and the requirements in the foregoing clauses (v) through (viii) will apply only to the applicable assumed and bifurcated loan (and not the Brooklyn Multifamily Portfolio Loan).

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Brooklyn Multifamily Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the Brooklyn Multifamily Portfolio Properties for 12 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #11: WHITELAND TOWNE CENTER

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Exton, Pennsylvania	Cut-off Date Balance	$36,800,000
Property Type	Retail	Cut-off Date Balance per SF	$168.95
Size (SF)	217,822	Percentage of Initial Pool Balance	3.0%
Total Occupancy as of 12/1/2019	91.8%	Number of Related Mortgage Loan	None
Owned Occupancy as of 12/1/2019	91.8%	Type of Security	Fee Simple
Year Built / Latest Renovation	1988 / NAP	Mortgage Rate	4.00000%
Appraised Value	$53,200,000	Original Term to Maturity (Months)	120
Appraisal Date	12/2/2019	Original Amortization Term (Months)	360
Borrower Sponsors	Peter C. Abrams, James J. Gorman	Original Interest Only Period (Months)	36
and Christopher J. Knauer	First Payment Date	3/6/2020
Property Management	Highland Management Corporation	Maturity Date	2/6/2030

Underwritten Revenues	$4,914,314
Underwritten Expenses	$1,423,375	Escrows
Underwritten Net Operating Income (NOI)	$3,490,938	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,180,849	Taxes	$297,432	$49,572
Cut-off Date LTV Ratio	69.2%	Insurance	$114,774	$10,434
Maturity Date LTV Ratio	59.8%	Replacement Reserve	$0	$6,897
DSCR Based on Underwritten NOI / NCF(1)	1.66x / 1.51x	TI/LC	$0	$10,723
Debt Yield Based on Underwritten NOI / NCF	9.5% / 8.6%	Other(1)	$722,735	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$36,800,000	99.9%	Loan Payoff	$35,370,222	96.0%
Principal’s New Cash Contribution	$53,830	0.1	Closing Costs	$1,134,941	3.1
Reserves	$348,666	0.9

Total Sources	$36,853,830	100.0%	Total Uses	$36,853,830	100.0%

(1)	The Upfront Other reserve consists of Big Lots Reserve $450,000, Unfunded Obligations Reserve $170,068, Deferred Maintenance $65,944 and Gap Rent Reserve $36,723.

The following table presents certain information relating to the major tenants at the Whiteland Towne Center property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Sales PSF	Occ Cost	Renewal / Extension Options
Gabriel Brothers Inc	NR / NR / NR	28,560	13.1%	$352,716	9.8%	$12.35	10/31/2028	NAV	NAV	3, 5-year options
CVS	NR / Baa2 / BBB	12,900	5.9	290,000	8.1	22.48	1/31/2043	NAV	NAV	6, 5-year options
Party City	NR / NR / NR	15,000	6.9	277,500	7.7	18.50	9/30/2029	$160	15.2%	None
Petco	NR / NR / NR	15,235	7.0	268,136	7.4	17.60	9/30/2024	NAV	NAV	2, 5-year options
Big Lots	NR / NR / BBB-	26,954	12.4	256,063	7.1	9.50	1/31/2021	NAV	NAV	3, 5-year options and 1, 4-year option
Rally House Stores Inc	NR / NR / NR	7,800	3.6	147,030	4.1	18.85	1/31/2024	$157	15.9%	2, 5-year options
Pure Hockey	NR / NR / NR	8,634	4.0	133,827	3.7	15.50	8/31/2024	$226	9.3%	2, 5-year options
Famous Footwear	NR / NR / NR	9,124	4.2	127,736	3.5	14.00	5/31/2024	$149	13.2%	None
Burn Philly One LLC	NR / NR / NR	5,200	2.4	114,400	3.2	22.00	4/30/2026	NAV	NAV	1, 5-year option
CCTOP, LLC	NR / NR / NR	6,620	3.0	102,610	2.9	15.50	7/31/2026	NAV	NAV	2, 5-year options
Ten Largest Tenants		136,027	62.4%	$2,070,018	57.5%	$15.22
Remaining Tenants		63,963	29.4	1,529,878	42.5	23.92
Vacant		17,832	8.2	0	0.0	0.00
Total / Wtd. Avg. All Tenants		217,822	100.0%	$3,599,896	100.0%	$18.00

(1)	Based on the underwritten rent roll dated December 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes the contractual rent steps through January 1, 2021 ($9,731).

LOAN #11: WHITELAND TOWNE CENTER

The following table presents certain information relating to the lease rollover schedule at the Whiteland Towne Center property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	3,776	1.7%	1.7%	$18,880	0.5%	$5.00	1
2020	0	0.0	1.7%	0	0.0	0.00	1
2021	38,367	17.6	19.3%	525,081	14.6	13.69	9
2022	6,706	3.1	22.4%	172,185	4.8	25.68	3
2023	5,599	2.6	25.0%	152,611	4.2	27.26	4
2024	46,511	21.4	46.3%	837,002	23.3	18.00	8
2025	8,660	4.0	50.3%	207,525	5.8	23.96	4
2026	18,874	8.7	59.0%	357,446	9.9	18.94	4
2027	0	0.0	59.0%	0	0.0	0.00	0
2028	30,725	14.1	73.1%	421,996	11.7	13.73	2
2029	25,255	11.6	84.7%	525,003	14.6	20.79	5
2030	2,617	1.2	85.9%	92,168	2.6	35.22	2
2031 & Thereafter	12,900	5.9	91.8%	290,000	8.1	22.48	1
Vacant	17,832	8.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	217,822	100.0%		$3,599,896	100.0%	$18.00	44

(1)	Based on the underwritten rent roll dated December 1, 2019.

(2)	Includes the contractual rent steps through January 1, 2021 ($9,731).

The following table presents certain information relating to historical leasing at the Whiteland Towne Center property:

Historical Leased %(1)

As of 12/1/2019(2)
91.8%

(1)	There are missing historical occupancies due to the acquisition that took place in 2017, as well as the property being in lease up.

(2)	Based on the underwritten rent roll dated December 1, 2019.

LOAN #11: WHITELAND TOWNE CENTER

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Whiteland Towne Center property:

Cash Flow Analysis(1)

	2016	2017(2)	2018	TTM 11/30/2019	Underwritten	Underwritten $ per SF
Base Rent	$2,775,119	NAV	$3,019,912	$3,369,873	3,590,165	$16.48
Contractual Rent Steps(3)	0	NAV	0	0	9,731	$0.04
Vacant Income	0	NAV	0	0	557,571	$2.56
Reimbursements	939,324	NAV	991,665	1,234,395	1,314,418	$6.03
Other Income(4)	25,652	NAV	0	1,456	0	$0.00
Vacancy & Credit Loss(5)	(43,224)	NAV	0	(19,507)	(557,571)	($2.56)
Effective Gross Income	$3,696,872	NAV	$4,011,577	$4,586,217	$4,914,314	$22.56

Real Estate Taxes	$486,224	NAV	$552,658	552,658	566,538	$2.60
Insurance	77,756	NAV	59,345	64,730	119,246	$0.55
Management Fee	106,312	NAV	111,736	123,717	147,429	$0.68
Other Operating Expenses	810,753	NAV	486,008	536,312	590,162	$2.71
Total Operating Expenses	$1,481,045	NAV	$1,209,747	$1,277,417	$1,423,375	$6.53

Net Operating Income	$2,215,826	NAV	$2,801,829	$3,308,800	$3,490,938	$16.03
TI/LC	0	NAV	0	0	227,317	$1.04
Replacement Reserves	0	NAV	0	0	82,772	$0.38
Net Cash Flow	$2,215,826	NAV	$2,801,829	$3,308,800	$3,180,849	$14.60

Occupancy(2)	NAV	NAV	NAV	NAV	89.8%(5)
NOI Debt Yield	6.0%	NAV	7.6%	9.0%	9.5%
NCF DSCR	1.05x	NAV	1.33x	1.57x	1.51X

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	There are missing historical occupancies and cash flows due to the acquisition that took place in 2017, as well as the property being in lease up.

(3)	Includes the contractual rent steps through January 1, 2021 ($9,731).

(4)	Other Income historically includes late fees, interest income, and miscellaneous income.

(5)	Represents an underwritten economic vacancy of 10.2%.

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LOAN #12: 1025-1075 BROKAW ROAD

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	San Jose, California	Cut-off Date Principal Balance	$32,500,000
Property Type	Retail	Cut-off Date Principal Balance per SF	$337.56
Size (SF)	96,280	Percentage of Initial Pool Balance	2.7%
Total Occupancy as of 11/19/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/19/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2012 / NAP	Mortgage Rate	3.48100%
Appraised Value	$63,700,000	Original Term to Maturity (Months)	120
Appraisal Date	10/30/2019	Original Amortization Term (Months)	NAP
Borrower Sponsors(1)	Various	Original Interest Only Period (Months)	120
Property Management	DPM Property Management, Inc.	First Payment Date	1/6/2020
Maturity Date	12/6/2029

Underwritten Revenues	$4,146,375
Underwritten Expenses	$1,069,149	Escrows
Underwritten Net Operating Income (NOI)	$3,077,226	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,973,033	Taxes	$141,475	$47,158
Cut-off Date LTV Ratio	51.0%	Insurance	$0	$0
Maturity Date LTV Ratio	51.0%	Replacement Reserves(2)	$0	$1,605
DSCR Based on Underwritten NOI / NCF	2.68x / 2.59x	TI/LC(3)	$0	$8,023
Debt Yield Based on Underwritten NOI / NCF	9.5% / 9.1%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$32,500,000	96.5%	Loan Payoff	$32,426,192	96.3%
Principal’s New Cash Contribution	1,166,193	3.5	Origination Costs	1,098,526	3.3
Reserves	141,475	0.4

Total Sources	$33,666,193	100.0%	Total Uses	$33,666,193	100.0%

(1)	David B. Dollinger and David B. Dollinger, as Trustee of The David Dollinger Living Trust dated June 26, 1991 are both the borrower sponsors and the non-recourse carveout guarantors under the 1025-1075 Brokaw Road loan.

(2)	Replacement reserves are capped at $38,512.

(3)	TI/LC reserves are capped at $288,840.

The following table presents certain information relating to the anchor and junior anchor tenants (of which, certain tenants may have co-tenancy provisions) at the 1025-1075 Brokaw property:

Anchor Table(1)

Tenant Name	Credit Rating (MIS/S&P/ Fitch)	Tenant GLA	% of GLA	Mortgage Loan Collateral Interest	UW Base Rent(2)	Base Rent $ per SF(2)	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
Anchor
City Sports (LA Fitness)	NR/NR/NR	45,186	46.9%	Yes	$1,126,125	$24.92	3/31/2028	NAV	NAP	3, 5-year options
Total Anchor		45,186	46.9%

Junior Anchor
AAA/AAA-NCNU	NR/NR/NR	14,602	15.2%	Yes	$376,002	$25.75	8/31/2023	NAV	NAP	4, 5-year options
Total Junior Anchor		14,602	15.2%

Occupied In-Line		36,492	37.9%	Yes	$1,899,650	$52.06
Vacant Owned Spaces		0	0.0		$0	$0.00
Total SF		96,280	100.0%

(1)	Based on the underwritten rent roll dated November 19, 2019.

(2)	UW Base Rent includes contractual rent steps through February 28, 2021.

LOAN #12: 1025-1075 BROKAW ROAD

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the 1025-1075 Brokaw Road property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/S&P/ Fitch)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
City Sports (LA Fitness)	NR/NR/NR	45,186	46.9%	$1,126,125	33.1%	$24.92	3/31/2028	3, 5-year options
AAA/AAA-NCNU	NR/NR/NR	14,602	15.2	376,002	11.1	$25.75	8/31/2023	4, 5-year options
Noodle Talk Home Cuisine	NR/NR/NR	2,718	2.8	176,371	5.2	$64.89	2/28/2029	1, 5-year option
Sherwin Williams	Baa3/BBB/BBB	4,195	4.4	164,444	4.8	$39.20	5/31/2024	2, 5-year options
Keypoint Credit Union	NR/NR/NR	2,568	2.7	135,588	4.0	$52.80	8/31/2023	2, 5-year options
5 Guys Burgers (Dreamz, Inc)	NR/NR/NR	2,500	2.6	132,000	3.9	$52.80	9/30/2022	2, 5-year options
Einstein Noah's Bagels	NR/NR/NR	2,258	2.3	126,804	3.7	$56.16	7/31/2023	2, 5-year options
Koja Kitchen	NR/NR/NR	2,641	2.7	126,768	3.7	$48.00	5/31/2023	2, 5-year options
Chipotle	NR/NR/NR	2,200	2.3	105,600	3.1	$48.00	10/31/2022	2, 5-year options
AZ Dental	NR/NR/NR	2,185	2.3	104,880	3.1	$48.00	4/30/2023	2, 5-year options
Largest Tenants		81,053	84.2%	$2,574,582	75.7%	$31.76
Remaining Owned Tenants		15,227	15.8	827,195	24.3	$54.32
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Totals / Wtd. Avg. Tenants		96,280	100.0%	$3,401,777	100.0%	$35.33

(1)	Based on the underwritten rent roll dated November 19, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through February 28, 2021.

The following table presents certain information relating to the lease rollover schedule at the 1025-1075 Brokaw Road property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned SF	% of Owned SF	Cumulative % of Owned SF	UW Base Rent(3)	% of UW Base Rent(3)	UW Base Rent PSF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	7,975	8.3	8.3%	414,852	12.2	$52.02	5
2023	32,355	33.6	41.9%	1,291,060	38.0	$39.90	11
2024	8,046	8.4	50.2%	393,369	11.6	$48.89	4
2025	0	0.0	50.2%	0	0.0	$0.00	0
2026	0	0.0	50.2%	0	0.0	$0.00	0
2027	0	0.0	50.2%	0	0.0	$0.00	0
2028	45,186	46.9	97.2%	1,126,125	33.1	$24.92	1
2029	2,718	2.8	100.0%	176,371	5.2	$64.89	1
2030	0	0.0	100.0%	0	0.0	$0.00	0
2031 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	96,280	100.0%		$3,401,777	100.0%	$35.33	22

(1)	Based on the underwritten rent roll dated November 19, 2019.

(2)	Calculated based on approximate square footage occupied by each owned tenant.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through February 28, 2021.

The following table presents certain information relating to historical occupancy at the 1025-1075 Brokaw property:

Historical Leased %(1)

2017	2018	As of 11/19/2019(2)
100.0%	100.0%	100.0%

(1)	As provided by the borrowers and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated November 19, 2019.

LOAN #12: 1025-1075 BROKAW ROAD

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 1025-1075 Brokaw property:

Cash Flow Analysis(1)

	2017		2018		TTM 10/31/2019		Underwritten(2)		Underwritten $ per SF
Base Rent(2)	$3,133,065		$3,220,635		$3,296,663		$3,401,777		$35.33
Total Reimbursement Revenue	843,592		824,719		938,444		899,882		9.35
Other Revenue	208,213		106,347		60,761		60,761		0.63
Less Vacancy Loss	0		0		0		(216,046)		(2.24)
Effective Gross Income	$4,184,871		$4,151,700		$4,295,868		$4,146,375		$43.07

Real Estate Taxes	$525,544		$557,068		$564,512		$565,901		$5.88
Insurance	173,195		116,142		116,142		116,142		1.21
Management Fee	156,873		171,133		156,835		165,855		1.72
Other Operating Expenses	206,848		234,116		221,251		221,251		2.30
Total Expenses	$1,062,460		$1,078,459		$1,058,740		$1,069,149		$11.10

Net Operating Income	$3,122,410		$3,073,241		$3,237,128		$3,077,226		$31.96
Tenant Improvements	0		0		0		45,357		0.47
Leasing Commissions	0		0		0		45,357		0.47
Replacement Reserves	0		0		0		13,479		0.14
Net Cash Flow	$3,122,410		$3,073,241		$3,237,128		$2,973,033		$30.88

Occupancy	100.0%		100.0%		100.0%		100.0	%(3)
NOI Debt Yield	9.6%		9.5%		10.0%		9.5%
NCF DSCR	2.72	x	2.68	x	2.82	x	2.59	x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent includes contractual rent steps through February 28, 2021.

(3)	Underwritten Occupancy is based on the underwritten rent roll dated November 19, 2019.

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LOAN #13: WHITE OAK CROSSING

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Garner, North Carolina	Cut-off Date Principal Balance(3)	$32,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF(2)	$120.06
Size (SF)	527,874	Percentage of Initial Pool Balance	2.6%
Total Occupancy as of 11/5/2019	97.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/5/2019	97.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2002, 2003 / NAP	Mortgage Rate	3.54400%
Appraised Value	$86,750,000	Original Term to Maturity (Months)	120
Appraisal Date	10/7/2019	Original Amortization Term (Months)	360
Borrower Sponsors(1)	Stanley Werb and Jonathan S. Gaines	Original Interest Only Period (Months)	48
Property Management	Rivercrest Realty Associates, LLC	First Payment Date	1/6/2020
Maturity Date	12/6/2029

Underwritten Revenues	$8,302,241
Underwritten Expenses	$1,706,621	Escrows
Underwritten Net Operating Income (NOI)	$6,595,619	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,232,816	Taxes	$0	$71,051
Cut-off Date LTV Ratio(2)	73.1%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	64.2%	Replacement Reserves	$0	$13,637
DSCR Based on Underwritten NOI / NCF(2)	1.92x / 1.82x	TI/LC(4)	$1,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.4% / 9.8%	Other(5)	$19,926	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$63,375,000	73.7%	Purchase Price	$84,500,000	98.3%
Principal’s New Cash Contribution	22,620,211	26.3	Reserves	1,019,926	1.2
Closing Costs	475,285	0.6

Total Sources	$85,995,211	100.0%	Total Uses	$85,995,211	100.0%

(1)	Stanley Werb and Jonathan S. Gaines are the non-recourse carveout guarantors under the White Oak Crossing loan.

(2)	Calculated based on the aggregate outstanding principal balance of the White Oak Crossing loan combination.

(3)	The Cut-off Date Principal Balance of $32,000,000 represents the controlling note A-1 of the $63,375,000 White Oak Crossing loan combination evidenced by two pari passu notes.

(4)	TI/LC reserves are capped at $1,000,000.

(5)	Other escrows represents the $19,926 reserved for unfunded obligations.

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at the White Oak Crossing Property:

Tenant Name	Credit Rating (MIS/S&P/ Fitch)(1)	Tenant GLA	% of GLA	Mortgage Loan Collateral Interest	UW Base Rent	Base Rent $ per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost	Renewal / Extension Options
Anchors
BJ's Wholesale Club	NR/B+/NR	115,396	21.9%	Yes	$1,209,459	$10.48	8/31/2023	NAV	NAP	4, 5-year options
Kohl's	Baa2/BBB/BBB	86,584	16.4	Yes	748,952	$8.65	1/31/2024	NAV	NAP	6, 5-year options
Dick's Sporting Goods(3)	NR/NR/NR	45,624	8.6	Yes	585,000	$12.82	1/31/2024	$180	7.1%	3, 5-year options
Best Buy	Baa1/BBB/NR	45,000	8.5	Yes	697,500	$15.50	1/31/2024	NAV	NAP	3, 5-year options
Ross Dress for Less	A2/A-/NR	30,187	5.7	Yes	351,075	$11.63	1/31/2024	NAV	NAP	2, 5-year options
TJ Maxx	A2/A+/NR	30,000	5.7	Yes	282,000	$9.40	9/30/2023	$384	2.4%	1, 5-year options
Total Anchors		352,791	66.8%		$3,873,986	$10.98

Junior Anchors
Michaels	NR/B+/NR	23,885	4.5	Yes	$274,678	$11.50	8/31/2023	$223	5.2%	2, 5-year options
PetSmart	Caa2/B-/NR	19,140	3.6	Yes	257,433	$13.45	1/31/2024	NAV	NAP	3, 5-year options
Ulta	NR/NR/NR	15,365	2.9	Yes	266,519	$17.35	5/31/2021	NAV	NAP	3, 5-year options
Five Below	NR/NR/NR	12,678	2.4	Yes	127,668	$10.07	1/31/2022	NAV	NAP	2, 5-year options
Shoe Carnival	NR/NR/NR	12,000	2.3	Yes	192,000	$16.00	1/31/2027	$211	7.6%	2, 5-year options
Pier 1 Imports	NR/CCC-/NR	10,800	2.0	Yes	216,000	$20.00	8/31/2023	NAV	NAP	None
Party City	NR/NR/NR	10,500	2.0	Yes	204,750	$19.50	8/31/2023	$175	11.1%	None
Total Junior Anchors		104,368	19.8%		$1,539,047	$14.75

Occupied In-Line		54,745	10.4%		$1,662,672	$30.37
Occupied Outparcel		105	0.0%		$54,776	$521.68
Vacant Owned Spaces		15,865	3.0%		$0	$0.00
Total SF		527,874	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant sales $ per SF are retail sales as of December 31, 2018.

(3)	Dick's Sporting Goods has a storage space in addition to 45,624 SF, leased on a month-to-month basis. This is not included in the table.

LOAN #13: WHITE OAK CROSSING

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the White Oak Crossing property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/S&P/ Fitch)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
BJ's Wholesale Club	NR/B+/NR	115,396	21.9%	$1,209,459	17.0%	$10.48	8/31/2023	4, 5-year options
Kohl's	Baa2/BBB/BBB	86,584	16.4	748,952	10.5	$8.65	1/31/2024	6, 5-year options
Best Buy	Baa1/BBB/NR	45,000	8.5	697,500	9.8	$15.50	1/31/2024	3, 5-year options
Dick's Sporting Goods(3)	NR/NR/NR	45,624	8.6	585,000	8.2	$12.82	Various	3, 5-year options
Ross Dress for Less	A2/A-/NR	30,187	5.7	351,075	4.9	$11.63	1/31/2024	2, 5-year options
TJ Maxx	A2/A+/NR	30,000	5.7	282,000	4.0	$9.40	9/30/2023	1, 5-year options
Michaels	NR/B+/NR	23,885	4.5	274,678	3.9	$11.50	8/31/2023	2, 5-year options
Ulta	NR/NR/NR	15,365	2.9	266,519	3.7	$17.35	5/31/2021	3, 5-year options
PetSmart	Caa2/B-/NR	19,140	3.6	257,433	3.6	$13.45	1/31/2024	3, 5-year options
Pier 1 Imports	NR/CCC-/NR	10,800	2.0	216,000	3.0	$20.00	8/31/2023	None
Largest Tenants		421,981	79.9%	$4,888,615	68.6%	$11.58
Remaining Owned Tenants		90,028	17.1	2,241,865	31.4	$24.90
Vacant		15,865	3.0	0	0.0	$0.00
Totals / Wtd. Avg. Tenants		527,874	100.0%	$7,130,481	100.0%	$13.93

(1)	Based on the underwritten rent roll dated November 5, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent reflects the following: (a) in-place leases based on the November 5, 2019 rent roll and (b) contractual rent steps through January 31, 2021.

(4)	Dick's Sporting Goods has a storage space in addition to 45,624 SF, leased on a month-to-month basis. This is not included in the table.

The following table presents certain information relating to the lease rollover schedule at the White Oak Crossing property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned SF	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	1	0.0%	0.0%	$9,000	0.1%	$9,000.00	1
2020(3)	10,454	2.0	2.0%	295,286	4.1	28.25	8
2021	18,365	3.5	5.5%	367,038	5.1	19.99	3
2022	14,078	2.7	8.1%	176,948	2.5	12.57	2
2023	201,009	38.1	46.2%	2,585,534	36.3	12.86	9
2024	247,502	46.9	93.1%	3,242,715	45.5	13.10	11
2025	1,600	0.3	93.4%	45,760	0.6	28.60	1
2026	0	0.0	93.4%	0	0.0	0.00	0
2027	13,600	2.6	96.0%	244,224	3.4	17.96	2
2028	3,000	0.6	96.5%	82,400	1.2	27.47	1
2029	2,400	0.5	97.0%	81,576	1.1	33.99	1
2030	0	0.0	97.0%	0	0.0	0.00	0
2031 & Thereafter	0	0.0	97.0%	0	0.0	0.00	0
Vacant	15,865	3.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	527,874	100.0%		$7,130,481	100.0%	$13.93	39

(1)	Calculated based on approximate SF occupied by each owned tenant.

(2)	UW Base Rent reflects the following: (a) in-place leases based on the November 5, 2019 rent roll and (b) contractual rent steps through January 31, 2021.

(3)	The Green Zone Recycling (1 SF, $4,620) lease expired on January 31, 2020 and was not renewed.

The following table presents certain information relating to historical occupancy at the White Oak Crossing property:

Historical Leased %(1)

2016	2017	2018	As of 9/30/2019
98.0%	99.0%	99.0%	98.8%

(1)	As provided by the borrowers and reflects average leased rate for the indicated year ended December 31 unless specified otherwise.

LOAN #13: WHITE OAK CROSSING

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the White Oak Crossing property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 9/30/2019	Underwritten(2)	Underwritten $ per SF
Base Rent(2)	$6,829,276	$7,002,986	$7,053,812	$7,162,895	$7,130,481	$13.51
Potential Income from Vacant Space	0	0	0	0	190,145	0.36
Total Recoveries	1,300,552	1,377,015	1,474,574	1,476,325	1,390,744	2.63
Less Vacancy Loss	0	0	0	0	(409,128)	(0.78)
Effective Gross Income	$8,129,828	$8,380,001	$8,528,386	$8,639,220	$8,302,241	$15.73

Real Estate Taxes	$732,310	$741,682	$767,148	$767,148	$827,775	$1.57
Insurance	4,012	48,297	50,320	53,399	42,925	0.08
Management Fee	280,659	289,316	276,924	266,081	249,067	0.47
Other Operating Expenses	580,331	583,540	647,148	538,583	586,854	1.11
Total Expenses	$1,597,312	$1,662,835	$1,741,540	$1,625,210	$1,706,621	$3.23
Net Operating Income	$6,532,516	$6,717,167	$6,786,847	$7,014,010	$6,595,619	$12.49
TI/LC	0	0	0	0	199,162	0.38
Replacement Reserves	0	0	0	0	163,641	0.31
Net Cash Flow	$6,532,516	$6,717,167	$6,786,847	$7,014,010	$6,232,816	$11.81

Occupancy(3)	98.0%	99.0%	99.0%	98.8%	97.0%
NOI Debt Yield(4)	10.3%	10.6%	10.7%	11.1%	10.4%
NCF DSCR(4)	1.90x	1.96x	1.98x	2.04x	1.82x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent reflects the following: (a) in-place leases based on the November 5, 2019 rent roll and (b) contractual rent steps through January 31, 2021.

(3)	2016, 2017 and 2018 occupancy reflect average occupancy for the indicated year ended December 31. Underwritten Occupancy is based on the underwritten rent roll dated November 5, 2019.

(4)	Calculated on the aggregate outstanding balance of the White Oak Crossing loan combination.

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LOAN #14: MANOR SHOPPING CENTER

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Lancaster, Pennsylvania	Cut-off Date Balance	$31,000,000
Property Type	Retail	Cut-off Date Balance per SF	$124.71
Size (SF)	248,567	Percentage of Initial Pool Balance	2.5%
Total Occupancy as of 12/20/2019	97.8%	Number of Related Mortgage Loan	None
Owned Occupancy as of 12/20/2019	97.8%	Type of Security	Fee Simple / Leasehold
Year Built / Latest Renovation	1970, 1986, 1999, 2007 / 1986	Mortgage Rate	3.90000%
Appraised Value	$45,400,000	Original Term to Maturity (Months)	120
Appraisal Date	12/4/2019	Original Amortization Term (Months)	360
Borrower Sponsor	Daniel Massry	Original Interest Only Period (Months)	60
Property Management	WRGUSA, LLC	First Payment Date	3/6/2020
Maturity Date	2/6/2030

Underwritten Revenues	$4,033,632
Underwritten Expenses	$1,089,163	Escrows
Underwritten Net Operating Income (NOI)	$2,944,469	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,698,762	Taxes	$0	$0
Cut-off Date LTV Ratio	68.3%	Insurance	$0	$0
Maturity Date LTV Ratio	61.9%	Replacement Reserve	$0	$6,421
DSCR Based on Underwritten NOI / NCF	1.68x / 1.54x	TI/LC(1)	$0	$8,333
Debt Yield Based on Underwritten NOI / NCF	9.5% / 8.7%	Other(2)	$272,500	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$31,000,000	100.0%	Loan Payoff	$25,718,640	83.0%
Principal Equity Distribution	4,542,325	14.7
Upfront Reserves	466,535	1.5
Closing Costs	272,500	0.9
Total Sources	$31,000,000	100.0%	Total Uses	$31,000,000	100.0%

(1)	There is a $300,000 cap on the TI/LC reserve.

(2)	The Upfront Other reserve consists of the Regal reserve of $250,000, and a $22,500 upfront deferred maintenance reserve.

The following table presents certain information relating to the major tenants at the Manor Shopping Center property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Sales PSF	Occupancy Cost	Renewal / Extension Options
Regal Cinemas	NR / NR / NR	68,720	27.6%	$1,271,117	36.0%	$18.50	5/31/2034	$91.22	19.1%	3, 5-year options
Weis Supermarket	NR / NR / NR	51,953	20.9	382,667	10.8	7.37	4/30/2023	$414.72	2.6%	2, 5-year options
CVS	NR / Baa2 / BBB	9,000	3.6	284,523	8.1	31.61	12/31/2022	$1,094.38	3.2%	1, 5-year options
Guitar Center	NR / NR / NR	12,751	5.1	190,000	5.4	14.90	10/31/2026	NAV	NAV	2, 5-year option
Big Lots	NR / NR / BBB-	19,000	7.6	149,530	4.2	7.87	1/31/2024	NAV	NAV	1, 5-year options
Fashion Gallery/Rainbow	NR / NR / NR	7,500	3.0	136,125	3.9	18.15	1/31/2025	NAV	NAV	2, 5-year options
PA Liquor Board	NR / NR / NR	7,634	3.1	108,606	3.1	14.23	9/30/2022	NAV	NAV	None
Ruby Tuesday	NR / NR / NR	5,120	2.1	94,208	2.7	18.40	1/31/2027	$321.38	6.9%	1, 5-year option & 1, 4-year and 4 month option
Advance Auto Parts	NR / Baa2 / BBB-	7,500	3.0	67,620	1.9	9.02	5/31/2021	NAV	NAV	2, 5-year options
Brewers	NR / NR / NR	5,350	2.2	46,812	1.3	8.75	7/31/2020	NAV	NAV	None
Ten Largest Tenants		194,528	78.3%	$2,731,209	77.4%	$14.04
Remaining Tenants		48,519	19.5	798,843	22.6	16.46
Vacant		5,520	2.2	NAP	NAP	NAP
Total / Wtd. Avg. All Tenants		248,567	100.0%	$3,530,051	100.0%	$14.52

(1)	Based on the underwritten rent roll dated December 20, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes the contractual rent steps through November 1, 2020 ($91,987).

LOAN #14: MANOR SHOPPING CENTER

The following table presents certain information relating to the lease rollover schedule at the Manor Shopping Center property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	400	0.2%	0.2%	$3,600	0.1%	$9.00	1
2020	11,350	4.6	4.7%	163,519	4.6	14.41	4
2021	12,819	5.2	9.9%	150,879	4.3	11.77	3
2022	37,269	15.0	24.9%	692,360	19.6	18.58	10
2023	60,618	24.4	49.3%	546,532	15.5	9.02	4
2024	22,500	9.1	58.3%	205,470	5.8	9.13	2
2025	11,500	4.6	62.9%	212,367	6.0	18.47	3
2026	12,751	5.1	68.1%	190,000	5.4	14.90	1
2027	5,120	2.1	70.1%	94,208	2.7	18.40	1
2028	0	0.0	70.1%	0	0.0	0.00	0
2029	0	0.0	70.1%	0	0.0	0.00	0
2030	0	0.0	70.1%	0	0.0	0.00	0
2031 & Thereafter	68,720	27.6	97.8%	1,271,117	36.0	18.50	1
Vacant	5,520	2.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	248,567	100.0%		$3,530,051	100.0%	$14.52	30

(1)	Based on the underwritten rent roll dated December 20, 2019.

(2)	Includes the contractual rent steps through November 1, 2020 ($91,987).

The following table presents certain information relating to historical leasing at the Manor Shopping Center property:

Historical Leased %(1)

12/31/2016	12/31/2017	12/31/2018	12/31/2019	Underwritten(2)
97.1%	98.4%	93.6%	98.2%	95.0%

(1)	Based on the underwritten rent roll dated December 20, 2019.

(2)	Represents an economic vacancy of 5.0%.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Manor Shopping Center property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 12/31/2019	Underwritten	Underwritten $ per SF
Base Rent	$3,379,157	$3,428,720	$3,501,789	$3,401,621	$3,438,064	$13.83
Contractual Rent Steps(2)	0	0	0	0	91,987	0.37
Vacant Income	0	0	0	0	102,315	0.41
Reimbursements	564,028	551,934	563,089	569,781	609,909	2.45
Other Income(3)	8,533	5,508	18,893	3,471	3,471	0.01
Vacancy & Credit Loss	0	0	0	0	(212,114)	($0.85)
Effective Gross Income	$3,951,718	$3,986,163	$4,083,771	$3,974,874	$4,033,632	$16.23

Real Estate Taxes	$402,549	$416,342	$435,628	$445,086	$472,718	$1.90
Insurance	19,542	17,255	17,679	22,790	23,425	0.09
Management Fee	197,624	199,421	204,683	199,137	161,345	0.65
Other Operating Expenses	398,559	363,966	437,394	412,854	431,674	1.74
Total Operating Expenses	$1,018,274	$996,984	$1,095,384	$1,079,866	$1,089,163	$4.38

Net Operating Income	$2,933,444	$2,989,179	$2,988,387	$2,895,008	$2,944,469	$11.85
TI/LC	0	0	0	0	168,651	0.68
Replacement Reserves	0	0	0	0	77,056	0.31
Net Cash Flow	$2,933,444	$2,989,179	$2,988,387	$2,895,008	$2,698,762	$10.86

Occupancy	97.1%	98.4%	93.6%	98.2%	95.0%(4)
NOI Debt Yield	9.5%	9.6%	9.6%	9.3%	9.5%
NCF DSCR	1.67x	1.70x	1.70x	1.65x	1.54X

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Includes the contractual rent steps through November 1, 2020 ($91,987).

(3)	Other Income historically includes late fees, marketing fund, violations, and miscellaneous income.

(4)	Represents an underwritten economic vacancy of 5.0%.

LOAN #15: 90 NORTH CAMPUS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Bellevue, Washington	Cut-off Date Principal Balance(3)	$30,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)	$304.35
Size (SF)	262,858	Percentage of Initial Pool Balance	2.5%
Total Occupancy as of 10/31/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/31/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1991 / 2019	Mortgage Rate	3.73200%
Appraised Value	$123,000,000	Original Term to Maturity (Months)	120
Appraisal Date Borrower Sponsors(1) Property Management	11/5/2019 Various Preylock Holdings, Inc.	Original Amortization Term (Months) Original Interest Only Period (Months) First Payment Date	NAP 120 1/6/2020
Maturity Date	12/6/2029

Underwritten Revenues	$10,976,492
Underwritten Expenses	$3,260,584	Escrows
Underwritten Net Operating Income (NOI)	$7,715,908	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,459,212	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	65.0%	Insurance	$0	$0
LTV Ratio at Maturity(2)	65.0%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.55x / 2.46x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	9.6% / 9.3%	Other(4)	$4,327,102	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$80,000,000	65.5%	Purchase Price	$117,000,000	95.8%
Principal’s New Cash Contribution	42,110,795	34.5	Reserves	4,327,102	3.5
Closing Costs	783,693	0.6

Total Sources	$122,110,795	100.0%	Total Uses	$122,110,795	100.0%

(1)	Brett Michael Lipman and Farshid Steve Shokouhi are both the borrower sponsors and the non-recourse carveout guarantors under the 90 North Campus loan combination.

(2)	Calculated based on the aggregate outstanding principal balance of 90 North Campus loan combination.

(3)	The Cut-off Date Balance of $30,000,000 represents the non-controlling note A-2 of the $80,000,000 90 North Campus loan combination, evidenced by two pari passu notes.

(4)	Other Upfront reserve includes a sky bridge reserve ($3,116,719), unfunded obligations reserve ($1,195,383) and a deferred maintenance reserve ($15,000).

The following table presents certain information relating to the tenants at the 90 North Campus property:

Largest Tenant Based on Underwritten Base Rent(1)

Building	Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
1,3,4	T-Mobile(4)	NR / NR / BB+	169,018	64.3%	$5,042,776	64.9%	$29.84	Various (5)	1, 7-year option
2	Mindtree	NR / NR / NR	93,840	35.7	2,721,360	35.1	$29.00	8/31/2029	1, 5-year option
	Total/ Wtd. Avg.		262,858	100.0%	$7,764,136	100.0%	$29.54

(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF reflect the contractual base rent as of October 31, 2019 and include rent steps of $262,858 through October 31, 2020.

(4)	T-Mobile’s 169,018 SF includes an approximately 6,155 SF associated with a sky bridge that is under construction and anticipated to be substantially completed by November 2020. We cannot assure you that this space will be completed as anticipated or at all.

(5)	T-Mobile has a 94,169 SF expiring on November 30, 2029 and 74,849 SF expiring on December 31, 2029.

LOAN #15: 90 NORTH CAMPUS

The following table presents certain information relating to the lease rollover schedule at the 90 North Campus property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	262,858	100.0	100.0%	7,764,136	100.0	$29.54	5
2030	0	0.0	100.0%	0	0.0	$0.00	0
2031 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total	262,858	100.0%		$7,764,136	100.0%	$29.54	5

(1)	Calculated based on approximate square footage occupied by each owned tenant.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF reflect the contractual base rent as of October 31, 2019 and include rent steps of $262,858 through October 31, 2020.

The following table presents certain information relating to historical occupancy at the 90 North Campus Property:

Historical Leased %(1)

As of 10/31/2019
100.0%

(1)	Historical occupancy is not available as the property was acquired at origination.

LOAN #15: 90 NORTH CAMPUS

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 90 North Campus property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$7,764,136	$29.54
Contractual Rent Steps(3)	611,389	2.33
Potential Income from Vacant Space	0	0.00
Reimbursements	3,067,669	11.67
Miscellaneous Income	0	0.00
Vacancy & Credit Loss	(466,702)	(1.78)
Effective Gross Income	$10,976,492	$41.76

Real Estate Taxes	$863,802	$3.29
Insurance	45,017	0.17
Management Fee	329,295	1.25
Other Operating Expenses	2,022,470	7.69
Total Operating Expenses	$3,260,584	$12.40

Net Operating Income	$7,715,908	$29.35
TI/LC	209,382	0.80
Capital Expenditures	47,314	0.18
Net Cash Flow	$7,459,212	$28.38

Occupancy	100.0%
NOI Debt Yield(4)	9.6%
NCF DSCR(4)	2.46x

(1)	Historicals are not available as the property was acquired at origination.

(2)	Underwritten Base Rent and Underwritten Base Rent $ per SF reflect the contractual base rent as of October 31, 2019 and include rent steps of $262,858 through October 31, 2020.

(3)	Contractual rent steps reflect the present value of the Mindtree rent steps over the loan term.

(4)	Calculated on the aggregate outstanding balance of the 90 North Campus loan combination.

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	36	$ 1,001,545,741	82.1%	$ 27,820,715	2.80x	3.696%	114	52.6%	49.7%
Acquisition	9	190,933,750	15.6	$ 21,214,861	3.17x	3.519%	119	60.6%	54.9%
Recapitalization	1	27,580,000	2.3	$ 27,580,000	1.75x	3.894%	119	73.0%	61.3%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	23	$ 809,912,500	66.4%	$ 35,213,587	3.44x	3.495%	113	47.4%	47.4%
Interest Only, Then Amortizing(2)	13	310,405,000	25.4	$ 23,877,308	1.63x	4.008%	119	68.4%	59.1%
Amortizing (30 Years)	6	72,891,991	6.0	$ 12,148,665	1.64x	4.068%	120	71.1%	56.6%
Amortizing (25 Years)	3	20,250,000	1.7	$ 6,750,000	1.73x	4.320%	102	62.0%	48.4%
Amortizing (20 Years)	1	6,600,000	0.5	$ 6,600,000	2.20x	3.390%	120	30.2%	17.8%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 24 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3,150,000 - 3,999,999	1	$ 3,150,000	0.3%	$ 3,150,000	1.65x	4.170%	120	70.0%	55.9%
4,000,000 - 5,999,999	1	5,750,000	0.5	5,750,000	1.75x	4.230%	120	56.4%	40.9%
6,000,000 - 7,999,999	4	27,000,000	2.2	6,750,000	1.86x	3.961%	106	59.0%	51.7%
8,000,000 - 9,999,999	2	17,700,000	1.5	8,850,000	1.62x	4.425%	119	62.3%	49.7%
10,000,000 - 14,999,999	7	84,424,491	6.9	12,060,642	1.74x	4.036%	120	67.1%	57.7%
15,000,000 - 19,999,999	10	167,035,000	13.7	16,703,500	2.10x	3.896%	119	63.8%	59.0%
20,000,000 - 29,999,999	6	145,700,000	11.9	24,283,333	3.32x	3.489%	107	54.8%	50.8%
30,000,000 - 39,999,999	6	200,300,000	16.4	33,383,333	1.94x	3.765%	119	65.6%	61.5%
40,000,000 - 49,999,999	3	130,000,000	10.7	43,333,333	2.00x	4.170%	118	52.0%	46.1%
50,000,000 - 74,999,999	4	214,000,000	17.5	53,500,000	4.66x	3.422%	106	40.5%	40.5%
75,000,000 - 115,000,000	2	225,000,000	18.4	112,500,000	3.28x	3.244%	118	45.2%	45.2%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

	Min	$ 3,150,000
	Max	$ 115,000,000
	Average	$ 26,523,032

Annex C

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.20 - 1.20	1	$ 17,400,000	1.4%	$ 17,400,000	1.20x	4.530%	119	72.8%	66.6%
1.21 - 1.50	4	44,683,241	3.7	$ 11,170,810	1.41x	4.330%	119	71.3%	58.7%
1.51 - 2.00	23	453,306,250	37.2	$ 19,708,967	1.71x	3.972%	119	67.1%	59.3%
2.01 - 2.50	5	119,400,000	9.8	$ 23,880,000	2.22x	3.916%	119	61.1%	60.4%
2.51 - 3.00	5	237,770,000	19.5	$ 47,554,000	2.70x	3.665%	118	48.0%	48.0%
3.01 - 8.42	8	347,500,000	28.5	$ 43,437,500	4.87x	3.077%	105	36.6%	36.6%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.20
Max	8.42
Weighted Avg.	2.83

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.725 - 3.999	29	$ 900,283,750	73.8%	$ 31,044,267	3.19x	3.461%	114	52.3%	49.6%
4.000 - 4.500	15	293,175,741	24.0	$ 19,545,049	1.88x	4.244%	118	59.3%	53.4%
4.501 - 4.550	2	26,600,000	2.2	$ 13,300,000	1.27x	4.537%	119	70.3%	63.0%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

	Min	2.725%
	Max	4.550%
	Weighted Avg.	3.673%

Annex C

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
22.2 - 39.9	7	$ 223,100,000	18.3%	$ 31,871,429	5.14x	3.326%	98	29.6%	29.2%
40.0 - 49.9	3	275,000,000	22.5	$ 91,666,667	3.41x	3.219%	118	45.2%	45.2%
50.0 - 59.9	7	145,370,000	11.9	$ 20,767,143	2.36x	3.879%	119	55.8%	52.0%
60.0 - 69.9	17	386,725,741	31.7	$ 22,748,573	1.85x	3.996%	119	65.6%	61.6%
70.0 - 75.0	12	189,863,750	15.6	$ 15,821,979	1.66x	3.920%	117	72.7%	61.3%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to eight mortgage loans, representing approximately 26.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the “as complete and prospective market value” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “hypothetical as-is” appraised value which is inclusive of reserve conditions met, (iii) the “as-is value inclusing of development rights (exculding all of phase 1)” which is inclusive of completion of construction, or the (iv) the “as portfolio” which assumes a portfolio premium. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.5%.

Min	22.2%
Max	75.0%
Weighted Avg.	54.3%

Distribution of Maturity Date/ARD LTV Ratios(1)
Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
17.8 - 39.9	7	$ 223,100,000	18.3%	$ 31,871,429	5.14x	3.326%	98	29.6%	29.2%
40.0 - 49.9	6	334,250,000	27.4	$ 55,708,333	3.12x	3.421%	119	47.3%	45.7%
50.0 - 59.9	15	281,761,991	23.1	$ 18,784,133	1.94x	3.889%	119	65.0%	56.8%
60.0 - 66.8	18	380,947,500	31.2	$ 21,163,750	1.90x	3.936%	118	67.1%	63.5%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to eight mortgage loans, representing approximately 26.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as complete and prospective market value” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “hypothetical as-is” appraised value which is inclusive of reserve conditions met, (iii) the “as-is value inclusing of development rights (exculding all of phase 1)” which is inclusive of completion of construction, or the (iv) the “as portfolio” which assumes a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 51.9%.

Min	17.8%
Max	66.8%
Weighted Avg.	50.8%

Annex C

Distribution of Original Terms to Maturity/ARD (1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	3	$ 83,500,000	6.8%	$ 27,833,333	4.98x	3.335%	59	33.8%	33.2%
119	1	15,000,000	1.2	$ 15,000,000	3.62x	2.920%	118	29.5%	29.5%
120	42	1,121,559,491	91.9	$ 26,703,797	2.66x	3.708%	119	56.2%	52.4%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	60	months
Max	120	months
Weighted Avg.	116	months

Distribution of Remaining Terms to Maturity/ARD (1)
Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
58 - 60	3	$ 83,500,000	6.8%	$ 27,833,333	4.98x	3.335%	59	33.8%	33.2%
61 - 120	43	1,136,559,491	93.2	$ 26,431,616	2.68x	3.698%	119	55.8%	52.1%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	58	months
Max	120	months
Weighted Avg.	115	months

Annex C

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	23	$ 809,912,500	66.4%	$ 35,213,587	3.44x	3.495%	113	47.4%	47.4%
240 - 240	1	6,600,000	0.5	$ 6,600,000	2.20x	3.390%	120	30.2%	17.8%
300 - 300	3	20,250,000	1.7	$ 6,750,000	1.73x	4.320%	102	62.0%	48.4%
360 - 360	19	383,296,991	31.4	$ 20,173,526	1.63x	4.019%	119	68.9%	58.6%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	240	months
Max	360	months
Weighted Avg.	355	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	23	$ 809,912,500	66.4%	$ 35,213,587	3.44x	3.495%	113	47.4%	47.4%
240 - 240	1	6,600,000	0.5	$ 6,600,000	2.20x	3.390%	120	30.2%	17.8%
300 - 300	3	20,250,000	1.7	$ 6,750,000	1.73x	4.320%	102	62.0%	48.4%
355 - 360	19	383,296,991	31.4	$ 20,173,526	1.63x	4.019%	119	68.9%	58.6%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	240	months
Max	360	months
Average	355	months

Annex C

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
24	7	$ 141,605,000	11.6%	$ 20,229,286	1.64x	3.948%	119	70.1%	59.0%
36	3	$ 88,400,000	7.2%	$ 29,466,667	1.64x	4.206%	120	63.2%	54.9%
48	1	$ 32,000,000	2.6%	$ 32,000,000	1.82x	3.544%	118	73.1%	64.2%
60	2	$ 48,400,000	4.0%	$ 24,200,000	1.42x	4.126%	120	69.9%	63.6%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	39	$ 1,031,884,491	84.6%	$ 26,458,577	2.51x	3.761%	116	56.8%	53.0%
Yield Maintenance	4	94,175,000	7.7	$ 23,543,750	2.73x	3.434%	101	54.9%	50.0%
Defeasance or Yield Maintenance	3	94,000,000	7.7	$ 31,333,333	6.47x	2.948%	119	27.0%	27.0%
Total/Avg./Wtd.Avg.	46	$ 1,220,059,491	100.0%	$ 26,523,032	2.83x	3.673%	115	54.3%	50.8%

Annex C

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.9 - 7.9	7	$129,242,500	10.6%	$18,463,214	1.70x	4.052%	120	65.5%	64.7%
8.0 - 8.9	3	41,383,241	3.4	$13,794,414	1.89x	3.922%	118	64.9%	60.5%
9.0 - 9.9	11	282,550,000	23.2	$25,686,364	1.86x	3.948%	119	65.5%	59.6%
10.0 - 10.9	9	269,160,000	22.1	$29,906,667	2.40x	3.590%	117	58.5%	53.8%
11.0 - 14.9	12	362,123,750	29.7	$30,176,979	3.11x	3.536%	114	46.7%	43.9%
15.0 - 28.3	4	135,600,000	11.1	$33,900,000	6.38x	3.190%	97	29.3%	28.7%
Total/Avg./Wtd.Avg.	46	$1,220,059,491	100.0%	$26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan.

Min	6.9%
Max	28.3%
Weighted Avg.	11.7%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.8 - 7.9	7	$129,242,500	10.6%	$18,463,214	1.70x	4.052%	120	65.5%	64.7%
8.0 - 8.9	11	258,283,241	21.2	$23,480,295	1.70x	4.025%	119	67.2%	60.2%
9.0 - 9.9	8	269,703,750	22.1	$33,712,969	2.36x	3.596%	118	58.9%	55.0%
10.0 - 10.9	10	191,980,000	15.7	$19,198,000	2.47x	3.769%	109	54.9%	49.4%
11.0 - 14.9	6	235,250,000	19.3	$39,208,333	3.49x	3.366%	119	42.8%	41.8%
15.0 - 27.1	4	135,600,000	11.1	$33,900,000	6.38x	3.190%	97	29.3%	28.7%
Total/Avg./Wtd.Avg.	46	$1,220,059,491	100.0%	$26,523,032	2.83x	3.673%	115	54.3%	50.8%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan.

Min	6.8%
Max	27.1%
Weighted Avg.	11.0%

Annex C

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	15	$635,255,000	52.1%
Springing	25	455,661,991	37.3%
Soft	3	90,142,500	7.4%
None	2	24,000,000	2.0%
Soft (Residential) / Hard (Retail)	1	15,000,000	1.2%
Total/Avg./Wtd.Avg.	46	$1,220,059,491	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Replacement Reserves(1)	38	$779,459,491	63.9%
Real Estate Tax	37	$757,259,491	62.1%
TI/LC(2)	20	$439,666,991	52.4%
Insurance	15	$280,007,500	23.0%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, mixed use and industrial properties and one multifamily property with a commercial tenant.

Annex C

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Retail	32	$ 364,618,241	29.9%	$11,394,320	2.63	x	3.672%	118	59.6%	53.1%
Anchored	17	243,826,413	20.0%	$14,342,730	1.82	x	3.801%	117	66.9%	59.2%
Super Regional Mall	1	59,000,000	4.8%	$59,000,000	6.53	x	2.880%	119	22.2%	22.2%
Unanchored	6	52,200,175	4.3%	$8,700,029	2.04	x	3.969%	119	67.6%	58.9%
Shadow Anchored	8	9,591,652	0.8%	$1,198,957	2.65	x	3.638%	119	59.0%	57.7%
Office	6	$ 266,300,000	21.8%	$44,383,333	3.35	x	3.412%	118	46.3%	45.5%
CBD	2	155,000,000	12.7%	$77,500,000	3.49	x	3.353%	118	39.1%	39.1%
Suburban	4	111,300,000	9.1%	$27,825,000	3.16	x	3.493%	119	56.4%	54.4%
Multifamily	16	$ 169,142,500	13.9%	$10,571,406	2.05	x	3.859%	110	58.5%	56.5%
Mid Rise	10	101,842,500	8.3%	$10,184,250	1.76	x	4.003%	120	65.0%	65.0%
Garden	5	39,800,000	3.3%	$7,960,000	1.46	x	4.274%	119	64.4%	55.8%
High-Rise/Townhome	1	27,500,000	2.3%	$27,500,000	4.00	x	2.725%	58	25.9%	25.9%
Mixed Use	5	$ 167,800,000	13.8%	$33,560,000	2.67	x	3.487%	118	49.7%	49.7%
Office/Retail	2	122,800,000	10.1%	$61,400,000	2.70	x	3.515%	118	49.2%	49.2%
Multifamily/Retail	2	25,000,000	2.0%	$12,500,000	2.93	x	3.242%	118	40.9%	40.9%
Office/Multifamily	1	20,000,000	1.6%	$20,000,000	2.17	x	3.620%	117	63.6%	63.6%
Hospitality	58	$ 153,100,000	12.5%	$2,639,655	4.01	x	3.926%	100	48.2%	42.9%
Full Service	3	75,100,000	6.2%	$25,033,333	3.56	x	4.041%	119	53.1%	47.1%
Limited Service	54	69,500,000	5.7%	$1,287,037	4.76	x	3.758%	77	41.6%	38.4%
Extended Stay	1	8,500,000	0.7%	$8,500,000	1.86	x	4.290%	120	58.6%	42.7%
Self Storage	15	$ 58,150,000	4.8%	$3,876,667	2.09	x	4.182%	120	62.4%	61.7%
Industrial	7	$ 40,948,750	3.4%	$5,849,821	1.81	x	3.702%	120	73.1%	59.9%
Flex	6	29,473,750	2.4%	$4,912,292	1.79	x	3.726%	120	72.4%	58.9%
Warehouse/Distribution	1	11,475,000	0.9%	$11,475,000	1.86	x	3.640%	120	75.0%	62.5%
Total/Avg./Wtd. Avg.(3)	139	$ 1,220,059,491	100.0%	$8,777,406	2.83	x	3.673%	115	54.3%	50.8%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3)	Wtd. Avg Cut-off Date Balance is based on the 139 mortgaged properties in the CGCMT 2020-GC46 trust.

Annex C

Geographic Distribution
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	16	$385,811,111	31.6%	$24,113,194	2.84	x	3.529%	118	48.0%	48.0%
California	14	120,753,070	9.9	$8,625,219	3.04	x	3.464%	99	46.5%	44.8%
Massachusetts	3	91,001,462	7.5	$30,333,821	2.92	x	3.437%	118	55.6%	50.7%
Washington	3	90,458,333	7.4	$30,152,778	5.17	x	3.173%	118	36.6%	36.6%
Texas	21	79,303,041	6.5	$3,776,335	2.39	x	3.819%	117	64.6%	59.3%
Michigan	6	78,696,053	6.5	$13,116,009	1.77	x	4.376%	118	59.8%	51.4%
Pennsylvania	3	67,800,000	5.6	$22,600,000	1.52	x	3.954%	120	68.8%	60.8%
Wisconsin	5	56,070,700	4.6	$11,214,140	1.93	x	4.041%	120	67.4%	61.7%
Arizona	5	45,574,181	3.7	$9,114,836	2.56	x	3.812%	117	63.8%	55.1%
North Carolina	4	37,882,825	3.1	$9,470,706	1.88	x	3.599%	117	71.8%	62.8%
Arkansas	9	26,509,300	2.2	$2,945,478	2.11	x	4.183%	120	62.0%	62.0%
Ohio	3	21,813,348	1.8	$7,271,116	1.65	x	4.040%	120	70.8%	59.7%
Nevada	1	20,000,000	1.6	$20,000,000	8.42	x	3.170%	118	39.3%	39.3%
Illinois	5	17,131,487	1.4	$3,426,297	2.29	x	4.182%	107	62.2%	51.4%
Missouri	7	14,636,908	1.2	$2,090,987	2.31	x	3.605%	113	67.6%	53.7%
Utah	1	12,642,500	1.0	$12,642,500	1.80	x	4.240%	120	63.2%	63.2%
Indiana	4	9,897,371	0.8	$2,474,343	1.86	x	4.018%	114	70.1%	60.7%
Florida	6	6,958,480	0.6	$1,159,747	4.00	x	3.824%	87	50.1%	43.7%
South Carolina	2	6,805,556	0.6	$3,402,778	2.05	x	4.342%	60	67.7%	60.1%
Mississippi	1	6,130,943	0.5	$6,130,943	1.56	x	3.955%	119	70.1%	59.0%
Kentucky	1	5,171,863	0.4	$5,171,863	1.56	x	3.955%	119	70.1%	59.0%
Alabama	2	3,621,341	0.3	$1,810,670	2.30	x	3.885%	109	64.0%	54.7%
Colorado	3	3,308,480	0.3	$1,102,827	5.94	x	3.537%	60	33.6%	33.6%
Georgia	3	2,285,819	0.2	$761,940	5.94	x	3.537%	60	33.6%	33.6%
Tennessee	2	1,763,158	0.1	$881,579	5.94	x	3.537%	60	33.6%	33.6%
Connecticut	2	1,676,170	0.1	$838,085	5.94	x	3.537%	60	33.6%	33.6%
Maryland	2	1,654,240	0.1	$827,120	5.94	x	3.537%	60	33.6%	33.6%
Oregon	1	1,067,251	0.1	$1,067,251	5.94	x	3.537%	60	33.6%	33.6%
New Jersey	1	1,044,591	0.1	$1,044,591	5.94	x	3.537%	60	33.6%	33.6%
Virginia	1	957,602	0.1	$957,602	5.94	x	3.537%	60	33.6%	33.6%
Kansas	1	848,684	0.1	$848,684	5.94	x	3.537%	60	33.6%	33.6%
Minnesota	1	783,626	0.1	$783,626	5.94	x	3.537%	60	33.6%	33.6%
Total/Avg./Wtd. Avg.(3)	139	$1,220,059,491	100.0%	$8,777,406	2.83	x	3.673%	115	54.3%	50.8%

(1)	Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3)	Wtd. Avg Cut-off Date Balance is based on the 139 mortgaged properties in the CGCMT 2020-GC46 trust.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

	Principal Distribution Detail	5

	Reconciliation Detail	6

	Stratification Detail	7

	Mortgage Loan Detail	11

	NOI Detail	12

	Delinquency Loan Detail	13

	Appraisal Reduction Detail	15

	Loan Modification Detail	17

	Specially Serviced Loan Detail	19

	Unscheduled Principal Detail	21

	Liquidated Loan Detail	23

Deal Contact:

Reports Available at sf.citidirect.com	D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2

Distribution Date: Determination Date:

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5

Distribution Date: Determination Date:	Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6

Distribution Date:
Determination Date:

Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7

Distribution Date:
Determination Date:

Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8

Distribution Date:
Determination Date:

Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9

Distribution Date:
Determination Date:

Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10

Distribution Date:
Determination Date:

Mortgage Loan Detail
Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. and german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after January 31, 2020.

(5)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the

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related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Loan-Combination or is part of a Loan Combination that is cross-collateralized and cross-defaulted with another Loan Combination (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Loan Combination of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth on Schedule E-1A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related

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lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the related Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c)

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such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the Purchaser or servicer for the related Other Securitization Trust).

(16)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the related Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain

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coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under each Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the related general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the related Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of such Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

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(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)	REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(22)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

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(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the related Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the related Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the related Mortgage Loan will become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in

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connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the related Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the related Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the related Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the related Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the related Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

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(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1, or future permitted mezzanine debt as set forth on Schedule E-1A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the related Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the related Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the related Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the related Mortgage Loan permits partial releases of real property in connection with

E-1A-10

partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of such Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

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(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the related Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the related Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the related Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the related Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

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(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the related Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

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(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(44)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Loan Combination, any other mortgage loan that is part of such Loan Combination and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Loan Combination that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Loan Combination of which such Mortgage Loan is a part.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-14

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	Loan No.	GACC Mortgage Loans

18	Parkmerced	N/A	None

31	510 East 14th Street

.

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	Loan No.	GACC Mortgage Loans

20	Bellagio Hotel and Casino	2	1633 Broadway

E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None

E-1A-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	Parkmerced (Loan No. 18)	The related mortgagor transferred certain undeveloped land to its affiliates prior to origination of the Mortgage Loan, and the Mortgage Loan documents permit the related mortgagor to transfer certain additional undeveloped land and obtain a release of the lien of the related Mortgage, including after any foreclosure of the security instrument. There is a recorded memorandum of cooperation agreement governing the development of future multifamily units at and certain repurchase options rights related to the Development Parcels. In the event that the related mortgagor acquires title to any such parcels, such parcels will not be subject to the lien of the related Mortgage.
(7) Permitted Liens; Title Insurance	Parkmerced (Loan No. 18)	The related mortgagor transferred certain undeveloped land to its affiliates prior to origination of the Mortgage Loan, and the Mortgage Loan documents permit the related mortgagor to transfer certain additional undeveloped land and obtain a release of the lien of the related Mortgage, including after any foreclosure of the security instrument. There is a recorded memorandum of cooperation agreement governing the development of future multifamily units at and certain repurchase options rights related to the Development Parcels. In the event that the related mortgagor acquires title to any such parcels, such parcels will not be subject to the lien of the related Mortgage.
(7) Permitted Liens; Title Insurance	Four Points Tucson (Loan No. 37)	The related franchisor at the related Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the related Mortgagor or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement.
(11) Condition of Property	805 Third Avenue (Loan No. 7)	The related borrower failed to file a “Cycle 8C Façade Inspection and Safety Program Report” that was due in February 2019 as required by Local Law 11 of 1998 of the Local Laws of the City of New York (the “LL 11 Report”). The borrower has agreed to complete and pay for all applicable work, fines, cost, and other actions necessary to complete and file the LL 11 Report, and to otherwise cause the Mortgaged Property to comply with Local Law 11 (the “LL 11 Work”) by November 8, 2020. In addition, certain work is required to be completed to cause the Mortgaged Property to comply with all applicable legal requirements relating to the sprinkler systems at the Mortgaged Property. The related borrower has agreed to complete such sprinkler work by November 8, 2020. If an event of default occurs and/or the borrower breaches any of the foregoing obligations, the borrower will be required to deposit within 5 days of lender’s cash or a letter of credit in an amount lender

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
reasonably determines to complete such work. The completion of such work is guaranteed by the related guarantor
(14) Actions Concerning Mortgage Loan	Seaman Ave Multifamily Portfolio (Loan No. 22)	The guarantor is the defendant in a lawsuit with plaintiffs seeking injunctive relief and damages based on alleged violations of rent stabilization laws. The specific allegation is that the guarantor inappropriately increased rents for rent stabilized tenants upon completion of individual apartment improvements. In total, there are 22 entities including the related borrower and affiliated entities that are subject to the lawsuit, including four units at 133-139 Seaman Avenue and eight units at 30 Seaman Avenue. Approximately 9.8% of total units throughout the related Mortgaged Property are currently the subject of the lawsuit.
(14) Actions Concerning Mortgage Loan	Shoppes at Myrtle Park (Loan No. 44)	The guarantor of the related Mortgage Loan is currently the defendant in a legal proceeding by a shareholder seeking redemption of its stock in the guarantor. No dollar amount is specified in the complaint and an estimated value or cost of the stock redemption was not provided by the guarantor.
(17) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(17) Insurance	650 Madison Avenue (Loan No. 1)	The mortgagor is only required to obtain flood insurance to the extent the same is commercially available.
(17) Insurance	Bellagio Hotel and Casino (Loan No. 20)

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the Mortgaged Property; provided that that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the related Loan Combination guaranteeing any failure by the related mortgagor to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related mortgagor may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

So long as the master lease between the related mortgagor and Bellagio, LLC (the “Bellagio Tenant,” and such lease, the “Bellagio Lease”) is in effect, the related mortgagor shall not be required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents or Representation 18 for so long as (A) the Bellagio Lease is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which

E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $2,500,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the related mortgagor will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and provisions of the Bellagio Lease within 4 years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the related mortgagor or Bellagio Tenant has demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease) that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will be payable to and retained by the Bellagio Tenant), will be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the related mortgagor is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.

The Mortgage Loan documents require the deductible under the related environmental insurance policy to be no more than $25,000. The deductible under the environmental insurance policy obtained by the related borrower is $50,000.

(17) Insurance	Parkmerced (Loan No. 18)	With respect to certain parcels that are permitted to be released from the lien of the related Mortgage, including after an event of default or a foreclosure, in connection with any casualty or condemnation related to such parcels, the related proceeds are not required to be applied to the repair or restoration of the property, or to the payment of the Mortgage Loan.
(17) Insurance	510 East 14th Street (Loan No. 31)	Each such insurance policy shall (i) be in an amount equal to the greater of (A) one hundred percent (100%) of the then replacement cost of the Improvements without deduction for physical depreciation, and (B) such amount as is necessary so that the insurer would not deem Borrower a co-insurer under such policies. Pursuant to the related ground lease, proceeds which exceed the amount required to be used for restoration, will be split between the ground lessor and the borrower.
(18) Access; Utilities; Separate Tax Lots	Tru Hotel Sterling Heights (Loan No.45)	At origination, the related Mortgaged Property was part of a recently-formed condominium regime. The related Mortgaged Property is Condo Unit 3. Condo Units 1, 2 and 4 are owned by affiliates of the mortgagor. By operation of Michigan law, each Unit will not have its own tax lot for several months.
(25) Local Law Compliance	Brooklyn Multifamily Portfolio (Loan No. 10)	With respect to the 77 Berry Street Mortgaged Property, the 852 Metropolitan Avenue Mortgaged Property and the 854 Metropolitan

E-1B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Avenue Mortgaged Property, the zoning is non-conforming with respect to density. The 832 Lexington Avenue Mortgaged Property is non-conforming with respect to parking.
(26) Licenses and Permits	Bellagio Hotel and Casino (Loan No. 20)	So long as the Mortgaged Property is subject to the Bellagio Lease, the related mortgagor’s covenants with respect to any action are limited to (x) the related mortgagor not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) the related mortgagor using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).
(27) Recourse Obligations	650 Madison Avenue (Loan No. 1)

The liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the loan), in each case plus costs and expenses related to enforcement. The two guarantors are severally liable, rather than jointly and severally liable, under the guaranty.

The Mortgage Loan becomes fully recourse in the event that the mortgagor consents to or files a voluntary petition under the bankruptcy code but such recourse does not include a voluntary petition for “dissolution or liquidation”.

The loss carveout with respect to misappropriation of rents and security deposits is limited to intentional misappropriation of rents and security deposits. The loss carveout with respect to insurance proceeds or condemnation awards is limited to the intentional misapplication, rather than misappropriation, of insurance proceeds or condemnation awards. The loss carveout with respect to fraud is limited to fraudulent acts. The loss carveout for material physical waste is limited to material physical waste by reason of the mortgagor’s intentional physical destruction of the Mortgaged Property or any portion thereof (other than in connection with any alteration undertaken by mortgagor in good faith in accordance with the terms of the Mortgage Loan documents).

(27) Recourse Obligations	Bellagio Hotel and Casino (Loan No. 20)

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Loan Combination as of the date of the event.

The non-recourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

Only the related single purpose entity related mortgagor, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity related mortgagor is the only party liable under the environmental indemnity; provided, however, that if the related mortgagor fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy.

E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Recourse for waste is limited to willful misconduct by the related mortgagor, Guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.
(27) Recourse Obligations	805 Third Avenue (Loan No. 7)	The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion, but not misapplication.
(27) Recourse Obligations	Parkmerced (Loan No. 18)

The Mortgage Loan documents are fully recourse to the related mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the related mortgagor and the guarantor for losses if the violation results solely from a failure to timely deliver any required notice and/or copies of any documentation effectuating such transfer as and when required pursuant to the Mortgage Loan documents related to such transfer.

The Mortgage Loan documents are recourse to the related mortgagor and the related guarantor for any losses incurred as a result of a breach of any representation, warranty, covenant or indemnification provision in the Mortgage Loan documents concerning environmental laws; provided, however, the lender will seek payment from any qualified environmental insurance policy reasonably acceptable to the lender in order to satisfy any losses prior to seeking recovery from the related mortgagor or the related guarantor, and the related mortgagor and related guarantor will have no liability to the extent such losses are covered.

(27) Recourse Obligations	510 East 14th Street (Loan No. 31)	The related Mortgage Loan is recourse for losses with respect to the misapplication, but not misappropriation, of rents, insurance proceeds and condemnation awards.
(28) Mortgage Releases	Parkmerced (Loan No. 18)	The lender is obligated to release Phase 1C and Phase 1D of the Mortgaged Property for no fee and prepayment (and which Phase 1C and Phase 1D was ascribed no value in the appraisal of the Mortgaged Property) including during an event of default or after foreclosure subject to compliance with the terms and conditions of the Mortgage Loan Documents (which include compliance with the REMIC provisions).
(30) Acts of Terrorism Exclusion	Bellagio Hotel and Casino (Loan No. 20)

So long as the Mortgaged Property is subject to the Bellagio Lease, the borrower is permitted to rely on terrorism insurance provided by the Bellagio Tenant. The permitted deductible for terrorism insurance for the related mortgagor under the Mortgage Loan documents is $500,000 and for the Bellagio Tenant under the Bellagio Lease is $2,500,000, which may be considered not to be customary deductibles.

Terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among other things: (i) TRIPRA shall be in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer shall be reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the related Loan Combination and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers shall be subject to the reasonable approval of the lender; and (v) such captive insurer shall be

E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related (or Bellagio Tenant) will be required to maintain terrorism insurance as required by the related Loan Combination Document; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Loan Combination documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Mortgagor (or Bellagio Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

In addition, all exceptions with respect to Representation 17 with respect to the Mortgage Loan are also exceptions to this Representation 30.

(30) Acts of Terrorism Exclusion	333 Ovington Avenue (Loan No. 27)	The all-risk insurance policy for the related Mortgaged Property specifically excludes acts of terrorism, and a separate terrorism insurance policy was not obtained.
(31) Due on Sale or Encumbrance	650 Madison Avenue (Loan No. 1)

Certain transfers are permitted without lender’s consent, including: (a) any pledge of direct or indirect equity interests in and/or right to distributions from, Vornado Realty L.P. (“VRLP”, Vornado Realty Trust (“VRT”), any Multi-Asset Person, or any of their direct or indirect equity holders or affiliates (other than borrower) to secure a loan to any such person that is secured by all or a substantial portion of any such person’s assets or (b) the transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of borrower, in either case, whose securities are publicly traded on a national exchange (including VRLP’s and VRT’s securities) (regardless of whether such transfer or issuance is of publicly traded securities or interests), (ii) any person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person; provided, that, after such transfer or issuance, VRLP, VRT, any entity Controlled by OMERS Administration Corporation and/or eligible qualified owners will continue to control borrower.

“Multi-Asset Person” shall mean a person in respect of which the net operating income from the property (or such portion thereof allocable to such person) is less than fifty percent (50%) of such person’s aggregate gross income.

(31) Due on Sale or Encumbrance	Bellagio Hotel and Casino (Loan No. 20)	The related Loan Combination documents provide that no Restricted Pledge Party (as defined below), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Loan Combination or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Mortgagor. “Restricted Pledge Party”

E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
means, collectively, Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.
(32) Single Purpose Entity	Manor Shopping Center (Loan No. 14)	The related mortgagor previously owned certain other unrelated property in addition to the collateral for the Mortgage Loan. The Mortgage Loan documents are recourse to the related mortgagor in connection with the prior ownership of such other unrelated property.
(32) Single Purpose Entity	Parkmerced (Loan No. 18)	The related mortgagor previously owned certain other property known as the “Initial Phase 1 Property” in addition to the collateral for the Mortgage Loan, which was transferred on the origination date of the Mortgage Loan to an affiliate of the related mortgagor. The Mortgage Loan documents are not recourse to the related mortgagor and the guarantor in connection with the prior ownership of such “Initial Phase 1 Property”.
(32) Single Purpose Entity	Tru Hotel Sterling Heights (Loan No. 45)	The related mortgagor previously owned Condo Unit 4, which is adjacent to the related Mortgaged Property, prior to the formation of the Condominium Regime.
(33) Defeasance	650 Madison Avenue (Loan No. 1)	The Mortgage Loan documents do not provide that the mortgagor may only pledge United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) and rather require securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all rating agencies.
(33) Defeasance	Bellagio Hotel and Casino (Loan No. 20)	The Mortgage Loan documents provide that the defeasance collateral must be “non-redeemable securities” but does not state that they are not permitted to be subject to prepayment, call or early redemption.
(33) Defeasance	510 East 14th Street (Loan No. 31)	Certification is to be provided by an accounting firm acceptable to Lender which certifies that the U.S. Obligations are sufficient to make the Scheduled Defeasance Payments (not an independent certified public accountant). The related borrower is required to pay all reasonable costs and expenses actually incurred by the lender in connection with any defeasance and all expenses and fees of the rating agencies, provided that defeasance fees charged by Lender or servicer are capped at $25,000.
(35) Ground Leases	Bellagio Hotel and Casino (Loan No. 20)

An approximately 1 acre portion of the Mortgaged Property is ground leased by the related mortgagor under a Ground Lease. The following exceptions exist with respect to such Ground Lease:

(B) The Ground Lease does not condition amendments, terminations or modifications on mortgagee consent.

(C) The expiration of the Ground Lease, not including extension options, is April 27, 2033. The Ground Lease contains two successive extension options for 20 years each, provided that the related mortgagor/ground lessee provides one year prior written notice. The Ground Lease does not provide that the extension options are exercisable by a mortgagee.

(E) The mortgagee is required to be an institutional lender or lenders such as banks, savings associations, insurance companies, pension funds or a group thereof. The Ground Lease does not state whether or not the mortgagee can be such an entity acting as a trustee. The

E-1B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

mortgagee is permitted to foreclose without the Ground Lessor’s consent only if the foreclosing entity either (i) is a Qualifying Leasehold Mortgagee (as defined below) or (ii) pays two fees to the ground lessor, to the extent not previously paid, namely (a) $1,000,000 as increased annually by a formula based on the CPI from the commencement of the Ground Lease (the “Restaurant Reconstruction Fee”), and (b) the cost to demolish the then existing improvements of the ground leased property, regrade and restore the ground leased property to a level building pad ready to receive new construction (the “Demolition Fee”). In order to be A “Qualifying Leasehold Mortgagee” The foreclosing entity is required to concurrently (i) pay any and all amounts which would at that time be due under the Ground Lease but for such foreclosure, (ii) cure all other then-existing defaults under the Ground Lease. “Qualifying Leasehold Mortgagee” means the leasehold mortgagee or a group of leasehold mortgagees if it or they then have a tangible net worth of at least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the Ground Lease) and if they concurrently cure all other then-existing defaults under the Ground Lease.

Any assignment of the Ground Lease interest requires the consent of the ground lessor unless (i) it is to an affiliate of the existing ground lessee, (ii) subject to the following sentence, it is to a Qualified Tenant (as defined below) then operating the hotel on the Mortgaged Property or a Qualified Hotel Tenant (as defined below), (iii) it is to a Qualified Tenant not then operating the hotel on the Mortgaged Property, provided that the related mortgagor or such Qualified Tenant transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, (iv) if the transferee is not a Qualified Tenant then operating the hotel, (A) the related mortgagor or such transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, and (B) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor shall waive any claim that the Ground Lease has thereby been terminated and shall remain liable for the related mortgagor’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed. If the transfer is to a successor Qualified Tenant, whether or not such successor ground lessee is then operating the hotel, the then ground lessee or such transferee shall be required to concurrently pay to ground lessor the Restaurant Reconstruction Fee and deposit in escrow the Demolition Fee. In addition, all transfers require the transferee to assume all covenants and conditions to be performed by the ground lessee accruing from and after the date of transfer by execution of an instrument in form and substance reasonably satisfactory to ground lessor, no uncured event of default exists under the Ground Lease, the ground lessor shall have been paid all reasonable costs and expenses incurred by it in connection with the transfer.

“CPI” means the Consumer Price Index, All Urban Consumers All Items published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Qualified Tenant” means a ground lessee unaffiliated in any way with Mirage, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease) for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee (as defined below).

E-1B-8

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

“Qualified Hotel Tenant” means a ground lessee unaffiliated in any way with Mirage Resorts, LLC (“Mirage”), who then owns and operates the hotel, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), and for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee, has continuously had a tangible net worth equal to at least 50% of such amount.

“Mirage Guarantee” means a guaranty of the tenant’s obligations under the ground lease by Mirage Resorts, Incorporated. On November 11, 2019, the ground lessor and ground lessee acknowledged that Mirage Resorts, Incorporated was withdrawn from the Mirage Guarantee.

(G) Notices of default are effective against a mortgagee if mortgagee does not receive notice; however, the ground lessor is required to provide mortgagee simultaneously copies of all default notices. The ground lease only requires the lender to provide copies of notices of default to the lender after notice from the leasehold mortgagee to deliver such notices.

(H) Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee shall have the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional ten days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. The mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease. The ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

(J) The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” on behalf of any leasehold mortgagee, ground lessor and ground lessee. The Ground Lease does not provide a definition of the term “Insurance Trustee.” To the extent such proceeds are paid to the related mortgagor, as Ground Lessee, they would be required to be disbursed to the Bellagio Tenant as described in the third paragraph of the exception to Representation 18.

(L) The new lease right is conditioned upon both (i) the leasehold mortgagee being a Qualifying Leasehold Mortgagee and (ii) payment by leasehold mortgagee of the Restaurant Reconstruction Fee and Demolition Fee. In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises

E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.

(35) Ground Leases	Manor Shopping Center (Loan No. 14)	A small portion of the Mortgaged Property, containing 31 parking spaces, is held by the related borrower pursuant to a ground lease from the owner of a neighboring parcel. The leasehold parcel is adjacent to an access easement that permits ingress and egress from a public road to an area of the parking lot of the Mortgaged Property that is located behind several stores. No rent is payable under the ground lease. The term of the ground lease expires in 2031, with no extension options. There was no agreement or estoppel delivered by the fee owner of the leasehold parcel. By its terms, the ground lease (i) does not restrict amendments, terminations or surrender, (ii) does not restrict transferability of the leasehold parcel, (iii) does not provide for notices of default to a leasehold mortgagee, or cure rights, (iv) does not address casualty proceeds or condemnation awards, and (v) does not require a new lease to be granted to the leasehold mortgagee or its designee.
(35) Ground Leases	510 East 14th Street (Loan No. 31)

The Mortgaged Property is subject to two condominium regimes. Pursuant to the ground lease, the leasehold estate consists of the ground lessor’s interest in the units of each condominium regime. Pursuant to the ground lease, provided no default has occurred and is continuing under the ground lease, the ground lessor has granted to the related borrower, as tenant under the ground lease, certain of the ground lessor’s rights and powers under the condominium documents, including, but not limited to, the ground lessor’s right to enforce the obligations of the condominium board (a) to perform the condominium obligations and (b) as otherwise necessary for the borrower to exercise all of the ground lessor’s rights and obligations as a unit owner. Provided no default has occurred and is continuing under the ground lease, the ground lessor also granted the related borrower the right to exercise certain rights and powers of the ground lessor as a unit owner under the condominium documents, and designated the borrower as ground lessor’s proxy with respect thereto.

(a) A memorandum of ground lease was recorded in the applicable jurisdiction, but a memorandum was not recorded with respect to the first amendment, second amendment, or third amendment to the related ground lease.

(e) Foreclosures or assignments in lieu of foreclosure are permitted without the consent of the ground lessor, but further assignments must be to an institutional mortgagee or to an assignee that satisfies the requirements of the ground lease documents.

(k) Except in the last two years of the term (which will not occur until 2109) all proceeds with respect to a casualty will be held by the mortgagee or a trustee and must be applied to repair or restoration, but the related borrower and ground lessor are each entitled to one-half of all net proceeds received by the mortgagee or trustee that exceed the sums required by the related borrower for repair and restoration. The proceeds may not applied to the payment of the outstanding balance of the related Mortgage Loan.

In the event that a condemnation of all or a significant portion of the Mortgaged Property occurs (such that the portion of the Mortgaged Property not taken cannot be used or reconverted for use consistent with the ground lease), then proceeds are distributed (i) first, to the

E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
ground lessor for the modified fair market value of the land, subject to a floor $37,714,285 (subject to CPI Adjustment) and (ii) second, to the related borrower, subject to the rights of its lenders, in an amount equal to the principal balance (excluding accrued interest) secured by and all other sums payable pursuant to or secured by all such mortgage or mezzanine loans, subject to a ceiling equal to the total hard and soft costs of construction of the building.
(40) Organization of Mortgagor	Homewood Suites Novi (Loan No. 40) Tru Hotel Sterling Heights (Loan No. 45)	The related mortgagors are affiliated.

E-1B-11

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	CBM Portfolio (Loan No. 5)

With respect to the Mortgaged Property identified as Courtyard Fort Lauderdale Plantation, a declarant of record, Lincoln Property Company 1315, LTD, has the right to purchase such Mortgaged Property for its then appraised value if hotel operations at the Mortgaged Property cease for 60 consecutive days (other than due to casualty, condemnation or renovation) (for the purposes of this paragraph, an “Abandonment”). Any such Abandonment would be a default under the Mortgage Loan Documents. Because the declaration was recorded prior to the mortgage on such Mortgaged Property, such mortgage is subject and subordinate to such purchase option. Accordingly, upon any exercise of such right, such Mortgaged Property would no longer be subject to the lien of such mortgage. In the event that such purchase option is exercised, the Mortgagor is required to pay to the lender the proceeds of the sale and the difference, if any, between the amount required to obtain a release of the related Mortgaged Property under the Mortgage Loan Documents and the amount paid by the purchaser.

With respect to the Mortgaged Properties identified as Courtyard Charlotte South Park and Courtyard Philadelphia Devon, the respective ground lessors have the option, upon a default by the applicable Mortgagor under the applicable leasehold mortgage, or any other event that would permit the lender to accelerate the Mortgage Loan, to purchase the related leasehold mortgage at a price set forth in the ground lease, which would be not less than the fair market value of the leasehold estate and all buildings and improvements on the leasehold estate and all furniture, furnishings, fixtures, equipment and other items of personal property located thereat.

(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Staples Headquarters (Loan No. 6)	The sole tenant, Staples, has a right of first offer to purchase the related Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. The right of first offer does not apply in the event of a foreclosure or deed in lieu of foreclosure, but would apply to subsequent transfers.
(11) Condition of Property	Staples Headquarters (Loan No. 6)	There are deferred maintenance items related to the Mortgaged Property in the amount of approximately $184,000. The tenant is responsible for such repairs. No reserve was funded at origination for such repairs. The Mortgagor is required to fund a reserve for such repairs if 120 days have elapsed after the origination date, and the tenant has not caused the repairs to be completed.
(14) Actions Concerning Mortgage Loan	Beachcliff Place (Loan No. 39)

On May 20, 2015, Linda Gross, and Deborah Gross (the borrower sponsors) and Wendy Jacobson, their sister, filed a Complaint for Breach for Fiduciary Duties against David Gross, their brother, and Dolores Gross, their mother. David Gross subsequently filed a cross-claim against Jonathan Gross, their brother. During the pendency of the litigation of that matter, a settlement agreement was reached between the three Plaintiffs (Wendy, Deborah, and Linda) and Dolores Gross (the mother of all parties previously listed) and Jonathan Gross regarding the disposition of certain assets of Dolores Gross' and of the

E-1B-12

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Trust originally created by her husband, Marvin Gross. Jonathan Gross agreed not to receive any portion of the Gross Management Corporation which was the corporation operating the Beachcliff Place Mortgaged Property.

Dolores Gross died in April 25, 2016 and, during the administration of her estate, certain documents were produced by Jonathan Gross which purported to transfer certain assets, which included Dolores' 20% interest in the Mortgaged Property, from now deceased Dolores Gross to himself. A lawsuit was filed in Cuyahoga County Common Pleas Court Case No. CV-17-886849. Jonathan Gross claimed ownership of 20% of the Mortgaged Property through this lawsuit. A Motion to Enforce the Settlement Agreements, was filed in Probate Case No. 2015 ADV 207281. The Common Pleas Court, in Case No. CV-17-886849, issued an Order on February 26, 2018, which stayed a Common Pleas action, pending a ruling regarding jurisdiction in the Probate Court Case 2015 ADV 207281. The Probate Court issued an Order asserting jurisdiction on the settlement agreement on April 25, 2018.

On November 27, 2018, Probate Court issued an Order granting Plaintiffs' Motion to Enforce the Settlement Agreement. The Court also found that the documents purporting to have transferred Dolores Gross' 20% interest in the Beachcliff Place Mortgaged Property were null and void. This Probate Court Entry has been appealed by Jonathan Gross in Court of Appeals Case Nos. CA-18-108025.

(17) Insurance	Staples Headquarters (Loan No. 6)

To the extent that, with respect to the Mortgaged Property (i) the sole tenant, Staples, Inc. (“Staples”) maintains, either through a program of self-insurance (but only to the extent Staples, or any guarantor under the Staples lease, maintains a rating of “A-” or better by S&P) or third-party insurance, all or a portion of the coverages required under the related Loan Combination agreement, and the Staples lease will remain in full force and effect following a casualty and requires Staples to restore the Mortgaged Property at its sole cost and expense without rent abatement, the Mortgagor will not be required to maintain the insurance maintained by Staples, but will be required to maintain any insurance required by the related Loan Combination agreement and not maintained by Staples (which may be maintained as “excess and contingent” coverage to the extent Staples maintains a portion of such coverage).

In addition, the related Loan Combination documents provide that the terms of any unaffiliated triple net lease (which includes the Staples lease if Staples has not been downgraded two or more notches, is not dark in more than 30% of its space, and no event of default is continuing) will override the provisions of the Loan Combination documents with respect to a casualty (other than REMIC related requirements), including provisions relating to application, holding and disbursement of insurance proceeds. The Staples lease provides for the lender to hold insurance proceeds in excess of $1,000,000; however, a successor lease, if any, may not so provide.

(17) Insurance	CBM Portfolio (Loan No. 5)

As of the origination date, insurance for the Mortgaged Properties was covered under the insurance program of Marriott Management Corporation, the manager of the Mortgaged Properties (for the purposes of this paragraph, the “Manager”),

E-1B-13

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

pursuant the management agreement between the Mortgagors and the Manager and a subordination, non-disturbance and attornment agreement among the Mortgagors, the lender and the Manager (for the purposes of this paragraph, the “Courtyard Insurance Requirements”).  In the event that the lender determines, at any time, that the Courtyard Insurance Requirements are not in compliance with any of the insurance requirements set forth in the insurance sections of the Mortgage Loan Documents, or that the Manager is not maintaining insurance for the Mortgaged Properties in accordance with the Courtyard Insurance Requirements, the lender shall have the right to require the Mortgagors to procure, at their sole cost and expense, additional and/or replacement insurance coverage for the Mortgaged Properties such that the new or replacement insurance coverage (when combined with the insurance, if any, procured by the Manager under its insurance program) satisfies all insurance requirements set forth in the insurance sections of the Mortgage Loan Documents with respect to the Mortgaged Properties.

(17) Insurance	CBM Portfolio (Loan No. 5)	The restoration threshold for any casualty is $1,000,000.
(25) Local Law Compliance	CBM Portfolio (Loan No. 5)

The Mortgaged Property identified as Courtyard San Jose Cupertino is the subject of a fire and life safety violation precluding occupancy of Rooms 109, 126, 141, 221, 226, 256, 257, 318, 328 and 352 until fire alarm upgrades for the hearing impaired are performed. The Mortgage Loan Documents require the Mortgagors, within 150 days following the origination date, to complete the required fire alarm upgrade, take such other action necessary to cure the violation and cause a temporary certificate of occupancy to be issued with respect to the affected rooms or provide such other documentation as may available and reasonably acceptable to the lender to demonstrate that the violation has been cured and the applicable rooms may be occupied by hotel guests.

The following Mortgaged Properties are deficient in the number of parking spaces required by applicable zoning ordinances by the number of spaces indicated below: (a) Courtyard Denver Tech Center: 4 parking spaces; (b) Courtyard Boston Andover: 14 parking spaces; (c) Courtyard Dallas Plano Parkway: 3 parking spaces; and (4) Courtyard San Jose Cupertino: 2 parking spaces. The Mortgage Loan Documents require the Mortgagors, on or prior to December 31, 2021 (or promptly following receipt of any notice of zoning violation from any governmental authority), to restripe the parking areas and/or take such other action necessary to increase the number of parking spaces at such Mortgaged Properties to no less than the number of parking spaces that are required under applicable zoning ordinances.

The Mortgaged Property identified as Courtyard Rye has an open permit violation that is a zoning and building code violation. Within 150 days after the origination date, the related Mortgagor

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

is required to cause the open permit to be closed and take such other action necessary to cure the violation.

The Mortgaged Properties identified as Courtyard Memphis Airport, Courtyard Poughkeepsie, and Courtyard St. Louis Westport Plaza are legal non-conforming uses with respect to their operation as hotels. The Mortgage Loan Documents require the Mortgagors not to cease, discontinue or abandon the current hotel operations at any such Mortgaged Property in any manner that would result in the related Mortgagor no longer being permitted under applicable legal requirements (including any applicable zoning laws and ordinances) to operate the existing hotel at such Mortgaged Property.

(25) Local Law Compliance	St. Louis Industrial Portfolio (Loan No. 34)	Certain tenants at the 11477-11493 Page Service Dr. Mortgaged Property have a conditional use permit to operate for their specific use. Such tenants can continue to operate for such use after a casualty or condemnation so long as they resume operations within 1 year, and otherwise may not continue to operate.
(26) Licenses and Permits	1633 Broadway (Loan No. 2)	Special Permit (Case 72-99 BZ) expired on January 11, 2020; however, such permit (which permits the use as a physical culture establishment) is related solely to the Equinox space. Equinox is required under its lease to renew such permit.
(26) Licenses and Permits	CBM Portfolio (Loan No. 5)	With respect to the Mortgaged Property identified as Courtyard Rye, all exceptions to Representation 25 are also exceptions to this Representation 26.
(26) Licenses and Permits	243 West 54th Street (Loan No. 38)

The Mortgaged Property is subject to New York City Department of Buildings, Environmental Control Board, Fire Department and sidewalk violations and New York State Division and Community renewal violations, including but not limited to violations relating to a multifamily tenant renting their apartment for short term stay in violation of law. The Mortgage Loan documents require the Mortgagor to use commercially reasonable efforts to remove the violations within 180 days of the origination date, provided, however, that if, as of the end of such one 180 day period, Mortgagor has not completed, or caused to be completed, all of the repairs and work needed to remediate the violations (“Violations Work”) and removed, or caused to be removed, all of the violations, then so long as (x) prior to the expiration of such one hundred 180 day period, the Mortgagor shall have commenced and used diligent, commercially reasonable efforts to complete all of the Violations Work and remove all of the violations and (y) from and after the expiration of such one 180 day period, the Mortgagor continues to use diligent, commercially reasonable efforts (as determined by the lender) to complete, or cause to be completed, all of the Violations Work and to remove, or cause to be removed, all of the violations as aforesaid (and, from time to time upon the lender’s reasonable written request, delivers to the lender updates regarding the status and progress thereof), then the 180 day deadline will be extended for such

E-1B-15

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
additional period of time as is reasonably required for Mortgagor to complete, or cause to be completed, all of the Violations Work, and remove, or cause to be removed, all of the violations.
(27) (Recourse Obligations)	1633 Broadway (Loan No. 2)	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Loan Combination.
(27) (Recourse Obligations)	Southcenter Mall (Loan No. 3)	The obligations of the non-recourse carveout guarantor with respect to voluntary bankruptcy events are capped at 20% of the outstanding principal balance of the related Loan Combination as of the date of the applicable bankruptcy event.
(27) (Recourse Obligations)	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) (Mortgage Releases)	Southcenter Mall (Loan No. 3)	The Mortgagor is permitted to obtain the release of (1) that certain parcel designated on Schedule III-A of the Loan Agreement (the “Firestone Parcel”), (2) that certain parcel designated on Schedule III-B of the Loan Agreement (the “Post Office Parcel”) and (3) any other unimproved (or improved solely with surface parking, landscaping, hardscaping and/or utilities that do not serve the remaining Mortgaged Property or are readily relocatable), non-income producing, non-material portions of the Property (an “Immaterial Parcel”; and together with the Firestone Parcel and the Post Office Parcel, individually or collectively as the context may require, a “Release Parcel”) and any unowned improvements located thereon from the lien of the Mortgage. The Mortgagor is not required to defease or, subject to certain REMIC requirements, prepay the Mortgage Loan in connection with such release, except that the Mortgagor is required to prepay an amount equal to $1,275,000 with respect to the Post Office Parcel, together with yield maintenance, if prior to the open prepayment date. The value of the Release Parcels was not excluded from the appraised value of the Mortgaged Property.
(28) Mortgage Releases	CBM Portfolio (Loan No. 5)	The release price for each of the Courtyard Philadelphia Devon and Courtyard Charlotte South Park Mortgaged Properties are 62.5% of the “as is” appraised value of such Mortgaged Property.
(28) Mortgage Releases	CBM Portfolio (Loan No. 5)	With respect to the Mortgaged Property identified as Courtyard Fort Lauderdale Plantation, all exceptions to Representation 6 are also exceptions to this Representation 28.
(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(32) Single-Purpose Entity	CBM Portfolio (Loan No. 5)	Notwithstanding that the organizational documents of the Mortgagor provide that the purpose of the Mortgagor is solely to own and operate the Mortgaged Properties, the Mortgagor was

E-1B-16

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
originally formed and organized to own and operate not only the Mortgaged Properties but also a number of other hotel properties, which other properties were sold or otherwise transferred by the Mortgagors prior to the origination date of the Mortgage Loan.
(33) Defeasance	CBM Portfolio (Loan No. 5)	The release price for each of the Courtyard Philadelphia Devon and Courtyard Charlotte South Park Mortgaged Properties are 62.5% of the “as is” appraised value of such Mortgaged Property. In addition, lender and servicing fees in connection with a defeasance are capped at $7,500.
(35) Ground Leases	Southcenter Mall (Loan No. 3)

A portion of the Mortgaged Property consisting of a parcel of land that contains 1400 parking spaces but is otherwise unimproved (the “Parking Area Parcel”) is sub-ground leased by Macy’s West Stores, Inc. to the Mortgagor (the “Parking Area Sublease”). With respect to the Parking Area Sublease, the following exceptions apply:

(35)(c): The term of the Parking Area Sublease expires June 30, 2045, which is less than 20 years after the maturity date of the Mortgage Loan.

(35)(g): The lender is entitled to receive notice of default, but the Parking Area Sublease does not provide that notice of default is not effective against the Mortgagor until such notice is given to the lender.

(35)(i): The Mortgagor, as subtenant, is not permitted to assign or demise or sublet any interest in the Parking Area Parcel without sublandlord’s consent.

(35)(j): The Parking Area Sublease does not contain such provisions.

(35)(k): The Parking Area Sublease does not contain such provisions.

(35)(l): The Parking Area Sublease does not contain a new lease provision.

(35) Ground Leases	CBM Portfolio (Loan No. 5)

(35)(a): The Second Amendment to the Ground Lease for the Courtyard Philadelphia Devon, dated June 29, 1990, is not recorded and is not the subject of a recorded memorandum or other recorded document.

(35)(c): With respect to the Mortgaged Property identified as Courtyard Fresno, the ground lease expires on June 30, 2054, provided that a renovation of the hotel as contemplated in the ground lease is completed on or before December 31, 2021 (the “Outside Date”). If renovation of the hotel as contemplated in the ground lease is not completed on or before the Outside Date, subject to the Lender’s and the Trustee’s rights under to complete the renovation of the hotel, the term of the Ground Lease will expire on June 30, 2024. The ground lessor under the ground lease agreed that if the Mortgagor does not complete the renovation of the hotel by the Outside Date, the ground lessor will provide the Lender and the Trustee written notice

E-1B-17

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

within ten (10) business days following the Outside Date that the renovation of the hotel is not complete, the ground lessor will permit the Lender or Trustee (or its respective designee or nominee) to complete the renovation of the hotel, and, provided that the renovation of the hotel is completed by December 31, 2023, the term of the Lease will expire June 30, 2054.

(35)(j): With respect to the Mortgaged Property identified as Courtyard Philadelphia Devon, the ground lease expires on December 31, 2028. No portion of the principal balance of the Loan Combination was allocated to such Mortgaged Property and, in connection with a partial release, the release price is the stated amount of $9,375,000, which is equal to approximately 62.5% of the related as-is appraised value at origination of the Loan Combination.

With respect to the Mortgaged Property identified as Courtyard Tampa Westshore, the ground lease provides that any related insurance proceed and condemnation awards are held and disbursed by the lessor under the related ground lease. In addition, if the Mortgagor under the related ground lease fails to timely commence, or complete, restoration, the ground lessor may retain the proceeds as additional security until the restoration is complete, and the ground lessor additionally has a termination option in such circumstance.

(35)(l): With respect to the Mortgaged Properties identified as Courtyard San Jose Cupertino, Courtyard Charlotte South Park and Courtyard Philadelphia Devon, the ground lease only provides a requirement to enter into a new lease on similar terms upon termination of the ground lease as a result of a default by the related Mortgagor under the related ground lease, but lacks a requirement to enter into a new lease on similar terms upon termination of the ground lease because of a rejection of such ground lease in a bankruptcy proceeding.

(41) Environmental Conditions	CBM Portfolio (Loan No. 5)	With respect to the Mortgaged Property identified as Courtyard Portland Beaverton, groundwater contamination in the area adjacent to the Mortgaged Property was discovered in 1999 originating from a former Tyco manufacturing facility. As part of the remediation efforts, two groundwater monitoring wells were installed at the Mortgaged Property, which are sampled on an annual basis by the Oregon Department of Environmental Quality (“ODEC”). Based on the most recent samples taken by ODEC as of the ESA, trichloroethylene levels were detected to be slightly above the related action level of 5.0 micrograms per liter. Based on the information provided by ODEQ and review of the most recent sampling report, the identified groundwater contamination represents a recognized environmental condition. The condition set forth in clause (ii) of the Representation is not satisfied.

E-1B-18

ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way,

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easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

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(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.

(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance

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Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance

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on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan

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may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and control heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Loan Combination, as applicable) and as of the Cut-off Date, other than those

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which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage

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Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Loan Combination) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Loan Combination).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

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(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due,

E-2A-10

including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage

E-2A-11

Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

E-2A-12

(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.

(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Loan Combination, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution

E-2A-13

of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.

(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

E-2A-14

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
4	Superior Storage Portfolio

E-2A-16

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	1633 Broadway
4	Superior Storage Portfolio
9	The Shoppes at Blackstone Valley

E-2A-17

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-2A-18

ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Goldman Sachs Mortgage Company)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	2000 Composite Drive (Loan No. 36)	The Amazon.com Services, Inc. tenant has a right of first refusal (“ROFR”) and ROFO to purchase the Mortgaged Property in the event that the Mortgagor intends to sell the Mortgaged Property. The ROFR and ROFO do not apply in the event of a foreclosure, deed in lieu of foreclosure or a subsequent transfer.
(5) Lien; Valid Assignment	Midland Atlantic Portfolio (Loan No. 19)	For the Valleydale Marketplace Mortgaged Property, the Walmart tenant has a ROFR to purchase some or all of such Mortgaged Property upon the Mortgagor’s election to sell a portion of the leased premises. The ROFR does not apply in the event of a foreclosure or deed in lieu of foreclosure.
(5) Lien; Valid Assignment	240 West Chapman Avenue (Loan No. 41)	The Mortgaged Property is subject to two recorded documents, which grant to the neighboring property owner, 234 West Chapman, LLC (the "234 Owner") a ROFR to purchase a portion of the Mortgaged Property (containing approximately half of the total area of the Mortgaged Property, including the parking lot) in the event that the Mortgagor or a subsequent owner wishes to sell the Mortgaged Property. The ROFR does not apply in the event of a foreclosure, deed in lieu of foreclosure or a subsequent transfer.
(6) Permitted Liens; Title Insurance	The Shoppes at Blackstone Valley (Loan No. 9)	The Title Policy does not contain clause (e) for the Target ground lease because the Target ground lease contains a ROFR in the event that the Mortgagor sells its fee interest in the portion of the Mortgaged Property covered by the Target ground lease (but not if the Mortgagor sells any more or any less than such portion).
(6) Permitted Liens; Title Insurance	2000 Composite Drive (Loan No. 36)	See exception to Representation and Warranty #5 above.
(6) Permitted Liens; Title Insurance	Midland Atlantic Portfolio (Loan No. 19)	See exception to Representation and Warranty #5 above.
(6) Permitted Liens; Title Insurance	240 West Chapman Avenue (Loan No. 41)	See exception to Representation and Warranty #5 above.

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(8) Assignment of Leases and Rents	90 North Campus (Loan No. 15)	The Mortgage Loan was closed with Shari’ah compliant Mortgage Loan documentation. The Mortgagor leases the entire Mortgaged Property to a single-purpose master lessee (the “Master Tenant”). The Master Tenant operates the Mortgaged Property in accordance with the terms of a master lease. The Master Tenant in turn sub-leases the Mortgaged Property to an operating company (the “Operating Company”), which in turn leases the Mortgaged Property to the end-user tenant. The Operating Company operates the Mortgaged Property in accordance with the terms of the sub-lease. The master lease and the sub-lease are subordinate to the Mortgage Loan Documents. The Operating Company entered into an Assignment of Leases and Returns with respect to the Mortgaged Property in favor of the Master Tenant, which document collaterally assigns the rights to collect such rents (upon a default under the sub-lease) to the Master Tenant. The Master Tenant in turn entered into an Assignment of Leases and Rents with respect to the Mortgaged Property in favor of the Mortgagor, which document collaterally assigns the rights to collect such rents (upon a default under the master lease) to the Mortgagor. The Mortgagor then collaterally assigned this document to the Mortgagee as security for the Mortgage Loan.
(16) Insurance	650 Madison Avenue (Loan No. 1)	The mortgagor is only required to obtain flood insurance to the extent the same is commercially available.
(16) Insurance	Property Commerce Portfolio (Loan No. 16)	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is the greater of (i) 5% of the original allocated loan amount of the affected Mortgaged Property and (ii) $250,000.
(17) Access; Utilities; Separate Tax Lots	2000 Composite Drive (Loan No. 36)	The Mortgaged Property currently constitutes a part of one or more tax lots on a shared basis with other real property that is not collateral for the Mortgage Loan.
(25) Licenses and Permits	1633 Broadway (Loan No. 2)	Special Permit (Case 72-99 BZ) expires on January 11, 2020; however, such permit is related solely to the Equinox space. Equinox is required under its lease to renew such permit.
(26) Recourse Obligations	1633 Broadway (Loan No. 2)

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Loan Combination.

The mortgagor’s liability with respect to voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents (other than any voluntary transfer of fee title to all or any portion of the Mortgaged Property or of direct or indirect equity interests resulting in a change of control in the Mortgagor) is limited to losses.

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	650 Madison Avenue (Loan No. 1)

The liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the loan), in each case plus costs and expenses related to enforcement. The two guarantors are severally liable, rather than jointly and severally liable, under the guaranty.

The mortgage loan becomes fully recourse in the event that the mortgagor consents to or files a voluntary petition under the bankruptcy code but such recourse does not include a voluntary petition for “dissolution or liquidation”.

The loss carveout with respect to misappropriation of rents and security deposits is limited to intentional misappropriation of rents and security deposits. The loss carveout with respect to insurance proceeds or condemnation awards is limited to the intentional misapplication, rather than misappropriation, of insurance proceeds or condemnation awards. The loss carveout with respect to fraud is limited to fraudulent acts. The loss carveout for material physical waste is limited to material physical waste by reason of the mortgagor’s intentional physical destruction of the Mortgaged Property or any portion thereof (other than in connection with any alteration undertaken by mortgagor in good faith in accordance with the terms of the Mortgage Loan documents).

(26) Recourse Obligations	90 North Campus (Loan No. 15)	The Mortgagee’s recourse against the mortgagor and the guarantor with respect to a breach of environmental covenants is not effective to the extent that the environmental insurance policy required by the Mortgage Loan documents is in effect.
(30) Due on Sale or Encumbrance	650 Madison Avenue (Loan No. 1)

Certain transfers are permitted without the Mortgagee’s consent, including: (a) any pledge of direct or indirect equity interests in and/or right to distributions from, Vornado Realty L.P. (“VRLP”), Vornado Realty Trust (“VRT”), any Multi-Asset Person, or any of their direct or indirect equity holders or affiliates (other than the mortgagor) to secure a loan to any such person that is secured by all or a substantial portion of any such person’s assets or (b) the transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of the mortgagor, in either case, whose securities are publicly traded on a national exchange (including VRLP’s and VRT’s securities) (regardless of whether such transfer or issuance is of publicly traded securities or interests), (ii) any person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person; provided, that, after such transfer or issuance, VRLP, VRT, any entity Controlled by OMERS Administration Corporation and/or eligible qualified owners will continue to control the Mortgagor.

“Multi-Asset Person” shall mean a person in respect of which the net operating income from the property (or such portion thereof allocable to such person) is less than 50% of such person’s aggregate gross income.

(31) Single-Purpose Entity	Superior Storage Portfolio (Loan No. 4)	So long as no event of default has occurred, each Mortgagor may utilize the funds generated from the various Mortgaged Properties to pay its various liabilities.

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity	White Oak Crossing (Loan No. 13) 1025-1075 Brokaw Road (Loan No. 12)	So long as no event of default has occurred, Mortgagor may use the property manager’s trust account as the Mortgagor’s operating account.
(31) Single-Purpose Entity	Worthington Crossing One (Loan No. 25) Midland Atlantic Portfolio (Loan No. 19)	The Mortgagor previously owned real property other than the Mortgaged Property.
(33) Defeasance	650 Madison Avenue (Loan No. 1)	The Mortgage Loan documents do not provide that the mortgagor may only pledge United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) and rather require securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all rating agencies.

E-2B-4

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
3/15/2020	$39,232,000.00	3/15/2025	$38,506,216.68
4/15/2020	$39,232,000.00	4/15/2025	$37,902,487.72
5/15/2020	$39,232,000.00	5/15/2025	$37,255,691.16
6/15/2020	$39,232,000.00	6/15/2025	$36,647,658.08
7/15/2020	$39,232,000.00	7/15/2025	$35,996,681.82
8/15/2020	$39,232,000.00	8/15/2025	$35,384,315.26
9/15/2020	$39,232,000.00	9/15/2025	$34,769,841.64
10/15/2020	$39,232,000.00	10/15/2025	$34,112,611.03
11/15/2020	$39,232,000.00	11/15/2025	$33,493,760.00
12/15/2020	$39,232,000.00	12/15/2025	$32,832,278.50
1/15/2021	$39,232,000.00	1/15/2026	$32,209,020.17
2/15/2021	$39,232,000.00	2/15/2026	$31,583,617.08
3/15/2021	$39,232,000.00	3/15/2026	$30,835,195.20
4/15/2021	$39,232,000.00	4/15/2026	$30,205,059.70
5/15/2021	$39,232,000.00	5/15/2026	$29,532,619.95
6/15/2021	$39,232,000.00	6/15/2026	$28,898,000.14
7/15/2021	$39,232,000.00	7/15/2026	$28,221,205.70
8/15/2021	$39,232,000.00	8/15/2026	$27,582,070.97
9/15/2021	$39,232,000.00	9/15/2026	$26,940,736.50
10/15/2021	$39,232,000.00	10/15/2026	$26,257,421.52
11/15/2021	$39,232,000.00	11/15/2026	$25,611,526.31
12/15/2021	$39,232,000.00	12/15/2026	$24,923,782.42
1/15/2022	$39,232,000.00	1/15/2027	$24,273,295.34
2/15/2022	$39,232,000.00	2/15/2027	$23,620,569.23
3/15/2022	$39,232,000.00	3/15/2027	$22,847,383.03
4/15/2022	$39,232,000.00	4/15/2027	$22,189,744.15
5/15/2022	$39,232,000.00	5/15/2027	$21,490,596.05
6/15/2022	$39,232,000.00	6/15/2027	$20,828,285.11
7/15/2022	$39,232,000.00	7/15/2027	$20,124,600.02
8/15/2022	$39,232,000.00	8/15/2027	$19,457,585.15
9/15/2022	$39,232,000.00	9/15/2027	$18,788,274.01
10/15/2022	$39,232,000.00	10/15/2027	$18,077,791.05
11/15/2022	$39,232,000.00	11/15/2027	$17,403,728.18
12/15/2022	$39,232,000.00	12/15/2027	$16,688,630.86
1/15/2023	$39,232,000.00	1/15/2028	$16,009,783.84
2/15/2023	$39,232,000.00	2/15/2028	$15,328,599.55
3/15/2023	$39,232,000.00	3/15/2028	$14,568,103.43
4/15/2023	$39,232,000.00	4/15/2028	$13,881,952.42
5/15/2023	$39,232,000.00	5/15/2028	$13,155,116.38
6/15/2023	$39,232,000.00	6/15/2028	$12,464,098.69
7/15/2023	$39,232,000.00	7/15/2028	$11,732,536.63
8/15/2023	$39,232,000.00	8/15/2028	$11,036,619.01
9/15/2023	$39,232,000.00	9/15/2028	$10,338,305.00
10/15/2023	$39,232,000.00	10/15/2028	$9,599,657.55
11/15/2023	$39,232,000.00	11/15/2028	$8,896,393.80
12/15/2023	$39,232,000.00	12/15/2028	$8,152,939.68
1/15/2024	$39,232,000.00	1/15/2029	$7,444,692.40
2/15/2024	$39,232,000.00	2/15/2029	$6,734,006.02
3/15/2024	$39,232,000.00	3/15/2029	$5,908,287.29
4/15/2024	$39,232,000.00	4/15/2029	$5,192,305.41
5/15/2024	$39,232,000.00	5/15/2029	$4,436,500.78
6/15/2024	$39,232,000.00	6/15/2029	$3,715,448.50
7/15/2024	$39,232,000.00	7/15/2029	$2,954,720.03
8/15/2024	$39,232,000.00	8/15/2029	$2,228,562.73
9/15/2024	$39,232,000.00	9/15/2029	$1,499,904.26
10/15/2024	$39,232,000.00	10/15/2029	$731,789.46
11/15/2024	$39,232,000.00	11/15/2029 and thereafter	$0.00
12/15/2024	$39,232,000.00
1/15/2025	$39,232,000.00
2/15/2025	$39,230,861.84

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

CERTIFICATE SUMMARY	3
Important Notice Regarding the Offered Certificates	11
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	11
Summary of Terms	19
Risk Factors	63
Description of the Mortgage Pool	155
Transaction Parties	263
Credit Risk Retention	312
Description of the Certificates	323
The Mortgage Loan Purchase Agreements	356
The Pooling and Servicing Agreement	366
Use of Proceeds	465
Yield, Prepayment and Maturity Considerations	465
Material Federal Income Tax Consequences	478
Certain State, Local and Other Tax Considerations	489
ERISA Considerations	490
Legal Investment	497
Certain Legal Aspects of the Mortgage Loans	498
Ratings	519
Plan of Distribution (Underwriter Conflicts of Interest)	521
Incorporation of Certain Information by Reference	522
Where You Can Find More Information	523
Financial Information	523
Legal Matters	523
Index of Certain Defined Terms	524

Annex A –	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B –	Significant Loan Summaries	B-1
Annex C –	Mortgage Pool Information	C-1
Annex D –	Form of Distribution Date Statement	D-1

Annex E-1A –	Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B –	Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A –	Sponsor Representations and Warranties (GSMC)	E-2A-1
Annex E-2B –	Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,053,718,000
(Approximate)

Citigroup Commercial Mortgage Trust
2020-GC46
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2020-GC46

Class A-1	$19,967,000
Class A-2	$80,787,000
Class A-4	$175,000,000
Class A-5	$506,855,000
Class A-AB	$39,232,000
Class X-A	$961,261,000
Class A-S	$139,420,000
Class B	$46,962,000
Class C	$45,495,000

PROSPECTUS

Citigroup

Goldman Sachs & Co. LLC

Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Academy Securities

Drexel Hamilton

Co-Managers

February 13, 2020